 Exhibit 4.1

EXECUTION VERSION

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.,
as Depositor

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as General Master Servicer

GREYSTONE SERVICING COMPANY LLC,
as General Special Servicer

NATIONAL COOPERATIVE BANK, N.A.,
as NCB Master Servicer and as NCB Special Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

and

PENTALPHA SURVEILLANCE LLC,
as Operating Advisor and as Asset Representations Reviewer

POOLING AND SERVICING AGREEMENT

Dated as of June 1, 2021

Commercial Mortgage Pass-Through Certificates
Series 2021-BNK34

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS		6

Section 1.01	Defined Terms	6
Section 1.02	Certain Calculations	146

ARTICLE II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES		147

Section 2.01	Conveyance of Mortgage Loans	147
Section 2.02	Acceptance by Trustee	154
Section 2.03	Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties	159
Section 2.04	Execution of Certificates; Issuance of Lower-Tier Regular Interests	176
Section 2.05	Creation of the Grantor Trust	177

ARTICLE III ADMINISTRATION AND SERVICING OF THE TRUST FUND		177

Section 3.01	Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties	177
Section 3.02	Collection of Mortgage Loan Payments	186
Section 3.03	Collection of Taxes, Assessments and Similar Items; Servicing Accounts	192
Section 3.04	The Collection Accounts, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the Retained Certificate Gain-on-Sale Reserve Account	197
Section 3.05	Permitted Withdrawals from the Collection Accounts, the Distribution Accounts and the Companion Distribution Account	205
Section 3.06	Investment of Funds in the Collection Account, REO Account and Loss of Value Reserve Fund	215
Section 3.07	Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage	217
Section 3.08	Enforcement of Due-on-Sale Clauses; Assumption Agreements	224
Section 3.09	Realization Upon Defaulted Loans and Companion Loans	230
Section 3.10	Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files	234
Section 3.11	Servicing Compensation	235
Section 3.12	Inspections; Collection of Financial Statements; Delivery of Reports	243
Section 3.13	Access to Certain Information	249
Section 3.14	Title to REO Property; REO Account	263
Section 3.15	Management of REO Property	265
Section 3.16	Sale of Defaulted Loans and REO Properties	267

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Section 3.17	Additional Obligations of Master Servicers and Special Servicers	274
Section 3.18	Modifications, Waivers, Amendments and Consents	277
Section 3.19	Transfer of Servicing Between the Master Servicers and the Special Servicers; Recordkeeping; Asset Status Report	291
Section 3.20	Sub-Servicing Agreements	298
Section 3.21	Interest Reserve Account	302
Section 3.22	Directing Certificateholder and Operating Advisor Contact with Master Servicers and Special Servicers	302
Section 3.23	Controlling Class Certificateholders, Directing Certificateholder and the Risk Retention Consultation Party; Certain Rights and Powers of Directing Certificateholder and the Risk Retention Consultation Party	302
Section 3.24	Intercreditor Agreements	307
Section 3.25	Rating Agency Confirmation	310
Section 3.26	The Operating Advisor	312
Section 3.27	Companion Paying Agent	320
Section 3.28	Serviced Companion Noteholder Register	321
Section 3.29	Certain Matters Relating to the Whole Loans	321
Section 3.30	Certain Matters with Respect to Joint Mortgage Loans	324
Section 3.31	[RESERVED]	328
Section 3.32	Litigation Control	329
Section 3.33	Delivery of Excluded Information to the Certificate Administrator	332

ARTICLE IV DISTRIBUTIONS TO CERTIFICATEHOLDERS		332

Section 4.01	Distributions of Available Funds	332
Section 4.02	Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney	347
Section 4.03	P&I Advances	354
Section 4.04	Allocation of Realized Losses	357
Section 4.05	Appraisal Reduction Amounts; Collateral Deficiency Amounts	359
Section 4.06	Grantor Trust Reporting	365
Section 4.07	Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool	366
Section 4.08	Secure Data Room	369

ARTICLE V THE CERTIFICATES		370

Section 5.01	The Certificates	370
Section 5.02	Form and Registration	371
Section 5.03	Registration of Transfer and Exchange of Certificates	374
Section 5.04	Mutilated, Destroyed, Lost or Stolen Certificates	384
Section 5.05	Persons Deemed Owners	384
Section 5.06	Access to List of Certificateholders’ Names and Addresses; Special Notices	384
Section 5.07	Maintenance of Office or Agency	386
Section 5.08	Appointment of Certificate Administrator	386
Section 5.09	[RESERVED]	386
Section 5.10	Voting Procedures	387
Section 5.11	Exchangeable Certificates	388

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ARTICLE VI THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING CERTIFICATEHOLDER AND THE RISK RETENTION CONSULTATION PARTY		390

Section 6.01	Representations, Warranties and Covenants of the Master Servicers, the Special Servicers, the Operating Advisor and the Asset Representations Reviewer	390
Section 6.02	Liability of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers and the Asset Representations Reviewer	397
Section 6.03	Merger, Consolidation or Conversion of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers or the Asset Representations Reviewer	397
Section 6.04	Limitation on Liability of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and Others	399
Section 6.05	Depositor, Master Servicers and Special Servicers Not to Resign	405
Section 6.06	Rights of the Depositor in Respect of the Master Servicers and the Special Servicers	406
Section 6.07	The Master Servicers and the Special Servicers as Certificate Owner	406
Section 6.08	The Directing Certificateholder and the Risk Retention Consultation Party	406
Section 6.09	Knowledge of Wells Fargo Bank, National Association	415

ARTICLE VII SERVICER TERMINATION EVENTS		415

Section 7.01	Servicer Termination Events; Master Servicers and Special Servicers Termination	415
Section 7.02	Trustee to Act; Appointment of Successor	424
Section 7.03	Notification to Certificateholders	426
Section 7.04	Waiver of Servicer Termination Events	426
Section 7.05	Trustee as Maker of Advances	427

ARTICLE VIII CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR		427

Section 8.01	Duties of the Trustee and the Certificate Administrator	427
Section 8.02	Certain Matters Affecting the Trustee and the Certificate Administrator	429
Section 8.03	Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans	431
Section 8.04	Trustee or Certificate Administrator May Own Certificates	432
Section 8.05	Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and Certificate Administrator	432
Section 8.06	Eligibility Requirements for Trustee and Certificate Administrator	433
Section 8.07	Resignation and Removal of the Trustee and Certificate Administrator	434
Section 8.08	Successor Trustee or Certificate Administrator	436
Section 8.09	Merger or Consolidation of Trustee or Certificate Administrator	437
Section 8.10	Appointment of Co-Trustee or Separate Trustee	437
Section 8.11	Appointment of Custodians	438

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-iv-

EXHIBITS

EXHIBIT A-1	Form of Certificate (Other than Class R and Class V Certificates)
EXHIBIT A-2	Form of Class R Certificate
EXHIBIT A-3	Form of Class V Certificate
EXHIBIT A-4	Form of RR Interest
EXHIBIT B	Mortgage Loan Schedule
EXHIBIT C	Form of Investment Representation Letter
EXHIBIT D-1	Form of Transferee Affidavit for Transfers of Class R Certificates
EXHIBIT D-2	Form of Transferor Letter for Transfers of Class R Certificates
EXHIBIT D-3	Form of Transferee Certificate for Transfers of RR Interest
EXHIBIT D-4	Form of Transferor Certificate for Transfers of RR Interest
EXHIBIT E	Form of Request for Release
EXHIBIT F-1	Form of ERISA Representation Letter Regarding ERISA Restricted Certificates
EXHIBIT F-2	Form of ERISA Representation Letter Regarding Class R Certificates and Class V Certificates
EXHIBIT G	Form of Distribution Date Statement
EXHIBIT H	Form of Omnibus Assignment
EXHIBIT I	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate during Restricted Period
EXHIBIT J	Form of Transfer Certificate for Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
EXHIBIT K	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate during Restricted Period
EXHIBIT L	Form of Transfer Certificate for Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate after Restricted Period
EXHIBIT M	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Book-Entry Certificate
EXHIBIT N	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Book-Entry Certificate
EXHIBIT O	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Book-Entry Certificate

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EXHIBIT P-1A	Form of Investor Certification for Non-Borrower Party and/or the Risk Retention Consultation Party (for Persons other than the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1B	Form of Investor Certification for Non-Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1C	Form of Investor Certification for Borrower Party (for Persons other than the Directing Certificateholder, the Risk Retention Consultation Party and/or a Controlling Class Certificateholder)
EXHIBIT P-1D	Form of Investor Certification for Borrower Party (for the Directing Certificateholder and/or a Controlling Class Certificateholder)
EXHIBIT P-1E	Form of Notice of Excluded Controlling Class Holder
EXHIBIT P-1F	Form of Notice of [Excluded Loan][Excluded Controlling Class Holder] to Certificate Administrator
EXHIBIT P-1G	Form of Certification of the Directing Certificateholder
EXHIBIT P-1H	Form of Certification of the Risk Retention Consultation Party
EXHIBIT P-2	Form of Certification for NRSROs
EXHIBIT P-3	Online Market Data Provider Certification
EXHIBIT Q	Custodian Certification/Exception Report
EXHIBIT R-1	Form of Power of Attorney by Trustee for Master Servicer
EXHIBIT R-2	Form of Power of Attorney by Trustee for Special Servicer
EXHIBIT S	Initial Serviced Companion Noteholders
EXHIBIT T	Form of Notice for Non-Serviced Mortgage Loan
EXHIBIT U	Form of Notice and Certification Regarding Defeasance of Mortgage Loan
EXHIBIT V	Form of Operating Advisor Annual Report
EXHIBIT W	Form of Notice from Operating Advisor Recommending Replacement of the [General][NCB] Special Servicer
EXHIBIT X	Form of Confidentiality Agreement
EXHIBIT Y	Form Certification to be Provided with Form 10-K
EXHIBIT Z-1	Form of Certification to be Provided to Depositor by Certificate Administrator
EXHIBIT Z-2	Form of Certification to be Provided to Depositor by Master Servicer
EXHIBIT Z-3	Form of Certification to be Provided to Depositor by Special Servicer
EXHIBIT Z-4	Form of Certification to be Provided to Depositor by Trustee
EXHIBIT Z-5	Form of Certification to be Provided to Depositor by Operating Advisor
EXHIBIT Z-6	Form of Certification to be Provided to Depositor by Custodian
EXHIBIT Z-7	Form of Certification to be Provided to Depositor by Asset Representations Reviewer
EXHIBIT AA	Servicing Criteria to be Addressed in Assessment of Compliance
EXHIBIT BB	Additional Form 10-D Disclosure
EXHIBIT CC	Additional Form 10-K Disclosure
EXHIBIT DD	Form 8-K Disclosure Information
EXHIBIT EE	Additional Disclosure Notification
EXHIBIT FF	Initial Sub-Servicers
EXHIBIT GG	Servicing Function Participants
EXHIBIT HH	Form of Annual Compliance Statement
EXHIBIT II	Form of Report on Assessment of Compliance with Servicing Criteria
EXHIBIT JJ	CREFC® Payment Information

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EXHIBIT KK	Form of Notice of Additional Indebtedness Notification
EXHIBIT LL	[Reserved]
EXHIBIT MM	Additional Disclosure Notification (Accounts)
EXHIBIT NN	Form of Notice of Purchase of Controlling Class Certificate
EXHIBIT OO	Form of Asset Review Report by the Asset Representations Reviewer
EXHIBIT PP	Form of Asset Review Report Summary
EXHIBIT QQ	Asset Review Procedures
EXHIBIT RR	Form of Certification to Certificate Administrator Requesting Access to Secure Data Room
EXHIBIT SS	Form of Notice of [Additional Delinquent Loan][Cessation of Delinquent Loan][Cessation of Asset Review Trigger]
EXHIBIT TT	Form of Intercreditor Agreement and Subordination Agreement for NCB Co-op Mortgage Loans
EXHIBIT UU	Form of Certificate Administrator Receipt in respect of the RR Interest
EXHIBIT VV	Form of Exchange Letter

SCHEDULES

SCHEDULE 1	Mortgage Loans With Additional Debt
SCHEDULE 2	Class A-SB Planned Principal Balance Schedule
SCHEDULE 3	Designated Escrows and Reserves (other than with respect to NCB Co-op Mortgage Loans)

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This Pooling and Servicing Agreement is dated and effective as of June 1, 2021, among Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

PRELIMINARY STATEMENT:

The Depositor intends to sell commercial mortgage pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple classes (each, a “Class”), which in the aggregate will evidence the entire beneficial ownership interest in the Trust to be created hereunder, the primary assets of which will be a pool of commercial mortgage loans. As provided herein, the Certificate Administrator shall elect or shall cause an election to be made to treat designated portions of the Trust (exclusive of the Excess Interest and the proceeds thereof in the Excess Interest Distribution Account) for federal income tax purposes as two separate real estate mortgage investment conduits (the “Upper-Tier REMIC” and the “Lower-Tier REMIC”, and each a “Trust REMIC” as described herein).

In addition, the parties intend that the portion of the Trust Fund consisting of the Grantor Trust Designated Portions shall be classified as an “investment trust” under section 301.7701-4(c) of the Treasury Regulations and that the holders of the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates, the Class C Exchangeable Certificates, the Class V Certificates and the holders of the RR Interest shall be treated as holding undivided beneficial ownership interests in the corresponding Grantor Trust Designated Portion, under subpart E, part I of subchapter J of the Code (such arrangement, the “Grantor Trust”). The Certificate Administrator shall take all actions expressly required hereunder to ensure that the Grantor Trust remains classified as a trust and that the holders of the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates, the Class C Exchangeable Certificates, the Class V Certificates and the RR Interest continue to be the owners of their Grantor Trust Designated Portions for federal income tax purposes. The Grantor Trust shall not be treated as part of either Trust REMIC.

The REMIC structure set forth in this Preliminary Statement is intended to cause all of the cash flow from the Mortgage Loans to flow through to the Upper-Tier REMIC as cash flow on the Regular Certificates and the Exchangeable Upper-Tier Regular Interests, without creating any shortfall, actual or potential (other than for credit losses), to any REMIC regular interest issued hereunder. To the extent that any party hereto believes the structure to diverge from such intention (without implying any duty of any such party to identify any such ambiguity), the party or parties identifying the subject defect or ambiguity in this Agreement shall notify the other parties hereto, whereupon the Depositor and the Certificate Administrator shall use commercially reasonable efforts to rectify or resolve the subject defect or ambiguity to accomplish the intended result without Certificateholder approval (but with guidance of counsel), including, to the extent necessary, making any amendments in accordance with Section 13.01(a) of this Agreement, but subject to any conditions in Section 13.01. The other parties hereto agree to reasonably cooperate with the Depositor and the Certificate Administrator in connection with any amendment to this Agreement in furtherance of the foregoing.

The Depositor intends to sell the Certificates to the Underwriters and the Initial Purchasers.

LOWER-TIER REMIC

The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of Excess Interest) and will issue the Class LA1, Class LA2, Class LA3, Class LASB, Class LA4, Class LA5, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH and LRR Uncertificated Interests (the “Lower-Tier Regular Interests”), which will evidence the “regular interests” in the Lower-Tier REMIC created hereunder. The Lower-Tier REMIC will also issue the uncertificated Class LR Interest, which is the sole Class of “residual interests” in the Lower-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

The following table sets forth the Original Lower-Tier Principal Amounts and per annum rates of interest for the Lower-Tier Regular Interests and the Class LR Interest:

Class Designation	Interest Rate	Original Lower-Tier Principal Amount
Class LA1	(1)	$4,820,000
Class LA2	(1)	$66,608,000
Class LA3	(1)	$8,695,000
Class LASB	(1)	$7,221,000
Class LA4	(1)	$167,000,000
Class LA5	(1)	$432,830,000
Class LAS	(1)	$68,718,000
Class LB	(1)	$65,036,000
Class LC	(1)	$38,040,000
Class LD	(1)	$28,223,000
Class LE	(1)	$24,542,000
Class LF	(1)	$26,996,000
Class LG	(1)	$11,044,000
Class LH	(1)	$31,905,362
Class LR	None(2)	None
LRR	(1)	$51,667,282.25

(1)	The interest rate for each Class of Lower-Tier Regular Interests on any Distribution Date will be the Weighted Average Net Mortgage Rate for such Distribution Date.

(2)	The Class LR Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or a Notional Amount, will not bear interest and will not be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Lower-Tier REMIC Distribution Account after distributing the Lower-Tier Distribution Amount will be deemed distributed to the Class LR Interest and shall be payable to the Holders of the Class R Certificates.

UPPER-TIER REMIC

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue the Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G and Class H Certificates, the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1, Class A-5-X2, Class A-S, Class A-S-

X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Upper-Tier Regular Interests, each of which will represent a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC provisions (the “Exchangeable Upper-Tier Regular Interests”) and the RR Interest (exclusive of the portion of the RR Interest representing an interest in the Grantor Trust), each of which will represent a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions. Other than with respect to the RR Interest, each regular interest that is represented by a Regular Certificate or an Exchangeable Upper-Tier Regular Interest will have the same alphanumeric designation and initial pass-through rate, principal balance and entitlements as such Regular Certificate or Exchangeable Upper-Tier Regular Interest, as described below under the caption “The Regular Certificates, Exchangeable Upper-Tier Regular Interests and Class UR Interest.” The Upper-Tier REMIC also will issue the uncertificated Class UR Interest, which is the sole Class of “residual interests” in the Upper-Tier REMIC for purposes of the REMIC Provisions and is represented by the Class R Certificates.

THE REGULAR CERTIFICATES, EXCHANGEABLE UPPER-TIER REGULAR INTERESTS AND CLASS UR INTEREST

The following table (and related paragraphs) sets forth the designation, the approximate initial pass-through rate and the aggregate initial principal amount (the “Original Certificate Balance”) or Notional Amount (the “Original Notional Amount”), as applicable, for each Class of Regular Certificates, Exchangeable Upper-Tier Regular Interests and the Class UR Interest comprising the interests in the Upper-Tier REMIC created hereunder:

Designation of Regular Certificate, Exchangeable Upper-Tier Regular Interest and Class UR Interest	Initial Pass-Through Rate	Original Certificate Balance or Notional Amount
Class A-1	0.5710%	$4,820,000
Class A-2	1.9350%	$66,608,000
Class A-3	1.8070%	$8,695,000
Class A-SB	2.1870%	$7,221,000
Class A-4	1.1560%	$167,000,000
Class A-4-X1	0.5000%	$167,000,000	(2)
Class A-4-X2	0.5000%	$167,000,000	(2)
Class A-5	1.4380%	$432,830,000
Class A-5-X1	0.5000%	$432,830,000	(2)
Class A-5-X2	0.5000%	$432,830,000	(2)
Class X-A	0.9801%(1)	$687,174,000	(2)
Class X-B	0.5175%(1)	$171,794,000	(2)
Class X-D	0.7770%(1)	$52,765,000	(2)
Class X-F	1.0270%	$26,996,000	(2)
Class X-G	1.0270%	$11,044,000	(2)
Class X-H	1.0270%	$31,905,362	(2)
Class A-S	1.5720%	$68,718,000
Class A-S-X1	0.5000%	$68,718,000	(2)
Class A-S-X2	0.5000%	$68,718,000	(2)
Class B	1.7540%	$65,036,000
Class B-X1	0.5000%	$65,036,000	(2)
Class B-X2	0.5000%	$65,036,000	(2)

Designation of Regular Certificate, Exchangeable Upper-Tier Regular Interest and Class UR Interest	Initial Pass-Through Rate	Original Certificate Balance or Notional Amount
Class C	2.1080%	$38,040,000
Class C-X1	0.5000%	$38,040,000	(2)
Class C-X2	0.5000%	$38,040,000	(2)
Class D	2.5000%	$28,223,000
Class E	2.5000%	$24,542,000
Class F	2.2500%	$26,996,000
Class G	2.2500%	$11,044,000
Class H	2.2500%	$31,905,362
Class R	None(3)	N/A(3)
RR Interest	None(4)	$51,667,282.25

(1)	The Pass-Through Rate for the Class X-A, Class X-B and Class X-D Certificates will be calculated in accordance with the definition of “Class X-A Pass-Through Rate”, “Class X-B Pass-Through Rate” and “Class X-D Pass-Through Rate”, respectively.

(2)	None of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates or the Class A-4-X1, Class A-4-X2, Class A-5-X1, Class A-5-X2, Class A-S-X1, Class A-S-X2, Class B-X1, Class B-X2, Class C-X1 or Class C-X2 Upper-Tier Regular Interests will have a Certificate Balance or be entitled to distributions of principal; rather, such Classes will accrue interest as provided herein on the Notional Amount thereof.

(3)	Neither the Class R nor the Class V Certificates will have a Certificate Balance or Notional Amount, bear interest or be entitled to distributions of Prepayment Premiums or Yield Maintenance Charges. Any Aggregate Available Funds remaining in the Upper-Tier REMIC Distribution Account, after all required distributions under this Agreement have been made to each Class of Regular Certificates will be deemed distributed to the Class UR Interest and shall be payable to the Holders of the Class R Certificates.

(4)	The RR Interest will be entitled to interest on any Distribution Date equal to the Retained Certificate Interest Distribution Amount. It will also be entitled to amounts described below under the caption “The Grantor Trust”.

The foregoing structure is intended to cause all of the cash from the Mortgage Loans to flow through to the Upper-Tier REMIC (exclusive of Excess Interest) as cash flow on the Regular Certificates and the Exchangeable Upper-Tier Regular Interests, without creating any shortfall, actual or potential (other than for credit losses), to any REMIC regular interests. To the extent that the structure is believed to diverge from such intention, the parties identifying such ambiguity shall notify the other parties hereto and the parties involved will resolve such ambiguities to accomplish the intended result and will to the extent necessary rectify any drafting errors or seek clarification to the structure without Certificateholder approval (but with guidance of counsel) to accomplish such intention, including, to the extent necessary, making any amendments in accordance with Section 13.01 of this Agreement.

THE GRANTOR TRUST

The following table sets forth each Class of Certificates that represents an undivided beneficial interest in the corresponding portion of the Grantor Trust (each such portion, a “Grantor Trust Designated Portion”).

Class of Certificates	Corresponding Grantor Trust Designated Portion
Each Class of Exchangeable Certificates	The related Exchangeable Class Specific Grantor Trust Assets
Class V Certificates	Class V Specific Grantor Trust Assets
RR Interest	RR Interest Specific Grantor Trust Assets

As provided herein, the Certificate Administrator shall not take any actions that would (i) cause the Grantor Trust not to be classified as a grantor trust for U.S. federal income tax purposes, (ii) cause the holders of such Classes of Certificates not to be the owners of their Grantor Trust Designated Portions or (iii) cause the Grantor Trust to be treated as part of any Trust REMIC.

As of the close of business on the Cut-off Date, the Mortgage Loans had an aggregate principal balance, after application of all payments of principal due on or before such date, whether or not received, equal to $1,033,345,645.

WHOLE LOANS

Loan No.	Whole Loan	Type	Non-Serviced PSA/TSA	Mortgage Loan	Pari Passu Companion Loan(s)	Subordinate Companion Loan(s)
1	375 Pearl Street	Serviced	N/A	A-1 and A-4	A-2 and A-3	N/A
2	Four Constitution Square	Serviced	N/A	A-1	A-2	N/A
4	U.S. Steel Tower	Serviced	N/A	A-2 and A-4	A-1 and A-3	B-1, B-2, B-3, B-4, B-5 and B-6
6	Burlingame Point	Non-Serviced	BGME 2021-VR	A-1-C-1	A-1, A-2, A-3, A-1-C-2, A-1-C-3, A-1-C-4, A-1-C-5, A-2-C-1, A-2-C-2, A-2-C-3, A-2-C-4, A-2-C-5, A-3-C-1, A-3-C-2, A-3-C-3, A-3-C-4 and A-3-C-5	B-1, B-2 and B-3
8	Three Constitution Square	Serviced	N/A	A-1	A-2	N/A
9	Fortune 7 Leased Campus	Serviced	N/A	A-1	A-2	N/A
10	261-275 Amsterdam Avenue	Non-Serviced	BANK 2021-BNK33	A-2	A-1	N/A

Each of the Whole Loans listed above consists of the corresponding Mortgage Loan and Companion Loan(s) listed next to such Whole Loan. With respect to any Whole Loan, each of the Mortgage Loan and the Pari Passu Companion Loan(s) are pari passu with each other to the extent provided in the related Intercreditor Agreement, and any AB Subordinate Companion Loan(s) or Subordinate Companion Loan(s) is generally subordinate to the related

Mortgage Loan and any Pari Passu Companion Loan(s) to the extent provided in the related Intercreditor Agreement. Each Serviced Whole Loan will be serviced and administered in accordance with this Agreement and the related Intercreditor Agreement. Each Non-Serviced Whole Loan will be serviced and administered in accordance with the related Non-Serviced PSA and the related Intercreditor Agreement.

The Companion Loans are not part of the Trust Fund, but are each secured by the applicable Mortgage that secures the related Mortgage Loan that is part of the Trust Fund. Amounts attributable to any Companion Loan will not be part of the Trust Fund, and (except to the extent that such amounts are payable or reimbursable to any party to this Agreement) will be owned by the related Companion Holders.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01     Defined Terms. Whenever used in this Agreement, including in the Preliminary Statement, the following capitalized terms, unless the context otherwise requires, shall have the meanings specified in this Article.

“10-K Filing Deadline”: As defined in Section 11.05(a).

“15Ga-1 Notice”: As defined in Section 2.02(g).

“15Ga-1 Repurchase Request”: As defined in Section 2.02(g).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The 17g-5 Information Provider’s Internet website, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), under the “NRSRO” tab on the page relating to this transaction.

“261-275 Amsterdam Avenue Intercreditor Agreement”: The Agreement Between Note Holders, dated as of May 20, 2021, by and between the holders of the respective promissory notes evidencing the 261-275 Amsterdam Avenue Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“261-275 Amsterdam Avenue Mortgage Loan”: With respect to the 261-275 Amsterdam Avenue Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 10 on the Mortgage Loan Schedule), which is evidenced by promissory notes A-2.

“261-275 Amsterdam Avenue Mortgaged Property”: The Mortgaged Property that secures the 261-275 Amsterdam Avenue Whole Loan.

“261-275 Amsterdam Avenue Pari Passu Companion Loan”: With respect to the 261-275 Amsterdam Avenue Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Pari Passu Companion Loan(s)” in the table under the heading “Whole Loans” in the Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the 261-275 Amsterdam Avenue Mortgaged Property.

“261-275 Amsterdam Avenue Whole Loan”: The 261-275 Amsterdam Avenue Mortgage Loan together with the 261-275 Amsterdam Avenue Pari Passu Companion Loans, each of which is secured by the same Mortgage on the 261-275 Amsterdam Avenue Mortgaged Property. References herein to the 261-275 Amsterdam Avenue Whole Loan shall be construed to refer to the aggregate indebtedness under the 261-275 Amsterdam Avenue Mortgage Loan and the 261-275 Amsterdam Avenue Pari Passu Companion Loans.

“30/360 Mortgage Loans”: The Mortgage Loans indicated as such in the Mortgage Loan Schedule.

“375 Pearl Street Intercreditor Agreement”: The Agreement Between Note Holders, dated as of June 24, 2021, by and between the holders of the respective promissory notes evidencing the 375 Pearl Street Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“375 Pearl Street Mortgage Loan”: With respect to the 375 Pearl Street Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 1 on the Mortgage Loan Schedule), which is evidenced by promissory notes A-1 and A-4.

“375 Pearl Street Mortgaged Property”: The Mortgaged Property that secures the 375 Pearl Street Whole Loan.

“375 Pearl Street Pari Passu Companion Loan”: With respect to the 375 Pearl Street Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Pari Passu Companion Loan(s)” in the table under the heading “Whole Loans” in the Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the 375 Pearl Street Mortgaged Property.

“375 Pearl Street Whole Loan”: The 375 Pearl Street Mortgage Loan together with the 375 Pearl Street Pari Passu Companion Loans, each of which is secured by the same Mortgage on the 375 Pearl Street Mortgaged Property. References herein to the 375 Pearl Street Whole Loan shall be construed to refer to the aggregate indebtedness under the 375 Pearl Street Mortgage Loan and the 375 Pearl Street Pari Passu Companion Loans.

“AB Control Appraisal Period”: With respect to a Serviced AB Whole Loan, a “Control Appraisal Period” or equivalent term under the related AB Intercreditor Agreement.

“AB Intercreditor Agreement”: Any Intercreditor Agreement by and among the holder of an AB Subordinate Companion Loan and the holder of the related Mortgage Loan, relating to the relative rights of such holders of the related AB Whole Loan, as the same may be further amended in accordance with the terms thereof.

“AB Modified Loan”: Any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Trust or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“AB Mortgage Loan”: A senior “A note” that is part of an AB Whole Loan and which is a Mortgage Loan that is part of the Trust Fund. As of the Closing Date, each of the U.S. Steel Tower Mortgage Loan and the Burlingame Point Mortgage Loan is an AB Mortgage Loan.

“AB Mortgaged Property”: The Mortgaged Property which secures the related AB Whole Loan. As of the Closing Date, each of the U.S. Steel Tower Mortgaged Property and the Burlingame Point Mortgaged Property is an AB Mortgaged Property.

“AB Subordinate Companion Loan”: With respect to any AB Whole Loan, the related companion loan evidenced by the related promissory note made by the related Mortgagor and secured by the Mortgage on the related AB Mortgaged Property, which is not included in the Trust and which is subordinate in right of payment to the related AB Mortgage Loan to the extent set forth in the related Mortgage Loan documents and as provided in the related Intercreditor Agreement. As of the Closing Date, each of the U.S. Steel Tower Subordinate Companion Loan and the Burlingame Point Subordinate Companion Loans is an AB Subordinate Companion Loan.

“AB Whole Loan”: A Whole Loan that consists of a Mortgage Loan and one or more related AB Subordinate Companion Loans and, in some cases, one or more related Pari Passu Companion Loans. As of the Closing Date, each of the U.S. Steel Tower Whole Loan and the Burlingame Point Whole Loan is an AB Whole Loan.

“Accelerated Mezzanine Loan Lender”: A mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Acceptable Insurance Default”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Mortgagor to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the applicable Master Servicer and the applicable Special Servicer may forbear taking any enforcement action, provided that the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to a Specially Serviced Loan) has determined (i)

prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, (ii) after a Control Termination Event has occurred and is continuing, but prior to the occurrence and continuance of a Consultation Termination Event, after non-binding consultation with the Directing Certificateholder and (iii) with respect to any Specially Serviced Loan, after non-binding consultation with the Risk Retention Consultation Party (in each case, other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) (or, in each case, with respect to a Serviced AB Whole Loan, and prior to any related AB Control Appraisal Period, with the consent of the related Serviced AB Whole Loan Controlling Holder to the extent required under the related Intercreditor Agreement), in its reasonable judgment, based on inquiry consistent with the Servicing Standard, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate; provided, however, that the Directing Certificateholder (or, with respect to a Serviced AB Whole Loan, the Serviced AB Whole Loan Controlling Holder prior to any AB Control Appraisal Period to the extent required under the related Intercreditor Agreement) and the Risk Retention Consultation Party will not have more than thirty (30) days to respond to the applicable Master Servicer’s or the applicable Special Servicer’s, as applicable, request for such consent; provided, further, that upon the applicable Master Servicer’s or the applicable Special Servicer’s, as applicable, determination consistent with the Servicing Standard, that exigent circumstances do not allow the applicable Master Servicer or the applicable Special Servicer, as applicable, to consult with the Directing Certificateholder, the Risk Retention Consultation Party or any applicable Serviced AB Whole Loan Controlling Holder, as applicable, such Master Servicer or such Special Servicer, as applicable, is not required to do so. The applicable Master Servicer (at its own expense) and the applicable Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Act”: The Securities Act of 1933, as it may be amended from time to time.

“Actual/360 Basis”: Interest accrual on the basis of the actual number of days in a month assuming a 360-day year.

“Actual/360 Mortgage Loans”: The Mortgage Loans that accrue interest on an Actual/360 Basis.

“Additional Debt”: With respect to any Mortgage Loan, any debt owed by the related Mortgagor to a party other than the lender under such Mortgage Loan that is secured by the related Mortgaged Property as of the Closing Date as set forth on Schedule 1 hereto, as increased or decreased from time to time pursuant to the terms of the related subordinate or pari passu loan documents (including any Intercreditor Agreement or subordination agreement).

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached hereto as Exhibit EE.

“Additional Exclusions”: Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure”: As defined in Section 11.04(a).

“Additional Form 10-K Disclosure”: As defined in Section 11.05(a).

“Additional Servicer”: Each Affiliate of any Master Servicer, any Special Servicer or any Mortgage Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of any Master Servicer, other than any Special Servicer, who services 10% or more of the Mortgage Loans by unpaid principal balance as of any date of determination pursuant to Article XI.

“Administrative Cost Rate”: As of any date of determination and with respect to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate (which fee rate accounts for the Trustee Fee), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and, in the case of each Non-Serviced Mortgage Loan, the related Non-Serviced Primary Servicing Fee Rate.

“Advance”: Any P&I Advance or Servicing Advance.

“Adverse REMIC Event”: As defined in Section 10.01(f).

“Affected Party”: As defined in Section 7.01(b).

“Affected Reporting Party”: As defined in Section 11.12.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affirmative Asset Review Vote”: As defined in Section 12.01(a).

“Aggregate Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the Trust pursuant to the related Non-Serviced PSA and/or the related Non-Serviced Intercreditor Agreement) (including the portion of Loss of Value Payments deposited into the Collection Accounts pursuant to Section 3.05(g) of this Agreement) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the Master Servicers pursuant to Section 3.17(a)) on deposit in the Collection Accounts (in each case, exclusive of any amount on deposit in or credited to any portion of a Collection Account that is held for the benefit of the Serviced Companion Noteholders) as of the close of business on the related P&I Advance Date, exclusive of (without duplication):

(i)           all Periodic Payments paid by the Mortgagors of a Mortgage Loan that are due on a Due Date following the end of the related Collection Period, excluding interest relating to payments prior to, but due after, the Cut-off Date;

(ii)          all unscheduled Principal Prepayments (together with any related payments of interest allocable to the period following the related Due Date for the related Mortgage Loan), Liquidation Proceeds, Insurance and Condemnation Proceeds and other unscheduled recoveries, in each case, received subsequent to the related Determination Date (or, with respect to voluntary Principal Prepayments for each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

(iii)         (A) all amounts payable or reimbursable to any Person from the Collection Accounts pursuant to clauses (ii) through (xx), inclusive, and (xxiii) of Section 3.05(a); (B) all amounts payable or reimbursable to any Person from the Lower-Tier REMIC Distribution Account pursuant to clauses (ii) through (vii), inclusive, of Section 3.05(b); and (C) any Net Investment Earnings contained therein;

(iv)         with respect to the Actual/360 Mortgage Loans and any Distribution Date occurring in (1) each February or (2) any January in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), an amount equal to one (1) day of interest on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs at the related Mortgage Rate to the extent such amounts are Withheld Amounts;

(v)         all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Excess Interest Certificates and the RR Interest, as described in Section 4.01(j));

(vi)        all Prepayment Premiums and Yield Maintenance Charges allocable to the Mortgage Loans;

(vii)       all amounts deposited in a Collection Account in error; and

(viii)      any Penalty Charges allocable to the Mortgage Loans;

(b)          if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the applicable Collection Account for such Distribution Date pursuant to Section 3.14(c) if received by the applicable Master Servicer on or prior to the related Determination Date;

(c)           the aggregate amount of any Compensating Interest Payments made by the Master Servicers in respect of the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the Master Servicers or the Trustee, as applicable, with respect to the Mortgage Loans and the Distribution Date (net of the related Certificate Administrator Fee, Operating Advisor Fee, Asset Representations Reviewer Fee, and CREFC® Intellectual Property Royalty License Fee with respect to the Mortgage Loans for which such P&I Advances are made) pursuant to Section 4.03 or Section 7.05; and

(d)          with respect to each Actual/360 Mortgage Loan and any Distribution Date occurring in each March (or February, if the related Distribution Date is the final Distribution Date), the Withheld Amounts remitted to the Lower-Tier REMIC Distribution Account pursuant to Section 3.21(b).

Notwithstanding the investment of funds held in the Collection Accounts pursuant to Section 3.06, for purposes of calculating the Aggregate Available Funds, the amounts so invested shall be deemed to remain on deposit in such accounts.

“Aggregate Excess Prepayment Interest Shortfall”: The aggregate of any Prepayment Interest Shortfalls resulting from any Principal Prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the Master Servicers’ Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer.

“Aggregate Gain-on-Sale Entitlement Amount”: With respect to each Distribution Date, an amount equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates (other than the RR Interest) that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-Retained Percentage, and (b)(x) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, divided by (y) the Non-Retained Percentage, and (ii) any Realized Losses and Retained Certificate Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the Retained Certificate Gain-on-Sale Remittance Amount as part of the definition of Retained Certificate Available Funds.

“Aggregate Principal Distribution Amount”: With respect to any Distribution Date and the Principal Balance Certificates, an amount equal to the sum of the following amounts: (a) the Scheduled Principal Distribution Amount for such Distribution Date and (b) the Unscheduled Principal Distribution Amount for such Distribution Date; provided that the Aggregate Principal Distribution Amount for any Distribution Date shall be reduced, to not less than zero, by the amount of any reimbursements of (A) Nonrecoverable Advances (including any servicing advance with respect to the Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date and (B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date (provided, further, that, in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs).

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Appraisal Reduction Amount”: With respect to any Appraisal Reduction Amount, an amount equal to the Non-Retained Percentage of such Appraisal Reduction Amount.

“Allocated Collateral Deficiency Amount”: With respect to any Collateral Deficiency Amount, the Non-Retained Percentage of such Collateral Deficiency Amount.

“Allocated Cumulative Appraisal Reduction Amount”: With respect to any Cumulative Appraisal Reduction Amount, the Non-Retained Percentage of such Cumulative Appraisal Reduction Amount.

“Anticipated Repayment Date”: With respect to any ARD Loan, the date upon which such ARD Loan commences accruing interest at the Revised Rate.

“Applicable Fitch Permitted Investment Rating”: (A) in the case of such investments with maturities of thirty (30) days or less, the short-term debt obligations of which are rated at least “F1” by Fitch or the long-term debt obligations of which are rated at least “A” by Fitch, and (B) in the case of such investments with maturities of more than thirty (30) days, the short-term obligations of which are rated at least “F1+” by Fitch or the long-term obligations of which are rated at least “AA-” by Fitch.

“Applicable KBRA Permitted Investment Rating”: (A) in the case of such investments with maturities of 90 days or less, the short-term debt obligations of which are rated of at least “K3” or the long-term obligations of which are rated at least “BBB-” and (B) in the case of such investments with maturities greater than 90 days but not more than one year, the short-term debt obligations of which are rated of at least “K1” or the long-term obligations of which are rated at least “A-” (in each case, if then rated by KBRA).

“Applicable Laws”: As defined in Section 8.15.

“Applicable S&P Permitted Investment Rating”: (A) in the case of such investments with maturities of sixty (60) days or less, the short term obligations of which are rated at least “A-1” by S&P, and (B) in the case of such investments with maturities of more than sixty (60) days, the short term obligations of which are rated “A-1+” by S&P (or at least “A-1” by S&P, if the long term obligations of which are rated at least “AA-” by S&P).

“Applicable State and Local Tax Law”: For purposes hereof, the Applicable State and Local Tax Law shall be (a) the tax laws of the State of New York; and (b) such other state or local tax laws whose applicability shall have been brought to the attention of the Trustee and the Certificate Administrator by either (i) an Opinion of Counsel delivered to it, or (ii) written notice from the appropriate taxing authority as to the applicability of such state or local tax laws.

“Appraisal”: An appraisal prepared by an appraiser who is licensed or certified to prepare appraisals in the state where the Mortgaged Property is located and which satisfies the Interagency Appraisal and Evaluation Guidelines jointly issued by The Office of the Comptroller of the Currency (OCC), the Board of Governors of the Federal Reserve System (FRB), the Federal Deposit Insurance Corporation (FDIC), and the National Credit Union Administration (NCUA) relating to real estate appraisals and evaluations used to support real estate-related financial transactions, as amended from time to time. Any Appraisal ordered by the applicable Master Servicer or applicable Special Servicer shall be performed by an Independent MAI-designated appraiser.

“Appraisal Reduction Amount”: For any Distribution Date and for any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan, or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the applicable Special Servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except in the case of an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class), and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the Operating Advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the Operating Advisor), as of the first Determination Date that is at least ten (10) Business Days following the date on which the applicable Special Servicer receives an Appraisal (together with information requested by the applicable Special Servicer from the applicable Master Servicer in accordance with this Agreement that is in the possession of the applicable Master Servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation as described below, equal to the excess of (a) the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined (1) by one or more Appraisals obtained by the applicable Special Servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which shall be paid by the applicable Master Servicer as an Advance) or (2) by an internal valuation performed by the applicable Special Servicer (or at the applicable Special Servicer’s election, by one or more MAI appraisals obtained by the applicable Special Servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan, as the case may be, with an outstanding principal balance less than $2,000,000, minus, with respect to any Appraisals, such downward adjustments as the applicable Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisals and any other information it deems relevant; provided that, in the case of a Mortgage Loan secured by a Mortgaged Property that is operated as a residential cooperative, such Appraised Value shall be determined (i) except as provided in clause (ii) below, in the case of each Mortgaged Property, assuming such Mortgaged Property is operated as a residential cooperative with such value, in general, to equal the sum of (x) the gross share value of all cooperative units in such residential cooperative property (generally applying a discount for sponsor or investor held units that are rent regulated, rent stabilized or rent controlled units, and in certain instances, for market rate units as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property and (ii) if the applicable Special Servicer determines, in accordance with the Servicing Standard, that there is no reasonable expectation that the related Mortgaged Property will be operated as a residential cooperative following any work-out or liquidation of the related Mortgage Loan, assuming such Mortgaged Property is operated as a multifamily rental property; and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, as of the date of calculation over (ii) the sum of, as of the Due Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the applicable Master Servicer or the Trustee, all unpaid interest due on such Mortgage Loan or Serviced Whole Loan, as the case may be, at a per annum rate equal to its Mortgage Rate (and, with respect to any Serviced AB Whole Loan, any accrued and unpaid interest on the related AB Subordinate Companion Loan, as applicable), (B) all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan, as applicable, not reimbursed from proceeds of such Mortgage Loan or Serviced Whole Loan, as applicable, and interest thereon at the Reimbursement Rate in respect of such Mortgage Loan or Serviced Whole Loan, as applicable, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan, as the case may be (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable); provided, however, that without limiting the applicable Special Servicer’s obligation to order and obtain such Appraisal or perform such valuation, if the applicable Special Servicer has not obtained an Appraisal or performed such valuation, as applicable, referred to above within sixty (60) days of the Appraisal Reduction Event (or with respect to the Appraisal Reduction Events set forth in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within one hundred twenty (120) days (in the case of clause (i)) or ninety (90) days or one hundred twenty (120) days, as applicable (in case of clause (vi)) after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount shall be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, until such time as such appraisal or valuation referred to above is received (together with information reasonably requested by the applicable Special Servicer from the applicable Master Servicer in accordance with Section 4.05 of this Agreement that is in the possession of such Master Servicer and reasonably necessary to calculate the Appraisal Reduction Amount) or performed by the applicable Special Servicer and the Appraisal Reduction Amount is calculated by the applicable Special Servicer as of the first Determination Date that is at least ten (10) Business Days after the later of (a) the applicable Special Servicer’s receipt of such Appraisal or the completion of the valuation and receipt of information from the applicable Master Servicer that is in the applicable Master Servicer’s possession and reasonably necessary to calculate the Appraisal Reduction Amount and (b) the occurrence of such Appraisal Reduction Event. Within sixty (60) days after the Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive an Appraisal (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance); provided, further, however, that with respect to an Appraisal Reduction Event as set forth in clause (i) of the definition of Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive such Appraisal within the one hundred twenty (120) day period set forth in such clause (i), and with respect to an Appraisal Reduction Event as set forth in clause (vi) of the definition of Appraisal Reduction Event, the applicable Special Servicer shall order and use reasonable efforts to receive such Appraisal within the ninety (90) day period or one hundred twenty (120) day period, as applicable, set forth in such clause (vi) and, in each case, the related Appraisal shall be promptly delivered in electronic format by the applicable Special Servicer to the applicable Master Servicer and the Directing Certificateholder (but in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder), the Certificate Administrator and the Trustee. In connection with any Appraisal Reduction Amount, the applicable Master Servicer shall provide the applicable Special Servicer with the information as set forth in Section 4.05(c) within four (4) Business Days of its receipt of any such request. No Master Servicer shall calculate Appraisal Reduction Amounts.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a), the Appraised Value for the related Mortgaged Property determined in connection with clause (b)(i)(A)(1) or clause (b)(i)(A)(2) of the first paragraph of this definition shall be determined on an “as-is” basis.

Notwithstanding anything herein to the contrary, the aggregate Appraisal Reduction Amount related to a Mortgage Loan or the related REO Property will be reduced to zero as of the date on which Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust or as otherwise set forth in Section 4.05(d).

Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan and allocable to the related Non-Serviced Mortgage Loan shall be calculated by the applicable party under, and in accordance with and pursuant to the terms of, the applicable Non-Serviced PSA and shall constitute an “Appraisal Reduction Amount” under the terms of this Agreement with respect to such Non-Serviced Mortgage Loan and the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator are entitled to conclusively rely on such calculation.

“Appraisal Reduction Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Companion Loan, and Serviced Whole Loan, the earliest of (i) one hundred twenty (120) days after an uncured delinquency (without regard to the application of any Grace Period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan or Serviced Companion Loan or Serviced

Whole Loan, as applicable, (ii) the date on which a reduction in the amount of Periodic Payments on such Mortgage Loan, Serviced Companion Loan or Serviced Whole Loan, as applicable, or a change in any other material economic term of such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, by the applicable Special Servicer, (iii) thirty (30) days after the date on which a receiver has been appointed for the Mortgaged Property, (iv) thirty (30) days after the date on which a Mortgagor or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time), (v) sixty (60) days after the date on which an involuntary petition of bankruptcy is filed with respect to a Mortgagor if not dismissed within such time, (vi) ninety (90) days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, except where a refinancing or sale is anticipated within one hundred twenty (120) days after the Maturity Date of the Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, in which case one hundred twenty (120) days after such uncured delinquency, and (vii) immediately after such Mortgage Loan or Serviced Companion Loan or Serviced Whole Loan, as applicable, becomes an REO Loan; provided that the thirty (30) day period referenced in clause (iii) and clause (iv) shall not apply if the related Mortgage Loan is a Specially Serviced Loan; provided, further, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Subordinate Certificates have been reduced to zero. The applicable Special Servicer shall notify the applicable Master Servicer, the Directing Certificateholder, the Operating Advisor, the Other Servicer and the Other Trustee, if applicable, or the applicable Master Servicer shall notify the applicable Special Servicer, the Operating Advisor, the Other Servicer and the Other Trustee as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events. The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.05. For the avoidance of doubt with respect to clauses (i) and (ii) above, neither (a) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (b) any default or delinquency that would have existed but for such Payment Accommodation shall constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, with respect to clause (ii) above, a Government-Sponsored Relief Modification will not constitute an Appraisal Reduction Event.

“Appraisal Review Period”: As defined in Section 4.05(b)(ii).

“Appraised-Out Class”: As defined in Section 4.05(b)(i).

“Appraised Value”: (i) With respect to any Mortgaged Property (other than a Non-Serviced Mortgaged Property and a Mortgaged Property operated as a residential cooperative), the appraised value thereof as determined by the most recent Appraisal of the Mortgaged Property securing the related Mortgage Loan, Serviced Whole Loan, or Serviced AB Whole Loan, as applicable, (ii) with respect to each Mortgaged Property operated as a residential cooperative, the Appraised Value thereof based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement and determined as if such property were operated as a residential cooperative (such “Appraised Value” generally equals the sum of (x) the gross share value of all cooperative units in such residential cooperative property (generally applying a discount for sponsor or investor held units that are rent-regulated, rent-stabilized or rent-controlled units, and in certain instances, for market rate units as and if deemed appropriate by the appraiser), based in part on various comparable sales of cooperative apartment units in the market, plus (y) the amount of the underlying debt encumbering such residential cooperative property) and (iii) with respect to a Non-Serviced Mortgaged Property, the appraised value allocable thereto, as determined pursuant to the applicable Non-Serviced PSA.

“Arbitration Rules”: As defined in Section 2.03(n)(i).

“Arbitration Services Provider”: As defined in Section 2.03(n)(i).

“ARD Loan”: Any Mortgage Loan that is identified on the Mortgage Loan Schedule as having an Anticipated Repayment Date and Revised Rate.

“Asset Representations Reviewer”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors-in-interest.

“Asset Representations Reviewer Asset Review Fee”: As defined in Section 12.02(b).

“Asset Representations Reviewer Fee”: As defined in Section 12.02(a).

“Asset Representations Reviewer Fee Rate”: As defined in Section 12.02(a).

“Asset Representations Reviewer Termination Event”: As defined in Section 12.05(a).

“Asset Representations Reviewer Upfront Fee”: As defined in Section 12.02(a).

“Asset Review”: A review of the compliance of each Delinquent Loan with certain representations and warranties of the applicable Mortgage Loan Seller, in accordance with the Asset Review Standard and the procedures set forth on Exhibit QQ hereto.

“Asset Review Notice”: As defined in Section 12.01(a).

“Asset Review Quorum”: In connection with any solicitation of votes to authorize an Asset Review as described in Section 12.01(a), the Certificateholders (other than Holders of the RR Interest) evidencing at least 5% of the aggregate Voting Rights represented by all of the Certificates that have Voting Rights.

“Asset Review Report”: As defined in Section 12.01(b)(viii), a report setting forth the findings and conclusions of an Asset Review substantially in the form attached hereto as Exhibit OO.

“Asset Review Report Summary”: As defined in Section 12.01(b)(viii), a summary report setting forth the conclusions of an Asset Review Report substantially in the form attached hereto as Exhibit PP.

“Asset Review Standard”: The performance by the Asset Representations Reviewer of its duties under this Agreement in good faith subject to the express terms of this Agreement. All determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review shall be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

“Asset Review Trigger”: Any time when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period are Delinquent Loans or (2) (A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the Trust as of the end of the applicable Collection Period.

“Asset Review Vote Election”: As defined in Section 12.01(a).

“Asset Status Report”: As defined in Section 3.19(d).

“Assignment” and “Assignments”: Each as defined in Section 2.01(c).

“Assignment of Leases”: With respect to any Mortgaged Property, any assignment of leases, rents and profits or similar instrument executed by the Mortgagor, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form which was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: With respect to any Mortgaged Property, an assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the assignment of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording.

“Assumed Scheduled Payment”: For any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its Balloon Payment or any REO Loan (excluding, for purposes of determining or making P&I Advances, the portion allocable to any related Companion Loan), an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note or the original amortization schedule of such Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming such Balloon Payment has not become due, after giving effect to any reduction in the principal balance thereof occurring in connection with a modification of such Mortgage Loan in connection with a default or bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of such Mortgage Loan or REO Loan (excluding, for purposes of determining P&I Advances, the portion allocable to any related Companion Loan) at the applicable Mortgage Rate (net of interest at the Servicing Fee Rate and the related Non-Serviced Primary Servicing Fee Rate, if applicable).

“Authenticating Agent”: The Certificate Administrator or any agent of the Certificate Administrator appointed to act as Authenticating Agent pursuant to Section 5.02(a), in each case in its capacity as authenticating agent, or if any successor authenticating agent is appointed pursuant to Section 5.02(a), such successor authenticating agent.

“Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (i) the Non-Retained Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Gain-on-Sale Remittance Amount.

“Balloon Mortgage Loan”: Any Mortgage Loan or Companion Loan that by its original terms or by virtue of any modification entered into as of the Closing Date provides for an amortization schedule for such Mortgage Loan or Companion Loan extending beyond its Maturity Date.

“Balloon Payment”: With respect to any Balloon Mortgage Loan, as of any date of determination, the Periodic Payment payable on the Maturity Date of such Balloon Mortgage Loan.

“BANK 2021-BNK33 PSA”: The pooling and servicing agreement, dated as of May 1, 2021, between Banc of America Merrill Lynch Commercial Mortgage Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, Rialto Capital Advisors, LLC, as general special servicer, National Cooperative Bank, N.A., as NCB master servicer and as NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer, as from time to time amended, supplemented or modified.

“Bankruptcy Code”: The federal Bankruptcy Code, as amended from time to time (Title 11 of the United States Code).

“Base Interest Fraction”: As defined in Section 4.01(e).

“BGME 2021-VR TSA”: The trust and servicing agreement, dated and effective as of April 21, 2021, between GS Mortgage Securities Corporation II, as depositor, KeyBank National Association, as servicer, Situs Holdings, LLC, as special servicer, Pentalpha Surveillance LLC, as operating advisor, and Wells Fargo Bank, National Association, as certificate administrator, as custodian and as trustee, as from time to time amended, supplemented or modified.

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Borrower Party”: A borrower, a Mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate. For the avoidance of doubt, with respect to a Mortgage Loan secured by a Mortgaged Property that is operated as a residential cooperative, a person shall not be considered a “Borrower Party” solely by reason of such person holding one or more cooperative unit loans that are secured by direct equity interests in the related borrower or owning one or more residential cooperative units comprising the related Mortgaged Property as a result of any foreclosure, transfer in lieu of foreclosure or other exercise of remedies with respect to any such unit loan(s).

“Borrower Party Affiliate”: With respect to a borrower, a Mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other Person controlling or controlled by or under common control with such borrower, Mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other Person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, Mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Breach”: With respect to any Mortgage Loan, a breach of any representation or warranty with respect to such Mortgage Loan set forth in Section 4(b) of the related Mortgage Loan Purchase Agreement.

“Burlingame Point Intercreditor Agreement”: The Co-Lender Agreement, dated as of April 21, 2021, by and between the holders of the respective promissory notes evidencing the Burlingame Point Whole Loan, setting forth the relative rights of such holders, as the same may be amended in accordance with the terms thereof.

“Burlingame Point Mortgage Loan”: With respect to the Burlingame Point Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 6 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1-C-1.

“Burlingame Point Mortgaged Property”: The Mortgaged Property that secures the Burlingame Point Whole Loan.

“Burlingame Point Pari Passu Companion Loan”: With respect to the Burlingame Point Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Pari Passu Companion Loan(s)” in the table under the heading “Whole Loans” in the Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the Burlingame Point Mortgaged Property.

“Burlingame Point Subordinate Companion Loan”: With respect to the Burlingame Point Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Subordinate Companion Loan(s)” in the table under the heading “Whole Loans” in the Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the Burlingame Point Mortgaged Property.

“Burlingame Point Whole Loan”: The Burlingame Point Mortgage Loan together with the Burlingame Point Pari Passu Companion Loans and Burlingame Point Subordinate Companion Loans, each of which is secured by the same Mortgage on the Burlingame Point Mortgaged Property. References herein to the Burlingame Point Whole Loan shall be construed to refer to the aggregate indebtedness under the Burlingame Point Mortgage Loan, the Burlingame Point Pari Passu Companion Loans and the Burlingame Point Subordinate Companion Loans.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in California, New York, North Carolina, Texas or any of the jurisdictions in which the respective primary servicing offices of either Master Servicer or either Special Servicer or the Corporate Trust Office of the Trustee or the Certificate Administrator are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America are authorized or obligated by law or executive order to remain closed.

“CERCLA”: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate”: Any one of the Depositor’s Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, as executed and delivered by the Certificate Registrar and authenticated and delivered hereunder by the Authenticating Agent. For the avoidance of doubt, the RR Interest shall be a Certificate.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator, or if any successor certificate administrator is appointed thereto pursuant to Section 5.08 or any successor certificate administrator appointed hereunder.

“Certificate Administrator Fee”: The fee to be paid to the Certificate Administrator as compensation for the Certificate Administrator’s activities under this Agreement; provided that the Certificate Administrator Fee includes the Trustee Fee, and the Certificate Administrator shall pay the Trustee Fee to the Trustee.

“Certificate Administrator Fee Rate”: The Certificate Administrator Fee shall be equal to the product of the rate equal to 0.00746% per annum and the Stated Principal Balance of the related Mortgage Loan (calculated in the same manner as interest is calculated on the related Mortgage Loan) or REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of the preceding Distribution Date. The Certificate Administrator Fee includes the Trustee Fee.

“Certificate Administrator’s Website”: The Certificate Administrator’s Internet website, which shall initially be located at “www.ctslink.com”.

“Certificate Balance”: With respect to any Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest, (i) on or prior to the first Distribution Date, an amount equal to the Original Certificate Balance of such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest as specified in the Preliminary Statement hereto and (ii) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii)). Each Class of Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates shall have a Certificate Balance or Notional Amount equal to its Class Percentage Interest multiplied by the Certificate Balance of the Class A-4 Upper-Tier Regular Interest, Class A-5 Upper-Tier Regular Interest, Class A-S Upper-Tier Regular Interest, Class B Upper-Tier Regular Interest or Class C Upper-Tier Regular Interest, respectively.

“Certificate Factor”: With respect to any Class of Certificates (other than the Class R and Class V Certificates), as of any date of determination, a fraction, expressed as a decimal carried to at least eight (8) places, the numerator of which is the then-related Certificate Balance or Notional Amount, and the denominator of which is the related Original Certificate Balance.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Register” and “Certificate Registrar”: The register maintained and registrar appointed pursuant to Section 5.03(a).

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to this Agreement, any Certificate registered in the name of or beneficially owned by either Master Servicer, either Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller, a Mortgagor, a Borrower Party or any Affiliate of any of such Persons shall be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class Certificates owned by an Excluded Controlling Class Holder shall not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class Certificates owned by a Special Servicer or an Affiliate thereof shall not be deemed to be outstanding as to such Special Servicer or such Affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions shall not apply in the case of either Master Servicer, either Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, the Depositor, any Mortgage Loan Seller or any Affiliate of any of such Persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities hereunder or waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to a Master Servicer or a Special Servicer, as applicable, such Master Servicer and such Special Servicer or any such Affiliate thereof shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder; and provided, further, that such restrictions shall not apply to (i) the exercise of either Special Servicer’s, either Master Servicer’s or any Mortgage Loan Seller’s rights, if any, or any of their Affiliates as a member of the Controlling Class or (ii) any Affiliate of the Depositor, either Master Servicer, either Special Servicer, the Trustee or the Certificate Administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the Depositor, such Master Servicer, such Special Servicer, the Trustee or the Certificate Administrator, as applicable. The Trustee and the Certificate Administrator shall each be entitled to request and rely upon a certificate of any Master Servicer, any Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register. The Trustee shall be the Holder of the Lower-Tier Regular Interests for the benefit of the Certificateholders.

“Certificateholder Quorum”: The Holders of Certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the Asset Representations Reviewer, the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Certificates) of all Principal Balance Certificates (other than the RR Interest) on an aggregate basis.

“Certificateholder Repurchase Request”: As defined in Section 2.03(k)(i).

“Certification Parties”: As defined in Section 11.06.

“Certification Party”: Any one of the Certification Parties.

“Certifying Person”: As defined in Section 11.06.

“Certifying Servicer”: As defined in Section 11.09.

“Class”: With respect to any Certificates, Lower-Tier Regular Interests, all of the Certificates bearing the same alphabetical (and, if applicable, numerical) Class designation and each designated Lower-Tier Regular Interest. Each Exchangeable Upper-Tier Regular Interest shall be a Class. For the avoidance of doubt, the RR Interest shall be a Class.

“Class A Certificate”: Any Class A-1, Class A-2, Class A-3 and Class A-SB Certificate and any Class A-4, Class A-5 and Class A-S Exchangeable Certificate.

“Class A-1 Certificate”: A Certificate designated as “Class A-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class A-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5710%.

“Class A-2 Certificate”: A Certificate designated as “Class A-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class A-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.9350%.

“Class A-3 Certificate”: A Certificate designated as “Class A-3” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class A-3 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.8070%.

“Class A-4 Certificate”: A Certificate designated as “Class A-4” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4 Exchangeable Certificate”: Any of the Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1 and Class A-4-X2 Certificates.

“Class A-4 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.1560%.

“Class A-4 Upper-Tier Regular Interest”, “Class A-4-X1 Upper-Tier Regular Interest” and “Class A-4-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-4 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.1560%.

“Class A-4-1 Certificate”: A Certificate designated as “Class A-4-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.6560%.

“Class A-4-2 Certificate”: A Certificate designated as “Class A-4-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.1560%.

“Class A-4-X1 Certificate”: A Certificate designated as “Class A-4-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-4-1 Certificates.

“Class A-4-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-4-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-4 Upper-Tier Regular Interest.

“Class A-4-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-4-X2 Certificate”: A Certificate designated as “Class A-4-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-4-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-4-2 Certificates.

“Class A-4-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.0000%.

“Class A-4-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-4 Upper-Tier Regular Interest.

“Class A-4-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-5 Certificate”: A Certificate designated as “Class A-5” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5 Exchangeable Certificate”: Any of the Class A-5, Class A-5-1, Class A-5-2, Class A-5-X1 and Class A-5-X2 Certificates.

“Class A-5 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.4380%.

“Class A-5 Upper-Tier Regular Interest”, “Class A-5-X1 Upper-Tier Regular Interest” and “Class A-5-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-5 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.4380%.

“Class A-5-1 Certificate”: A Certificate designated as “Class A-5-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.9380%.

“Class A-5-2 Certificate”: A Certificate designated as “Class A-5-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.4380%.

“Class A-5-X1 Certificate”: A Certificate designated as “Class A-5-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-5-1 Certificates.

“Class A-5-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-5-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-5 Upper-Tier Regular Interest.

“Class A-5-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-5-X2 Certificate”: A Certificate designated as “Class A-5-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-5-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-5-2 Certificates.

“Class A-5-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.0000%.

“Class A-5-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-5 Upper-Tier Regular Interest.

“Class A-5-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-S Certificate”: A Certificate designated as “Class A-S” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S Exchangeable Certificate”: Any of the Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 Certificates.

“Class A-S Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.5720%.

“Class A-S Percentage Interest”: The quotient of the aggregate Certificate Balance of the Class A-S Certificates divided by the Certificate Balance of the Class A-S Upper-Tier Regular Interest. As of the Closing Date, the Class A-S Percentage Interest shall be 100.0%.

“Class A-S Upper-Tier Regular Interest”, “Class A-S-X1 Upper-Tier Regular Interest” and “Class A-S-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class A-S UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.5720%.

“Class A-S-1 Certificate”: A Certificate designated as “Class A-S-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.0720%.

“Class A-S-2 Certificate”: A Certificate designated as “Class A-S-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.5720%.

“Class A-S-X1 Certificate”: A Certificate designated as “Class A-S-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-S-1 Certificates.

“Class A-S-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-S-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-S Upper-Tier Regular Interest.

“Class A-S-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-S-X2 Certificate”: A Certificate designated as “Class A-S-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class A-S-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-S-2 Certificates.

“Class A-S-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.0000%.

“Class A-S-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class A-S Upper-Tier Regular Interest.

“Class A-S-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class A-SB Certificate”: A Certificate designated as “Class A-SB” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class A-SB Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.1870%.

“Class A-SB Planned Principal Balance”: With respect to any Distribution Date, the planned principal amount for such Distribution Date specified in Schedule 2 hereto relating to the Class A-SB Certificates.

“Class B Certificate”: A Certificate designated as “Class B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B Exchangeable Certificate”: Any of the Class B, Class B-1, Class B-2, Class B-X1 and Class B-X2 Certificates.

“Class B Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date and (ii) 2.7540%.

“Class B Percentage Interest”: The quotient of the aggregate Certificate Balance of the Class B Certificates divided by the Certificate Balance of the Class B Upper-Tier Regular Interest. As of the Closing Date, the Class B Percentage Interest shall be 100.0%.

“Class B Upper-Tier Regular Interest”, “Class B-X1 Upper-Tier Regular Interest” and “Class B-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class B UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus 1.0000% and (ii) 1.7540%.

“Class B-1 Certificate”: A Certificate designated as “Class B-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus 0.5000% and (ii) 2.2540%.

“Class B-2 Certificate”: A Certificate designated as “Class B-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus 1.0000% and (ii) 1.7540%.

“Class B-X1 Certificate”: A Certificate designated as “Class B-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class B-1 Certificates.

“Class B-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class B-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class B Upper-Tier Regular Interest.

“Class B-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class B-X2 Certificate”: A Certificate designated as “Class B-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class B-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class B-2 Certificates.

“Class B-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.0000%.

“Class B-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class B Upper-Tier Regular Interest.

“Class B-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class C Certificate”: A Certificate designated as “Class C” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C Exchangeable Certificate”: Any of the Class C, Class C-1, Class C-2, Class C-X1 and Class C-X2 Certificates.

“Class C Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date and (ii) 3.1080%.

“Class C Percentage Interest”: The quotient of the aggregate Certificate Balance of the Class C Certificates divided by the Certificate Balance of the Class C Upper-Tier Regular Interest. As of the Closing Date, the Class C Percentage Interest shall be 100.0%.

“Class C Upper-Tier Regular Interest”, “Class C-X1 Upper-Tier Regular Interest” and “Class C-X2 Upper-Tier Regular Interest”: Each, an uncertificated regular interest in the Upper-Tier REMIC which is issued by the Upper-Tier REMIC, held as an asset of the Grantor Trust and has the initial Pass-Through Rate and Original Certificate Balance or Original Notional Amount set forth in the Preliminary Statement hereto.

“Class C UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus 1.0000% and (ii) 2.1080%.

“Class C-1 Certificate”: A Certificate designated as “Class C-1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C-1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus 0.5000% and (ii) 2.6080%.

“Class C-2 Certificate”: A Certificate designated as “Class C-2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C-2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the lesser of (i) the Weighted Average Net Mortgage Rate for such Distribution Date minus 1.0000% and (ii) 2.1080%.

“Class C-X1 Certificate”: A Certificate designated as “Class C-X1” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C-X1 Notional Amount”: As of any date of determination, the Certificate Balance of the Class C-1 Certificates.

“Class C-X1 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class C-X1 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class C Upper-Tier Regular Interest.

“Class C-X1 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class C-X2 Certificate”: A Certificate designated as “Class C-X2” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing undivided beneficial ownership of the related Exchangeable Class Specific Grantor Trust Assets for purposes of the REMIC Provisions.

“Class C-X2 Notional Amount”: As of any date of determination, the Certificate Balance of the Class C-2 Certificates.

“Class C-X2 Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 1.0000%.

“Class C-X2 UT Notional Amount”: As of any date of determination, the Certificate Balance of the Class C Upper-Tier Regular Interest.

“Class C-X2 UT Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 0.5000%.

“Class D Certificate”: A Certificate designated as “Class D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class D Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.5000%.

“Class E Certificate”: A Certificate designated as “Class E” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class E Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.5000%.

“Class F Certificate”: A Certificate designated as “Class F” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class F Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.2500%.

“Class G Certificate”: A Certificate designated as “Class G” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class G Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.2500%.

“Class H Certificate”: A Certificate designated as “Class H” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class H Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to 2.2500%.

“Class LA1 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA2 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA3 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA4 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LA5 Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LAS Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LASB Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LB Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LC Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LD Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LE Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LF Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LG Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LH Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“Class LR Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class Percentage Interest”: With respect to (i) each Class of Class A-4 Exchangeable Certificates and each Corresponding Exchangeable Upper-Tier Regular Interest, equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such Class of Certificates, divided by (y) the Certificate Balance of the Class A-4 Upper-Tier Regular Interest, (ii) each Class of Class A-5 Exchangeable Certificates and each Corresponding Exchangeable Upper-Tier Regular Interest, equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such Class of Certificates, divided by (y) the Certificate Balance of the Class A-5 Upper-Tier Regular Interest, (iii) each Class of Class A-S Exchangeable Certificates and each Corresponding Exchangeable Upper-Tier Regular Interest, equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such Class of Certificates, divided by (y) the Certificate Balance of the Class A-S Upper-Tier Regular Interest, (iv) each Class of Class B Exchangeable Certificates and each Corresponding Exchangeable Upper-Tier Regular Interest, equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such Class of Certificates, divided by (y) the Certificate Balance of the Class B Upper-Tier Regular Interest and (v) each Class of Class C Exchangeable Certificates and each Corresponding Exchangeable Upper-Tier Regular Interest, equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such Class of Certificates, divided by (y) the Certificate Balance of the Class C Upper-Tier Regular Interest.

The initial Class Percentage Interest of each Class of Exchangeable Certificates in each of the Corresponding Exchangeable Upper-Tier Regular Interests is set forth below:

Class of Exchangeable Certificates	Class Percentage Interest in the Class A-4 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-4-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-4-X2 Upper-Tier Regular Interest
Class A-4 Certificates	100%	100%	100%
Class A-4-1 Certificates	0%	N/A	0%
Class A-4-2 Certificates	0%	N/A	N/A
Class A-4-X1 Certificates	N/A	0%	N/A
Class A-4-X2 Certificates	N/A	0%	0%

Class of Exchangeable Certificates	Class Percentage Interest in the Class A-5 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-5-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-5-X2 Upper-Tier Regular Interest
Class A-5 Certificates	100%	100%	100%
Class A-5-1 Certificates	0%	N/A	0%
Class A-5-2 Certificates	0%	N/A	N/A
Class A-5-X1 Certificates	N/A	0%	N/A
Class A-5-X2 Certificates	N/A	0%	0%

Class of Exchangeable Certificates	Class Percentage Interest in the Class A-S Upper-Tier Regular Interest	Class Percentage Interest in the Class A-S-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class A-S-X2 Upper-Tier Regular Interest
Class A-S Certificates	100%	100%	100%
Class A-S-1 Certificates	0%	N/A	0%
Class A-S-2 Certificates	0%	N/A	N/A
Class A-S-X1 Certificates	N/A	0%	N/A
Class A-S-X2 Certificates	N/A	0%	0%

Class of Exchangeable Certificates	Class Percentage Interest in the Class B Upper-Tier Regular Interest	Class Percentage Interest in the Class B-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class B-X2 Upper-Tier Regular Interest
Class B Certificates	100%	100%	100%
Class B-1 Certificates	0%	N/A	0%
Class B-2 Certificates	0%	N/A	N/A
Class B-X1 Certificates	N/A	0%	N/A
Class B-X2 Certificates	N/A	0%	0%

Class of Exchangeable Certificates	Class Percentage Interest in the Class C Upper-Tier Regular Interest	Class Percentage Interest in the Class C-X1 Upper-Tier Regular Interest	Class Percentage Interest in the Class C-X2 Upper-Tier Regular Interest
Class C Certificates	100%	100%	100%
Class C-1 Certificates	0%	N/A	0%
Class C-2 Certificates	0%	N/A	N/A
Class C-X1 Certificates	N/A	0%	N/A
Class C-X2 Certificates	N/A	0%	0%

“Class R Certificate”: A Certificate designated as “Class R” on the face thereof in the form of Exhibit A-2 hereto, and evidencing the sole Class of “residual interests” in each Trust REMIC.

“Class UR Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class V Certificate”: Each of the Certificates executed and authenticated by the Certificate Administrator designated as “Class V” on the face thereof in substantially the form set forth in Exhibit A-3 and designated as a Class V Certificate, and evidencing undivided beneficial ownership of the Class V Specific Grantor Trust Assets.

“Class V Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of a portion of the Excess Interest equal to the products of (a) Non-Retained Percentage and (b) the aggregate amount of Excess Interest received on or prior to the related Determination Date, related amounts in the Excess Interest Distribution Account and the proceeds thereof, beneficial ownership of which is represented by the Class V Certificates.

“Class X Certificates”: The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates, as the context may require.

“Class X-A Certificate”: A Certificate designated as “Class X-A” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class X-A Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests.

“Class X-A Pass-Through Rate”: With respect to any Distribution Date, the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the of the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4, Class A-4-X1, Class A-4-X2, Class A-5, Class A-5-X1 and Class A-5-X2 Upper-Tier Regular Interests for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to the Distribution Date (but excluding the Notional Amounts of any Exchangeable Upper-Tier IO Regular Interests from the denominator of such weighted average calculation). The Pass-Through Rate applicable to the Class X-A Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-B Certificate”: A Certificate designated as “Class X-B” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class X-B Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class A-S Upper-Tier Regular Interest, the Class B Upper-Tier Regular Interest and the Class C Upper-Tier Regular Interest.

“Class X-B Pass-Through Rate”: With respect to any Distribution Date, the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates of the Class A-S, Class A-S-X1, Class A-S-X2, Class B, Class B-X1, Class B-X2, Class C, Class C-X1 and Class C-X2 Upper-Tier Regular Interests for such Distribution Date, weighted on the basis of their respective aggregate Certificate Balances or Notional Amounts immediately prior to the Distribution Date (but excluding the Notional Amounts of any Exchangeable Upper-Tier IO Regular Interests in the denominator of such weighted average calculation). The Pass-Through Rate applicable to the Class X-B Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-D Certificate”: A Certificate designated as “Class X-D” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC.

“Class X-D Notional Amount”: As of any date of determination, the aggregate of the Certificate Balances of the Class D and Class E Certificates.

“Class X-D Pass-Through Rate”: With respect to any Distribution Date, the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates of the Class D and Class E Certificates for such Distribution Date, weighted on the basis of their respective aggregate Certificate Balances immediately prior to the Distribution Date. The Pass-Through Rate applicable to the

Class X-D Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-F Certificate”: A Certificate designated as “Class X-F” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-F Notional Amount”: As of any date of determination, the Certificate Balance of the Class F Certificates.

“Class X-F Pass-Through Rate”: With respect to any Distribution Date, the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the Pass-Through Rate of the Class F Certificates for such Distribution Date. The Pass-Through Rate applicable to the Class X-F Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-G Certificate”: A Certificate designated as “Class X-G” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-G Notional Amount”: As of any date of determination, the Certificate Balance of the Class G Certificates.

“Class X-G Pass-Through Rate”: With respect to any Distribution Date, the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the Pass-Through Rate of the Class G Certificates for such Distribution Date. The Pass-Through Rate applicable to the Class X-G Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-H Certificate”: A Certificate designated as “Class X-H” on the face thereof, in the form of Exhibit A-1 hereto, and evidencing a “regular interest” in the Upper-Tier REMIC for purposes of the REMIC Provisions.

“Class X-H Notional Amount”: As of any date of determination, the Certificate Balance of the Class H Certificates.

“Class X-H Pass-Through Rate”: With respect to any Distribution Date, the excess, if any of (a) the Weighted Average Net Mortgage Rate for the related Distribution Date, over (b) the Pass-Through Rate of the Class H Certificates for such Distribution Date. The Pass-Through Rate applicable to the Class X-H Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The initial Clearing Agency shall be DTC.

“Clearstream”: Clearstream Banking, Luxembourg or any successor thereto.

“Closing Date”: June 24, 2021.

“CMBS”: Commercial mortgage-backed securities.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, and applicable final or temporary regulations of the U.S. Department of the Treasury issued pursuant thereto.

“Collateral Deficiency Amount”: With respect to any AB Modified Loan as of any date of determination, shall be an amount, calculated by the applicable Special Servicer (other than with respect to any Non-Serviced Mortgage Loan) or the applicable Master Servicer (with respect to any Non-Serviced Mortgage Loan), equal to the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value (or in the calculation of any related Appraisal Reduction Amount) and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related Mortgagor at the time the Mortgage Loan became (and as part of the modification related thereto) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the applicable Master Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y) and solely to the extent not reflected or taken into account in the calculation of any related Appraisal Reduction Amount) held by the lender in respect of such AB Modified Loan as of the date of such determination, which such excess, for the avoidance of doubt, will be determined separately from and exclude any related Appraisal Reduction Amounts. The applicable Master Servicer, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on the applicable Special Servicer’s calculation or determination of any Collateral Deficiency Amount (other than with respect to a Non-Serviced Mortgage Loan). The applicable Special Servicer and the Operating Advisor shall be entitled to conclusively rely on the applicable Master Servicer’s calculation of any Collateral Deficiency Amount with respect to a Non-Serviced Mortgage Loan.

With respect to any Collateral Deficiency Amount calculated for purposes of determining the existence and identity of the Controlling Class pursuant to Section 4.05(a), the Appraised Value for the related Mortgaged Property determined in connection with this definition shall be determined on an “as-is” basis.

“Collection Account”: A segregated custodial account or accounts created and maintained by each Master Servicer pursuant to Section 3.04(a) on behalf of the Trustee for the benefit of the Certificateholders, which, with respect to the General Master Servicer, shall be entitled “Wells Fargo Bank, National Association, as General Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Collection Account” and, with respect to the NCB Master Servicer, shall be entitled “National Cooperative Bank, N.A., as NCB Master Servicer on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34

Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Collection Account”. Any such account or accounts shall be an Eligible Account. Subject to the related Intercreditor Agreement and taking into account that each Serviced Companion Loan is subordinate or pari passu, as applicable, to the related Serviced Mortgage Loan to the extent set forth in the related Intercreditor Agreement, the subaccount described in the second paragraph of Section 3.04(b) that is part of the applicable Collection Account shall be for the benefit of the Serviced Companion Noteholders, to the extent funds on deposit in such subaccount are attributed to the Companion Loans and shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust.

“Collection Period”: With respect to any Distribution Date and any Mortgage Loan or Companion Loan, the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan or Companion Loan occurring in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan or Companion Loan occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a Business Day, any Periodic Payments received with respect to the Mortgage Loans or Companion Loan relating to such Collection Period on the Business Day immediately following such day shall be deemed to have been received during such Collection Period and not during any other Collection Period.

“Commission”: The Securities and Exchange Commission.

“Companion Distribution Account”: With respect to any Serviced Companion Loan, the separate account created and maintained by the Companion Paying Agent pursuant to Section 3.04(b) and held on behalf of the Serviced Companion Noteholders, which shall be entitled “Wells Fargo Bank, National Association, as Companion Paying Agent, for the benefit of the Serviced Companion Noteholders of the Serviced Companion Loans, relating to the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Companion Distribution Account”. The Companion Distribution Account shall not be an asset of the Trust, any Trust REMIC or the Grantor Trust, but instead shall be held by the Companion Paying Agent on behalf of the Serviced Companion Noteholders. Any such account shall be an Eligible Account. Notwithstanding the foregoing, if the General Master Servicer and the Companion Paying Agent are the same entity, the Companion Distribution Account may be the subaccount referenced in the second paragraph of Section 3.04(b).

“Companion Holders”: Each of the holders of record of any Companion Loan.

“Companion Loan(s)”: With respect to any Mortgage Loan, any other mortgage loan that is not included in the Trust but is secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties as such Mortgage Loan. With respect to each Whole Loan, the Pari Passu Companion Loan(s) and the Subordinate Companion Loan(s) (if any) are evidenced by the promissory notes opposite such Whole Loan, set forth in the chart entitled “Whole Loans” in the Preliminary Statement, as such promissory notes may be further divided.

“Companion Loan Rating Agency”: Any NRSRO rating any class of Serviced Pari Passu Companion Loan Securities.

“Companion Paying Agent”: With respect to the Serviced Companion Loans, if any, the General Master Servicer in its role as Companion Paying Agent appointed pursuant to Section 3.27.

“Compensating Interest Payment”: With respect to each Master Servicer, an aggregate amount as of any Distribution Date equal to the lesser of (i) the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than Non–Serviced Mortgage Loans) for which such Master Servicer is acting as Master Servicer and any related Serviced Pari Passu Companion Loans (in each case other than any Specially Serviced Loan or any Mortgage Loan or related Serviced Pari Passu Companion Loan on which the applicable Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date and (ii) the aggregate of (A) that portion of such Master Servicer’s Servicing Fees for such Distribution Date that is, in the case of each Mortgage Loan (other than a Non–Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Master Servicer is acting as Master Servicer for which Servicing Fees are being paid to such Master Servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by such Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Serviced Whole Loan is serviced hereunder, any related Serviced Pari Passu Companion Loan) for which such Master Servicer is acting as Master Servicer subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to such Master Servicer for such Collection Period received by such Master Servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) for which such Master Servicer is acting as Master Servicer or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative. However, if a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the applicable Master Servicer’s allowing the related Mortgagor to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding Principal Prepayments (other than (V) a Non-Serviced Mortgage Loan, (W) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (X) pursuant to applicable law or a court order or otherwise in such circumstances where the applicable Master Servicer is required to accept such Principal Prepayment in accordance with the Servicing Standard, (Y)(i) at the request or with the consent of the applicable Special Servicer, or (ii) so long as no Control Termination Event has occurred and is continuing, and other than with respect to an Excluded Loan as to the Directing Certificateholder or the Holder of the majority of the Controlling Class, at the request or with the consent of the Directing Certificateholder or (Z) in connection with the payment of any Insurance and Condemnation Proceeds), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, such Master Servicer shall pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan, otherwise described in clause (i) above in connection with such Prohibited Prepayments. No Master Servicer shall be required to make any Compensating Interest Payment as a result of any prepayments on Mortgage Loans or Companion Loans for which it does not act as Master Servicer or on any AB Subordinate Companion Loan.

For the avoidance of doubt, Compensating Interest Payments attributable to a Serviced Whole Loan shall be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal balances and the applicable Master Servicer shall pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the related Non-Serviced Master Servicer.

“Consultation Termination Event”: At any date at which no Class of Control Eligible Certificates exists where such Class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that Class, in each case without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts; provided, that no Consultation Termination Event may occur with respect to a Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Consultation Termination Event” shall not be applicable to a Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

“Consumer Price Index for All Urban Consumers”: The “Consumer Price Index for All Urban Consumers” as published by the U.S. Department of Labor.

“Control Eligible Certificates”: Any of the Class G and Class H Certificates.

“Control Termination Event”: The occurrence of the Certificate Balance of the Class G Certificates (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such Class in accordance with Section 4.05(a) hereof) being allocated to less than 25% of the Original Certificate Balance of such Class; provided, that no Control Termination Event may occur with respect to a Loan-Specific Directing Certificateholder related to a Servicing Shift Whole Loan and the term “Control Termination Event” shall not be applicable to a Loan-Specific Directing Certificateholder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event shall not be deemed continuing in the event that the Certificate Balances of the Certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of principal payments on the Mortgage Loans.

“Controlling Class”: As of any date of determination, the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance as notionally reduced by any Allocated Cumulative Appraisal Reduction Amounts allocable to such Class in accordance with Section 4.05(a), at least equal to 25% of the Original Certificate Balance of that Class; provided, however, that if at any time the Certificate Balances of the Certificates other than the Control Eligible Certificates and the RR Interest have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the Controlling Class shall be the most subordinate class among the Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Allocated Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H Certificates.

“Controlling Class Certificateholders”: Each Holder (or Certificate Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Depositor, the Trustee, either Master Servicer, either Special Servicer or the Operating Advisor may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Certificate Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Depositor, Trustee, Master Servicers, Operating Advisor or Special Servicers, as applicable. The Trustee, the Master Servicers, the Special Servicers and the Operating Advisor shall be entitled to rely on any such list so provided.

“Conveyed Property”: As defined in Section 2.01(a).

“Corporate Trust Office”: The principal corporate trust office of the Trustee and the Certificate Administrator at which at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this Agreement is located (i) with respect to Certificate transfers and surrenders, at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55415; (ii) with respect to the Trustee at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee BANK 2021-BNK34; and (iii) for all other purposes, to the Certificate Administrator at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services (CMBS), BANK 2021-BNK34.

“Corrected Loan”: Any Specially Serviced Loan that has become current and remained current for three (3) consecutive Periodic Payments (for such purposes taking into account any modification or amendment of the related Mortgage Loan or Companion Loan, as applicable, whether by a consensual modification or in connection with a bankruptcy, insolvency or similar proceeding involving the Mortgagor), and (provided that no other Servicing Transfer Event has occurred with respect to such Mortgage Loan or Companion Loan during such preceding three (3) months, no additional event of default is foreseeable in the reasonable judgment of the applicable Special Servicer and no other event or circumstance exists that causes such Mortgage Loan or Companion Loan, as applicable, to otherwise constitute a Specially Serviced Loan) the servicing of which the applicable Special Servicer has returned to the applicable Master Servicer pursuant to Section 3.19(a).

“Corresponding Exchangeable Upper-Tier Regular Interests”: With respect to each Class of Exchangeable Certificates, the Exchangeable Upper-Tier Regular Interests set forth next to it in the table below.

Class of Exchangeable Certificates	Corresponding Exchangeable Upper-Tier Regular Interests
Class A-4	Class A-4, Class A-4-X1, Class A-4-X2
Class A-4-1	Class A-4, Class A-4-X2
Class A-4-2	Class A-4
Class A-4-X1	Class A-4-X1
Class A-4-X2	Class A-4-X1, Class A-4-X2
Class A-5	Class A-5, Class A-5-X1, Class A-5-X2
Class A-5-1	Class A-5, Class A-5-X2
Class A-5-2	Class A-5
Class A-5-X1	Class A-5-X1
Class A-5-X2	Class A-5-X1, Class A-5-X2
Class A-S	Class A-S, Class A-S-X1, Class A-S-X2
Class A-S-1	Class A-S, Class A-S-X2
Class A-S-2	Class A-S
Class A-S-X1	Class A-S-X1
Class A-S-X2	Class A-S-X1, Class A-S-X2
Class B	Class B, Class B-X1, Class B-X2
Class B-1	Class B, Class B-X2
Class B-2	Class B
Class B-X1	Class B-X1
Class B-X2	Class B-X1, Class B-X2
Class C	Class C, Class C-X1, Class C-X2
Class C-1	Class C, Class C-X2
Class C-2	Class C
Class C-X1	Class C-X1
Class C-X2	Class C-X1, Class C-X2

“COVID Forbearance Fees”: As defined in Section 3.18(a).

“CREFC®”: The Commercial Real Estate Finance Council®, or any successor organization reasonably acceptable to the Certificate Administrator, each Master Servicer, each Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The data file in the “CREFC® Bond Level File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Collateral Summary File”: The data file in the “CREFC® Collateral Summary File” format substantially in the form of and containing the information called for therein, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Comparative Financial Status Report”: The monthly report in “Comparative Financial Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Delinquent Loan Status Report”: The monthly report in the “Delinquent Loan Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Financial File”: The data file in the “CREFC® Financial File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: The monthly report in the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Intellectual Property Royalty License Fee”: With respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan) and for any Distribution Date, the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the

Distribution Date in such Interest Accrual Period; provided that such amounts shall be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and shall be prorated for partial periods. For the avoidance of doubt, the CREFC® Intellectual Property Royalty License Fee shall be deemed payable by the Master Servicers from the Lower-Tier REMIC.

“CREFC® Intellectual Property Royalty License Fee Rate”: With respect to each Mortgage Loan and REO Loan, a rate equal to 0.0005% per annum.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Investor Reporting Package”: The collection of reports specified by the CREFC® from time to time as the “CREFC® Investor Reporting Package.” As of the Closing Date, the CREFC® Investor Reporting Package contains eight electronic files ((1) CREFC® Loan Setup File, (2) CREFC® Loan Periodic Update File, (3) CREFC® Property File, (4) CREFC® Bond Level File, (5) CREFC® Collateral Summary File, (6) CREFC® Financial File, (7) CREFC® Special Servicer Loan File and (8) CREFC® Schedule AL File (with respect to the General Master Servicer)) and eleven surveillance reports ((1) CREFC® Servicer Watch List, (2) CREFC® Delinquent Loan Status Report, (3) CREFC® REO Status Report, (4) CREFC® Comparative Financial Status Report, (5) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (6) CREFC® Operating Statement Analysis Report, (7) CREFC® Servicer Remittance to Certificate Administrator, (8) CREFC® Significant Insurance Event Report, (9) CREFC® NOI Adjustment Worksheet, (10) CREFC® Loan Level Reserve/LOC Report and (11) with respect to Mortgage Loans that have a Companion Loan, as applicable, the CREFC® Total Loan Report). In addition, the CREFC® Investor Reporting Package shall include the CREFC® Advance Recovery Report. In addition, the CREFC® Investor Reporting Package shall include the following nine templates: (1) CREFC® Appraisal Reduction Template, (2) CREFC® Servicer Realized Loss Template, (3) CREFC® Reconciliation of Funds Template, (4) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (5) CREFC® Historical Liquidation Loss Template, (6) CREFC® Interest Shortfall Reconciliation Template, (7) CREFC® Loan Modification Report, (8) CREFC® Loan Liquidation Report and (9) CREFC® REO Liquidation Report. The CREFC® Investor Reporting Package shall be substantially in the form of, and containing the information called for in, the downloadable forms of the “CREFC® IRP” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information or reports as may from time to time be approved by the CREFC® for commercial mortgage-backed securities transactions generally. For the purposes of the production of the CREFC® Comparative Financial Status Report by the applicable Master Servicer or the applicable Special Servicer of any such report that is required to state information for any period prior to the Cut-off Date, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may conclusively rely (without independent verification), absent manifest error, on information provided to it by the Mortgage Loan Sellers or by the related Mortgagor or (x) in the case of such a report produced by either Master Servicer, by the applicable Special Servicer (if other than such Master Servicer or an Affiliate thereof) and (y) in the case of such a report produced by either Special Servicer, by the applicable Master Servicer (if other than such Special Servicer or an Affiliate thereof).

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve/LOC Report”: The monthly report in the “CREFC® Loan Level Reserve/LOC Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Modification Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Modification Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The data file in the “CREFC® Loan Periodic Update File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Setup File”: The data file in the “CREFC® Loan Setup File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® NOI Adjustment Worksheet”: The worksheet in the “NOI Adjustment Worksheet” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Operating Statement Analysis Report”: The report in the “Operating Statement Analysis Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Property File”: The data file in the “CREFC® Property File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: The monthly report in the “REO Status Report” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Schedule AL File”: The data file in the “Schedule AL File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally; provided that the Depositor shall confirm in writing to each Master Servicer and the Certificate Administrator that any change to such “Schedule AL File” format complies with all requirements of Item 1125 of Regulation AB.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Remittance to Certificate Administrator”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Remittance to Certificate Administrator” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Watch List”: A monthly report, as of each Determination Date, including and identifying each Non-Specially Serviced Loan satisfying the “CREFC® Portfolio Review Guidelines” approved from time to time by the CREFC® in the “CREFC® Servicer Watch List” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form (including other portfolio review guidelines) for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Significant Insurance Event Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Significant Insurance Event Report” available and effective from time to time on the CREFC® Website.

“CREFC® Special Servicer Loan File”: The data file in the “CREFC® Special Servicer Loan File” format substantially in the form of and containing the information called for therein for the Mortgage Loans, or such other form for the presentation of such information as may be approved from time to time by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions and is reasonably acceptable to the Master Servicers.

“CREFC® Website”: The CREFC® Website located at “www.crefc.org” or such other primary website as the CREFC® may establish for dissemination of its report forms.

“Cross-Over Date”: The Distribution Date on which the Certificate Balances of the Subordinate Certificates (other than the Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates) and the Class A-S Upper-Tier Regular Interest, the Class B Upper-Tier Regular Interest and the Class C Upper-Tier Regular Interest have all previously been reduced to zero as a result of the allocation of Realized Losses to such Certificates.

“Crossed Mortgage Loan Group”: With respect to (i) any mortgage loan that consists of more than one commercial mortgage loan, the underlying group of loans that are cross-collateralized and cross-defaulted with each other and (ii) any two or more individual mortgage loans that are cross-collateralized and cross-defaulted with each other, such cross-collateralized and cross-defaulted mortgage loans. For the avoidance of doubt, there are no Crossed Mortgage Loan Groups related to the Trust.

“Crossed Underlying Loan”: With respect to any Crossed Mortgage Loan Group, a mortgage loan that is cross-collateralized and cross-defaulted with one or more other mortgage loans within such Crossed Mortgage Loan Group. For the avoidance of doubt, there are no Crossed Underlying Loans related to the Trust.

“Crossed Underlying Loan Repurchase Criteria”: With respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed

Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution shall not be less than the least of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus, (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four preceding calendar quarters preceding the repurchase or replacement and (c) 1.25x, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution based upon an Appraisal obtained by the applicable Special Servicer at the expense of the related Mortgage Loan Seller shall not be greater than the greatest of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 to the Prospectus plus 10%, (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, and (c) 75%, (iii) the related Mortgage Loan Seller, at its expense, shall have furnished the Trustee and the Certificate Administrator with an Opinion of Counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan shall not cause an Adverse REMIC Event, (iv) the related Mortgage Loan Seller causes the affected Crossed Underlying Loan to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loans prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the Primary Collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the Primary Collateral for the Mortgage Loan removed from the Trust) and (v) (other than with respect to any Excluded Loan with respect to the Directing Certificateholder) unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder shall have consented to the repurchase or substitution of the affected Crossed Underlying Loan, which consent shall not be unreasonably withheld, conditioned or delayed.

“Cumulative Appraisal Reduction Amount”: As of any date of determination, the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The applicable Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the applicable Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the applicable Special Servicer, the applicable Master Servicer and the Certificate Administrator shall be entitled to conclusively rely on the calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan performed by the applicable servicer responsible therefore pursuant to the related Non-Serviced PSA.

“Cure/Contest Period”: As defined in Section 12.01(b)(vii).

“Custodial Exception Report”: As defined in Section 2.02(b).

“Custodian”: A Person who is at any time appointed by the Trustee pursuant to Section 8.11 as a document custodian for the Mortgage Files, which Person shall not be the Depositor, any of the Mortgage Loan Sellers or (except to the extent Wells Fargo Bank, National Association is the Custodian) an Affiliate of any of them. The Certificate Administrator shall be the initial Custodian.

“Cut-off Date”: With respect to each Mortgage Loan, the related Due Date of such Mortgage Loan in June 2021, or with respect to any Mortgage Loan that has its first Due Date after June 2021, the date that would have otherwise been the related Due Date in June 2021.

“Cut-off Date Balance”: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan, as of the Cut-off Date, after application of all payments of principal due on or before such date, whether or not received.

“DBRS Morningstar”: DBRS, Inc., and its successors in interest. If neither DBRS Morningstar nor any successor remains in existence, “DBRS” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicers, the Directing Certificateholder and the Special Servicers and specific ratings of DBRS Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Default Interest”: With respect to any Mortgage Loan or Companion Loan and any Collection Period, all interest accrued in respect of such Mortgage Loan or Companion Loan during such Collection Period provided for in the related Mortgage Note or Mortgage as a result of a default (exclusive of late payment charges) that is in excess of interest at the related Mortgage Rate accrued on the unpaid principal balance of such Mortgage Loan or Companion Loan outstanding from time to time.

“Defaulted Loan”: A Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan (i) that is delinquent at least sixty (60) days in respect of its Periodic Payments (other than a Balloon Payment) or delinquent in respect of its Balloon Payment, if any; provided that in respect of a Balloon Payment, such period will be 120 days if the related Mortgagor has provided the applicable Master Servicer or applicable Special Servicer, as applicable, with a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer, as applicable (and such Master Servicer or Special Servicer, as applicable, shall be required to promptly forward such documentation to the Directing Certificateholder); and such delinquency is to be determined without giving effect to any Grace Period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which such Special Servicer has, by written notice to the related Mortgagor, accelerated the maturity of the indebtedness evidenced by the related

Mortgage Note. For the avoidance of doubt, a defaulted Companion Loan does not constitute a “Defaulted Loan”.

“Defeasance Accounts”: As defined in Section 3.18(j).

“Defect”: As defined in Section 2.02(f).

“Deficient Exchange Act Deliverable”: With respect to a Master Servicer, a Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee and each Servicing Function Participant and Additional Servicer retained by it (other than an Initial Sub-Servicer), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XI of this Agreement that does not conform to the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Deficient Valuation”: With respect to any Mortgage Loan or Serviced Whole Loan, as applicable, a valuation by a court of competent jurisdiction of the related Mortgaged Property in an amount less than the then-outstanding principal balance of such Mortgage Loan or Serviced Whole Loan which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificate”: Any Certificate in definitive, fully registered form without interest coupons. Initially, the Class R Certificates, the Class V Certificates, the RR Interest and any Certificate issued pursuant to Section 5.02(c) and Section 5.02(d) shall be Definitive Certificates. For the avoidance of doubt, any RR Interest shall at all times during the RR Interest Transfer Restriction Period be a Definitive Certificate.

“Delinquent Loan”: A Mortgage Loan that is delinquent at least sixty (60) days in respect of its Periodic Payments or Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any Grace Period. For the avoidance of doubt, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency for so long as the related borrower is complying with the terms of such Payment Accommodation.

“Denomination”: With respect to any Certificate or any beneficial interest in a Certificate the amount (i) (a) set forth on the face thereof, (b) set forth on a schedule attached thereto (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached to such Certificate) or (c) in the case of any beneficial interest in a Book-Entry Certificate, the interest of the related Certificate Owner in the applicable Class of Certificates as reflected on the books and records of the Depository or related Depository Participant, as applicable, (ii) expressed in terms of initial Certificate Balance or initial Notional Amount, as applicable, and (iii) in an authorized denomination, as set forth in Section 5.01(a).

“Depositor”: Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, or its successor in interest.

“Depository”: DTC, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates, is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the UCC of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Designated Site”: The website to which Diligence Files are uploaded as designated by the Depositor to the Mortgage Loan Sellers.

“Determination Date”: With respect to any Distribution Date, the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a Business Day, then the next Business Day), commencing in July 2021.

“Diligence File”: With respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)	A copy of each of the following documents:

(i)                the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the Trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)               the Mortgage, together with a copy of any intervening Assignments of Mortgage, in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iii)              any related Assignment of Leases and of any intervening Assignments (if such item is a document separate from the Mortgage), in each case, with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable Mortgage Loan Seller);

(iv)              all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)               the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)              any UCC financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(vii)             any intercreditor agreement relating to permitted debt of the Mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan and any related mezzanine intercreditor agreement;

(viii)            any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)              any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)               other than with respect to the Mortgage Loans secured by residential cooperative properties, any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)              any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)             any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)            all related environmental reports; and

(xiv)            all related environmental insurance policies;

(b)                 a copy of any engineering reports or property condition reports;

(c)                 other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property) or a residential cooperative property, copies of a rent roll;

(d)                 for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller;

(e)                 a copy of all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller or an Affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)                  a copy of all Mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)                 a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)                 for any Mortgage Loan that the related Mortgaged Property or Mortgaged Properties is leased to a single tenant, a copy of the lease;

(i)                  a copy of the applicable Mortgage Loan Seller’s asset summary;

(j)                  a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)                 a copy of all zoning reports;

(l)                  a copy of financial statements of the related Mortgagor;

(m)                a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)                 a copy of all UCC searches;

(o)                 a copy of all litigation searches;

(p)                 a copy of all bankruptcy searches;

(q)                 a copy of any origination settlement statement;

(r)                  a copy of the Insurance Summary Report;

(s)                 a copy of the organizational documents of the related Mortgagor and any guarantor;

(t)                  a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)                 a copy of all related environmental reports that were received by the applicable Mortgage Loan Seller;

(v)                 a copy of any closure letter (environmental); and

(w)                a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File shall include a statement to that effect. No information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications shall constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File shall include a statement to that effect. The Mortgage Loan Seller may, without any obligation to do so, include such other documents as part of the Diligence File that such Mortgage Loan Seller believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

“Directing Certificateholder”: (A) With respect to a Servicing Shift Whole Loan, the Directing Certificateholder shall be the related Loan-Specific Directing Certificateholder, and (B) with respect to each Mortgage Loan (other than each Servicing Shift Mortgage Loan and any Excluded Loan), the initial Directing Certificateholder shall be Eightfold Real Estate Capital, L.P. Thereafter, with respect to the Mortgage Loans described in clause (B) of the first sentence of this definition, the Directing Certificateholder shall be the Controlling Class Certificateholder (or a representative thereof) selected by more than 50% of the Controlling Class Certificateholders (by Certificate Balance, as determined by the Certificate Registrar) from time to time; provided, however, that (i) absent that selection, or (ii) until a Directing Certificateholder is so selected or (iii) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) will be the Directing Certificateholder; provided, however, that, in the case of this clause (iii), in the event that no one Holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of this Agreement. After the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder, as described in clause (B) of the first sentence of this definition shall only retain its consultation rights to the extent specifically provided for herein. After the occurrence of a Consultation Termination Event, there will be no Directing Certificateholder as described in clause (B) of the first sentence of this definition. The Depositor shall promptly provide the name and contact information for the initial Directing Certificateholder upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

“Directly Operate”: With respect to any REO Property (except with respect to a Non-Serviced Mortgaged Property), the furnishing or rendering of services to the tenants thereof,

that are not customarily provided to tenants in connection with the rental of space “for occupancy only” within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the use of such REO Property in a trade or business conducted by the Trust or on behalf of a Companion Holder or the performance of any construction work on the REO Property other than through an Independent Contractor; provided, however, that an REO Property shall not be considered to be Directly Operated solely because the Trustee (or the applicable Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance or makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee-sharing arrangement) received or retained by the applicable Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, any Mortgagor, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any such Mortgage Loan or Serviced Companion Loan, the management or disposition of such REO Property, and the performance by the applicable Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the applicable Special Servicer is entitled pursuant to Section 3.11 of this Agreement or any Non-Serviced PSA.

“Disclosure Parties”: As defined in Section 3.13(f).

“Discount Rate”: As defined in Section 4.01(e).

“Dispute Resolution Consultation”: As defined in Section 2.03(l)(iii).

“Dispute Resolution Cut-off Date”: As defined in Section 2.03(l)(i).

“Disqualified Non-U.S. Tax Person”: With respect to the Class R Certificates, any Non-U.S. Tax Person or its agent other than (a) a Non-U.S. Tax Person that holds the Class R Certificates in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI or (b) a Non-U.S. Tax Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of the Class R Certificates to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificates will not be disregarded for federal income tax purposes.

“Disqualified Organization”: Any of (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Accounts”: Collectively, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account (and in each case any subaccount thereof), all of which may be subaccounts of a single Eligible Account.

“Distribution Date”: The fourth (4th) Business Day following each Determination Date, beginning in July 2021. The initial Distribution Date shall be July 16, 2021.

“Distribution Date Statement”: As defined in Section 4.02(a).

“Do Not Hire List”: The list, as may be updated at any time, provided by the Depositor to the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer, which lists certain parties identified by the Depositor as having failed to comply (after any applicable cure period) with their respective obligations under Article XI of this Agreement or as having failed to comply (after any applicable cure period) with any similar Regulation AB reporting requirements under any other securitization transaction. For the avoidance of doubt, as of the Closing Date, no parties appear on the Do Not Hire List.

“Dodd-Frank Act”: The Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time.

“DTC”: The Depository Trust Company, a New York corporation.

“Due Date”: With respect to (i) any Mortgage Loan or Companion Loan, as applicable, on or prior to its Maturity Date, the day of the month set forth in the related Mortgage Note on which each Periodic Payment thereon is scheduled to be first due, (ii) any Mortgage Loan or Companion Loan, as applicable, after the Maturity Date therefor, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on such Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due, and (iii) any REO Loan, the day of the month set forth in the related Mortgage Note on which each Periodic Payment on the related Mortgage Loan or Companion Loan, as applicable, had been scheduled to be first due.

“EDGAR”: As defined in Section 11.03.

“EDGAR-Compatible Format”: With respect to (a) the Initial Schedule AL File, the Initial Schedule AL Additional File, the CREFC® Schedule AL File and the Schedule AL Additional File, XML format or such other format as mutually agreed to between the Depositor, Certificate Administrator and the Master Servicers and (b) any report, file or document other than those listed in clause (a) above, any format compatible with EDGAR, including HTML, Word or clean, searchable PDFs.

“Eligible Account”: Any of the following: (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company (including the Trustee or the Certificate Administrator), (A) the long-term deposit rating or long-term unsecured debt obligations or deposits of which are rated at least “A-” by S&P, if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations or deposits of which have a short-term rating of not less than “A-1” from S&P, if the deposits are to be held in such account for less than thirty (30) days and (B) the long-term unsecured debt obligations or deposits of which are rated at least “A” by Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for thirty (30) days or more, and the short-term debt obligations or deposits of which have a short-term rating of not less than “F1” from Fitch (to the extent rated by Fitch), if the deposits are to be held in such account for less than thirty (30) days; (ii) an account or accounts maintained with Wells Fargo Bank, National Association so long as Wells Fargo Bank, National Association’s long-term unsecured debt rating shall be at least “BBB” from S&P and “A” from Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for more than thirty (30) days) or Wells Fargo Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least “A-1” from S&P (or “A-2” by S&P so long as the long-term unsecured debt obligations of such depository institution or trust company are rated no less than “BBB” by S&P) and “F1” from Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for thirty (30) days or less); (iii) an account or accounts maintained with PNC Bank, National Association so long as PNC Bank, National Association’s long-term unsecured debt rating shall be at least “BBB” from S&P and “A” from Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for more than thirty (30) days) or PNC Bank, National Association’s short-term deposit or short-term unsecured debt rating shall be at least “A-1” from S&P (or “A-2” by S&P so long as the long-term unsecured debt obligations of such depository institution or trust company are rated no less than “BBB” by S&P) and “F1” from Fitch (to the extent rated by Fitch) (if the deposits are to be held in the account for thirty (30) days or less) (if the deposits are to be held in the account for thirty (30) days or less); (iv) such other account or accounts that, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) - (iii) above, with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such account, which account may be an account maintained by or with the Certificate Administrator, the Trustee, either Master Servicer or either Special Servicer; (v) any other account or accounts not listed in clauses (i) – (iii) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), which account may be an account maintained by or with the Certificate Administrator, the Trustee, either Master Servicer or either Special Servicer; (vi) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that has a long-term unsecured debt rating of at least “A-” from S&P (if the deposits are to be held in the account for more than thirty (30) days) or a short-term unsecured debt rating of at least “A-1” from S&P (if the deposits are to be held in the account for thirty (30) days or less) and that, in either case, has corporate trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. § 9.10(b); or (vii) in the case of Servicing Accounts or reserve accounts with respect to NCB Mortgage Loans with respect to amounts posted with the lender for Escrow Payments, repairs, replacements, capital improvements and/or environmental testing and remediation with respect to the related Mortgaged Property, for ongoing or threatened litigation or for any unit maintenance or rent receivables or negative carry, any account maintained with NCB (provided that, if such account is not otherwise an Eligible Account, NCB has a combined capital and surplus of at least $40,000,000). Eligible Accounts may bear interest. No Eligible Account shall be evidenced by a certificate of deposit, passbook or other similar instrument.

“Eligible Asset Representations Reviewer”: An entity that (a) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS Morningstar, KBRA or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which any of Moody’s, Fitch, DBRS Morningstar, KBRA and S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (b) can and will make the representations and warranties set forth in Section 6.01(d), (c) is not (and is not affiliated with) a Sponsor, a Mortgage Loan Seller, an originator, either Master Servicer, either Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective Affiliates, (d) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any Underwriter, any party to this Agreement, the Directing Certificateholder, the Risk Retention Consultation Party or any of their respective Affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services, and (e) does not directly or indirectly, through one or more Affiliates or otherwise, own any interest in any Certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable).

“Eligible Operating Advisor”: An entity (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the Operating Advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 6.01(c) of this Agreement; (c) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, a Master Servicer, a Special Servicer, a Mortgage Loan Seller, the Directing Certificateholder, the Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective Affiliates; (d) that has not been paid by any Special Servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer under this Agreement; and (e) that (i) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five (5) years of experience in collateral analysis and loss projections and (ii) has at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

“Enforcing Party”: The person obligated to or that elects pursuant to Section 2.03 to enforce the rights of the Trust against the related Mortgage Loan Seller with respect to the Repurchase Request.

“Enforcing Servicer”: (a) With respect to a Specially Serviced Loan, the applicable Special Servicer, and (b) with respect to a Non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the applicable Special Servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the applicable Master Servicer, and (ii) in the case of a Repurchase Request made by any Person other than the applicable Special Servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such Non-Specially Serviced Loan, the applicable Master Servicer, and (B) from and after a Resolution Failure relating to such Non-Specially Serviced Loan, the applicable Special Servicer, in each case pursuant to Section 2.03(k)(iv).

“Environmental Assessment”: An “environmental site assessment” as such term is defined in, and meeting the criteria of, the American Society of Testing Materials Standard Section E 1527-00, or any successor thereto.

“Environmental Indemnity Agreement”: With respect to any Mortgage Loan, any agreement between the Mortgagor (or a guarantor thereof) and the originator of such Mortgage Loan relating to the Mortgagor’s obligation to remediate or monitor or indemnify for any environmental problems relating to the related Mortgaged Property.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plan”: As defined in Section 5.03(t).

“ERISA Restricted Certificate”: Any Certificate (other than a Class R or Class V Certificate) that does not meet the requirements of Prohibited Transaction Exemption 96-22 (as such exemption may be amended from time to time) as of the date of the acquisition of such Certificate by a Plan. As of the Closing Date, each of the Class X-F, Class X-G, Class X-H, Class F, Class G, Class H Certificates and the RR Interest is an ERISA Restricted Certificate.

“Escrow Payment”: Any payment received by the applicable Master Servicer or the applicable Special Servicer for the account of any Mortgagor for application toward the payment of real estate taxes, assessments, insurance premiums, ground lease rents and similar items in respect of the related Mortgaged Property, including amounts for deposit to any reserve account.

“Euroclear”: The Euroclear System or any successor thereto.

“Excess Interest”: With respect to the ARD Loan, interest accrued on the ARD Loan after the Anticipated Repayment Date allocable to the Excess Rate, including all interest accrued thereon to the extent permitted by applicable law and the related Mortgage Loan documents. The Excess Interest shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Certificates”: Any class of commercial mortgage pass-through certificates issued under this Agreement that are designated as evidencing an interest in the Excess Interest Grantor Trust Assets. The Class V Certificates shall be Excess Interest Certificates.

“Excess Interest Distribution Account”: The trust account or accounts created and maintained as a separate account or accounts (or as a subaccount of the Distribution Account) by the Certificate Administrator pursuant to Section 3.04(c), which shall be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, the Class V Certificates, the RR Interest, Excess Interest Distribution Account”, and which must be an Eligible Account (or a subaccount of an Eligible Account). The Excess Interest Distribution Account shall be held solely for the benefit of the Holders of the Class V Certificates and the RR Interest. The Excess Interest Distribution Account shall not be an asset of either Trust REMIC, but rather shall be an asset of the Grantor Trust.

“Excess Interest Grantor Trust Assets”: The portion of the Trust Fund consisting of the Excess Interest, the Excess Interest Distribution Account and the proceeds thereof.

“Excess Modification Fee Amount”: With respect to any Master Servicer or Special Servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the applicable Master Servicer or the applicable Special Servicer, as applicable, as compensation within the prior twelve (12) months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

“Excess Modification Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the Mortgagor but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Mortgagor or otherwise. With respect to each of the Master Servicers and the Special Servicers, the Excess Modification Fees collected and earned by such Person from the related Mortgagor (taken in the aggregate with any other Excess Modification Fees collected and earned by such Person from the related Mortgagor within the prior twelve (12) months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan, as applicable, on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan, as applicable.

“Excess Prepayment Interest Shortfall”: For any Distribution Date, the Non-Retained Percentage of the Aggregate Excess Prepayment Interest Shortfall for such Distribution Date.

“Excess Rate”: With respect to each ARD Loan, the excess of (i) the applicable Revised Rate over (ii) the applicable Mortgage Rate, each as set forth in the Mortgage Loan Schedule.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the Commission thereunder.

“Exchangeable Certificate”: Any of the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates.

“Exchangeable Class Specific Grantor Trust Assets”: With respect to any Class of Exchangeable Certificates, its Class Percentage Interest in each Corresponding Exchangeable Upper-Tier Regular Interest.

“Exchangeable P&I Certificates”: Any of the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1, Class A-5-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1 and Class C-2 Certificates.

“Exchangeable Upper-Tier IO Regular Interest”: Each of the Class A-4-X1 Upper-Tier Regular Interest, the Class A-4-X2 Upper-Tier Regular Interest, the Class A-5-X1 Upper-Tier Regular Interest, the Class A-5-X2 Upper-Tier Regular Interest, the Class A-S-X1 Upper-Tier Regular Interest, the Class A-S-X2 Upper-Tier Regular Interest, the Class B-X1 Upper-Tier Regular Interest, the Class B-X2 Upper-Tier Regular Interest, the Class C-X1 Upper-Tier Regular Interest and the Class C-X2 Upper-Tier Regular Interest.

“Exchangeable Upper-Tier P&I Regular Interest”: Each of the Class A-4 Upper-Tier Regular Interest, the Class A-5 Upper-Tier Regular Interest, the Class A-S Upper-Tier Regular Interest, the Class B Upper-Tier Regular Interest and the Class C Upper-Tier Regular Interest.

“Exchangeable Upper-Tier Regular Interest”: Each of the Exchangeable Upper-Tier P&I Regular Interests and the Exchangeable Upper-Tier IO Regular Interests.

“Excluded Controlling Class Holder”: With respect to any Excluded Controlling Class Loan, the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, that is a Borrower Party with respect to such Excluded Controlling Class Loan. Promptly upon obtaining actual knowledge of the Directing Certificateholder or any Controlling Class Certificateholder becoming an “Excluded Controlling Class Holder”, such Directing Certificateholder or Controlling Class Certificateholder, as applicable, shall provide notice in the form of Exhibit P-1E hereto to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator, which notice shall be physically delivered in accordance with Section 13.05 of this Agreement and shall specifically identify the Excluded Controlling Class Holder and the subject Excluded Controlling Class Loan. Additionally, any Excluded Controlling Class Holder shall also send to the Certificate Administrator a notice substantially in the form of Exhibit P-1F hereto, which notice shall provide each of the CTSLink User ID associated with such Excluded Controlling Class Holder, and which notice shall direct the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. As of the Closing Date, there are no Excluded Controlling Class Holders related to the Trust.

“Excluded Controlling Class Loan”: Any Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party. For the avoidance of doubt, if a Mortgage Loan or Whole Loan is not an Excluded Controlling Class Loan, such Mortgage Loan or Whole Loan is also not an Excluded Loan as to either the Directing Certificateholder or the Holder of the majority of the Controlling Class. As of the Closing Date, there are no Excluded Controlling Class Loans related to the Trust.

“Excluded Information”: With respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which shall include any

Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans prepared by the applicable Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding a Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, the applicable Master Servicer or the applicable Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Information by the applicable Special Servicer, the applicable Master Servicer or the Operating Advisor, as applicable, but in each case other than information with respect to such Excluded Controlling Class Loan that is aggregated with information of other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Controlling Class Loan) and any Schedule AL Additional File shall not be considered “Excluded Information”. Each of the Master Servicers, the Special Servicers and the Operating Advisor shall deliver any Excluded Information to the Certificate Administrator in accordance with Section 3.33. For the avoidance of doubt, the Certificate Administrator’s obligation to segregate any information delivered to it under the “Excluded Information” tab on the Certificate Administrator’s Website shall be triggered solely by such information being delivered in the manner provided in Section 3.26.

“Excluded Loan”: With respect to (a) the Directing Certificateholder or (except for purposes of determining whether a Servicing Shift Whole Loan is an Excluded Loan in respect of the related Loan-Specific Directing Certificateholder) the Holder of the majority of the Controlling Class, any Mortgage Loan or Whole Loan if, as of any date of determination, the Directing Certificateholder or the Holder of the majority of the Controlling Class is a Borrower Party or (b) the Risk Retention Consultation Party or the Holder of the majority of the RR Interest, any Mortgage Loan or Whole Loan if, as of any date of determination, the Risk Retention Consultation Party or the Holder of the majority of the RR Interest is a Borrower Party. For the avoidance of doubt, any Excluded Loan as to either the Directing Certificateholder or the Holder of the majority of the Controlling Class is also an Excluded Controlling Class Loan. As of the Closing Date, there are no Excluded Loans related to the Trust.

“Excluded Special Servicer”: With respect to any Excluded Special Servicer Loan, a replacement special servicer that is not a Borrower Party and satisfies all of the eligibility requirements applicable to the Special Servicers set forth in Section 7.01(g). As of the Closing Date, there are no Excluded Special Servicers related to the Trust.

“Excluded Special Servicer Information”: With respect to any Excluded Special Servicer Loan, any information solely related to such Excluded Special Servicer Loan and/or the related Mortgaged Properties, which shall include the Asset Status Reports, Final Asset Status Reports (or summaries thereof), any Operating Advisor reports delivered to the Certificate Administrator regarding an Excluded Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the applicable Master Servicer or the applicable Excluded Special Servicer supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, or such other information and reports designated as Excluded Special Servicer Information by the applicable Excluded Special Servicer, the applicable Master Servicer or the Operating Advisor, as applicable, in each case, other than information with respect to such Excluded Special Servicer Loan(s) that is aggregated with information with respect to the other Mortgage Loans at a pool level. For the avoidance of doubt, any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any Excluded Special Servicer Loan) and any Schedule AL Additional File shall not be considered “Excluded Special Servicer Information”.

“Excluded Special Servicer Loan”: Any Mortgage Loan or Serviced Whole Loan with respect to which, as of any date of determination, the applicable Special Servicer obtains knowledge that it has become a Borrower Party. For the avoidance of doubt, there are no Excluded Special Servicer Loans related to the Trust as of the Closing Date.

“Extended Cure Period”: As defined in Section 2.03(b).

“Fannie Mae”: Federal National Mortgage Association or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Asset Status Report”: With respect to any Specially Serviced Loan, each related Asset Status Report, together with such other data or supporting information provided by the applicable Special Servicer to the Directing Certificateholder or the Risk Retention Consultation Party which does not include any communication (other than the related Asset Status Report) between the applicable Special Servicer and Directing Certificateholder or the Risk Retention Consultation Party with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder or the Holder of the majority of the Controlling Class, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report shall be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent pursuant to Section 3.19, or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the applicable Special Servicer in accordance with this Agreement. In addition, after the occurrence and during the continuance of a Control Termination Event, no Asset Status Report shall be a Final Asset Status Report unless and until the Operating Advisor is consulted with on a non-binding basis or deemed to have been consulted with pursuant to this Agreement. No such consultation shall be required prior to a Control Termination Event and, during such period, the Operating Advisor is only required to review Final Asset Status Reports delivered to it by the Special Servicers; provided that the Operating Advisor shall be required to request delivery of a Final Asset Status Report to the extent it has actual knowledge of such Final Asset Status Report. Each Final Asset Status Report shall be labeled or otherwise identified or communicated as being final by the applicable special servicer.

“Final Dispute Resolution Election Notice”: As defined in Section 2.03(l)(iii).

“Final Recovery Determination”: A reasonable determination by the applicable Special Servicer, in consultation with the Directing Certificateholder if related to a Mortgage Loan other than an Excluded Loan as to the Directing Certificateholder and made prior to the occurrence and continuance of a Consultation Termination Event, with respect to any Defaulted Loan (and, if applicable, any defaulted Companion Loan) or Corrected Loan or REO Property (other than a Mortgage Loan or REO Property, as the case may be, that was purchased by (i) any of the Mortgage Loan Sellers pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, (ii) the applicable Special Servicer or other person pursuant to Section 3.16(b), any Companion Holder or any mezzanine lender pursuant to Section 3.16 or (iii) the applicable Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class, or the Holders of the Class R Certificates pursuant to Section 9.01) that there has been a recovery of all Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenue and other payments or recoveries that, in the applicable Special Servicer’s judgment, which judgment was exercised without regard to any obligation of such Special Servicer to make payments from its own funds pursuant to Section 3.07(b), will ultimately be recoverable. With respect to all Mortgage Loans other than Excluded Loans with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, prior to the occurrence and continuance of any Control Termination Event, the Directing Certificateholder shall have ten (10) Business Days to review and approve each such recovery determination by the applicable Special Servicer; provided, however, that if the Directing Certificateholder fails to approve or disapprove any recovery determination within ten (10) Business Days of receipt of the initial recovery determination, such consent shall be deemed given.

“Fitch”: Fitch Ratings, Inc., and its successors in interest. If neither Fitch nor any successor remains in existence, “Fitch” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Fitch herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Form 8-K Disclosure Information”: As defined in Section 11.07.

“Form 15 Suspension Notification”: As defined in Section 11.08.

“Fortune 7 Leased Campus Intercreditor Agreement”: The Agreement Between Note Holders, dated as of May [_], 2021, by and between the holders of the respective promissory notes evidencing the Fortune 7 Leased Campus Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Fortune 7 Leased Campus Mortgage Loan”: With respect to the Fortune 7 Leased Campus Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 9 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1.

“Fortune 7 Leased Campus Mortgaged Property”: The Mortgaged Property that secures the Fortune 7 Leased Campus Whole Loan.

“Fortune 7 Leased Campus Pari Passu Companion Loan”: With respect to the Fortune 7 Leased Campus Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Pari Passu Companion Loan(s)” in the table under the heading “Whole Loans” in the Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the Fortune 7 Leased Campus Mortgaged Property.

“Fortune 7 Leased Campus Whole Loan”: The Fortune 7 Leased Campus Mortgage Loan together with the Fortune 7 Leased Campus Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Fortune 7 Leased Campus Mortgaged Property. References herein to the Fortune 7 Leased Campus Whole Loan shall be construed to refer to the aggregate indebtedness under the Fortune 7 Leased Campus Mortgage Loan and the Fortune 7 Leased Campus Pari Passu Companion Loans.

“Four Constitution Square Intercreditor Agreement”: The Agreement Between Note Holders, dated as of May 14, 2021, by and between the holders of the respective promissory notes evidencing the Four Constitution Square Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Four Constitution Square Mortgage Loan”: With respect to the Four Constitution Square Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 2 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1.

“Four Constitution Square Mortgaged Property”: The Mortgaged Property that secures the Four Constitution Square Whole Loan.

“Four Constitution Square Pari Passu Companion Loan”: With respect to the Four Constitution Square Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Pari Passu Companion Loan(s)” in the table under the heading “Whole Loans” in the Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the Four Constitution Square Mortgaged Property.

“Four Constitution Square Whole Loan”: The Four Constitution Square Mortgage Loan together with the Four Constitution Square Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Four Constitution Square Mortgaged Property. References herein to the Four Constitution Square Whole Loan shall be construed to refer to the aggregate indebtedness under the Four Constitution Square Mortgage Loan and the Four Constitution Square Pari Passu Companion Loans.

“Freddie Mac”: Federal Home Loan Mortgage Corporation or any successor thereto.

“Gain-on-Sale Proceeds”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), the excess of (i) Liquidation Proceeds net of any related Liquidation Expenses (or the portion of such net Liquidation Proceeds payable to the related Mortgage Loan pursuant to the related Intercreditor Agreement) over (ii) the Purchase Price for such Mortgage Loan on the date on which Liquidation Proceeds were received. Gain-on-Sale Proceeds shall exclude any amounts allocated as a Yield Maintenance Charge, Prepayment

Premium, recovery of any late payment charges and default interest or recovery of any assumption fees and Modification Fees pursuant to Sections 3.02(a) – (c).

“Gain-on-Sale Remittance Amount”: With respect to each Distribution Date, an amount equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-Retained Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

“Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) on behalf of the Trustee for the benefit of the Certificateholders (other than the Holders of the RR Interest), which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“General Master Servicer”: Wells Fargo Bank, National Association, and its successors in interest and assigns, or any successor thereto (as General Master Servicer) appointed as provided herein.

“General Special Servicer”: Greystone Servicing Company LLC, a Delaware limited liability company, and its successors in interest and assigns, or any successor special servicer appointed as provided herein (including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require).

“Government-Sponsored Relief Modification”: Any modification, waiver or amendment of a Mortgage Loan or Serviced Whole Loan that is necessary to facilitate the related borrower’s ability to take advantage of any government-sponsored COVID-specific relief or stimulus program applicable to the Mortgage Loan or Serviced Whole Loan, related Mortgaged Property or related borrower; provided that (A) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the Trust’s expense to the extent not reimbursed or paid by the related borrower), to the extent requesting such opinion is consistent with the Servicing Standard), (B) agreeing to such action would be consistent with the Servicing Standard, and (C) agreeing to such action would not violate the terms, provisions or limitations of this Agreement or any Intercreditor Agreement. For the avoidance of doubt, a Government-Sponsored Relief Modification may only be entered into by the applicable Special Servicer on behalf of the Trust.

“Grace Period”: The number of days before a payment default is an event of default under the related Mortgage Loan.

“Grantor Trust”: A segregated asset pool within the Trust Fund treated as a “grantor trust” under subpart E, part I of subchapter J of the Code, consisting of the assets described in the Preliminary Statement hereto.

“Grantor Trust Designated Portion”: As defined in the Preliminary Statement hereto.

“Ground Lease”: The ground lease pursuant to which any Mortgagor holds a leasehold interest in the related Mortgaged Property and any estoppels or other agreements executed and delivered by the ground lessor in favor of the lender under the Mortgage Loan.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances, including, without limitation, those so identified pursuant to CERCLA or any other federal, state or local environmental related laws and regulations, and specifically including, without limitation, asbestos and asbestos-containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification which would, if classified as unusable, be included in the foregoing definition.

“Independent”: When used with respect to any accountants, a Person who is “independent” within the meaning of Rule 2-01(b) of the Commission’s Regulation S-X. When used with respect to any specified Person, any such Person who (i) is in fact independent of the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer and all Affiliates thereof, (ii) does not have any material direct financial interest in or any material indirect financial interest in any of the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof and (iii) is not connected with the Trustee, the Certificate Administrator, the Depositor, each Master Servicer, each Special Servicer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders (insofar as the relevant matter involves a Whole Loan (whether alone or together with one or more other Mortgage Loans)), the Operating Advisor, the Asset Representations Reviewer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Trustee, the Certificate Administrator, the Depositor, the Master Servicers, the Special Servicers, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any Class of securities issued by the Trustee, the Certificate Administrator, the Depositor, either Master Servicer, either Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Directing Certificateholder, the Risk Retention Consultation Party, the Companion Holders or any Affiliate thereof, as the case may be, so long as such ownership constitutes less than 1% of the total assets of such Person. For the avoidance of doubt, the exception in the proviso above for ownership of 1% or less of any Class of Certificates shall not apply with respect to the Operating Advisor or the Asset Representations Reviewer.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the Trust within the meaning of Section 856(d)(3) of the Code if the Trust were a real estate investment trust (except that the ownership test set forth in that Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates, or such other interest in any Class of Certificates), so long as the Trust does not receive or derive any income from such Person and provided that the relationship between such Person and the Trust is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except that none of the Master Servicers or the Special Servicers shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel has been delivered to the Trustee and the Certificate Administrator to that effect) or (ii) any other Person (including a Master Servicer or a Special Servicer) upon receipt by the Trustee, the Certificate Administrator, the Operating Advisor and the Master Servicers of an Opinion of Counsel, which shall be at no expense to the Trustee, the Certificate Administrator, the Master Servicers, the Operating Advisor or the Trust, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Initial Cure Period”: As defined in Section 2.03(b).

“Initial Purchasers”: Wells Fargo Securities, LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC., Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC.

“Initial Requesting Certificateholder”: The first Certificateholder or Certificate Owner (in either case, other than a Holder of the RR Interest) to deliver a Certificateholder Repurchase Request as described in Section 2.03(k) with respect to a Mortgage Loan. For the avoidance of doubt, there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. A Holder of an RR Interest may not be an Initial Requesting Certificateholder.

“Initial Schedule AL Additional File”: The data file prepared by or on behalf of the Depositor containing additional information or schedules regarding data points in the Initial Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act and filed as Exhibit 103 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Schedule AL File”: The data file(s) prepared by, or on behalf of, the Depositor containing the information required by Item 1111(h)(3) or Item 1125 or Regulation AB or Item 601(b)(102) of Regulation S-K under the Securities Act and filed as Exhibit 102 to the Form ABS-EE incorporated by reference into the Prospectus.

“Initial Sub-Servicer”: With respect to each Mortgage Loan that is subject to a Sub-Servicing Agreement with either Master Servicer as of the Closing Date, the Sub-Servicer under any such Sub-Servicing Agreement. As of the Closing Date, each entity listed on Exhibit FF is an Initial Sub-Servicer.

“Initial Sub-Servicing Agreement”: Any Sub-Servicing Agreement in effect as of the Closing Date.

“Inquiry” and “Inquiries”: As each is defined in Section 4.07(a).

“Institutional Accredited Investor”: An institutional investor which is an “accredited investor” within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) of Regulation D under the Act or any entity in which all of the equity owners come within such paragraphs.

“Insurance and Condemnation Proceeds”: All proceeds paid under any Insurance Policy or in connection with the full or partial condemnation of a Mortgaged Property, in either case, to the extent such proceeds are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor or any tenants or ground lessors, in either case, in accordance with the Servicing Standard (and in the case of any Mortgage Loan with a related Companion Loan, to the extent any portion of such proceeds are received by the applicable Master Servicer or Certificate Administrator in connection with such Mortgage Loan, pursuant to the allocations set forth in the related Intercreditor Agreement) and the REMIC Provisions.

“Insurance Policy”: With respect to any Mortgage Loan, any hazard insurance policy, flood insurance policy, title policy or other insurance policy that is maintained from time to time in respect of such Mortgage Loan or the related Mortgaged Property.

“Insurance Summary Report”: With respect to each Mortgage Loan, a report or other summary prepared either by the related Mortgage Loan Seller or a third party insurance consultant on behalf of the related Mortgage Loan Seller that provides a summary of all insurance policies covering the related Mortgaged Property(ies), identifying the insurance provider, applicable ratings of each such provider and the amount of coverage and any applicable deductible.

“Intercreditor Agreement”: (a) Each of the 375 Pearl Street Intercreditor Agreement, the Four Constitution Square Intercreditor Agreement, the U.S. Steel Tower Intercreditor Agreement, the Burlingame Point Intercreditor Agreement, the Three Constitution Square Intercreditor Agreement and the 261-275 Amsterdam Avenue Intercreditor Agreement, (b) any intercreditor agreement, co-lender agreement or similar agreement entered into with a subordinate debt holder or in connection with the issuance to the direct or indirect equity holders in the Mortgagor of any existing mezzanine indebtedness or any future mezzanine indebtedness permitted under the related Mortgage Loan documents and (c) solely with respect to a Joint Mortgage Loan treated as a Serviced Whole Loan in accordance with Section 3.30 hereof (to the extent there is no related Intercreditor Agreement governing the relationship of the promissory notes comprising such Joint Mortgage Loan), the applicable Mortgage Loan documents together with the provisions of Section 3.30 hereof.

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates (other than the RR Interest) or Exchangeable Upper-Tier Regular Interests, the amount of interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such Class of Certificates or Exchangeable Upper-Tier Regular Interest on the Certificate Balance or Notional Amount, as applicable, for such Class of Certificates or Exchangeable Upper-Tier Regular Interest immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

“Interest Accrual Period”: For each Distribution Date, the calendar month prior to the month in which that Distribution Date occurs.

“Interest Distribution Amount”: With respect to any Class of Regular Certificates (other than the RR Interest) or Exchangeable Upper-Tier Regular Interests for any Distribution Date, an amount equal to (A) the sum of (i) the Interest Accrual Amount with respect to such Class of Certificates or Exchangeable Upper-Tier Regular Interest for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class of Certificates or Exchangeable Upper-Tier Regular Interest for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class of Certificates (other than the RR Interest) on such Distribution Date.

For purposes of clause (B) above, the Excess Prepayment Interest Shortfall, if any, for each Distribution Date shall be allocated to each Class of Regular Certificates (other than the RR Interest) and each Exchangeable Upper-Tier Regular Interest in an amount equal to the product of (i) the amount of such Excess Prepayment Interest Shortfall and (ii) a fraction, the numerator of which is the Interest Accrual Amount for such Class or Exchangeable Upper-Tier Regular Interest for such Distribution Date and the denominator of which is the aggregate Interest Accrual Amounts for all Classes of Regular Certificates (other than the RR Interest) for such Distribution Date and for the Exchangeable Upper-Tier Regular Interests for such Distribution Date. For any Distribution Date, any portion of the Excess Prepayment Interest Shortfall allocated to an Exchangeable Upper-Tier Regular Interest, shall be allocated among the Classes of Exchangeable Certificates representing an interest therein, pro rata, in accordance with their Class Percentage Interests therein.

“Interest Reserve Account”: The trust account or subaccount of the Distribution Account created and maintained by the Certificate Administrator pursuant to Section 3.04(b) initially in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Interest Reserve Account”, into which the amounts set forth in Section 3.21 shall be deposited directly and which must be an Eligible Account or subaccount of an Eligible Account.

“Interest Shortfall”: With respect to any Distribution Date for any Class of Regular Certificates (other than the RR Interest) or the Exchangeable Upper-Tier Regular Interests, the sum of (a) the portion of the Interest Distribution Amount for such Class or Exchangeable Upper-Tier Regular Interest remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of Class X Certificates or Exchangeable Upper-Tier IO Regular Interests, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class or Exchangeable Upper-Tier Regular Interest for the current Distribution Date and (ii) in the case of the Class X Certificates or Exchangeable Upper-Tier IO Regular Interests, one-month’s interest on that amount remaining unpaid at the Weighted Average Net Mortgage Rate for such Distribution Date.

“Interested Person”: As of the date of any determination, the Depositor, any Master Servicer, any Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, the Trustee, the Directing Certificateholder, the Risk Retention Consultation Party, any Sponsor, any Borrower Party, any Independent Contractor engaged by a Special Servicer, or any known Affiliate of any of the preceding entities. With respect to a Whole Loan, if it is a Defaulted Loan, the Depositor, any Master Servicer, any Special Servicer (or any Independent Contractor engaged by such Special Servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known Affiliate of any such party described above.

“Investment Account”: As defined in Section 3.06(a).

“Investment Representation Letter”: As defined in Section 5.03(e), a form of which is attached hereto as Exhibit C.

“Investor-Based Exemption”: Any of PTCE 84-14 (for transactions by independent “qualified professional asset managers”), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by “in-house asset managers”) or a similar exemption under Similar Law.

“Investor Certification”: A certificate (which may be in electronic form) substantially in the form of Exhibit P-1A, Exhibit P-1B, Exhibit P-1C or Exhibit P-1D to this Agreement or in the form of an electronic certification contained on the Certificate Administrator’s Website (which may be a click-through confirmation), representing (i) that such Person executing the certificate is a Certificateholder, the Directing Certificateholder or the Risk Retention Consultation Party (in either case, to the extent such Person is not a Certificateholder), a beneficial owner of a Certificate, a prospective purchaser of a Certificate or a Companion Holder (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such Person is the Risk Retention Consultation Party or is not a Borrower Party, in which case such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (b) such Person is a Borrower Party in which case (1) if such Person is the Directing Certificateholder or a Controlling Class Certificateholder, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder other than any Excluded Information as set forth herein, or (2) if such Person is the Risk Retention Consultation Party, such Person shall have access to all the reports and information made available to Certificateholders via the Certificate Administrator’s Website hereunder, or (3) if such Person is not the Directing Certificateholder, a Controlling Class

Certificateholder or the Risk Retention Consultation Party, such Person shall only receive access to the Distribution Date Statements to Certificateholders prepared by the Certificate Administrator, (iii) (other than with respect to a Companion Holder) that such Person has received a copy of the final Prospectus and (iv) such Person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) shall be permitted to reasonably request and obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information) and (ii) shall be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and shall restrict access to the Certificate Administrator’s Website to any mezzanine lender upon notice from any party to this Agreement that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

“Investor Q&A Forum”: As defined in Section 4.07(a).

“Investor Registry”: As defined in Section 4.07(b).

“Joint Mortgage Loan”: Any Mortgage Loan originated by more than one Mortgage Loan Seller. As of the Closing Date, there are no Joint Mortgage Loans related to the Trust.

“KBRA”: Kroll Bond Rating Agency, LLC, and its successors in interest. If neither KBRA nor any successor remains in existence, “KBRA” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer and specific ratings of KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Late Collections”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, all amounts received thereon prior to the related Determination Date, whether as payments, Insurance and Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of principal or interest due in respect of such Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due thereunder by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. With respect to any REO Loan, all amounts received in connection with the related REO Property prior to the related Determination Date, whether as Insurance and Condemnation Proceeds, Liquidation Proceeds, REO Revenues or otherwise, which represent late collections of principal or interest due or deemed due in respect of such REO Loan or the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable (without regard to any acceleration of amounts due under the predecessor Mortgage Loan, Whole Loan or Companion Loan, as applicable, by reason of default), on a Due Date prior to the immediately preceding Determination Date and not previously recovered. The term “Late

Collections” shall specifically exclude Penalty Charges. With respect to any Whole Loan, as used in this Agreement, Late Collections shall refer to such portion of Late Collections to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Legal Fee Reserve Account”: The account created and maintained by the Certificate Administrator pursuant to Section 3.04(b), in the name of the “Legal Fee Reserve Account”, into which the amounts set forth in Section 3.04(b) shall be deposited directly and which must be an Eligible Account.

“Liquidation Event”: With respect to any Mortgage Loan or with respect to any REO Property (and the related REO Loan), any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made with respect to such Mortgage Loan; (iii) such Mortgage Loan is repurchased by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (iv) such Mortgage Loan is purchased by either Special Servicer, or by any Companion Holder or any mezzanine lender (as applicable) pursuant to Section 3.16 (and the related Intercreditor Agreement, as applicable); (v) such Mortgage Loan is purchased by either Special Servicer, either Master Servicer, the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates pursuant to Section 9.01 or acquired by the Sole Certificateholder in exchange for its Certificates pursuant to Section 9.01; or (vi) such Mortgage Loan is sold by either Special Servicer pursuant to the terms of this Agreement.

“Liquidation Expenses”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred by either Special Servicer in connection with a liquidation of any Specially Serviced Loan or REO Property (except with respect to a Non-Serviced Mortgaged Property) pursuant to Section 3.16 (including, without limitation, legal fees and expenses, committee or referee fees and, if applicable, brokerage commissions and conveyance taxes).

“Liquidation Fee”: A fee payable to (A) the Master Servicer with respect to each Mortgage Loan and each related Serviced Companion Loan (other than a Non-Serviced Mortgage Loan) with respect to which the Master Servicer is acting as Enforcing Servicer and obtains Liquidation Proceeds described in clauses (iv) or (vii) of the definition thereof and (B) the Special Servicer with respect to (x) each Non-Specially Serviced Loan and each related Companion Loan with respect to which the Special Servicer acts as Enforcing Servicer, (y) each Specially Serviced Loan and (z) REO Property (except with respect to a Non-Serviced Mortgaged Property) as to which the Special Servicer obtains (i) a full, partial or discounted payoff from the related Mortgagor, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments, or REO Property (in any case, other than amounts for which a Workout Fee has been paid, or will be payable), equal to the product of the Liquidation Fee Rate and the proceeds of such full, partial or discounted payoff or other partial payment or the Liquidation Proceeds or Insurance and Condemnation Proceeds or Loss of Value Payments (net of the related costs and expenses associated with the related liquidation) related to such liquidated Mortgage Loan or REO Property, as the case may be; provided, however, that no Liquidation Fee shall be payable with respect to (a) the purchase of the Specially Serviced Loan by either Special Servicer or any Affiliate thereof (except if such

Affiliate purchaser is the Directing Certificateholder or any Affiliate thereof; provided, however, that prior to a Control Termination Event, if the Directing Certificateholder or an Affiliate thereof purchases any Specially Serviced Loan within ninety (90) days after applicable Special Servicer delivers to the Directing Certificateholder for its approval the initial Asset Status Report with respect to such Specially Serviced Loan, such Special Servicer will not be entitled to a Liquidation Fee in connection with such purchase by the Directing Certificateholder or its Affiliates), (b) any event described in clause (iv) of the definition of “Liquidation Proceeds” (or any substitution in lieu of a repurchase) so long as such repurchase or substitution occurs prior to the termination of the Extended Cure Period, (c) any event described in clauses (v), (vi) and (vii) of the definition of “Liquidation Proceeds”, as long as, with respect to a purchase pursuant to clause (vi) of the definition of “Liquidation Proceeds”, a purchase occurs within ninety (90) days of such holder’s purchase option first becoming exercisable during that period prior to such Mortgage Loan becoming a Corrected Loan pursuant to the related Intercreditor Agreement, (d) with respect to a Serviced Companion Loan, (x) a repurchase of such Serviced Companion Loan by the applicable Mortgage Loan Seller for a breach of a representation or warranty or for a defective or deficient mortgage loan documentation under an Other Pooling and Servicing Agreement within the time period (or extension thereof) provided for such repurchase or such repurchase occurs prior to the termination of the extended resolution period provided therein or (y) a purchase of such Serviced Companion Loan by any applicable party to the Other Pooling and Servicing Agreement pursuant to a clean-up call or similar liquidation of the Other Securitization, or (e) if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan solely because of a Servicing Transfer Event described in clause (i) or (ii) of the definition of “Servicing Transfer Event”, Liquidation Proceeds are received within one hundred twenty (120) days following the related Maturity Date as a result of such Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (but, in the event that a Liquidation Fee is not payable due to the application of any of clauses (a) through (e) above, each Special Servicer may still collect and retain a Liquidation Fee and similar fees from the related Mortgagor to the extent provided for in, or not prohibited by, the related loan documents); provided that the Liquidation Fee with respect to any Mortgage Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related Mortgagor with respect to the related Mortgage Loan and any related Companion Loan, as applicable, or REO Property and received by the applicable Special Servicer or the applicable Master Servicer, as applicable, as compensation within the prior twelve (12) months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; and provided further, however, that the Workout Fees, Liquidation Fees and other compensation payable to the General Special Servicer as a result of the Four Constitution Square Mortgaged Property or the Three Constitution Square Mortgaged Property becoming an REO Property are each limited to a maximum amount not to exceed 1% of the original principal balance of the related Whole Loan. No Liquidation Fee shall be payable in connection with a Loss of Value Payment by a Mortgage Loan Seller, if the applicable Mortgage Loan Seller makes such Loss of Value Payment within 90 days of receipt of notice of a breach (and giving effect to an extension period of 90 days).

“Liquidation Fee Rate”: A rate equal to 1.00% (or, in the case of the Four Constitution Square Whole Loan, the Three Constitution Square Whole Loan, or any REO Property with respect to either such Whole Loan, 0.50%) with respect to any Mortgage Loan (and each related Serviced Companion Loan) and REO Property; provided that if such rate would result in an aggregate Liquidation Fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.00% and (ii) such rate as would result in an aggregate Liquidation Fee equal to $25,000.

“Liquidation Proceeds”: Cash amounts received by or paid to either Master Servicer or either Special Servicer in connection with: (i) the liquidation (including a payment in full) of a Mortgaged Property or other collateral constituting security for a Defaulted Loan or defaulted Companion Loan, if applicable, through a trustee’s sale, foreclosure sale, REO Disposition or otherwise, exclusive of any portion thereof required to be released to the related Mortgagor in accordance with applicable law and the terms and conditions of the related Mortgage Note and Mortgage; (ii) the realization upon any deficiency judgment obtained against a Mortgagor; (iii) any sale of (A) a Specially Serviced Loan pursuant to Section 3.16(a) or (B) any REO Property pursuant to Section 3.16(b); (iv) the repurchase of a Mortgage Loan by the applicable Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement; (v) the purchase of a Specially Serviced Loan or REO Property by the Holder of the majority of the Controlling Class, either Special Servicer, either Master Servicer or the Holders of the Class R Certificates pursuant to Section 9.01; (vi) the purchase of a Mortgage Loan or an REO Property by (a) the applicable Subordinate Companion Holder or (b) the related mezzanine lender pursuant to Section 3.16 and the related Intercreditor Agreement; or (vii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Accounts in accordance with Section 3.05(g) of this Agreement (provided that, for the purpose of determining the amount of the Liquidation Fee (if any) payable to the applicable Master Servicer or applicable Special Servicer, as applicable, in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment shall be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Mortgage Loan Seller). With respect to any Whole Loan, as used in this Agreement, Liquidation Proceeds shall refer to such portion of Liquidation Proceeds to the extent allocable to the related Mortgage Loan or related Companion Loan, as applicable, pursuant to the terms of the related Intercreditor Agreement.

“Loan-Specific Directing Certificateholder”: With respect to any Servicing Shift Whole Loan, the “Controlling Holder”, the “Directing Certificateholder”, the “Directing Holder”, the “Directing Lender” or any analogous concept set forth under the related Intercreditor Agreement. Prior to the applicable Servicing Shift Securitization Date, a Loan-Specific Directing Certificateholder with respect to the related Servicing Shift Whole Loan will be the holder of the related “Control Note” or similarly defined term as identified in the related Intercreditor Agreement. On and after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Certificateholder under this Agreement with respect to the related Servicing Shift Whole Loan. For the avoidance of doubt, there is no Loan-Specific Directing Certificateholder related to the Trust.

“Loss of Value Payment”: As defined in Section 2.03(b) of this Agreement.

“Loss of Value Reserve Fund”: The “outside reserve fund” (within the meaning of Treasury Regulations Section 1.860G-2(h)) designated as such pursuant to Section 3.04(g) of this Agreement. The Loss of Value Reserve Fund will be part of the Trust Fund but not part of the Grantor Trust or any Trust REMIC.

“Lower-Tier Distribution Amount”: As defined in Section 4.01(c).

“Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement hereto, and (ii) as of any date of determination after the first Distribution Date, an amount equal to the Certificate Balance of the Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interest on the Distribution Date immediately prior to such date of determination (determined as adjusted pursuant to Section 1.02(iii), and as set forth in Section 4.01(c)).

“Lower-Tier Regular Interests”: Any of the Class LA1, Class LA2, Class LA3, Class LASB, Class LA4, Class LA5, Class LAS, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG, Class LH and LRR Uncertificated Interests.

“Lower-Tier REMIC”: One of two separate REMICs comprising a portion of the Trust Fund, which consist of the Mortgage Loans (exclusive of Excess Interest) and the proceeds thereof, any REO Property with respect thereto (or an allocable portion thereof, in the case of any Serviced Mortgage Loan), or the Trust’s beneficial interest in the REO Property with respect to a Non-Serviced Whole Loan, such amounts as shall from time to time be held in the Collection Accounts (other than with respect to any Companion Loan), the related portion of the REO Account, if any, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account, the Lower-Tier REMIC Distribution Account, and all other properties included in the Trust Fund that are not in the other Trust REMIC or the Grantor Trust, except for the Loss of Value Reserve Fund.

“Lower-Tier REMIC Distribution Account”: The segregated account, accounts or sub-accounts created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Lower-Tier REMIC Distribution Account”. Any such account, accounts or sub-accounts shall be an Eligible Account.

“LRR Uncertificated Interest”: An uncertificated regular interest in the Lower-Tier REMIC which is held as an asset of the Upper-Tier REMIC and having the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement hereto.

“LTV Ratio”: With respect to any Mortgage Loan, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of such Mortgage Loan, as of such date (assuming no defaults or prepayments on such Mortgage Loan prior to that date), and the denominator of which is the Appraised Value of the related Mortgaged Property.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: As defined in Section 6.08(a).

“Master Servicer”: With respect to (a) any Mortgage Loan (other than an NCB Mortgage Loan) and any related Serviced Companion Loan, any REO Property acquired by the Trust with respect to a Mortgage Loan (other than an NCB Mortgage Loan) and any matters relating to the foregoing, the General Master Servicer and (b) any NCB Mortgage Loan, any REO Property acquired by the Trust with respect to an NCB Mortgage Loan and any matters relating to the foregoing, the NCB Master Servicer.

“Master Servicer Decision”: As defined in Section 3.18(m).

“Material Defect”: With respect to any Mortgage Loan, a Defect in any Mortgage File or a Breach, which Defect or Breach, as the case may be, materially and adversely affects the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or any Certificateholder therein or causes such Mortgage Loan to be other than a Qualified Mortgage.

“Maturity Date”: With respect to any Mortgage Loan, Whole Loan or Companion Loan, as of any date of determination, the date on which the last payment of principal is due and payable under the related Mortgage Note, after taking into account all Principal Prepayments received prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan, Whole Loan or Companion Loan by reason of default thereunder or (ii) any Grace Period permitted by the related Mortgage Note.

“Mediation Rules”: As defined in Section 2.03(m)(i).

“Mediation Services Provider”: As defined in Section 2.03(m)(i).

“Merger Notice”: As defined in Section 6.03(b).

“Modification Fees”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the applicable Master Servicer or the applicable Special Servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer, and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: With respect to any Mortgage Loan or Companion Loan, the mortgage(s), deed(s) of trust or other instrument(s) securing the related Mortgage Note and creating a first mortgage lien on the fee and/or leasehold interest in the related Mortgaged Property.

“Mortgage File”: With respect to each Mortgage Loan or Companion Loan, if applicable, but subject to Section 2.01, collectively the following documents:

(i)                the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note (for the avoidance of doubt, a stamped Mortgage Note or allonge shall be considered an original), without recourse, to “Pay to the order of Wilmington Trust, National Association, as Trustee for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, without recourse, representation or warranty” or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Mortgage Loan Seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the Trustee);

(ii)               the original or a copy of the Mortgage, together with an original or copy of any intervening Assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)              an original Assignment of Mortgage in blank or in favor of “Wilmington Trust, National Association, as trustee for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34” (or in the case of any Serviced Whole Loan, in its capacity as “Lead Securitization Note Holder” or similar capacity under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders) and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that Assignment of Mortgage, a copy thereof certified to be the copy of such Assignment of Mortgage submitted, or to be submitted, for recording);

(iv)              the original or a copy of any related Assignment of Leases and of any intervening Assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)              an original Assignment of any related Assignment of Leases (if such item is a document separate from the Mortgage) in blank or in favor of “Wilmington Trust, National Association, as trustee for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34” (or in the case of any Serviced Whole Loan, in its capacity as “Lead Securitization Note Holder” or similar capacity under the related Intercreditor Agreement on behalf of the related Serviced Companion Noteholders) and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related Mortgage Loan Seller is responsible for the recordation of that

Assignment, a copy thereof certified to be the copy of such Assignment submitted or to be submitted for recording);

(vi)              the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to clause (iii) or clause (v) above;

(vii)             originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)              the original or a copy of the policy or certificate of lender’s title insurance (which may be in electronic form) issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)              any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the applicable Mortgage Loan Seller;

(x)               an original Assignment in favor of the Trustee of any financing statement executed and filed in favor of the applicable Mortgage Loan Seller or an Affiliate thereof in the relevant jurisdiction (or, if the related Mortgage Loan Seller is responsible for the filing of that Assignment, a copy thereof certified to be the copy of such Assignment submitted or to be submitted for recording);

(xi)              the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan, if applicable;

(xii)             the original or copies of any loan agreement, escrow agreement, security agreement relating to such Mortgage Loan or Serviced Whole Loan, as well as the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which letter of credit shall either (A)(x) in the case of the Mortgage Loans other than the NCB Mortgage Loans, name as beneficiary “Wells Fargo Bank, National Association, as General Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34” or (y) in the case of the NCB Mortgage Loans, name as beneficiary “National Cooperative Bank, N.A., as NCB Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of registered holders of BANK 2021-BNK34, Commercial Mortgage

Pass-Through Certificates, Series 2021-BNK34” or (B) be accompanied by all documentation necessary in order to transfer all rights of the named beneficiary in such letter of credit to the applicable Master Servicer on behalf of the Trustee and to receive, after presentment by the applicable Master Servicer (in accordance with Section 3.01(f)) to the bank issuing such letter of credit, a reissued letter of credit in the name of the applicable Master Servicer on behalf of the Trustee;

(xiii)            the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to such Mortgage Loan or Serviced Whole Loan;

(xiv)            other than with respect to the Mortgage Loans secured by residential cooperative properties, the original or a copy of any property management agreement relating to such Mortgage Loan or Serviced Whole Loan;

(xv)             the original or a copy of any franchise agreements and comfort letters or similar agreements relating to such Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of such Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the Trustee, in each case as applicable;

(xvi)            the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)           the original or a copy of any related mezzanine intercreditor agreement; and

(xviii)          the original or a copy of all related environmental insurance policies;

provided, however, that (a) whenever the term “Mortgage File” is used to refer to documents held by the Custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the Custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) to the extent that this Agreement refers to a “Mortgage File” for a Companion Loan, such “Mortgage File” shall be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), (d) with respect to any Mortgage Loan that has a Serviced Companion Loan, the execution and/or recordation of any Assignment in the name of the Trustee shall not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the Trustee shall hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the Trustee, the applicable Master Servicer, or the applicable Special Servicer on its behalf to enforce or obtain the benefits of such instrument shall be construed to be so undertaken by the Trustee, the applicable Master Servicer or the applicable Special Servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively, (e) in connection with any Non-Serviced Mortgage Loan, the preceding document delivery requirements will be met by the delivery by the applicable Mortgage Loan Seller of copies of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan, with respect to which the original shall be required or the requirements of clause (i) of the definition of “Mortgage File” shall otherwise be satisfied) including a copy of the Mortgage securing the applicable Mortgage Loan and any assignments or other transfer documents referred to in clauses (iii), (v), (vi), (vii), (ix) and (x) above as being in favor of the Trustee shall instead be in favor of the applicable Non-Serviced Trustee and need only be in such form as was delivered to the applicable Non-Serviced Trustee or a custodian on its behalf, and (f) so long as the Custodian is also the related Non-Serviced Custodian, in connection with any Non-Serviced Mortgage Loan, any and all document delivery requirements with respect to the related Mortgage File (or any portion thereof) set forth herein or in the related Mortgage Loan Purchase Agreement will be satisfied by the delivery, in compliance with the terms of the related Non-Serviced PSA, by the applicable Mortgage Loan Seller of the documents specified above (other than the Mortgage Note and intervening endorsements evidencing such Mortgage Loan or shall otherwise satisfy the requirements of clause (i) of the definition of “Mortgage File”) to the custodian under the related Non-Serviced PSA (in such form as was delivered to the custodian under the related Non-Serviced PSA); provided that (a) the Custodian shall perform its duties under this Agreement (including, without limitation, Article II), and be liable to the other parties hereto, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if such Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the Custodian under this Agreement, (b) the Custodian shall not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party hereto, and (c) if for any reason the Custodian shall resign as Custodian hereunder or resign as the related Non-Serviced Custodian or shall otherwise no longer act as Custodian hereunder or as the related Non-Serviced Custodian or shall otherwise be required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the Custodian shall include the documents contemplated by clauses (ii) through (xviii) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the related Other Securitization) that shall be maintained by it or any successor custodian hereunder.

Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, delivery of the Mortgage File (other than with respect to the original Mortgage Note and the other documents referenced in clause (i) of the definition of “Mortgage File” held by or from the related Mortgage Loan Seller) by either of the applicable Mortgage Loan Sellers shall satisfy the delivery requirements for both of the applicable Mortgage Loan Sellers.

“Mortgage Loan”: Each of the mortgage loans (which, for the avoidance of doubt, includes each Crossed Mortgage Loan Group, each of which, for the purposes of this Agreement, shall be treated as one Mortgage Loan, provided that each individual Crossed Underlying Loan within any such Crossed Mortgage Loan Group shall not be included in this definition of Mortgage Loan) transferred and assigned to the Trustee pursuant to Section 2.01 and to be held by the Trust. As used herein, the term “Mortgage Loan” includes the related Mortgage Note, Mortgage and other documents contained in the related Mortgage File and any related agreements. The term “Mortgage Loan” shall, as of any date of determination, include any Qualified Substitute Mortgage Loan that has replaced a Mortgage Loan pursuant to Section 2.03 and exclude any such replaced Mortgage Loan.

“Mortgage Loan Checklist”: A list related to each Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date.

“Mortgage Loan Purchase Agreement”: Each agreement between the Depositor and each Mortgage Loan Seller, relating to the transfer of all of such Mortgage Loan Seller’s right, title and interest in and to the related Mortgage Loans.

“Mortgage Loan Schedule”: The list of Mortgage Loans transferred on the Closing Date to the Trustee as part of the Trust Fund, attached hereto as Exhibit B, as any such schedule may be amended from time to time in connection with a substitution under Section 2.03 and in accordance with the relevant Mortgage Loan Purchase Agreement, and which list sets forth the following information with respect to each Mortgage Loan so transferred:

(i)                the loan identification number (as specified in Annex A-1 to the Prospectus);

(ii)               the Mortgagor’s name;

(iii)              the street address (including city, state, county and zip code) and name of the related Mortgaged Property;

(iv)              the Mortgage Rate in effect at origination;

(v)               the Net Mortgage Rate in effect at the Cut-off Date;

(vi)              the original principal balance;

(vii)             the Cut-off Date Balance;

(viii)            the (a) original term to stated maturity or Anticipated Repayment Date, (b) remaining term to stated maturity or Anticipated Repayment Date and (c) Maturity Date;

(ix)               the original and remaining amortization terms;

(x)                the amount of the Periodic Payment due on the first Due Date following the Cut-off Date;

(xi)               the applicable Servicing Fee Rate;

(xii)              whether the Mortgage Loan is a 30/360 Mortgage Loan or an Actual/360 Mortgage Loan;

(xiii)             whether such Mortgage Loan is secured by a fee simple interest in the related Mortgaged Property; by the Mortgagor’s leasehold interest, and a fee simple interest, in the related Mortgaged Property; or solely by a leasehold interest in the related Mortgaged Property;

(xiv)            identifying any Mortgage Loans with which such Mortgage Loan is cross-defaulted or cross-collateralized;

(xv)             the name of the related Mortgage Loan Seller;

(xvi)            the name of the related Mortgage Loan sponsor;

(xvii)           whether the related Mortgage Loan is secured by a letter of credit (and, if so, the amount of such letter of credit);

(xviii)          amount of any reserve or escrowed funds that were deposited at origination and any ongoing periodic deposit requirements;

(xix)             number of grace days;

(xx)              the type of cash management agreement or lock-box agreement in place;

(xxi)             the general property type of the related Mortgaged Property;

(xxii)            whether such Mortgage Loan provides for defeasance and if so, the period during which defeasance may occur and the periods when any Principal Prepayments must be accompanied by any Prepayment Premium or Yield Maintenance Charge;

(xxiii)           the Anticipated Repayment Date, if applicable;

(xxiv)          the Revised Rate of such Mortgage Loan, if any;

(xxv)           the number of units, rooms, pads or square feet with respect to each Mortgaged Property;

(xxvi)          the Administrative Cost Rate; and

(xxvii)         the Due Date.

“Mortgage Loan Seller”: Each of (i) Wells Fargo Bank, National Association, a national banking association, or its successor in interest, (ii) Bank of America, National Association, a national banking association, or its successor in interest, (iii) Morgan Stanley

Mortgage Capital Holdings LLC, a New York limited liability company, or its successor in interest, and (iv) National Cooperative Bank, N.A., a national banking association, or its successor in interest.

“Mortgage Loan Seller Percentage Interest”: With respect to a Joint Mortgage Loan and each applicable Mortgage Loan Seller with respect thereto, a fraction, expressed as a percentage, the numerator of which is equal to the aggregate Cut-off Date principal balance of the promissory notes contributed by such Mortgage Loan Seller to this securitization, and the denominator of which is equal to the Cut-off Date principal balance of such Joint Mortgage Loan.

“Mortgage Note”: The original executed promissory note(s) evidencing the indebtedness of a Mortgagor under a Mortgage Loan or Companion Loan, as the case may be, together with any rider, addendum or amendment thereto, or any renewal, substitution or replacement thereof.

“Mortgage Rate”: With respect to: (i) any Mortgage Loan (including the Non-Serviced Mortgage Loans) or related Companion Loan on or prior to its Maturity Date, the annual rate at which interest is scheduled (in the absence of a default) to accrue on such Mortgage Loan or related Companion Loan from time to time in accordance with the related Mortgage Note and applicable law without giving effect to any default rate or Revised Rate; or (ii) any Mortgage Loan or related Companion Loan after its Maturity Date, the annual rate described in clause (i) above determined without regard to the passage of such Maturity Date. For the avoidance of doubt, the Mortgage Rate of any ARD Loan shall not be construed to include the related Excess Rate.

“Mortgaged Property”: The real property subject to the lien of a Mortgage.

“Mortgagor”: The obligor or obligors on a Mortgage Note, including without limitation, any Person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

“NCB”: National Cooperative Bank, N.A., a national banking association, or its successor in interest.

“NCB CREFC® Schedule AL File”: Any CREFC® Schedule AL File prepared by the NCB Master Servicer with respect to the NCB Mortgage Loans.

“NCB Master Servicer”: NCB, and its successors in interest and assigns, or any successor thereto (as NCB Master Servicer) appointed as provided herein.

“NCB Co-op Mortgage Loan”: Any NCB Mortgage Loan.

“NCB CREFC® Schedule AL File”: Any CREFC® Schedule AL File prepared by NCB with respect to the NCB Mortgage Loans.

“NCB Mortgage Loans”: Those Mortgage Loans sold to the Depositor pursuant to the related Mortgage Loan Purchase Agreement by Wells Fargo Bank, National Association and indicated as an NCB Mortgage Loan on the Mortgage Loan Schedule.

“NCB Schedule AL Additional File”: Any Schedule AL Additional File prepared by the NCB Master Servicer with respect to the NCB Mortgage Loans.

“NCB Special Servicer”: NCB, and its successors in interest and assigns, or any successor special servicer appointed as provided herein (including with respect to any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require) (as NCB Special Servicer).

“NCB Subordinate Debt Conditions”: With respect to an NCB Co-op Mortgage Loan and any encumbrance of the related Mortgaged Property with a subordinate mortgage, the following conditions: (i) each of the subordinate mortgage loans, or the sole subordinate mortgage loan, to be secured by such subordinate mortgage is made by NCB or any Affiliate thereof, (ii) such subordinate mortgage is expressly made in compliance with the underwriting standards which NCB customarily employs in connection with making subordinate mortgages for its own mortgage loan portfolio, (iii) the aggregate outstanding principal balance of the NCB Co-op Mortgage Loan, any other existing loans secured by a mortgage then encumbering the related Mortgaged Property and the proposed new subordinate mortgage loan shall not exceed 40% of the Appraised Value of the related Mortgaged Property, (iv) NCB or any Affiliate thereof that originates the subordinate mortgage loan, executes and delivers to the Trustee for inclusion in the Mortgage File an intercreditor agreement and subordination agreement with respect to such subordinate mortgage in substantially the form of Exhibit TT hereto or in such other form as shall be acceptable to the NCB Special Servicer and, unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder (other than with respect to an Excluded Loan as to such party) (provided that the Trustee shall have no responsibility for determining the sufficiency or validity thereof), (v) if the subordinate mortgage loan will not be a fully amortizing loan, the stated maturity date of the subordinate mortgage loan shall be no earlier than the maturity date of the related NCB Co-op Mortgage Loan, (vi) the subordinate mortgage loan is made principally for the purpose of funding capital expenditures, major repairs or reserves at or with respect to the Mortgaged Property in question, (vii) NCB or any Affiliate thereof that originates the subordinate mortgage loan receives borrower legal opinions as to authority and enforceability customarily required of borrowers in connection with the origination of similar mortgage loans; and (viii) the aggregate amount of subordinate debt encumbering the Mortgaged Property in question (including the proposed new subordinate mortgage debt and any other existing loans secured by a mortgage then encumbering the related Mortgaged Property, but excluding the Mortgage Loan in question) does not exceed $7,500,000.

“Net Investment Earnings”: With respect to the Collection Accounts, the Servicing Accounts or the REO Accounts or the Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount, if any, by which the aggregate of all interest and other income realized during such period on funds relating to the Trust held in such account, exceeds the aggregate of all losses, if any, incurred during such period in connection with the investment of such funds in accordance with Section 3.06.

“Net Investment Loss”: With respect to the Collection Accounts, the Servicing Accounts or the REO Accounts or the Companion Distribution Account for any period from any Distribution Date to the immediately succeeding P&I Advance Date, the amount by which the aggregate of all losses, if any, incurred during such period in connection with the investment of funds relating to the Trust held in such account in accordance with Section 3.06, exceeds the aggregate of all interest and other income realized during such period on such funds.

“Net Mortgage Rate”: With respect to each Mortgage Loan (including a Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of an REO Loan related to any Companion Loan) as of any date of determination, a rate per annum equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after its respective Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the applicable Master Servicer, the applicable Special Servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Mortgagor; provided, further, that for any Mortgage Loan that does not accrue interest on the basis of a 360-day year consisting of twelve 30-day months, then, solely for purposes of calculating Pass-Through Rates and the Weighted Average Net Mortgage Rate, the Net Mortgage Rate of such Mortgage Loan or for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually accrued in respect of such Mortgage Loan during such one-month period at the related Net Mortgage Rate; provided, further, that, with respect to each Actual/360 Mortgage Loan, the Net Mortgage Rate for the one-month period (A) preceding the Due Dates that occur in January and February in any year which is not a leap year or preceding the Due Date that occurs in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date), will be determined exclusive of any Withheld Amounts, and (B) preceding the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of the amounts withheld in the immediately preceding January and February, if applicable. With respect to any REO Loan, the Net Mortgage Rate shall be calculated as described above, determined as if the predecessor Mortgage Loan had remained outstanding.

“Net Operating Income”: With respect to any Mortgaged Property, for any Mortgagor’s fiscal year end, Net Operating Income will be calculated in accordance with the standard definition of “Net Operating Income” approved from time to time endorsed and put forth by the CREFC®.

“New Lease”: Any lease of REO Property entered into at the direction of the applicable Special Servicer on behalf of the Trust, including any lease renewed, modified or extended on behalf of the Trust, if the Trust has the right to renegotiate the terms of such lease.

“Nonrecoverable Advance”: Any Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance. For the avoidance of doubt, Workout-Delayed Reimbursement Amounts shall constitute Nonrecoverable Advances only when the Person making such determination in accordance with the procedures specified herein, and taking into account factors such as all other outstanding Advances, either (a) has determined that such Workout-Delayed Reimbursement Amounts, would not ultimately be recoverable from Late Collections, Default Interest, Insurance and Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of such Mortgage Loan or the related REO Property (without giving effect to potential recoveries on deficiency judgments or recoveries from guarantors), or (b) has determined that such Workout-Delayed Reimbursement Amount, along with any other Workout-Delayed Reimbursement Amounts (that have not been reimbursed to the party that made such Advance) or unreimbursed Nonrecoverable Advances, would not be ultimately recoverable from the principal portion of future general collections on the Mortgage Loans and REO Properties.

“Nonrecoverable P&I Advance”: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan), which the Trustee determines in its good faith business judgment or the applicable Master Servicer or the applicable Special Servicer determines in accordance with the Servicing Standard will not be ultimately recoverable, together with any accrued and unpaid interest thereon at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan or REO Loan; provided, however, that the applicable Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any P&I Advance previously made or proposed to be made is a Nonrecoverable P&I Advance and shall deliver to the applicable Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer, and with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination (other than by the applicable Special Servicer) shall not be binding upon (but may be conclusively relied upon by) the applicable Master Servicer and the Trustee, and any such determination by the applicable Special Servicer shall be conclusive and binding upon the applicable Master Servicer and the Trustee (but this statement shall not be construed to entitle the applicable Special Servicer to reverse the determination of the applicable Master Servicer or the Trustee or to prohibit the applicable Master Servicer or the Trustee from making a determination that a P&I Advance would be a Nonrecoverable Advance), provided, however, that such Special Servicer shall have no such obligation to make an affirmative determination that any P&I Advance is or would be recoverable and in the absence of a determination by such Special Servicer that such P&I Advance is or would be a Nonrecoverable P&I Advance, such decision shall remain with the applicable Master Servicer or Trustee, as applicable. If a Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance is a Nonrecoverable P&I Advance, the applicable Master Servicer and the Trustee shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance is a Nonrecoverable P&I Advance. With respect to any Non-Serviced Whole Loan, if any Non-Serviced Master Servicer, Non-Serviced Trustee or Non-Serviced Special Servicer, as applicable, in connection with a securitization of the related Non-Serviced Companion Loan determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination shall not be binding on the applicable Master Servicer and the Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to the related Non-Serviced Mortgage Loan, if the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, determines that any P&I Advance with respect to a related Non-Serviced Mortgage Loan, if made, would be a Nonrecoverable P&I Advance, such determination shall not be binding on the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and related Non-Serviced Trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise). In making such recoverability determination, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer and the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer and the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a P&I Advance is a Nonrecoverable Advance, will be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by a Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the P&I Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the applicable Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any P&I Advance shall be conclusive and binding on the Certificateholders. The determination by the applicable Master Servicer, the applicable

Special Servicer or the Trustee, as the case may be, that a Nonrecoverable P&I Advance has been made or that any proposed P&I Advance, if made, would constitute a Nonrecoverable P&I Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but, in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan as to such party) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of a Special Servicer) and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Certificate Administrator (and, in the case of the Serviced Mortgage Loan, any Other Servicer). The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls (or, with respect to the residential cooperative properties, maintenance schedules), occupancy status, property inspections and any other information used by such Master Servicer, such Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Mortgage Loan or the related Mortgaged Property). The Trustee shall be entitled to conclusively rely on the applicable Master Servicer’s or the applicable Special Servicer’s determination that a P&I Advance is or would be nonrecoverable, and each Master Servicer and the Trustee shall be entitled to conclusively rely on and shall be bound by the applicable Special Servicer’s determination that a P&I Advance is or would be nonrecoverable.

“Nonrecoverable Servicing Advance”: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property which the Trustee determines in its good faith business judgement or the applicable Master Servicer or the applicable Special Servicer determines in accordance with the Servicing Standard will not be ultimately recoverable, together with any accrued and unpaid interest thereon, at the Reimbursement Rate, from Late Collections or any other recovery on or in respect of such Mortgage Loan, Serviced Whole Loan or REO Property. In making such recoverability determination, such Person will be entitled (a) to consider (among other things) (i) the obligations of the Mortgagor under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (b) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) future expenses, (c) to estimate and consider (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer or in its good faith business judgment in the case of the Trustee, solely in its capacity as Trustee) (among other things) the timing of recoveries and (d) to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the applicable Master Servicer or the Trustee because there is insufficient principal available for such recovery, in light of the fact that related proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any Person, in considering whether a Servicing Advance is a Nonrecoverable Servicing Advance, will be entitled to give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts with respect to other Mortgage Loans, the reimbursement of which, at the time of such consideration, is being deferred or delayed by a Master Servicer, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amounts which are or may be being deferred or delayed. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Servicing Standard, in the case of the applicable Master Servicer or in its good faith business judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain at the expense of the Trust any reasonably required analysis, Appraisals or market value estimates or other information for making a recoverability determination. Absent bad faith, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s determination as to the recoverability of any Servicing Advance shall be conclusive and binding on the Certificateholders. The determination by the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, that a Nonrecoverable Servicing Advance has been made or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the applicable Special Servicer or the applicable Master Servicer to the other and to the Trustee, the Certificate Administrator, the Directing Certificateholder (but, in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan as to such party) (and in the case of a Serviced Mortgage Loan, any Other Servicer), the Operating Advisor (but only in the case of a Special Servicer) and the Depositor, or by the Trustee to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Certificate Administrator (and in the case of a Serviced Mortgage Loan, any Other Servicer); provided, however, that the applicable Special Servicer may, at its option, make a determination in accordance with the Servicing Standard, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Servicing Advance and shall deliver to the applicable Master Servicer (and with respect to a Serviced Mortgage Loan, to any Other Servicer), the Certificate Administrator, the Trustee, the Operating Advisor and the 17g-5 Information Provider notice of such determination. Any such determination (other than by the applicable Special Servicer) shall not be binding upon (but may be conclusively relied upon by) the applicable Master Servicer and the Trustee, and any such determination by the applicable Special Servicer shall be binding upon the applicable Master Servicer and the Trustee (but this statement shall not be construed to entitle the applicable Special Servicer to reverse the determination of the applicable Master Servicer or the Trustee or to prohibit the applicable Master Servicer or the Trustee from making a determination that a Servicing Advance would be a Nonrecoverable Advance), provided, however, that the applicable Special Servicer shall have no such obligation to make an affirmative determination that any

Servicing Advance is or would be recoverable and in the absence of a determination by the applicable Special Servicer that such Servicing Advance is or would be a Nonrecoverable Servicing Advance, such decision shall remain with the applicable Master Servicer or the Trustee, as applicable. If the applicable Special Servicer makes a determination that only a portion, and not all, of any previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance, the applicable Master Servicer and the Trustee shall each have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Servicing Advance. The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, related income and expense statements, rent rolls (or, with respect to residential cooperative properties, maintenance schedules), occupancy status, property inspections and any other information used by such Master Servicer, such Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal with respect to the related Mortgage Loan, Serviced Companion Loan or related Mortgaged Property). The applicable Special Servicer shall promptly furnish any party required to make Servicing Advances hereunder with any information in its possession regarding the Specially Serviced Loans and REO Properties as such party required to make Servicing Advances may reasonably request for purposes of making recoverability determinations. The Trustee shall be entitled to conclusively rely on the applicable Master Servicer’s or the applicable Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable, and the applicable Master Servicer shall be entitled to conclusively rely on the applicable Special Servicer’s determination that a Servicing Advance is or would be nonrecoverable. Notwithstanding anything herein to the contrary, if the applicable Special Servicer requests that the applicable Master Servicer make a Servicing Advance, such Master Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Servicing Advance; provided, however, that such Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Servicing Advances other than emergency advances (although such request may relate to more than one Servicing Advance). In the case of a cross-collateralized Mortgage Loan (if any), such recoverability determination shall take into account the cross-collateralization of the related cross-collateralized Mortgage Loan. The determination as to the recoverability of any servicing advance or property protection advance previously made or proposed to be made in respect of a Non-Serviced Whole Loan shall be made by the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as the case may be, pursuant to the related Non-Serviced PSA.

“Non-Book Entry Certificates”: As defined in Section 5.02(c).

“Non-Registered Certificate”: Unless and until registered under the Securities Act, any Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H or Class R Certificate or the RR Interest.

“Non-Retained Percentage”: An amount expressed as a percentage equal to 100% less the Required Credit Risk Retention Percentage. For the avoidance of doubt, at all times, the sum of the Required Credit Risk Retention Percentage and the Non-Retained Percentage shall equal 100%.

“Non-Serviced Certificate Administrator”: The “Certificate Administrator” under a Non-Serviced PSA.

“Non-Serviced Companion Loan”: Each of (i) the Pari Passu Companion Loans and Subordinate Companion Loans, if any, identified as “Non-Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (ii) on and after the related Servicing Shift Securitization Date, the Pari Passu Companion Loans and Subordinate Companion Loan, if any, identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Non-Serviced Custodian”: The “Custodian” under a Non-Serviced PSA.

“Non-Serviced Depositor”: The “Depositor” under a Non-Serviced PSA.

“Non-Serviced Gain-on-Sale Proceeds”: Any “gain-on-sale proceeds” received in respect of a Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA.

“Non-Serviced Indemnified Parties”: As defined in Section 6.04(i).

“Non-Serviced Intercreditor Agreement”: Each of the (i) Burlingame Point Intercreditor Agreement and (ii) 261-275 Amsterdam Avenue Intercreditor Agreement.

“Non-Serviced Master Servicer”: The “Master Servicer” or “Servicer” under a Non-Serviced PSA.

“Non-Serviced Mortgage Loan”: Each of (i) the Mortgage Loans identified as “Non-Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (ii) on and after the related Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Non-Serviced Mortgaged Property”: With respect to each Non-Serviced Mortgage Loan, Non-Serviced Companion Loan and Non-Serviced Whole Loan, the related Mortgaged Property that secures such Non-Serviced Mortgage Loan, Non-Serviced Companion Loan and Non-Serviced Whole Loan.

“Non-Serviced Operating Advisor”: The “Operating Advisor” (if any) under a Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan”: Each of (i) the Pari Passu Companion Loans identified as “Non-Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (ii) on and after the related Servicing Shift Securitization Date, the Pari Passu Companion Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Non-Serviced Paying Agent”: The “Paying Agent” under a Non-Serviced PSA.

“Non-Serviced Primary Servicing Fee Rate”: With respect to (i) the Burlingame Point Mortgage Loan, 0.00250% per annum, and (ii) the 261-275 Amsterdam Avenue Mortgage Loan, 0.00250% per annum.

“Non-Serviced PSA”: With respect to the Burlingame Point Whole Loan, the BGME 2021-VR TSA; and with respect to the 261-275 Amsterdam Avenue Whole Loan, the BANK 2021-BNK33 PSA.

“Non-Serviced Special Servicer”: The applicable “Special Servicer” of a Non-Serviced Whole Loan under a Non-Serviced PSA.

“Non-Serviced Trust”: The “Trust” formed under a Non-Serviced PSA.

“Non-Serviced Trustee”: The “Trustee” under a Non-Serviced PSA.

“Non-Serviced Whole Loan”: Each of (i) the Whole Loans identified as “Non-Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (ii) on and after the related Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Non-Serviced Whole Loan Controlling Holder”: The “directing holder” or similarly defined party under a Non-Serviced PSA.

“Non-Specially Serviced Loan”: Any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is not a Specially Serviced Loan.

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.03(f).

“Non-U.S. Tax Person”: Any person other than a U.S. Tax Person.

“Notional Amount”: With respect to each of the following Classes of Certificates or Upper-Tier Regular Interests, the amount set forth next to it in the table below:

Class of Certificates, Upper-Tier Regular Interest or Lower-Tier Regular Interest	Notional Amount
Class A-4-X1 Certificates	Class A-4-X1 Notional Amount
Class A-4-X2 Certificates	Class A-4-X2 Notional Amount
Class A-4-X1 Upper-Tier Regular Interest	Class A-4-X1 UT Notional Amount
Class A-4-X2 Upper-Tier Regular Interest	Class A-4-X2 UT Notional Amount
Class A-5-X1 Certificates	Class A-5-X1 Notional Amount
Class A-5-X2 Certificates	Class A-5-X2 Notional Amount
Class A-5-X1 Upper-Tier Regular Interest	Class A-5-X1 UT Notional Amount
Class A-5-X2 Upper-Tier Regular Interest	Class A-5-X2 UT Notional Amount
Class X-A Certificates	Class X-A Notional Amount
Class X-B Certificates	Class X-B Notional Amount
Class X-D Certificates	Class X-D Notional Amount
Class X-F Certificates	Class X-F Notional Amount

Class X-G Certificates	Class X-G Notional Amount
Class X-H Certificates	Class X-H Notional Amount
Class A-S-X1 Certificates	Class A-S-X1 Notional Amount
Class A-S-X2 Certificates	Class A-S-X2 Notional Amount
Class A-S-X1 Upper-Tier Regular Interest	Class A-S-X1 UT Notional Amount
Class A-S-X2 Upper-Tier Regular Interest	Class A-S-X2 UT Notional Amount
Class B-X1 Certificates	Class B-X1 Notional Amount
Class B-X2 Certificates	Class B-X2 Notional Amount
Class B-X1 Upper-Tier Regular Interest	Class B-X1 UT Notional Amount
Class B-X2 Upper-Tier Regular Interest	Class B-X2 UT Notional Amount
Class C-X1 Certificates	Class C-X1 Notional Amount
Class C-X2 Certificates	Class C-X2 Notional Amount
Class C-X1 Upper-Tier Regular Interest	Class C-X1 UT Notional Amount
Class C-X2 Upper-Tier Regular Interest	Class C-X2 UT Notional Amount

“NRSRO”: Any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act, including the Rating Agencies.

“NRSRO Certification”: A certification (a) substantially in the form of Exhibit P-2 executed by a NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in either case in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency under this Agreement or that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 of the Exchange Act, that such NRSRO has access to the Depositor’s 17g-5 website and that such NRSRO will keep such information confidential, except to the extent such information has been made available to the general public. Each NRSRO shall be deemed to recertify to the foregoing each time it accesses the Certificate Administrator’s Website.

“OCC”: Office of the Comptroller of the Currency or any successor thereto.

“Officer’s Certificate”: A certificate signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer or any Additional Servicer, as the case may be, or a Responsible Officer of the Trustee or Certificate Administrator, as the case may be.

“Offshore Transaction”: Any “offshore transaction” as defined in Rule 902(h) of Regulation S.

“Operating Advisor”: Pentalpha Surveillance LLC, a Delaware limited liability company, and its successors in interest and assigns, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.26(c).

“Operating Advisor Consulting Fee”: A fee for each Major Decision on which the Operating Advisor has consulting obligations and performed its duties with respect to such Major Decision equal to $10,000 (or such lesser amount as the related Mortgagor pays) with respect to any Mortgage Loan (other than the Non-Serviced Mortgage Loans, Servicing Shift Mortgage Loans and each related Companion Loan), payable pursuant to Section 3.05 of this Agreement; provided, however, that no such fee shall be payable unless specifically paid by the related Mortgagor as a separately identifiable fee; provided, further, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates and the corresponding portion of the RR Interest have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, such fee shall be payable in full to the Operating Advisor as an expense of the Trust; provided, further, that the applicable Master Servicer or the applicable Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard (provided that the applicable Master Servicer or the applicable Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or additional trust fund expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to each Mortgage Loan and REO Loan (including each Non-Serviced Mortgage Loan and Servicing Shift Mortgage Loan, but not any Companion Loan), the fee payable to the Operating Advisor pursuant to Section 3.26(i).

“Operating Advisor Fee Rate”: With respect to each Interest Accrual Period related to any applicable Distribution Date, a per annum rate of 0.00122%.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular Class of Certificate (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with any of the underlying Mortgagors, any Sponsor, any Mortgage Loan Seller, the Depositor, each Master Servicer, each Special Servicer, the Asset Representations Reviewer, the Directing Certificateholder, any Certificateholder, the Risk Retention Consultation Party or any of their Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)          any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the Holders of Certificates (other than the RR Interest) evidencing greater than 25% of the aggregate Voting Rights, provided that any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)          any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(c)          any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement;

(d)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the operating advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e)          the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)           the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Operating Advisor Upfront Fee”: As defined in Section 3.26(i).

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor or the Asset Representations Reviewer, acceptable in form and delivered to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a)

the qualification of any Trust REMIC as a REMIC, (b) compliance with the REMIC Provisions, (c) the qualification of the Grantor Trust as a grantor trust, or (d) the resignation of either Master Servicer, either Special Servicer or the Depositor pursuant to Section 6.05, must be an opinion of counsel who is in fact Independent of the Depositor, such Master Servicer, such Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

“Original Certificate Balance”: As defined in the Preliminary Statement.

“Original Lower-Tier Principal Amount”: With respect to any Class of Lower-Tier Regular Interest, the initial principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Notional Amount”: As defined in the Preliminary Statement.

“Other Asset Representations Reviewer”: Any asset representations reviewer under an Other Pooling and Servicing Agreement.

“Other Certificate Administrator”: Any certificate administrator under an Other Pooling and Servicing Agreement.

“Other Depositor”: Any depositor under an Other Pooling and Servicing Agreement.

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the Other Servicer, Other Trustee, Other Certificate Administrator or Other Depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D, Form ABS-EE and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: Any trust and servicing agreement or pooling and servicing agreement that creates a trust whose assets include any Serviced Companion Loan.

“Other Securitization”: As defined in Section 11.06.

“Other Servicer”: Any master servicer or special servicer, as applicable, under an Other Pooling and Servicing Agreement.

“Other Trustee”: Any trustee under an Other Pooling and Servicing Agreement.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“P&I Advance”: As to any Mortgage Loan or REO Loan (but not any related Companion Loan), any advance made by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 or Section 7.05.

“P&I Advance Date”: The Business Day immediately prior to each Distribution Date.

“P&I Advance Determination Date”: With respect to any Distribution Date, the close of business on the related Determination Date.

“Pari Passu Companion Loan”: A Companion Loan that is pari passu in right of payment to the related Mortgage Loan.

“Pari Passu Companion Loan Holder”: Any holder of record of any Serviced Pari Passu Companion Loan or Non-Serviced Pari Passu Companion Loan.

“Pass-Through Rate”: With respect to each Class of Certificates, Upper-Tier Regular Interest or Lower-Tier Regular Interest, the rate set forth next to it in the table below:

Class of Certificates, Upper-Tier Regular Interest or Lower-Tier Regular Interest	Pass-Through Rate
Class A-1 Certificates	Class A-1 Pass-Through Rate
Class A-2 Certificates	Class A-2 Pass-Through Rate
Class A-3 Certificates	Class A-3 Pass-Through Rate
Class A-SB Certificates	Class A-SB Pass-Through Rate
Class A-4 Certificates	Class A-4 Pass-Through Rate
Class A-4-1 Certificates	Class A-4-1 Pass-Through Rate
Class A-4-2 Certificates	Class A-4-2 Pass-Through Rate
Class A-4-X1 Certificates	Class A-4-X1 Pass-Through Rate
Class A-4-X2 Certificates	Class A-4-X2 Pass-Through Rate
Class A-4 Upper-Tier Regular Interest	Class A-4 UT Pass-Through Rate
Class A-4-X1 Upper-Tier Regular Interest	Class A-4-X1 UT Pass-Through Rate
Class A-4-X2 Upper-Tier Regular Interest	Class A-4-X2 UT Pass-Through Rate
Class A-5 Certificates	Class A-5 Pass-Through Rate
Class A-5-1 Certificates	Class A-5-1 Pass-Through Rate
Class A-5-2 Certificates	Class A-5-2 Pass-Through Rate
Class A-5-X1 Certificates	Class A-5-X1 Pass-Through Rate
Class A-5-X2 Certificates	Class A-5-X2 Pass-Through Rate
Class A-5 Upper-Tier Regular Interest	Class A-5 UT Pass-Through Rate
Class A-5-X1 Upper-Tier Regular Interest	Class A-5-X1 UT Pass-Through Rate
Class A-5-X2 Upper-Tier Regular Interest	Class A-5-X2 UT Pass-Through Rate
Class X-A Certificates	Class X-A Pass-Through Rate
Class X-B Certificates	Class X-B Pass-Through Rate

Class X-D Certificates	Class X-D Pass-Through Rate
Class X-F Certificates	Class X-F Pass-Through Rate
Class X-G Certificates	Class X-G Pass-Through Rate
Class X-H Certificates	Class X-H Pass-Through Rate
Class A-S Certificates	Class A-S Pass-Through Rate
Class A-S-1 Certificates	Class A-S-1 Pass-Through Rate
Class A-S-2 Certificates	Class A-S-2 Pass-Through Rate
Class A-S-X1 Certificates	Class A-S-X1 Pass-Through Rate
Class A-S-X2 Certificates	Class A-S-X2 Pass-Through Rate
Class A-S Upper-Tier Regular Interest	Class A-S UT Pass-Through Rate
Class A-S-X1 Upper-Tier Regular Interest	Class A-S-X1 UT Pass-Through Rate
Class A-S-X2 Upper-Tier Regular Interest	Class A-S-X2 UT Pass-Through Rate
Class B Certificates	Class B Pass-Through Rate
Class B-1 Certificates	Class B-1 Pass-Through Rate
Class B-2 Certificates	Class B-2 Pass-Through Rate
Class B-X1 Certificates	Class B-X1 Pass-Through Rate
Class B-X2 Certificates	Class B-X2 Pass-Through Rate
Class B Upper-Tier Regular Interest	Class B UT Pass-Through Rate
Class B-X1 Upper-Tier Regular Interest	Class B-X1 UT Pass-Through Rate
Class B-X2 Upper-Tier Regular Interest	Class B-X2 UT Pass-Through Rate
Class C Certificates	Class C Pass-Through Rate
Class C-1 Certificates	Class C-1 Pass-Through Rate
Class C-2 Certificates	Class C-2 Pass-Through Rate
Class C-X1 Certificates	Class C-X1 Pass-Through Rate
Class C-X2 Certificates	Class C-X2 Pass-Through Rate
Class C Upper-Tier Regular Interest	Class C UT Pass-Through Rate
Class C-X1 Upper-Tier Regular Interest	Class C-X1 UT Pass-Through Rate
Class C-X2 Upper-Tier Regular Interest	Class C-X2 UT Pass-Through Rate
Class D Certificates	Class D Pass-Through Rate
Class E Certificates	Class E Pass-Through Rate
Class F Certificates	Class F Pass-Through Rate
Class G Certificates	Class G Pass-Through Rate
Class H Certificates	Class H Pass-Through Rate

“Payment Accommodation”: For any Mortgage Loan or Serviced Whole Loan, the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency relating to payment obligations or operating covenants under the related Mortgage Loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related Mortgage Loan documents, that in each case (i) defers no greater than 3 monthly debt service payments (but no greater than 9 monthly debt service payments in the aggregate with any other Payment Accommodations) and (ii) requires full repayment of deferred payments, reserves and escrows by the date that is 24 months following the date of the first Payment Accommodation for such Mortgage Loan or Serviced Whole Loan. For the avoidance of doubt, a Payment Accommodation may only be entered into by the applicable Special Servicer on behalf of the Trust.

“PCAOB”: The Public Company Accounting Oversight Board.

“Penalty Charges”: With respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan (or any successor REO Loan), any amounts actually collected thereon (or, in the case of a Serviced Companion Loan (or any successor REO Loan thereto) that is part of a Serviced Whole Loan, actually collected on such Serviced Whole Loan, and allocated and paid on such Serviced Companion Loan (or any successor REO Loan), as applicable, in accordance with the related Intercreditor Agreement) that represent late payment charges or Default Interest, other than a Prepayment Premium, a Yield Maintenance Charge or any Excess Interest.

“Percentage Interest”: As to any Certificate (other than the Class R and Class V Certificates), the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate (other than the Class R Certificates), the percentage interest is equal to the Denomination as of the Closing Date of such Certificate (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached to such Certificate) divided by the Original Certificate Balance or Original Notional Amount, as applicable, of such Class of Certificates as of the Closing Date (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached to such Certificate). With respect to a Class R or a Class V Certificate, the percentage interest is set forth on the face thereof.

“Performance Certification”: As defined in Section 11.06.

“Performing Party”: As defined in Section 11.12.

“Periodic Payment”: With respect to any Mortgage Loan or any related Companion Loan, the scheduled monthly payment of principal and/or interest (other than Excess Interest) on such Mortgage Loan or Companion Loan, including any Balloon Payment, which is payable (as the terms of the applicable Mortgage Loan or Companion Loan may be changed or modified in connection with a bankruptcy or similar proceedings involving the related Mortgagor or by reason of a modification, extension, waiver or amendment granted or agreed to pursuant to the terms hereof) by a Mortgagor from time to time under the related Mortgage Note and applicable law, without regard to any acceleration of principal of such Mortgage Loan or Companion Loan by reason of default thereunder and without regard to any Excess Interest.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless of whether issued by the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)           direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Certificate (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that are then rated by such Rating Agency, such class of securities) as evidenced in writing other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations rated at least “A-1” by S&P, if such obligations mature in sixty (60) days or less, or rated at least “AA-”, “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less;

(ii)          time deposits, unsecured certificates of deposit, or bankers’ acceptances that mature in one (1) year or less after the date of issuance and are issued or held by any depository institution or trust company (including the Trustee) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating and the Applicable S&P Permitted Investment Rating; or, in each case, such other rating as would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by each Rating Agency to any Class of Certificates (or, insofar as there is then outstanding any class of Serviced Companion Loan Securities that is then rated by such rating agency, such class of securities) as evidenced in writing;

(iii)         repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv)         debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in one (1) year or less from the date of acquisition that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating and the Applicable S&P Permitted Investment Rating (or, in the case of any such Rating Agency, such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency); provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts;

(v)          commercial paper of any corporation incorporated under the laws of the United States or any state thereof (or of any corporation not so incorporated, provided that the commercial paper is United States Dollar denominated and amounts payable thereunder are not subject to any withholding imposed by any non-United States jurisdiction) that, in each case, satisfy the Applicable Fitch Permitted Investment Rating, the Applicable KBRA Permitted Investment Rating and the Applicable S&P Permitted Investment Rating (or such lower rating as is the subject of a Rating Agency Confirmation by such Rating Agency relating to the Certificates and any Serviced Companion Loan Securities);

(vi)         money market funds (including the Federated Prime Obligation Money Market Fund, US Bank Long Term Eurodollar Sweep, the Wells Fargo Money Market Funds or the Wells Fargo Advantage Government Money Market Fund), which seek to maintain a constant net asset value per share, so long as any such fund is rated “AAAm” by S&P and in the highest short term unsecured debt ratings category by each of Fitch and KBRA (or, if not rated by KBRA, an equivalent rating (or higher) by at least two (2) NRSROs (which must include S&P and may include any of the other Rating Agencies) or otherwise acceptable to such Rating Agency, in any such case, as confirmed in a Rating Agency Confirmation) relating to the Certificates and any Serviced Companion Loan Securities;

(vii)        any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); and

(viii)       any other demand, money market or time deposit, obligation, security or investment not listed in clauses (i) – (vi) above with respect to which a Rating Agency Confirmation has been obtained from each and every Rating Agency;

provided, however, that with respect to any Permitted Investment for which a rating by S&P is required as set forth above, such rating must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the “(sf)” subscript, and unsolicited ratings; provided, further, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index, (c) any such investment must not be subject to liquidation prior to maturity, and (d) any such investment must not be purchased at a premium over par; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by any Trust REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the applicable Master Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the status of any Trust REMIC. Permitted Investments may not be interest-only securities. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the applicable Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with this Agreement.

“Permitted Transferee”: Any Person or any agent thereof other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Registrar who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an Ownership Interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Tax Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Tax Person or (e) a U.S. Tax Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Tax Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan”: As defined in Section 5.03(n).

“Pre-Close Information”: As defined in Section 3.13(c).

“Preliminary Dispute Resolution Election Notice”: As defined in Section 2.03(l)(i).

“Preliminary Prospectus”: The Preliminary Prospectus, dated June 8, 2021, relating to the Registered Certificates.

“Prepayment Assumption”: A “constant prepayment rate” of 0% used for determining the accrual of original issue discount and market discount, if any, and the amortization premium, if any, on the Certificates for federal income tax purposes; provided that it is assumed that each Mortgage Loan with an Anticipated Repayment Date prepays on such date.

“Prepayment Interest Excess”: For any Distribution Date and with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Due Date but on or before the following Determination Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any such Mortgage Loan other than a Serviced Mortgage Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of Servicing Fees and any Excess Interest) on the amount of such Principal Prepayment from such Due Date to, but not including, the date of such prepayment (or any later date through which interest accrues). Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan, will be retained by the applicable Master Servicer as additional servicing compensation.

“Prepayment Interest Shortfall”: For any Distribution Date and with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, after the related Determination Date (or, with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable, with a Due Date occurring after the related Determination Date, the related Due Date) and prior to the following Due Date, the amount of interest (net of the related Servicing Fees and any Excess Interest), to the extent not collected from the related Mortgagor (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected), that would have accrued at a rate per annum equal to (x) in the case of any such Mortgage Loan other than a Serviced Mortgage Loan, the sum of (i) the related Net Mortgage Rate for such Mortgage Loan, and (ii) the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer

Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate and (y) in the case of any Serviced Whole Loan, the Mortgage Rate (net of Servicing Fees and any Excess Interest) on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan or Serviced Whole Loan, as applicable, and ending on such following Due Date. With respect to any Serviced AB Whole Loan, any Prepayment Interest Shortfall for any Distribution Date shall be allocated first to the related AB Subordinate Companion Loan and then to the related Mortgage Loan and any related Serviced Pari Passu Companion Loan.

“Prepayment Premium”: With respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a Mortgagor in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject Mortgagor if and as set forth in the related Intercreditor Agreement).

“Primary Collateral”: With respect to any Crossed Underlying Loan, that portion of the Mortgaged Property designated as directly securing such Crossed Underlying Loan and excluding any Mortgaged Property as to which the related lien may only be foreclosed upon by exercise of the cross-collateralization provisions of such Crossed Underlying Loan.

“Primary Servicing Fee”: The monthly fee payable by the applicable Master Servicer solely from the Servicing Fee to each Initial Sub-Servicer, which monthly fee accrues at the rate per annum specified as such in the Sub-Servicing Agreement with such Initial Sub-Servicer.

“Prime Rate”: The “Prime Rate” as published in the “Money Rates” section of the New York City edition of The Wall Street Journal (or, if such section or publication is no longer available, such other comparable publication as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by the Certificate Administrator in its reasonable discretion) as may be in effect from time to time.

“Principal Balance Certificates”: Each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates, the Exchangeable P&I Certificates and the RR Interest.

“Principal Distribution Amount”: With respect to any Distribution Date and the Principal Balance Certificates (other than the RR Interest), an amount equal to the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan or Serviced Whole Loan that is received in advance of its scheduled Due Date as a result of such prepayment.

“Principal Shortfall”: For any Distribution Date after the initial Distribution Date with respect to the Mortgage Loans, the amount, if any, by which (a) the related Principal

Distribution Amount for the preceding Distribution Date, exceeds (b) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount. The Principal Shortfall for the initial Distribution Date will be zero.

“Privileged Communications”: Any correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and a Special Servicer referred to in clause (i) of the definition of “Privileged Information”.

“Privileged Information”: Any (i) correspondence between the Directing Certificateholder or the Risk Retention Consultation Party and a Special Servicer related to any Specially Serviced Loan (other than with respect to any Excluded Loan as to the Directing Certificateholder or the Risk Retention Consultation Party, as applicable) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under this Agreement, (ii) strategically sensitive information that the applicable Special Servicer has reasonably determined could compromise the Trust’s position in any ongoing or future negotiations with the related Mortgagor or other interested party, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report; provided, however, that information contemplated by clauses (i), (ii) and (iii) must be labeled or otherwise identified as Privileged Information by the applicable sender in order to be considered Privileged Information. Each Master Servicer, each Special Servicer, the Operating Advisor and the Asset Representations Reviewer shall be entitled to rely on any identification of materials as “attorney-client privileged” without liability for any such reliance hereunder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: The Depositor and its designees, the Initial Purchasers, the Underwriters, the Mortgage Loan Sellers, each Master Servicer, each Special Servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the Trustee, the Certificate Administrator, any Additional Servicer designated by a Master Servicer or a Special Servicer, the Operating Advisor, any Affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any Companion Holder who provides an Investor Certification, any Non-Serviced Master Servicer, any Non-Serviced Special Servicer, any Other Servicer, any Person (including the Directing Certificateholder and the Risk Retention Consultation Party) who provides the Certificate Administrator with an Investor Certification and any NRSRO (including any Rating Agency) that provides the Certificate Administrator with an NRSRO Certification, which Investor Certification and NRSRO Certification may be submitted electronically via the Certificate Administrator’s Website; provided, however, that in no event may a Borrower Party (other than a Borrower Party that is the Risk Retention Consultation Party or a Special Servicer) be entitled to receive (i) if such party is the Directing

Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement. In determining whether any Person is an Additional Servicer or an Affiliate of the Operating Advisor, the Certificate Administrator may rely on direction by either Master Servicer, either Special Servicer, any Mortgage Loan Seller or the Operating Advisor, as the case may be.

Notwithstanding anything to the contrary in this Agreement, if a Special Servicer obtains knowledge that it has become a Borrower Party, such Special Servicer shall nevertheless be a Privileged Person; provided that such Special Servicer (i) shall not directly or indirectly provide any information related to the related Excluded Special Servicer Loan to (A) the related Borrower Party, (B) any of such Special Servicer’s employees or personnel or any of its Affiliate involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) shall maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above; provided, further, that nothing in this Agreement shall be construed as an obligation of either Master Servicer or the Certificate Administrator to restrict access by a Special Servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan and in no case shall either Master Servicer or the Certificate Administrator be held liable if a Special Servicer accesses any Excluded Special Servicer Information relating to the Excluded Special Servicer Loan; provided, further, that (a) the applicable Master Servicer shall not restrict access by the applicable Special Servicer to any information related to any Mortgage Loan, including any Excluded Special Servicer Loan and (b) the Certificate Administrator shall not restrict access by the applicable Special Servicer to any information related to any Mortgage Loan, including any Excluded Special Servicer Loan; and provided, further, however, that any Excluded Controlling Class Holder shall be permitted to reasonably request and to obtain in accordance with Section 4.02(f) of this Agreement any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the Certificate Administrator’s Website on account of it constituting Excluded Information).

“Prohibited Party”: Any proposed Servicing Function Participant that is listed on the Depositor’s Do Not Hire List.

“Prohibited Prepayment”: As defined in the definition of Compensating Interest Payments.

“Proposed Course of Action”: As defined in Section 2.03(l)(i).

“Proposed Course of Action Notice”: As defined in Section 2.03(l)(i).

“Prospectus”: The Prospectus, dated June 15, 2021, relating to the Registered Certificates.

“PSA Party Repurchase Request”: As defined in Section 2.03(k)(ii).

“PTCE”: Prohibited Transaction Class Exemption.

“Purchase Price”: With respect to any Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final paragraph hereof, any related Companion Loan) to be purchased pursuant to (A) Section 5 of the related Mortgage Loan Purchase Agreement by the related Mortgage Loan Seller, (B) Section 3.16, or (C) Section 9.01, a price, without duplication, equal to:

(i)           the outstanding principal balance of such Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) as of the date of purchase; plus

(ii)          all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents Default Interest or Excess Interest), to, but not including, the Due Date therefor immediately preceding or coinciding with the Determination Date for the Collection Period of purchase; plus

(iii)         all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)), if any; plus

(iv)         if such Mortgage Loan (or related REO Loan) is being repurchased or substituted by the related Mortgage Loan Seller, pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Certificate Administrator or the Trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan (or related REO Loan); provided, however, that such out-of-pocket expenses shall not include expenses incurred by Certificateholders or Certificate Owners in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in exercising such Certificateholder’s or Certificate

Owner’s, as applicable, rights under the dispute resolution mechanics pursuant to Section 2.03(l);

(v)          Liquidation Fees, if any, payable with respect to such Mortgage Loan (or related REO Loan (including for such purpose, to the extent required pursuant to the final paragraph hereof, the related Companion Loan)) (which will not include any Liquidation Fees if such repurchase occurs or a Loss of Value Payment is received during the Initial Cure Period or, if applicable, prior to the expiration of the Extended Cure Period); plus

(vi)         solely in the case of a repurchase or substitution by the related Mortgage Loan Seller, any Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related Mortgage Loan Seller.

Solely with respect to any Serviced Whole Loan to be sold pursuant to Section 3.16(a)(iii), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related Whole Loan, including, for such purposes, the Mortgage Loan and the related Companion Loan, as applicable. With respect to any REO Property to be sold pursuant to Section 3.16(b), “Purchase Price” shall mean the amount calculated in accordance with the second preceding sentence in respect of the related REO Loan (including any related Companion Loan). With respect to any sale pursuant to Section 3.16(a)(ii) or Section 3.16(e) or for purposes of calculating any Gain-on-Sale Proceeds, the “Purchase Price” shall be allocated between the related Mortgage Loan and Companion Loan, as applicable, in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Intercreditor Agreement. With respect to any Joint Mortgage Loan, the Purchase Price that would be payable by each of the applicable Mortgage Loan Sellers for its related Mortgage Note shall be its respective Mortgage Loan Seller Percentage Interest as of the Closing Date of the total Purchase Price for such Mortgage Loan. Notwithstanding the foregoing, with respect to any repurchase pursuant to sub-clause (A) and sub-clause (C) hereof, the “Purchase Price” shall not include any amounts payable in respect of any related Companion Loan.

“Qualified Institutional Buyer”: A “qualified institutional buyer” as defined in Rule 144A under the Act.

“Qualified Insurer”: (i) With respect to any Mortgage Loan, REO Loan or REO Property, an insurance company or security or bonding company qualified to write the related Insurance Policy in the relevant jurisdiction with an insurance financial strength rating of at least: (a) “A-” by S&P (or, if not rated by S&P, at least an equivalent rating by one NRSRO (which may include Fitch or KBRA)) and (b) “A” by Fitch (or, if not rated by Fitch, at least an equivalent rating by one other NRSRO (which may include S&P or KBRA)), and (ii) with respect to the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 3.07(c), except as otherwise permitted by Section 3.07(c), an insurance company that has a claims paying ability (or the obligations which are guaranteed or backed by a company having such claims paying ability) rated by at least one (1) of the following rating agencies of at least (a) “A3” by Moody’s, (b) “A-” by S&P, (c) “A-” by Fitch, (d) “A-:X” by

A.M. Best Company, Inc. or (e) “A(low)” by DBRS Morningstar, or, in the case of clauses (i) or (ii), any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation and a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

“Qualified Mortgage”: A “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage.

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the Special Servicers contained in this Agreement, (ii) is not the Operating Advisor, the Asset Representations Reviewer or an Affiliate of the Operating Advisor or the Asset Representations Reviewer, (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become a Special Servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Special Servicer”, and (viii) is currently acting as a special servicer in a transaction rated by KBRA and has not been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

“Qualified Substitute Mortgage Loan”: A substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a removed Mortgage Loan that must, on the date of substitution: (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs; (ii) have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan, determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan; (iii) have the same Due Date as and Grace Period no longer than that of the removed Mortgage Loan; (iv) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (v) have a remaining term to stated maturity not greater than, and not more than five (5) years less than, the remaining term to stated maturity of the removed Mortgage Loan; (vi) have a then-current loan-to-value ratio equal to or less than the lesser of the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and 75%, in each case using the “value” for the Mortgaged Property as determined using an Appraisal; (vii) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (viii) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and which will be delivered as a part of the related Mortgage File; (ix) have a then-current debt service coverage ratio at least equal (A) with respect to any Mortgage Loan other than an NCB Co-op Mortgage Loan, to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x; or (B) in the case of an NCB Co-op Mortgage Loan, the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date, (x) constitute a “qualified replacement mortgage” within the meaning of Section 860G(a)(4) of the Code as evidenced by an Opinion of Counsel (provided at the applicable Mortgage Loan Seller’s expense); (xi) not have a maturity date or an amortization period that extends to a date that is after the date five (5) years prior to the Rated Final Distribution Date; (xii) have comparable prepayment restrictions to those of the removed Mortgage Loan; (xiii) not be substituted for a removed Mortgage Loan unless the Trustee and the Certificate Administrator have received Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable Mortgage Loan Seller); (xiv) have been approved by the Directing Certificateholder (so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan as to the Directing Certificateholder); (xv) prohibit defeasance within two (2) years of the Closing Date; (xvi) not be substituted for a removed Mortgage Loan if it would result in an Adverse REMIC Event other than the imposition of a tax on income expressly permitted or contemplated to be imposed by the terms of this Agreement, as determined by an Opinion of Counsel at the cost of the related Mortgage Loan Seller; (xvii) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related Servicing File; and (xviii) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one mortgage loan is substituted for a removed Mortgage Loan, then the amounts described in clause (i) shall be determined on the basis of aggregate Stated Principal Balances and each such proposed Qualified Substitute Mortgage Loan shall individually satisfy each of the requirements specified in clauses (ii) through (xviii); provided that the rates described in clause (ii) above and the remaining term to stated maturity referred to in clause (v) above shall be determined on a weighted average basis; provided, further, that no individual Mortgage Rate (net of the Servicing Fee Rate, any Non-Serviced Primary Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) shall be lower than the highest fixed Pass-Through Rate (and not based on, or subject to a cap equal to, the Weighted Average Net Mortgage Rate) of any Class of Principal Balance Certificates having a Certificate Balance then outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable Mortgage Loan Seller shall certify that the Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and shall send such certification to the Trustee, the Certificate Administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

“RAC No-Response Scenario”: As defined in Section 3.25(a).

“RAC Requesting Party”: As defined in Section 3.25(a).

“Rated Final Distribution Date”: As to each Class of Certificates, the Distribution Date in June 2063.

“Rating Agency”: Each of Fitch, S&P and KBRA or their successors in interest. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Special Servicers and the Master Servicers, and specific ratings of Fitch, S&P and KBRA herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from each Rating Agency with respect to such matter.

“Rating Agency Inquiry”: As defined in Section 4.07(c).

“Rating Agency Q&A Forum and Document Request Tool”: As defined in Section 4.07(c).

“Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the product of (A) the Non-Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this definition only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) as of the related Determination Date, is less than (ii) then-aggregate Certificate Balance of the Principal Balance Certificates (other than the RR Interest) after giving effect to distributions of principal on such Distribution Date.

“Received Class”: As defined in Section 5.11(b).

“Record Date”: With respect to any Distribution Date, the last Business Day of the month immediately preceding the month in which that Distribution Date occurs.

“Registered Certificates”: The Class A-1, Class A-2, Class A-3, Class A-SB, Class X-A and Class X-B Certificates, the Class A-4 Exchangeable Certificates, the Class A-5 Exchangeable Certificates, the Class A-S Exchangeable Certificates, the Class B Exchangeable Certificates and the Class C Exchangeable Certificates.

“Regular Certificates”: Any of the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G, Class H, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates and the RR Interest.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Regulation AB Companion Loan Securitization”: As defined in Section 11.05(a).

“Regulation AB Servicing Officer”: Any officer or employee of either Master Servicer or either Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or Companion Loans, or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee and/or the Certificate Administrator by the applicable Master Servicer or the applicable Special Servicer, as applicable, as such list may from time to time be amended.

“Regulation D”: Regulation D under the Act.

“Regulation S”: Regulation S under the Act.

“Regulation S Book-Entry Certificates”: The Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S and represented by one or more Book-Entry Non-Registered Certificates deposited with the Certificate Administrator as custodian for the Depository.

“Reimbursement Rate”: The rate per annum applicable to the accrual of interest on Servicing Advances in accordance with Section 3.03(d) and P&I Advances in accordance with Section 4.03(d), which rate per annum shall equal the Prime Rate.

“Related Certificates”, “Related Exchangeable Upper-Tier Regular Interest” and “Related Lower-Tier Regular Interests”: For each of the following Classes of Certificates and Exchangeable Upper-Tier Regular Interests, the related Class of Lower-Tier Regular Interests; and for each of the following Classes of Lower-Tier Regular Interests, the related Class of Certificates and Exchangeable Upper-Tier Regular Interest, as applicable, set forth below:

Related Certificates or Related Exchangeable Upper-Tier Regular Interest	Related Lower-Tier Regular Interest
Class A-1 Certificates	Class LA1 Uncertificated Interest
Class A-2 Certificates	Class LA2 Uncertificated Interest
Class A-3 Certificates	Class LA3 Uncertificated Interest
Class A-SB Certificates	Class LASB Uncertificated Interest
Class A-4 Upper-Tier Regular Interest	Class LA4 Uncertificated Interest
Class A-5 Upper-Tier Regular Interest	Class LA5 Uncertificated Interest
Class A-S Upper-Tier Regular Interest	Class LAS Uncertificated Interest
Class B Upper-Tier Regular Interest	Class LB Uncertificated Interest
Class C Upper-Tier Regular Interest	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest
Class E Certificates	Class LE Uncertificated Interest
Class F Certificates	Class LF Uncertificated Interest
Class G Certificates	Class LG Uncertificated Interest
Class H Certificates	Class LH Uncertificated Interest
RR Interest	LRR Uncertificated Interest

“Relevant Servicing Criteria”: The Servicing Criteria applicable to a specific party, as set forth on Exhibit AA attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Trustee, the Certificate Administrator, a Master Servicer or a Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to such Master Servicer, such Special Servicer, the Trustee and/or the Certificate Administrator.

“REMIC”: A “real estate mortgage investment conduit” as defined in Section 860D of the Code (or any successor thereto).

“REMIC Administrator”: The Certificate Administrator or any REMIC administrator appointed pursuant to Section 10.04.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and temporary and final Treasury Regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings or announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date”: The Business Day immediately preceding each Distribution Date.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code.

“REO Account”: A segregated custodial account or accounts created and maintained by (a) with respect to each of the Mortgage Loans other than the NCB Co-op Mortgage Loans, the General Special Servicer pursuant to Section 3.14(b) on behalf of the Trustee for the benefit of the Certificateholders and with respect to any Serviced Whole Loan, for the benefit of the related Serviced Companion Noteholder, which shall initially be entitled “Greystone Servicing Company LLC, as General Special Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, REO Account” and (b) with respect to the NCB Co-op Mortgage Loans, the NCB Special Servicer, pursuant to and for the benefit of the Persons specified in Section 3.14(b), which shall be titled “National Cooperative Bank, N.A., as NCB Special Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34”. Any such account or accounts shall be an Eligible Account.

“REO Acquisition”: The acquisition for federal income tax purposes of any REO Property pursuant to Section 3.09.

“REO Disposition”: The sale or other disposition of the REO Property pursuant to Section 3.16.

“REO Extension”: As defined in Section 3.14(a).

“REO Loan”: Each of the Mortgage Loans (and, with respect to any Serviced Whole Loan, the related Companion Loan, as applicable), deemed for purposes hereof to be outstanding with respect to each REO Property. Each REO Loan shall be deemed to be outstanding for so long as the applicable portion of the related REO Property (or beneficial interest therein, in the case of a Non-Serviced Mortgage Loan) remains part of the Trust Fund and provides for Assumed Scheduled Payments on each Due Date therefor, and otherwise has the same terms and conditions as its predecessor Mortgage Loan or Companion Loan, if applicable, including, without limitation, with respect to the calculation of the Mortgage Rate in effect from time to time (such terms and conditions to be applied without regard to the default on such predecessor Mortgage Loan or Companion Loan, if applicable). Each REO Loan shall be deemed to have an initial outstanding principal balance and Stated Principal Balance equal to the outstanding principal balance and Stated Principal Balance, respectively, of its predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition. All amounts due and owing in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, accrued and unpaid interest, shall continue to be due and owing in respect of an REO Loan. All amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the

Trustee, as applicable, in respect of the predecessor Mortgage Loan or Companion Loan, if applicable, as of the date of the related REO Acquisition, including, without limitation, any unpaid Special Servicing Fees and Servicing Fees, additional trust fund expenses and any unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer or the Trustee, as applicable, in respect of such Advances in accordance with Section 3.03(d) or Section 4.03(d), shall continue to be payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, in respect of an REO Loan. In addition, Unliquidated Advances and Nonrecoverable Advances with respect to such REO Loan, in each case, that were paid from collections on the related Mortgage Loans and resulted in principal distributed to the Certificateholders being reduced as a result of the first proviso in the definition of “Aggregate Principal Distribution Amount” shall be deemed outstanding until recovered. Notwithstanding anything to the contrary, with respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan, as applicable, will be available for amounts due to the Certificateholders or to reimburse the Trust, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan, in accordance with Section 3.05(a), or with respect to an AB Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

“REO Property”: A Mortgaged Property acquired by the applicable Special Servicer on behalf of, and in the name of, the Trustee or a nominee thereof for the benefit of the Certificateholders (and the related Companion Holder, subject to the related Intercreditor Agreement, with respect to a Mortgaged Property securing a Serviced Whole Loan) to the extent set forth herein and the Trustee (as holder of the Lower-Tier Regular Interests) (and also including, if applicable, the Trust’s beneficial interest in a Non-Serviced Mortgaged Property acquired by the applicable Non-Serviced Special Servicer on behalf of, and in the name of, the applicable Non-Serviced Trustee or a nominee thereof for the benefit of the certificateholders under the applicable Non-Serviced Trust) through foreclosure, acceptance of a deed in lieu of foreclosure or otherwise in accordance with applicable law in connection with the default or imminent default of a Mortgage Loan. References herein to a Special Servicer acquiring, maintaining, managing, inspecting, insuring, selling or reporting, or to Appraisal Reduction Amounts and Final Recovery Determinations with respect to, an “REO Property” shall not include the Trust’s beneficial interest in a Non-Serviced Mortgaged Property. For the avoidance of doubt, REO Property, to the extent allocable to a Companion Loan, shall not be an asset of the Trust Fund, any Trust REMIC or the Grantor Trust.

“REO Revenues”: All income, rents and profits derived from the ownership, operation or leasing of any REO Property.

“Reportable Event”: As defined in Section 11.07.

“Reporting Requirements”: As defined in Section 11.12.

“Reporting Servicer”: The Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant engaged by such parties, as the case may be.

“Repurchase Request”: A Certificateholder Repurchase Request or a PSA Party Repurchase Request.

“Repurchase Request Recipient”: As defined in Section 2.02(g).

“Repurchased Note”: As defined in Section 3.30(a).

“Repurchasing Mortgage Loan Seller”: As defined in Section 3.30(a).

“Request for Release”: A release signed by a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, as applicable, in the form of Exhibit E attached hereto.

“Requesting Certificateholder”: As defined in Section 2.03(l)(iii).

“Requesting Holders”: As defined in Section 4.05(b).

“Required Credit Risk Retention Percentage”: 5%.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Resolution Failure”: As defined in Section 2.03(k)(iii).

“Resolved”: With respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Trust, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Trust as a result of a sale or other disposition in accordance with this Agreement.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and (ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Period”: The 40-day period prescribed by Regulation S commencing on the later of (a) the date upon which Certificates are first offered to Persons other than the Initial Purchasers or Underwriters and any other distributor (as such term is defined in Regulation S) of the Certificates and (b) the Closing Date.

“Retained Certificate Available Funds”: With respect to any Distribution Date, an amount equal to the sum of (i) the Required Credit Risk Retention Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Retained Certificate Gain-on-Sale Remittance Amount.

“Retained Certificate Gain-on-Sale Remittance Amount”: For each Distribution Date, the lesser of (i) the amount on deposit in the Retained Certificate Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Required Credit Risk Retention Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

“Retained Certificate Gain-on-Sale Reserve Account”: A custodial account or accounts (or subaccount of the Distribution Account) created and maintained by the Certificate Administrator, pursuant to Section 3.04(e) on behalf of the Trustee for the benefit of the Holders of the RR Interest, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Retained Certificate Gain-on-Sale Reserve Account”. Any such account shall be an Eligible Account or a subaccount of an Eligible Account.

“Retained Certificate Interest Distribution Amount”: With respect to the RR Interest for any Distribution Date, an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed to the Holders of the Regular Certificates (other than the RR Interest) and Exchangeable Upper-Tier Regular Interests pursuant to Sections 4.01(a)(i), (iv), (vii), (x), (xiii), (xvi), (xix), (xxii), and (xxv) on such Distribution Date.

“Retained Certificate Principal Distribution Amount”: With respect to the RR Interest for any Distribution Date, an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of principal distributed to the Holders of the Regular Certificates (other than the RR Interest) and Exchangeable Upper-Tier Regular Interests pursuant to Sections 4.01(a)(ii), (v), (viii), (xi), (xiv), (xvii), (xx), (xxiii), and (xxvi) on such Distribution Date.

“Retained Certificate Realized Loss”: With respect to any Distribution Date, the amount, if any, by which (i) the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate Stated Principal Balance (for purposes of this definition only, not giving effect to any reductions of the Stated Principal Balance for payments of principal collected on the Mortgage Loans that were used to reimburse any Workout-Delayed Reimbursement Amounts pursuant to Section 3.05(a)(v) to the extent such Workout-Delayed Reimbursement Amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans and any REO Loans (excluding any portion allocable to any related Companion Loan, if applicable) as of the related Determination Date, is less than (ii) the Certificate Balance of the RR Interest after giving effect to distributions of principal on such Distribution Date.

“Retained Certificate Realized Loss Distribution Amount”: With respect to the RR Interest for any Distribution Date, an amount equal to the product of (A) the Risk Retention Allocation Percentage and (B) the aggregate amount of reimbursed Realized Losses and interest thereon distributed to the Holders of the Regular Certificates (other than the RR Interest) and Exchangeable Upper-Tier Regular Interests pursuant to Sections 4.01(a)(iii), (vi), (ix), (xii), (xv), (xviii), (xxi), (xxiv) and (xxvii) on such Distribution Date.

“Retained Defeasance Rights and Obligations”: With respect to each of Bank of America, National Association and Morgan Stanley Mortgage Capital Holdings LLC, the meaning ascribed to the term “Seller Defeasance Rights and Obligations” in the related Mortgage Loan Purchase Agreement.

“Retained Fee Rate”: A rate equal to (A) 0.0100% per annum with respect to each NCB Mortgage Loan, and (B) with respect to each Mortgage Loan (other than the NCB Mortgage Loans) a rate that causes the Transferable Servicing Interest to equal zero.

“Retained Interest Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be deemed to be owned by the Holders of the RR Interest in proportions equal to their respective Percentage Interests.

“Retaining Parties”: Each of Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A. acting as Holder of the RR Interest, and any successor Holder of all or part of the RR Interest.

“Retaining Sponsor”: Wells Fargo Bank, National Association, acting as retaining sponsor as such term is defined under Section 3(b) of the Risk Retention Rules.

“Reverse Sequential Order”: With respect to any distribution or allocation relating to principal in respect of the Principal Balance Certificates (other than any Exchangeable Certificates and the RR Interest) and the Exchangeable Upper-Tier Regular Interests:

(A)           first, to the Class H Certificates;

(B)            second, to the Class G Certificates;

(C)            third, to the Class F Certificates;

(D)            fourth, to the Class E Certificates;

(E)             fifth, to the Class D Certificates;

(F)            sixth, to the Class C Upper-Tier Regular Interest (and, correspondingly, to the Class C, Class C-1 and Class C-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class C Upper-Tier Regular Interest);

(G)            seventh, to the Class B Upper-Tier Regular Interest (and, correspondingly, to the Class B, Class B-1 and Class B-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class B Upper-Tier Regular Interest);

(H)           eighth, to the Class A-S Upper-Tier Regular Interest (and, correspondingly, to the Class A-S, Class A-S-1 and Class A-S-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-S Upper-Tier Regular Interest); and

(I)             ninth, pro rata (based on their respective Certificate Balances), to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests (and, correspondingly, to the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1 and Class A-5-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-4 Upper-Tier Regular Interest or the Class A-5 Upper-Tier Regular Interest, as applicable), in each case until the remaining Certificate Balances of such Classes of Certificates or Exchangeable Upper-Tier Regular Interests have been reduced to zero.

“Review Materials”: As defined in Section 12.01(b)(i).

“Review Package”: A Rating Agency Confirmation request and any supporting documentation delivered therewith.

“Revised Rate”: With respect to any ARD Loan, the increased interest rate after the related Anticipated Repayment Date (in the absence of a default) for each applicable Mortgage Loan, as calculated and as set forth in the related Mortgage Loan.

“Risk Retention Allocation Percentage”: A percentage equal to the Required Credit Risk Retention Percentage divided by the Non-Retained Percentage.

“Risk Retention Consultation Party”: The Risk Retention Consultation Party shall be the party selected by the Holders of more than 50% of the RR Interest (by Certificate Balance, as determined by the Certificate Registrar) from time to time. The Depositor shall promptly provide the name and contact information for the initial Risk Retention Consultation Party upon request of any party to this Agreement and any such requesting party may conclusively rely on the name and contact information provided by the Depositor. The Certificate Administrator and the other parties hereto shall be entitled to assume that the identity of the Risk Retention Consultation Party has not changed until such parties receive written notice of the identity and contact information of a replacement of the Risk Retention Consultation Party from a party holding the requisite interest in the RR Interest (as confirmed by the Certificate Registrar). The initial Risk Retention Consultation Party shall be Wells Fargo Bank, National Association, a national banking association. For the avoidance of doubt, Wells Fargo Bank, National Association’s performance of the role of initial Risk Retention Consultation Party is not performed through the Corporate Trust Services division or the Commercial Mortgage Servicing division of Wells Fargo Bank, National Association; provided, however, that the Commercial Mortgage Servicing division of Wells Fargo Bank, National Association may perform certain surveillance, monitoring and reporting for the Risk Retention Consultation Party.

“Risk Retention Requirements”: The credit risk retention requirements of Section 15G of the Exchange Act (15 U.S.C. §78o-11), as added by Section 941 of the Dodd-Frank Act.

“Risk Retention Rules”: The joint final rule that was promulgated to implement the Risk Retention Requirements (which such joint final rule has been codified, inter alia, at 12 C.F.R. § 43), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Commission and the Department of Housing and Urban Development in the adopting release (79 Fed. Reg. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective, from time to time, as of the applicable compliance date specified therein. Any reference to a Section of the Risk Retention Rules shall mean the subsection of the Risk Retention Rules identified with the same corresponding number as the referenced “Section”. For example, “Section 7 of the Risk Retention Rules” means 12 C.F.R. § 43.7.

“RR Interest”: A Certificate designated as “RR Interest” on the face thereof, in the form of Exhibit A-4 hereto, and evidencing (i) a “regular interest” in the Upper Tier REMIC for purposes of the REMIC Provisions and (ii) beneficial ownership of the RR Interest Specific Grantor Trust Assets.

“RR Interest Specific Grantor Trust Assets”: The portion of the Trust Fund consisting of a portion of any Excess Interest equal to the product of (A) the Required Credit Risk Retention Percentage and (B) the aggregate amount of Excess Interest received on or prior to the related Determination Date, related amounts in the Excess Interest Distribution Account and the proceeds thereof, beneficial ownership of which is represented by the RR Interest.

“RR Interest Transfer Restriction Period”: The period from the Closing Date to the earlier of: (a) the latest of (i) the date on which the aggregate unpaid principal balance of all outstanding Mortgage Loans has been reduced to 33.0% of the aggregate Cut-off Date Balance of the Mortgage Loans; (ii) the date on which the aggregate outstanding principal balance of the Principal Balance Certificates has been reduced to 33.0% of the aggregate outstanding principal balance of the Principal Balance Certificates as of the Cut-off Date; and (iii) two years after the Closing Date; and (b) the date on which the Risk Retention Rules have been effectively abolished or officially determined by the OCC, the Board of Governors of the Federal Reserve System, the FDIC, the Federal Housing Finance Agency, the Commission and the Department of Housing and Urban Development to be no longer applicable to the Trust.

“Rule 144A”: Rule 144A under the Act.

“Rule 144A Book-Entry Certificate”: With respect to the Non-Registered Certificates offered and sold in reliance on Rule 144A, a single, permanent Book-Entry Certificate, in definitive, fully registered form without interest coupons.

“Rules”: As defined in Section 2.03(n)(iv).

“S&P”: S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors in interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other NRSRO or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, each Master Servicer, the Directing Certificateholder and each Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: As defined in Section 11.05(a)(iv).

“Schedule AL Additional File”: The data file containing additional information or schedules regarding data points in the CREFC® Schedule AL File in accordance with Item 1111(h)(4) of Regulation AB and Item 601(b)(103) of Regulation S-K under the Securities Act.

“Scheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the principal portions of the following: (a) all Periodic Payments (excluding Balloon Payments) due in respect of such Mortgage Loans during or, if and to the extent not previously received or advanced pursuant to Section 4.03 in respect of a preceding Distribution Date (and not previously distributed to Certificateholders), prior to, the related Collection Period, and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent either (i) paid by the Mortgagor as of the Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date) or (ii) advanced by the applicable Master Servicer or the Trustee, as applicable, pursuant to Section 4.03 in respect of such Distribution Date, and (b) all Balloon Payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring or a Grace Period ending after the related Determination Date, the related Due Date or last day of such Grace Period, as applicable, to the extent received by the applicable Master Servicer as of the Business Day preceding the related P&I Advance Date), and to the extent not included in clause (a) above.

“Secure Data Room”: The “Secure Data Room” tab, which shall initially be located within the Certificate Administrator’s Website (initially “www.ctslink.com”), on the page relating to this transaction.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Security Agreement”: With respect to any Mortgage Loan, any security agreement or equivalent instrument, whether contained in the related Mortgage or executed separately, creating in favor of the holder of such Mortgage a security interest in the personal property constituting security for repayment of such Mortgage Loan.

“Senior Certificate”: Any Class A Certificate (other than the Class A-S Exchangeable Certificates) or Class X Certificate.

“Serviced AB Mortgage Loan”: Any Mortgage Loan that is part of a Serviced AB Whole Loan.

“Serviced AB Whole Loan”: Any AB Whole Loan that is serviced under this Agreement.

“Serviced AB Whole Loan Controlling Holder”: With respect to a Serviced AB Whole Loan, the “Directing Lender” or similarly defined party identified in the related AB Intercreditor Agreement.

“Serviced Companion Loan”: Each of (i) the Pari Passu Companion Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, (ii) prior to the related Servicing Shift Securitization Date, the Pari Passu Companion Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (iii) any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities backed, wholly or partially, by any Serviced Companion Loan.

“Serviced Companion Noteholder”: A holder of (i) a Serviced Pari Passu Companion Loan or (ii) any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Companion Noteholder Register”: The register maintained by the Companion Paying Agent pursuant to Section 3.28.

“Serviced Mortgage Loan”: Each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, (ii) prior to the related Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (iii) any AB Mortgage Loan related to a Serviced AB Whole Loan, as applicable.

“Serviced Pari Passu Companion Loan”: Each of (i) the Pari Passu Companion Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (ii) prior to the related Servicing Shift Securitization Date, the Pari Passu Companion Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Serviced Pari Passu Companion Loan Holder”: Any holder of record of any Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Companion Loan Securities”: For so long as the related Mortgage Loan or any successor REO Loan is in the Trust Fund, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

“Serviced Pari Passu Mortgage Loan”: Each of (i) the Mortgage Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (ii) prior to the related Servicing Shift Securitization Date, the Mortgage Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Serviced Pari Passu Whole Loan”: Each of (i) the Whole Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement other than any such Whole Loan that is an AB Whole Loan, and (ii) prior to the related Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement other than any such Whole Loan that is an AB Whole Loan.

“Serviced REO Loan”: Any REO Loan that is serviced by a Special Servicer pursuant to this Agreement.

“Serviced REO Property”: Any REO Property that is serviced by a Special Servicer pursuant to this Agreement.

“Serviced Securitized Companion Loan”: Any Companion Loan that is a component of a Serviced Whole Loan, if and for so long as each such Companion Loan is included in a Regulation AB Companion Loan Securitization.

“Serviced Subordinate Companion Loan”: Each of (i) the Subordinate Companion Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (ii) prior to the related Servicing Shift Securitization Date, the Subordinate Companion Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Serviced Whole Loan”: Each of (i) the Whole Loans identified as “Serviced” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement, and (ii) prior to the related Servicing Shift Securitization Date, the Whole Loans identified as “Servicing Shift” under the column entitled “Type” in the “Whole Loan” chart in the Preliminary Statement.

“Serviced Whole Loan Controlling Holder”: The “Controlling Noteholder” or similar term identified in the Intercreditor Agreement related to a Serviced Whole Loan.

“Serviced Whole Loan Remittance Date”: With respect to any Serviced Companion Loan: (i) the date specified as the applicable remittance date (or equivalent concept) in the related Intercreditor Agreement; or (ii) if no such applicable remittance date (or equivalent concept) is so specified in the related Intercreditor Agreement, then the earlier of (A) one (1) Business Day after the “determination date” set forth in the related Other Pooling and Servicing Agreement or (B) the fifteenth (15th) day of each calendar month (or, if the fifteenth (15th)

calendar day of that month is not a Business Day, then the Business Day immediately succeeding such fifteenth (15th) calendar day), provided, however, that such Serviced Whole Loan Remittance Date under this clause (ii) shall not be earlier than two (2) Business Days following the date the Master Servicer receives the related Periodic Payment with respect to such Serviced Whole Loan.

“Servicer Termination Event”: One or more of the events described in Section 7.01(a).

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.03(a).

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and expenses and fees of real estate brokers) incurred by the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator, or the Trustee, as applicable, in connection with the servicing and administering of (a) a Mortgage Loan (and, in the case of a Serviced Mortgage Loan, the related Serviced Companion Loan, as applicable), other than a Non-Serviced Mortgage Loan, in respect of which a default, delinquency or other unanticipated event has occurred or as to which a default is reasonably foreseeable or (b) a Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or an REO Property (other than an REO Property related to a Non-Serviced Mortgage Loan), including, in the case of each of such clause (a) and clause (b), but not limited to, (x) the cost of (i) compliance with the applicable Master Servicer’s obligations set forth in Section 3.03(c), (ii) the preservation, restoration and protection of a Mortgaged Property and the priority of a Mortgage, (iii) obtaining any Insurance and Condemnation Proceeds or any Liquidation Proceeds of the nature described in clauses (i) – (vi) of the definition of “Liquidation Proceeds,” (iv) any enforcement or judicial proceedings with respect to a Mortgaged Property, including foreclosures and (v) the operation, leasing, management, maintenance and liquidation of any REO Property and (y) any amount specifically designated herein to be paid as a “Servicing Advance”. Notwithstanding anything to the contrary, “Servicing Advances” shall not include allocable overhead of the applicable Master Servicer or the applicable Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property. None of the Master Servicers, the Special Servicers or the Trustee shall make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Companion Loan under the related Intercreditor Agreement or this Agreement.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit AA hereto.

“Servicing Fee”: With respect to each Mortgage Loan (including each Non-Serviced Mortgage Loan), Serviced Companion Loan, and any REO Loan, the fee payable to the applicable Master Servicer pursuant to the first paragraph of Section 3.11(a).

“Servicing Fee Rate”: With respect to (i) each Mortgage Loan (including any Non-Serviced Mortgage Loan) and REO Loan, a per annum rate equal to the rate set forth on the Mortgage Loan Schedule under the heading “Master Servicing Fee Rate”, which rate includes, in each such case, the rate at which applicable master, primary and sub-servicing fees accrue (other than in respect of a Non-Serviced Mortgage Loan, with respect to which the primary and sub-servicing fees are included in the related Non-Serviced Primary Servicing Fee Rate), in each case computed on the basis of the Stated Principal Balance of the related Mortgage Loan or REO Loan in the same manner in which interest is calculated in respect of such loans (provided, however, that with respect to any Servicing Shift Mortgage Loan on or after the related Servicing Shift Securitization Date, the Servicing Fee Rate shall be reduced by the related Non-Serviced Primary Servicing Fee Rate); (ii) each Serviced Pari Passu Companion Loan, a per annum rate equal to 0.00250%, computed on the basis of the Stated Principal Balance of the related Serviced Pari Passu Companion Loan in the same manner in which interest is calculated in respect of such loan; and (iii) each U.S. Steel Tower Subordinate Companion Loan, a per annum rate equal to 0.01%, computed on the basis of the Stated Principal Balance of the related Subordinate Companion Loan in the same manner in which interest is calculated in respect of such loan.

“Servicing File”: A photocopy or electronic copy of all items required to be included in the Mortgage File, together with each of the following: (a) to the extent such items were actually delivered to the related Mortgage Loan Seller, with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the related Mortgage Loan Seller, to the applicable Master Servicer, (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hospitality property (except with respect to tenanted commercial space within a hospitality property), copies of a rent roll (or, with respect to a residential cooperative property, a maintenance schedule) and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related Mortgage Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between the related Mortgage Loan Seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), Mortgagor’s certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the related Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Mortgagor, which documents were required to be delivered in connection with the closing of the related Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the applicable Mortgage Loan Seller relating to the relevant Mortgaged Property and (b) copies of all modifications, extensions and amendments related to the above, any Appraisals and any other document necessary to service the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan, in each case, that are created or prepared after the Closing Date.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than either Master Servicer, either Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator, that is performing activities that address the Servicing Criteria, unless (i) such Person’s activities relate only to 5% or less of the Mortgage Loans by unpaid principal balance as of any date of determination in accordance with Article XI or (ii) the Depositor reasonably determines that a Master Servicer or a Special Servicer may, for the purposes of the Exchange Act reporting requirements pursuant to applicable Commission guidance, take responsibility for the assessment of compliance with the Servicing Criteria of such Person. The Servicing Function Participants as of the Closing Date are listed on Exhibit GG hereto. Exhibit GG shall be updated and provided to the Depositor and the Certificate Administrator in accordance with Section 11.10(c).

“Servicing Officer”: Any officer and/or employee of a Master Servicer, a Special Servicer or any Additional Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans or Serviced Companion Loans, whose name and specimen signature appear on a list of servicing officers furnished by such Master Servicer, such Special Servicer or any Additional Servicer to the Certificate Administrator, the Trustee, the Operating Advisor and the Depositor on the Closing Date as such list may be amended from time to time thereafter.

“Servicing Shift Lead Note”: With respect to any Servicing Shift Whole Loan, as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Mortgagor under such Servicing Shift Whole Loan including any amendments or modifications, or any renewal or substitution notes, as of such date, the sale of which to the related Non-Serviced Trust will cause servicing to shift from this Agreement to the related Non-Serviced PSA pursuant to the terms of the related Intercreditor Agreement for such Servicing Shift Whole Loan. For the avoidance of doubt, there is no Servicing Shift Lead Note related to the Trust.

“Servicing Shift Mortgage Loan” With respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the Trust Fund that will be serviced under this Agreement as of the Closing Date, but the servicing of which is expected to shift to the related Non-Serviced PSA entered into in connection with the securitization, if any, of the related Servicing Shift Lead Note on the related Servicing Shift Securitization Date. For the avoidance of doubt, there is no Servicing Shift Mortgage Loan related to the Trust.

“Servicing Shift Securitization Date”: With respect to any Servicing Shift Whole Loan, the date on which the related Servicing Shift Lead Note is included in a Non-Serviced Trust, provided that the holder of such Servicing Shift Lead Note provides each of the parties to this Agreement (in each case only to the extent such party will not also be a party to the related Non-Serviced PSA) with notice in accordance with the terms of the related Intercreditor Agreement that such Servicing Shift Lead Note is to be included in such Non-Serviced Trust which notice shall include contact information for the related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator and Non-Serviced Trustee. For the avoidance of doubt, there is no Servicing Shift Securitization Date related to the Trust.

“Servicing Shift Whole Loan”: Any Whole Loan serviced under this Agreement as of the Closing Date, which includes a Servicing Shift Mortgage Loan included in the Trust Fund and one or more Companion Loans not included in the Trust Fund, but the servicing of which is expected to shift to the related Non-Serviced PSA entered into in connection with the securitization, if any, of the related Servicing Shift Lead Note on the related Servicing Shift Securitization Date. For the avoidance of doubt, there is no Servicing Shift Whole Loan related to the Trust.

“Servicing Standard”: As defined in Section 3.01(a).

“Servicing Transfer Event”: With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or related Serviced Companion Loan, the occurrence of any of the following events:

(i)           the related Mortgagor has failed to make when due any Balloon Payment, and the Mortgagor has not delivered to the applicable Master Servicer or the applicable Special Servicer on or before the due date of such Balloon Payment, a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer, as applicable (and such Master Servicer or such Special Servicer, as applicable, shall promptly forward such documentation to the applicable Special Servicer or the applicable Master Servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such Balloon Payment will become due (provided that if either (x) such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or (y) the applicable Master Servicer is required to make a P&I Advance in respect of such Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Serviced Whole Loan) at any time prior to such a refinancing or sale, a Servicing Transfer Event will occur immediately); or

(ii)          the related Mortgagor has failed to make when due any Periodic Payment (other than a Balloon Payment) or any other payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage, which failure has continued unremedied for sixty (60) days; or

(iii)         the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of an AB Control Appraisal Period, the prior consent of the related Serviced AB Whole Loan Controlling Holder, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing or (y) a Serviced AB Whole Loan prior to the occurrence of an AB Control Appraisal Period), that a default in making any Periodic Payment (other than a Balloon Payment) or any other material payment (other than a Balloon Payment) required under the related Mortgage Note or the related Mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which the subject payment will become due; or the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of an AB Control Appraisal Period, the prior consent of the related Serviced AB Whole Loan Controlling Holder, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing or (y) a Serviced AB Whole Loan prior to the occurrence of an AB Control Appraisal Period)), that a default in making a Balloon Payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least sixty (60) days beyond the date on which such Balloon Payment will become due (or, if the Mortgagor has delivered a written and fully executed (subject only to customary final closing conditions) refinancing commitment (or if refinancing commitments are not then customarily issued by commercial mortgage lenders, such written, executed and binding alternative documentation as is customarily used by commercial real estate lenders for such purpose) or purchase and sale agreement from an acceptable lender or purchaser, as applicable, and reasonably satisfactory in form and substance to the applicable Master Servicer or the applicable Special Servicer (and such Master Servicer or such Special Servicer, as applicable, shall promptly forward such documentation to the applicable Special Servicer or the applicable Master Servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within one hundred-twenty (120) days following the date on which such Balloon Payment will become due, the applicable Master Servicer determines (in accordance with the Servicing Standard) or receives from the applicable Special Servicer a written determination of such Special Servicer (which determination the applicable Special Servicer shall make in accordance with the Servicing Standard and (A) with the consent of the Directing

Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of an AB Control Appraisal Period, the prior consent of the related Serviced AB Whole Loan Controlling Holder, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to (x) an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing or (y) a Serviced AB Whole Loan prior to the occurrence of a Control Appraisal Period)), that (A) the Mortgagor is likely not to make one or more Assumed Scheduled Payments prior to such a refinancing or sale or (B) such refinancing or sale is not likely to occur within one hundred-twenty (120) days following the date on which such Balloon Payment will become due); or

(iv)         there shall have occurred a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Mortgagor to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with Section 3.07 or Section 3.18) under the related Mortgage Loan documents, other than as described in clause (i) or (ii) above, that may, in the good faith and reasonable judgment of the applicable Master Servicer or the applicable Special Servicer (and in the case of the applicable Special Servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of an AB Control Appraisal Period, the prior consent of the related Serviced AB Whole Loan Controlling Holder, to the extent required by the terms of the related Intercreditor Agreement)) or (B) following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only if a Control Termination Event has occurred and is continuing but no Consultation Termination Event has occurred and is continuing)), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of any Serviced Whole Loan, the interests of any related Serviced Pari Passu Companion Loan Holder), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, sixty (60) days); or

(v)          a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the related Mortgagor and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(vi)         the related Mortgagor shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Mortgagor or of or relating to all or substantially all of its property; or

(vii)        the related Mortgagor shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(viii)       the applicable Master Servicer or the applicable Special Servicer shall have received notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(ix)          the applicable Master Servicer or the applicable Special Servicer (and in the case of the applicable Special Servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan with respect to such party and only for so long as no Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan prior to the occurrence and continuance of a Control Appraisal Period, the prior consent of the related Serviced AB Whole Loan Controlling Holder, to the extent required by the terms of the related Intercreditor Agreement))) determines that (i) a default (including, in the applicable Master Servicer’s or the applicable Special Servicer’s judgment, the failure of the related Mortgagor to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with Section 3.07 or Section 3.18) under the Mortgage Loan documents (other than as described in clause (iii) above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the related Serviced Pari Passu Companion Loan Holder) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for sixty (60) days;

provided that any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is cross-collateralized with a Specially Serviced Loan shall be a Specially Serviced Loan so long as such Mortgage Loan is cross-collateralized with a Specially Serviced Loan. If any Serviced Companion Loan becomes a Specially Serviced Loan, the related Serviced Mortgage Loan shall also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, any related Serviced Companion Loan shall also become a Specially Serviced Loan. With respect to a Non-Serviced Mortgage Loan, the occurrence of a “Servicing Transfer Event” shall be as defined in the Non-Serviced PSA. For the avoidance of doubt and with respect to clauses (ii), (iii), (iv), (vii) and (ix) above, neither (A) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (B) any default or delinquency that would have existed but for such Payment Accommodation will constitute a Servicing Transfer Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, with respect to clause (iv) above, neither (A) a Government-Sponsored Relief Modification with respect to any Mortgage Loan or Serviced Whole Loan nor (B) any default that would have existed but for such Government-Sponsored Relief Modification will constitute a special servicing transfer event, for so long as the related borrower is complying with the terms of such Government-Sponsored Relief Modification.

“Signature Law”: As defined in Section 13.02(b).

“Significant Obligor”: As defined in Section 11.16.

“Significant Obligor NOI Quarterly Filing Deadline”: With respect to each calendar quarter (other than the fourth calendar quarter of any calendar year), the date that is fifteen (15) days after the Distribution Date occurring on or immediately following the date on which financial statements for such calendar quarter are required to be delivered to the related lender under the related Mortgage Loan documents.

“Significant Obligor NOI Yearly Filing Deadline”: With respect to each calendar year, the date that is the 90th day after the end of such calendar year.

“Similar Law”: As defined in Section 5.03(n).

“Sole Certificateholder”: Any Certificate Owner, or Certificate Owners acting in unanimity, of a Book-Entry Certificate or a Holder of a Definitive Certificate holding 100% of then-outstanding Class X-F, Class X-G, Class X-H, Class F, Class G and Class H Certificates; provided, however, that the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests have been retired.

“Special Notice”: As defined in Section 5.06.

“Special Servicer”: With respect to (i) each of the Mortgage Loans (other than any NCB Mortgage Loan, any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan), the Serviced Companion Loans, any REO Property acquired by the Trust with respect to any such Mortgage Loan and any matters relating to the foregoing, the General Special Servicer, and its successors in interest and assigns, or any successor special servicer appointed as herein provided, (ii) any NCB Mortgage Loan, any REO Property acquired by the Trust with respect to any such NCB Mortgage Loan and any matters relating to the foregoing, the NCB Special Servicer and (iii) any Excluded Special Servicer Loan, if any, the related Excluded Special Servicer appointed pursuant to Section 7.01(g) of this Agreement, as applicable and as the context may require.

“Special Servicing Fee”: With respect to each Specially Serviced Loan and REO Loan (other than a Non-Serviced Mortgage Loan), the fee payable to the related Special Servicer pursuant to Section 3.11(b).

“Special Servicing Fee Rate”: With respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to 0.25000% per annum subject to a minimum monthly fee of $3,500, computed on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, in the same manner as interest is calculated on such Specially Serviced Loan.

“Specially Serviced Loan”: As defined in Section 3.01(a).

“Sponsors”: The Mortgage Loan Sellers.

“Startup Day”: The day designated as such in Section 10.01(b).

“Stated Principal Balance”: With respect to any Mortgage Loan, as of any date of determination, an amount equal to (x) the Cut-off Date Balance of such Mortgage Loan (or in the case of a Qualified Substitute Mortgage Loan, as of the date it is added to the Trust, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) minus (y) the sum of:

(a)            the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the Mortgagor or advanced by the applicable Master Servicer;

(b)           all Principal Prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution);

(c)           the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution); and

(d)           any reduction in the outstanding principal balance of such Mortgage Loan resulting from a Deficient Valuation or a modification of such Mortgage Loan pursuant to the terms and provisions of this Agreement that occurred prior to the end of the Collection Period for the most recent Distribution Date.

With respect to any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, the Stated Principal Balance shall be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Acquisition, minus (y) the sum of:

(x)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(y)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and REO Revenues received with respect to such REO Loan.

A Mortgage Loan or an REO Loan that is a successor to a Mortgage Loan shall be deemed to be part of the Trust Fund and to have an outstanding Stated Principal Balance until the Distribution Date on which the payments or other proceeds, if any, received in connection with a Liquidation Event in respect thereof are to be (or, if no such payments or other proceeds are received in connection with such Liquidation Event, would have been) distributed to Certificateholders.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance shall equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan shall equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance shall equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

With respect to any Mortgage Loan or REO Loan that is paid in full or any Mortgage Loan or REO Loan (or REO Property) liquidated, as of the first Distribution Date that follows the end of the Collection Period during which payments or other proceeds are received in connection with a Liquidation Event with respect to such Mortgage Loan or REO Loan (or REO Property), as applicable, notwithstanding that a loss may occur in connection with such Liquidation Event, the Stated Principal Balance of the Mortgage Loan or REO Loan shall be zero.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of a Master Servicer, a Special Servicer, the Operating Advisor, an Additional Servicer or a Sub-Servicer.

“Subject Loans”: As defined in Section 12.02(b).

“Subordinate Certificate”: Any Class A-S Exchangeable Certificate, Class B Exchangeable Certificate, Class C Exchangeable Certificate or Class D, Class E, Class F, Class G or Class H Certificate.

“Subordinate Companion Holder”: The holder of any AB Subordinate Companion Loan or any Subordinate Companion Loan.

“Subordinate Companion Loan”: A Companion Loan that is subordinate in right of payment to the related Mortgage Loan.

“Sub-Servicer”: Any Person that services Mortgage Loans on behalf of a Master Servicer, a Special Servicer or an Additional Servicer and is responsible for the performance (whether directly or through Sub-Servicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by such Master Servicer, such Special Servicer or an Additional Servicer under this Agreement, with respect to some or all of the Mortgage Loans that are identified in Item 1122(d) of Regulation AB.

“Sub-Servicing Agreement”: The written contract between a Master Servicer or a Special Servicer, as the case may be, and any Sub-Servicer relating to servicing and administration of Mortgage Loans as provided in Section 3.20.

“Substitution Shortfall Amount”: With respect to a substitution pursuant to Section 2.03(b), an amount equal to the excess, if any, of the Purchase Price of the Mortgage Loan being replaced calculated as of the date of substitution over the Stated Principal Balance of the related Qualified Substitute Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution. In the event that one or more Qualified Substitute Mortgage Loans are substituted (at the same time by the same Mortgage Loan Seller) for one or more removed Mortgage Loans, the Substitution Shortfall Amount shall be determined as provided in the preceding sentence on the basis of the aggregate Purchase Prices of the Mortgage Loan(s) being replaced and the aggregate Stated Principal Balances of the related Qualified Substitute Mortgage Loan(s).

“Surviving Entity”: As defined in Section 6.03(b).

“Tax Returns”: The federal income tax returns on (i) Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each Trust REMIC due to its respective classification as a REMIC under the REMIC Provisions and (ii) Internal Revenue Service Form 1041 or Internal Revenue Service Form 1099, as applicable, or any successor forms to be filed on behalf of the Grantor Trust, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal tax law or Applicable State and Local Tax Law.

“Temporary Regulation S Book-Entry Certificate”: As defined in Section 5.02(a).

“Termination Purchase Amount”: The sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the Trust, (2) the appraised value of the Trust’s portion of all REO Properties then included in the Trust (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the applicable Special Servicer and approved by the applicable Master Servicer and the Controlling Class and (3) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related

Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clause (2) above.

“Test”: As defined in Section 12.01(b)(iv).

“Three Constitution Square Intercreditor Agreement”: The Agreement Between Note Holders, dated as of May 14, 2021, by and between the holders of the respective promissory notes evidencing the Three Constitution Square Whole Loan, relating to the relative rights of such holders, as the same may be further amended in accordance with the terms thereof.

“Three Constitution Square Mortgage Loan”: With respect to the Three Constitution Square Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 8 on the Mortgage Loan Schedule), which is evidenced by promissory note A-1.

“Three Constitution Square Mortgaged Property”: The Mortgaged Property that secures the Three Constitution Square Whole Loan.

“Three Constitution Square Pari Passu Companion Loan”: With respect to the Three Constitution Square Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Pari Passu Companion Loan(s)” in the table under the heading “Whole Loans” in the Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the Three Constitution Square Mortgaged Property.

“Three Constitution Square Whole Loan”: The Three Constitution Square Mortgage Loan together with the Three Constitution Square Pari Passu Companion Loans, each of which is secured by the same Mortgage on the Three Constitution Square Mortgaged Property. References herein to the Three Constitution Square Whole Loan shall be construed to refer to the aggregate indebtedness under the Three Constitution Square Mortgage Loan and the Three Constitution Square Pari Passu Companion Loans.

“Transaction Parties”: As defined in Section 5.03(t).

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferable Servicing Interest”: With respect to each Mortgage Loan or Serviced Pari Passu Companion Loan (and any successor REO Loan with respect thereto), the amount by which the related Servicing Fee otherwise payable to the applicable Master Servicer hereunder exceeds the sum of (i) the fee payable to the applicable Master Servicer as the portion of the Servicing Fee attributable to primary servicing and (ii) the amount of the Servicing Fee calculated using the Retained Fee Rate, which Transferable Servicing Interest is subject to reduction by the Trustee pursuant to Section 3.11(a) of this Agreement. For the avoidance of doubt, the Transferable Servicing Interest (A) with respect to each NCB Mortgage Loan is six (6) basis points, and (B) with respect to each Mortgage Loan (other than the NCB Mortgage Loans) is zero.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferee Affidavit”: As defined in Section 5.03(p)(ii).

“Transferor”: Any Person who is disposing by Transfer any Ownership Interest in a Certificate.

“Transferor Letter”: As defined in Section 5.03(p)(ii).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named: “BANK 2021-BNK34”.

“Trust Fund”: The corpus of the Trust created hereby and to be administered hereunder, consisting of: (i) such Mortgage Loans as from time to time are subject to this Agreement (including any Qualified Substitute Mortgage Loan replacing a removed Mortgage Loan), together with the Mortgage Files relating thereto (subject to, in the case of a Serviced Whole Loan, the interests of the related Serviced Companion Noteholder in the related Mortgage File); (ii) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (iii) any REO Property (to the extent of the Trust’s interest therein) or the Trust’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (iv) all revenues received in respect of any REO Property (to the extent of the Trust’s interest therein); (v) the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s and the Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Trust’s interest therein); (vi) any Assignment of Leases and any security agreements (to the extent of the Trust’s interest therein); (vii) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Trust’s interest therein); (viii) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Trust’s interest therein), amounts on deposit in the Collection Accounts (to the extent of the Trust’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such Gain-on-Sale Reserve Account), the Retained Certificate Gain-on-Sale Reserve Account (to the extent of the Trust’s interest in such Retained Certificate Gain-on-Sale Reserve Account) and any REO Account (to the extent of the Trust’s interest in such REO Account), including any reinvestment income, as applicable; (ix) any Environmental Indemnity Agreements (to the extent of the Trust’s interest therein); (x) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent transferred to the Trustee); (xi) the Lower-Tier Regular Interests; and (xii) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor). For the avoidance of doubt, no Retained Defeasance Rights and Obligations will be an asset of the Trust.

“Trust REMIC”: As defined in the Preliminary Statement.

“Trustee”: Wilmington Trust, National Association, or its successor in interest, in its capacity as trustee and its successors in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The fee to be paid to the Trustee as compensation for the Trustee’s activities under this Agreement, which fee is included as part of the Certificate Administrator Fee. No portion of the Trustee Fee shall be calculated by reference to any Companion Loan or the Stated Principal Balance of any Companion Loan. The Trustee Fee shall be equal to $290 per month and shall be paid as a portion of the Certificate Administrator Fee.

“UCC”: The Uniform Commercial Code, as enacted in each applicable state.

“UCC Financing Statement”: A financing statement prepared and filed pursuant to the UCC, as in effect in the relevant jurisdiction.

“Uncovered Amount”: With respect to any Master Servicer’s Collection Account, any additional trust fund expense, Nonrecoverable Advance or other item that would be payable or reimbursable out of general funds (as opposed to a specific source of funds) in such Collection Account pursuant to this Agreement, but which cannot be so paid or reimbursed because such general funds are insufficient to cover such payment or reimbursement; provided, that any such additional trust fund expense, Nonrecoverable Advance or other item shall be an Uncovered Amount only to the extent that such general funds are insufficient to cover the payment or reimbursement thereof.

“Underwriters”: Wells Fargo Securities, LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC., Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC.

“Uninsured Cause”: Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.07.

“United States Securities Person”: Any “U.S. person” as defined in Rule 902(k) of Regulation S.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to subsections (iii) and (iv) of Section 3.05(a) but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the related Mortgage Loan or REO Property in respect of which the Advance was made.

“Unscheduled Principal Distribution Amount”: With respect to any Distribution Date and the Mortgage Loans, the aggregate of the following: (a) all Principal Prepayments received on such Mortgage Loan on or prior to the Determination Date and (b) the principal portions of all Liquidation Proceeds, Insurance and Condemnation Proceeds (net of Special

Servicing Fees, Liquidation Fees, accrued interest on Advances and other additional expenses of the Trust incurred in connection with the related Mortgage Loan) and, if applicable, REO Revenues received with respect to such Mortgage Loan and any REO Loans on or prior to the related Determination Date, but in each case only to the extent that such principal portion represents a recovery of principal for which no advance was previously made pursuant to Section 4.03 in respect of a preceding Distribution Date.

“Unsolicited Information”: As defined in Section 12.01(b)(iii).

“Upper-Tier REMIC”: One of the REMICs comprising the Trust, the assets of which consist of the Lower-Tier Regular Interests and such amounts as shall from time to time be held in the Upper-Tier REMIC Distribution Account.

“Upper-Tier REMIC Distribution Account”: The segregated account or accounts (or a subaccount of the Distribution Account) created and maintained by the Certificate Administrator (on behalf of the Trustee) pursuant to Section 3.04(b) in trust for the Certificateholders, which shall initially be entitled “Wells Fargo Bank, National Association, as Certificate Administrator, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Upper-Tier REMIC Distribution Account”. Any such account or accounts shall be an Eligible Account.

“U.S. Dollars” or “$”: Lawful money of the United States of America.

“U.S. Steel Tower Intercreditor Agreement”: The Co-Lender Agreement, dated as of May 27, 2021, by and between the holders of the respective promissory notes evidencing the U.S. Steel Tower Whole Loan, setting forth the relative rights of such holders, as the same may be amended in accordance with the terms thereof.

“U.S. Steel Tower Major Decision”: A “Major Decision” as defined in the U.S. Steel Tower Intercreditor Agreement.

“U.S. Steel Tower Mortgage Loan”: With respect to the U.S. Steel Tower Whole Loan, the Mortgage Loan that is included in the Trust (identified as Mortgage Loan No. 4 on the Mortgage Loan Schedule), which is evidenced by promissory notes A-2 and A-4.

“U.S. Steel Tower Mortgaged Property”: The Mortgaged Property that secures the U.S. Steel Tower Whole Loan.

“U.S. Steel Tower Pari Passu Companion Loan”: With respect to the U.S. Steel Tower Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Pari Passu Companion Loan(s)” in the table under the heading “Whole Loans” in the Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the U.S. Steel Tower Mortgaged Property.

“U.S. Steel Tower Subordinate Companion Loan”: With respect to the U.S. Steel Tower Whole Loan, each Companion Loan evidenced by a promissory note identified under the column “Subordinate Companion Loan(s)” in the table under the heading “Whole Loans” in the

Preliminary Statement hereto and made by the related Mortgagor and secured by the Mortgage on the U.S. Steel Tower Mortgaged Property.

“U.S. Steel Tower Whole Loan”: The U.S. Steel Tower Mortgage Loan together with the U.S. Steel Tower Pari Passu Companion Loans and U.S. Steel Tower Subordinate Companion Loans, each of which is secured by the same Mortgage on the U.S. Steel Tower Mortgaged Property. References herein to the U.S. Steel Tower Whole Loan shall be construed to refer to the aggregate indebtedness under the U.S. Steel Tower Mortgage Loan, the U.S. Steel Tower Pari Passu Companion Loans and the U.S. Steel Tower Subordinate Companion Loans.

“U.S. Tax Person”: A citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, the Voting Rights shall be allocated among the various Classes of Certificateholders as follows: (i) 2% in the case of the Class X Certificates (allocated pro rata, based upon their respective Notional Amounts as of the date of determination) and (ii) in the case of the Principal Balance Certificates (other than the RR Interest), a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the applicable Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j), taking into account any notional reduction in the Certificate Balance for Allocated Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a)) of such Class, in each case, determined as of the Distribution Date immediately preceding such time, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with any vote for purposes of determining whether to remove the applicable Special Servicer pursuant to Section 7.01(d) or the Operating Advisor pursuant to Section 3.26(j), taking into account any notional reduction in the Certificate Balance for Allocated Appraisal Reduction Amounts allocated to the Certificates pursuant to Section 4.05(a)) of the Principal Balance Certificates and the RR Interest, determined as of the Distribution Date immediately preceding such time. The Voting Rights of any Class of Certificates shall be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests. None of the Class R Certificates, the Class V Certificates or the RR Interest will be entitled to any Voting Rights.

“Weighted Average Net Mortgage Rate”: With respect to any Distribution Date, the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loans) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable Grace Period).

“WHFIT”: A “Widely Held Fixed Investment Trust” as that term is defined in Treasury Regulations Section 1.671 5(b)(22) or successor provisions.

“WHFIT Regulations”: Treasury Regulations Section 1.671-5, as amended or successor provisions.

“WHMT”: A “Widely Held Mortgage Trust” as that term is defined in Treasury Regulations Section 1.671-5(b)(23) or successor provisions.

“Whole Loan”: With respect to any Mortgage Loan with a related Companion Loan, such Mortgage Loan and its related Companion Loan(s), collectively, as identified in the “Whole Loan” chart in the Preliminary Statement. With respect to each Whole Loan, references herein to each such Whole Loan shall be construed to refer to the aggregate indebtedness under the related Mortgage Loan and the related Companion Loan(s).

“Withheld Amounts”: As defined in Section 3.21(a).

“Workout-Delayed Reimbursement Amounts”: With respect to any Mortgage Loan, the amount of any Advances made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three Periodic Payments under its modified terms, would then constitute) a Corrected Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid interest thereon) is not reimbursed to the Person who made such Advance on or before the date, if any, on which Mortgage Loan becomes a Corrected Loan and (ii) the amount of such Advance (and accrued and unpaid interest thereon) becomes an obligation of the related Mortgagor to pay such amount under the terms of the modified loan documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine in the future that such amount instead constitutes a Nonrecoverable Advance.

“Workout Fee”: The fee paid to the applicable Special Servicer with respect to each Corrected Loan in accordance with Section 3.11(c).

“Workout Fee Rate”: With respect to each Corrected Loan and in accordance with Section 3.11(c), a fee of 1.00% (or, in the case of the Four Constitution Square Whole Loan or the Three Constitution Square Whole Loan, 0.50%) of each collection (other than Penalty Charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid), including (i) Periodic Payments, (ii) Balloon Payments (other than the Balloon Payments that are received within one hundred twenty (120) days following the related Maturity Date as a result of a Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full if such Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan solely because of a Servicing Transfer Event described in clause (i) of the definition of “Servicing Transfer Event”), (iii) Principal Prepayments and (iv) payments (other than those included in clause (i) or (ii) of this definition) at maturity or on the Anticipated Repayment Date, received on each Corrected Loan for so long as it remains a Corrected Loan.

“XML”: Extensible Markup Language.

“Yield Maintenance Charge”: With respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a Mortgagor in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

Section 1.02          Certain Calculations. Unless otherwise specified herein, for purposes of determining amounts with respect to the Certificates and the rights and obligations of the parties hereto, the following provisions shall apply:

(i)             All calculations of interest (other than as provided in the related Mortgage Loan documents) provided for herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

(ii)            Any Mortgage Loan or Companion Loan payment is deemed to be received on the date such payment is actually received by the applicable Master Servicer or the applicable Special Servicer; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with the Servicing Standard consistent with the terms of the related Mortgage Note and Mortgage to reduce the outstanding principal balance of such Mortgage Loan, on which interest accrues.

(iii)           Any reference to the Certificate Balance of any Class of Principal Balance Certificates on or as of a Distribution Date shall refer to the Certificate Balance of such Class of Principal Balance Certificates on such Distribution Date after giving effect to (a) any distributions made on the immediately preceding Distribution Date pursuant to Section 4.01(a), Section 4.01(b) or Section 4.01(c), as applicable, (b) any Realized Losses or Retained Certificate Realized Losses, as applicable, allocated to such Class of Principal Balance Certificates on the immediately preceding Distribution Date pursuant to Section 4.04, and (c) any recoveries on the related Mortgage Loans of Nonrecoverable Advances (plus interest thereon) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the Principal Distribution Amount or the Retained Certificate Principal Distribution Amount, as applicable, which recoveries are allocated to such Class of Principal Balance Certificates on the immediately preceding Distribution Date and added to the Certificate Balance pursuant to Section 4.04(a).

(iv)           Unless otherwise specifically provided for herein, all net present value calculations and determinations made with respect to a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard”) shall be made, in the event the Mortgage Loan documents are silent, using a discount rate (a) for principal and interest payments on a

Mortgage Loan, Serviced Companion Loan, as applicable, or sale by the applicable Special Servicer of a Defaulted Loan, the highest of (x) the rate determined by the applicable Master Servicer or the applicable Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related Mortgagor on similar non-defaulted debt of such Mortgagor as of such date of determination, (y) the Mortgage Rate on the applicable Mortgage Loan or Serviced Companion Loan based on its outstanding principal balance and (z) the yield on 10-year U.S. treasuries as of such date of determination, and (b) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property.

(v)           Any reference to “expense of the trust” or “additional trust fund expense” or words of similar import shall be construed to mean, for any Serviced Mortgage Loan, an expense that shall be applied in accordance with the related Intercreditor Agreement or, if no application is specified in the related Intercreditor Agreement, then, to the extent such Intercreditor Agreement refers to this Agreement for the application of trust fund expenses or such Intercreditor Agreement does not prohibit the following application of trust fund expenses (i) with respect to any Serviced Whole Loan, first, to any related AB Subordinate Companion Loan and then, pro rata and pari passu, to the Trust and any related Serviced Pari Passu Companion Loans in accordance with the respective Stated Principal Balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loans.

[End of Article I]

Article II

CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01          Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish a trust, appoint the Trustee as trustee of the trust, assign, sell, transfer and convey to the Trustee, in trust, without recourse, for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular Interests) all the right, title and interest of the Depositor, whether now owned or existing or hereafter acquired or arising, including any security interest therein for the benefit of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) Sections 2, 3, 4 (other than Section 4(c), (d), (e) and (g)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each of the Mortgage Loan Purchase Agreements; (iii) the Intercreditor Agreements; (iv) all scheduled or unscheduled payments on or collections in respect of the Mortgage Loans due after the Cut-off Date (or with respect to a Qualified Substitute Mortgage Loan, the Due Date in the month of substitution); (v) any REO Property (to the extent of the Depositor’s interest therein) or the Depositor’s beneficial interest in the Mortgaged Property securing a Non-Serviced Whole Loan acquired under the related Non-Serviced PSA; (vi) all revenues received in respect of any REO Property (to the extent of the Depositor’s interest therein); (vii) the applicable Master Servicer’s, the applicable Special Servicer’s, the Certificate Administrator’s and the

Trustee’s rights under the insurance policies with respect to the Mortgage Loans required to be maintained pursuant to this Agreement and any proceeds thereof (to the extent of the Depositor’s interest therein); (viii) any Assignment of Leases and any security agreements (to the extent of the Depositor’s interest therein); (ix) any letters of credit, indemnities, guaranties or lease enhancement policies given as additional security for any related Mortgage Loans (to the extent of the Depositor’s interest therein); (x) all assets deposited in the Loss of Value Reserve Fund and the Servicing Accounts (to the extent of the Depositor’s interest therein), amounts on deposit in the Collection Accounts (to the extent of the Depositor’s interest therein), the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Excess Interest Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account (to the extent of the Depositor’s interest in such Gain-on-Sale Reserve Account), the Retained Certificate Gain-on-Sale Reserve Account (to the extent of the Depositor’s interest in such Retained Certificate Gain-on-Sale Reserve Account) and any REO Account (to the extent of the Depositor’s interest in such REO Account), including any reinvestment income, as applicable; (xi) any Environmental Indemnity Agreements (to the extent of the Depositor’s interest therein); (xii) the Lower-Tier Regular Interests; (xiii) with respect to the Exchangeable Certificates, each of the Exchangeable Upper-Tier Regular Interests; (xiv) the rights and remedies of the Depositor under each Mortgage Loan Purchase Agreement (to the extent not covered by clause (ii) above); and (xv) the proceeds of the foregoing (other than any interest earned on deposits in the lock-box accounts, cash collateral accounts, escrow accounts and any reserve accounts, to the extent such interest belongs to the related Mortgagor, and any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans) (collectively, the “Conveyed Property”). Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans (in each case, other than (i) payments of principal and interest due and payable on the Mortgage Loans on or before the Cut-off Date; (ii) prepayments of principal collected on or before the Cut-off Date; (iii) with respect to those Mortgage Loans that were closed in June 2021 but have their first Due Date after June 2021, any interest amounts relating to the period prior to the Cut-off Date and (iv) any Retained Defeasance Rights and Obligations with respect to the Mortgage Loans for which Bank of America, National Association or Morgan Stanley Mortgage Capital Holdings LLC is the related Mortgage Loan Seller). The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and, notwithstanding Section 13.07, is intended by the parties to constitute a sale. In connection with the assignment to the Trustee of Sections 2, 3, 4 (other than Section 4(c), (d), (e) and (g)) and 5 (other than Section 5(f), (g), (h) and (i)) and, to the extent related to the foregoing, Sections 9, 10, 11, 12, 13, 14, 15, 17 and 18 of each of the Mortgage Loan Purchase Agreements, it is intended that the Trustee get the benefit of Sections 10, 13 and 15 thereof in connection with any exercise of rights under the assigned Sections, and the Depositor shall use its best efforts to make available to the Trustee the benefits of Sections 10, 13 and 15 in connection therewith.

(b)               In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, the Mortgage Loan Sellers pursuant to the applicable Mortgage Loan Purchase Agreement to deliver and deposit with, or cause to be delivered to and deposited with, the Custodian, (A) on or before the Closing Date, the Mortgage Note relating to each Mortgage Loan so assigned, endorsed to the Trustee or in blank as specified in clause (i) of the definition of “Mortgage File” (or, alternatively, if the original executed Mortgage Note has been lost, a lost note affidavit and indemnity with a copy of such Mortgage Note as specified in clause (i) of the definition of

“Mortgage File”) and (B) on or before the date that is 45 days following the Closing Date, the remainder of the Mortgage File for each Mortgage Loan (together with the related Mortgage Loan Checklist) and, except in the case of a Mortgage Loan that is a Non-Serviced Whole Loan as of the Closing Date, any other items required to be delivered or deposited by the Mortgage Loan Seller pursuant to this Agreement (other than amounts from reserve accounts and originals of letters of credit, which shall be transferred to the applicable Master Servicer) for each Mortgage Loan. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, the original Mortgage Note, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied upon such Mortgage Loan Seller’s delivery of a copy or duplicate original of such Mortgage Note, together with an affidavit certifying that the original thereof has been lost or destroyed and indemnifying the Trustee and the Trust. If the applicable Mortgage Loan Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (vii) and (ix) of the definition of “Mortgage File” (or, if applicable, a copy thereof) with evidence of filing or recording thereon (if intended to be recorded or filed), solely because of a delay caused by the public filing or recording office where such document or instrument has been delivered, or will be delivered within 10 Business Days of the Closing Date, for filing or recordation, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied on a provisional basis as of the Closing Date as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a duplicate original or a photocopy of such non-delivered document or instrument (certified by the applicable public filing or recording office, the applicable title insurance company or the applicable Mortgage Loan Seller to be a true and complete copy of the original thereof submitted or to be submitted for filing or recording) is delivered to the Custodian on or before the date set forth herein, and either the original of such non-delivered document or instrument, or a photocopy thereof (certified by the appropriate county recorder’s office or the applicable title insurance company (so long as such county recorder’s office or title insurance company provides such certification), in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File”, to be a true and complete copy of the original thereof submitted for recording), with evidence of filing or recording thereon, is delivered to the Custodian within one hundred-eighty (180) days of the Closing Date (or within such longer period, not to exceed eighteen (18) months, after the Closing Date as the Custodian shall consent to as long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office such original or photocopy). If the applicable Mortgage Loan Seller is required to, but cannot, deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in clauses (ii), (iv), (vii), and (ix) (or, if applicable, a copy thereof) of the definition of “Mortgage File,” with evidence of filing or recording thereon (if intended to be recorded or filed), for any other reason, including, without limitation, that such non-delivered document or instrument has been lost or destroyed, the delivery requirements of the applicable Mortgage Loan Purchase Agreement and this Section 2.01(b) shall be deemed to have been satisfied as to such non-delivered document or instrument, and such non-delivered document or instrument shall be deemed to have been included in the Mortgage File, if a photocopy of such non-delivered document or instrument (with evidence of filing or recording thereon and certified in the case of the documents and/or instruments referred to in clause (ii) of the definition of “Mortgage File” by the appropriate county recorder’s office or the applicable title insurance company (so long as such county recorder’s office or title insurance company provides such certification) to be a true and complete copy of the original thereof submitted for recording) is delivered to the Custodian on or before the date set forth herein. Neither the Trustee nor any Custodian shall in any way be liable for any failure by any Mortgage Loan Seller or the Depositor to comply with the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b). If, on the Closing Date as to any Mortgage Loan, subject to the next sentence, the applicable Mortgage Loan Seller is required to, but cannot, deliver (in complete and recordable form or form suitable for filing or recording, if applicable) any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v), or clause (x) of the definition of “Mortgage File” solely because of the unavailability of filing or recording information as to any existing document or instrument, such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering with respect to such Mortgage Loan on the Closing Date an omnibus assignment of such Mortgage Loan substantially in the form of Exhibit H; provided that all required original assignments with respect to such Mortgage Loan (in fully complete and recordable form or form suitable for filing or recording, if applicable) are delivered to the Custodian within one hundred-eighty (180) days after the Closing Date (or within such longer period, not to exceed eighteen (18) months, which the Custodian shall consent to so long as the applicable Mortgage Loan Seller is, as certified in writing to the Trustee and the Custodian no less often than every ninety (90) days following such 180–day period after the Closing Date, attempting in good faith to obtain from the appropriate public filing office or county recorder’s office the applicable filing or recording information as to the related document or instrument); and provided, further, that in the case of a Non-Serviced Mortgage Loan, the delivery of any such assignments shall be subject to clause (e) and clause (f) of the first proviso to the definition of “Mortgage File” herein. As to any Mortgage Loan, the related Mortgage Loan Seller or its agent is responsible for recording or filing, as applicable, any one of the assignments in favor of the Trustee referred to in clause (iii), clause (v), or clause (x) of the definition of “Mortgage File”, and such Mortgage Loan Seller may provisionally satisfy the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) with respect to such assignment by delivering to the Custodian with respect to such Mortgage Loan on the Closing Date a copy of such assignment in the form sent for recording or filing or (except for recording or filing information not yet available) to be sent for recording or filing; provided that an original or copy of such assignment (with evidence of recording or filing, as applicable, indicated thereon) shall be delivered to the Custodian as contemplated by Section 2.01(c) of this Agreement. Notwithstanding anything herein to the contrary, with respect to the delivery of a letter of credit in the manner described in clause (A) of clause (xii) of the definition of “Mortgage File”, the applicable Mortgage Loan Seller shall be deemed to have satisfied the delivery requirements of the related Mortgage Loan Purchase Agreement and this Section 2.01(b) by delivering to the Custodian within ten (10) Business Days following the Closing Date with respect to any such letter(s) of credit a copy of such letter of credit, the transfer documentation and such transmittal communication to the issuing bank indicating that such document has been delivered to the issuing bank for reissuance. If a letter of credit is not in a form that would allow the applicable Master Servicer to draw on such letter of credit on behalf of the Trust in accordance with the applicable terms thereof and/or of the related

Mortgage Loan documents, the applicable Mortgage Loan Seller shall deliver copies of the appropriate transfer or assignment documents to the Custodian promptly following receipt of written notification thereof. If not otherwise paid by the related Mortgagor, the applicable Mortgage Loan Seller shall pay any transfer fee required in order to transfer the beneficiary’s interest from such Mortgage Loan Seller to the applicable Master Servicer on behalf of the Trust as required hereunder and shall cooperate with the reasonable requests of the applicable Master Servicer in connection with effectuating a draw under any such letter of credit prior to the date such letter of credit is reissued to the applicable Master Servicer on behalf of the Trust. Regardless of the manner of delivery, the related Mortgage Loan Seller is required pursuant to the related Mortgage Loan Purchase Agreement to indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of such Mortgage Loan Seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit.

(c)           Except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller is required at its sole cost and expense, to itself, or to engage a third party to, put each Assignment of Mortgage, each assignment of Assignment of Leases and each assignment of each UCC Financing Statement (collectively, the “Assignments” and, individually, “Assignment”) relating to the Mortgage Loans conveyed by it under the applicable Mortgage Loan Purchase Agreement in proper form for filing or recording, as applicable, and to submit such Assignments for filing or recording, as the case may be, in the applicable public filing or recording office. On the Closing Date, the Mortgage Loan Sellers may deliver one (1) omnibus assignment for all such Mortgage Loans substantially in the form of Exhibit H hereto to the Custodian as provided in Section 2.01(b). Except under the circumstances provided for in the last sentence of this Section 2.01(c) and except in the case of a Non-Serviced Mortgage Loan, the related Mortgage Loan Seller will itself, or a third party at such Mortgage Loan Seller’s expense will, promptly (and in any event within one hundred-twenty (120) days after the later of the Closing Date and the related Mortgage Loan Seller’s actual receipt of the related documents and the necessary recording and filing information) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC Financing Statements, as appropriate, each Assignment. Each such Assignment submitted for recording shall reflect that it (or a file copy thereof in the case of a UCC Assignment) should be returned by the public recording office to the Custodian or its designee following recording or filing (or to the related Mortgage Loan Seller or its agent who will then be responsible for delivery of the same to the Custodian or its designee). Any such Assignment received by the Custodian shall be promptly included in the related Mortgage File and be deemed a part thereof, and any such Assignment received by the related Mortgage Loan Seller or its agent shall be required to be delivered to the Custodian to be included as part of the related Mortgage File within thirty (30) days after receipt. If any such document or instrument is determined to be incomplete or not to meet the recording or filing requirements of the jurisdiction in which it is to be recorded or filed, or is lost by the public office or returned unrecorded or unfiled, as the case may be, because of a defect therein, on or about one hundred-eighty (180) days after the Closing Date, the related Mortgage Loan Seller or its designee shall prepare, at its own expense, a substitute therefor or cure such defect, as the case may be, and thereafter the related Mortgage Loan Seller or its designee shall, at the expense of such Mortgage Loan Seller, upon receipt thereof cause the same to be duly recorded or filed, as appropriate. If, by the first anniversary of the Closing Date, the Custodian has not received confirmation of the recording or filing as the case may be, of any such Assignment, it shall so advise the related Mortgage Loan Seller who may then pursue such confirmation itself or request that the Custodian pursue such confirmation at the related Mortgage Loan Seller’s expense, and upon such a request and provision for payment of such expenses satisfactory to the Custodian, the Custodian, at the expense of the applicable Mortgage Loan Seller, shall cause a search of the land records of each applicable jurisdiction and of the records of the offices of the applicable Secretary of State for confirmation that the Assignment appears in such records and retain a copy of such confirmation in the related Mortgage File. In the event that confirmation of the recording or filing of an Assignment cannot be obtained, the Custodian or the related Mortgage Loan Seller, as applicable, shall promptly inform the other and the Custodian shall provide such Mortgage Loan Seller with a copy of the Assignment and request the preparation of a new Assignment. The related Mortgage Loan Seller shall pay the expenses for the preparation of replacement Assignments for any Assignments which, having been properly submitted for filing or recording to the appropriate governmental office by the Custodian, fail to appear of record and must be resubmitted. Notwithstanding the foregoing, there shall be no requirement to record any assignment to the Trustee referred to in clause (iii) or (v) of the definition of “Mortgage File,” or to file any UCC-3 to the Trustee referred to in clause (ix) of the definition of “Mortgage File,” in those jurisdictions where, in the written opinion of local counsel (which opinion shall be an expense of the related Mortgage Loan Seller) acceptable to the Depositor and the Trustee, such recordation and/or filing is not required to protect the Trustee’s interest in the related Mortgage Loan against sale, further assignment, satisfaction or discharge by the related Mortgage Loan Seller, the applicable Master Servicer, the applicable Special Servicer, any Sub-Servicer or the Depositor.

(d)           All documents and records in the Depositor’s or the applicable Mortgage Loan Seller’s possession relating to the Mortgage Loans (including, in the case of such Mortgage Loan Seller, and except in the case of a Mortgage Loan that is part of a Non-Serviced Whole Loan, originals or copies of all financial statements, operating statements, appraisals, environmental reports, engineering reports, Insurance Policies, certificates, guaranty/indemnity agreements, property inspection reports, escrow analysis, tax bills, third-party management agreements, asset summary and financial information on the borrower/sponsor and any guarantor, but in any case excluding the applicable Mortgage Loan Seller’s internal communications (including such communications between such Mortgage Loan Seller and its Affiliates) or underwriting analysis (including documents prepared by the applicable Mortgage Loan Seller or any of its Affiliates for such purposes), draft documents or any documents or materials prepared by it or its Affiliates for internal uses, attorney-client communications that are privileged communications or constitute legal or other due diligence analyses or credit underwriting or due diligence analyses or data) that (i) are not required to be a part of a Mortgage File in accordance with the definition thereof and (ii) are reasonably necessary for the servicing of each such Mortgage Loan, together with copies of all documents in each Mortgage File and each Mortgage Loan Checklist, shall be delivered or otherwise made available by the Depositor or the applicable Mortgage Loan Seller to the applicable Master Servicer within five (5) Business Days after the Closing Date and shall be held by such Master Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders (and as Holder of the Lower-Tier Regular Interests) and, if applicable, on behalf of the related Companion Holder. Such documents and records shall be any documents and records (with the exception of any items excluded under the immediately preceding sentence) that would otherwise be a part of the Servicing File.

(e)                In connection with the Depositor’s assignment pursuant to subsection (a) above, the Depositor shall deliver to the Trustee and the applicable Master Servicer, on or before two (2) Business Days after the Closing Date, a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, as in full force and effect, without amendment or modification, on the Closing Date.

(f)                 The Depositor shall use its reasonable best efforts to require that, promptly after the Closing Date, but in all events within three (3) Business Days after the Closing Date, each of the Mortgage Loan Sellers shall cause all funds on deposit in escrow accounts maintained with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) transferred by such Mortgage Loan Seller, whether such accounts are held in the name of the applicable Mortgage Loan Seller or any other name to be transferred to the applicable Master Servicer (or a Sub-Servicer) for deposit into Servicing Accounts.

(g)                [RESERVED].

(h)                Each Mortgage Loan Purchase Agreement shall provide that within sixty (60) days after the Closing Date, each Mortgage Loan Seller shall deliver or cause to be delivered the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the Designated Site. Promptly upon completion of such delivery of the Diligence Files (but in no event later than sixty (60) days after the Closing Date), the applicable Mortgage Loan Seller shall provide the Depositor a certificate (with a copy (which may be sent by e-mail) to each of the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Directing Certificateholder, the Asset Representations Reviewer, the Operating Advisor and the Risk Retention Consultation Party) certifying that the electronic copies of the documents and information uploaded to the Designated Site constitute all documents and information required under the definition of “Diligence File” and such Diligence Files are organized and categorized in accordance with the electronic file structure reasonably agreed to by the Depositor and the applicable Mortgage Loan Seller (the “Diligence File Certification”).

(i)                  Within five (5) Business Days of the Closing Date, the Depositor shall deliver in EDGAR-Compatible Format and Excel format to each Master Servicer via email to ssreports@wellsfargo.com (in the case of the General Master Servicer) and investorreporting@ncb.coop (in the case of the NCB Master Servicer) the Initial Schedule AL File covering all of the Mortgage Loans (in the case of the General Master Servicer) or the NCB Mortgage Loans (in the case of the NCB Master Servicer), the Initial Schedule AL Additional File covering all of the Mortgage Loans (in the case of the General Master Servicer) or the NCB Mortgage Loans (in the case of the NCB Master Servicer) and the Annex A-1 to the Prospectus.

(j)                 Notwithstanding anything to the contrary contained in this Section 2.01 or in Section 2.02, in connection with each Servicing Shift Whole Loan, (1) instruments of assignment to the Trustee may be in blank and need not be recorded pursuant to this Agreement (other than the endorsements to the note(s) evidencing the related Servicing Shift Mortgage Loan) until the earlier of (i) the Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, and (ii) the Servicing Shift Whole Loan becoming a Specially Serviced Loan prior to the

Servicing Shift Securitization Date, in which case assignments and recordations shall be effected in accordance with this Section 2.01 until the occurrence, if any, of the Servicing Shift Securitization Date, (2) no letter of credit need be amended (including, without limitation, to change the beneficiary thereon) until the earliest of (i) the Servicing Shift Securitization Date, in which case such amendment shall be in accordance with the related Non-Serviced PSA, (ii) the Servicing Shift Whole Loan becoming a Specially Serviced Loan prior to the Servicing Shift Securitization Date in which case such amendment shall be effected in accordance with the terms of this Section 2.01 and (iii) the earlier of (A) 180 days after the Closing Date and (B) any such time as any such letter of credit is required to be drawn upon by the Master Servicer in which case such amendment shall be effected in accordance with the terms of this Section 2.01, and (3) on and following the Servicing Shift Securitization Date, the Person selling the related Servicing Shift Lead Note to the related Non-Serviced Depositor, at its own expense, shall be (a) entitled to direct in writing, which may be conclusively relied upon by the Custodian, the Custodian to deliver the originals of all the Mortgage Loan documents relating to the Servicing Shift Whole Loan in its possession (other than the original note(s) evidencing the Servicing Shift Mortgage Loan) to the related Non-Serviced Trustee or the related Non-Serviced Custodian, (b) if the right under clause (a) is exercised, required to cause the retention by or delivery to the Custodian of photocopies of Mortgage Loan documents related to the Servicing Shift Whole Loan so delivered to such Non-Serviced Trustee or such Non-Serviced Custodian, (c) entitled to cause the completion (or, in the event of a recordation as contemplated by clause (1)(ii) of this paragraph, the preparation, execution and delivery) and recordation of instruments of assignment in the name of the related Non-Serviced Trustee or related Non-Serviced Custodian, (d) if the right under clause (c) is exercised, required to deliver to the Trustee or Custodian photocopies of any instruments of assignment so completed and recorded, and (e) entitled to require the Master Servicer to transfer, and to cooperate with all reasonable requests in connection with the transfer of, the Servicing File, and any Escrow Payments, reserve funds and items specified in clauses (x) and (xii) of the definition of “Mortgage File” for the Servicing Shift Whole Loan to the related Non-Serviced Master Servicer.

(k)               Notwithstanding anything to the contrary contained herein, (i) with respect to a Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to deliver a Mortgage Note (and any related allonge or assignment) to the Custodian shall be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party to the Custodian. With respect to a Joint Mortgage Loan that is serviced under this Agreement, the obligations of the applicable Mortgage Loan Sellers to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto shall be joint and several, provided that either of the applicable Mortgage Loan Sellers may deliver one Mortgage File or one of any other document required to be delivered with respect to such Mortgage Loan hereunder and such delivery shall satisfy such delivery requirements for each of the applicable Mortgage Loan Sellers.

Section 2.02          Acceptance by Trustee. (a) The Trustee, by the execution and delivery of this Agreement (1) acknowledges receipt by it or the Custodian on its behalf, subject to the provisions of Section 2.01, in good faith and without notice of any adverse claim, of the applicable documents specified in clause (i) of the definition of “Mortgage File” with respect to each Mortgage Loan and of all other assets included in the Trust Fund and (2) declares (a) that it or the Custodian on its behalf holds and will hold such documents and the other documents delivered or caused to be delivered by the Mortgage Loan Sellers that constitute the Mortgage Files in the name of the Trust for the benefit of all present and future Certificateholders and Serviced Companion Noteholders, as applicable, and (b) that it holds and will hold such other assets included in the Trust Fund, in trust for the exclusive use and benefit of all present and future Certificateholders (and for the benefit of the Trustee as holder of the Lower-Tier Regular Interests), as applicable. If any Mortgage Loan Seller is unable to deliver or cause the delivery of any original Mortgage Note, such Mortgage Loan Seller may deliver a copy of such Mortgage Note, together with a signed lost note affidavit and appropriate indemnity and shall thereby be deemed to have satisfied the document delivery requirements of Section 2.01 and of this Section 2.02.

(b)               Within sixty (60) days after the Closing Date (or with respect to a Qualified Substitute Mortgage Loan within sixty (60) days after the Due Date in the month of substitution), the Custodian shall review the Mortgage Loan documents delivered or caused to be delivered by the Mortgage Loan Sellers constituting the Mortgage Files; and, promptly following such review (but in no event later than sixty (60) days after the Closing Date), the Custodian shall, in the form attached as Exhibit Q, certify in writing to the Depositor, the Master Servicers, the Special Servicers, the Directing Certificateholder (so long as no Consultation Termination Event shall have occurred and be continuing and only with respect to Mortgage Loans other than any Excluded Loan with respect to the Directing Certificateholder), the Trustee, the Certificate Administrator, the Asset Representations Reviewer, the Operating Advisor and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full)) that, except as specifically identified in any exception report annexed to such writing (the “Custodial Exception Report”), (i) subject to the first proviso of the definition of “Mortgage File” herein and Section 2.01, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and to relate to such Mortgage Loan, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct. With respect to each Mortgage Loan listed on the Custodial Exception Report, the Custodian shall specifically identify such Mortgage Loan together with the nature of such exception (in the form reasonably acceptable to the Custodian and the related Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by the related Mortgage Loan Seller but are out for filing or recording and have not been returned by the filing office or the recorder’s office).

(c)                The Custodian shall review the Mortgage Loan documents received subsequent to the Closing Date; and, on or about the first anniversary of the Closing Date, the Custodian shall, in the form attached as Exhibit Q, certify in writing to each of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Directing Certificateholder and the applicable Mortgage Loan Seller (as to each Mortgage Loan listed on the Mortgage Loan Schedule (other than any related Mortgage Loan as to which a Liquidation Event has occurred) or any related Mortgage Loan specifically identified in any exception report annexed to such writing) that, (i) subject to the first proviso of the definition of “Mortgage File”

herein and Section 2.01, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii), if any, of the definition of “Mortgage File”, as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Sellers have been reviewed by the Custodian and appear regular on their face and appear to be executed and relate to such Mortgage Loan, if applicable, and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.

(d)               Notwithstanding anything contained in this Section 2.02 and Section 2.03(b) to the contrary, in the case of a Material Defect in any of the documents specified in clauses (ii) through (v), (vii), (viii) and (ix) in the definition of “Mortgage File”, which Material Defect results solely from a delay in the return of the related documents from the applicable filing or recording office and gives rise to a repurchase or substitution obligation on the part of the related Mortgage Loan Seller with respect to the subject Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, the Directing Certificateholder, in its sole judgment, may (other than with respect to any Excluded Loan with respect to the Directing Certificateholder and, with respect to any other Mortgage Loan, only prior to the occurrence and continuance of a Control Termination Event), and the applicable Special Servicer may, in accordance with the Servicing Standard, after the occurrence and during the continuance of a Control Termination Event, permit the related Mortgage Loan Seller in lieu of repurchasing or substituting for the related Mortgage Loan, to deposit with the applicable Master Servicer an amount, to be held in trust in a segregated Eligible Account (which may be a sub-account of the related Collection Account), equal to 25% of the Stated Principal Balance of the related Mortgage Loan (in the alternative, the related Mortgage Loan Seller may deliver to the applicable Master Servicer a letter of credit in such amount, with a copy to the Custodian). Such funds or letter of credit, as applicable, shall be held by the applicable Master Servicer (i) until the date on which the Custodian determines and notifies such Master Servicer that such Material Defect has been cured or the related Mortgage Loan is no longer part of the Trust Fund, at which time such Master Servicer shall return such funds (or letter of credit) to the related Mortgage Loan Seller, or (ii) until same are applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable) as set forth below in this Section 2.02(d) in the event of a repurchase or substitution by the related Mortgage Loan Seller. Notwithstanding the two immediately preceding sentences, if the applicable Master Servicer or the applicable Special Servicer certifies to the Trustee, the Certificate Administrator and the Custodian that it has determined in the exercise of its reasonable judgment that the document with respect to which such Material Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on collateral securing the related Mortgage Loan or for any immediate significant servicing obligation, the related Mortgage Loan Seller shall be required to repurchase or substitute for the related Mortgage Loan in accordance with, and to the extent required by, the terms and conditions of Section 2.03(b) and Section 5 of the related Mortgage Loan Purchase Agreement; provided, however, that such Mortgage Loan Seller shall not be required to repurchase the Mortgage Loan for a period of ninety (90) days after receipt of a notice to repurchase (together with any applicable extension period) if it is attempting to recover the document from the applicable filing or recording office and provides an officer’s certificate setting forth what actions such Mortgage Loan Seller is pursuing in connection with such recovery. In the event of a repurchase or substitution, upon the date of such repurchase or substitution, and in the event that the related Mortgage Loan Seller has delivered a letter of credit to the applicable Master Servicer in accordance with this Section 2.02(d), such Master Servicer shall, to the extent necessary, draw on the letter of credit and deposit the proceeds of such draw, into its Collection Account to be applied to the Purchase Price (or the Substitution Shortfall Amount, if applicable, in which event, the amount of such funds or proceeds that exceed the Substitution Shortfall Amount shall be returned to the related Mortgage Loan Seller) in accordance with Section 2.03(b). All such funds deposited in the Collection Accounts shall be invested in Permitted Investments, at the direction and for the benefit of the related Mortgage Loan Seller. Such funds shall be treated as an “outside reserve fund” under the REMIC Provisions, which, together with any reimbursement from the Lower-Tier REMIC, is beneficially owned by the related Mortgage Loan Seller for federal income tax purposes, which Mortgage Loan Seller shall remain liable for any taxes payable on income or gain with respect thereto.

(e)                It is herein acknowledged that neither the Trustee nor any Custodian is under any duty or obligation (i) to determine whether any of the documents specified in clauses (vi), (vii) and (xii) through (xviii) of the definition of “Mortgage File” exist or are required to be delivered by the Depositor, the Mortgage Loan Sellers or any other Person (unless identified on the Mortgage Loan Checklist) or (ii) to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are genuine, enforceable, duly authorized, sufficient to perfect and maintain the perfection of a security interest or appropriate for the represented purpose or that they are other than what they purport to be on their face and, with respect to the documents specified in clause (viii) of the definition of the “Mortgage File”, whether the insurance is effective as of the date of the recordation, whether all endorsements or riders issued are included in the file or if the policy has not been issued whether any acceptable replacement document has been dated the date of the related Mortgage Loan funding. Further, with respect to the UCC Financing Statements referenced in the Mortgage File, absent actual knowledge to the contrary or copies of UCC Financing Statements delivered to the Custodian as part of the Mortgage File indicating otherwise, the Custodian may assume, for the purposes of the filings and the certification to be delivered in accordance with this Section 2.02 that the related Mortgage File should include one state level UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing), or if the Custodian has received notice that a particular UCC Financing Statement was filed as a fixture filing, that the related Mortgage File should include only a local UCC Financing Statement filing for each Mortgaged Property (or with respect to any Mortgage Loan that has two or more Mortgagors, for each Mortgagor, except to the extent multiple Mortgagors are named as debtors in the same UCC Financing Statement filing). The assignments of the UCC Financing Statements to be assigned to the Trust will be delivered on the national forms (or on such other form as may be acceptable for filing or recording in the applicable jurisdiction) and in a format suitable for filing or recording, as applicable, and will be filed or recorded in the jurisdiction(s) where such UCC Financing Statements were originally filed or recorded, as indicated in the documents provided, and in accordance with then-current laws.

(f)                 If, in the process of reviewing the Mortgage Files or at any time thereafter, the Custodian finds any document or documents constituting a part of a Mortgage File and required to be delivered or caused to be delivered by the applicable Mortgage Loan Seller (1) not to have been properly executed, (2) subject to the timing requirements of Sections 2.01(b) and 2.01(c), not to have been delivered, (3) to contain information that does not conform in any material respect with the corresponding information set forth in the Mortgage Loan Schedule or (4) to be defective on its face (each, a “Defect” in the related Mortgage File), the Custodian shall promptly so notify the Depositor, the Trustee, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Directing Certificateholder, the applicable Mortgage Loan Seller (and in no event later than ninety (90) days after the Closing Date and every calendar quarter thereafter until all Defects are corrected) by providing a Custodial Exception Report setting forth for each affected Mortgage Loan, with particularity, the nature of such Defect (in a form reasonably acceptable to the Custodian and such Mortgage Loan Seller and separating items required to be in the Mortgage File but never delivered from items which were delivered by such Mortgage Loan Seller but are out for recording or filing and have not been returned by the recorder’s office or filing office).

(g)                If a Master Servicer or a Special Servicer (i) receives a Repurchase Request or any other request or demand from any Person for a Mortgage Loan Seller to repurchase or replace a Mortgage Loan because of an alleged Defect or Breach (together with a Repurchase Request, a “15Ga-1 Repurchase Request”) (such Master Servicer or such Special Servicer, as applicable, to the extent it receives such 15Ga-1 Repurchase Request, the “Repurchase Request Recipient” with respect to such 15Ga-1 Repurchase Request); or (ii) receives any withdrawal of a 15Ga-1 Repurchase Request by the Person making such 15Ga-1 Repurchase Request or any rejection of a 15Ga-1 Repurchase Request (or such 15Ga-1 Repurchase Request is forwarded to the applicable Master Servicer or the applicable Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice (which may be by electronic format so long as a “backup” hard copy of such notice is also delivered on or prior to the next Business Day) of such 15Ga-1 Repurchase Request or withdrawal or rejection of a 15Ga-1 Repurchase Request (each, a “15Ga-1 Notice”) to the applicable Mortgage Loan Seller (other than in the case of a rejection by such Mortgage Loan Seller) and the Depositor, in each case within ten (10) Business Days from such Repurchase Request Recipient’s receipt thereof.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgage Loan, (ii) the date the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient or the date any withdrawal of the 15Ga-1 Repurchase Request is received by the Repurchase Request Recipient, as applicable, (iii) if known, the basis for the 15Ga-1 Repurchase Request (as asserted in the 15Ga-1 Repurchase Request), (iv) the identity of the Person making such 15Ga-1 Repurchase Request, and (v) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such 15Ga-1 Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Mortgage Loan Purchase Agreements will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.02(g) is so provided only to assist the Mortgage Loan Sellers and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act,

Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(g) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the related Mortgage Loan Purchase Agreement, including with respect to any 15Ga-1 Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Trustee, either Special Servicer, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives a 15Ga-1 Repurchase Request, such party shall promptly forward or otherwise provide written notice of such 15Ga-1 Repurchase Request to the applicable Master Servicer, if relating to a Non-Specially Serviced Loan, or to the applicable Special Servicer, if relating to a Specially Serviced Loan or REO Property, and include the following statement in the related correspondence: “This is a ‘15Ga-1 Repurchase Request’ under Section 2.02 of the Pooling and Servicing Agreement relating to the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 requiring action by you as the ‘Repurchase Request Recipient’ thereunder.” Upon receipt of such 15Ga-1 Repurchase Request by the applicable Master Servicer or the applicable Special Servicer, as applicable, such party shall be deemed to be the Repurchase Request Recipient in respect of such 15Ga-1 Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(g) with respect to such 15Ga-1 Repurchase Request. In no event shall the Custodian, by virtue of this provision, be required to provide any notice other than as set forth in Section 2.02 of this Agreement in connection with its review of the Mortgage File.

If the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or the Custodian receives notice or has knowledge of a withdrawal or a rejection of a 15Ga-1 Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the applicable Master Servicer or the applicable Special Servicer, then such party shall give notice of such withdrawal or rejection to such Master Servicer or such Special Servicer, as applicable. Any such notice received by the Trustee, the Certificate Administrator, the Certificate Registrar, Operating Advisor, Asset Representations Reviewer or the Custodian shall also be provided to the Depositor and, in the case of a withdrawal notice, to the applicable Mortgage Loan Seller.

In the event that a Mortgage Loan is repurchased or replaced pursuant to Section 2.03 of this Agreement, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans) shall promptly notify the Depositor of such repurchase or replacement.

Section 2.03          Representations, Warranties and Covenants of the Depositor; Mortgage Loan Sellers’ Repurchase or Substitution of Mortgage Loans for Defects in Mortgage Files and Breaches of Representations and Warranties. (a) The Depositor hereby represents and warrants that:

(i)                  The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and the Depositor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement by it, and has the power and authority to execute, deliver and perform this Agreement and all the transactions contemplated hereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(ii)                Assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement and all of the obligations of the Depositor hereunder are the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)               The execution and delivery of this Agreement and the performance of its obligations hereunder by the Depositor will not conflict with any provisions of any law or regulations to which the Depositor is subject, or conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Depositor or any indenture, agreement or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, which would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement; the Depositor has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by the Depositor of this Agreement;

(iv)              There is no action, suit or proceeding pending or, to the Depositor’s knowledge, threatened against the Depositor in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the validity of the Mortgage Loans or the ability of the Depositor to carry out the transactions contemplated by this Agreement; and

(v)                The Depositor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans to the Trust, and the Mortgage Loans have been validly transferred to the Trust.

(b)               After receipt of a Repurchase Request, the Enforcing Servicer shall request in writing that the applicable Mortgage Loan Seller, not later than ninety (90) days after (i) except in the case of the succeeding clause (ii), the applicable Mortgage Loan Seller’s receipt of such notice of such Repurchase Request or, if earlier, such Mortgage Loan Seller’s discovery of such Material Defect or (ii) in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, the earlier of (x) discovery by the related Mortgage Loan Seller or any party to this Agreement of such Material Defect and (y) receipt of notice of the Material Defect from any party to this Agreement (such ninety (90) day period, the “Initial Cure Period”), (A) cure such Material Defect in all material respects, at such Mortgage Loan Seller’s own expense, including reimbursement of any related reasonable additional expenses of the Trust reasonably incurred by any party to this Agreement, (B) repurchase the affected Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable) (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof), at the applicable Purchase Price and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement or (C) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted) for such affected Mortgage Loan or REO Loan (provided that in no event shall any such substitution occur on or after the second anniversary of the Closing Date) and pay the applicable Master Servicer for deposit into the related Collection Account, any Substitution Shortfall Amount in connection therewith and in conformity with the applicable Mortgage Loan Purchase Agreement and this Agreement; provided, however, that except with respect to a Material Defect resulting solely from the failure by the Mortgage Loan Seller to deliver to the Trustee or Custodian the actual policy of lender’s title insurance required pursuant to clause (viii) of the definition of “Mortgage File” by a date not later than eighteen (18) months following the Closing Date, if such Material Defect is capable of being cured but is not cured within the Initial Cure Period, and the applicable Mortgage Loan Seller has commenced and is diligently proceeding with the cure of such Material Defect within the Initial Cure Period, the applicable Mortgage Loan Seller shall have an additional ninety (90) days commencing immediately upon the expiration of the Initial Cure Period (such additional ninety (90) day period, the “Extended Cure Period”) to complete such cure (or, failing such cure, to repurchase the related Mortgage Loan or REO Loan (excluding any related Serviced Companion Loan, if applicable) (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) or substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, for which no substitution will be permitted)) and provided, further, that with respect to such Extended Cure Period the applicable Mortgage Loan Seller shall have delivered an officer’s certificate to the Trustee, the Certificate Administrator (who shall promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event) the Directing Certificateholder, setting forth the reason such Material Defect is not capable of being cured within the Initial Cure Period and what actions the applicable Mortgage Loan Seller is pursuing in connection with the cure thereof and stating that the applicable Mortgage Loan Seller anticipates that such Material Defect will be cured within the Extended Cure Period; and provided, further, that, if any such Material Defect is not cured after the Initial Cure Period and any such Extended Cure Period solely due to the failure of the related Mortgage Loan Seller to have received the recorded document, then such Mortgage Loan Seller shall be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the Closing Date for so long as such Mortgage Loan Seller certifies to the Trustee, the applicable Master Servicer, the applicable Special Servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the Certificate Administrator no less than every ninety (90) days, beginning at the end of such Extended Cure Period, that such Material Defect is still in effect solely because of its failure to have received the recorded document and that such Mortgage Loan Seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, any Defect or Breach which causes any Mortgage Loan not to be a Qualified Mortgage shall be deemed to materially and adversely affect the interests of Certificateholders therein, and (subject to the applicable Mortgage Loan Seller’s right to cure such Defect or Breach during the Initial Cure Period) such Mortgage Loan shall be repurchased or substituted for without regard to the Extended Cure Period described in the preceding sentence. If the affected Mortgage Loan is to be repurchased, the funds in the amount of the Purchase Price remitted by the applicable Mortgage Loan Seller are to be remitted by wire transfer to the applicable Master Servicer for deposit into its Collection Account. In the event the Special Servicer is required to enforce the Repurchase Request related to a Non-Specially Serviced Loan under this Section 2.03(b), within five (5) days of request by the Special Servicer, the Master Servicer shall deliver to the Special Servicer a copy of the Servicing File with respect to any such Non-Specially Serviced Loan.

If a Mortgage Loan Seller, in connection with a Material Defect (or an allegation of a Material Defect) pertaining to a Mortgage Loan, makes a cash payment pursuant to an agreement or a settlement between the applicable Mortgage Loan Seller and the Enforcing Servicer on behalf of the Trust (and, for so long as no Control Termination Event has occurred and is continuing and in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan with respect to the Directing Certificateholder, with the consent of the Directing Certificateholder) (each such payment, a “Loss of Value Payment”) with respect to such Mortgage Loan, the amount of such Loss of Value Payment shall be deposited into the Loss of Value Reserve Fund to be applied in accordance with Section 3.05(g) of this Agreement. In connection with any Loss of Value Payment with respect to any Non-Specially Serviced Loan, the applicable Master Servicer shall promptly provide the applicable Special Servicer, but in any event within the time frames and in the manner provided in Section 3.19 (as if such Mortgage Loan were subject to a Servicing Transfer Event), with the Servicing File and all information, documents and records relating to such Non-Specially Serviced Loan and any related Serviced Companion Loan, either in the applicable Master Servicer’s possession or otherwise reasonably available to the applicable Master Servicer, and reasonably required by the applicable Special Servicer to permit the Special Servicer to calculate the Loss of Value Payment, to the extent set forth in Section 3.19 (as if such Mortgage Loan were subject to a Servicing Transfer Event). The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the Enforcing Servicer in respect of such Loss of Value Payment and the portion of fees of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) and not previously paid by the Mortgage Loan Seller. If such Loss of Value Payment is made, the Loss of Value Payment shall serve as the sole remedy available to the Certificateholders and the Trustee on their behalf regarding any such Material Defect in lieu of any obligation of the Mortgage Loan Seller to otherwise cure such Material Defect or repurchase or substitute for the affected Mortgage Loan based on such Material Defect under any circumstances. This paragraph is intended to apply only to a mutual agreement or settlement between the applicable Mortgage Loan Seller and the Enforcing Servicer on behalf of the Trust, provided that (i) prior to any such agreement or settlement nothing in this paragraph shall preclude the Mortgage Loan Seller or the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing set forth in the related Mortgage Loan Purchase Agreement or this Section 2.03 (excluding this paragraph) (including any right to cure, repurchase or substitute for such Mortgage Loan), (ii) such Loss of Value Payment shall not be greater than the Purchase Price of the affected Mortgage Loan; and (iii) a Material Defect as a result of a Mortgage Loan not constituting a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a “qualified mortgage”) may not be cured by a Loss of Value Payment.

If any Breach that constitutes a Material Defect pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related Mortgagor to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the related Mortgage Loan Seller may cure such Breach within the applicable cure period (as the same may be extended) by reimbursing the Trust (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee or the Trust that are incurred as a result of such Breach and have not been reimbursed by the related Mortgagor and (ii) the amount of any fees payable by the Mortgage Loan Seller to the Asset Representations Reviewer to the extent not previously paid by the Mortgage Loan Seller to the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan; provided that if the Breach relates to a Joint Mortgage Loan, each Mortgage Loan Seller shall be responsible for its Mortgage Loan Seller Percentage Interest of all such costs and expenses unless such Breach relates solely to the Mortgage Note contributed by such Mortgage Loan Seller. Except as provided in the proviso to the immediately preceding sentence, the related Mortgage Loan Seller shall remit the amount of such costs and expenses and, upon its making such remittance, the related Mortgage Loan Seller shall be deemed to have cured such Breach in all respects. To the extent any fees or expenses that are the subject of a cure by the related Mortgage Loan Seller are subsequently obtained from the related Mortgagor, the portion of the cure payment made by the related Mortgage Loan Seller equal to such fees or expenses obtained from the related Mortgagor shall promptly be returned to the related Mortgage Loan Seller. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) after the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced after the related Cut-off Date and received by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust on or prior to the related date of repurchase or substitution, shall be part of the Trust Fund. Periodic Payments due with respect to each Qualified Substitute Mortgage Loan (if any) on or prior to the related Due Date in the month of substitution, and Periodic Payments due with respect to each Mortgage Loan being repurchased or replaced and received by the applicable Master Servicer or the applicable Special Servicer on behalf of the Trust after the related date of repurchase or substitution, shall not be part of the Trust Fund and are to be remitted by such Master Servicer (or by such Special Servicer to the Master Servicer who shall remit such funds) to the applicable Mortgage Loan Seller effecting the related repurchase or substitution promptly following receipt. Notwithstanding anything contained in this Agreement or the related Mortgage Loan Purchase Agreement, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect shall relieve the applicable Mortgage Loan Seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if it is otherwise required to do so under the related Mortgage Loan Purchase Agreement and/or this Article II if (i) the related Mortgage Loan Seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is a result of the failure by a party to the applicable Mortgage Loan Purchase Agreement, or this Agreement, to provide prompt notice as required by the terms of the applicable Mortgage Loan Purchase Agreement, or this Agreement, after such party has actual knowledge of such Material Defect (knowledge shall not be deemed to exist by reason of the Custodial Exception Report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a Qualified Mortgage and (iv) such delay or failure to provide notice (as required by the terms of the applicable Mortgage Loan Purchase Agreement or this Agreement) prevented the Mortgage Loan Seller from being able to cure such Material Defect and such Material Defect was otherwise curable. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC Financing Statements with respect to such Mortgage Loan shall not be a Material Defect.

Pursuant to each Mortgage Loan Purchase Agreement, if there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the related Mortgage Loan Seller shall not be obligated to repurchase the Mortgage Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the related Mortgage Loan Seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Trust and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

(c)                Subject to the applicable Mortgage Loan Seller’s right to cure as contemplated above in this Section 2.03, and further subject to Section 2.01(b) and Section 2.01(c), any of the following shall cause a document in the Mortgage File to be deemed to have a Material Defect: (i) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity with a copy of the Mortgage Note that appears to be regular on its face; (ii) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the related Mortgage Loan Seller stating that the original signed Mortgage was sent for recordation; (iii) the absence from the Mortgage File of the item called for by clause (viii) of the definition of “Mortgage File”; (iv) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignments to the Trustee on behalf of the Trust, unless there is included in the Mortgage File either a copy of the assignment with evidence of recording thereon or a copy of the intervening assignment and a certificate from the related Mortgage Loan Seller stating that the original intervening assignments were sent for filing or recordation, as applicable; (v) the absence from the Mortgage File of any required letter of credit; or (vi) with respect to any related leasehold Mortgage Loan, the absence from the related Mortgage File of a copy (or an original, if available) of the related Ground Lease; provided, however, that no Defect (except the Defects previously described in sub-clauses (ii) through (vi) of this Section 2.03(c)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Mortgagor or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation; provided, further, that no Defect relating to any Non-Serviced Mortgage Loan previously described in sub-clauses (ii) through (vi) of this Section 2.03(c) shall be considered to materially and adversely affect the value of such Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the related Mortgage Loan Seller, after receipt of notice of such Defect, is unable to produce a copy of the document with respect to which the Defect exists within a reasonable period after receiving such notice or otherwise establish that the original or copy, as applicable, of such document has been delivered, in compliance with the terms of the related Non-Serviced PSA, to the custodian under the related Non-Serviced PSA. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, as provided in clause (viii) of the definition of “Mortgage File” herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Material Defect with respect to any Mortgage File if such actual policy is delivered to the Custodian not later than eighteen (18) months following the Closing Date. Notwithstanding the foregoing, to the extent a Mortgage Loan Seller has otherwise complied with its document delivery requirements under this Agreement and the related Mortgage Loan Purchase Agreement, in the event that the Custodian has acknowledged receipt pursuant to Section 2.02 above of a document that is part of the Mortgage File or a Mortgage Loan Seller can otherwise prove delivery of the document, and the Custodian subsequently loses a document, the fact that such document is lost may not be utilized as the basis for a claim of a Material Defect against a Mortgage Loan Seller pursuant to Section 5(a) of the related Mortgage Loan Purchase Agreement and/or this Section 2.03 and the Custodian shall be liable for any such loss to the extent provided for in Section 8.01.

(d)               In connection with any repurchase of, or substitution of a Qualified Substitute Mortgage Loan for a Mortgage Loan contemplated by this Section 2.03, the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer shall each tender to the applicable Mortgage Loan Seller, upon delivery to each of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer of a trust receipt executed by the applicable Mortgage Loan Seller evidencing such repurchase or substitution, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by each of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer and the applicable Special Servicer (other than attorney-client communications that are privileged communications), and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed or assigned, as the case may be to the applicable Mortgage Loan Seller in the same manner as provided in Section 5 of the related Mortgage Loan Purchase Agreement and, if applicable, the definition of “Mortgage File” herein, so as to vest in such Mortgage Loan Seller the legal and beneficial ownership of such repurchased or substituted Mortgage Loan (including property acquired in respect thereof and proceeds of any insurance policy with respect thereto) and the related Mortgage Loan documents.

(e)                Section 5 of each of the Mortgage Loan Purchase Agreements provides the sole remedy available to the Certificateholders (subject to the limitations on the rights of the Certificateholders under this Agreement), or the Trustee on behalf of the Certificateholders, the applicable Master Servicer or the applicable Special Servicer, with respect to any Material Defect.

(f)                 The Enforcing Servicer shall, for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular Interests), enforce the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, if any, shall be carried out in the best interest of the Certificateholders in accordance with the Servicing Standard. Any costs incurred by an Enforcing Servicer with respect to the enforcement of the obligations of the applicable Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement shall, to the extent not recovered from the applicable Mortgage Loan Seller, be deemed to be Servicing Advances to the extent not otherwise provided for herein. The applicable Master Servicer or the applicable Special Servicer, as applicable, shall be reimbursed for the reasonable costs of such enforcement: first, from a specific recovery, if any, of costs, expenses or attorneys’ fees against the applicable Mortgage Loan Seller; second, pursuant to Section 3.05(a)(vii) herein out of the related Purchase Price, to the extent that such expenses are a specific component thereof; and third, if at the conclusion of such enforcement action it is determined that the amounts described in clauses first and second are insufficient, then pursuant to Section 3.05(a)(vii) herein out of general collections on the Mortgage Loans on deposit in the related Collection Account. Any costs, expenses or attorneys’ fees related to a repurchase of a Companion Loan shall be paid pursuant to the related Intercreditor Agreement or pursuant to the documents related to an Other Securitization, if applicable.

(g)                If a Mortgage Loan Seller incurs any expense in connection with the curing of a Breach that constitutes a Material Defect, which also constitutes a default under the related Mortgage Loan and is reimbursable thereunder, such Mortgage Loan Seller shall have a right, and shall be subrogated to the rights of the Trustee and the Trust under the Mortgage Loan to recover the amount of such expenses from the related Mortgagor; provided, however, that such Mortgage Loan Seller’s rights pursuant to this Section 2.03(g) shall be junior, subject and subordinate to the rights of the Trustee, the Certificate Administrator, the Trust, the Master Servicers and the Special Servicers to recover amounts owed by the related Mortgagor under the terms of such Mortgage Loan including, without limitation, the rights to recover unreimbursed Advances, accrued and unpaid interest on Advances at the Reimbursement Rate, fees owed to the Master Servicers or the Special Servicers, and unpaid or unreimbursed expenses of the Trustee, the Certificate Administrator, the Trust, the Master Servicers or the Special Servicers allocable to such Mortgage Loan. The Enforcing Servicer shall use reasonable efforts to recover such expenses for such Mortgage Loan Seller to the extent consistent with the Servicing Standard, but taking into account the subordinate nature of the reimbursement to the related Mortgage Loan Seller; provided, however, that the Enforcing Servicer determines in the exercise of its sole discretion consistent with the Servicing Standard that such actions by it will not impair the Enforcing Servicer’s collection or recovery of principal, interest and other sums due with respect to the related Mortgage Loan that would otherwise be payable to the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator and the Certificateholders pursuant to the terms of this Agreement; provided, further, that such Special

Servicer may waive the collection of amounts due on behalf of such Mortgage Loan Seller in its sole discretion in accordance with the Servicing Standard.

(h)                If (i) any Crossed Underlying Loan is required to be repurchased or substituted for in the manner described in this Section 2.03 and (ii) the applicable Material Defect does not constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect shall be deemed to constitute a Material Defect as to any other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related Mortgage Loan Seller shall repurchase or substitute for such other Crossed Underlying Loan(s) in the related Crossed Mortgage Loan Group as provided in Section 2.03(b) unless such other Crossed Underlying Loans satisfy the Crossed Underlying Loan Repurchase Criteria. In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable Mortgage Loan Seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group. Any reserve or other cash collateral or letters of credit securing the Crossed Underlying Loans shall be allocated among the related Crossed Underlying Loans in accordance with the related Mortgage Loan documents or otherwise on a pro rata basis based upon their outstanding Stated Principal Balances. Except as provided in this Section 2.03(h) and Section 2.03(i), all other terms of the related Mortgage Loans shall remain in full force and effect without any modification thereof.

(i)                  Notwithstanding the foregoing, if the related Mortgage provides for the partial release of one or more of the Crossed Underlying Loans, the Depositor may cause the related Mortgage Loan Seller to repurchase only that Crossed Underlying Loan required to be repurchased pursuant to this Section 2.03, pursuant to the partial release provisions of the related Mortgage; provided, however, that (i) the remaining related Crossed Underlying Loan(s) fully comply with the terms and conditions of the related Mortgage, this Agreement and the related Mortgage Loan Purchase Agreement, including the Crossed Underlying Loan Repurchase Criteria, (ii) in connection with such partial release, the related Mortgage Loan Seller obtains an Opinion of Counsel (at such Mortgage Loan Seller’s expense) to the effect that the contemplated action will not cause an Adverse REMIC Event and (iii) in connection with such partial release, the related Mortgage Loan Seller delivers or causes to be delivered to the Custodian original modifications to the Mortgage prepared and executed in connection with such partial release.

(j)                 With respect to any Crossed Underlying Loan, to the extent that the applicable Mortgage Loan Seller is required to repurchase or substitute for such Crossed Underlying Loan in the manner prescribed in Section 2.03(h) or Section 2.03(i) while the Trustee continues to hold any other Crossed Underlying Loans in the related Crossed Mortgage Loan Group, the applicable Mortgage Loan Seller and the Enforcing Servicer, on behalf of the Trustee, as assignee of the Depositor, will, as set forth in the related Mortgage Loan Purchase Agreement, forbear from enforcing any remedies against the other’s Primary Collateral but each will be permitted to exercise remedies against the Primary Collateral securing its respective related Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not materially impair the ability of the other party to exercise its remedies against its Primary Collateral. If the exercise of the remedies by one party would materially impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Crossed Underlying Loans held by such party, then both parties have agreed in the related Mortgage Loan Purchase Agreement to forbear from exercising such remedies until the Mortgage Loan documents evidencing and securing the relevant Mortgage Loan can be modified in a manner that complies with the related Mortgage Loan Purchase Agreement to remove the threat of material impairment as a result of the exercise of remedies.

(k)               (i) In the event an Initial Requesting Certificateholder delivers a written request to a party to this Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), such party shall promptly forward that Certificateholder Repurchase Request to the applicable Master Servicer and the applicable Special Servicer, and the Enforcing Servicer shall promptly forward the Certificateholder Repurchase Request to the related Mortgage Loan Seller and each other party to this Agreement. Subject to Section 2.03(l), the Enforcing Servicer shall be the Enforcing Party with respect to a Certificateholder Repurchase Request.

(ii)                In the event that the Depositor, a Master Servicer, a Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (solely in its capacity as operating advisor) or the Directing Certificateholder identifies a Material Defect with respect to a Mortgage Loan (without implying any duty of such person to make, or to attempt to make, such a discovery), that party shall deliver prompt written notice of such Material Defect to each other party to this Agreement, the Directing Certificateholder and the related Mortgage Loan Seller identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, the “Repurchase Request”) and the Enforcing Servicer shall promptly send the PSA Party Repurchase Request to the related Mortgage Loan Seller. The Enforcing Servicer shall act as the Enforcing Party and enforce the rights of the Trust against the related Mortgage Loan Seller with respect to a PSA Party Repurchase Request.

(iii)               In the event the Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described in Section 2.03(l) below shall apply. Receipt of the Repurchase Request shall be deemed to occur two (2) Business Days after the Repurchase Request is sent to the related Mortgage Loan Seller. A Resolved Repurchase Request shall not preclude the applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in this Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

(iv)              Within two (2) Business Days after a Resolution Failure occurs with respect to a Repurchase Request made by any Person other than the applicable Special Servicer, the Directing Certificateholder or a Controlling Class Certificateholder relating to a Non-Specially Serviced Loan, the applicable Master Servicer shall send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the applicable Special Servicer, indicating such Master Servicer’s analysis and recommended course of action with respect to such Repurchase Request. The applicable Master Servicer shall also deliver to the applicable Special Servicer the Servicing File and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in such Master Servicer’s possession or otherwise reasonably available to such Master Servicer, and reasonably requested by the applicable Special Servicer to enable it to assume its duties hereunder to the extent set forth in this Agreement for such Non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such Servicing File and other material, the applicable Special Servicer shall become the Enforcing Servicer with respect to such Repurchase Request.

(l)                  (i) After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to this Agreement or the Directing Certificateholder), and, if applicable, after the applicable Master Servicer sends the Master Servicer Proposed Course of Action Notice, the Enforcing Servicer shall send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator (which shall be delivered via electronic mail to trustadministrationgroup@wellsfargo.com). The Certificate Administrator shall make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners by posting such notice on the Certificate Administrator’s Website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). The Proposed Course of Action Notice shall include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within thirty (30) days after the date of such notice and a disclaimer that responses received after such thirty (30)-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) shall be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Election Notices described in this Section 2.03(l), (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the Enforcing Servicer and the Certificate Administrator. The Certificate Administrator shall, within three (3) Business Days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The Certificate Administrator shall only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language shall not be taken into consideration for purposes of determining whether the related

Certificateholder agrees or disagrees with the Proposed Course of Action. The Certificate Administrator shall be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the Certificate Administrator’s obligations in connection with this Section 2.03(l) shall be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation shall not be construed to impose any enforcement obligation on the Certificate Administrator. The Enforcing Servicer may conclusively rely (without investigation) on the Certificate Administrator’s tabulation of the responses of the responding Certificateholders and whether that amount constitutes a majority. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder (other than the Holder of the RR Interest) or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days after the date the Proposed Course of Action Notice is posted on the Certificate Administrator’s Website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including non-binding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including non-binding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and (c) the Enforcing Servicer also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

(ii)                If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner entitled to do so delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner otherwise entitled to do so shall have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer as the Enforcing Party shall be the sole party entitled to determine a course of action, including, but not limited to, enforcing the Trust’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Directing Certificateholder pursuant to Section 6.08.

(iii)               Promptly and in any event within ten (10) Business Days following receipt of a Preliminary Dispute Resolution Election Notice from (a) the Initial Requesting Certificateholder, if any, or (b) any other Certificateholder or Certificate Owner (in each case, other than of the RR Interest) (each of clauses (a) and (b), a “Requesting

Certificateholder”), the Enforcing Servicer shall consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than ten (10) Business Days following the Dispute Resolution Cut-off Date. The Enforcing Servicer shall be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than five (5) Business Days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

(iv)              If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and will remain obligated under this Agreement to determine a course of action including, but not limited to, enforcing the rights of the Trust with respect to the Repurchase Request and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration.

(v)                If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder shall become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders shall collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders shall be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of this Agreement within thirty (30) days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party shall terminate and no Certificateholder or Certificate Owner shall have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer shall take no further action with respect to the Repurchase Request, then the related Material Defect shall be deemed waived for all purposes under this Agreement and the related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect shall not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the

Enforcing Servicer shall again become the Enforcing Party and, as such, shall be the sole party entitled to enforce the Trust’s rights against the related Mortgage Loan Seller.

(vi)            Notwithstanding the foregoing, the dispute resolution provisions described above under this Section 2.03(l) shall not apply, and the Enforcing Servicer shall remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

(vii)           In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Trust, shall remain a party to any proceedings against the related Mortgage Loan Seller as further described herein.

(viii)          For the avoidance of doubt, none of the Depositor, the Mortgage Loan Seller with respect to the subject Mortgage Loan or any of their respective affiliates shall be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this Section 2.03(l).

(ix)             Subject to the other provisions of this Section 2.03(l), the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder shall not be entitled to then utilize the alternative method in the event that the initial method is unsuccessful.

(m)            If the Enforcing Party selects mediation (including nonbinding arbitration), the following provisions shall apply:

(i)              The mediation shall be administered by a nationally recognized mediation services provider selected by the related Mortgage Loan Seller within sixty (60) days of receipt of written notice of the Enforcing Party’s selection of mediation (such provider, the “Mediation Services Provider”) in accordance with published mediation procedures (the “Mediation Rules”) promulgated by the Mediation Services Provider.

(ii)             The mediator shall be impartial, an attorney admitted to practice in the state of New York and have at least fifteen (15) years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Mediation Services Provider. Upon being supplied a list of at least ten potential qualified mediators by the Mediation Services Provider each party will have the right to exercise two peremptory challenges within fourteen (14) days and to rank the remaining potential mediators in order of preference. The Mediation Services Provider shall select the mediator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)            Prior to accepting an appointment, the mediator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)            The parties shall use commercially reasonable efforts to conduct an organizational conference to begin the mediation within 10 Business Days of the selection of the mediator and to conclude the mediation within 60 days thereafter.

(v)             The expenses of any mediation shall be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

(vi)            Out of pocket costs and expenses of the applicable Special Servicer for mediation or arbitration, to the extent not agreed to be paid by the Enforcing Party or another party (in the case of mediation) or allocated to the Enforcing Party or another party (in the case of arbitration) shall be reimbursable as a Servicing Advance.

(n)             If the Enforcing Party selects third-party arbitration, the following provisions will apply:

(i)              The arbitration shall be administered by a nationally recognized arbitration services provider selected by the related Mortgage Loan Seller within sixty (60) days of receipt of written notice of the Enforcing Party’s selection of arbitration (such provider, the “Arbitration Services Provider”) in accordance with published arbitration procedures (the “Arbitration Rules”) promulgated by the Arbitration Services Provider.

(ii)             The arbitrator shall be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation, and if possible, commercial real estate finance or commercial mortgage-backed securitization matters and who will be appointed from a list of neutrals maintained by the Arbitration Services Provider. Upon being supplied a list of at least ten potential arbitrators by the Arbitration Services Provider each party will have the right to exercise two peremptory challenges within 14 days and to rank the remaining potential arbitrators in order of preference. The Arbitration Services Provider will select the arbitrator from the remaining attorneys on the list respecting the preference choices of the parties to the extent possible.

(iii)            Prior to accepting an appointment, the arbitrator must promptly disclose any circumstances likely to create a reasonable inference of bias or conflict of interest or likely to preclude completion of the hearings within the prescribed time schedule.

(iv)            After consulting with the parties at an organizational conference held not later than 10 Business Days after its appointment, the arbitrator shall devise procedures and deadlines for the arbitration, to the extent not already agreed to by the parties, with the goal of expediting the proceeding and completing the arbitration within 120 days. The arbitrator shall have the authority to schedule, hear, and determine any and all motions, including dispositive and discovery motions, in accordance with the Federal Rules of Civil Procedure for non-jury matters (the “Rules”) (including summary judgment and other prehearing and post hearing motions), and will do so by reasoned decision on the motion of any party to the arbitration.

(v)             Notwithstanding whatever other discovery may be available under the Rules, unless otherwise agreed by the parties, each party to the arbitration will be presumptively limited to the following discovery in the arbitration: (A) the parties shall reasonably and in good faith voluntarily produce to all other parties all documents upon which they intend to rely and all documents they reasonably and in good faith believe to be relevant to the claims or defenses asserted by any of the parties, (B) party witness depositions (excluding Rule 30b-6 witnesses), and (C) expert witness depositions, provided that the arbitrator shall have the ability to grant the parties, or either of them, additional discovery to the extent that the arbitrator determines good cause is shown that such additional discovery is reasonable and necessary.

(vi)            The arbitrator shall make its final determination no later than 30 days after the conclusion of the hearings and submission of any post-hearing submissions. The arbitrator shall resolve the dispute in accordance with the terms of the related Mortgage Loan Purchase Agreement and this Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive damages or consequential damages in any arbitration conducted by them. Interest on any monetary award shall bear interest from the date of the Final Dispute Resolution Election Notice at the Prime Rate. In its final determination, the arbitrator shall determine and award the costs of the arbitration (including the fees of the arbitrator, cost of any record or transcript of the arbitration, and administrative fees) and shall award reasonable attorneys’ fees to the parties to the arbitration as determined by the arbitrator in its reasonable discretion. The determination of the arbitrator shall be by a reasoned decision in writing and counterpart copies will be promptly delivered to the parties. The final determination of the arbitrator shall be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be enforced in any court of competent jurisdiction.

(vii)           By selecting arbitration, the selecting party is giving up the right to sue in court, including the right to a trial by jury.

(viii)          No person may bring a putative or certificated class action to arbitration.

(o)             The following provisions will apply to both mediation and third-party arbitration:

(i)              Any mediation or arbitration will be held in New York, New York unless another location is agreed by all parties;

(ii)             If the dispute involves a matter that cannot effectively be remedied by the payment of damages, or if there be any dispute relating to arbitration or the arbitrators that cannot be resolved promptly by the arbitrators or the Arbitration Services Provider, then any party in such instance may during the pendency of the arbitration proceedings seek temporary equitable remedies, pending the final decision of the arbitration panel, solely by application in the Southern District of New York if such court shall have subject matter jurisdiction, or if the Southern District of New York has no jurisdiction, then the Supreme Court of the State of New York for the County of New York. The arbitration proceedings shall not be stayed unless so ordered by the court.

(iii)               The details and/or existence of any Repurchase Request, any informal meetings, mediations or arbitration proceedings conducted under this Section 2.03, including all offers, promises, conduct and statements, whether oral or written, made in the course of the parties’ attempt to informally resolve any Repurchase Request, will be confidential, privileged and inadmissible for any purpose, including impeachment, in any mediation, arbitration or litigation, or other proceeding (including any proceeding under this Section 2.03). Such information will be kept strictly confidential and shall not be disclosed or shared with any third party (other than a party’s attorneys, experts, accountants and other agents and representatives, as reasonably required in connection with any resolution procedure under this Section 2.03), except as otherwise required by law, regulatory requirement or court order. If any party to a resolution procedure receives a subpoena or other request for information from a third party (other than a governmental regulatory body) for such confidential information, the recipient shall promptly notify the other party to the resolution procedure and shall provide the other party with a reasonable opportunity to object to the production of its confidential information.

(iv)              In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, shall be required to contain an acknowledgment that the Trust, or the Enforcing Servicer on its behalf, shall be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding shall be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that a Consultation Termination Event has not occurred and is not continuing) and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party shall be paid to the Trust, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, shall provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Trust nor the Enforcing Servicer acting on its behalf shall be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

(v)                In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder is required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

(vi)              The Trust (or the Trustee or the Enforcing Servicer, acting on its behalf), the Depositor or any Mortgage Loan Seller shall be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings shall be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such procedures; provided, however, that (A) the Certificateholders shall be permitted to communicate prior to the commencement of any such proceedings to the extent provided in Section 5.06 and (B) the Enforcing Servicer shall be permitted to include such information in any 15Ga-1 Notice as it is required pursuant to Section 2.02(g).

(vii)             For the avoidance of doubt, in no event shall the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay-off or deed-in-lieu, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

(viii)           In the event that the method of dispute resolution selected is unsuccessful, the Requesting Certificateholder may not elect to then utilize the alternative method.

(ix)              Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under this Agreement shall be reimbursable as additional Trust Fund expenses.

(p)               Notwithstanding anything to the contrary herein, with respect to any Joint Mortgage Loan, the obligations of each of the applicable Mortgage Loan Sellers to repurchase with respect to a Material Defect with respect to the related Mortgage Loan shall be limited to a repurchase with respect to the Mortgage Note it sold to the Depositor in accordance with the related Mortgage Loan Purchase Agreement. With respect to any Joint Mortgage Loan, any cure by either of the applicable Mortgage Loan Sellers with respect to the Mortgage Note sold by it to the Depositor in accordance with the related Mortgage Loan Purchase Agreement that also cures the Material Defect with respect to the entire related Joint Mortgage Loan shall satisfy the cure obligations of both Mortgage Loan Sellers with respect to such Joint Mortgage Loan.

Section 2.04          Execution of Certificates; Issuance of Lower-Tier Regular Interests. The Trustee hereby acknowledges the assignment to it of the Mortgage Loans and, subject to Section 2.01 and Section 2.02, the delivery to the Custodian of the Mortgage Files and a fully executed original counterpart of each of the Mortgage Loan Purchase Agreements, together with the assignment to it of all of the other assets included in the Lower-Tier REMIC and the Grantor Trust. Concurrently with such assignment and delivery, (i) in exchange for the Mortgage Loans (other than Excess Interest) and the other assets comprising the Lower-Tier REMIC, receipt of which is hereby acknowledged, the Trustee acknowledges the issuance of the Lower-Tier Regular Interests and the Class LR Interest to the Depositor; (ii) the Trustee acknowledges the creation of the Grantor Trust (as described in Section 2.05 below); (iii) the Trustee acknowledges the contribution by the Depositor of the Lower-Tier Regular Interests to the Upper-Tier REMIC; (iv) immediately thereafter, in exchange for the Lower-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class UR Interest and the Exchangeable Upper-Tier Regular Interests and has caused the

Certificate Registrar to execute and caused the Authenticating Agent to authenticate and to deliver to or upon the order of the Depositor, the Regular Certificates (other than the Exchangeable Certificates) and the Class R Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations and such Certificates evidencing, together with the Exchangeable Upper-Tier Regular Interests, the entire beneficial ownership of the Upper-Tier REMIC (and in the case of the Class R Certificates, the Class LR Interest and the Class UR Interest); (v) the Trustee acknowledges the contribution by the Depositor of the Exchangeable Upper-Tier Regular Interests to the Grantor Trust; (vi) immediately thereafter, in exchange for the Exchangeable Upper-Tier Regular Interests, the Trustee acknowledges that it has caused the Certificate Administrator to issue the Exchangeable Certificates and has caused the Certificate Registrar to execute and cause the Authenticating Agent to deliver to or upon the order of the Depositor such Exchangeable Certificates, and the Depositor hereby acknowledges the receipt by it or its designees, of such Certificates in authorized Denominations evidencing beneficial ownership of their respective portions of the Grantor Trust; and (vii) the Trustee acknowledges that it has caused the Certificate Administrator to issue the Class V Certificates and has caused the Certificate Registrar to execute and cause the Authenticating Agent to deliver to or upon the order of the Depositor such Certificates, and the Depositor hereby acknowledges the receipt by it, or it designees, of such Certificates in authorized Denominations, evidencing beneficial ownership of their respective portions of the Grantor Trust.

Section 2.05          Creation of the Grantor Trust. The portions of the Trust consisting of (i) the RR Interest Specific Grantor Trust Assets, undivided beneficial ownership of which will be represented by the RR Interest and (ii) the Class V Specific Grantor Trust Assets, undivided beneficial ownership of which will be represented by the Class V Certificates shall be treated as a grantor trust within the meaning of subpart E, part I of subchapter J of the Code.

[End of Article II]

Article III

ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01          Administration of the Mortgage Loans, the Serviced Companion Loans, and REO Properties. (a) Each of the Master Servicers and the Special Servicers shall diligently service and administer the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan), any Serviced Companion Loans and the REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) it is obligated (as provided below) to service in accordance with applicable law, this Agreement and the Mortgage Loan documents and, in the case of a Serviced Whole Loan, the related Intercreditor Agreement on behalf of the Trust and in the best interests of and for the benefit of the Certificateholders and, in the case of the Serviced Companion Loans, the Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests), as a collective whole, taking into account the pari passu nature of such Companion Loans (as determined by the applicable Master Servicer or the applicable Special Servicer, as the case may be, in its reasonable judgment), in accordance with applicable law, the terms of this Agreement (and, with respect to each Serviced Whole Loan or any Mortgage Loan with related mezzanine debt, the related Intercreditor Agreement) and the terms of the respective Mortgage

Loans and, if applicable, the related Companion Loan, taking into account the pari passu nature of the Companion Loan. With respect to each Serviced Whole Loan, in the event of a conflict between this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall control; provided that in no event shall the applicable Master Servicer or the applicable Special Servicer, as the case may be, take any action or omit to take any action in accordance with the terms of any Intercreditor Agreement that would cause such Master Servicer or such Special Servicer, as the case may be, to violate the Servicing Standard or the REMIC Provisions. The General Master Servicer shall be the Master Servicer with respect to all Mortgage Loans (other than the NCB Mortgage Loans), any related Serviced Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any related Serviced Companion Loan and such other assets as shall be required of the applicable Master Servicer hereunder and under any related Intercreditor Agreement. The General Special Servicer shall be the Special Servicer with respect to all the Mortgage Loans (other than the NCB Co-op Mortgage Loans), any Serviced Companion Loan and other related assets in the Trust and, as such, shall service and administer such Mortgage Loans, any related Serviced Companion Loan and such other assets as shall be required of the applicable Special Servicer hereunder and under any related Intercreditor Agreement. The NCB Master Servicer shall be the Master Servicer with respect to the NCB Co-op Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Co-op Mortgage Loans and such other assets as shall be required of the applicable Master Servicer hereunder. The NCB Special Servicer shall be the Special Servicer with respect to the NCB Mortgage Loans and other related assets in the Trust and, as such, shall service and administer such NCB Mortgage Loans and such other assets as shall be required of the applicable Special Servicer hereunder. For purposes of this Agreement and any references to the duties and obligations of the Master Servicers or Special Servicers, any references to Mortgage Loans in the context of such duties and/or obligations shall be deemed to refer solely to the Mortgage Loans serviced by the applicable Master Servicer or the applicable Special Servicer and no other Mortgage Loan, Serviced Companion Loan or other related asset in the Trust serviced hereunder, unless specifically indicated otherwise. To the extent consistent with the foregoing, each Master Servicer and each Special Servicer shall service the applicable Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Companion Loans in accordance with the higher of the following standards of care: (1) in the same manner in which, and with the same care, skill, prudence and diligence with which such Master Servicer or such Special Servicer, as the case may be, services and administers similar mortgage loans for other third party portfolios and (2) the same care, skill, prudence and diligence with which such Master Servicer or such Special Servicer, as the case may be, services and administers similar mortgage loans owned by such Master Servicer or such Special Servicer, as the case may be, with a view to the (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, maximization of recovery of principal and interest on a net present value basis on such Mortgage Loans and any related Serviced Companion Loans, and the best interests of the Trust and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and in the case of any Whole Loan, the best interests of the Trust, the Certificateholders and any related Companion Holder (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by such Master Servicer or such

Special Servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from: (i) any relationship that the applicable Master Servicer, the applicable Special Servicer or any Affiliate of such Master Servicer or such Special Servicer may have with any Mortgagor, any Mortgage Loan Seller, any other parties to this Agreement, any Sponsor, any originator of a Mortgage Loan or any Affiliate of any of the foregoing; (ii) the ownership of any Certificate, Companion Loan, mezzanine loan, or subordinate debt relating to a Mortgage Loan by the applicable Master Servicer, the applicable Special Servicer or any Affiliate of such Master Servicer or such Special Servicer, as applicable; (iii) the obligation, if any, of the applicable Master Servicer to make Advances; (iv) the right of the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates to receive compensation for its services and reimbursement for its costs hereunder or with respect to any particular transaction; (v) the ownership, servicing or management for others of (a) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (b) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by this Agreement or held by the Trust by the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates; (vi) any debt that the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, has extended to any Mortgagor or an Affiliate of any Mortgagor (including, without limitation, any mezzanine financing); (vii) any option to purchase any Mortgage Loan or the related Companion Loan the applicable Master Servicer or the applicable Special Servicer, as the case may be, or any of its Affiliates, may have; and (viii) any obligation of the applicable Master Servicer or the applicable Special Servicer, or any of their respective Affiliates, to repurchase or substitute for a Mortgage Loan as a Mortgage Loan Seller (if such Master Servicer or such Special Servicer or any of their respective Affiliates is a Mortgage Loan Seller) (the foregoing, collectively referred to as the “Servicing Standard”).

The applicable Master Servicer and the applicable Special Servicer shall act in accordance with the Servicing Standard with respect to any action required to be taken regarding the Non-Serviced Mortgage Loans pursuant to their obligations under this Agreement.

Without limiting the foregoing, subject to Section 3.19, the applicable Special Servicer shall be obligated to service and administer (i) any Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans as to which a Servicing Transfer Event has occurred and is continuing (each, a “Specially Serviced Loan”) or as otherwise provided herein with respect to Non-Specially Serviced Loans in connection with any Major Decision and (ii) any REO Properties (other than the Non-Serviced Mortgaged Properties); provided that the applicable Master Servicer shall continue to receive payments and make all calculations, and prepare, or cause to be prepared, all reports, required hereunder with respect to the Specially Serviced Loans, except for the reports specified herein as prepared by the applicable Special Servicer, as if no Servicing Transfer Event had occurred and with respect to the REO Properties (and the related REO Loans) as if no REO Acquisition had occurred, and to render such services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for herein; provided, further, however, that the applicable Master Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the applicable Special Servicer to provide sufficient information to such Master

Servicer to comply with such duties or failure by such Special Servicer to otherwise comply with its obligations hereunder. No Master Servicer or Special Servicer, in its capacity as a Master Servicer or Special Servicer, as applicable, shall have any responsibility for the performance by any other Master Servicer or Special Servicer, as applicable, in its capacity as a Master Servicer or Special Servicer, of its duties under this Agreement. Each Mortgage Loan or any related Serviced Companion Loan that becomes a Specially Serviced Loan shall continue as such until satisfaction of the conditions specified in Section 3.19(a). Without limiting the foregoing, subject to Section 3.19 and in accordance with the terms of this Agreement, the applicable Master Servicer shall be obligated to service and administer any Non-Specially Serviced Loan and any related Serviced Companion Loan. The applicable Special Servicer shall make the property inspections, use its reasonable efforts to collect the financial statements, budgets, operating statements and rent rolls (or, with respect to residential cooperative properties, maintenance schedules) and forward to the applicable Master Servicer the reports in respect of the related Mortgaged Properties with respect to Specially Serviced Loans in accordance with Section 3.12. After notification to the applicable Master Servicer, the applicable Special Servicer may contact the Mortgagor of any Non-Specially Serviced Loan if efforts by such Master Servicer to collect required financial information have been unsuccessful or any other issues remain unresolved. Such contact shall be coordinated through and with the cooperation of the applicable Master Servicer. No provision herein contained shall be construed as an express or implied guarantee by the applicable Master Servicer or the applicable Special Servicer of the collectability or recoverability of payments on the Mortgage Loans or any related Serviced Companion Loan or be construed to impair or adversely affect any rights or benefits provided by this Agreement to such Master Servicer or such Special Servicer (including with respect to Servicing Fees, Special Servicing Fees or the right to be reimbursed for Advances and interest accrued thereon). Any provision in this Agreement for any Advance by either Master Servicer or the Trustee is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such Person the risk of loss with respect to one or more of the Mortgage Loans or any related Serviced Companion Loans. No provision hereof shall be construed to impose liability on the Master Servicers or the Special Servicers for the reason that any recovery to the Certificateholders in respect of a Mortgage Loan at any time after a determination of present value recovery is less than the amount reflected in such determination.

(b)               Subject only to the Servicing Standard and the terms of this Agreement (including, without limitation, Section 6.08) and of the respective Mortgage Loans, any related Serviced Companion Loans and any related Intercreditor Agreement, if applicable, and applicable law, each of the Master Servicers and the Special Servicers shall have full power and authority, acting alone or, subject to Section 3.20, through one or more Sub-Servicers, to do or cause to be done any and all things in connection with such servicing and administration for which it is responsible which it may deem necessary or desirable. Without limiting the generality of the foregoing, each Master Servicer and each Special Servicer, in its own name (or in the name of the Trustee and, if applicable, the related Serviced Companion Noteholder), is hereby authorized and empowered by the Trustee to execute and deliver, on behalf of the Certificateholders (and, with respect to a Serviced Companion Loan, the related Serviced Companion Noteholder) and the Trustee or any of them, with respect to each Mortgage Loan and any related Serviced Companion Loan it is obligated to service under this Agreement: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral, and shall, from time to time, execute and/or deliver such financing statements, continuation statements and other documents or instruments as necessary to maintain the lien created by the related Mortgage or other security document in the related Mortgage File on the related Mortgaged Property and related collateral; (ii) subject to Sections 3.08, 3.18 and 6.08, any and all modifications, waivers, amendments or consents to, under or with respect to any documents contained in the related Mortgage File; (iii) any and all instruments of satisfaction or cancellation, pledge agreements and other documents in connection with a defeasance, or of partial or full release or discharge, and all other comparable instruments; and (iv) any or all complaints or other pleadings to initiate and/or to terminate any action, suit or proceeding on behalf of the Trust in their representative capacities (except as set forth below in this paragraph). The applicable Master Servicer (with respect to Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall provide to the Mortgagor related to such Mortgage Loans that it is servicing any reports required to be provided to them pursuant to the related Mortgage Loan documents. Subject to Section 3.10, the Trustee shall (i) on the Closing Date, furnish to the applicable Master Servicer and the applicable Special Servicer original powers of attorney in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and such Master Servicer or such Special Servicer, as applicable) and (ii) upon request, furnish, or cause to be furnished, to the applicable Master Servicer or the applicable Special Servicer any powers of attorney substantially in the form of Exhibit R-1 or Exhibit R-2 attached hereto, as applicable (or such other form as mutually agreed to by the Trustee and such Master Servicer or such Special Servicer, as applicable) and other documents necessary or appropriate to enable the applicable Master Servicer or the applicable Special Servicer, as the case may be, to carry out its servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held responsible or liable for any acts of the applicable Master Servicer or the applicable Special Servicer, or for any negligence with respect to, or misuse of, any such power of attorney by such Master Servicer or such Special Servicer. Notwithstanding anything contained herein to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not, without the Trustee’s written consent: (i) initiate any action, suit or proceeding solely under the Trustee’s name without indicating such Master Servicer’s or such Special Servicer’s, as the case may be, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that such Master Servicer or such Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of such Master Servicer or such Special Servicer, as applicable, made in accordance with the Servicing Standard) prior to filing such action, suit or proceeding, and shall not be required to obtain the Trustee’s consent or indicate such Master Servicer’s or such Special Servicer’s, as applicable, representative capacity)) or (ii) take any action with the intent to cause, and that actually causes, the Trustee to be required to be registered to do business in any state.

(c)                To the extent the applicable Master Servicer is permitted pursuant to the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) to exercise its discretion with respect to any action that requires Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall require the costs of such Rating Agency Confirmation to be borne by the related Mortgagor. To the extent the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) require the Mortgagor to bear the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall not waive the requirement that such costs and expenses be borne by the related Mortgagor. To the extent that the terms of the related Mortgage Loan documents or Companion Loan documents (including any related Intercreditor Agreement) are silent as to who bears the costs of any Rating Agency Confirmation or confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), the applicable Master Servicer shall use reasonable efforts to have the Mortgagor bear such costs and expenses. The applicable Master Servicer shall not be responsible for the payment of such costs and expenses out of pocket other than as a Servicing Advance.

(d)               The relationship of each of the Master Servicers and the Special Servicers to the Trustee under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

(e)                Each Master Servicer shall, to the extent permitted by the related Mortgage Loan documents or any related Companion Loan documents, and consistent with the Servicing Standard, permit Escrow Payments to be invested only in Permitted Investments.

(f)                 Within sixty (60) days (or such shorter time period as is required by the terms of the applicable Mortgage Loan documents) after the later of (i) the receipt thereof by the applicable Master Servicer and (ii) the Closing Date, the applicable Master Servicer shall notify each lessor under a Ground Lease for each Mortgage Loan identified as subject to a leasehold interest on the Mortgage Loan Schedule, that the Trust is the leasehold mortgagee and that the applicable Master Servicer or the applicable Special Servicer shall service the related Mortgage Loan for the benefit of the Certificateholders. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor.

With respect to letters of credit delivered in accordance with subclause (B) of clause (xii) of the definition of “Mortgage File”, (a) within sixty (60) days of the Closing Date or such shorter period as is required by the terms of such letter of credit or other applicable Mortgage Loan documents, the related Mortgage Loan Seller shall notify the bank issuing the letter of credit that the applicable Master Servicer on behalf of the Trustee shall be the beneficiary under such letter of credit, and (b) within sixty (60) days of the Closing Date, the applicable Master Servicer shall present such letter of credit and the related assignment documentation delivered by the Mortgage Loan Seller in accordance with such subclause of the definition of “Mortgage File” to the letter of credit bank issuing such letter of credit and request that such letter of credit bank reissue the letter of credit in the name of (x) in the case of the Mortgage Loans other than the NCB Mortgage Loans, “Wells Fargo Bank, National Association, as General Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34” or (y) in the case of the NCB Mortgage Loans, “National Cooperative Bank, N.A., as NCB Master Servicer, on behalf of Wilmington Trust, National Association, as Trustee, for the benefit of registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34”. The applicable Master Servicer shall otherwise use reasonable efforts to obtain such reissued letter of credit back from the issuing letter of credit bank within sixty (60) days (and in any event within ninety (90) days) following the Closing Date. The related Mortgage Loan Seller shall provide such reasonable cooperation as requested by the applicable Master Servicer, including without limitation by delivering such additional assignment or amendment documents required by the issuing bank in order to reissue a letter of credit as provided above.

(g)                If a letter of credit is required to be drawn upon earlier than the date that the letter of credit has been revised as contemplated in clause (f) above, such Mortgage Loan Seller shall cooperate with the reasonable requests of the applicable Master Servicer or the applicable Special Servicer in connection with making a draw under such letter of credit. If the Mortgage Loan documents do not require the related Mortgagor to pay any costs and expenses relating to any modifications to or assignment of the related letter of credit, then the applicable Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. If the Mortgage Loan documents require the related Mortgagor to pay any costs and expenses relating to any modifications to the related letter of credit, and such Mortgagor fails to pay such costs and expenses after the applicable Master Servicer has exercised reasonable efforts to collect such costs and expenses from such Mortgagor, then such Master Servicer shall give the applicable Mortgage Loan Seller notice of such failure and the amount of costs and expenses, and such Mortgage Loan Seller shall pay such costs and expenses as and to the extent required under the applicable Mortgage Loan Purchase Agreement. The costs and expenses of any modifications to Ground Leases shall be paid by the related Mortgagor. Neither the applicable Master Servicer nor the applicable Special Servicer shall have any liability for the failure of any Mortgage Loan Seller to perform its obligations under the related Mortgage Loan Purchase Agreement.

Each Master Servicer acknowledges that any letter of credit held by it shall be held in its capacity as agent of the Trust, and if such Master Servicer sells its rights to service the applicable Mortgage Loan, such Master Servicer shall assign the applicable letter of credit to the Trust or (with respect to any Specially Serviced Loan) at the direction of the applicable Special Servicer to such party as such Special Servicer may instruct, in each case at the expense of the applicable Master Servicer. Each Master Servicer shall indemnify the Trust for any loss caused by the ineffectiveness of such assignment.

(h)                Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer (or the Trustee, as applicable) make an Advance with respect to any

Companion Loan to the extent the related Serviced Mortgage Loan has been paid in full or is no longer included in the Trust Fund.

(i)                  Servicing and administration of each Serviced Companion Loan shall continue hereunder and in accordance with the related Intercreditor Agreement for so long as the corresponding Serviced Mortgage Loan or any related REO Property is part of the Trust Fund or for such longer period as is contemplated by the related Intercreditor Agreement and, to the extent consistent with the related Intercreditor Agreement, as any amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

(j)                 The applicable Special Servicer agrees that upon the occurrence of a Servicing Transfer Event with respect to any Mortgage Loan or Serviced Whole Loan that is subject to or becomes subject to an Intercreditor Agreement in the future, it shall, subject to Section 3.19, use commercially reasonable efforts to enforce, on behalf of the Trust, subject to the Servicing Standard and to the extent such Special Servicer determines such action is in the best interests of the Trust, all rights conveyed to the Trustee pursuant to any such Intercreditor Agreement. The costs and expenses incurred by such Special Servicer in connection with such enforcement shall be paid as a Trust Fund expense or, subject to the terms of the applicable Intercreditor Agreement, (i) with respect to any Serviced Pari Passu Whole Loan, pro rata and pari passu, by the Trust and Serviced Pari Passu Companion Loan Holder(s), in accordance with the respective outstanding principal balances of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan(s) or (ii) with respect to any Serviced AB Whole Loan, first, by any related AB Subordinate Companion Loan holders and then, pro rata and pari passu, by the Trust and any Serviced Pari Passu Companion Loan Holders, in accordance with the respective outstanding principal balances of the related Serviced AB Mortgage Loan and Serviced Pari Passu Companion Loan(s).

(k)               Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, to the extent required under the related Intercreditor Agreement, the servicing and administration of a Serviced Whole Loan shall continue hereunder (but not with respect to making Advances) even if the related Serviced Mortgage Loan is no longer part of the Trust Fund, until such time as a separate servicing agreement is entered into in accordance with the related Intercreditor Agreement (it being acknowledged that neither the Master Servicers nor the Special Servicers shall be obligated under a separate agreement to which it is not a party); provided that, other than pursuant to Section 6.04 (and, with respect to Section 6.04, solely with respect to claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with a legal claim or action resulting from an action or inaction taken or not taken while the related Serviced Mortgage Loan was part of the Trust Fund), no costs, expenses, losses or fees accruing with respect to such Serviced Whole Loan on and after the date the related Serviced Mortgage Loan is no longer part of the Trust Fund shall be payable out of the Trust Fund and the applicable Master Servicer shall have no obligation to make any Advance on or after the date such Serviced Mortgage Loan ceases to be part of the Trust Fund; provided, however, that if, in the case of any Serviced Whole Loan, the related Serviced Companion Loan continues to be included in an Other Securitization, then for so long as a separate servicing agreement (pursuant to the related Intercreditor Agreement) has not been entered into, the applicable Master Servicer shall inform the related Other Servicer of any need to make Servicing Advances with respect to a Serviced Whole Loan within three (3) Business Days of determining that such an Advance is necessary or being notified that such an Advance is necessary, or in the case of a Servicing Advance that needs to be made on an emergency or urgent basis, within one (1) Business Day. With respect to Servicing Advances made by any Other Servicer as contemplated in the second proviso to the preceding sentence, the applicable Master Servicer shall, from collections on the related Serviced Whole Loan (but never out of general collections on the Mortgage Loans and REO Properties) received by such Master Servicer, reimburse the Other Servicer for such Servicing Advances in the same manner and on the same level of priority as if such Servicing Advances had been made by such Master Servicer hereunder.

(l)                  Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer’s and the applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and the applicable Special Servicer’s authority with respect to a Non-Serviced Mortgage Loan are limited by and subject to the terms of the related Non-Serviced Intercreditor Agreement and the rights of the related Non-Serviced Master Servicer and Non-Serviced Special Servicer with respect thereto under the related Non-Serviced PSA. The applicable Master Servicer (or, with respect to any Specially Serviced Loan, the applicable Special Servicer) shall use reasonable efforts consistent with the Servicing Standards to enforce the rights of the Trustee (as holder of a Non-Serviced Mortgage Loan) under the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA.

(m)              The parties hereto acknowledge that each Non-Serviced Mortgage Loan is subject to the terms and conditions of the related Non-Serviced Intercreditor Agreement and further acknowledge that, pursuant to the related Non-Serviced Intercreditor Agreement, (i) the related Non-Serviced Mortgage Loan is to be serviced and administered by the related Non-Serviced Master Servicer and Non-Serviced Special Servicer in accordance with the related Non-Serviced PSA, and (ii) in the event that (A) the related Non-Serviced Companion Loan is no longer part of the trust fund created by the related Non-Serviced PSA and (B) the related Non-Serviced Mortgage Loan is included in the Trust Fund, then, as set forth in the related Non-Serviced Intercreditor Agreement, the related Non-Serviced Whole Loan shall continue to be serviced in accordance with the related Non-Serviced PSA, until such time as a new servicing agreement has been agreed to by the parties to the related Non-Serviced Intercreditor Agreement in accordance with the provisions of such agreement and confirmation has been obtained from the Rating Agencies that such new servicing agreement would not result in a downgrade, qualification or withdrawal of then-current ratings of any Class of Certificates then outstanding.

(n)                Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer’s and the applicable Special Servicer’s obligations and responsibilities hereunder and the applicable Master Servicer’s and the applicable Special Servicer’s authority with respect to a Serviced Whole Loan are limited by, and subject to, the terms of the related Intercreditor Agreement. The applicable Master Servicer (or, if a Serviced Whole Loan becomes a Specially Serviced Loan, the applicable Special Servicer) shall use reasonable efforts consistent with the Servicing Standard to obtain the benefits of the rights of the Trust (as holder of the related Serviced Mortgage Loan) under the related Intercreditor Agreement.

(o)               In connection with the securitization of any Serviced Companion Loan (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) a related Serviced Companion Noteholder (or its designee), each of the applicable Master Servicer (if such Serviced Companion Loan is not a Specially Serviced Loan), the applicable Special Servicer (if such Serviced Companion Loan is a Specially Serviced Loan) and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to the related Whole Loan, and that such Serviced Companion Noteholder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(p)               For the avoidance of doubt, none of the Master Servicers, the Special Servicers, the Certificate Administrator or the Trustee have any obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable Master Servicer to provide information and collections and make P&I Advances to the Certificate Administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

(q)               Nothing contained in this Agreement shall limit the ability of the applicable Master Servicer or the applicable Special Servicer to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property, except, in the case of an NCB Co-op Mortgage Loan, any such indebtedness as to which the NCB Subordinate Debt Conditions have been satisfied, which indebtedness may be secured by a lien on the related Mortgaged Property), accept deposits from or otherwise generally engage in any kind of business or dealings with any Mortgagor as though the applicable Master Servicer or the applicable Special Servicer was not a party to this Agreement or to the transactions contemplated hereby; provided that this sentence shall not be construed to modify or supersede the Servicing Standard.

Section 3.02          Collection of Mortgage Loan Payments. (a) Each of the applicable Master Servicer and the applicable Special Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans it is obligated to service hereunder, and shall follow such collection procedures as are consistent with this Agreement (including, without limitation, the Servicing Standard); provided that with respect to each Mortgage Loan that has an Anticipated Repayment Date, for so long as the related Mortgagor is in compliance with each provision of the related Mortgage Loan documents, the applicable Master Servicer and the applicable Special Servicer shall be permitted to take any enforcement action with respect to the failure of the related Mortgagor to make any payment of Excess Interest to the extent permitted under the related Mortgage Loan documents; provided, further, that the applicable Master Servicer or the applicable Special Servicer, as the case may be, may take action to enforce the Trust’s right to apply excess cash flow to principal in accordance with the terms of the Mortgage Loan documents. The applicable Master Servicer or the applicable Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Serviced Companion Loan that it is obligated to service hereunder three (3) times during any period of twenty-four (24) consecutive months with respect to any Mortgage Loan or Serviced Companion Loan; provided that such Master Servicer or such Special Servicer, as applicable, may in its discretion waive any Penalty Charge in connection with any delinquent payment on a Mortgage Loan or Serviced Companion Loan one additional time in such 24-month period so long as with respect to any of the foregoing waivers, no Advance or additional expense of the Trust has been incurred and remains unreimbursed to the Trust with respect to such Mortgage Loan or Serviced Companion Loan. Any additional waivers during such 24-month period with respect to such Mortgage Loan may be made, subject to the Servicing Standard, only after the applicable Master Servicer or the applicable Special Servicer, as the case may be, has, prior to the occurrence and continuance of a Consultation Termination Event, given notice of a proposed waiver to the Directing Certificateholder and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder has consented to such additional waiver (provided that if such Master Servicer or such Special Servicer, as applicable, fails to receive a response to such notice from the Directing Certificateholder in writing within five (5) days of giving such notice, then the Directing Certificateholder shall be deemed to have consented to such proposed waiver); provided, further, that after the occurrence and during the continuance of a Control Termination Event, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may waive any Penalty Charge in accordance with the Servicing Standard without the consent of the Directing Certificateholder; provided, further, that the Directing Certificateholder shall have no consent or consultation rights with respect to the foregoing waivers in relation to any Excluded Loan with respect to the Directing Certificateholder.

(b)               (i) All amounts collected by or on behalf of the Trust in respect of a Mortgage Loan shall be applied to amounts due and owing under the Mortgage Loan documents (including for principal and accrued and unpaid interest) in accordance with the express provisions of the Mortgage Loan documents (including any related Intercreditor Agreement); provided, however, that absent express provisions in the related Mortgage Loan documents (including any related Intercreditor Agreement) or to the extent otherwise agreed to by the related Mortgagor in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the Trust in respect of a Mortgage Loan in the form of payments from the related Mortgagor, Liquidation Proceeds or Insurance and Condemnation Proceeds under the Mortgage Loan (in the case of each Serviced Whole Loan, exclusive of amounts payable to any applicable Companion Loan pursuant to the terms of the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections);

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in sub-clause (i) of this clause third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

fourth, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case, to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause fifth on earlier dates);

sixth, as a recovery of amounts to be currently allocated to the payment of, or, to the extent required under the loan documents, escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that to the extent required under the REMIC Provisions, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan to value ratio of the related Mortgage Loan or Serviced Whole Loan, as applicable, exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC Provisions as evidenced by an Opinion of Counsel to the Trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by the REMIC Provisions; provided, further, that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan become REO Loans, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(ii)                Collections by or on behalf of the Trust in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) shall be applied in the following order of priority:

first, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to the related Mortgage Loan;

second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

third, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause fifth below or clause fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in sub-clause (i) of this clause third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

fourth, to the extent not previously so allocated pursuant to clause first or second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (in each case, to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth or clause fifth of the prior paragraph on earlier dates);

sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that if a Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan comprising a Non-Serviced Whole Loan becomes an REO Loan, the treatment of the foregoing amounts with respect to such Non-Serviced Whole Loan shall be subject to the terms of the related Non-Serviced Intercreditor Agreement and Non-Serviced PSA, in that order; provided, further, that with respect to each Mortgage Loan related to a Serviced Whole Loan, amounts collected with respect to the related Serviced Whole Loan shall be allocated first pursuant to the terms of the related Intercreditor Agreement and then, any amounts allocated to the related Serviced Mortgage Loan shall be subject to application as described above.

(iii)               Notwithstanding clauses (i) and (ii) above, such provisions shall not be deemed to affect the priority of distributions of payments pursuant to the provisions of this Agreement. To the extent that such amounts are paid by a party other than a Mortgagor, such amounts shall be deemed to have been paid in respect of a purchase of all or part of the Mortgaged Property (in the case of Insurance and Condemnation Proceeds or Liquidation Proceeds) and then paid by the Mortgagor under the Mortgage Loan or Companion Loan, as applicable, or in accordance with Section 3.02(b)(ii) above.

(c)                To the extent consistent with the terms of the Mortgage Loans (and, with respect to each Serviced Whole Loan, the related Serviced Companion Loan, as applicable, and the related Intercreditor Agreement) and applicable law, the applicable Master Servicer shall apply all Insurance and Condemnation Proceeds it receives on a day other than the Due Date to amounts due and owing under the related Mortgage Loan or Companion Loan as if such Insurance and Condemnation Proceeds were received on the Due Date immediately succeeding the month in which Insurance and Condemnation Proceeds were received and otherwise in accordance with Section 3.02(b)(ii) above.

(d)               In the event that the applicable Master Servicer or the applicable Special Servicer receives Excess Interest prior to the Determination Date for any Collection Period, or receives notice from the related Mortgagor that such Master Servicer or such Special Servicer will be receiving Excess Interest prior to the Determination Date for any Collection Period, such Master Servicer or such Special Servicer, as the case may be, shall notify the Trustee and the

Certificate Administrator two (2) Business Days prior to the related Distribution Date. None of the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any failure of the related Mortgagor to pay any Excess Interest or prepayment penalty. The preceding statements shall not, however, be construed to limit the provisions of Section 3.02(a).

(e)                With respect to any Mortgage Loan or any Serviced Pari Passu Companion Loan for which the related Mortgagor was required to escrow funds or to post a letter of credit related to obtaining certain performance objectives, such as targeted debt service coverage levels or leasing criteria with respect to the Mortgaged Property as a whole or particular portions thereof, if the mortgagee has the discretion under the applicable Mortgage Loan documents to retain the cash or letter of credit (or the proceeds of such letters of credit) as additional collateral if the relevant conditions to release are not satisfied, then the related Master Servicer may continue to hold such escrows or letters of credit (or the proceeds of such letters of credit) as additional collateral or use such funds to reduce the principal balance of the related Mortgage Loan or Serviced Pari Passu Companion Loan (to the extent the related Mortgage Loan documents allow such action), unless holding or application of such funds would otherwise be inconsistent with the Mortgage Loan documents or the Servicing Standard.

(f)                 Promptly following the Closing Date, in the case of any Non-Serviced Whole Loan and, with respect to the Servicing Shift Mortgage Loan, promptly following receipt of notice in connection with the Servicing Shift Securitization Date, the Certificate Administrator shall send written notice (in the form attached hereto as Exhibit T) to the related Non-Serviced Master Servicer (with a copy to any other applicable party set forth on the schedule of addresses to Exhibit T) stating that, as of such date, the Trustee is the holder of the related Non-Serviced Mortgage Loan and directing such Non-Serviced Master Servicer to remit to the applicable Master Servicer all amounts payable to, and to forward, deliver or otherwise make available, as the case may be, to the applicable Master Servicer all reports, statements, documents, communications and other information that are to be forwarded, delivered or otherwise made available to, the holder of such Non-Serviced Mortgage Loan under the related Non-Serviced Intercreditor Agreement and the related Non-Serviced PSA. The applicable Master Servicer shall, within two (2) Business Days of receipt of properly identified funds, deposit into the Collection Accounts all amounts received with respect to the related Non-Serviced Mortgage Loan, the related Non-Serviced Mortgaged Property or any related REO Property.

Section 3.03          Collection of Taxes, Assessments and Similar Items; Servicing Accounts. (a) Each Master Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all Escrow Payments received by it shall be deposited and retained, and shall administer such Servicing Accounts in accordance with the related Mortgage Loan documents and, if applicable, the Companion Loan documents. Any Servicing Account related to a Serviced Whole Loan shall be held for the benefit of the Certificateholders and the related Serviced Companion Noteholders collectively, but this shall not be construed to modify the respective interests of any noteholder therein as set forth in the related Intercreditor Agreement. Amounts on deposit in Servicing Accounts may only be invested in accordance with the terms of the related Mortgage Loan documents and Companion Loan documents, or in Permitted Investments in accordance with the provisions of Section 3.06. Servicing Accounts shall be Eligible Accounts to the extent permitted by the terms of the related Mortgage Loan documents. Withdrawals of amounts so deposited from a Servicing Account may be made only to: (i) effect payment of items for which Escrow Payments were collected and comparable items; (ii) reimburse the Trustee and then the applicable Master Servicer, if applicable, for any Servicing Advances; (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest to Mortgagors on balances in the Servicing Account, if required by applicable law or the terms of the related Mortgage Loan or Companion Loan and as described below or, if not so required, to the applicable Master Servicer; (v) after the occurrence of an event of default under the related Mortgage Loan or Companion Loan, apply amounts to the indebtedness under the applicable Mortgage Loan or Companion Loan; (vi) withdraw amounts deposited in error; (vii) pay Penalty Charges to the extent permitted by the related Mortgage Loan documents; or (viii) clear and terminate the Servicing Account at the termination of this Agreement in accordance with Section 9.01. As part of its servicing duties, the applicable Master Servicer shall pay or cause to be paid to the related Mortgagors interest on funds in Servicing Accounts, to the extent required by law or the terms of the related Mortgage Loan or Companion Loan; provided, however, that in no event shall the applicable Master Servicer be required to remit to any Mortgagor any amounts in excess of actual net investment income or funds in the related Servicing Account. If allowed by the related Mortgage Loan documents and applicable law, the applicable Master Servicer may charge the related Mortgagor an administrative fee for maintenance of the Servicing Accounts.

(b)               The applicable Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the applicable Master Servicer, in the case of all other related Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each related Serviced Companion Loan, shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of real estate taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums and any ground rents payable in respect thereof. The applicable Special Servicer, in the case of REO Loans (other than any REO Loan succeeding a Non-Serviced Mortgage Loan), and the applicable Master Servicer, in the case of all other related Mortgage Loans (other than a Non-Serviced Mortgage Loan) and each related Serviced Companion Loan, shall use reasonable efforts consistent with the Servicing Standard to obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect payment thereof from the REO Account or by the applicable Master Servicer as Servicing Advances prior to the applicable penalty or termination date and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items, employing for such purpose Escrow Payments (which shall be so applied by the applicable Master Servicer at the written direction of the applicable Special Servicer in the case of REO Loans) as allowed under the terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Companion Loan. Other than with respect to any Non-Serviced Mortgage Loan, the applicable Master Servicer shall service and administer any reserve accounts (including monitoring, maintaining or changing the amounts of required escrows) in accordance with the terms of such Mortgage Loan and the related Serviced Companion Loan, as applicable, and the Servicing Standard. To the extent that a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, does not require a Mortgagor to escrow for the payment of real estate taxes, assessments, insurance premiums, ground rents (if applicable) and similar items, the applicable Special Servicer, in the case of REO Loans, and the applicable Master Servicer, in the case of all other such Mortgage Loans or Companion Loan, as applicable, that it is responsible for servicing hereunder, shall use reasonable efforts consistent with the Servicing Standard to cause the Mortgagor to comply with its obligation to make payments in respect of such items at the time they first become due and, in any event, prior to the institution of foreclosure or similar proceedings with respect to the related Mortgaged Property for nonpayment of such items.

(c)                In accordance with the Servicing Standard and for each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and each Serviced Whole Loan, as applicable, the applicable Master Servicer shall advance all such funds as are necessary for the purpose of effecting the payment of (i) real estate taxes, assessments and other similar items that are or may become a lien thereon, (ii) ground rents (if applicable) and (iii) premiums on Insurance Policies, in each instance if and to the extent Escrow Payments collected from the related Mortgagor (or related REO Revenues, if applicable) are insufficient to pay such item when due and the related Mortgagor has failed to pay such item on a timely basis, and provided, however, that the particular advance would not, if made, constitute a Nonrecoverable Servicing Advance and provided, further, however, that with respect to the payment of taxes and assessments, the applicable Master Servicer shall not be required to make such advance until the later of (i) five (5) Business Days after such Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, has received confirmation that such item has not been paid and (ii) the date prior to the date after which any penalty or interest would accrue in respect of such taxes or assessments. The applicable Special Servicer shall give the applicable Master Servicer and the Trustee no less than five (5) Business Days’ written (facsimile or electronic) notice before the date on which such Master Servicer is requested to make any Servicing Advance with respect to a given Specially Serviced Loan or REO Property; provided, however, that only two (2) Business Days’ written (facsimile or electronic) notice shall be required in respect of Servicing Advances required to be made on an emergency or urgent basis provided, further, that the applicable Special Servicer shall not be entitled to make such a request (other than for Servicing Advances required to be made on an urgent or emergency basis) more frequently than once per calendar month (although such request may relate to more than one Servicing Advance). The applicable Master Servicer may pay the aggregate amount of such Servicing Advances listed on a monthly request to the applicable Special Servicer, in which case such Special Servicer shall remit such Servicing Advances to the ultimate payees. The applicable Special Servicer shall have no obligation to make any Servicing Advances; provided that in an urgent or emergency situation requiring the making of a Servicing Advance, such Special Servicer may make a Servicing Advance in its sole discretion. Within five (5) Business Days of making such a Servicing Advance, the applicable Special Servicer shall deliver to the applicable Master Servicer a request for reimbursement for such Servicing Advance, along with all information and documentation in such Special Servicer’s possession regarding the subject Servicing Advance as such Master Servicer may reasonably request, and such Master Servicer shall be obligated, out of such Master Servicer’s own funds, to reimburse such Special Servicer for any unreimbursed Servicing Advances (other than Nonrecoverable Servicing Advances) made by such Special Servicer pursuant to the terms hereof, together with interest thereon at the Reimbursement Rate from the date made to, but not including, the date of reimbursement. Such reimbursement and any accompanying payment of interest shall be made within five (5) Business Days of the written request therefor pursuant to the preceding sentence by wire transfer of immediately available funds to an account designated in writing by such Special Servicer. Upon the applicable Master Servicer’s reimbursement to the applicable Special Servicer of any

Servicing Advance and payment to such Special Servicer of interest thereon, all in accordance with this Section 3.03, such Master Servicer shall for all purposes of this Agreement be deemed to have made such Servicing Advance at the same time as such Special Servicer actually made such Servicing Advance, and accordingly, such Master Servicer shall be entitled to be reimbursed for such Servicing Advance, together with interest thereon at the Reimbursement Rate, at the same time, in the same manner and to the same extent as such Master Servicer would otherwise have been entitled if it had actually made such Servicing Advance at the time such Special Servicer did. Notwithstanding the foregoing provisions of this Section 3.03(c), the applicable Master Servicer shall not be required to reimburse the applicable Special Servicer out of its own funds for, or to make at the direction of such Special Servicer, any Servicing Advance if such Master Servicer determines in its reasonable judgment that such Servicing Advance, although not characterized by such Special Servicer as a Nonrecoverable Servicing Advance, is in fact a Nonrecoverable Servicing Advance. The applicable Master Servicer shall notify such Special Servicer in writing of such determination and, if applicable, such Nonrecoverable Servicing Advance shall instead be reimbursed to such Special Servicer pursuant to Section 3.05 of this Agreement.

Any request by a Special Servicer that the applicable Master Servicer make a Servicing Advance shall be deemed to be a determination by such Special Servicer that such requested Servicing Advance is not a Nonrecoverable Servicing Advance, and such Master Servicer and the Trustee shall be entitled to conclusively rely on such determination, provided that the determination shall not be binding on such Master Servicer or Trustee. On the first Business Day after the Determination Date for the related Distribution Date, the applicable Special Servicer shall report to the applicable Master Servicer if such Special Servicer determines any Servicing Advance previously made by such Master Servicer with respect to a Specially Serviced Loan or REO Loan is a Nonrecoverable Servicing Advance. Such Master Servicer shall be entitled to conclusively rely on such a determination, and such determination shall be binding upon such Master Servicer, and shall in no way limit the ability of such Master Servicer in the absence of such determination to make its own determination that any Advance is a Nonrecoverable Advance. If the applicable Special Servicer makes a determination that only a portion of, and not all of, any previously made or proposed Servicing Advance is a Nonrecoverable Advance, the applicable Master Servicer shall have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed Servicing Advance is a Nonrecoverable Advance. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed Servicing Advance with respect to a Serviced Whole Loan, if made, or any outstanding Servicing Advance with respect to a Serviced Whole Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the Master Servicer or the Trustee, as applicable, shall provide the applicable Other Servicer written notice of such determination within two (2) Business Days of the date of such determination. Any such determination by the applicable Special Servicer that such Servicing Advance is or would be a Nonrecoverable Servicing Advance shall be binding on the applicable Master Servicer and the Trustee. All such Advances shall be reimbursable in the first instance from related collections from the Mortgagors and further as provided in Section 3.05(a). No costs incurred by a Master Servicer or a Special Servicer in effecting the payment of real estate taxes, assessments and, if applicable, ground rents on or in respect of the Mortgaged Properties shall, for purposes hereof, including, without limitation, the Certificate Administrator’s calculation of monthly distributions to Certificateholders, be added to the unpaid principal balances of the related Mortgage Loans, any related Serviced Companion Loan, if applicable, notwithstanding that the terms of such Mortgage Loans, related Serviced Companion Loan, if applicable, so permit. If a Master Servicer fails to make any required Servicing Advance as and when due (including any applicable cure periods), to the extent the Trustee has actual knowledge of such failure, the Trustee shall make such Servicing Advance pursuant to Section 7.05. Notwithstanding anything herein to the contrary, no Servicing Advance shall be required hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance. In addition, the Master Servicers shall consider Unliquidated Advances in respect of prior Servicing Advances for purposes of nonrecoverability determinations. The Special Servicers shall have no obligation to make any Servicing Advances under this Agreement.

Notwithstanding anything to the contrary contained in this Section 3.03(c), the applicable Master Servicer may in its good faith judgment elect (but shall not be required unless directed by the applicable Special Servicer with respect to Specially Serviced Loans and REO Loans) to make a payment from amounts on deposit in its Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by a Companion Paying Agent, if applicable) (which shall be deemed first made from amounts distributable as principal and then from all other amounts comprising general collections) to pay for certain expenses set forth below notwithstanding that the applicable Master Servicer (or the applicable Special Servicer, as the case may be) has determined that a Servicing Advance with respect to such expenditure would be a Nonrecoverable Servicing Advance (unless, with respect to Specially Serviced Loans or REO Loans, the applicable Special Servicer has notified the applicable Master Servicer to not make such expenditure), where making such expenditure would prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan or Serviced Companion Loan; provided that in each instance, the applicable Master Servicer or the applicable Special Servicer, as the case may be, determines in accordance with the Servicing Standard (as evidenced by an Officer’s Certificate delivered to the Trustee) that making such expenditure is in the best interest of the Certificateholders (and, if applicable, the Companion Holders), all as a collective whole (taking into account the pari passu nature of any Companion Loans). The applicable Master Servicer or the Trustee may elect to obtain reimbursement of Nonrecoverable Servicing Advances from the Trust pursuant to the terms of Section 3.17(c). The parties acknowledge that pursuant to the applicable Non-Serviced PSA, the applicable Non-Serviced Master Servicer is obligated to make servicing advances with respect to the related Non-Serviced Whole Loan. The applicable Non-Serviced Master Servicer shall be entitled to reimbursement for nonrecoverable servicing advances with respect to such Non-Serviced Whole Loan (with, in each case, any accrued and unpaid interest thereon provided for under the applicable Non-Serviced PSA) in the manner set forth in the applicable Non-Serviced PSA and the applicable Non-Serviced Intercreditor Agreement.

(d)               In connection with its recovery of any Servicing Advance out of the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) pursuant to Section 3.05(a), the Trustee, the applicable Special Servicer and then the applicable Master Servicer, as the case may be and in that order, shall be entitled to receive, out of any amounts then on deposit in the applicable Collection Account interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such Servicing Advance from the date made to, but not including, the date of reimbursement. Subject to Section 3.17(c), the applicable Master Servicer shall reimburse itself, the applicable Special Servicer or the Trustee, as the case may be, for any outstanding Servicing Advance as soon as practically possible after funds available for such purpose are deposited in the applicable Collection Account (or any Companion Distribution Account maintained as a subaccount thereof by the Companion Paying Agent, if applicable) subject to the applicable Master Servicer’s or the Trustee’s options and rights to defer recovery of such amounts as provided herein; provided, however, that such Master Servicer’s or Trustee’s options and rights to defer recovery of such amounts shall not alter such Master Servicer’s obligation to reimburse such Special Servicer for any outstanding Servicing Advance as provided for in this sentence. To the extent amounts on deposit in the Companion Distribution Account with respect to the related Companion Loan are insufficient for any such reimbursement, the applicable Master Servicer shall use efforts in accordance with the Servicing Standard to enforce the rights of the holder of the related Mortgage Loan under the related Intercreditor Agreement to obtain any reimbursement available from the holder of the related Companion Loan.

(e)                To the extent an operations and maintenance plan is required to be established and executed pursuant to the terms of a Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable Master Servicer shall request from the Mortgagor written confirmation thereof within a reasonable time after the later of the Closing Date and the date as of which plan is required to be established or completed. To the extent any repairs, capital improvements, actions or remediations are required to have been taken or completed pursuant to the terms of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), the applicable Master Servicer shall request from the Mortgagor written confirmation of such actions and remediations within a reasonable time after the later of the Closing Date and the date as of which action or remediations are required to be or to have been taken or completed. To the extent a Mortgagor shall fail to promptly respond to any inquiry described in this Section 3.03(e), the applicable Master Servicer shall report any such failure to the applicable Special Servicer within a reasonable time after the date as of which actions or remediations are required to be or to have been taken or completed.

Section 3.04          The Collection Accounts, the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Companion Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the Retained Certificate Gain-on-Sale Reserve Account. (a) Each Master Servicer shall establish and maintain, or cause to be established and maintained, a Collection Account in which such Master Servicer shall deposit or cause to be deposited on a daily basis and in no event later than the second Business Day following receipt of available and properly identified funds (in the case of payments by Mortgagors or other collections on the Mortgage Loans or Companion Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it subsequent to the Cut-off Date (other than in respect of principal and interest on the Mortgage Loans or Companion Loans due and payable on or before the Cut-off Date, which payments shall be delivered promptly to the appropriate Mortgage Loan Seller or its respective designee and other than any amounts received from Mortgagors which are received in connection with the purchase of defeasance collateral), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a period subsequent thereto, in each case, with respect to the Mortgage Loans for which it acts as Master Servicer:

(i)                  all payments on account of principal, including Principal Prepayments on the Mortgage Loans or principal prepayments on Serviced Companion Loans;

(ii)                all payments on account of interest on the Mortgage Loans or the Serviced Companion Loans, including Excess Interest, Prepayment Premiums, Yield Maintenance Charges and Default Interest;

(iii)               late payment charges and other Penalty Charges to the extent required to offset interest on Advances and additional expenses of the Trust (including Special Servicing Fees, Workout Fees or Liquidation Fees) as required by Section 3.11(d);

(iv)              all Insurance and Condemnation Proceeds and Liquidation Proceeds (other than Gain-on-Sale Proceeds or Non-Serviced Gain-on-Sale Proceeds) received in respect of any Mortgage Loan, Serviced Companion Loan or REO Property (other than (A) Liquidation Proceeds that are received in connection with the purchase by the applicable Master Servicer, the applicable Special Servicer, the Holder of the majority of the Controlling Class, or the Holders of the Class R Certificates of all the Mortgage Loans and any REO Properties in the Trust Fund and that are to be deposited in the Lower-Tier REMIC Distribution Account pursuant to Section 9.01 and (B) any proceeds that are received in connection with the purchase, if any, of a Serviced Pari Passu Companion Loan from a securitization by the related mortgage loan seller, which shall be paid directly to the servicer of such securitization) together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans;

(v)                any amounts required to be transferred from the applicable REO Account pursuant to Section 3.14(c);

(vi)              any amounts required to be deposited by either Master Servicer pursuant to Section 3.06 in connection with losses incurred with respect to Permitted Investments of funds held in its Collection Account; and

(vii)             any amounts required to be deposited by either Master Servicer or either Special Servicer pursuant to Section 3.07(b) in connection with losses resulting from a deductible clause in a blanket hazard or master single interest policy.

Notwithstanding the foregoing requirements, a Master Servicer need not deposit into its Collection Account any amount that such Master Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.05 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in its Collection Account and then withdrawn.

The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Mortgagors in the nature of Escrow Payments, charges for beneficiary statements or demands, assumption fees, modification fees, extension fees, defeasance fees, amounts collected for Mortgagor checks returned for insufficient funds or other amounts either Master Servicer or either Special Servicer would be entitled to retain as additional servicing compensation need not be deposited by such Master Servicer in its Collection Account. If either Master Servicer shall deposit in its Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from its Collection Account, any provision herein to the contrary notwithstanding. Assumption, extension and modification fees actually received from Mortgagors on Specially Serviced Loans shall be promptly delivered to the applicable Special Servicer as additional servicing compensation.

Upon receipt of any of the foregoing amounts in clauses (i) through (iv) above with respect to any Specially Serviced Loans, the applicable Special Servicer shall remit within one (1) Business Day such amounts to the applicable Master Servicer for deposit into the applicable Collection Account, in accordance with this Section 3.04(a), provided that to the extent any of the foregoing amounts are received after 2:00 p.m. (Eastern Time) on any given Business Day, the applicable Special Servicer shall use commercially reasonable efforts to remit such amounts within one (1) Business Day of receipt of such amount, but, in any event, the applicable Special Servicer shall remit such amounts to the applicable Master Servicer within two (2) Business Days of receipt of such amounts. Any such amounts received by the applicable Special Servicer with respect to an REO Property shall be deposited by such Special Servicer into its REO Account and remitted to the applicable Master Servicer for deposit into its Collection Account, pursuant to Section 3.14(c). With respect to any such amounts paid by check to the order of the applicable Special Servicer, such Special Servicer shall endorse without recourse or warranty such check to the order of the applicable Master Servicer and shall promptly deliver any such check to such Master Servicer by overnight courier. Funds in the Collection Accounts may only be invested in Permitted Investments in accordance with the provisions of Section 3.06. As of the Closing Date, the Collection Account for the General Master Servicer shall be located at the offices of Wells Fargo Bank, National Association. As of the Closing Date, the Collection Account for the NCB Master Servicer shall be located at the offices of Wells Fargo Bank, National Association. Each Master Servicer shall give written notice to the Trustee, the Special Servicers, the Certificate Administrator and the Depositor of the new location of its Collection Account prior to any change thereof.

(b)               The Certificate Administrator, on behalf of the Trustee, shall establish and maintain (i) the Lower-Tier REMIC Distribution Account, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account in trust for the benefit of the Certificateholders (other than the Holders of the Class V Certificates), (ii) the Upper Tier REMIC Distribution Account in trust for the benefit of the Certificateholders (other than the Holders of the Class V Certificates), and (iii) the Excess Interest Distribution Account in trust for the benefit of the Holders of the Class V Certificates and the RR Interest. Each Master Servicer shall deliver to the Certificate Administrator each month on or before the P&I Advance Date therein, for deposit (x) in the Lower-Tier REMIC Distribution Account, that portion of the Aggregate Available Funds attributable to the Mortgage Loans for which it acts as Master Servicer (in each case, calculated without regard to clauses (a)(iii)(B), (a)(iv), (c), (d) and (e) of the definition of Aggregate Available Funds) for the related Distribution Date and (y) in the Excess Interest Distribution Account all Excess Interest for the related Distribution Date then on deposit in the applicable Collection Account maintained by the applicable Master Servicer after giving effect to withdrawals of funds pursuant to Section 3.05(a)(ii). For the avoidance of doubt, so long as Wells Fargo Bank, National Association is the Certificate Administrator, all funds held in the Distribution Account, the Interest Reserve Account and the Excess Interest

Distribution Account shall remain uninvested. The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(j) of this Agreement.

With respect to the Serviced Companion Noteholders, the Companion Paying Agent shall establish and maintain the Companion Distribution Account, which may be a subaccount of the related Collection Account, for distributions to the Serviced Companion Noteholders. Funds in the Companion Distribution Account shall be held for the benefit of the related Serviced Companion Noteholders. The Companion Paying Agent shall separately track for each Serviced Companion Loan all amounts deposited in the Companion Distribution Account with respect to such Serviced Companion Loan. On each Serviced Whole Loan Remittance Date, (1) first, the applicable Master Servicer shall withdraw from its Collection Account (or applicable portion thereof) an aggregate amount equal to all payments and/or collections actually received on, and payable in respect of, the applicable Serviced Companion Loan prior to such date and deposit such amount in the Companion Distribution Account; provided, however, that in no event shall the applicable Master Servicer be required to transfer to the Companion Distribution Account any portion thereof that is payable or reimbursable to or at the direction of any party to this Agreement under the other provisions of this Agreement and/or the related Intercreditor Agreement; and (2) then, the Companion Paying Agent shall make the payments and remittance described in Section 4.01(k). With respect to any Serviced Whole Loan, in the event the applicable Master Servicer has received written notice that an Other Servicer or Other Trustee has made an advance of a monthly debt service payment on a related Serviced Pari Passu Companion Loan and such Master Servicer subsequently receives Late Collections in respect of such advanced payment, such Master Servicer shall remit to the applicable Other Servicer or Other Trustee, within two (2) Business Days following receipt of such Late Collections in properly identified funds, the amount allocable to such Serviced Pari Passu Companion Loan in accordance with the terms of this Agreement and the related Intercreditor Agreement.

The Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account, may be subaccounts of a single Eligible Account, which shall be maintained as a segregated account separate from other accounts.

In addition to the amounts required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to this Section 3.04, each Master Servicer shall, as and when required hereunder, deliver to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account:

(i)                any amounts required to be deposited by such Master Servicer pursuant to Section 3.17(a) as Compensating Interest Payments (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) in connection with Prepayment Interest Shortfalls;

(ii)              any P&I Advances required to be made by such Master Servicer in accordance with Section 4.03;

(iii)            any Liquidation Proceeds paid by such Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates in connection with the purchase of all of the Mortgage Loans and any REO Properties in the Trust Fund pursuant to Section 9.01 (exclusive of that portion thereof required to be deposited in the applicable Collection Account pursuant to Section 9.01);

(iv)            any Prepayment Premiums and Yield Maintenance Charges with respect to the Mortgage Loans actually collected; and

(v)              any other amounts required to be so delivered for deposit in the Lower-Tier REMIC Distribution Account pursuant to any provision of this Agreement.

If, as of the close of business (New York City time) on any P&I Advance Date or on such other date as any amount referred to in the foregoing clauses (i) through (v) or any Excess Interest are required to be delivered hereunder, the applicable Master Servicer shall not have delivered to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, the amounts required to be deposited therein pursuant to the provisions of this Agreement (including any P&I Advance with respect to the Mortgage Loans, pursuant to Section 4.03(a)), the applicable Master Servicer shall pay the Certificate Administrator interest on such late payment at the Prime Rate from and including the date such payment was required to be made (without regard to any Grace Period set forth in Section 7.01(a)(i)) until (but not including) the date such late payment is received by the Certificate Administrator.

The Certificate Administrator shall, upon receipt, deposit in the Lower-Tier REMIC Distribution Account or the Excess Interest Distribution Account, as applicable, any and all amounts received by the Certificate Administrator that are required by the terms of this Agreement to be deposited therein by the applicable Master Servicer.

Promptly on each Distribution Date, the Certificate Administrator shall be deemed to withdraw from the Lower-Tier REMIC Distribution Account and deposit in the Upper-Tier REMIC Distribution Account an aggregate amount of immediately available funds equal to the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges for such Distribution Date allocated in payment of the Lower-Tier Regular Interests as specified in Section 4.01(a), Section 4.01(b) and Section 4.01(e), as applicable.

Funds on deposit in the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account or the Lower-Tier REMIC Distribution Account shall not be invested for so long as Wells Fargo Bank, National Association is the Certificate Administrator; provided, however, that such funds may be invested and, if invested, shall be invested by, and at the risk of, the Certificate Administrator (but only if the Certificate Administrator is not Wells Fargo Bank, National Association) in Permitted Investments selected by the party hereunder that maintains such account which shall mature, unless payable on demand, not later than such time on the Distribution Date which will allow the Certificate Administrator to make withdrawals from the Distribution Account, and any such Permitted Investment shall not be sold or disposed of prior to its maturity unless payable on demand. All such Permitted Investments to be administered by the Certificate Administrator, shall be made in the name of “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of Wilmington Trust, National Association, as Trustee for the Holders of the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 as their interests may appear”, or in the name of any successor trustee, as Trustee for the Holders of the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 as their interests may appear. None of the Trust, the Depositor, the Mortgagors, the Master Servicers or the Special Servicers shall be liable for any loss incurred on such Permitted Investments.

An amount equal to all income and gain realized from any such investment shall be paid to the Certificate Administrator as additional compensation and shall be subject to its withdrawal at any time from time to time. The amount of any losses incurred in respect of any such investments shall be for the account of the Certificate Administrator which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the Distribution Accounts, as the case may be, out of its own funds immediately as realized. If the Certificate Administrator deposits in or transfers to the Distribution Accounts, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Accounts, as the case may be, any provision herein to the contrary notwithstanding.

On the Closing Date, the Depositor shall deposit $250,000 with the Certificate Administrator, to be credited to the Legal Fee Reserve Account. Funds held in the Legal Fee Reserve Account shall remain uninvested. Annually, on or about April 1st beginning 2021 upon receipt by the Certificate Administrator from the Depositor of a legal invoice related to Commission compliance matters, the Certificate Administrator shall pay such legal invoice from and solely to the extent of funds then on deposit in the Legal Fee Reserve Account. Any such instruction shall be sent by email to cts.cmbs.bond.admin@wellsfargo.com, along with a copy of the invoice, and a subject line reference of “BANK-2021-BNK34- Legal Fee Reserve Account”. The Legal Fee Reserve Account will not be a part of the Trust Fund, either Trust REMIC or the Grantor Trust. The Depositor will be the beneficial owner of the Legal Fee Reserve Account for all federal income tax purposes, and shall be taxable on all income earned therefrom.

Upon the depletion of the Legal Fee Reserve Account, or if there are insufficient funds to pay any invoice, the Certificate Administrator shall notify the Depositor, and thereafter the Depositor shall pay any additional legal invoices from its own funds and the Certificate Administrator shall have no responsibility in connection therewith.

The Certificate Administrator shall have no responsibility for verifying the accuracy, reasonableness, or appropriateness of any invoice received. On the final Distribution Date, the Certificate Administrator shall pay to the Depositor any funds then remaining in the Legal Fee Reserve Account in accordance with directions provided by the Depositor.

As of the Closing Date, the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account and the Lower-Tier REMIC Distribution Account shall be located at the offices of the Certificate Administrator. The Certificate Administrator shall give notice to the Trustee, the Master Servicers and the Depositor of the proposed location of the Interest Reserve Account, the Excess Interest Distribution Account, the Upper-Tier REMIC Distribution Account, the Lower-Tier REMIC Distribution Account, and, if established, the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account prior to any change thereof.

For the avoidance of doubt, the Collection Accounts (other than (i) any portion holding Excess Interest and (ii) the Companion Distribution Account, if it is a sub-account of a Collection Account), the Lower-Tier REMIC Distribution Account, the Gain-on-Sale Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account, any Servicing Account, the REO Account and the Interest Reserve Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC; the Excess Interest Distribution Account (and any portion of the Collection Accounts holding Excess Interest) (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Grantor Trust for the benefit of the Holders of the Class V Certificates and the RR Interest; the Companion Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Companion Holders; and the Upper-Tier REMIC Distribution Account (including interest, if any, earned on the investment of funds such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

(c)                Prior to any Determination Date for the first Collection Period during which Excess Interest is received on any Mortgage Loan, and upon notification from a Master Servicer or a Special Servicer pursuant to Section 3.02(d), the Certificate Administrator, on behalf of the Certificateholders, shall establish and maintain the Excess Interest Distribution Account in its own name on behalf of the Trustee in trust for the benefit of the Holders of the Class V Certificates and the RR Interest, which shall be an asset of the Grantor Trust, but shall not be an asset of any Trust REMIC. The Excess Interest Distribution Account shall be established and maintained as an Eligible Account (or as a subaccount of an Eligible Account). Prior to the applicable Distribution Date, the applicable Master Servicer shall remit to the Certificate Administrator for deposit in the Excess Interest Distribution Account an amount equal to the Excess Interest received by such Master Servicer prior to the Determination Date for the applicable Collection Period.

(d)               Following the distribution of the applicable portions of Excess Interest to Holders of the Class V Certificates and the RR Interest, as applicable, on the first Distribution Date after which there are no longer any Mortgage Loans outstanding which pursuant to their terms could pay Excess Interest, the Certificate Administrator shall terminate the Excess Interest Distribution Account.

(e)                The Certificate Administrator shall establish (upon notice from the applicable Special Servicer of an event occurring that generates Gain-on-Sale Proceeds) and maintain (i) the Gain-on-Sale Reserve Account for the benefit of the Certificateholders (other than Holders of the RR Interest) and (ii) the Retained Certificate Gain-on-Sale Reserve Account

for the benefit of the Holders of the RR Interest. Each of the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account shall be maintained as an Eligible Account (or as a subaccount of an Eligible Account), separate and apart from trust funds for mortgage pass-through certificates of other series administered by the Certificate Administrator.

Upon the disposition of any REO Property, in accordance with Section 3.09 or Section 3.16, the applicable Special Servicer will calculate the Gain-on-Sale Proceeds, if any, realized that are allocable to the Mortgage Loan and any gain that is allocable to any related Serviced Companion Loan in connection with such sale and remit such funds to the applicable Master Servicer on the later of (x) the date that is on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified, along with a notation of the amount of Gain-on-Sale Proceeds in the CREFC® REO Liquidation Report. On the related Remittance Date, the applicable Master Servicer shall remit such funds that are allocable to the Mortgage Loan to the Certificate Administrator, who shall (i) deposit the Non-Retained Percentage of such funds into the Gain-on-Sale Reserve Account and (ii) deposit the Required Credit Risk Retention Percentage of such funds into the Retained Certificate Gain-on-Sale Reserve Account. Any gain on such disposition that is allocable to any related Companion Loan in accordance with the terms of the related Intercreditor Agreement shall be remitted to the Companion Paying Agent for deposit into the Companion Distribution Account.

(f)                 Any Non-Serviced Gain-on-Sale Proceeds received with respect to any Non-Serviced Mortgage Loan pursuant to the related Non-Serviced PSA shall be remitted to the Certificate Administrator as follows: (i) the Non-Retained Percentage of such funds for deposit into the Gain-on-Sale Reserve Account and (ii) the Required Credit Risk Retention Percentage of such funds for deposit into the Retained Certificate Gain-on-Sale Reserve Account.

(g)                If any Loss of Value Payments are received in connection with a Material Defect pursuant to or as contemplated by Section 3.05(g) of this Agreement, the applicable Special Servicer shall establish and maintain one or more non-interest bearing accounts (collectively, the “Loss of Value Reserve Fund”) to be held for the benefit of the Certificateholders, for purposes of holding such Loss of Value Payments. Each account that constitutes the Loss of Value Reserve Fund shall be an Eligible Account or a sub-account of an Eligible Account. The applicable Special Servicer shall, within two (2) Business Days of receipt of properly identified and available Loss of Value Payments, deposit in the Loss of Value Reserve Fund all Loss of Value Payments received by it. The Certificate Administrator shall account for the Loss of Value Reserve Fund as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not an asset of any Trust REMIC or the Grantor Trust. Furthermore, for all federal tax purposes, the Certificate Administrator shall (i) treat amounts paid out of the Loss of Value Reserve Fund through the Collection Accounts to the Certificateholders as paid to and distributed by the Trust REMICs and (ii) treat any amounts paid out of the Loss of Value Reserve Fund through the Collection Accounts to a Mortgage Loan Seller as distributions by the Trust to such Mortgage Loan Seller as beneficial owner of the Loss of Value Reserve Fund. The applicable Mortgage Loan Seller will be the beneficial owner of the Loss of Value Reserve Fund for all federal income tax purposes, and shall be taxable on all income earned thereon.

Section 3.05          Permitted Withdrawals from the Collection Accounts, the Distribution Accounts and the Companion Distribution Account. (a) Each Master Servicer may, from time to time, make withdrawals from its Collection Account (or the applicable subaccount of its Collection Account exclusive of the Companion Distribution Account) for any of the following purposes (the following not being an order of priority and without duplication of the same payment or reimbursement):

(i)                  (A) no later than 4:00 p.m., New York City time, on each P&I Advance Date, to remit to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account and the Excess Interest Distribution Account the amounts required to be remitted by such Master Servicer pursuant to the first paragraph of Section 3.04(b) or that may be applied to make P&I Advances pursuant to Section 4.03(a); and (B) pursuant to the second paragraph of Section 3.04(b), to remit to the Companion Paying Agent for deposit in the Companion Distribution Account the amounts required to be so deposited with respect to the Companion Loans;

(ii)                (A) to pay itself (or, with respect to any Transferable Servicing Interest, to pay Wells Fargo Bank, National Association if Wells Fargo Bank, National Association is no longer the General Master Servicer or NCB if NCB is no longer the NCB Master Servicer, any such interest pursuant to Section 3.11(a)) unpaid Servicing Fees in respect of each Mortgage Loan, Serviced Companion Loan, Specially Serviced Loan, and REO Loan, as applicable, the applicable Master Servicer’s rights to payment of Servicing Fees pursuant to this clause (ii)(A) with respect to any Mortgage Loan, related Serviced Companion Loan, Specially Serviced Loan or REO Loan, as applicable, being limited to amounts received on or in respect of such Mortgage Loan or related Serviced Companion Loan (whether in the form of payments, Liquidation Proceeds or Insurance and Condemnation Proceeds) or such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, (B) to pay the applicable Special Servicer any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees in respect of each Specially Serviced Loan or REO Loan or Corrected Loan, as applicable, and any expense incurred by such Special Servicer in connection with performing any inspections pursuant to Section 3.12(a), remaining unpaid first, out of related REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds and collections in respect of the related Specially Serviced Loan (provided that, in the case of such payment relating to a Serviced Whole Loan, such payment shall be made, subject to the terms of the related Intercreditor Agreement with respect to a Serviced Whole Loan, first, from any related AB Subordinate Companion Loan, as applicable, and then, pro rata and pari passu, from the related Mortgage Loan and any related Serviced Pari Passu Companion Loan, in accordance with their respective outstanding principal balances) and then out of general collections on the Mortgage Loans and REO Properties, (C) to pay the Operating Advisor (or the applicable Master Servicer, if applicable) any unpaid Operating Advisor Fees or Operating Advisor Consulting Fees in respect of each Mortgage Loan, Specially Serviced Loan or REO Loan (other than any related Companion Loan), as applicable, the Operating Advisor’s right to payment of the Operating Advisor Fee or Operating Advisor Consulting Fee pursuant to this clause (ii)(C) with respect to any Mortgage Loan, Specially Serviced Loan or REO Loan (other than any related Companion Loan), as applicable, being limited to amounts received on or in respect of such Mortgage Loan (whether in the form of payments, P&I Advances (solely with respect to the Operating Advisor Fee), Liquidation Proceeds or Insurance and Condemnation Proceeds), such REO Loan (whether in the form of REO Revenues, Liquidation Proceeds or Insurance and Condemnation Proceeds), that are allocable as recovery of interest thereon, and (D) to pay the Asset Representations Reviewer, any unpaid Asset Representations Reviewer Fee and (subject to Section 12.02(b)) Asset Representations Reviewer Asset Review Fee, if any, payable in connection with any Asset Review performed as a result of an Affirmative Asset Review Vote;

(iii)               to reimburse the Trustee and itself, as applicable (in that order), for unreimbursed P&I Advances, the applicable Master Servicer’s or the Trustee’s right to reimbursement pursuant to this clause (iii) being limited to amounts received which represent Late Collections of interest (net of the related Servicing Fee) on and principal of the particular Mortgage Loans and REO Loans with respect to which P&I Advances were made; provided that with respect to each Serviced Whole Loan, reimbursement of P&I Advances shall be made only from amounts collected with respect to the related Serviced Mortgage Loan and not from any amounts collected with respect to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan) prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the applicable Collection Account; provided, further, that if such P&I Advance with respect to a Mortgage Loan becomes a Workout-Delayed Reimbursement Amount, then the maker of such P&I Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such P&I Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties serviced by such Master Servicer on deposit in its Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (iv) below; and provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(iv)              to reimburse the Trustee, the applicable Special Servicer and itself, as applicable (in that order), for unreimbursed Servicing Advances, the applicable Master Servicer’s, the applicable Special Servicer’s or the Trustee’s respective rights to receive payment pursuant to this clause (iv) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any related Companion Loan or any REO Property being limited to, as applicable, related payments, Liquidation Proceeds, Insurance and Condemnation Proceeds and REO Revenues (provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursements shall be made, subject to the terms of the related Intercreditor Agreement with respect to a Serviced Whole Loan, first, from any related AB Subordinate Companion Loan (if any) and then, pro rata and pari passu, from the related Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan)), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the applicable Collection Account related to any Mortgage Loan; provided, however, that if such Servicing Advance becomes a Workout-Delayed Reimbursement Amount, then the maker of such Servicing Advance shall additionally, but without duplication, thereafter be entitled to reimbursement for such Servicing Advance from the portion of general collections and recoveries on or in respect of the Mortgage Loans and REO Properties serviced by such Master Servicer on deposit in the applicable Collection Account from time to time that represent collections or recoveries of principal to the extent provided in clause (v) below; provided, further, that if such Advance becomes a Nonrecoverable Advance, then such Advance shall be reimbursable pursuant to clause (v) below;

(v)                to reimburse the Trustee, the applicable Special Servicer and itself, as applicable (in that order) (1) for Nonrecoverable Advances first, out of REO Revenues, Liquidation Proceeds and Insurance and Condemnation Proceeds, if any, received on the related Mortgage Loan and any related Companion Loan (with respect to such Companion Loan, only for Nonrecoverable Servicing Advances made with respect thereto), then, out of the principal portion of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, then, to the extent the principal portion of general collections is insufficient and with respect to such excess only, subject to any exercise of the sole option to defer reimbursement thereof pursuant to Section 3.17(c), out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, (2) for Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer net of such amounts being reimbursed pursuant to (1) above; (provided that, in case of such reimbursement of a Nonrecoverable Servicing Advance relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement with respect to a Serviced Whole Loan, first, from any related AB Subordinate Companion Loan (if any) and then, pro rata and pari passu, from the related Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances and provided, further, that, in case of such reimbursement with respect to Nonrecoverable Servicing Advances relating to a Serviced Whole Loan, such reimbursement shall be made as described above in this subclauses (1) and (2) of this clause (v), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the applicable Collection Account; provided, further, that with respect to a Serviced Mortgage Loan, reimbursement of Nonrecoverable P&I Advances from funds collected from the related Serviced Whole Loan shall be made only from amounts collected with respect to such Serviced Mortgage Loan (and not from any amounts collected with respect to the related Serviced Companion Loan), in accordance with the terms of the related Intercreditor Agreement (provided that, with respect to any AB Subordinate Companion Loan, the foregoing with respect to Nonrecoverable Servicing Advances and Nonrecoverable P&I Advances shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced Mortgage Loan, any Serviced Pari Passu Companion Loans and AB Subordinate Companion Loan), prior to reimbursement from other funds unrelated to such Serviced Whole Loan on deposit in the Collection Accounts related to any Mortgage Loan) or (3) to pay itself, with respect to any Mortgage Loan, any related Companion Loan, if applicable, or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (ii) above following a Final Recovery Determination made with respect to such Mortgage Loan or REO Property and the deposit into the Collection Accounts of all amounts received in connection therewith;

(vi)              at such time as it reimburses the Trustee and itself, as applicable (in that order) or any Other Trustee or Other Servicer for a related securitization trust in respect of any Serviced Pari Passu Companion Loan for (a) any unreimbursed P&I Advance (including any such P&I Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iii) or clause (v) above, to pay itself and/or the Trustee or such other servicing party, as applicable, any interest accrued and payable thereon in accordance with Section 4.03(d) or Section 3.11(d), (b) any unreimbursed Servicing Advances (including any such Servicing Advance that constitutes a Workout-Delayed Reimbursement Amount) pursuant to clause (iv) or clause (v) above, to pay itself, the applicable Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon in accordance with Section 3.03(d) or Section 3.11(d) or (c) any Nonrecoverable Advances pursuant to clause (v) above, to pay itself, the applicable Special Servicer or the Trustee, or Other Trustee or Other Servicer as the case may be, any interest accrued and payable thereon; provided that in all events, subject to the related Intercreditor Agreement, interest on P&I Advances on any Serviced Mortgage Loan shall not be paid from funds actually distributable to any related Serviced Companion Loan (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan);

(vii)             to reimburse itself, the applicable Special Servicer or the Trustee, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any Material Defect giving rise to a repurchase or substitution obligation of the applicable Mortgage Loan Seller or any other obligation of the Mortgage Loan Seller under Section 4 of the applicable Mortgage Loan Purchase Agreement, including, without limitation, any expenses arising out of the enforcement of the repurchase or substitution obligation or any other obligation of the Mortgage Loan Seller, each such Person’s right to reimbursement pursuant to this clause (vii) with respect to any Mortgage Loan being limited to that portion of the Purchase Price, the Loss of Value Payment or Substitution Shortfall Amount paid with respect to such Mortgage Loan, that represents such expense in accordance with clause (iv) of the definition of Purchase Price;

(viii)           in accordance with Section 2.03(f), to reimburse itself or the applicable Special Servicer, as the case may be, first, out of Liquidation Proceeds, Insurance and Condemnation Proceeds, if any, with respect to the related Mortgage Loan or REO Loan, and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer, for any unreimbursed expense reasonably incurred by such Person in connection with the enforcement of the applicable Mortgage Loan Seller’s obligations under Section 4 of the applicable Mortgage Loan Purchase Agreement, but only to the extent that such expenses are not reimbursable pursuant to clause (vii) above or otherwise; provided that, in case of such reimbursement out of Liquidation Proceeds, and Insurance and Condemnation Proceeds described above relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement with respect to a Serviced Whole Loan, first, from any related AB Subordinate Companion Loan and then, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(ix)              to pay for costs and expenses incurred by the Trust pursuant to Section 3.09(c) first, out of REO Revenues, Liquidation Proceeds, Insurance and Condemnation Proceeds with respect to the related Mortgage Loan, Serviced Companion Loan or REO Loan and then out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer; provided that, in case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement with respect to a Serviced Whole Loan, first, from any related AB Subordinate Companion Loan and then, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loan;

(x)                to pay itself, as additional servicing compensation in accordance with Section 3.11(a), (a) (1) interest and investment income earned in respect of amounts relating to the Trust Fund held in its Collection Account and the Companion Distribution Account as provided in Section 3.06(b) (but only to the extent of the Net Investment Earnings with respect to its Collection Account and the Companion Distribution Account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date) and (2) Penalty Charges (other than Penalty Charges collected while the related Mortgage Loan and any related Serviced Companion Loan is a Specially Serviced Loan), but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Mortgage Loan and any related Serviced Companion Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d); and (b) to pay the applicable Special Servicer, as additional servicing compensation in accordance with Section 3.11(d), Penalty Charges collected on Specially Serviced Loans (but only to the extent collected from the related Mortgagor and to the extent that all amounts then due and payable with respect to the related Specially Serviced Loan have been paid and such Penalty Charges are not needed to pay interest on Advances or costs and expenses incurred by the Trust (including Special Servicing Fees, Liquidation Fees and Workout Fees) in accordance with Section 3.11(d));

(xi)              to recoup any amounts deposited in its Collection Account in error;

(xii)             to pay itself, the applicable Special Servicer, the Depositor, the Operating Advisor, the Asset Representations Reviewer or any of their respective directors, officers, members, managers, employees and agents, or CREFC®, as the case may be, out of general collections, any amounts payable to any such Person pursuant to Section 3.11(g), Section 6.04(a) or Section 6.04(b); provided that, in the case of such reimbursement (other than a reimbursement of any amounts payable to CREFC®) relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement, with respect to a Serviced Whole Loan, first, from any related AB Subordinate Companion Loan and then, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiii)           to pay for (a) the cost of the Opinions of Counsel contemplated by Sections 3.09(b), 3.14(a), 3.15(b), 3.18(b), 3.18(d), 3.18(i), 3.18(m), Section 5.08(a) and 10.01(f) to the extent payable out of the Trust Fund, (b) the cost of any Opinion of Counsel contemplated by Section 13.01(a) or Section 13.01(c) in connection with an amendment to this Agreement requested by the Trustee or the applicable Master Servicer, which amendment is in furtherance of the rights and interests of Certificateholders and (c) the cost of obtaining the REO Extension contemplated by Section 3.14(a); provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement (i) with respect to the related Serviced Pari Passu Whole Loan, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances or (ii) with respect to a Serviced AB Whole Loan, first, from the related AB Subordinate Companion Loan (if any) and then, from the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan), in each case, prior to being payable out of general collections with respect to the Mortgage Loans;

(xiv)           to pay out of general collections on the Mortgage Loans and the REO Properties serviced by such Master Servicer any and all federal, state and local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee is liable therefor pursuant to Section 10.01(g);

(xv)            to reimburse the Certificate Administrator out of general collections on the Mortgage Loans and REO Properties serviced by such Master Servicer for expenses incurred by and reimbursable to it by the Trust pursuant to Section 10.01(c);

(xvi)           to pay the applicable Mortgage Loan Seller or any other Person, with respect to each Mortgage Loan, if any, previously purchased by such Person pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase relating to periods after the date of purchase; or, in the case of the substitution for a Mortgage Loan by a Mortgage Loan Seller as contemplated by Section 2.03(b), to pay such Mortgage Loan Seller with respect to the replaced Mortgage Loan all amounts received thereon subsequent to the date of substitution, and with respect to the related Qualified Substitute Mortgage Loan(s), all Periodic Payments due thereon during or prior to the month of substitution, in accordance with Section 2.03(b);

(xvii)         to remit to the Certificate Administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to Section 3.21;

(xviii)        to reimburse the Operating Advisor for any Operating Advisor Expenses incurred by and reimbursable to it by the Trust pursuant to Section 3.26(i);

(xix)           [RESERVED];

(xx)            so long as such Master Servicer has received notice of the applicable Uncovered Amount on or before the related Determination Date, to pay or reimburse the applicable Person for any Uncovered Amount in respect of the other Master Servicer’s Collection Account, any such Person’s right to payment or reimbursement for any such Uncovered Amount being limited to any general funds in the subject Master Servicer’s Collection Account that are not otherwise to be applied to make any of the payments or reimbursements contemplated to be made out of the subject Master Servicer’s Collection Account pursuant to any of clauses (i) – (xviii) above;

(xxi)           to remit to the Companion Paying Agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to Section 3.04(b)

without duplication of amounts remitted to the Companion Paying Agent pursuant to clause (i) above;

(xxii)         to clear and terminate its Collection Account at the termination of this Agreement pursuant to Section 9.01; and

(xxiii)        to pay for any expenditures to be borne by the Trust pursuant to the third paragraph of Section 3.03(c).

Each Master Servicer shall also be entitled to make withdrawals from time to time, from its Collection Account of amounts necessary for the payments or reimbursement of amounts required to be paid to the applicable Non-Serviced Trust, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer, the applicable Non-Serviced Trustee, the applicable Non-Serviced Paying Agent or any other applicable party to the applicable Non-Serviced PSA by the holder of a Non-Serviced Mortgage Loan pursuant to or as contemplated by this Agreement, the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA.

Each Master Servicer shall keep and maintain separate accounting records, on a loan-by-loan and, when appropriate, on a property-by-property basis, for the purpose of justifying any withdrawal from its Collection Account.

Each Master Servicer shall pay to the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer from its Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of such Special Servicer, or an officer of the Operating Advisor or the Asset Representations Reviewer or a Responsible Officer of the Trustee or the Certificate Administrator describing the item and amount to which such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer is entitled. The applicable Master Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The applicable Special Servicer shall keep and maintain separate accounting for each Specially Serviced Loan and REO Loan, on a loan-by-loan and, when appropriate, on a property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account. Notwithstanding the above, no written certificate is required for a payment of Special Servicing Fees and/or Workout Fees arising from collections other than the initial collection on a Corrected Loan.

Notwithstanding anything to the contrary in this Section 3.05 or elsewhere in this Agreement, no amounts payable or reimbursable to the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan, as applicable.

(b)               The Certificate Administrator may, from time to time, make withdrawals from the Lower-Tier REMIC Distribution Account for any of the following purposes (the following not being an order of priority):

(i)              to be deemed to make deposits of the Lower-Tier Distribution Amount pursuant to Section 4.01(c) and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable pursuant to Section 4.01(e) in the Upper-Tier REMIC Distribution Account, and to make distributions on the Class R Certificates in respect of the Class LR Interest pursuant to Section 4.01(c);

(ii)             to pay to the Trustee and the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person with respect to the Mortgage Loans pursuant to Section 8.05(b);

(iii)            to pay the Certificate Administrator and the Trustee, the Certificate Administrator Fee and the Trustee Fee, as applicable, as contemplated by Section 8.05(a) with respect to the Mortgage Loans;

(iv)            to pay for the cost (without duplication) of the Opinions of Counsel sought by (A) the Trustee or the Certificate Administrator as provided in clause (vi) of the definition of “Disqualified Organization,” (B) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 3.18(d), (C) the Trustee or the Certificate Administrator as contemplated by Section 5.08(c) or Section 8.02 to the extent payable out of the Trust Fund, (D) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 10.01(f) or Section 10.01(l) to the extent payable out of the Trust Fund, or (E) the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer as contemplated by Section 13.01(a) or Section 13.01(c) in connection with any amendment to this Agreement requested by the Trustee or the Certificate Administrator, which amendment is in furtherance of the rights and interests of Certificateholders, in each case, to the extent not paid pursuant to Section 13.01(g);

(v)             to pay any and all federal, state and local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC or on the assets or transactions of any such REMIC, together with all incidental costs and expenses, to the extent none of the Trustee, the Certificate Administrator, the REMIC Administrator, the Master Servicers or the Special Servicers is liable therefor pursuant to Section 10.01(g);

(vi)            to pay the REMIC Administrator any amounts reimbursable to it pursuant to Section 10.01(c) with respect to the Lower-Tier REMIC or the Upper-Tier REMIC;

(vii)           to pay to the applicable Master Servicer any amounts deposited by such Master Servicer in the Distribution Accounts not required to be deposited therein;

(viii)          to clear and terminate the Lower-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01; and

(ix)             termination of this Agreement pursuant to Section 9.01.

(c)                The Certificate Administrator shall, on any Distribution Date, make withdrawals from the Excess Interest Distribution Account to the extent required to make the distributions of Excess Interest required by Section 4.01(j).

(d)               The Certificate Administrator shall make, or be deemed to make, withdrawals from the Upper-Tier REMIC Distribution Account for any of the following purposes:

(i)                  to make distributions to the Holders of the Regular Certificates and the Exchangeable Certificates and to the Holders of the Class R Certificates in respect of the Class UR Interest on each Distribution Date pursuant to Section 4.01 or Section 9.01, as applicable; and

(ii)                to clear and terminate the Upper-Tier REMIC Distribution Account at the termination of this Agreement pursuant to Section 9.01.

(e)                [RESERVED].

(f)                 Notwithstanding anything herein to the contrary, with respect to any Mortgage Loan, (i) if amounts on deposit in the Collection Accounts and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of the Servicing Fee listed in Section 3.05(a)(ii), the Operating Advisor Fee listed in Section 3.05(a)(ii) and the Certificate Administrator Fee listed in Section 3.05(b)(iii), then the Certificate Administrator Fee shall be paid in full prior to the payment of any Servicing Fees payable under Section 3.05(a)(ii) and then, after payment of Servicing Fees, the Operating Advisor Fees payable under Section 3.05(a)(ii) and in the event that amounts on deposit in the Collection Accounts and the Lower-Tier REMIC Distribution Account are not sufficient to pay the full amount of such Certificate Administrator Fee, the Certificate Administrator shall be paid based on the amount of such fees and (ii) if amounts on deposit in the Collection Accounts are not sufficient to reimburse the full amount of Advances and interest thereon listed in Sections 3.05(a)(ii), 3.05(a)(iii), 3.05(a)(iv), 3.05(a)(v), and 3.05(a)(vi) then reimbursements shall be paid first to the Certificate Administrator and to the Trustee, pro rata, second to the applicable Special Servicer, third to the applicable Master Servicer and then to the Operating Advisor.

(g)                If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related Serviced REO Property, then the applicable Special Servicer shall promptly upon written direction from the applicable Master Servicer (provided that, (1) with respect to clause (iv) below, such Special Servicer shall have provided notice to the applicable Master Servicer of the occurrence of such Liquidation Event and (2) with respect to clause (v) below, the Certificate Administrator shall have provided the applicable Master Servicer and such Special Servicer with five (5) Business Days’ prior notice of such final Distribution Date) transfer such Loss of Value Payments (up to the remaining portion thereof) from the Loss of Value Reserve Fund to such Master Servicer for deposit into the applicable Collection Account for the following purposes:

(i)                  to reimburse the applicable Master Servicer, the applicable Special Servicer or the Trustee, in accordance with Section 3.05(a) of this Agreement, for any

Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related Serviced REO Property (together with any interest on such Advances);

(ii)                to pay, in accordance with Section 3.05(a) of this Agreement, or to reimburse the Trust for the prior payment of, any expense or Liquidation Fee relating to such Mortgage Loan or any related Serviced REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Trust;

(iii)               to offset any portion of Realized Losses or Retained Certificate Realized Losses, as applicable, that are attributable to such Mortgage Loan or related REO Property, as the case may be (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan or any related successor REO Loan;

(iv)              following the occurrence of a Liquidation Event with respect to such Mortgage Loan or any related Serviced REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i)-(iii) as to such Mortgage Loan, to cover the items contemplated by the immediately preceding clauses (i)-(iii) in respect of any other Mortgage Loan or Serviced REO Loan; and

(v)                On the final Distribution Date after all distributions have been made as set forth in clause (i) through (iv) above, to each Mortgage Loan Seller, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Mortgage Loan Seller that was used pursuant to clauses (i)-(iii) to offset any portion of Realized Losses or Retained Certificate Realized Losses, as applicable, that are attributable to such Mortgage Loan or related REO Property, as the case may be, additional trust fund expenses or any Nonrecoverable Advances incurred with respect to the Mortgage Loan related to such contribution.

(h)                Any Loss of Value Payments transferred to the Collection Accounts pursuant to clauses (i)-(iii) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or any successor REO Loan with respect thereto for which such Loss of Value Payments were received; and any Loss of Value Payments transferred to the Collection Accounts pursuant to clause (iv) of the prior paragraph shall be treated as Liquidation Proceeds received by the Trust in respect of the related Mortgage Loan or REO Loan for which such Loss of Value Payments are being transferred to the Collection Accounts to cover an item contemplated by clauses (i)-(iv) of the prior paragraph.

(i)                  The Companion Paying Agent may, from time to time, make withdrawals from the Companion Distribution Account to make distributions pursuant to Section 4.01(k).

Section 3.06          Investment of Funds in the Collection Account, REO Account and Loss of Value Reserve Fund. (a) Each Master Servicer may direct any depository institution maintaining its Collection Account, the Companion Distribution Account, or any Servicing Account maintained by or for such Master Servicer (for purposes of this Section 3.06, an “Investment Account”), each Special Servicer may direct any depository institution maintaining its REO Account and Loss of Value Reserve Fund (also for purposes of this Section 3.06, an “Investment Account”) to invest or if it is such depository institution, may itself invest, the funds held therein, only in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the next succeeding date on which funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the depository institution maintaining such account is the obligor thereon and (ii) no later than the date on which funds are required to be withdrawn from such account pursuant to this Agreement, if the depository institution maintaining such account is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any funds held in an Investment Account shall be held in the name of the applicable Master Servicer or the applicable Special Servicer, as the case may be, on behalf of the Trustee (in its capacity as such) for the benefit of the Certificateholders. Each Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer), each Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) on behalf of the Trustee, shall maintain continuous physical possession of any Permitted Investment of amounts in such Collection Account, such Companion Distribution Account, such Servicing Accounts, such Loss of Value Reserve Fund or such REO Account, as applicable, that is either (i) a “certificated security,” as such term is defined in the UCC (such that the Trustee shall have control pursuant to Section 8-106 of the UCC) or (ii) other property in which a secured party may perfect its security interest by physical possession under the UCC or any other applicable law. In the case of any Permitted Investment held in the form of a “security entitlement” (within the meaning of Section 8-102(a)(17) of the UCC), each Master Servicer or each Special Servicer, as the case may be, shall take or cause to be taken such action as the Trustee deems reasonably necessary to cause the Trustee to have control over such security entitlement. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the applicable Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer) or the applicable Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) shall:

(i)               consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (a) all amounts then payable thereunder and (b) the amount required to be withdrawn on such date; and

(ii)              demand payment of all amounts due thereunder promptly upon determination by the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee, as the case may be, that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)              Interest and investment income realized on funds deposited in the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for the applicable Master Servicer to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date, shall be for the sole and exclusive benefit of the applicable Master Servicer to the extent (with respect to Servicing Accounts) not required to be paid to the related Mortgagor and shall be subject to its withdrawal, or withdrawal at its direction, in accordance with Section 3.03 or Section 3.05(a), as the case may be. Interest and investment income realized on funds deposited in the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for the applicable Special Servicer, to the extent of the Net Investment Earnings, if any, with respect to such account for each period from and including any Distribution Date to and including the immediately succeeding P&I Advance Date, shall be for the sole and exclusive benefit of the applicable Special Servicer and shall be subject to its withdrawal in accordance with Section 3.14(c). In the event that any loss shall be incurred in respect of any Permitted Investment (as to which the applicable Master Servicer or applicable Special Servicer, as the case may be, would have been entitled to any Net Investment Earnings hereunder) directed to be made by the applicable Master Servicer or the applicable Special Servicer, as the case may be, and on deposit in any of the Collection Account, the Companion Distribution Account, the Servicing Account, Loss of Value Reserve Fund or the REO Account, the applicable Master Servicer (in the case of the Collection Account, the Companion Distribution Account or any Servicing Account maintained by or for such Master Servicer), the applicable Special Servicer (in the case of the REO Account, Loss of Value Reserve Fund or any Servicing Account maintained by or for such Special Servicer) shall deposit therein, no later than the P&I Advance Date, without right of reimbursement, the amount of Net Investment Loss, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date; provided that neither the applicable Master Servicer nor the applicable Special Servicer shall be required to deposit any loss on an investment of funds in an Investment Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Investment Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made (and such federal or state chartered depository institution or trust company is not an Affiliate of such Master Servicer or such Special Servicer, as applicable, unless such depository institution or trust company satisfied the qualification set forth in the definition of Eligible Account both (x) at the time the investment was made and (y) thirty (30) days prior to such insolvency).

(c)                Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the applicable Master Servicer may and, upon the request of Holders of Certificates entitled to a majority of the Voting Rights allocated to any Class shall, take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

Section 3.07          Maintenance of Insurance Policies; Errors and Omissions and Fidelity Coverage. (a) Each Master Servicer (with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) shall use its efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (other than with respect to a Non-Serviced Mortgage Loan), and each Special Servicer (with respect to REO Properties other than any Non-Serviced Mortgaged Properties) shall maintain, to the extent required by the terms of the related Mortgage Loan documents, all insurance coverage as is required under the related Mortgage Loan documents except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default (and except as provided in the next sentence with respect to the applicable Master Servicer or the applicable Special Servicer, as the case may be). If the Mortgagor does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, each Master Servicer (with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan) or each Special Servicer (with respect to REO Properties other than a Non-Serviced Mortgaged Property) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to such Master Servicer or such Special Servicer, as applicable, and, if available, can be obtained at commercially reasonable rates, as determined (provided that any determination that such insurance coverage is not available or not available at commercially reasonable rates shall be made (i) prior to the occurrence and continuance of any Control Termination Event and other than with respect to any Excluded Loan as to the Directing Certificateholder, with the consent of the Directing Certificateholder, (ii) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, after consultation with the Directing Certificateholder, and (iii) with respect to any REO Property and other than with respect to an Excluded Loan as to the Risk Retention Consultation Party, after consultation with the Risk Retention Consultation Party (pursuant to Section 6.08(a) or, in each case, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, with the consent of the holder of the related AB Subordinate Companion Loan) and, after consultation by the applicable Special Servicer with the Risk Retention Consultation Party pursuant to Section 6.08(a) (in the case of the Directing Certificateholder and Risk Retention Consultation Party, other than with respect to any Excluded Loan as to such party)). Such determination shall be made by the applicable Special Servicer except to the extent that the failure of the related Mortgagor to do so is an Acceptable Insurance Default as determined by such Master Servicer (with respect to a Non-Specially Serviced Loan) or such Special Servicer (with respect to a Specially Serviced Loan); provided, however, that if any Mortgage permits the holder thereof to dictate to the Mortgagor the insurance coverage to be maintained on such Mortgaged Property, such Master Servicer or, with respect to REO Property, such Special Servicer, as applicable, shall impose or maintain, as applicable, such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the closing of the Mortgage Loan, provided that, with respect to the immediately preceding proviso, a Master Servicer shall be obligated to use efforts consistent with the Servicing Standard to cause the Mortgagor to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the Mortgagor’s failure is an Acceptable Insurance Default (as determined by the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to a Specially Serviced Loan)) (i) unless a Control Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to the Directing Certificateholder, with the consent of the Directing Certificateholder, (ii) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder, after consultation with the Directing Certificateholder, (iii) with respect to any Specially Serviced Loan other than an Excluded Loan as to the Risk Retention Consultation Party, after consultation with the Risk Retention Consultation Party pursuant to Section 6.08(a) (or, in each case, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, the applicable Special Servicer with the consent of the Serviced AB Whole Loan Controlling Holder) and (iv) other than with respect to any Excluded Loan, the consent of the Directing Certificateholder, and only in the event the Trustee has an insurable interest therein and such insurance is available to the applicable Master Servicer or the applicable Special Servicer, as the case may be, and, if available, can be obtained at commercially reasonable rates. Each Master Servicer and each Special Servicer shall be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. Subject to Section 3.15(a) and the costs of such insurance being reimbursed or paid to the applicable Special Servicer as provided in the third-to-last sentence of this paragraph, such Special Servicer shall maintain for each REO Property (other than any Non-Serviced Mortgaged Property) no less insurance coverage than was previously required of the Mortgagor under the related Mortgage Loan documents unless such Special Servicer determines ((i) unless a Control Termination Event has occurred and is continuing and other than with respect to any Excluded Loan as to the Directing Certificateholder, with the consent of the Directing Certificateholder, (ii) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Certificateholder, after consultation with the Directing Certificateholder, and (iii) with respect to any Specially Serviced Loan other than an Excluded Loan as to the applicable Special Servicer, after consultation with the Risk Retention Consultation Party pursuant to Section 6.08(a) (or, in each case, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, with the consent of the Serviced AB Whole Loan Controlling Holder)) that such insurance is not available at commercially reasonable rates or that the Trustee does not have an insurable interest, in which case the applicable Master Servicer shall be entitled to conclusively rely on such Special Servicer’s determination. All Insurance Policies maintained by a Master Servicer or a Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the applicable Master Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loan), including any related Serviced Companion Loan, other than REO Properties) or to the applicable Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, and (y) the outstanding principal balance owing on the related Mortgage Loan (including any related Serviced Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan documents), (v) be noncancelable without thirty (30) days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without ten (10) days’ prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.07(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by a Master Servicer or a Special Servicer under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Mortgagor, in each case in accordance with the Servicing Standard and the provisions of the related Mortgage Loan documents) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.05(a). Any costs incurred by a Master Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (including any related Serviced Companion Loan) (other than REO Properties and other than any Non-Serviced Mortgage Loan) (i) if the Mortgagor defaults on its obligation to do so, shall be advanced by such Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the applicable Collection Account) and will be charged to the related Mortgagor and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan and Serviced Companion Loan (if any), notwithstanding that the terms of such Mortgage Loan or Serviced Companion Loan so permit. Any cost incurred by a Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, advanced by the applicable Master Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then such cost shall instead be paid out of the applicable Collection Account). The foregoing provisions of this Section 3.07 shall apply to any Serviced Whole Loan as if it were a single “Mortgage Loan”. Notwithstanding any provision to the contrary, no Master Servicer shall be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) and is currently available at commercially reasonable rates.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that either (x) require the Mortgagor to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Mortgagor to maintain insurance in types and against such risks as the holder of such Mortgage Loan (including any related Serviced Companion Loan) reasonably requires from time to time in order to protect its interests, the applicable Master Servicer shall, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain Additional Exclusions; provided that such Master Servicer shall be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions, (B) request the Mortgagor to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) if the related Mortgage Loan is a Specially Serviced Loan, notify the applicable Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon such Master Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Mortgagor fails to purchase the insurance requested to be purchased by the Master Servicer pursuant to clause (B) above. In addition, upon the written request of the Risk Retention Consultation Party with respect to any individual triggering event, the applicable Special Servicer will be required to consult on a non-binding basis pursuant to Section 6.08(a) with the Risk Retention Consultation Party (only with respect to a Specially

Serviced Loan and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) within the same time period as it would obtain consent of, or consult with, the Directing Certificateholder in connection with any such determination, by such Special Servicer, of an Acceptable Insurance Default. If the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) or the applicable Special Servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, such Special Servicer (with respect to such determination made by the Special Servicer) shall notify the applicable Master Servicer and such Master Servicer shall use efforts consistent with the Servicing Standard to cause such insurance to be maintained. Each Master Servicer and each Special Servicer (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations. Each Master Servicer shall be entitled to rely on insurance consultants (at the expense of such Master Servicer) in determining whether Additional Exclusions exist. Furthermore, each Master Servicer or each Special Servicer, as applicable, shall promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for those Mortgage Loans that (i) have one of the ten (10) highest outstanding Stated Principal Balances of all of the Mortgage Loans then included in the Trust or (ii) comprise more than 5% of the outstanding Stated Principal Balance of the Mortgage Loans then included in the Trust. During the period that the applicable Master Servicer or the applicable Special Servicer is evaluating the availability of such insurance or waiting for a response from the Directing Certificateholder or the holder of any Companion Loan, and/or (solely with respect to Specially Serviced Loans) upon the request of the Risk Retention Consultation Party, consulting (on a non-binding basis) with the Risk Retention Consultation Party, neither the applicable Master Servicer nor the applicable Special Servicer will be liable for any loss related to its failure to require the Mortgagor to maintain (or its failure to maintain) such insurance and will not be in default of its obligations as a result of such failure and such Master Servicer will not itself maintain such insurance or cause such insurance to be maintained.

(b)               (i) If either Master Servicer or either Special Servicer shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans (including any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) or REO Properties (other than with respect to a Non-Serviced Mortgaged Property), as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause fire and hazard insurance to be maintained on the related Mortgaged Properties or REO Properties. Such Insurance Policy may contain a deductible clause, in which case the applicable Master Servicer or the applicable Special Servicer shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.07(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into its Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan (including any related Serviced Companion Loan), or in the absence of such deductible limitation, the deductible limitation which is consistent with the Servicing Standard. In connection with its activities as administrator and Master Servicer of the Mortgage Loans or any Serviced Companion Loans, the applicable Master Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. Each Special Servicer, to the extent consistent with the Servicing Standard, may maintain, earthquake insurance on REO Properties (other than with respect to a Non-Serviced Mortgaged Property), provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance.

(ii)                If either Master Servicer or either Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming such Master Servicer or such Special Servicer on behalf of the Trustee as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, such Master Servicer or such Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event either Master Servicer or either Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall be paid by such Master Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case such Master Servicer or such Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.07(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the applicable Collection Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, including any related Serviced Companion Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with the Servicing Standard.

(c)                Each Master Servicer and each Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors or omissions. Such amount of coverage shall be in such form and amount as are consistent with the Servicing Standard. Coverage of the applicable Master Servicer or the applicable Special Servicer under a policy or bond obtained by an Affiliate of such Master Servicer or such Special Servicer and providing the coverage required by this Section 3.07(c) shall satisfy the requirements of this Section 3.07(c). Each Special Servicer and each Master Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions insurance policies, as the case may be, and will furnish to the Trustee copies of all binders and policies or certificates evidencing that such bonds, if any, and insurance policies are in full force and effect.

(d)      At the time the applicable Master Servicer determines in accordance with the Servicing Standard that any Mortgaged Property (other than a Non-Serviced Mortgaged Property) is in a federally designated special flood hazard area (and such flood insurance has been made available), such Master Servicer will use efforts consistent with the Servicing Standard to cause the related Mortgagor (in accordance with applicable law and the terms of the Mortgage Loan and related Serviced Companion Loan documents) to maintain, and, if the related Mortgagor shall default in its obligation to so maintain, shall itself maintain to the extent such insurance is available at commercially reasonable rates (as determined by such Master Servicer in accordance with the Servicing Standard and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with the Servicing Standard. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan (and any related Serviced Companion Loan, if applicable), and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. If the cost of any insurance described above is not borne by the Mortgagor, such Master Servicer shall promptly make a Servicing Advance for such costs.

(e)       During all such times as any REO Property (other than with respect to a Non-Serviced Mortgaged Property) shall be located in a federally designated special flood hazard area, the applicable Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by such Special Servicer prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder (other than with respect to any Mortgage Loan that is an Excluded Loan as to such party)) and, with respect to a Specially Serviced Loan and upon request of the Risk Retention Consultation Party within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder in accordance with and to the extent provided in Section 6.08 (in either such case, in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.14(c) or, if the amount on deposit therein is insufficient therefor, paid by the applicable Master Servicer as a Servicing Advance.

(f)       Notwithstanding anything to the contrary in this Section 3.07, so long as the long-term debt obligations or the deposit account or claims-paying ability of the applicable Master Servicer (or its immediate or remote parent) or the applicable Special Servicer (or its immediate or remote parent), as applicable, is rated at least “A-” by S&P or “A-” by Fitch (if rated by Fitch), such Master Servicer (or its public parent) or such Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to any of its obligations under this Section 3.07.

(g)       Each of the Operating Advisor and Asset Representations Reviewer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy with a Qualified Insurer covering losses that may be sustained as a result of an officer’s or employee’s errors or omissions.

Section 3.08   Enforcement of Due-on-Sale Clauses; Assumption Agreements. (a)   As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-sale” clause, which by its terms:

(i)        provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)       provides that such Mortgage Loan and any related Companion Loan may not be assumed without the consent of the mortgagee in connection with any such sale or other transfer;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to any Non-Specially Serviced Loan as to which such matter does not involve a Major Decision) or the applicable Special Servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision), on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) waive any right to exercise such rights, provided that if such matter is a Major Decision, (i) the applicable Special Servicer (A) prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan with respect to the Directing Certificateholder has obtained the consent (or deemed consent) of the Directing Certificateholder to the extent required by, and pursuant to the process described under Section 6.08(a), (B) if such Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, a Control Termination Event shall have occurred and be continuing, and no Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a) and (C) if such Mortgage Loan is not an Excluded Loan as to the Risk Retention Consultation Party and (x) such Mortgage Loan is a Specially Serviced Loan or (y) a Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with the Risk Retention Consultation Party if and to the extent required pursuant to Section 6.08(a) (provided that in the case of clause (A), clause (B) and clause (C) such consent shall be deemed given or such consultation shall be deemed to have occurred, as applicable, if a response to the request for consent or consultation, as the case may be, is not provided within ten (10) Business Days after receipt of the applicable Special Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, and reasonably available to such Special Servicer in order to grant or withhold such consent or conduct such consultation), and (ii) with respect to any

Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $20,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregated Stated Principal Balance of the Mortgage Loans then outstanding or (z) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same Mortgagor (or an Affiliate thereof), that is one of the ten (10) largest Mortgage Loans outstanding (by Stated Principal Balance), the applicable Master Servicer or the applicable Special Servicer, as the case may be, prior to consenting to any action, shall obtain, a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), provided, however, that with respect to sub-clauses (y) and (z) of this sub-clause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

With respect to any “due-on-sale” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, upon request of the Risk Retention Consultation Party, the applicable Special Servicer shall consult on a non-binding basis with the Risk Retention Consultation Party with respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans, within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(a), the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or related Serviced Companion Loan provides that such Mortgage Loan or related Serviced Companion Loan may be assumed or transferred without the consent of the mortgagee, provided that certain conditions contained in the related Mortgage Loan documents are satisfied where no mortgagee discretion is necessary in order to determine if such conditions are satisfied, then for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this

Agreement, the applicable Master Servicer (with respect to all Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to all Specially Serviced Loans), on behalf of the Trustee as the mortgagee of record, shall determine in accordance with the Servicing Standard whether such conditions have been satisfied.

(b)       As to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that contains a provision in the nature of a “due-on-encumbrance” clause that by its terms:

(i)        provides that such Mortgage Loan and any related Companion Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor; or

(ii)       requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property or equity interests in the Mortgagor or principals of the Mortgagor;

then, for so long as such Mortgage Loan or related Serviced Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to any Non-Specially Serviced Loan as to which such matter does not involve a Major Decision) or the applicable Special Servicer (with respect to any Specially Serviced Loan or any Non-Specially Serviced Loan as to which such matter involves a Major Decision), on behalf of the Trustee as the mortgagee of record, shall (a) exercise any right it may have with respect to such Mortgage Loan or related Companion Loan (x) to accelerate the payments thereon or (y) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) waive its right to exercise such rights, provided that, if such matter is a Major Decision, (i) (A) if such Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, no Control Termination Event shall have occurred and be continuing and the matter involves a Major Decision, the consent (or deemed consent) of the Directing Certificateholder shall have been obtained by the Special Servicer to the extent required by, and pursuant to the process described under, Section 6.08(a), and (B) if such Mortgage Loan is not an Excluded Loan with respect to the Directing Certificateholder, a Control Termination Event shall have occurred and be continuing, and no Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a) and (C) if such Mortgage Loan is not an Excluded Loan as to the Risk Retention Consultation Party and (x) such Mortgage Loan is a Specially Serviced Loan or (y) a Consultation Termination Event shall have occurred and be continuing, the applicable Special Servicer shall have consulted with the Risk Retention Consultation Party if and to the extent required pursuant to Section 6.08(a) (provided that in the case of clause (A), clause (B) and clause (C) such consent shall be deemed given or such consultation shall be deemed to have occurred, as applicable, if a response to the request for consent or consultation, as the case may be, is not provided within ten (10) Business Days after receipt of the applicable Special Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, and reasonably available to such Special Servicer in order to grant or withhold such consent or conduct such consultation), and (ii) such Master Servicer or such Special Servicer, as the case may be, has obtained Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) if such Mortgage Loan (A) has an outstanding principal balance that is greater than or equal to 2% of the Stated Principal Balance of the outstanding Mortgage Loans or (B) has an LTV Ratio greater than 85% (including any existing and proposed debt) or (C) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional lien) or (D) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (E) has a Stated Principal Balance greater than $20,000,000; provided, however, that with respect to sub-clauses (A), (B), (C) and (D) of this sub-clause (ii), such Mortgage Loan shall also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

With respect to any “due-on-encumbrance” matter described above that is a Major Decision related to any Mortgage Loan that is not an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest, upon request of the Risk Retention Consultation Party, the applicable Special Servicer shall consult on a non-binding basis with the Risk Retention Consultation Party with respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, Specially Serviced Loans; and (ii) following the occurrence and during the continuance of a Consultation Termination Event, all Mortgage Loans (for the avoidance of doubt, other than with respect to any transfer or assumptions provided for in clause (xiv) or (xvi) of the definition of “Master Servicer Decision” or any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv), (xv) or (xvi) of the definition thereof), within the same time period as it would obtain the consent of, or consult with, the Directing Certificateholder with respect to such Major Decision.

In connection with any request for a Rating Agency Confirmation from a Rating Agency (or, with respect to any Serviced Companion Loan Securities, the related rating agencies) pursuant to this Section 3.08(b), the applicable Special Servicer shall (if not already provided in accordance with Section 3.25 of this Agreement) deliver a Review Package to the 17g-5 Information Provider (or, with respect to any Serviced Companion Loan Securities, the related 17g-5 information provider) in accordance with Section 3.25 of this Agreement.

To the extent permitted by the related Mortgage Loan documents, the Rating Agency Confirmation described in the immediately preceding paragraph or in Section 3.08(a) shall be an expense of the related Mortgagor; provided that if the Mortgage Loan documents are silent as to who bears the costs of obtaining any such Rating Agency Confirmation, the applicable Special Servicer shall use reasonable efforts to make the related Mortgagor bear such costs and expenses. Unless determined to be a Nonrecoverable Advance such costs not collected from the related Mortgagor shall be advanced as a Servicing Advance.

If any Mortgage Loan or related Companion Loan provides that such Mortgage Loan or related Companion Loan may be further encumbered without the consent of the mortgagee, provided that certain conditions contained in the related Mortgage Loan documents are satisfied where no mortgagee discretion is necessary in order to determine if such conditions are satisfied, then for so long as such Mortgage Loan or related Companion Loan is being serviced under this Agreement, the applicable Master Servicer (with respect to all Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to all Specially Serviced Loans), on behalf of the Trustee as the mortgagee of record, shall determine whether such conditions have been satisfied.

After receiving a request for any matter described in Section 3.08(a) or this Section 3.08(b) that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is a Non-Specially Serviced Loan as to which such matter involves a Major Decision, the applicable Master Servicer shall promptly provide the applicable Special Servicer with written notice of any such request for such matter, and, unless the applicable Master Servicer and the applicable Special Servicer mutually agree that such Master Servicer shall process such request, such Special Servicer shall process such request (including, without limitation, interfacing with the Mortgagor) and such Master Servicer shall have no further obligation with regard to such request or due-on-sale or due-on-encumbrance. If the applicable Master Servicer and the applicable Special Servicer mutually agree that the applicable Master Servicer shall process such request, the applicable Master Servicer will be required to provide the applicable Special Servicer with such Master Servicer’s written recommendation and analysis, to the extent such Master Servicer is recommending approval, and all information in such Master Servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the applicable Special Servicer or the Directing Certificateholder or other person with consent or consultation rights; provided that in the event that such Special Servicer does not respond within ten (10) Business Days after receipt of such written recommendation and analysis and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under this Agreement and, if applicable, any additional time period provided to a Companion Holder under a related Intercreditor Agreement, such Special Servicer’s consent to such matter shall be deemed granted.

(c)       Nothing in this Section 3.08 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any additional lien or other encumbrance with respect to such Mortgaged Property.

(d)       Except as otherwise permitted by Section 3.08(a) and (b) and/or Section 3.18, neither the Master Servicers nor the Special Servicers shall agree to modify, waive or amend any term of any Mortgage Loan and related Serviced Companion Loan, as applicable, in connection with the taking of, or the failure to take, any action pursuant to this Section 3.08.

The applicable Master Servicer and the applicable Special Servicer, as the case may be, shall provide copies of any final waivers (except with respect to provision of any such waivers to the 17g-5 Information Provider, exclusive of any Privileged Information) it effects pursuant to Section 3.08(a) or (b) to each other and to the 17g-5 Information Provider with respect to each Mortgage Loan, and shall notify the Trustee, the Certificate Administrator, each other and, subject to the terms of this Agreement, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website in accordance with Section 3.25) and, with respect to a Whole Loan, the related Serviced Companion Noteholder, of any assumption or substitution agreement executed pursuant to Section 3.08(a) or (b) and shall forward thereto a copy of such agreement.

(e)       [RESERVED].

(f)       For the avoidance of doubt, neither the Master Servicer nor the Special Servicer may waive its rights or grant its consent under any “due-on-sale” or “due-on-encumbrance” clause other than in compliance with the provisions of Section 3.08(a) through (d) hereof or, with respect to an NCB Co-op Mortgage Loan, in compliance with the provisions of the following paragraph. In the case of a Special Servicer, no such waiver or consent that constitutes a Major Decision shall be made without (x) (i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, the consent (or deemed consent) of the Directing Certificateholder having been obtained if and to the extent required by, and pursuant to the process described under Section 6.08(a), (y) (i) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, after having consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a) or (z) other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party, after having consulted with the Risk Retention Consultation Party if and to the extent required pursuant to Section 6.08(a).

(g)       Notwithstanding the foregoing, and regardless of whether a particular NCB Co-op Mortgage Loan contains specific provisions regarding the incurrence of subordinate debt, or prohibits the incurrence of subordinate debt, or requires the consent of the mortgagee in order to incur subordinate debt, the NCB Master Servicer may, nevertheless, in accordance with the Servicing Standard, without the need to obtain any consent or approval of, or to consult with, the Directing Certificateholder hereunder (and without the need to obtain a Rating Agency Confirmation), permit the related Mortgagor to incur subordinate debt if the NCB Subordinate Debt Conditions have been met; provided that, subject to the related Mortgage Loan documents and applicable law, the NCB Master Servicer shall not waive any right it has, or grant any consent it is otherwise entitled to withhold, in accordance with any related “due-on-encumbrance” clause under any Mortgage Loan, pursuant to this paragraph, unless in any such case, all associated costs and expenses are covered without any expense to the Trust.

(h)       Notwithstanding the foregoing provisions of this Section 3.08, if a Master Servicer or a Special Servicer, as applicable, makes a determination under Section 3.08(a) or Section 3.08(b) that the applicable conditions in the related Mortgage Loan or Companion Loan documents, as applicable, with respect to assumptions or encumbrances permitted without the consent of the mortgagee have been satisfied, the applicable assumptions and transfers may be subject to an assumption or other fee, unless such fees are otherwise prohibited pursuant to the Mortgage Loan documents; provided that any such fee not provided for in the Mortgage Loan documents does not constitute a “significant” change in yield pursuant to Treasury Regulations Section 1.1001-3(e)(2).

Section 3.09   Realization Upon Defaulted Loans and Companion Loans.  (a) Upon an event of default under the Mortgage Loan documents related to a Serviced Whole Loan or a Mortgage Loan with mezzanine debt, the applicable Master Servicer shall promptly provide written notice to the related Companion Holder or mezzanine lender, as applicable, with a copy of such notice to the applicable Special Servicer. The applicable Special Servicer shall, subject to subsections (b) through (d) of this Section 3.09, Section 3.24, subject to the Directing Certificateholders’ and the Risk Retention Consultation Party’s respective rights pursuant to Section 6.08, and any Companion Holder or mezzanine lender’s rights under the related Intercreditor Agreement (in the case of a Serviced Whole Loan, on behalf of the holders of the beneficial interest of the related Companion Loan) or this Agreement, exercise reasonable efforts, consistent with the Servicing Standard, to foreclose upon or otherwise comparably convert (which may include an REO Acquisition) the ownership of property securing any such Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, if any, as come into and continue in default as to which no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments, and which are not released from the Trust Fund pursuant to any other provision hereof. The foregoing is subject to the provision that, in any case in which a Mortgaged Property shall have suffered damage from an Uninsured Cause, the applicable Master Servicer or the applicable Special Servicer shall not be required to make a Servicing Advance and expend funds toward the restoration of such property unless such Special Servicer has determined in its reasonable discretion that such restoration will increase the net proceeds of liquidation of such Mortgaged Property to Certificateholders after reimbursement to such Master Servicer or such Special Servicer, as applicable, for such Servicing Advance, and such Master Servicer or such Special Servicer has not determined that such Servicing Advance together with accrued and unpaid interest thereon would constitute a Nonrecoverable Advance. The costs and expenses incurred by the applicable Special Servicer in any such proceedings shall be advanced by the applicable Master Servicer; provided that, in each case, such cost or expense would not, if incurred, constitute a Nonrecoverable Servicing Advance. Nothing contained in this Section 3.09 shall be construed so as to require a Master Servicer or a Special Servicer, on behalf of the Trust, to make a bid on any Mortgaged Property at a foreclosure sale or similar proceeding that is in excess of the fair market value of such property, as determined by the applicable Master Servicer or the applicable Special Servicer in its reasonable judgment taking into account the factors described in Section 3.16(b) and the results of any Appraisal obtained pursuant to the following sentence, all such bids to be made in a manner consistent with the Servicing Standard. If and when the applicable Special Servicer or the applicable Master Servicer deems it necessary and prudent for purposes of establishing the fair market value of any Mortgaged Property securing a Defaulted Loan or any related defaulted Companion Loan, whether for purposes of bidding at foreclosure or otherwise, the applicable Special Servicer or the applicable Master Servicer, as the case may be, is authorized to have an Appraisal performed with respect to such property by an Independent MAI-designated appraiser the cost of which shall be paid by such Master Servicer as a Servicing Advance.

(b)       The applicable Special Servicer shall not acquire any personal property pursuant to this Section 3.09 unless either:

(i)        such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by such Special Servicer; or

(ii)       such Special Servicer shall have obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that the holding of such personal property by the Trust (to the extent not allocable to the related Companion Loan) will not cause an Adverse REMIC Event.

(c)       Notwithstanding the foregoing provisions of this Section 3.09 and Section 3.24, neither the applicable Master Servicer nor the applicable Special Servicer shall, on behalf of the Trustee, obtain title to a Mortgaged Property in lieu of foreclosure or otherwise, or take any other action with respect to any Mortgaged Property, if, as a result of any such action, the Trustee, on behalf of the Certificateholders and/or any related Companion Holder, would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of CERCLA or any comparable law, unless (as evidenced by an Officer’s Certificate to such effect delivered to the Trustee) the applicable Special Servicer has previously determined in accordance with the Servicing Standard, based on an Environmental Assessment of such Mortgaged Property performed by an Independent Person who regularly conducts Environmental Assessments and performed within six (6) months prior to any such acquisition of title or other action, that:

(i)         such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(ii)        there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

The cost of any such Environmental Assessment shall be paid by the applicable Master Servicer as a Servicing Advance and the cost of any remedial, corrective or other further action contemplated by clause (i) and/or clause (ii) of the preceding sentence shall be paid by the applicable Master Servicer as a Servicing Advance, unless it is a Nonrecoverable Servicing Advance (in which case it shall be an expense of the Trust and, in the case of a Serviced Whole

Loan, shall be withdrawn in accordance with the related Intercreditor Agreement by the applicable Master Servicer from its Collection Account, including from the Companion Distribution Account (such withdrawal to be made from amounts on deposit therein that are otherwise payable on or allocable to such Serviced Whole Loan)); and if any such Environmental Assessment so warrants, the applicable Special Servicer shall, except with respect to any Companion Loan and any Environmental Assessment ordered after such Mortgage Loan has been paid in full, perform such additional environmental testing at the expense of the Trust as it deems necessary and prudent to determine whether the conditions described in clauses (i) and (ii) of the preceding sentence have been satisfied. With respect to Non-Specially Serviced Loans, the applicable Master Servicer and, with respect to Specially Serviced Loans, the applicable Special Servicer (other than any Non-Serviced Mortgage Loan) shall review and be familiar with the terms and conditions relating to enforcing claims and shall monitor the dates by which any claim or action must be taken (including delivering any notices to the insurer and using reasonable efforts to perform any actions required under such policy) under each environmental insurance policy in effect and obtained on behalf of the mortgagee to receive the maximum proceeds available under such policy for the benefit of the Certificateholders and the Trustee (as holder of the Lower-Tier Regular Interests).

(d)      If (i) the environmental testing contemplated by subsection (c) above establishes that either of the conditions set forth in clauses (i) and (ii) of subsection (c) above of the first sentence thereof has not been satisfied with respect to any Mortgaged Property securing a Defaulted Loan and, in the case of a Serviced Mortgage Loan, any related Companion Loan, and (ii) there has been no breach of any of the representations and warranties set forth in or required to be made pursuant to Section 4 of each of the Mortgage Loan Purchase Agreements for which the applicable Mortgage Loan Seller could be required to repurchase such Defaulted Loan pursuant to Section 5 of the applicable Mortgage Loan Purchase Agreement, then the applicable Special Servicer shall take such action as it deems to be in the best economic interest of the Trust (other than proceeding to acquire title to the Mortgaged Property) and is hereby authorized, with the consent of the Directing Certificateholder and after consultation with the Risk Retention Consultation Party pursuant to Section 6.08(a) (in each case, (A) prior to the occurrence and continuance of a Control Termination Event (or with respect to any AB Mortgage Loan, after the occurrence and during the continuation of an AB Control Appraisal Period, but prior to the occurrence and continuance of a Control Termination Event) and (B) other than with respect to any Excluded Loan as to such party) at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage, provided that, if such Mortgage Loan has a then-outstanding principal balance of greater than $1,000,000, then prior to the release of the related Mortgaged Property from the lien of the related Mortgage, (i) the applicable Special Servicer shall have notified the Rating Agencies, the Trustee, the Certificate Administrator, the applicable Master Servicer, the Directing Certificateholder and the Risk Retention Consultation Party ((A) in the case of the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event and (B) in the case of the Directing Certificateholder and the Risk Retention Consultation Party, other than with respect to any Excluded Loan as to such party), in writing of its intention to so release such Mortgaged Property and the bases for such intention, (ii) the Certificate Administrator shall have posted such notice of the applicable Special Servicer’s intention to so release such Mortgaged Property to the Certificate Administrator’s Website pursuant to Section 3.13(b) and (iii) in addition to the prior written consent of the Directing Certificateholder as required above, the Holders of

Certificates entitled to more than 50% of the Voting Rights shall have consented or have been deemed to have consented to such release within thirty (30) days of the Certificate Administrator’s posting such notice to the Certificate Administrator’s Website (failure to respond by the end of such 30-day period being deemed consent of the Holders of the Certificates). To the extent any fee charged by any Rating Agency in connection with rendering such written confirmation is not paid by the related Mortgagor, such fee is to be an expense of the Trust; provided that the applicable Special Servicer shall use commercially reasonable efforts to collect such fee from the Mortgagor to the extent permitted under the related Mortgage Loan documents.

(e)       Each Special Servicer shall provide written reports and a copy of any Environmental Assessments in electronic format to the Directing Certificateholder and the Risk Retention Consultation Party (in each case, other than with respect to any Excluded Loan as to such party), the Master Servicers and the 17g-5 Information Provider monthly regarding any actions taken by such Special Servicer with respect to any Mortgaged Property securing a Defaulted Loan, or defaulted Companion Loan as to which the environmental testing contemplated in subsection (c) above has revealed that either of the conditions set forth in clauses (i) and (ii) of the first sentence thereof has not been satisfied, in each case until the earlier to occur of satisfaction of both such conditions, repurchase of the related Mortgage Loan by the applicable Mortgage Loan Seller or release of the lien of the related Mortgage on such Mortgaged Property.

(f)       Each Special Servicer shall notify the applicable Master Servicer of any abandoned and/or foreclosed properties which require reporting to the Internal Revenue Service and shall provide such Master Servicer with all information regarding forgiveness of indebtedness and required to be reported with respect to any Mortgage Loan or related Companion Loan that is abandoned or foreclosed and such Master Servicer shall report to the Internal Revenue Service and the related Mortgagor, in the manner required by applicable law, such information and such Master Servicer shall report, via Form 1099A or Form 1099C (or any successor form), all forgiveness of indebtedness and abandonment and foreclosure to the extent such information has been provided to such Master Servicer by such Special Servicer. Upon request, the applicable Master Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(g)       Each Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of the maintenance of an action to obtain a deficiency judgment if the state in which the Mortgaged Property is located and the terms of the Mortgage Loan (and if applicable, the related Companion Loan) permit such an action.

(h)       Each Special Servicer shall maintain accurate records, prepared by one of its Servicing Officers, of each Final Recovery Determination in respect of a Defaulted Loan (other than with respect to a Non-Serviced Mortgage Loan) or defaulted Companion Loan or any REO Property (other than any Non-Serviced Mortgaged Property) and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer’s Certificate promptly delivered to the Trustee, the Certificate Administrator, the Directing Certificateholder and the Risk Retention Consultation Party (but in the case of the Directing Certificateholder and the Risk Retention Consultation Party, other than with respect to any Excluded Loan as to such party) and the applicable Master Servicer and in no event later than the next succeeding P&I Advance Determination Date.

Section 3.10   Trustee and Certificate Administrator to Cooperate; Release of Mortgage Files. (a) Upon the payment in full of any Mortgage Loan (other than a Non-Serviced Mortgage Loan), or the receipt by the applicable Master Servicer or the applicable Special Servicer, as the case may be, of a notification that payment in full shall be escrowed in a manner customary for such purposes, the applicable Master Servicer or the applicable Special Servicer, as the case may be, will promptly notify the Trustee and the Custodian and request delivery of the related Mortgage File. Any such notice and request shall be in the form of a Request for Release signed by a Servicing Officer and shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Collection Account pursuant to Section 3.04(a) or remitted to the applicable Master Servicer to enable such deposit, have been or will be so deposited. Within seven (7) Business Days (or within such shorter period as release can reasonably be accomplished if the applicable Master Servicer or the applicable Special Servicer notifies the Custodian of an exigency) of receipt of such notice and request, the Custodian shall release the related Mortgage File to the applicable Master Servicer or the applicable Special Servicer, as the case may be; provided that in the case of the payment in full of a Serviced Companion Loan or its related Mortgage Loan, the related Mortgage File shall not be released by the Custodian unless the related Serviced Whole Loan is paid in full. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account.

(b)       From time to time as is appropriate for servicing or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) (and any related Companion Loan), the applicable Master Servicer or the applicable Special Servicer shall deliver to the Custodian a Request for Release signed by a Servicing Officer. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File or any document therein to the applicable Master Servicer or the applicable Special Servicer (or a designee), as the case may be. Upon return of such Mortgage File or such document to the Custodian, or the delivery to the Trustee and the Custodian of a certificate of a Servicing Officer of the applicable Master Servicer or the applicable Special Servicer, as the case may be, stating that such Mortgage Loan (and, in the case of a Serviced Whole Loan, the related Companion Loan), was liquidated and that all amounts received or to be received in connection with such liquidation which are required to be deposited into the applicable Collection Account (including amounts related to the related Companion Loan, if applicable) pursuant to Section 3.04(a) have been or will be so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian to the applicable Master Servicer or the applicable Special Servicer (or a designee), as the case may be, with the original being released upon termination of the Trust.

(c)       Within seven (7) Business Days (or within such shorter period as delivery can reasonably be accomplished if the applicable Special Servicer notifies the Trustee of an exigency) of receipt thereof, the Trustee shall execute and deliver to the applicable Special Servicer any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note (including any note evidencing a related Companion Loan) or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. The applicable Special Servicer shall be responsible for the preparation of all such documents and pleadings. When submitted to the Trustee for signature, such documents or pleadings shall be accompanied by a certificate of a Servicing Officer requesting that such pleadings or documents be executed by the Trustee and certifying as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale. The Trustee shall not be required to review such documents for their sufficiency or enforceability.

(d)      If, from time to time, pursuant to the terms of the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA, and as appropriate for enforcing the terms of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer requests delivery to it of the original Mortgage Note for a Non-Serviced Mortgage Loan, then the Custodian shall release or cause the release of such original Mortgage Note to such Non-Serviced Master Servicer or its designee.

Section 3.11   Servicing Compensation. (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to receive the Servicing Fee with respect to each Mortgage Loan, Serviced Companion Loan and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA) for which it acts as a master servicer. As to each Mortgage Loan, Companion Loan and REO Loan, the Servicing Fee shall accrue from time to time at the Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on such Mortgage Loan, Companion Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Mortgage Loan or Companion Loan or deemed to be due on such REO Loan is computed. The Servicing Fee with respect to any Mortgage Loan, Companion Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan, except that if such Mortgage Loan is part of a Serviced Whole Loan and such Serviced Whole Loan continues to be serviced and administered under this Agreement notwithstanding such Liquidation Event, then the applicable Servicing Fee shall continue to accrue and be payable as if such Liquidation Event did not occur. The Servicing Fee shall be payable monthly, on a loan-by-loan basis, from payments of interest on each Mortgage Loan, Companion Loan and REO Revenues allocable as interest on each REO Loan, and as otherwise provided by Section 3.05(a). Each Master Servicer shall be entitled to recover unpaid Servicing Fees in respect of any applicable Mortgage Loan, Companion Loan or REO Loan out of that portion of related payments, Insurance and Condemnation Proceeds, Liquidation Proceeds and REO Revenues (in the case of an REO Loan) allocable as recoveries of interest, to the extent permitted by Section 3.05(a).

Except as set forth in the following sentence, the fourth paragraph of this Section 3.11(a), Section 6.03, Section 6.05 and Section 7.01(c), the right to receive the Servicing Fee may not be transferred in whole or in part (except in connection with a transfer of all of the applicable Master Servicer’s duties and obligations hereunder to a successor servicer in accordance with the terms hereof). With respect to each Serviced Pari Passu Companion Loan, the Servicing Fee shall be payable to the applicable Master Servicer from amounts payable in respect of such Serviced Pari Passu Companion Loan, subject to the terms of the related Intercreditor Agreement.

Each Master Servicer shall be entitled to retain, and shall not be required to deposit in its Collection Account pursuant to Section 3.04(a), additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan) in the form of the following amounts to the extent collected from the related Mortgagor and any related Companion Loan for which it acts as Master Servicer: (i) 100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions; provided, that if any such matter involves a Major Decision (other than with respect to a Payment Accommodation or a Government-Sponsored Relief Modification) (regardless of whether it relates to a Master Servicer Decision), then such Master Servicer shall be entitled to 50% of such Excess Modification Fees; provided, however, that no Master Servicer shall be entitled to any COVID Forbearance Fees with respect to a Payment Accommodation or any fees or other charges with respect to a Government-Sponsored Relief Modification; (ii) 100% of all assumption application fees and other similar items received on any Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) to the extent the applicable Master Servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee shall not include any Modification Fees in connection with a defeasance that the applicable Special Servicer is entitled to under this Agreement); and (iii) 100% of assumption, waiver, consent and earnout fees, and other similar fees (other than assumption application and defeasance fees) or other actions performed in connection with this Agreement on the Non-Specially Serviced Loans (including any related Serviced Companion Loan, to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided, that if any such matter involves a Major Decision (regardless of whether it relates to a Master Servicer Decision), then such Master Servicer shall be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees. In addition, the applicable Master Servicer shall be entitled to charge and retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) any charges for beneficiary statements or demands (to the extent such beneficiary statements or demands are prepared by the applicable Master Servicer) and other customary charges, amounts collected for checks returned for insufficient funds (relating to the accounts held by such applicable Master Servicer) and reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, in each case only to the extent actually paid by or on behalf of the related Mortgagor and shall not be required to deposit such amounts in its Collection Account or the Companion Distribution Account pursuant to Section 3.04(a) or Section 3.04(b), respectively. Subject to Section 3.11(d), the applicable Master Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d), (ii) interest or other income earned on deposits relating to the Trust Fund in its Collection Account or the Companion Distribution Account in accordance with Section 3.06(b) (but only to the extent of the Net

Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to the current Distribution Date), (iii) interest or other income earned on deposits in its Servicing Accounts which are not required by applicable law or the related Mortgage Loan to be paid to the Mortgagor, and (iv) the difference, if positive, between Prepayment Interest Excesses and Prepayment Interest Shortfalls collected on the Mortgage Loans and any Serviced Pari Passu Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments. The applicable Master Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not payable directly out of its Collection Account and the applicable Master Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

With respect to any of the preceding fees as to which both the applicable Master Servicer and the applicable Special Servicer are entitled to receive a portion thereof (other than a split fee with respect to Penalty Charges), such Master Servicer and such Special Servicer shall each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, that (A) neither the applicable Master Servicer nor the applicable Special Servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either of the applicable Master Servicer or the applicable Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the applicable Master Servicer decides not to charge any fee (other than Penalty Charges), the applicable Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which such Special Servicer would have been entitled if such Master Servicer had charged a fee and such Master Servicer will not be entitled to any of such fee charged by such Special Servicer. Similarly, if the applicable Special Servicer decides not to charge any fee (other than Penalty Charges), the applicable Master Servicer shall nevertheless be entitled to charge its portion of the related fee to which such Master Servicer would have been entitled if such Special Servicer had charged a fee and such Special Servicer shall not be entitled to any portion of such fee charged by such Master Servicer.

Notwithstanding anything herein to the contrary, each of Wells Fargo Bank, National Association and National Cooperative Bank, N.A. may, at its option, assign or pledge to any third party or retain for itself the Transferable Servicing Interest with respect to any Mortgage Loan and any Serviced Pari Passu Companion Loan (and any successor REO Loan) for which it acts as Master Servicer; provided, however, that in the event of any resignation or termination of such Master Servicer, all or any portion of the Transferable Servicing Interest may be reduced by the Trustee to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to obtain a qualified successor master servicer that meets the requirements of Section 6.05 and who requires market-rate servicing compensation that accrues at a per annum rate in excess of the Retained Fee Rate, and any such assignment of the Transferable Servicing Interest shall, by its terms be expressly subject to the terms of this Agreement and such reduction. The applicable Master Servicer shall pay the Transferable

Servicing Interest to the holder of the Transferable Servicing Interest at such time and to the extent such Master Servicer is entitled to receive payment of its Servicing Fees hereunder, notwithstanding any resignation or termination of Wells Fargo Bank, National Association as General Master Servicer or National Cooperative Bank, N.A. as NCB Master Servicer, as applicable, hereunder (subject to reduction pursuant to the preceding sentence).

A Liquidation Fee shall be payable to each Master Servicer with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) with respect to which such Master Servicer is acting as Enforcing Servicer and obtains Liquidation Proceeds described in clauses (iv) or (vii) of the definition thereof.

(b)       As compensation for its activities hereunder, each Special Servicer shall be entitled to receive the Special Servicing Fee with respect to each Specially Serviced Loan and REO Loan (other than a Non-Serviced Mortgage Loan and any REO Loan relating to a Non-Serviced Mortgaged Property). As to each Specially Serviced Loan and REO Loan, the Special Servicing Fee shall accrue from time to time at the Special Servicing Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the Specially Serviced Loans or REO Loans, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on such Specially Serviced Loan or deemed to be due on such REO Loan is computed. The Special Servicing Fee with respect to any Specially Serviced Loan or REO Loan shall cease to accrue if a Liquidation Event occurs with respect to the related Mortgage Loan. The Special Servicing Fee shall be payable monthly, on a loan-by-loan basis, in accordance with the provisions of Section 3.05(a). The right to receive the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the applicable Special Servicer’s responsibilities and obligations under this Agreement. The Special Servicers shall not be entitled to any Special Servicing Fees with respect to a Non-Serviced Mortgage Loan.

(c)        Each Special Servicer shall be entitled to additional servicing compensation in the form of

(i)        100% of all Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans, 100% of COVID Forbearance Fees related to any Payment Accommodation and 100% of any fees or other charges related to any Government-Sponsored Relief Modification,

(ii)       100% of all assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of all assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are Non-Specially Serviced Loans to the extent such Special Servicer processes the underlying transaction,

(iii)      100% of waiver, consent and earnout fees, or other actions performed in connection with this Agreement on the Specially Serviced Loans or certain other similar fees paid by the related Mortgagor on Specially Serviced Loans,

(iv)      100% of assumption fees and other similar fees received with respect to Specially Serviced Loans,

(v)       50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are Non-Specially Serviced Loans to the extent that the matter involves a Major Decision (other than with respect to a Payment Accommodation or a Government-Sponsored Relief Modification),

(vi)      with respect to the accounts held by such applicable Special Servicer, 100% of charges by such Special Servicer collected for checks returned for insufficient funds, and

(vii)     100% of charges for beneficiary statements and demand charges actually paid by the Mortgagors to the extent such beneficiary statements or demand charges are prepared by the applicable Special Servicer, shall be promptly paid to the applicable Special Servicer by the applicable Master Servicer (or directly from the related Mortgagor) to the extent such fees are paid by the Mortgagor and shall not be required to be deposited in the Collection Account pursuant to Section 3.04(a). Subject to Section 3.11(d), the applicable Special Servicer shall also be entitled to additional servicing compensation in the form of: (i) Penalty Charges to the extent provided in Section 3.11(d) and (ii) interest or other income earned on deposits relating to the Trust Fund in the REO Account and Loss of Value Reserve Fund in accordance with Section 3.06(b) (but only to the extent of the Net Investment Earnings, if any, with respect to such account for the period from and including the prior Distribution Date to and including the P&I Advance Date related to such Distribution Date). In addition, the Special Servicer shall be entitled to retain as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan) reasonable review fees in connection with any Mortgagor request to the extent such review fees are not prohibited under the related Mortgage Loan documents, and only to the extent actually paid by or on behalf of the related Mortgagor. Each Special Servicer shall also be entitled to additional servicing compensation in the form of a Workout Fee with respect to each Corrected Loan at the Workout Fee Rate on such Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the applicable Special Servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount shall be reduced by the Excess Modification Fee Amount received by the applicable Special Servicer; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the applicable Special Servicer shall be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the Special Servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) being equal to $25,000; and provided further, however, that the Workout Fees, Liquidation Fees and other compensation payable to the General Special Servicer as a result of the Four Constitution Square Mortgaged Property or the Three Constitution Square Mortgaged Property becoming an REO Property are each limited to a maximum amount not to exceed 1% of the original principal balance of the related Whole Loan. The Workout Fee shall be reduced (but not below zero) with respect to each collection on such Corrected Loan from which fee would otherwise be payable until an amount equal to the Excess Modification Fee Amount has been deducted in full. The Workout Fee with respect to any Corrected Loan will cease to be payable if such loan again becomes a Specially Serviced Loan; provided that a new Workout Fee will become payable if and when such Specially Serviced Loan again becomes a Corrected Loan. The Special Servicers shall not be entitled to any Workout Fee with respect to a Non-Serviced Mortgage Loan. If the applicable Special Servicer is terminated (other than for cause) or resigns, it shall retain the right to receive any and all Workout Fees payable in respect of Mortgage Loans or any related Companion Loan that became Corrected Loans prior to the time of that termination or resignation except the Workout Fees will no longer be payable if the Corrected Loan subsequently becomes a Specially Serviced Loan. If the applicable Special Servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated Special Servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the Mortgagor had not had sufficient time to make three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the Mortgagor making such three (3) consecutive timely Periodic Payments. The successor special servicer will not be entitled to any portion of such Workout Fees. The applicable Special Servicer will not be entitled to receive any Workout Fees after termination for cause. A Liquidation Fee will be payable to the Special Servicer with respect to (a) each Non-Specially Serviced Loan with respect to which the Special Servicer acts as the Enforcing Servicer, (b) each Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), (c) each REO Property (other than a Non-Serviced Mortgaged Property) as to which the applicable Special Servicer receives any Liquidation Proceeds or Insurance and Condemnation Proceeds and (d) each Mortgage Loan repurchased by a Mortgage Loan Seller or for which a Loss of Value Payment was paid, in each case, subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance and Condemnation Proceeds). If, however, Liquidation Proceeds or Insurance and Condemnation Proceeds are received with respect to any Corrected Loan and the applicable Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, a Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. Notwithstanding the foregoing, with respect to any Companion Loan, the Liquidation Fee, Workout Fee and Special Servicing Fees, if any, will be computed as provided in the related Intercreditor Agreement or to the extent such Intercreditor Agreement is silent or refers to this Agreement or indicates such fees are paid in accordance with this Agreement, as provided herein as though such Companion Loan were a Mortgage Loan. Subject to Section 3.11(b), each Special Servicer will also be entitled to additional fees in the form of Penalty Charges. The applicable Special Servicer shall be required to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder (including, without limitation, payment of any amounts, other than management fees in respect of REO Properties, due and owing to any of its Sub-Servicers and the premiums for any blanket Insurance Policy obtained by it insuring against hazard losses pursuant to Section 3.07), if and to the extent such expenses are not expressly payable directly out of the Collection Account or the REO Account, and the applicable Special Servicer shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

With respect to any of the preceding fees as to which both the applicable Master Servicer and the applicable Special Servicer are entitled to receive a portion thereof (other than a split fee with respect to Penalty Charges), the applicable Master Servicer and the applicable Special Servicer shall each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided, that (A) neither the applicable Master Servicer nor the applicable Special Servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the applicable Master Servicer or the applicable Special Servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the applicable Master Servicer decides not to charge any fee (other than Penalty Charges), the applicable Special Servicer shall nevertheless be entitled to charge its portion of the related fee to which the applicable Special Servicer would have been entitled if the applicable Master Servicer had charged a fee and the applicable Master Servicer will not be entitled to any of such fee charged by the applicable Special Servicer. Similarly, if the applicable Special Servicer decides not to charge any fee (other than Penalty Charges), the applicable Master Servicer shall nevertheless be entitled to charge its portion of the related fee to which the applicable Master Servicer would have been entitled if the applicable Special Servicer had charged a fee and the applicable Special Servicer shall not be entitled to any portion of such fee charged by the applicable Master Servicer.

(d)      In determining the compensation of the Master Servicers or the Special Servicers, as applicable, with respect to Penalty Charges, on any Distribution Date, the aggregate Penalty Charges collected on any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan since the prior Distribution Date shall be applied (in such order) to reimburse (i) the applicable Master Servicer, the applicable Special Servicer or the Trustee for interest on Advances on such Mortgage Loan or related Companion Loan, if applicable (and, in connection with a Non-Serviced Mortgage Loan, the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the applicable Non-Serviced Trustee for interest on the servicing advances made by any such party with respect to a Non-Serviced Whole Loan pursuant to the applicable Non-Serviced PSA, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) due on such Distribution Date, (ii) the Trust for all interest on Advances previously paid to the applicable Master Servicer or the Trustee pursuant to Section 3.05(a)(vi) (and, in connection with a Non-Serviced Mortgage Loan, the related trust for all interest on servicing advances reimbursed by such trust to any party under the applicable Non-Serviced PSA, which resulted in an additional expense for the Trust, to the extent not prohibited by the applicable Non-Serviced Intercreditor Agreement) with respect to such Mortgage Loan or related Companion Loan, if applicable and (iii) the Trust for all additional expenses of the Trust (including Special Servicing Fees, Workout Fees and Liquidation Fees), including without limitation, inspections by the applicable Special Servicer and all unpaid Advances incurred since the Closing Date with respect to such Mortgage Loan.

Penalty Charges (other than with respect to a Non-Serviced Mortgage Loan, which shall be payable as additional servicing compensation under the related Non-Serviced PSA) remaining thereafter shall be distributed to the applicable Master Servicer, if and to the extent accrued while such Mortgage Loan and any related Companion Loan was a Non-Specially Serviced Loan, and to the applicable Special Servicer, if and to the extent accrued on such Mortgage Loan during the period such Mortgage Loan was a Specially Serviced Loan or REO Loan. Any Penalty Charges paid or payable as additional servicing compensation to the Master Servicers and the Special Servicers shall be distributed between the applicable Master Servicer and the applicable Special Servicer, on a pro rata basis, based on such Master Servicer’s and such Special Servicer’s respective entitlements to such compensation described in the previous sentence. Notwithstanding the foregoing or anything else herein to the contrary, Penalty Charges with respect to any Companion Loan will be allocated pursuant to the applicable Intercreditor Agreement after payment of all related Advances and interest thereon and additional expenses of the Trust in accordance with this Section 3.11(d).

If a Servicing Shift Whole Loan becomes a Specially Serviced Loan prior to the applicable Servicing Shift Securitization Date, the applicable Special Servicer shall service and administer such Servicing Shift Whole Loan and any related REO Property in the same manner as any other Specially Serviced Loan or Serviced REO Property and shall be entitled to all rights and compensation earned with respect to such Serviced Whole Loan as the applicable Special Servicer of such Serviced Whole Loan. With respect to a Servicing Shift Mortgage Loan, prior to the applicable Servicing Shift Securitization Date, no other special servicer will be entitled to any such compensation or have such rights and obligations. If a Servicing Shift Whole Loan is still a Specially Serviced Loan on the applicable Servicing Shift Securitization Date, the Non-Serviced Special Servicer and the applicable Special Servicer shall be entitled to compensation with respect to such Servicing Shift Whole Loan as if such Special Servicer were being terminated as the Special Servicer with respect to such Servicing Shift Whole Loan and the Non-Serviced Special Servicer were replacing such Special Servicer as the successor Special Servicer with respect to such Servicing Shift Whole Loan.

(e)       With respect to each Distribution Date, each Special Servicer shall deliver or cause to be delivered to the applicable Master Servicer within two (2) Business Days following the Determination Date, and such Master Servicer shall deliver, to the extent it has received, to the Certificate Administrator, without charge and on the related Remittance Date, an electronic report (which may include HTML, Word or Excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator and the applicable Special Servicer) that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date; provided that no such report shall be due in any month during which no Disclosable Special Servicer Fees were received.

(f)       Each Special Servicer and its Affiliates shall be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any Person (including, without limitation, the Trust, any Mortgagor, any property manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under this Agreement, other than as expressly provided in this Section 3.11; provided that such prohibition shall not apply to Permitted Special Servicer/Affiliate Fees.

(g)       Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit JJ hereto or such other payment instructions as CREFC® may provide to the Master Servicers in writing at least two Business Days prior to the Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis. Each Master Servicer shall withdraw from its Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.05(a)(xii) on a monthly basis, from funds on deposit in its Collection Account.

Section 3.12   Inspections; Collection of Financial Statements; Delivery of Reports.  (a) Each Master Servicer shall perform (at its own expense), or shall cause to be performed (at its own expense), a physical inspection of each Mortgaged Property relating to a Mortgage Loan (other than a Non-Serviced Mortgage Loan, an REO Loan or a Specially Serviced Loan) for which it is acting as Master Servicer with a Stated Principal Balance of (i) $2,000,000 or more at least once every twelve (12) months and (ii) less than $2,000,000 at least once every twenty-four (24) months, in each case, commencing in the calendar year 2022 (and each Mortgaged Property shall be inspected on or prior to December 31, 2023); provided, however, that if a physical inspection has been performed by the applicable Special Servicer in the previous twelve (12) months, such Master Servicer will not be required to perform, or cause to be performed, such physical inspection; provided, further, that if any scheduled payment becomes more than sixty (60) days delinquent on the related Mortgage Loan (excluding a delinquency that would have existed but for a Payment Accommodation, for so long as the related borrower is complying with the terms of such Payment Accommodation), the applicable Special Servicer shall inspect or cause to be inspected the related Mortgaged Property as soon as practicable after such Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as such Mortgage Loan remains a Specially Serviced Loan. The cost of such inspection by a Special Servicer pursuant to the second proviso of the immediately preceding sentence shall be an expense of the Trust, and, to the extent not paid by the related Mortgagor, reimbursed first from Penalty Charges actually received from the related Mortgagor and then from the applicable Collection Account pursuant to Section 3.05(a)(ii), provided that, in the case of such reimbursement relating to a Serviced Whole Loan, such reimbursement shall be made, subject to the terms of the related Intercreditor Agreement, with respect to a Serviced Whole Loan, first, from any related AB Subordinate Companion Loan (if any) and then, pro rata and pari passu, from the related Serviced Pari Passu Mortgage Loan and any related Serviced Pari Passu Companion Loan in accordance with their respective outstanding principal balances (provided that, with respect to any AB Subordinate Companion Loan, the foregoing shall not limit or otherwise modify the terms of the related Intercreditor Agreement pursuant to which any amounts collected with respect to the related Whole Loan are allocated to the related Serviced AB Mortgage Loan, any Serviced Pari Passu Companion Loans and the AB Subordinate Companion Loan), in each case, prior to being payable out of general collections. The applicable Special Servicer or the applicable Master Servicer, as applicable, shall prepare or cause to be prepared a written report of each such inspection detailing the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of (i) any vacancy at the Mortgaged Property that the preparer of such report has knowledge of and the applicable Master Servicer or the applicable Special Servicer, as the case may be, deems material, (ii) any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, (iii) any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the applicable Master Servicer or the applicable Special Servicer, as the case may be, deems material, (iv) any visible material waste committed on the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection and (v) photographs of each inspected Mortgaged Property. The applicable Special Servicer and the applicable Master Servicer shall promptly following preparation deliver or make available a copy (in electronic format) of each such report prepared by such Special Servicer and such Master Servicer, respectively, to the other party, to the Directing Certificateholder ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan (as to the Directing Certificateholder) that is a Specially Serviced Loan). Within five (5) Business Days after request for copies of such reports by the Rating Agencies, the applicable Special Servicer or the applicable Master Servicer, as applicable, shall deliver or make available a copy (in electronic format) of each such report prepared by such Special Servicer and such Master Servicer, as applicable, to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website for review by NRSROs (including Rating Agencies) that are Privileged Persons. In respect of any Mortgage Loan other than an Excluded Loan (as to the Directing Certificateholder) that is a Specially Serviced Loan and prior to the occurrence of a Consultation Termination Event, the applicable Master Servicer shall deliver or make available a copy of each such report to the Directing Certificateholder and upon request to each Controlling Class Certificateholder (which request may state that such items may be delivered until further notice).

(b)       Each Special Servicer, in the case of any Specially Serviced Loan, and each Master Servicer, in the case of any Non-Specially Serviced Loan, shall make reasonable efforts to collect promptly and review from each related Mortgagor under the Mortgage Loans for which it acts as Master Servicer or Special Servicer, as applicable, quarterly and annual operating statements, financial statements, budgets, rent rolls (or, with respect to residential cooperative properties, maintenance schedules) and sales reports of the related Mortgaged Property, and the quarterly and annual financial statements of such Mortgagor commencing with the calendar quarter ending on September 30, 2021 and the calendar year ending on December 31, 2021, whether or not delivery of such items is required pursuant to the terms of the related Mortgage Loan documents and any other reports or documents required to be delivered under the terms of the Mortgage Loans (and each Serviced Companion Loan), if delivery of such items is required pursuant to the terms of the related Mortgage Loan documents. The applicable Master Servicer and the applicable Special Servicer shall not be required to request such operating statements or rent rolls (or, with respect to residential cooperative properties, maintenance schedules) more than once if the related Mortgagor is not required to deliver such statements pursuant to the terms of the Mortgage Loan documents. In addition, the applicable Special Servicer shall cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and shall collect all such items promptly following their preparation. The applicable Special Servicer shall deliver all such items to the applicable Master Servicer within five (5) Business Days of receipt, and such Master Servicer and such Special Servicer, as applicable, shall deliver or make available copies of all the foregoing items so collected to the Trustee, the Certificate Administrator, the Directing Certificateholder and the Depositor, in electronic format, in each case within sixty (60) days of its receipt thereof, but in no event, in the case of annual statements, later than June 30 of each year commencing 2021. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of such items, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Loans) shall deliver or make available electronic copies of such items to the Certificate Administrator to be posted on the Certificate Administrator’s Website. Upon the request of any NRSRO, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Loans) shall deliver or make available copies of all or any portion of the foregoing items so collected thereby to the 17g-5 Information Provider pursuant to Section 3.13(c).

In addition, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, shall prepare with respect to each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

(i)        Within forty-five (45) days after receipt of a quarterly operating statement, if any, commencing within forty-five (45) days of receipt of such quarterly operating statement for the quarter ending September 30, 2021, a CREFC® Operating Statement Analysis Report (but only to the extent the related Mortgagor is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information) for such Mortgaged Property or REO Property as of the end of that calendar quarter and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in then-current applicable CREFC® guidelines (it being understood that as of the Closing Date, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The applicable Master Servicer (with respect to all Mortgage Loans (other than Non-Serviced Mortgage Loans)) or the applicable Special Servicer (with respect to REO Properties that do not relate to Non-Serviced Mortgage Loans), as applicable, shall deliver or make available copies (in electronic format) of each CREFC® Operating Statement Analysis Report and, upon request, the related operating statements (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan).

(ii)       Within forty-five (45) days after receipt of an annual operating statement or rent rolls (or, with respect to the residential cooperative properties, maintenance schedules) (if and to the extent any such information is in the form of normalized year-end financial statements that have been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) for each calendar year commencing within forty-five (45) days of receipt of such annual operating statement for the calendar year ending December 31, 2021, a CREFC® NOI Adjustment Worksheet (but only to the extent the related Mortgagor is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, such information), presenting the computation to “normalize” the full year net operating income and debt service coverage numbers used by the applicable Master Servicer in preparing the CREFC® Comparative Financial Status Report. The applicable Master Servicer (with respect to all Mortgage Loans (other than Non-Serviced Mortgage Loans)) or the applicable Special Servicer (with respect to REO Properties that do not relate to Non-Serviced Mortgage Loans), as applicable, shall deliver or make available copies (in electronic format) of each CREFC® NOI Adjustment Worksheet and, upon request, the related operating statements or rent rolls (or, with respect to the residential cooperative properties, maintenance schedules) (in each case, promptly following the initial preparation and each material revision thereof) to the Certificate Administrator, the Directing Certificateholder, the related Companion Holder (with respect to any Serviced Companion Loan) and, upon request, the 17g-5 Information Provider, and the 17g-5 Information Provider shall post all such items to the 17g-5 Information Provider’s Website.

(c)       At or before 12:00 p.m. (New York City time) on each Determination Date, each Special Servicer shall prepare and deliver or cause to be delivered to the applicable Master Servicer and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, the CREFC® Special Servicer Loan File and any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports with respect to the Specially Serviced Loans (excluding, for the Directing Certificateholder, any Excluded Loans) and any REO Properties (other than a Non-Serviced Mortgaged Property), providing the information required of the applicable Special Servicer in an electronic format, reasonably acceptable to the applicable Master Servicer as of the Business Day preceding such Determination Date, which CREFC® Special Servicer Loan File shall include data, to enable the applicable Master Servicer to produce the following supplemental CREFC® reports: (i) a CREFC® Delinquent Loan Status Report, (ii) a CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iii) a CREFC® REO Status Report, (iv) a CREFC® Comparative Financial Status Report and (v) a CREFC® NOI Adjustment Worksheet and a CREFC® Operating Statement Analysis Report, in each case with the supporting financial statements, budgets, operating statements and rent rolls (or, with respect to residential cooperative properties, maintenance schedules) submitted by the Mortgagor.

(d)      Not later than 5:00 p.m. (New York City time) on each P&I Advance Date beginning July 2021, each Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the Certificate Administrator the following reports and data files with respect to the Mortgage Loans for which it acts as Master Servicer: (A) to the extent such Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) CREFC® Loan Setup File (only with respect to the first

Distribution Date), (C) the most recent CREFC® Property File, and CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the applicable Special Servicer and the applicable Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Determination Date, (E) CREFC® Financial File, (F) CREFC® Loan Level Reserve/LOC Report, (G) the CREFC® Advance Recovery Report, (H) CREFC® Total Loan Report and (I) the report on Disclosable Special Servicer Fees delivered pursuant to Section 3.11(e) to the extent received from the applicable Special Servicer, if any. Additionally, not later than 5:00 p.m. (New York City time) on the P&I Advance Date beginning July 2021, the applicable Master Servicer shall deliver or cause to be delivered in electronic format to the Certificate Administrator any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the applicable Special Servicer. Not later than 2:00 p.m. (New York City time) two (2) Business Days prior to the Distribution Date beginning July 2021, the applicable Master Servicer shall deliver or cause to be delivered to the Certificate Administrator via electronic format the CREFC® Loan Periodic Update File and, to the extent received by such Master Servicer, the CREFC® Appraisal Reduction Template, if provided for such Distribution Date. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the applicable Master Servicer, or any payments or collections not received by the applicable Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due.

Not later than two (2) Business Days prior to each P&I Advance Date, the NCB Master Servicer shall deliver to the General Master Servicer an NCB CREFC® Schedule AL File and any NCB Schedule AL Additional File in both EDGAR-Compatible Format and Excel format; provided, however, that the NCB Master Servicer shall have no obligation to prepare or deliver such NCB CREFC® Schedule AL File unless the NCB Master Servicer receives the Initial Schedule AL File from the Depositor pursuant to Section 2.01(i). If the General Master Servicer does not receive such NCB CREFC® Schedule AL File from the NCB Master Servicer by two (2) Business Days prior to the related P&I Advance Date, it shall immediately request such NCB CREFC® Schedule AL File from the NCB Master Servicer via email at BANK2021BNK34@ncb.com and send a copy of such request to the Depositor via email at CRRCompliance@wellsfargo.com. In preparing the NCB CREFC® Schedule AL File and any NCB Schedule AL Additional File for any given Distribution Date, and without any due diligence, investigation or verification, the NCB Master Servicer shall be entitled to conclusively rely, absent manifest error, on the content, completeness and accuracy of the Initial Schedule AL File and Annex A-1 to the Prospectus. The NCB CREFC® Schedule AL File and the NCB Schedule AL Additional File delivered by the NCB Master Servicer shall each be a single file.

Not later than 5:00 p.m. (New York City time) on each P&I Advance Date beginning July 2021, the General Master Servicer shall deliver to the Certificate Administrator a CREFC® Schedule AL File and may deliver to the Certificate Administrator a Schedule AL Additional File, each covering all of the Mortgage Loans (which CREFC® Schedule AL File and Schedule AL Additional File shall include the information contained in the NCB CREFC® Schedule AL File and any NCB Schedule AL Additional File, respectively, delivered to the General Master Servicer by the NCB Master Servicer for such Distribution Date pursuant to the immediately preceding paragraph), and each in both EDGAR-Compatible Format and Excel format; provided, however, that the General Master Servicer shall have no obligation to prepare or deliver the CREFC® Schedule AL File for any given Distribution Date unless the General Master Servicer receives the Initial Schedule AL File from the Depositor pursuant to Section 2.01(i) and the NCB CREFC® Schedule AL File for such Distribution Date pursuant to the immediately preceding paragraph. If the Certificate Administrator does not receive the CREFC® Schedule AL File from the General Master Servicer by 5:00 p.m. (New York City time) on the P&I Advance Date, it shall request the CREFC® Schedule AL File from the General Master Servicer via email at ssreports@wellsfargo.com and send a copy of such request to the Depositor via email at CRRCompliance@wellsfargo.com. In preparing the CREFC® Schedule AL File and any Schedule AL Additional File for any given Distribution Date, and without any due diligence, investigation or verification, the General Master Servicer shall be entitled to conclusively rely, absent manifest error, on the content, completeness and accuracy of the Initial Schedule AL File and Annex A-1 to the Prospectus and the NCB CREFC® Schedule AL File and any NCB Schedule AL Additional File delivered to the General Master Servicer by the NCB Master Servicer for such Distribution Date pursuant to the immediately preceding paragraph. The CREFC® Schedule AL File and the Schedule AL Additional File delivered by the General Master Servicer shall each be a single file. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files provided or prepared by or on behalf of either or both Master Servicers. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. The Certificate Administrator shall not be deemed to have actual knowledge of the contents of any CREFC® Schedule AL File or Schedule AL Additional File solely by its receipt thereof.

In the absence of manifest error, each Master Servicer shall be entitled to conclusively rely upon, without investigation or inquiry, any information and reports delivered to it by any third party, and the Certificate Administrator shall be entitled to conclusively rely upon each Master Servicer’s reports and each Special Servicer’s reports and any information provided by the Trustee, without any duty or obligation to recompute, verify or recalculate any of the amounts and other information stated therein.

(e)       Each Special Servicer shall deliver to the applicable Master Servicer the reports and information required of such Special Servicer pursuant to Section 3.11(e), Section 3.12(b) and Section 3.12(c), and such Master Servicer shall deliver or make available to the Certificate Administrator the reports and data files set forth in Section 3.12(d). Each Master Servicer may, absent manifest error, conclusively rely on the reports and/or data to be provided by the applicable Special Servicer pursuant to Section 3.11(e), Section 3.12(b) and Section 3.12(c). The Certificate Administrator may, absent manifest error, conclusively rely on the reports and/or data to be provided by the applicable Master Servicer pursuant to Section 3.12(d). In the case of information or reports to be furnished by the applicable Master Servicer to the Certificate Administrator pursuant to Section 3.12(d), to the extent that such information or reports are, in turn, based on information or reports to be provided by the applicable Special Servicer pursuant to Section 3.12(b) or Section 3.12(c) and to the extent that such reports are to be prepared and delivered by the applicable Special Servicer pursuant to Section 3.11(e), Section 3.12(b) or Section 3.12(c), the applicable Master Servicer shall have no obligation to provide such information or reports to the Certificate Administrator until it has received the requisite information or reports from the applicable Special Servicer, and the applicable Master Servicer shall not be in default hereunder due to a delay in providing the reports required by Section 3.12(d) caused by the applicable Special Servicer’s failure to timely provide any information or report required under Section 3.11(e), Section 3.12(b) or Section 3.12(c) of this Agreement.

(f)       Notwithstanding the foregoing, however, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed by this Section 3.12 shall not constitute a breach of this Section 3.12 to the extent such Master Servicer or such Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or such Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Mortgaged Properties. A Master Servicer and a Special Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with applicable law and the Servicing Standard. A Master Servicer or a Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(g)       Unless otherwise specifically stated herein, if a Master Servicer or a Special Servicer is required to deliver any statement, report or information under any provisions of this Agreement, such Master Servicer or such Special Servicer, as the case may be, may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format or (z) making such statement, report or information available on such Master Servicer’s website (with respect to items delivered by such Master Servicer (except with respect to items delivered by such Master Servicer to the Certificate Administrator)) or the Certificate Administrator’s Website, unless this Agreement expressly specifies a particular method of delivery.

Notwithstanding anything to the contrary in the foregoing, each Master Servicer and each Special Servicer shall deliver any required statements, reports or other information to the Certificate Administrator in an electronic format mutually agreeable to the Certificate Administrator and the applicable Master Servicer or the applicable Special Servicer, as the case may be. The applicable Master Servicer or the applicable Special Servicer may physically deliver a paper copy of any such statement, report or information as a temporary measure due to system problems, however, copies in electronic format shall follow upon the correction of such system problems.

Section 3.13   Access to Certain Information. (a) Each Master Servicer and Special Servicer shall provide or cause to be provided to the Certificate Administrator, and the Certificate Administrator shall afford access to any Mortgage Loan Seller and to any Certificateholder that is a federally insured financial institution, the OCC, the FDIC, the Board of Governors of the Federal Reserve System of the United States of America and the supervisory agents and examiners of such boards and such corporations, and any other federal or state banking or insurance regulatory authority that may exercise authority over any such Certificateholder, and to each Holder of a Non-Registered Certificate, access to any documentation or information regarding the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and, in the case of a Mortgage Loan that is a portion of a Serviced Whole Loan, the related Companion Loan, and the Trust within its control which may be required by applicable law. At the election of the applicable Master Servicer, the applicable Special Servicer or the Certificate Administrator, such access may be afforded to such Person identified above by the delivery of copies of information as requested by such Person and such Master Servicer, such Special Servicer or the Certificate Administrator shall be permitted to require payment (other than from the Directing Certificateholder and the Trustee and the Certificate Administrator on its own behalf or on behalf of the Certificateholders, as applicable) of a sum sufficient to cover the reasonable out-of-pocket costs incurred by it in making such copies. Such access shall (except as described in the preceding sentence) be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator or the Custodian.

The failure of a Master Servicer or a Special Servicer to provide access as provided in this Section 3.13 as a result of a confidentiality obligation shall not constitute a breach of this Section 3.13. In connection with providing information pursuant to this Section 3.13, the Master Servicers and Special Servicers may each (i) affix a reasonable disclaimer to any information provided by it for which it is not the original source (without suggesting liability on the part of any other party hereto); (ii) affix to any information provided by it a reasonable statement regarding securities law restrictions on such information and/or condition access to information on (x) the execution of a confidentiality agreement substantially in the form of Exhibit X, or (y) execution of a “click-through” confidentiality agreement if such information is being provided through the applicable Master Servicer’s or the applicable Special Servicer’s website; (iii) withhold access to confidential information or any intellectual property; and/or (iv) withhold access to items of information contained in the Servicing File for any Mortgage Loan if the disclosure of such items is prohibited by applicable law or the provisions of any related Mortgage Loan documents or would constitute a waiver of the attorney-client privilege. Notwithstanding any provision of this Agreement to the contrary, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement to the extent that such Master Servicer or such Special Servicer, as the case may be, determines, in its reasonable good faith judgment consistent with the applicable Servicing Standard, that such disclosure would violate applicable law or any provision of a Mortgage Loan or Companion Loan document prohibiting disclosure of information with respect to the Mortgage Loans or Companion Loans or the Mortgaged Properties, constitute a waiver of the attorney-client privilege on behalf of the Trust or otherwise materially harm the Trust. Without limiting the generality of the foregoing, a Master Servicer or a Special Servicer may refrain from disclosing information that it reasonably determines would prejudice the interests of the Certificateholders with respect to a workout or exercise of remedies as to any particular Mortgage Loan.

Notwithstanding the limitation set forth in the next succeeding paragraph, but subject to the last sentence of the immediately preceding paragraph, upon the reasonable request of any Certificateholder (or with respect to any AB Subordinate Companion Loan related to a Serviced AB Whole Loan, the holder of such AB Subordinate Companion Loan) that has delivered an Investor Certification to the applicable Master Servicer or the applicable Special Servicer, as the case may be, the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), as applicable, may provide (or make available electronically) or make available at the expense of such Certificateholder or holder of such AB Subordinate Companion Loan, as applicable, copies of any appraisals, operating statements, rent rolls (or, with respect to residential cooperative properties, maintenance schedules) and financial statements (in each case, solely relating to the related Serviced Whole Loan or Serviced AB Whole Loan, if requested by the holder of an AB Subordinate Companion Loan, as the case may be) obtained by the applicable Master Servicer or the applicable Special Servicer, as the case may be; provided that, in connection with such request, such Master Servicer or such Special Servicer, as applicable, may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or such Special Servicer, as applicable, generally to the effect that such Person will keep such information confidential and shall use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or holder of such AB Subordinate Companion Loan, as applicable, may have under this Agreement.

Notwithstanding anything to the contrary herein (other than as permitted in the preceding paragraph with respect to any Certificateholder or as specifically provided for herein with respect to the Directing Certificateholder), unless required by applicable law or court order, no Certificateholder (except, with respect to a Mortgage Loan Seller, to the extent necessary for such party to comply with its obligations under the related Mortgage Loan Purchase Agreement, and except for the Master Servicers and the Certificate Administrator, acting in such capacities) or beneficial owner shall be given access to, or be provided copies of, the Mortgage Files or Diligence Files.

(b)         The Certificate Administrator shall make available to Privileged Persons (provided that the Prospectus, Distribution Date Statements, Mortgage Loan Purchase Agreements, this Agreement and the Commission EDGAR filings referred to below will be available to the general public) via the Certificate Administrator’s Website, the following items, in each case, to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format:

(i)          The following documents, which will initially be made available under a tab or heading designated “deal documents”:

(A)      the Prospectus and any other disclosure document relating to the Registered Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)      this Agreement and any amendments and exhibits hereto;

(C)      any Sub-Servicing Agreements delivered to the Certificate Administrator on or after the Closing Date;

(D)      the Mortgage Loan Purchase Agreements and any amendments and exhibits thereto; and

(E)      the CREFC® Loan Setup File provided by each applicable Master Servicer to the Certificate Administrator;

(ii)          the following documents, which will initially be made available under a tab or heading designated “SEC EDGAR filings”;

(A)     any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the Certificate Administrator with respect to the Trust through the EDGAR system; and

(B)     any notice delivered to the Certificate Administrator by the Depositor relating to the filing of a Form 8-K/A;

(iii)         The following documents, which will initially be made available under a tab or heading designated “periodic reports”:

(A)     all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.02; and

(B)     the CREFC® Loan Periodic Update File, the CREFC® Bond Level File, the CREFC® Collateral Summary File, the CREFC® Property File, the CREFC® Financial File, each of the “surveillance reports” identified as such in the definition of “CREFC® Investor Reporting Package” (including, without limitation, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheets), the CREFC® Advance Recovery Report to the extent delivered by the applicable Master Servicer pursuant to this Agreement from time to time;

(iv)         The following documents, which will initially be made available under a tab or heading designated “additional documents”:

(A)     summaries of Final Asset Status Reports or, prior to an AB Control Appraisal Period, summaries of Asset Status Reports approved by the holder of the related Companion Loan, and related information delivered to the Certificate Administrator pursuant to Section 3.19(d);

(B)      all property inspection reports and environmental reports delivered to the Certificate Administrator pursuant to Section 3.12(a);

(C)      any Appraisals delivered to the Certificate Administrator pursuant to Section 3.19;

(D)      a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount and Cumulative Appraisal Reduction Amount on a current and cumulative basis; provided that it is received by the Certificate Administrator;

(E)      the CREFC® Appraisal Reduction Template; and

(F)      all Operating Advisor Annual Reports provided by the Operating Advisor to the Certificate Administrator;

(v)      The following documents, which will initially be made available under a tab or heading designated “special notices”:

(A)      any notice with respect to a release pursuant to Section 3.09(d);

(B)      any notice regarding a waiver, modification or amendment of the terms of any Mortgage Loan pursuant to Section 3.18(g);

(C)      any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 4.01(h);

(D)      any notice of the occurrence of any Servicer Termination Event or termination of a Master Servicer or a Special Servicer delivered pursuant to Section 7.01;

(E)      any notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and any other notice required to be delivered to the Certificateholders pursuant to Section 12.01;

(F)      any Asset Review Report Summary received by the Certificate Administrator;

(G)      any notice of the termination of the Sub-Servicer delivered pursuant to Section 3.20(g);

(H)    any notice of resignation of the Trustee or the Certificate Administrator, and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(I)       any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(J)      any notice of resignation or termination of a Master Servicer or a Special Servicer pursuant to Section 7.03;

(K)      any notice of termination pursuant to Section 9.01;

(L)    any notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and any notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer pursuant to Section 3.26(j) or Section 12.03, respectively;

(M)     any notice of any request by requisite percentage of Certificateholders for a vote to terminate a Special Servicer pursuant to Section 7.01(d), the Operating Advisor pursuant to Section 3.26(j) or the Asset Representations Reviewer pursuant to Section 12.05(b);

(N)      any notice of recommendation of termination of a Special Servicer by the Operating Advisor and the related report prepared by the Operating Advisor in connection with such recommendation;

(O)      any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

(P)      any notice of the occurrence of an Operating Advisor Termination Event;

(Q)      any notice of the occurrence of an Asset Representations Reviewer Termination Event;

(R)      any assessments of compliance delivered to the Certificate Administrator; and

(S)      any attestation reports delivered to the Certificate Administrator;

(T)      any “special notices” required by a Certificateholder to be posted on the Certificate Administrator’s website pursuant to Section 5.06;

(U)      any notice or documents provided to the Certificate Administrator by the Depositor or a Master Servicer directing the Certificate Administrator to post to the “Special Notices” tab;

(V)      any Proposed Course of Action Notice;

(vi)        the “Investor Q&A Forum” pursuant to Section 4.07(a);

(vii)       solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry” pursuant to Section 4.07(b); and

(viii)    the “U.S. Risk Retention Special Notices” tab relating to any notices as to ongoing compliance by each Retaining Party with the retention and hedging covenants in any agreement between the Retaining Parties and the Retaining Sponsor in respect of compliance with credit risk retention regulations; and

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the Certificate Administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

The Certificate Administrator shall post on the Certificate Administrator’s Website the items and reports identified in clauses (iii)(A) and (B) above on each Distribution Date. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through its Internet website.

The Certificate Administrator shall, in addition to posting the applicable notices on the “U.S. Risk Retention Special Notices” tab described in clause (viii) above, provide e-mail notification to any Privileged Person (other than certain financial market information providers under this agreement) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “U.S. Risk Retention Special Notices” tab.

In the event that Wells Fargo Bank, National Association in its capacity as the Retaining Sponsor determines that any Retaining Party no longer complies with the provisions of the Risk Retention Rule, the Retaining Sponsor will be required to send a written notice of such non-compliance to the Certificate Administrator who will post such notice on its website under the “U.S. Risk Retention Special Notices” tab.

Notwithstanding the foregoing, all Excluded Information shall be made available under a separate tab or heading designated “Excluded Information” on the Certificate Administrator’s Website (and not under any of the tabs or headings described in items (i) through (vii) above) and made available to Privileged Persons other than any Excluded Controlling Class Holder that is a Borrower Party (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)).

Any Person that is a Borrower Party shall only be entitled to access (a) the Distribution Date Statements, and the following items made available to the general public: the Prospectus, this Agreement, the Mortgage Loan Purchase Agreements and the Commission filings on the Certificate Administrator’s Website, and (b) in the case of the Directing Certificateholder or a Controlling Class Certificateholder, if any such Person becomes an Excluded Controlling Class Holder, upon delivery to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in physical form (or, solely with respect to the applicable Master Servicer, in electronic form) of an investor certification substantially in the form of Exhibit P-1D and upon delivery to the Certificate Administrator in physical form of an investor certification substantially in the form of Exhibit P-1F, which shall include each of the CTSLink User ID associated with such Excluded Controlling Class Holder, all information (other than the Excluded Information with respect to any Excluded Controlling Class Loans (unless a loan-by-the applicable loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans)) available on the Certificate Administrator’s Website.

In the case of the Directing Certificateholder or a Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, upon delivery of an investor certification substantially in the form of Exhibit P-1B hereto, such Directing Certificateholder or Controlling Class Certificateholder shall be entitled to access all information on the Certificate Administrator’s Website. The Master Servicers, the Special Servicers, the Operating Advisor, the Certificate Administrator and the Trustee may each rely on (i) an investor certification in the form of Exhibit P-1B hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is not an Excluded Controlling Class Holder and (ii) an investor certification in the form of Exhibit P-1D in physical form (or, solely with respect to the applicable Master Servicer, in electronic form) hereto from the Directing Certificateholder or a Controlling Class Certificateholder to the effect that such Person is an Excluded Controlling Class Holder with respect to one or more Excluded Controlling Class Loan(s). In the event the Directing Certificateholder or a Controlling Class Certificateholder becomes an Excluded Controlling Class Holder, such party shall promptly notify each of the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee in writing substantially in the form of Exhibit P-1E that such party has become an Excluded Controlling Class Holder with respect to the Excluded Controlling Class Loan(s) listed in such notice and shall also provide the Certificate Administrator a notice substantially in the form of Exhibit P-1F listing each of the CTSLink User ID associated with such Excluded Controlling Class Holder and directing the Certificate Administrator to restrict such Excluded Controlling Class Holder’s access to the Certificate Administrator’s Website as and to the extent provided in this Agreement. Upon confirmation from the Certificate Administrator that such access has been restricted, such Excluded Controlling Class Holder shall submit a new investor certification substantially in the form of Exhibit P-1D in physical form (or, solely with respect to the applicable Master Servicer, in electronic form) to access the information on the Certificate Administrator’s Website, except that such Excluded Controlling Class Holder shall not be entitled to access any Excluded Information related to any Excluded Controlling Class Loan(s) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the Certificate Administrator’s Website. With respect to any Excluded Information sent for posting on the Certificate Administrator’s Website, each of the applicable Master Servicer, the applicable Special Servicer and the Operating Advisor shall mark or label such information as “Excluded Information” prior to delivery to the Certificate Administrator, and the Certificate Administrator shall segregate on the Certificate Administrator’s Website such Excluded Information (and, if possible at a later time, on loan-by-loan basis) from information relating to other Mortgage Loans or Whole Loans, as applicable.

Notwithstanding anything herein to the contrary, each of the Master Servicers, the Special Servicers, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively assume that the Directing Certificateholder and all beneficial owners of the Certificates of the Controlling Class are not Excluded Controlling Class Holders except to the extent that the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor or the Certificate Administrator, as the case may be, has received a notice substantially in the form of Exhibit P-1E from the Directing Certificateholder or a Controlling Class Certificateholder that it has become an Excluded Controlling Class Holder. None of the Master Servicers, the Special Servicers, the Operating Advisor or the Certificate Administrator shall be liable for any communication to the Directing Certificateholder or a Controlling Class Certificateholder that is an Excluded Controlling Class Holder or disclosure of any information relating to an Excluded Controlling Class Loan (including any related Excluded Information delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website) if the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor or the Certificate Administrator, as the case may be, did not receive prior written notice that the related Mortgage Loan is an Excluded Controlling Class Loan and/or, with respect to any related Excluded Information posted on the Certificate Administrator’s Website, such information was not delivered to the Certificate Administrator in accordance with Section 3.33.

Each of the Master Servicers, the Special Servicers, the Operating Advisor and the Certificate Administrator shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder of an investor certification substantially in the form of Exhibit P-1B that it is not or is no longer an Excluded Controlling Class Holder. To the extent the Directing Certificateholder or a Controlling Class Certificateholder receives access pursuant to this Agreement to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of such Directing Certificateholder or Controlling Class Certificateholder or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

To the extent the Risk Retention Consultation Party or a Holder of an RR Interest receives access pursuant to this Agreement to any information solely related to a Mortgage Loan with respect to which such party is a Borrower Party (which shall include any Asset Status Reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by a Special Servicer or any Excluded Special Servicer and which may include any Operating Advisor reports delivered to the Certificate Administrator regarding such Special Servicer’s net present value determination or any Appraisal Reduction Amount calculations delivered pursuant to Section 3.26(d) and Section 3.26(e), and any Officer’s Certificates delivered by the Trustee, a Master Servicer or a Special Servicer, supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, but in each case other than information with respect to such Mortgage Loan that is aggregated with information of other Mortgage Loans at a pool level), on the Certificate Administrator’s Website or otherwise receives access to such information, such Risk Retention Consultation Party or Holder of an RR Interest shall be deemed to have agreed that it (i) will not directly or indirectly provide any such information to (A) the related Borrower Party, (B) any employees or personnel of such Risk Retention Consultation Party or Holder of an RR Interest or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (C) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above. For the avoidance of doubt, (i) any file or report contained in the CREFC® Investor Reporting Package (CREFC® IRP) (other than the CREFC® Special Servicer Loan File relating to any such Excluded Loan) shall be considered information that is aggregated with information of other Mortgage Loans at a pool level and (ii) the covenants and restrictions in this paragraph are not applicable to Wells Fargo Bank, National Association, acting in its capacity as General Master Servicer or Certificate Administrator.

The Certificate Administrator makes no representation or warranty as to the accuracy or completeness of any report, document or other information made available on its Internet website and assumes no responsibility therefor, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source. Notwithstanding anything herein to the contrary, the Certificate Administrator shall not be liable for any disclosure of information relating to any Excluded Controlling Class Loan to the extent such information was included in the Asset Status Report or the Final Asset Status Report delivered to the Certificate Administrator for posting to the Certificate Administrator’s Website and not properly identified as relating to any Excluded Controlling Class Loan.

In connection with providing access to the Certificate Administrator’s Website (other than with respect to access provided to the general public in accordance with Section 3.13(b)), the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance herewith. Questions regarding the Certificate Administrator’s Website can be directed to the Certificate Administrator’s CMBS customer service desk at (866) 846-4526.

(c)       The 17g-5 Information Provider shall make available solely to the Depositor and the NRSROs the following items to the extent such items are delivered to it (in the form of an electronic document suitable for posting) via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “BANK 2021-BNK34” and an identification of the type of information being provided in the body of such electronic mail; or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)        any notices of waivers under Section 3.08(d);

(ii)       any Asset Status Report delivered by the applicable Special Servicer under Section 3.19(d);

(iii)      any notice of final payment on the Certificates;

(iv)      any environmental reports delivered by the applicable Special Servicer under Section 3.09(c);

(v)       any Appraisals delivered to the 17g-5 Information Provider pursuant to Section 3.19;

(vi)      any annual statements as to compliance and related Officer’s Certificates delivered under Section 11.09 or Section 11.10;

(vii)     any annual independent public accountants’ attestation reports delivered pursuant to Section 11.11;

(viii)    any notice to the Rating Agencies relating to the applicable Special Servicer’s determination to take action without receiving Rating Agency Confirmation from any Rating Agency as set forth in Section 3.25(a);

(ix)      copies of requests or questions that were submitted by the Rating Agencies relating to a request for Rating Agency Confirmation;

(x)       any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider pursuant to Section 3.25(a);

(xi)      any notice of resignation of the Trustee or the Certificate Administrator and any notice of the acceptance of appointment by the successor trustee or the successor certificate administrator pursuant to Section 8.07 or Section 8.08;

(xii)     any Officer’s Certificate supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

(xiii)    any notice of a Servicer Termination Event or termination of a Master Servicer or a Special Servicer delivered pursuant to Section 7.01;

(xiv)    any notice of the merger or consolidation of the Certificate Administrator or the Trustee pursuant to Section 8.09;

(xv)     any notice of any amendment that modifies the procedures herein relating to Rule 17g-5 of the Exchange Act pursuant to Section 13.01(a)(ix);

(xvi)    any Operating Advisor Annual Report pursuant to Section 3.26;

(xvii)   any summary of oral communication with the Rating Agencies or any written question or request from the Rating Agencies directed toward the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Trustee regarding any of the information delivered to the 17g-5 Information Provider pursuant to this Section 3.13(c) or regarding any request for a Rating Agency Confirmation or regarding any of the Mortgage Loan documents or any matter related to the Certificates, Mortgage Loans, any related Companion Loan, the related Mortgaged Properties, the related Mortgagors or any other matters related to this Agreement or any applicable Intercreditor Agreement; provided that the summary of such oral communication shall not identify the Rating Agency with whom the communication was held pursuant to Section 3.13(g);

(xviii)  any other information delivered to the 17g-5 Information Provider pursuant to this Agreement including, without limitation, Section 2.03(b), Section 3.07(a), Section 3.12, Section 3.17, Section 3.18(g); Section 11.09 or Section 11.10; and

(xix)    any other information delivered to the Rating Agencies pursuant to this Agreement including, without limitation, Section 13.10.

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt unless such information is received after 2:00 p.m., New York City time, on such Business Day, in which case, it shall be posted by 12:00 p.m., New York City time, on the next Business Day. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, each of the Certificate Administrator and the 17g-5 Information Provider may remove such information from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information merely by posting such information to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator or the 17g-5 Information Provider, as applicable. Access will be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification in the form of Exhibit P-2 hereto (which certification may be submitted electronically via the 17g-5 Information Provider’s Website). Questions regarding delivery of information to the 17g-5 Information Provider may be directed to (866) 846-4526 or 17g5informationprovider@wellsfargo.com (specifically referencing “BANK 2021-BNK34” in the subject line).

Upon delivery by the Depositor to the 17g-5 Information Provider of information designated by the Depositor as pre-closing information from the Depositor’s 17g-5 Website (the “Pre-Close Information”), the 17g-5 Information Provider shall make such information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant to this Section 3.13(c). Such information shall be provided to the 17g-5 Information Provider via electronic media and delivered to the 17g-5 Information Provider as mutually agreed. The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-Close Information or any other information on the 17g-5 Information Provider’s Website to any designee or third party.

Upon request of the Depositor or the Rating Agencies, the 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any additional information requested by the Depositor or the Rating Agencies to the extent such information is delivered to the 17g-5 Information Provider electronically in accordance with this Section 3.13. In no event shall the 17g-5 Information Provider disclose on the 17g-5 Information Provider’s Website the Rating Agency that requested such additional information.

The 17g-5 Information Provider shall notify any party that delivers any information, report, notice or document to the 17g-5 Information Provider under this Agreement that such information, report, notice or document was received and that it has been posted. The Master Servicers and the Special Servicers may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided, by 2:00 p.m. (New York City time) on any Business Day, to the 17g-5 Information Provider. The 17g-5 Information Provider shall notify-each Person that has signed-up for access to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document in the subject line or otherwise in the body of the email notice. The 17g-5 Information Provider shall send such notice to such Person’s email address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general email address if such general email address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit P-2 hereto.

Any information required to be delivered to the 17g-5 Information Provider by any party under this Agreement shall be delivered to it via electronic mail at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “BANK 2021-BNK34” and an identification of the type of information being provided in the body of such electronic mail, or via any alternative electronic mail address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider.

(d)      The applicable Master Servicer or the applicable Special Servicer, as applicable, may, but shall not be obligated to, provide bulk information that relates to two or more transactions to the 17g-5 Information Provider. Any such information shall be posted by the 17g-5 Information Provider and the 17g-5 Information Provider may, but shall not be obligated to, post such information in accordance with the timeframe provided in Section 3.13(c) above; provided, however, that if the 17g-5 Information Provider is not able to post such information in accordance with the timeframe in Section 3.13(c), then it shall post such information within a reasonable time.

(e)       Certain information concerning the Mortgage Loans and the Certificates (including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports) shall be provided by the Certificate Administrator at the direction of the Depositor to third parties (including Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Inc., Morningstar Credit Information & Analytics, LLC, KBRA Analytics, LLC, MBS Data, LLC, RealInsight and Thomson Reuters Corporation) with the consent of the Depositor, and providing such information shall not constitute a breach of this Agreement by the Certificate Administrator. Such information will be made available to such third parties upon receipt of a certificate in the form of Exhibit P-3 hereto, which certification may be submitted electronically via the Certificate Administrator’s Website.

(f)       Each Master Servicer and each Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also deliver, produce or otherwise make available through its website or otherwise, any additional information relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan, the Mortgaged Properties (other than any Non-Serviced Mortgaged Property), or the related Mortgagors, for review by the Depositor, the Underwriters and any other Persons who deliver an Investor Certification in accordance with this Section 3.13 and the Rating Agencies (collectively, the “Disclosure Parties”) (in the case of deliveries to a Rating Agency, only to the extent such additional information is simultaneously delivered to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)), in each case, except to the extent doing so is prohibited by this Agreement (including without limitation, any prohibitions on dissemination of any confidential information, including, without limitation, any Privileged Information), applicable law or by the related Mortgage Loan documents. Each Master Servicer and each Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor and the Rating Agencies, enter into (x) an Investor Certification, (y) a confidentiality agreement substantially in the form of Exhibit X or (z) a “click-through” confidentiality agreement if such information is being provided through the applicable Master Servicer’s website, and (B) acknowledge that such Master Servicer or such Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the applicable Master Servicer’s website, such Master Servicer and such Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 3.13(f) to current or prospective Certificateholders the form of confidentiality agreement used by the applicable Master Servicer or the applicable Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder, an Investor Certification executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein or an investment advisor related thereto, an Investor Certification indicating that such Person is a prospective purchaser of a Certificate or an interest therein or an investment advisor related thereto and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential with no further dissemination (except that such Certificateholder may provide such information to its auditors, legal counsel and regulators). In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Master Servicers nor the Special Servicers shall be liable for its dissemination of information in accordance with this Agreement or by others in violation of the terms of this Agreement. Neither the Master Servicers nor the Special Servicers shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 3.13 unless such information was produced by the applicable Master Servicer or the applicable Special Servicer, as the case may be.

(g)       The Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee shall be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents and any other matter related to the Mortgage Loans, the related Mortgaged Properties, the related Mortgagors or any other matters relating to this Agreement or related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary in accordance with the procedures set forth in Section 3.13(c) the same day such communication takes place; provided, further that the summary of such oral communications shall not identify which Rating Agency the communication was with. The 17g-5 Information Provider shall post such written summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 3.13(c).

(h)       The Special Servicers, subject to the limitations on delivery of Privileged Communications, shall deliver to the Operating Advisor such reports and other information produced or otherwise available to the Directing Certificateholder or the Risk Retention Consultation Party (in each case, other than, prior to the occurrence and continuance of a Control Termination Event, any Asset Status Reports that are not Final Asset Status Reports), or Certificateholders generally, requested by the Operating Advisor in support of the performance of its obligations under this Agreement in electronic format.

(i)        None of the foregoing restrictions in this Section 3.13 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) such Rating Agency’s or NRSRO’s review of the ratings it assigns to the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, as the case may be, (ii) such Rating Agency’s or NRSRO’s approval of the applicable Master Servicer, the Operating Advisor, the Asset Representations Reviewer or the applicable Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer, or (iii) such Rating Agency’s or NRSRO’s evaluation of the applicable Master Servicer’s, the Operating Advisor, the Asset Representations Reviewer’s or the applicable Special Servicer’s, as the case may be, servicing operations in general; provided that such Master Servicer, the Operating Advisor, the Asset Representations Reviewer or such Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans, to any Rating Agency or NRSRO in connection with such review and evaluation by such Rating Agency or NRSRO unless (x) Mortgagor, property and other deal specific identifiers are redacted; (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website or (z) the Rating Agency confirms that it does not intend to use such information in undertaking credit rating surveillance with respect to the Certificates; provided, however, that the Rating Agencies may use information delivered under this clause (z) for any purpose to the extent it is publicly available (unless the availability results from a breach of this Agreement) or comprised of information collected by the applicable Rating Agency from the 17g-5 Information Provider’s Website (or another 17g-5 information provider’s website that they have access to) other than pursuant to this Section 3.13(i).

(j)        The costs and expenses of compliance with this Section 3.13 by the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer and any other party hereto shall not be additional expenses of the Trust, but shall be borne by the applicable party hereto.

Section 3.14   Title to REO Property; REO Account. (a) If title to any Mortgaged Property is acquired (directly or through a single member limited liability company established for that purpose) and thus becomes REO Property, the deed or certificate of sale shall be issued in the name of the Trust where permitted by applicable law or regulation and consistent with customary servicing procedures, and otherwise, in the name of the Trustee or its nominee on behalf of the Certificateholders and, if applicable, on behalf of the related Companion Holders, in the case of a Serviced Companion Loan. REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.14. Each Special Servicer, on behalf of the Trust and, if applicable, the related Serviced Companion Noteholder, shall sell any REO Property prior to the close of the third calendar year following the year in which the Trust acquires ownership of such REO Property, within the meaning of Treasury Regulations Section 1.856-6(b)(1), for purposes of Section 860G(a)(8) of the Code, unless such Special Servicer either (i) applies for a qualifying extension of time no later than sixty (60) days prior to the close of the third calendar year in which it acquired ownership (or the period provided in then-applicable REMIC Provisions) and such extension is granted or is not denied (an “REO Extension”) by the Internal Revenue Service to sell such REO Property or (ii) obtains for the Trustee and the Certificate Administrator an Opinion of Counsel, addressed to the Trustee and the Certificate Administrator, to the effect that the holding by the Trust of such REO Property subsequent to the close of the third calendar year following the year in which acquisition occurred will not cause an Adverse REMIC Event. If the applicable Special Servicer is granted or not denied the REO Extension contemplated by clause (i) of the immediately preceding sentence or obtains the Opinion of Counsel contemplated by clause (ii) of the immediately preceding sentence, such Special Servicer shall sell such REO Property within such longer period as is permitted by such REO Extension or such Opinion of Counsel, as the case may be. Any expense incurred by such Special Servicer in connection with its being granted the REO Extension contemplated by clause (i) of the second preceding sentence or its obtaining the Opinion of Counsel contemplated by clause (ii) of the second preceding sentence, shall be an expense of the Trust payable out of the Collection Accounts pursuant to Section 3.05(a).

(b)       Each Special Servicer shall segregate and hold all funds collected and received in connection with any REO Property separate and apart from its own funds and general assets. If an REO Acquisition shall occur, the applicable Special Servicer shall establish and maintain one or more REO Accounts, held on behalf of the Trustee for the benefit of the Certificateholders and, if applicable, on behalf of any related Companion Holder(s), as applicable, as their interest shall appear, and the Trustee (as holder of the Lower-Tier Regular Interests), for the retention of revenues and other proceeds derived from each REO Property. The REO Account shall be an Eligible Account. The applicable Special Servicer shall deposit, or cause to be deposited, in the REO Account, within two (2) Business Days after receipt of properly identified funds, all REO Revenues, Insurance and Condemnation Proceeds and Liquidation Proceeds received in respect of an REO Property. Funds in the REO Account may be invested in Permitted Investments in accordance with Section 3.06. The applicable Special Servicer shall give notice to the Trustee, the Certificate Administrator, and the applicable Master Servicer of the location of the REO Account when first established and of the new location of the REO Account prior to any change thereof.

(c)       The applicable Special Servicer shall withdraw from the REO Account funds necessary for the proper operation, management, insuring, leasing, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relating to such REO Property. On or prior to each Determination Date (or with respect to a Serviced Companion Loan, on the Business Day preceding each Serviced Whole Loan Remittance Date), the applicable Special Servicer shall withdraw from the REO Account and remit to the applicable Master Servicer, which shall deposit into the applicable Collection

 Account (or the Companion Distribution Account, as applicable), the aggregate of all amounts received in respect of each REO Property during the most recently ended Collection Period, net of (i) any withdrawals made out of such amounts pursuant to the preceding sentence and (ii) Net Investment Earnings on amounts on deposit in the REO Account; provided, however, that such Special Servicer may retain in such REO Account, in accordance with the Servicing Standard, such portion of such balance as may be necessary to maintain a reasonable reserve for repairs, replacements, leasing, management and tenant improvements and other related expenses for the related REO Property. In addition, on or prior to the day the applicable Special Servicer remits funds as provided in this Section 3.14(c), the applicable Special Servicer shall provide the applicable Master Servicer with a written accounting of amounts remitted to such Master Servicer for deposit in the Collection Account, as applicable, on such date. Such Master Servicer shall apply all such amounts as instructed by such Special Servicer on the Determination Date (or with respect to a Serviced Companion Loan, on each Serviced Whole Loan Remittance Date) for the related Distribution Date.

(d)      The applicable Special Servicer shall keep and maintain separate records, on a property-by-property basis, for the purpose of accounting for all deposits to, and withdrawals from, the REO Account pursuant to Section 3.14(b) or Section 3.14(c).

Section 3.15            Management of REO Property. (a) If title to any REO Property is acquired, the applicable Special Servicer shall manage, conserve, protect, operate and lease such REO Property (other than any Non-Serviced Mortgaged Property) for the benefit of the Certificateholders and the related Companion Holders and the Trustee (as holder of the Lower-Tier Regular Interests) solely for the purpose of its timely disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by the Trust or any Serviced Companion Noteholder of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or result in an Adverse REMIC Event. Subject to the foregoing, however, the applicable Special Servicer shall have full power and authority to do any and all things in connection therewith as are in the best interests of and for the benefit of the Certificateholders (and, in the case of each Serviced Whole Loan, the related Companion Holder(s)) and the Trustee (as holder of the Lower-Tier Regular Interests) all as a collective whole (taking into account the pari passu nature of any Companion Loan, as the case may be) (as determined by the applicable Special Servicer in its reasonable judgment in accordance with the Servicing Standard). Notwithstanding anything to the contrary herein, REO Property with respect to a Non-Serviced Mortgage Loan is excluded for all purposes of this Section 3.15. Subject to this Section 3.15, the applicable Special Servicer may allow the Trust or any commercial mortgage securitization that holds any Serviced Companion Loan to earn “net income from foreclosure property” within the meaning of Section 860G(d) of the Code if it determines that earning such income is in the best interests of Certificateholders and, if applicable, any related Companion Holder(s) on a net after-tax basis as compared with net leasing such REO Property or operating such REO Property on a different basis. In connection therewith, the applicable Special Servicer shall deposit or cause to be deposited on a daily basis (and in no event later than two (2) Business Days following receipt of such properly identified funds) in the applicable REO Account all revenues received by it with respect to each REO Property and the related REO Loan, and shall withdraw from the REO Account, to the extent of amounts on deposit therein with respect to such REO Property, funds necessary for the proper operation, management, leasing and maintenance of such REO Property, including, without limitation:

(i)        all insurance premiums due and payable in respect of such REO Property;

(ii)       all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(iii)      any ground rents in respect of such REO Property, if applicable; and

(iv)      all costs and expenses necessary to maintain and lease such REO Property.

To the extent that amounts on deposit in the REO Account in respect of any REO Property are insufficient for the purposes set forth in clauses (i) through (iv) above with respect to such REO Property, the applicable Master Servicer (subject to receiving notice from the applicable Special Servicer in accordance with the procedures set forth elsewhere in this Agreement) shall advance from its own funds such amount as is necessary for such purposes unless (as evidenced by an Officer’s Certificate delivered to the Trustee, the applicable Special Servicer, the Depositor, the Certificate Administrator and the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder, and prior to the occurrence and continuance of a Consultation Termination Event)) such advances would, if made, constitute Nonrecoverable Servicing Advances.

(b)       Without limiting the generality of the foregoing, no Special Servicer shall:

(i)        permit the Trust to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)       permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)      authorize or permit any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than 10% of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)      Directly Operate, or allow any other Person, other than an Independent Contractor, to Directly Operate, any REO Property on any date more than ninety (90) days after its acquisition date;

unless, in any such case, the applicable Special Servicer has obtained an Opinion of Counsel (the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held for the benefit of the Trust, in which case the applicable Special Servicer may take such actions as are specified in such Opinion of Counsel.

(c)       Each Special Servicer shall contract with any Independent Contractor for the operation and management of any REO Property within ninety (90) days of the acquisition date thereof, provided that:

(i)        the terms and conditions of any such contract may not be inconsistent herewith and shall reflect an agreement reached at arm’s length;

(ii)       the fees of such Independent Contractor (which shall be an expense of the Trust) shall be reasonable and customary in light of the nature and locality of the Mortgaged Property;

(iii)      any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such REO Property, including, without limitation, those listed in subsection (a) hereof, and (B) remit all related revenues collected (net of its fees and such costs and expenses) to the applicable Special Servicer upon receipt;

(iv)      none of the provisions of this Section 3.15(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the applicable Special Servicer of any of its duties and obligations hereunder with respect to the operation and management of any such REO Property; and

(v)       each Special Servicer shall be obligated to manage and supervise such Independent Contractor in accordance with the Servicing Standard.

Each Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the applicable Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(d)      When and as necessary, each Special Servicer shall send to the Trustee, the Certificate Administrator and the applicable Master Servicer a statement prepared by such Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Section 3.15(a) and Section 3.15(b).

Section 3.16   Sale of Defaulted Loans and REO Properties. (a) (i) Within thirty (30) days after a Defaulted Loan has become a Specially Serviced Loan, the applicable Special Servicer shall order (but shall not be required to have received) an Appraisal and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Loan in accordance with the Servicing Standard; provided, however, that if the applicable Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, such Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. The applicable Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with the Servicing Standard including, without limitation, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy; provided that the applicable Special Servicer shall promptly notify the applicable Master Servicer in writing of the initial fair value determination and any adjustment to its fair value determination.

(ii)       If any Mortgage Loan or Serviced Companion Loan subject to an Intercreditor Agreement is a Specially Serviced Loan or to the extent otherwise required pursuant to the terms of the related Intercreditor Agreement, then the applicable Special Servicer (with respect to a Specially Serviced Loan) or the applicable Master Servicer (with respect to a Non-Specially Serviced Loan) shall promptly notify in writing the other, any related Companion Holder and any related mezzanine lender, as applicable, of any events requiring notice under the Intercreditor Agreement in accordance with the terms thereof. Thereafter, any related Companion Holder and related mezzanine lender, as applicable, will, notwithstanding anything in this Section 3.16 to the contrary, have the option to purchase the related Mortgage Loan and cure defaults relating thereto as and to the extent set forth in the related Intercreditor Agreement.

(iii)      If any Mortgage Loan not subject to an Intercreditor Agreement becomes a Specially Serviced Loan, or if the related Companion Holder or related mezzanine lender, as applicable, for any such Mortgage Loan subject to an Intercreditor Agreement has not previously exercised the option to purchase the Mortgage Loan pursuant to the previous paragraph, the applicable Special Servicer shall use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis, if and when the applicable Special Servicer determines, consistent with the Servicing Standard, that no satisfactory arrangements (including by way of a discounted pay-off) can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust and, if applicable, the related Companion Holder. In the case of a Non-Serviced Mortgage Loan, to the extent permitted under the related Intercreditor Agreement, and such Non-Serviced Mortgage Loan is not sold together with the Non-Serviced Companion Loan by the Non-Serviced Special Servicer, the applicable Special Servicer will be entitled to sell ((i) with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and (ii) after consulting with the Risk Retention Consultation Party pursuant to Section 6.08(a), in each case, provided such Non-Serviced Mortgage Loan is not an Excluded Loan as to such party) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee), the applicable Special Servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. Each Special Servicer is required to give the Trustee, the Certificate Administrator, the applicable Master Servicer, the Operating Advisor and the Directing Certificateholder and the Risk

Retention Consultation Party (in the case of the Directing Certificateholder and the Risk Retention Consultation Party, other than in respect of any Excluded Loan as to such party) not less than ten (10) days’ prior written notice of its intention to sell any Defaulted Loan. In the absence of a cash offer at least equal to the Purchase Price, the applicable Special Servicer may purchase the Defaulted Loan for the Purchase Price or may accept the first cash offer received from any Person that constitutes a fair price for the Defaulted Loan.

(iv)      (A) In the case of a Specially Serviced Loan as to which a default has occurred and is continuing, in the absence of any offer at least equal to the Purchase Price pursuant to clause (iii) above (or purchase by the applicable Special Servicer for such price), the applicable Special Servicer shall solicit offers and, subject to sub-clause (B) below, accept the highest offer received from any Person that is determined by such Special Servicer to be a fair price for such Specially Serviced Loan, if the offeror is a Person other than an Interested Person. In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any Defaulted Loan, the applicable Special Servicer shall take into account (in addition to the results of any Appraisal, updated Appraisal or narrative appraisal that it may have obtained pursuant to this Agreement within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. If the offeror is an Interested Person (provided that the Trustee may not be an offeror), the Trustee shall determine whether the offer constitutes a fair price unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received. Absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (x) it is the highest offer received and (y) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the Trustee shall rely on the most recent Appraisal (or update of such Appraisal) of the related Mortgaged Property conducted in accordance with this Agreement within the preceding nine (9) month period or, in the absence of any such Appraisal, on a new Appraisal. Except as provided in the following paragraph, the cost of any Appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the applicable Master Servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee must (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable by, the Interested Person; provided that the Trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Loan.

(B)      The applicable Special Servicer will not be obligated to accept the highest offer if the applicable Special Servicer determines (in consultation with the Directing Certificateholder and the Risk Retention Consultation Party, subject to the limitations on consultation set forth in and in accordance with Section 6.08(b) (in each case, unless a Consultation Termination Event shall have occurred and be continuing and other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that the rejection of such offer would be in the best interests of the Holders of Certificates and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders and, if applicable, the related Companion Holder constituted a single lender). In addition, the applicable Special Servicer may accept a lower offer from any Person other than an Affiliate of such Special Servicer if it determines, in accordance with the Servicing Standard, that the acceptance of such offer would be in the best interests of the Holders of Certificates and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder (as a collective whole, as if such Certificateholders and, if applicable, the related Companion Holder constituted a single lender) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer. The applicable Special Servicer shall use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date. For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.16, on the basis of anything other than the related Appraisal.

(v)       Unless and until any Specially Serviced Loan is sold pursuant to this Section 3.16(a), the applicable Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Loan, including, without limitation, workout and foreclosure, as the applicable Special Servicer may deem appropriate, consistent with the Asset Status Report and the Servicing Standard and the REMIC Provisions.

(b)       (i) The applicable Special Servicer may purchase any REO Property at the Purchase Price therefor (in the case of a Serviced Whole Loan, such purchase shall be a purchase of the entire REO Property, including the portion relating to the related Companion Loan). The applicable Special Servicer may also offer to sell to any Person any REO Property (in the case of a Serviced Whole Loan, such sale shall be a sale of the entire REO Property, including the portion relating to the related Companion Loan), if and when the applicable Special Servicer determines, consistent with the Servicing Standard, that such a sale would be in the best economic interest of the Trust and the related Companion Holders. Each Special Servicer shall give the Trustee, the applicable Master Servicer, each Companion Holder, the Certificate Administrator, the Directing Certificateholder and the Risk Retention Consultation Party ((A) in the case of the Directing Certificateholder and the Risk Retention Consultation Party, in respect of any Mortgage Loan other than an Excluded Loan as to such party and (B) in the case of the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event) not less than ten (10) days’ prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case such Special Servicer shall accept the highest offer received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to the Servicing Standard, the applicable Master Servicer, an Affiliate of the applicable Master Servicer, the applicable Special Servicer or an Affiliate of such Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(ii)       In the absence of any such offer as set forth in sub-clause (A) above, the applicable Special Servicer shall, subject to sub-clause (C) below, accept the highest offer for such REO Property received from any Person that is determined to be a fair price (1) by such Special Servicer, if the highest offeror is a Person other than an Interested Person, or (2) by the Trustee, if the highest offeror is an Interested Person unless such offer by an Interested Person (i) is equal to or greater than the applicable Purchase Price and (ii) is the highest offer received; provided, however, that absent an offer at least equal to the Purchase Price, no offer from an Interested Person shall constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto.

(iii)      The Special Servicers shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if such Special Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the pari passu nature of any Serviced Companion Loans). In addition, such Special Servicer may accept a lower offer if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, with respect to any Serviced Whole Loan, the related Companion Holder, and in either case, as a collective whole (taking into account the pari passu nature of any Serviced Companion Loans) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the applicable Special Servicer or a Person that is an Affiliate of such Special Servicer.

(iv)      In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent appraiser or other Independent expert in real estate matters retained by the Trustee in connection with making such determination. The reasonable cost of such Independent appraiser or other Independent expert shall be an expense of the offering Interested Person purchaser. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person. In determining whether any offer constitutes a fair price for any REO Property, the applicable Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical condition of such REO Property, the state of the local economy and the Trust’s obligation to comply with REMIC Provisions.

(v)          Subject to the Servicing Standard, the applicable Special Servicer shall act on behalf of the Trust and the related Companion Holders in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Operating Advisor or the Trust (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust) and, if consummated in accordance with the terms of this Agreement, none of the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Operating Advisor or the Trustee shall have any liability to the Trust or any Certificateholder or related Companion Holder (if applicable) with respect to the purchase price therefor accepted by the applicable Special Servicer or the Trustee.

(c)           Any sale of a Defaulted Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)          With respect to each Serviced Pari Passu Whole Loan, pursuant to the terms of the related Intercreditor Agreement and this Agreement, if the related Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable Special Servicer determines to sell the related Mortgage Loan that has become a Defaulted Loan in accordance with this Section 3.16, then the applicable Special Servicer shall sell the related Serviced Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and shall require that all offers be submitted to such Special Servicer in writing. To the extent a determination is required to be made hereunder as to whether any cash offer constitutes a fair price for a Serviced Whole Loan, such determination shall be made by the applicable Special Servicer unless the offeror is an Interested Person and by the Trustee if the offeror is an Interested Person and the offer is less than the Purchase Price. Notwithstanding the foregoing, the applicable Special Servicer will not be permitted to sell the related Mortgage Loan together with the related Serviced Pari Passu Companion Loan(s) if it becomes a defaulted Whole Loan without the written consent of the holder of the related Serviced Pari Passu Companion Loan (provided that such consent is not required if the holder of the Serviced Pari Passu Companion Loan is the Mortgagor or an Affiliate of the Mortgagor) unless the applicable Special Servicer has delivered to the holder of the related Serviced Pari Passu Companion Loan: (a) at least fifteen (15) Business Days prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten (10) days prior to the permitted sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for such Serviced Pari Passu Whole Loan, and any documents in the servicing file reasonably requested by the holder of the related Serviced Pari Passu Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Directing Certificateholder and the Risk Retention Consultation Party) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the applicable Master Servicer or the applicable Special Servicer in connection with the proposed sale. The holder of the related Serviced Pari Passu Companion Loan (or its representative) will be permitted to submit an offer at any sale of such Whole Loan; however, the related Mortgagor and its agents and Affiliates shall not be permitted to submit an offer at such sale. Notwithstanding the foregoing, with respect to each Serviced Whole Loan, the holder of the related Companion Loan may waive any of the delivery or timing requirements set forth in this paragraph with respect to the related Whole Loan. If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the offering Interested Person purchaser) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five (5) years’ experience in valuing loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan. The Trustee shall act in a commercially reasonable manner in making such determination. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be covered by, and shall be reimbursable, from the offering Interested Person and the applicable Special Servicer shall use efforts consistent with the Servicing Standard to collect payment from such Interested Person. If such expense is not paid by the applicable Interested Person within thirty

 (30) days of demand for payment, such expense shall be reimbursable to the Trustee by the applicable Master Servicer as a Servicing Advance but the applicable Special Servicer shall continue to use efforts consistent with the Servicing Standard to collect such amounts from the applicable Interested Person.

(e)       (i) Notwithstanding anything in this Section 3.16 to the contrary, with respect to each Serviced AB Whole Loan, pursuant to the terms of the related Intercreditor Agreement, the related Subordinate Companion Holder will have the right to purchase the related Mortgage Loan or related REO Property, as applicable. Such right of such Subordinate Companion Holder shall be given priority over any provision described in this Section 3.16 as and to the extent set forth in the related Intercreditor Agreement. If the related Mortgage Loan or related REO Property is purchased by such Subordinate Companion Holder, repurchased by the applicable Mortgage Loan Seller or otherwise ceases to be subject to this Agreement, the related AB Subordinate Companion Loan will no longer be subject to this Agreement.

(ii)        Notwithstanding anything in this Section 3.16 to the contrary, any mezzanine lender will have the right to purchase the related Mortgage Loan or REO Property, as applicable, and cure defaults relating thereto, as and to the extent set forth in the related Intercreditor Agreement.

(f)        Unless otherwise provided in an Intercreditor Agreement the sale of any Mortgage Loan pursuant to this Section 3.16 will be on a servicing released basis.

(g)       In the event the applicable Master Servicer or the applicable Special Servicer has the right to purchase any Companion Loan on behalf of the Trust pursuant to the related Intercreditor Agreement, neither such Master Servicer nor such Special Servicer shall exercise such right.

Section 3.17   Additional Obligations of Master Servicers and Special Servicers.

 (a) Each Master Servicer shall deliver all Compensating Interest Payments with respect to the Mortgage Loans for which it acts as Master Servicer (other than the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan) to the Certificate Administrator for deposit in the Lower-Tier REMIC Distribution Account on each P&I Advance Date, without any right of reimbursement therefor. Each Master Servicer shall deliver the portion of any Compensating Interest Payment allocated to a Serviced Pari Passu Companion Loan to the Companion Paying Agent for deposit in the Companion Distribution Account on each P&I Advance Date, without any right of reimbursement therefor.

(b)       Each Master Servicer or each Special Servicer, as applicable, shall provide to each applicable Companion Holder any reports or notices required to be delivered to such Companion Holder pursuant to the related Intercreditor Agreement.

(c)       Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Accounts and available for distribution on the next Distribution Date, the applicable Master Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.05(a)(v) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on then-current Determination Date, for successive one-month periods for a total period not to exceed twelve (12) months (provided that, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, any such deferral exceeding six (6) months shall require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder), and any election to so defer or not to defer shall be deemed to be in accordance with the Servicing Standard. If the applicable Master Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the applicable Master Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, the applicable Master Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans serviced by such Master Servicer to be received until the end of such Collection Period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof; provided, however, that if, at any time the applicable Master Servicer or the Trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or in respect of Mortgage Loans deposited in the applicable Collection Account for such Distribution Date, then such Master Servicer or the Trustee, as applicable, shall use its reasonable efforts to give the 17g-5 Information Provider fifteen (15) days’ notice of such determination for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), unless extraordinary circumstances make such notice impractical, which shall mean that (i) the applicable Master Servicer or the Trustee, as the case may be, determines in its sole discretion that waiting fifteen (15) days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (ii) changed circumstances or new or different information becomes known to the applicable Master Servicer or the Trustee, as the case may be, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause (i) above, or (iii) in the case of a Master Servicer, it has not timely received from the Trustee information required by such Master Servicer to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (i), (ii) or (iii) of the foregoing sentence apply, the applicable Master Servicer or Trustee, as applicable, shall give the 17g-5 Information Provider a notice for posting of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give notice as required by the preceding or second preceding sentence shall in no way affect the applicable Master Servicer’s or the Trustee’s election whether to refrain from obtaining such reimbursement or right to obtain such reimbursement as described in this Section 3.17(c).

Nothing herein shall give the applicable Master Servicer or the Trustee the right to defer reimbursement of a Nonrecoverable Advance to the extent of any principal collections then available in the applicable Collection Account pursuant to Section 3.05(a)(v). The applicable Master Servicer or the Trustee, as the case may be, shall have no liability for any loss, liability or expenses resulting from any notice provided to the Rating Agencies contemplated by this Section 3.17(c).

The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this Section 3.17(c) or to comply with the terms of this Section 3.17(c) and the other provisions of this Agreement that apply once such an election, if any, has been made; provided, however, that the fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some classes of Certificateholders to the detriment of other classes shall not, with respect to the applicable Master Servicer or the applicable Special Servicer, as applicable, constitute a violation of the Servicing Standard and/or with respect to the Trustee (solely in its capacity as Trustee), constitute a violation of any fiduciary duty to Certificateholders or any contractual obligation hereunder. If the applicable Master Servicer or the Trustee, as the case may be, determines, in its sole discretion, to fully recover the Nonrecoverable Advances immediately instead of deferring such reimbursement, then such Master Servicer or the Trustee, as applicable, shall be entitled to immediate reimbursement of Nonrecoverable Advances with interest thereon at the Reimbursement Rate from all amounts in the applicable Collection Account for such Distribution Date (deemed first from principal and then interest). Any such election by any such party to refrain from reimbursing itself or obtaining reimbursement for any Nonrecoverable Advance or portion thereof with respect to any one or more collection periods shall not limit the accrual of interest at the Reimbursement Rate on such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. The applicable Master Servicer’s or the Trustee’s, as the case may be, agreement to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and shall not be construed as an obligation on the part of such Master Servicer or the Trustee, as applicable, or a right of the Certificateholders. Nothing herein shall be deemed to create in the Certificateholders a right to prior payment of distributions over such Master Servicer’s or the Trustee’s, as applicable, right to reimbursement for Advances (deferred or otherwise) and accrued interest thereon. In all events, the decision to defer reimbursement or to seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard and none of the applicable Master Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders or any of the Companion Holders for any such election that such party makes as contemplated by this Section 3.17(c) or for any losses, damages or other adverse economic or other effects that may arise from such an election, nor shall such election constitute a violation of the Servicing Standard or any duty under this Agreement. Neither the applicable Master Servicer nor the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this Section 3.17(c).

No determination by a Master Servicer (or the Trustee, as applicable) to exercise its sole option to defer the reimbursement of Advances and/or interest thereon under this section shall be construed as an agreement by the applicable Master Servicer (or the Trustee, as applicable) to subordinate (in respect of realizing losses), to any Class of Certificates, such party’s right to such reimbursement during such period of deferral.

With respect to any modification or amendment of any Intercreditor Agreement related to a Serviced Whole Loan (to the extent received), the applicable Master Servicer or the applicable Special Servicer, as applicable, shall provide to the 17g-5 Information Provider a copy of any such modification or amendment, which the 17g-5 Information Provider shall promptly post on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(d)      With respect to any Mortgage Loan (or Serviced Whole Loan), if the related loan documents permit the lender to (but do not require the lender to), at its option, prior to an event of default under the related Mortgage Loan (or Serviced Whole Loan), apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, the applicable Master Servicer or the applicable Special Servicer, as the case may be, may not apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account, unless not applying those amounts as a prepayment would be a violation of the Servicing Standard. Such amount may be used, if permitted under the loan documents, to defease the loan, or may be used to prepay the Mortgage Loan (or Serviced Whole Loan), or for other purpose consistent with the Servicing Standard and the loan documents, upon a subsequent default.

(e)       Within one (1) Business Day after the execution of any amendment or modification of any Intercreditor Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall provide to the Certificate Administrator a copy of any such modification or amendment of any Intercreditor Agreement, and such amendment or modification shall be a Reportable Event.

Section 3.18   Modifications, Waivers, Amendments and Consents. (a) The applicable Special Servicer shall process waivers, modifications, amendments and consents with respect to Specially Serviced Loans and all such matters that involve a Major Decision for all Mortgage Loans (and any related Serviced Companion Loan) that are Non-Specially Serviced Loans, and the applicable Master Servicer shall process waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan and does not involve a Major Decision. The applicable Master Servicer and applicable Special Servicer may mutually agree that a modification, waiver, amendment or consent that constitutes a Major Decision shall be processed by the applicable Master Servicer, subject to the applicable Special Servicer’s consent. Except as set forth in Section 3.08(a), Section 3.08(b), this Section 3.18(a), Section 3.18(d), Section 3.18(h), Section 3.18(i), Section 3.18(m) and Section 6.08, but subject to any other conditions set forth thereunder and, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan (and with respect to any Serviced Whole Loan, subject to the rights of the related Companion Holder, as applicable, to advise or consult with the applicable Master Servicer or applicable Special Servicer with respect to, or to consent to, a modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement), the applicable Special Servicer shall not modify, waive or amend the terms of a Mortgage Loan and/or related Companion Loan (and the applicable Special Servicer shall not consent to any such modification, waiver or amendment by the applicable Master Servicer) that would constitute a Major Decision without (x) (i) prior to the occurrence of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, the consent (or deemed consent) of the Directing Certificateholder having been obtained by the applicable Special Servicer to the extent required by, and pursuant to the process described under, Section 6.08(a) or (y) (i) after the occurrence and during the continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder, but prior to the occurrence and continuance of a Consultation Termination Event, the applicable Special Servicer having consulted with the Directing Certificateholder if and to the extent required pursuant to Section 6.08(a); and provided, further, that no extension entered into pursuant to this Section 3.18(a) shall extend the Maturity Date beyond the earlier of (i) five (5) years prior to the Rated Final Distribution Date and (ii) in the case of a Mortgage Loan secured solely or primarily by a leasehold estate and not also the related fee interest, the date twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the Ground Lease, ten (10) years, prior to the expiration of such leasehold estate. If such extension would extend the Maturity Date of such Mortgage Loan and/or related Companion Loan for more than twelve (12) months from and after the original Maturity Date of such Mortgage Loan and/or related Companion Loan and such Mortgage Loan and/or related Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, prior to any such extension, (1) the applicable Special Servicer shall provide the Trustee, the Certificate Administrator, the applicable Master Servicer, the Operating Advisor, the Directing Certificateholder and the Risk Retention Consultation Party (in the case of the Directing Certificateholder and the Risk Retention Consultation Party, (i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Mortgage Loan that is an Excluded Loan as to such party), with an Opinion of Counsel (at the expense of the related Mortgagor to the extent permitted under the Mortgage Loan documents and, if not required or permitted to be paid by the Mortgagor, to be paid as an expense of the Trust in accordance with Section 3.11(d)) that such extension would not constitute a “significant modification” of the Mortgage Loan and/or Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (2) subject to the Servicing Standard, (x) prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, the applicable Special Servicer shall obtain the consent (or deemed consent) of the Directing Certificateholder, (y) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, consult with the Directing Certificateholder and (z) (i) prior to the occurrence and continuance of a Consultation Termination Event, with respect to any Specially Serviced Loan other than an Excluded Loan with respect to the Risk Retention Consultation Party and (ii) after the occurrence and during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Risk Retention Consultation Party, consult with the Risk Retention Consultation Party, in each case, pursuant to the process described in Section 6.08(a).

Notwithstanding the foregoing, subject to the rights of the related Companion Holder to advise the applicable Master Servicer with respect to, or consent to, such modification, waiver or amendment pursuant to the terms of the related Intercreditor Agreement, the applicable Master Servicer, with respect to Non-Specially Serviced Loans, without the consent of the applicable Special Servicer or the Directing Certificateholder, may modify or amend the terms of any Non-Specially Serviced Loan and/or related Serviced Companion Loan in order to (i) cure any ambiguity or mistake therein or (ii) correct or supplement any provisions therein which may be inconsistent with any other provisions therein or correct any error; provided that, if the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Serviced Companion Loan is not in default or default with respect thereto is not reasonably foreseeable, such modification or amendment would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

Any fees or other charges charged by the applicable Special Servicer in connection with processing any Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan (in the aggregate with each other such Payment Accommodation with respect to such Mortgage Loan or Serviced Whole Loan), in each case as a result of the COVID-19 emergency, shall not exceed an amount equal to 0.30% of the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan (“COVID Forbearance Fees”) (excluding attorneys’ fees and third party expenses) and shall only be borne by the borrower, not the Trust.

Subject to Section 6.08, applicable law and the Mortgage Loan and/or related Serviced Companion Loan documents, neither the applicable Master Servicer nor the applicable Special Servicer shall permit the substitution of any Mortgaged Property (or any portion thereof) for one or more other parcels of real property at any time the Mortgage Loan and/or related Serviced Companion Loan is not in default pursuant to the terms of the related Mortgage Loan and/or related Serviced Companion Loan documents or default with respect thereto is not reasonably foreseeable unless (i) the applicable Master Servicer or the applicable Special Servicer, as the case may be, obtains Rating Agency Confirmation from each Rating Agency (and delivers such Rating Agency Confirmation to the Directing Certificateholder and the Risk Retention Consultation Party, if permitted by the applicable Rating Agency) and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and (ii) such substitution would not be a “significant modification” of the Mortgage Loan and/or related Serviced Companion Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event (and the applicable Master Servicer or the applicable Special Servicer, as the case may be, may obtain and rely upon an Opinion of Counsel (at the expense of the related Mortgagor if not prohibited by the terms of the related Mortgage Loan documents, and if so prohibited, at the expense of the Trust) with respect thereto).

Upon receiving a request for any matter described in this Section 3.18(a) that constitutes a Major Decision with respect to a Mortgage Loan that is a Non-Specially Serviced Loan, the applicable Master Servicer shall forward such request to the applicable Special Servicer and, unless the applicable Master Servicer and the applicable Special Servicer mutually agree that such Master Servicer shall process such request, such Special Servicer shall process such request (including, without limitation, interfacing with the Mortgagor) and, except as provided in the next sentence, such Master Servicer shall have no further obligation with respect to such request or the Major Decision. With respect to such request, the applicable Master Servicer shall continue to cooperate with the applicable Special Servicer by delivering any additional information in the applicable Master Servicer’s possession to the applicable Special Servicer requested by the applicable Special Servicer relating to such Major Decision. The applicable Master Servicer shall not be required to interface with the Mortgagor or provide a written recommendation and/or analysis with respect to any Major Decision. If the applicable Master Servicer and the applicable Special Servicer mutually agree that such Master Servicer will (subject to the consent (or deemed consent) of such Special Servicer) process a request with respect to a Major Decision and such Master Servicer is recommending approval of such request, such Master Servicer will prepare and submit its written analysis and recommendation to such Special Servicer with all information in the possession of such Master Servicer that such Special Servicer may reasonably request in order to withhold or grant its consent, and in all cases such Special Servicer will be entitled (subject to any applicable consultation rights of the Operating Advisor or any applicable consent or consultation rights of the Directing Certificateholder or any applicable consultation rights of any related Companion Holders) to approve or disapprove any modification, waiver, amendment or other action that constitutes a Major Decision. In addition, the applicable Master Servicer shall provide the applicable Special Servicer with any notice that it receives relating to a default by the Mortgagor under a Ground Lease where the collateral for the Mortgage Loan is the Ground Lease, and such Special Servicer will determine in accordance with the Servicing Standard whether the Trust as lender should cure any Mortgagor defaults relating to Ground Leases. Any costs relating to any such cure of a Mortgagor default relating to a Ground Lease shall be paid by the applicable Master Servicer as a Servicing Advance.

Neither the applicable Master Servicer nor the applicable Special Servicer shall enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to a Mortgage Loan in a manner that would have the effect of placing amounts payable as compensation, or otherwise reimbursable, to such Master Servicer or Special Servicer in a higher priority than the allocation and payment priorities set forth in Section 3.02(b) or in the related Intercreditor Agreement.

(b)          If the applicable Special Servicer determines that a modification, waiver or amendment (including, without limitation, the forgiveness or deferral of interest or principal or the substitution of collateral pursuant to the terms of the Mortgage Loan (other than any Non-Serviced Mortgage Loan) and/or related Serviced Companion Loan or otherwise, the release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the applicable Special Servicer’s judgment, reasonably foreseeable (as evidenced by an Officer’s Certificate of such Special Servicer), is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the Trust and, if applicable, the Companion Holders, as the holders of the related Serviced Companion Loan, than liquidation of such Specially Serviced Loan, then the applicable Special Servicer may agree to a modification, waiver or amendment of such Specially Serviced Loan, subject to (w) the provisions of this Section 3.18(b) and Section 3.18(c), (x) (a) the approval of the Directing Certificateholder with respect to any Major Decision, with respect to any Mortgage Loan other than any Excluded Loan as to such party (prior to the occurrence and continuance of a Control

Termination Event or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, upon consultation with the Directing Certificateholder) as provided in Section 6.08, and (b) with respect to any Major Decision in respect of a Specially Serviced Loan other than an Excluded Loan with respect to the Risk Retention Consultation Party, upon consultation with the Risk Retention Consultation Party as provided in Section 6.08, and (y) with respect to any Serviced AB Whole Loan, any rights of the related Subordinate Companion Holder to consent to such modification, waiver or amendment and (z) additionally, with respect to a Serviced Whole Loan, the rights of the related Serviced Companion Noteholder or with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) with mezzanine debt, the rights of the related mezzanine lender, to advise or consult with the applicable Special Servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related Intercreditor Agreement; provided that with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a related AB Control Appraisal Period, the related Serviced AB Whole Loan Controlling Holder will be required to the extent set forth in the related Intercreditor Agreement and the Directing Certificateholder shall have no consent or consultation rights, and the Risk Retention Consultation Party shall have no consultation rights, regarding the matter; provided, further, that in the case of any release or substitution of collateral (other than a defeasance), the applicable Special Servicer shall have obtained an Opinion of Counsel that such release or substitution would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) or otherwise cause an Adverse REMIC Event. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

In connection with (i) the release of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than any Non-Serviced Mortgaged Property), or any portion of such Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the applicable Master Servicer or the applicable Special Servicer, as the case may be, to calculate (or to approve the calculation of the related Mortgagor of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall, unless then permitted by the REMIC Provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

If, following any such release or taking, the loan-to-value ratio as calculated is greater than 125%, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or successor provisions, unless the related Mortgagor provides an Opinion of

Counsel that if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code.

The applicable Special Servicer shall use its reasonable efforts to the extent possible to cause each Specially Serviced Loan to fully amortize prior to the Rated Final Distribution Date and shall not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan for which it is acting as special servicer if such modification, waiver or amendment would (1) extend the maturity date of any such Specially Serviced Loan to a date occurring later than the earlier of (a) five (5) years prior to the Rated Final Distribution Date and (b) if such Specially Serviced Loan is secured solely or primarily by a leasehold estate and not also the related fee interest, the date occurring twenty (20) years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and (A) prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder and (B) to the extent such modification, waiver or amendment constitutes a Major Decision, after consultation with the Risk Retention Consultation Party pursuant to Section 6.08(a), (in each case, other than with respect to a Mortgage Loan that is an Excluded Loan as to such party), ten (10) years prior to the expiration of such leasehold estate (including any options to extend such leasehold estate exercisable unilaterally by the related Mortgagor), or (2) provide for the deferral of interest unless interest accrues on the related Mortgage Loan, or Serviced Whole Loan generally at the related Mortgage Rate.

(c)       Any provision of this Section 3.18 to the contrary notwithstanding, except when a Mortgage Loan and/or Companion Loan is in default or default with respect thereto is reasonably foreseeable, no fee described in this Section 3.18 shall be collected by any Master Servicer or any Special Servicer from a Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of a Mortgage Loan or Companion Loan, as applicable (unless the amount thereof is specified in the related Mortgage Note) if the collection of such fee would cause such consent, modification, waiver or amendment to be a “significant modification” of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b).

(d)      To the extent consistent with this Agreement (including, without limitation, the first sentence of Section 3.18(a), and Section 6.08), the applicable Master Servicer (as provided in Section 3.08(a), Section 3.08(b) and Section 3.18 if such matter constitutes a Master Servicer Decision) or the applicable Special Servicer (as provided in Section 3.08(a), Section 3.08(b) and Section 3.18(a) if any such waiver, modification or amendment constitutes a Major Decision or relates to a Specially Serviced Loan) may, consistent with the Servicing Standard, agree to any waiver, modification or amendment of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable only if the contemplated waiver, modification or amendment (i) will not be a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b) and (ii) will not cause an Adverse REMIC Event. In making this determination, the Master Servicer or the Special Servicer may obtain and rely upon (and shall provide to the Trustee and the Certificate Administrator if obtained) an Opinion of Counsel (at the expense of the related Mortgagor or such other Person requesting such modification or, if such expense cannot be collected from the related Mortgagor or such other Person, to be paid out of the Collection Account pursuant to Section 3.05(a); provided that the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall use its reasonable efforts to collect such fee from the Mortgagor or such other Person to the extent permitted under the related Mortgage Loan documents). Notwithstanding the foregoing, neither the applicable Master Servicer nor the applicable Special Servicer may waive the payment of any Prepayment Premium or Yield Maintenance Charge or the requirement that any prepayment of a Mortgage Loan be made on a Due Date, or if not made on a Due Date, be accompanied by all interest that would be due on the next Due Date with respect to any Mortgage Loan or Serviced Companion Loan that is not a Specially Serviced Loan.

(e)       Subject to Section 3.18(c), the applicable Master Servicer and the applicable Special Servicer each may, as a condition to its granting any request by a Mortgagor for consent, modification (including extensions), waiver or indulgence or any other matter or thing, the granting of which is within such Master Servicer’s or such Special Servicer’s, as the case may be, discretion pursuant to the terms of the instruments evidencing or securing the related Mortgage Loan or Companion Loan and is permitted by the terms of this Agreement, require that such Mortgagor pay to such Master Servicer or such Special Servicer, as the case may be, as additional servicing compensation, a reasonable or customary fee, for the additional services performed in connection with such request; provided that the charging of such fee is not a “significant modification” of the Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b).

(f)       All modifications (including extensions), waivers and amendments of the Mortgage Loans and/or Companion Loans entered into pursuant to this Section 3.18 shall be in writing, signed by the applicable Master Servicer or the applicable Special Servicer, as the case may be, and the related Mortgagor (and by any guarantor of the related Mortgage Loan, if such guarantor’s signature is required by the applicable Special Servicer in accordance with the Servicing Standard).

(g)       With respect to any modification, waiver or amendment for which it is responsible for processing pursuant to Section 3.18, the applicable Special Servicer shall notify the applicable Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event), the Directing Certificateholder and the Risk Retention Consultation Party (in the case of the Directing Certificateholder, other than following the occurrence and continuance of a Consultation Termination Event, and in the case of the Directing Certificateholder or the Risk Retention Consultation Party, other than with respect to any Excluded Loan as to such party), the applicable Companion Holder (or, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the applicable master servicer under the related Other Pooling and Servicing Agreement) (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable), the related Mortgage Loan Seller (if such Mortgage Loan Seller is not the Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder or the Risk Retention Consultation Party) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) in writing of any modification, waiver or amendment (in each case, after it is finalized and executed) of any term of any Mortgage Loan or Companion Loan that is modified, waived or amended and the date thereof. With respect to any modification, waiver or amendment (in each case, after it is finalized and executed) for which it is responsible for processing pursuant to Section 3.18, the applicable Master Servicer shall provide written notice of any such modification, waiver or amendment to the Trustee, the Certificate Administrator, the applicable Special Servicer (and the applicable Special Servicer shall forward such notice to the Directing Certificateholder (in the case of the Directing Certificateholder, only prior to the occurrence and continuance of a Consultation Termination Event, and other than with respect to an Excluded Loan as to such party) and the Risk Retention Consultation Party (in the case of the Risk Retention Consultation Party, other than with respect to an Excluded Loan as to such party)), the applicable Companion Holder (or, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the applicable master servicer under the related Other Pooling and Servicing Agreement) (unless, with respect to a holder of an AB Subordinate Companion Loan, an AB Control Appraisal Period has occurred, if applicable) and the related Mortgage Loan Seller (so long as such Mortgage Loan Seller is not the Master Servicer or Sub-Servicer of such Mortgage Loan or the Directing Certificateholder or Risk Retention Consultation Party) and the 17g-5 Information Provider (which shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). The party responsible for delivering notice shall deliver to the Custodian with a copy to the applicable Master Servicer (if such notice is being delivered by the applicable Special Servicer) for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly (and in any event within ten (10) Business Days) following the execution thereof, with a copy to the applicable Companion Holder (or, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the applicable master servicer under the related Other Pooling and Servicing Agreement), if any. Following receipt of the applicable Master Servicer’s or the applicable Special Servicer’s, as the case may be, delivery of the aforesaid modification, waiver or amendment to the Certificate Administrator, the Certificate Administrator shall forward a copy thereof to each Holder of a Certificate (other than the Class R or Class V Certificates). With respect to the processing of any modification, waiver or consent related to any Mortgagor incurring additional secured debt or mezzanine debt, the applicable Special Servicer (if such Special Servicer processes such modification, waiver or consent pursuant to Section 3.18(a)) or the applicable Master Servicer (if such Master Servicer processes such modification, waiver or consent pursuant to Sections 3.18(a) and (m)) shall, on or before the later of (i) 3:00 p.m. on the related P&I Advance Date and (ii) five (5) Business Days immediately following the applicable Master Servicer or the applicable Special Servicer, as the case may be, obtaining actual knowledge of the incurrence of such additional secured debt or mezzanine debt, deliver notice of the Mortgagor’s incurrence of such debt, substantially in the form of Exhibit KK, to cts.sec.notifications@wellsfargo.com and an Additional Disclosure Notification in the form attached hereto as Exhibit DD. The notice contemplated in the preceding sentence shall set forth, to the extent the applicable Special Servicer or the applicable Master Servicer, as the case may be, has the requisite information or can reasonably obtain such information, (1) the amount of additional secured debt that was incurred in the related Collection Period, (2) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and additional secured debt, and (3) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and additional secured debt. In the event that either (i) the CREFC® Investor Reporting Package is amended to include such information set forth above, in a manner reasonably acceptable to the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator, as applicable, and such Master Servicer confirms with the Certificate Administrator that such amended CREFC® Investor Reporting Package enables the Certificate Administrator to include such information on Form 10-D in a manner reasonably acceptable to the Certificate Administrator, or (ii) the Trust is no longer subject to the Exchange Act, the additional report in the form of Exhibit KK shall no longer be required hereunder. From time to time, the applicable Master Servicer, the applicable Special Servicer and the Certificate Administrator may agree on a different delivery time and format for the information set forth in this paragraph.

(h)       Subject to the consent rights and processes set forth in Section 6.08 with respect to Major Decisions, each Master Servicer shall process all defeasance transactions for the Mortgage Loans for which it acts as Master Servicer and shall be entitled to all defeasance fees paid related thereto (provided that for the avoidance of doubt, any such defeasance fee shall not include any Modification Fees or waiver fees in connection with a defeasance that any Special Servicer is entitled to under this Agreement). Notwithstanding the foregoing, such Master Servicer shall not permit (or, with regard to any Non-Serviced Mortgage Loan, take any act in furtherance of) the substitution of any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan unless such defeasance complies with Treasury Regulations Section 1.860G-2(a)(8)(ii) and such Master Servicer has received (i) replacement collateral consisting of government securities within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), which satisfies the requirements of the applicable Mortgage Loan documents, in an amount sufficient to make all scheduled payments under the related Mortgage Loan (or defeased portion thereof) when due, (ii) a certificate of an Independent certified public accountant to the effect that such substituted property will provide cash flows sufficient to meet all payments of interest and principal (including payments at maturity) on such Mortgage Loan or Serviced Whole Loan in compliance with the requirements of the terms of the related Mortgage Loan documents and, if applicable, Companion Loan documents, (iii) one or more Opinions of Counsel (at the expense of the related Mortgagor) to the effect that the Trustee, on behalf of the Trust, will have a first priority perfected security interest in such substituted Mortgaged Property; provided, however, that, to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the related Mortgagor shall pay the cost of any such opinion as a condition to granting such defeasance, (iv) to the extent consistent with the related Mortgage Loan documents and, if applicable, Companion Loan documents, the Mortgagor shall establish a single purpose entity to act as a successor mortgagor, if so required by the Rating Agencies, (v) to the extent permissible under the related Mortgage Loan documents and, if applicable, Companion Loan documents, the applicable Master Servicer shall use its reasonable efforts to require the related Mortgagor to pay all costs of such defeasance, including but not limited to the cost of maintaining any successor mortgagor, and (vi) to the extent permissible under the Mortgage Loan documents and, if applicable, Companion Loan documents, the applicable Master Servicer shall obtain, at the expense of the related Mortgagor, Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided, further, however, that no such confirmation from any Rating Agency shall be required to the extent that the applicable Master Servicer has delivered a defeasance certificate substantially in the form of Exhibit U hereto for any Mortgage Loan that (together with any Mortgage Loans cross-collateralized with such Mortgage Loans) is:

(i) a Mortgage Loan with a Cut-off Date Balance less than $20,000,000, (ii) a Mortgage Loan that represents less than 5% of the aggregate Cut-off Date Balance of all Mortgage Loans a, and (iii) a Mortgage Loan that is not one of the ten (10) largest Mortgage Loans by Stated Principal Balance. Notwithstanding the foregoing, in the event that requiring the Mortgagor to pay for the items specified in clauses (ii), (iv) and (v) in the preceding sentence would be inconsistent with the related Mortgage Loan documents, such reasonable costs shall be paid by the related Mortgage Loan Seller as and to the extent set forth in the applicable Mortgage Loan Purchase Agreement.

(i)        Notwithstanding anything herein or in the related Mortgage Loan documents and, if applicable, Companion Loan documents, to the contrary, the applicable Master Servicer may permit the substitution of “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii) for any Mortgaged Property pursuant to the defeasance provisions of any Mortgage Loan or a Serviced Whole Loan, as applicable (or any portion thereof), in lieu of the defeasance collateral specified in the related Mortgage Loan documents or Serviced Whole Loan documents, as applicable; provided that such substitution is consistent with the Servicing Standard and the applicable Master Servicer reasonably determines that allowing their use would not cause a default or event of default to become reasonably foreseeable and the applicable Master Servicer receives an Opinion of Counsel (at the expense of the Mortgagor to the extent permitted under the Mortgage Loan documents and, if applicable or Companion Loan documents or otherwise as a Trust Fund expense) to the effect that such use would not be and would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise constitute an Adverse REMIC Event with respect to any Trust REMIC; and provided, further, that the requirements set forth in Section 3.18(h) (including receipt of any Rating Agency Confirmation) are satisfied; and provided, further, that such securities are backed by the full faith and credit of the United States government, or the applicable Master Servicer shall obtain Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

Notwithstanding the foregoing, with respect to (i) all of the Mortgage Loans originated or acquired by Bank of America, National Association that are subject to defeasance and (ii) all of the Mortgage Loans originated or acquired by Morgan Stanley Mortgage Capital Holdings LLC that are subject to defeasance, each of Bank of America, National Association and Morgan Stanley Mortgage Capital Holdings LLC, as applicable, has transferred to a third party or has retained on behalf of itself or an Affiliate the related Retained Defeasance Rights and Obligations. In the event the General Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan for which Bank of America, National Association or Morgan Stanley Mortgage Capital Holdings LLC, as applicable, is the related Mortgage Loan Seller, which such Mortgage Loan provides for Retained Defeasance Rights and Obligations in the related Mortgage Loan documents, the General Master Servicer shall provide, within five (5) Business Days of receipt of such notice, written notice of such defeasance request to Bank of America, National Association or Morgan Stanley Mortgage Capital Holdings LLC, as

applicable, in the case of any such Mortgage Loan for which Bank of America, National Association or Morgan Stanley Mortgage Capital Holdings LLC, as applicable, is the related Mortgage Loan Seller. Until such time as Bank of America, National Association or Morgan Stanley Mortgage Capital Holdings LLC, as applicable, provides the General Master Servicer with written notice to the contrary, the notice of a defeasance of a Mortgage Loan with Retained Defeasance Rights and Obligations as to which (i) Bank of America, National Association is the related Mortgage Loan Seller shall be delivered to Bank of America, National Association, One Bryant Park, Mail Code: NY1-100-11-07, New York, New York 10036, Attention: Director of CMBS Securitization, email: leland.f.bunch@bofa.com, with copies to W. Todd Stillerman, Esq., Associate General Counsel & Director, Bank of America Legal Department, 150 North College Street, Mail Code: NC1 028-24-02, Charlotte, North Carolina 28255, email: todd.stillerman@bofa.com, cmbsnotices@bofa.com and Joshua J. Yablonski, Katten Muchin Rosenman LLP, 550 S. Tryon Street, Suite 2900, Charlotte, North Carolina 28202-4213, email: joshua.yablonski@katten.com or (ii) Morgan Stanley Mortgage Capital Holdings LLC is the related Mortgage Loan Seller shall be delivered to Morgan Stanley Mortgage Capital Holdings LLC, 1585 Broadway, New York, New York 10036, Attention: Jane Lam (with a copy to Morgan Stanley Mortgage Capital Holdings LLC, 1633 Broadway, 29th Floor, New York, New York 10019, Attention: Legal Compliance Division and a copy by email to cmbs_notices@morganstanley.com. With respect to any Mortgage Loan originated or acquired by Bank of America, National Association or Morgan Stanley Mortgage Capital Holdings LLC, as applicable, that is subject to defeasance, if the successor borrower is not designated or formed by Bank of America, National Association or Morgan Stanley Mortgage Capital Holdings LLC, as the case may be, or any Affiliate or successor thereto, the successor borrower shall be reasonably acceptable to the General Master Servicer in accordance with the Servicing Standard.

(j)        If required under the related Mortgage Loan or Companion Loan documents or if otherwise consistent with the Servicing Standard, the applicable Master Servicer shall establish and maintain one or more accounts (the “Defeasance Accounts”), which shall be Eligible Accounts, into which all payments received by such Master Servicer from any defeasance collateral substituted for any Mortgaged Property shall be deposited and retained, and shall administer such Defeasance Accounts in accordance with the Mortgage Loan or Companion Loan documents. Notwithstanding the foregoing, in no event shall the applicable Master Servicer permit such amounts to be maintained in the Defeasance Account for a period in excess of ninety (90) days, unless such amounts are reinvested by such Master Servicer in “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, that comply with Treasury Regulations Section 1.860G-2(a)(8)(ii). To the extent not required or permitted to be placed in a separate account, the applicable Master Servicer shall deposit all payments received by it from defeasance collateral substituted for any Mortgaged Property into the Collection Account and treat any such payments as payments made on the Mortgage Loan or Companion Loan in advance of its Due Date in accordance with clause (a)(i) of the definition of “Aggregate Available Funds” and not as a prepayment of the related Mortgage Loan or Companion Loan. Notwithstanding anything herein to the contrary, in no event shall the applicable Master Servicer permit such amounts to be maintained in the Collection Account for a period in excess of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in the case of a leap year).

(k)          Notwithstanding anything to the contrary in this Agreement, neither the applicable Master Servicer nor the applicable Special Servicer, as the case may be, shall, unless it has received Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) (the cost of which shall be paid by the related Mortgagor, if so allowed by the terms of the related loan documents and otherwise paid out of general collections) grant or accept any consent, approval or direction regarding the termination of the related property manager or the designation of any replacement property manager, with respect to any Mortgaged Property that secures a Mortgage Loan that (i) is one of the ten (10) largest Mortgage Loans a by Stated Principal Balance or (ii) has an unpaid principal balance that is at least equal to 5% of the then-aggregate principal balance of all Mortgage Loans or $35,000,000.

(l)           Notwithstanding anything to the contrary in this Agreement, in connection with any modification, waiver, consent or amendment in connection with any release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral, the applicable Special Servicer shall not approve any such modification, waiver or amendment or consent thereto without first having received a copy of an Opinion of Counsel addressed to such Special Servicer and the applicable Master Servicer that such modification, waiver, consent or amendment will not cause an Adverse REMIC Event to the extent the Special Servicer determines in its reasonable good faith business judgment consistent with the Servicing Standard that such Opinion of Counsel is reasonably necessary.

In addition to the foregoing, the applicable Special Servicer shall be allowed to grant a forbearance if (i) prior to September 30, 2021, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the Trust acquired such Mortgage Loan (whether or not such prior grants of forbearance were covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-21)), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) or the application forbearance program pursuant to which the related forbearance was granted is otherwise identical or similar to those described in Section 2.07 of the Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-21) and such forbearance is covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-21), (ii) such forbearance is permitted under another provision of this Agreement and the requirements under such provision are satisfied, or (iii) an Opinion of Counsel is delivered to the effect that such forbearance will not result in an Adverse REMIC Event.

(m)         Notwithstanding any other provisions of this Section 3.18 or Section 3.08, but subject to any related Intercreditor Agreement, the applicable Master Servicer may, without any Directing Certificateholder approval, consent or consultation (except as otherwise provided below in the definition of Master Servicer Decision), Risk Retention Consultation Party consultation or the applicable Special Servicer’s approval, consent or consultation take any of the following actions with respect to Mortgage Loans that are not Specially Serviced Loans and any related Serviced Companion Loans (each such action, a “Master Servicer Decision”): (i) grant waivers of non-material covenant defaults (other than financial covenants) including late (but not waived) financial statements (except that, other than with respect to any NCB Co-op Mortgage Loan or any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder’s consent (or deemed consent) shall be required to grant waivers of more than 3 consecutive late deliveries of financial statements); (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation, for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a Mortgagor’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities, including approval of new leases and amendments to current leases (other than for ground leases) (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required for leasing activities that affect an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property or (2) 30,000 square feet), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event, and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, and other than any NCB Co-op Mortgage Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $10,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, escrow funds, reserve funds or other additional collateral with respect to any Mortgage Loan, other than any release, reduction, or withdrawal that would constitute a Major Decision; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related Maturity Date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related Maturity Date and (B) the related Mortgagor, on or before the related Maturity Date, has delivered documentation reasonably satisfactory in form and substance to the applicable Master Servicer, which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such Balloon Payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, except that (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class and other than amendments to split or resize notes consistent with the terms of such Intercreditor Agreement) the Directing Certificateholder’s consent (or deemed consent) shall be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event, and if any such modification or amendment would adversely impact the applicable Special Servicer, such modification or amendment will additionally require the consent of such Special Servicer as a condition to its effectiveness; (xi) any determination of an Acceptable Insurance Default, except that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class, the Directing Certificateholder’s consent (or deemed consent) shall be required in accordance with this Agreement for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan documents do not otherwise permit such principal prepayment; (xiii) [reserved]; (xiv) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the Mortgage Loan documents allow without the consent of the lender but subject to satisfaction of conditions specified in the Mortgage Loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied; (xv) with respect to NCB Co-op Mortgage Loans, consent to the related Mortgagor incurring subordinate debt secured by the related Mortgaged Property, subject to the satisfaction of the NCB Subordinate Debt Conditions with respect to such subordinate debt; and (xvi) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the Trust to the extent not reimbursed or paid by the related Mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of this Agreement or any Intercreditor Agreement; provided, further, that, with respect to any Serviced AB Whole Loan, the foregoing matters shall not include (and Master Servicer Decision shall not include) any action that constitutes a “major decision” under the related Intercreditor Agreement. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent shall be deemed given if a response to the request for consent is not provided within ten

(10) Business Days after receipt of the applicable Master Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such Master Servicer in order to grant or withhold such consent. The foregoing is intended to be an itemization of actions the Master Servicers may take without having to obtain the approval of any other party and is not intended to limit the responsibilities of the Master Servicers hereunder.

(n)          No Master Servicer or Special Servicer shall modify any Mortgage Loan into an AB Modified Loan unless the documents evidencing such modification provide that all payments on the junior or “B” portion of such AB Modified Loan (including interest, principal and other amounts) shall only be payable after the point in time at which all interest and principal on the senior or “A” portion of such AB Modified Loan shall have been paid in full and such senior or “A” portion shall no longer be outstanding; provided, however, that interest and other amounts in respect of such junior or “B” portion may accrue prior to such point in time.

Section 3.19            Transfer of Servicing Between the Master Servicers and the Special Servicers; Recordkeeping; Asset Status Report. (a) Upon determining that a Servicing Transfer Event has occurred with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loan, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall promptly give notice to the applicable Master Servicer or the applicable Special Servicer, as the case may be, the Operating Advisor and the Directing Certificateholder (in the case of the Directing Certificateholder, (i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party) thereof, and the applicable Master Servicer shall deliver the related Mortgage File and Servicing File to the applicable Special Servicer and concurrently provide a copy of such Servicing File, exclusive of all Privileged Communications, to the Operating Advisor. The applicable Master Servicer shall use its reasonable efforts to provide the applicable Special Servicer with all documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and, if applicable, the related Serviced Companion Loan, either in the applicable Master Servicer’s possession or otherwise available to such Master Servicer without undue burden or expense, and reasonably requested by the applicable Special Servicer to enable it to assume its functions hereunder with respect thereto. Such Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event (or, in the case of clauses (iii), (iv), (viii) or (ix) of the definition of Servicing Transfer Event, within five (5) Business Days of receiving notice from the applicable Special Servicer of such Servicing Transfer Event when such Special Servicer makes the determination) and in any event shall continue to act as Master Servicer and administrator of such Mortgage Loan and, if applicable, the related Serviced Companion Loan until such Special Servicer has commenced the servicing of such Mortgage Loan and, if applicable, the related Serviced Companion Loan. The applicable Master Servicer shall deliver to the Trustee, the Certificate Administrator, the Operating Advisor, the Directing Certificateholder (with respect to the Directing Certificateholder (i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party), a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer to the applicable Special Servicer, or by the applicable Special Servicer to the applicable Master Servicer, pursuant to this Section 3.19. Prior to the occurrence and continuance of a Consultation Termination Event, the Certificate Administrator shall deliver to each Controlling Class Certificateholder a copy of the notice of such Servicing Transfer Event provided by the applicable Master Servicer pursuant to this Section 3.19.

Upon determining that a Specially Serviced Loan (other than an REO Loan) has become current and has remained current for three (3) consecutive Periodic Payments (provided that (i) no additional Servicing Transfer Event is foreseeable in the reasonable judgment of the applicable Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan and, if applicable, the related Companion Loan), and that no other Servicing Transfer Event is continuing with respect thereto, the applicable Special Servicer shall immediately give notice thereof to the applicable Master Servicer, the Operating Advisor, the related Serviced Companion Noteholder (unless with respect to an AB Subordinate Companion Loan an AB Control Appraisal Period has occurred) and the Directing Certificateholder (with respect to the Directing Certificateholder, (i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party) and shall return the related Mortgage File and Servicing File to the applicable Master Servicer (or copies thereof if copies only were delivered to the applicable Special Servicer) and upon giving such notice, and returning such Mortgage File and Servicing File to such Master Servicer, such Special Servicer’s obligation to service such Corrected Loan shall terminate and the obligations of such Master Servicer to service and administer such Mortgage Loan and, if applicable, the related Companion Loan shall recommence.

(b)           In servicing any Specially Serviced Loans and Serviced Companion Loans, the applicable Special Servicer will provide to the Custodian originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File to the extent within its possession (with a copy of each such original to the applicable Master Servicer), and provide the applicable Master Servicer with copies of any additional related Mortgage Loan or Serviced Companion Loan information including correspondence with the related Mortgagor.

(c)           Notwithstanding the provisions of Section 3.12(c), the applicable Master Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Loans, Serviced Companion Loans and REO Properties (other than with respect to a Non-Serviced Mortgage Loan) and shall provide the applicable Special Servicer with any information in its possession with respect to such records to enable such Special Servicer to perform its duties under this Agreement; provided that this statement shall not be construed to require such Master Servicer to produce any additional reports.

(d)          No later than sixty (60) days after a Servicing Transfer Event for a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, the related Companion Loan, the applicable Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and related Companion Loan, if applicable, and the related Mortgaged Property to the applicable Master Servicer, the Directing Certificateholder (but with respect to the Directing Certificateholder, only in respect of any Mortgage Loan other than (A) any Excluded Loan as to the Directing Certificateholder or (B) any Serviced AB Whole Loan prior to the occurrence of an AB Control Appraisal Period, and in any event prior to the occurrence and continuance of a Consultation Termination Event), the

Risk Retention Consultation Party (but only in respect of any Mortgage Loan other than an Excluded Loan as to the Risk Retention Consultation Party), the Operating Advisor (but, other than with respect to an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, only after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)) and, with respect to any related Serviced Companion Loan, to the related Companion Holder or, to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the applicable master servicer of such Other Securitization into which the related Serviced Companion Loan has been sold; the applicable Special Servicer shall also deliver a summary of each Final Asset Status Report to the Certificate Administrator and the Certificate Administrator shall post the summary of the Final Asset Status Report to the Certificate Administrator’s Website. For the avoidance of doubt, neither Master Servicer shall make any Asset Status Reports available to any Certificateholders on its website. None of the parties to this Agreement shall provide any Asset Status Report or any Final Asset Status Report to the Certificate Administrator. The applicable Special Servicer shall notify the Operating Advisor of whether any Asset Status Report delivered to the Operating Advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the Operating Advisor and the applicable Special Servicer. Further, the Certificate Administrator shall not request any Asset Status Report or Final Asset Status Report from either Master Servicer. Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information that was delivered to the applicable Special Servicer in connection with the transfer of servicing pursuant to the Servicing Transfer Event:

(i)           a summary of the status of such Specially Serviced Loan and any negotiations with the related Mortgagor;

(ii)          a discussion of the legal and environmental considerations reasonably known to the applicable Special Servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan (and any related Serviced Companion Loan) and whether outside legal counsel has been retained;

(iii)         the most current rent roll (or with respect to a residential cooperative properties, maintenance schedule), and income or operating statement available for the related Mortgaged Property;

(iv)       (A) the applicable Special Servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the applicable Master Servicer for regular servicing or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by such Special Servicer in connection with the proposed or taken actions;

(v)          the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

(vi)         a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

(vii)        the decision that the applicable Special Servicer made, or intends or proposes to make, including a narrative analysis setting forth such Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives;

(viii)       an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the applicable Special Servicer made such determination and (y) the net present value calculation and all related assumptions;

(ix)          the appraised value of the related Mortgaged Property (and a copy of the last obtained Appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the applicable Special Servicer together with an explanation of those adjustments; and

(x)           such other information as the applicable Special Servicer deems relevant in light of the Servicing Standard.

If within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing or if the applicable Special Servicer makes a determination, in accordance with the Servicing Standard that the disapproval by the Directing Certificateholder (communicated to the applicable Special Servicer within ten (10) Business Days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), the applicable Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, that the applicable Special Servicer may not take any action that is contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. If, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, prior to the occurrence and continuance of any Control Termination Event, the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt and the applicable Special Servicer has not made the affirmative determination described above, the applicable Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the applicable Master Servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event and, in the case of a Serviced AB Whole Loan, only prior to the occurrence and continuance of a Consultation Termination Event and during an AB Control Appraisal Period with respect to the related AB Subordinate Companion Loan), the Operating Advisor (but only after the occurrence and during the continuance of a Control Termination Event) and the 17g-5 Information Provider (which shall promptly post such report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)). With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, prior to the occurrence and continuance of any Control Termination Event, the applicable Special Servicer shall revise such Asset Status Report as described above in this Section 3.19(d) until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report or until the applicable Special Servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan); provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of sixty (60) Business Days following the first submission of an Asset Status Report, the applicable Special Servicer shall act pursuant to the Directing Certificateholder’s direction, if consistent with the Servicing Standard, and after the occurrence and continuance of a Control Termination Event, may act upon the most recently submitted form of Asset Status Report; provided, however, that such Asset Status Report does not, and is not intended to be, a substitute for the approvals that are specifically required pursuant to Section 6.08. Each Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement such report; provided that such report shall have been prepared, reviewed and not rejected pursuant to the terms of this Section 3.19(d). Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with an Asset Status Report for an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class that includes a Major Decision and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in Section 6.08 for consulting with the Operating Advisor.

No direction or disapproval of the Directing Certificateholder hereunder or under a related Intercreditor Agreement or failure of the Directing Certificateholder to consent to or approve (including any deemed consents or approvals) any request of the applicable Special Servicer, shall (a) require or cause the applicable Special Servicer to violate the terms of a Specially Serviced Loan, applicable law or any provision of this Agreement, including the applicable Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, or (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions, or (c) expose the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Operating Advisor, the Mortgage Loan Sellers, the Trust, the Trustee, the Certificate Administrator or their respective officers, directors, members, employees or agents to any claim, suit or liability or (d) materially expand the scope of the applicable

Special Servicer’s, the Trustee’s or the applicable Master Servicer’s responsibilities under this Agreement.

If a Control Termination Event has occurred and is continuing (or, with respect to a Serviced AB Whole Loan, if both a Control Termination Event has occurred and is continuing and an AB Control Appraisal Period is in effect), the applicable Special Servicer shall promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the Operating Advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan as to such party)). The Operating Advisor shall provide comments to the applicable Special Servicer in respect of the Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The applicable Special Servicer shall consider such alternative courses of action and any other feedback provided by the Operating Advisor (and the Directing Certificateholder (in each case, if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan as to such party or a Non-Serviced Mortgage Loan)) in connection with the applicable Special Servicer’s preparation of any Asset Status Report. The applicable Special Servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and the Directing Certificateholder (if no Consultation Termination Event has occurred and is continuing and such Specially Serviced Loan is not an Excluded Loan as to such party)), to the extent the applicable Special Servicer determines that the Operating Advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Certificateholder, the applicable Special Servicer shall revise the Asset Status Report, if applicable, and deliver to the Operating Advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or notice that the applicable Special Servicer has decided not to revise such Asset Status Report, as applicable.

After the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class), the Directing Certificateholder shall have no right to consent to any Asset Status Report under this Section 3.19. After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (except with respect to any Excluded Loan as to such party) and the Operating Advisor shall consult with the applicable Special Servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. The Directing Certificateholder (other than in its capacity as a Certificateholder) (in each case, after the occurrence and during the continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan as to such party)), shall have no right to receive any Asset Status Report or otherwise consult with the applicable Special Servicer with respect to Asset Status Reports and the applicable Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The applicable Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the Operating Advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Certificateholder.

Notwithstanding the foregoing, prior to the occurrence and continuance of an AB Control Appraisal Period with respect to an AB Subordinate Companion Loan, the applicable Special Servicer shall prepare an Asset Status Report for any Serviced AB Whole Loan, upon it becoming a Specially Serviced Loan pursuant to this Agreement and the related Intercreditor Agreement, but the Directing Certificateholder will have no approval rights over any such Asset Status Report, and the consent or approval rights with respect to such Asset Status Report shall be as set forth in the related Intercreditor Agreement.

(e)          (i) Upon receiving notice of the occurrence of the events described in clause (iv) or (ix) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the applicable Master Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the applicable Special Servicer with all information relating to the Mortgage Loan or Serviced Companion Loan and reasonably requested by such Special Servicer to enable it to negotiate with the related Mortgagor. The applicable Master Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each such event.

(ii)          After the occurrence and during the continuance of a Control Termination Event, upon receiving notice of the occurrence of an event described in clause (iv) or (x) of the definition of Servicing Transfer Event (without regard to the 60-day or 30-day period, respectively, set forth therein), the applicable Master Servicer shall deliver notice thereof to the Operating Advisor at the same time such notice is provided to the applicable Special Servicer pursuant to clause (i) above.

(f)           Prior to the occurrence and continuance of a Control Termination Event, no later than two (2) Business Days following the establishment of a Final Asset Status Report with respect to any Specially Serviced Loan, the applicable Special Servicer shall deliver in electronic format to the Directing Certificateholder (other than any Excluded Loan with respect to such party) a draft notice that will include a draft summary of the Final Asset Status Report (which briefly summarizes such Final Asset Status Report, but shall not include any Privileged Information) (and shall deliver each Asset Status Report with respect to a Serviced AB Mortgage Loan prior to the occurrence and continuance of an AB Control Appraisal Period (to the extent approved by the related Serviced AB Whole Loan Controlling Holder), to the Directing Certificateholder). With respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, if, prior to the occurrence and continuance of a Control Termination Event, within five (5)

Business Days of receipt of such draft summary, the Directing Certificateholder approves of, or does not disapprove of such draft summary, then the applicable Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b). If the Directing Certificateholder affirmatively disapproves of such summary in writing, then within two (2) Business Days of receipt of such disapproval, the applicable Special Servicer shall revise the summary and deliver such new summary to the Directing Certificateholder until the Directing Certificateholder approves such draft summary; provided, however, that if the Directing Certificateholder has not approved of the draft summary of the Final Asset Status Report within twenty (20) Business Days of receipt of the initial draft summary of the Final Asset Status Report, then the most recent draft summary of the Final Asset Status Report delivered by the applicable Special Servicer prior to such 20th Business Day shall be deemed to be the final summary of the Final Asset Status Report; provided, further, however, that if at any time the applicable Special Servicer determines that any affirmative disapproval of such draft summary by the Directing Certificateholder is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of any Companion Loan), pursuant to the Servicing Standard, the applicable Special Servicer shall deliver in electronic format such notice and summary of the Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b) notwithstanding such disapproval. The applicable Special Servicer shall promptly deliver (but in any event no later than two (2) Business Days following its completion) a copy of each Final Asset Status Report to the Operating Advisor. The applicable Special Servicer shall prepare a summary of any Final Asset Status Report related to any Serviced AB Whole Loan for which the related holder of an AB Subordinate Companion Loan is not subject to an AB Control Appraisal Period, which Final Asset Status Report has been approved or deemed approved by the holder of the related AB Subordinate Companion Loan in accordance with the related Intercreditor Agreement (to the extent such Intercreditor Agreement requires such approval or deemed approval), and deliver in electronic format notice of such Final Asset Status Report and the summary of such Final Asset Status Report to the Certificate Administrator for posting on the Certificate Administrator’s Website pursuant to Section 3.13(b).

(g)           No provision of this Section 3.19 shall require a Special Servicer to take or to refrain from taking any action because of any proposal, objection or comment by the Operating Advisor or a recommendation of the Operating Advisor.

Section 3.20            Sub-Servicing Agreements. (a) Each Master Servicer and each Special Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its respective obligations hereunder; provided that the Sub-Servicing Agreement as amended or modified: (i) is consistent with this Agreement in all material respects and requires the Sub-Servicer to comply with all of the applicable conditions of this Agreement; (ii) provides that if the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall for any reason no longer act in such capacity hereunder (including, without limitation, by reason of a Servicer Termination Event), the Trustee or its designee shall thereupon assume all of the rights and, except to the extent they arose prior to the date of assumption, obligations of such party under such agreement, or, alternatively, may act in accordance with Section 7.02 under the circumstances described therein (subject to

Section 3.20(g)); (iii) provides that the Trustee (for the benefit of the Certificateholders and the related Companion Holder (if applicable)) and the Trustee (as holder of the Lower-Tier Regular Interests) shall be a third party beneficiary under such Sub-Servicing Agreement, but that (except to the extent the Trustee or its designee assumes the obligations of such party thereunder as contemplated by the immediately preceding clause (ii)) none of the Trust, the Trustee, the Operating Advisor, the Certificate Administrator, the Master Servicers or Special Servicers, as applicable (other than the applicable Master Servicer or applicable Special Servicer that enters into such Sub-Servicing Agreement), any successor master servicer or successor special servicer or any Certificateholder (or the related Companion Holder, if applicable) shall have any duties under such Sub-Servicing Agreement or any liabilities arising therefrom; (iv) permits any purchaser of a Mortgage Loan pursuant to this Agreement to terminate such Sub-Servicing Agreement with respect to such purchased Mortgage Loan at its option and without penalty; provided, however, that the Initial Sub-Servicing Agreements may only be terminated by the Trustee or its designees as contemplated by Section 3.20(g) and in such additional manner and by such other Persons as is provided in such Sub-Servicing Agreement; (v) does not permit the Sub-Servicer any direct rights of indemnification that may be satisfied out of assets of the Trust except through the applicable Master Servicer or the applicable Special Servicer, as the case may be, if and only to the extent provided pursuant to Section 6.04; (vi) does not permit the Sub-Servicer to modify any Mortgage Loan unless and to the extent the applicable Master Servicer or the applicable Special Servicer, as the case may be, is permitted hereunder to modify such Mortgage Loan; (vii) does not permit the Sub-Servicer to take any action constituting a Major Decision without the consent of the applicable Master Servicer or the applicable Special Servicer, as applicable (which consent shall not be granted except in accordance with Section 6.08); (viii) with respect to any Sub-Servicing Agreement entered into after the Closing Date, if such Sub-Servicer is a Servicing Function Participant or an Additional Servicer, such Sub-Servicer, at the time the related Sub-Servicing Agreement is entered into, is not a Prohibited Party; and (ix) provides that the Sub-Servicer shall be in default under the related Sub-Servicing Agreement and such Sub-Servicing Agreement shall be terminated (following the expiration of any applicable grace period) if the Sub-Servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the applicable Master Servicer, the Certificate Administrator or the Depositor under Article XI or under the Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in the Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required for any party to this Agreement to perform its obligations under Article XI or under the Exchange Act reporting items required under any other pooling and servicing agreement that the Depositor is a party to. Any successor master servicer or successor special servicer, as applicable, hereunder shall, upon becoming a successor master servicer or successor special servicer, as applicable, be assigned and may assume any Sub-Servicing Agreements from the predecessor Master Servicer or Special Servicer, as the case may be (subject to Section 3.20(g)). In addition, each Sub-Servicing Agreement entered into by the applicable Master Servicer may but need not provide that the obligations of the Sub-Servicer thereunder may terminate with respect to any Mortgage Loan serviced thereunder at the time such Mortgage Loan becomes a Specially Serviced Loan; provided, however, that the Sub-Servicing Agreement may provide (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) that the Sub-Servicer will continue to make all Advances and calculations and prepare all reports required under the Sub-Servicing Agreement with respect to Specially Serviced Loans and continue to collect its Primary Servicing Fees as if no Servicing Transfer Event had occurred and with respect to REO Properties (and the related REO Loans) as if no REO Acquisition had occurred and to render such incidental services with respect to such Specially Serviced Loans and REO Properties as are specifically provided for in such Sub-Servicing Agreement. The applicable Master Servicer or applicable Special Servicer, as the case may be, shall deliver to the Trustee copies of all Sub-Servicing Agreements, and any amendments thereto and modifications thereof, entered into by it, in each case promptly upon its execution and delivery of such documents. References in this Agreement to actions taken or to be taken by the applicable Master Servicer include actions taken or to be taken by a Sub-Servicer on behalf of each Master Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer (if the Sub-Servicing Agreement provides for Advances by the Sub-Servicer, although it need not so provide) to satisfy the obligations of the applicable Master Servicer hereunder to make Advances shall be deemed to have been advanced by the applicable Master Servicer out of its own funds and, accordingly, in such event, such Advances shall be recoverable by such Sub-Servicer in the same manner and out of the same funds as if such Sub-Servicer were the applicable Master Servicer, and, for so long as they are outstanding, such Advances shall accrue interest in accordance with Section 3.03(d), such interest to be allocable between the applicable Master Servicer and such Sub-Servicer as may be provided (if at all) pursuant to the terms of the Sub-Servicing Agreement. For purposes of this Agreement, each Master Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment. The applicable Master Servicer or the applicable Special Servicer, as the case may be, shall notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, the Trustee and the Depositor (and such Special Servicer shall notify the Operating Advisor) in writing promptly of the appointment by it of any Sub-Servicer, except that a Master Servicer need not provide such notice as to the Initial Sub-Servicing Agreements.

(b)          Each Sub-Servicer shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to the extent necessary to ensure the enforceability of the related Mortgage Loans or the compliance with its obligations under the Sub-Servicing Agreement and the applicable Master Servicer’s obligations under this Agreement.

(c)         As part of its servicing activities hereunder, the applicable Master Servicer and the applicable Special Servicer for the benefit of the Trustee and the Certificateholders, shall (at no expense to the Trustee, the Certificateholders or the Trust) monitor the performance and enforce the obligations of each of its Sub-Servicers under the related Sub-Servicing Agreement, except that the applicable Master Servicer shall be required only to use reasonable efforts to cause any Initial Sub-Servicer to comply with the requirements of Article XI. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as is in accordance with the Servicing Standard. The applicable Master Servicer shall have the right to remove a Sub-Servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement.

(d)          In the event the Trustee or its designee becomes a successor master servicer and assumes the rights and obligations of a Master Servicer under any Sub-Servicing Agreement, the applicable Master Servicer, at its expense, shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and the Mortgage Loans and, if applicable, the Companion Loans then being serviced thereunder and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

(e)           Notwithstanding the provisions of any Sub-Servicing Agreement and this Section 3.20, except to the extent provided in Article XI with respect to the obligations of any Sub-Servicer that is an Initial Sub-Servicer, the applicable Master Servicer shall remain obligated and responsible to the Trustee, the applicable Special Servicer, holders of the Companion Loans serviced hereunder and the Certificateholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans for which it is responsible, and the applicable Master Servicer shall pay the fees of any Sub-Servicer thereunder as and when due from its own funds. In no event shall the Trust bear any termination fee required to be paid to any Sub-Servicer as a result of such Sub-Servicer’s termination under any Sub-Servicing Agreement.

(f)           The Trustee, upon the request of the applicable Master Servicer, shall furnish to any Sub-Servicer any documents necessary or appropriate to enable such Sub-Servicer to carry out its servicing and administrative duties under any Sub-Servicing Agreement.

(g)           Each Sub-Servicing Agreement shall provide that, in the event the Trustee or any other Person becomes a successor master servicer, the Trustee or such successor master servicer shall have the right to terminate such Sub-Servicing Agreement with or without cause and without a fee. Notwithstanding the foregoing or any other contrary provision in this Agreement, the Trustee and any successor master servicer shall assume each Initial Sub-Servicing Agreement and (i) the Initial Sub-Servicer’s rights and obligations under the Initial Sub-Servicing Agreement shall expressly survive a termination of the applicable Master Servicer’s servicing rights under this Agreement; provided that the Initial Sub-Servicing Agreement has not been terminated in accordance with its provisions; (ii) any successor master servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the applicable Master Servicer) shall be deemed to automatically assume and agree to the then-current Initial Sub-Servicing Agreement without further action upon becoming the successor master servicer and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of the Initial Sub-Servicer hereunder and/or under the Initial Sub-Servicing Agreement, without the prior written consent of the Initial Sub-Servicer (which consent shall not be unreasonably withheld).

(h)          With respect to Mortgage Loans subject to a Sub-Servicing Agreement with either Master Servicer, the applicable Special Servicer shall, upon request (such request to be made reasonably in advance as appropriate to the circumstances surrounding such request) of the related Sub-Servicer, reasonably cooperate in delivering reports and information, including remittance information, and affording access to information to the related Sub-Servicer that would be required to be delivered or afforded, as the case may be, to the applicable Master Servicer pursuant to the terms hereof.

(i)           Notwithstanding any other provision of this Agreement, no Special Servicer shall enter into any Sub-Servicing Agreement that provides for the performance by third parties of any or all of its obligations herein, without, prior to the occurrence and continuance of any Control Termination Event and other than with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder, the consent of the Directing Certificateholder, except to the extent necessary for the applicable Special Servicer to comply with applicable regulatory requirements.

Section 3.21            Interest Reserve Account.

(a)           On the P&I Advance Date occurring in each February and in any January that occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the Certificate Administrator, in respect of the Actual/360 Mortgage Loans, shall deposit into the Interest Reserve Account, an amount equal to one (1) day’s interest on the Stated Principal Balance of the Actual/360 Mortgage Loans as of the Due Date occurring in the month preceding the month in which the P&I Advance Date occurs at the related Net Mortgage Rate, to the extent a full Periodic Payment or P&I Advance is made in respect thereof (all amounts so deposited in any consecutive February and January “Withheld Amounts”).

(b)          On each P&I Advance Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw, from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit such amount into the Lower-Tier REMIC Distribution Account.

Section 3.22            Directing Certificateholder and Operating Advisor Contact with Master Servicers and Special Servicers. Within a reasonable time upon request from the Directing Certificateholder or the Operating Advisor, as applicable, and no more often than on a monthly basis, each of the Master Servicers and the Special Servicers shall, without charge, make a knowledgeable Servicing Officer via telephone available to verbally answer questions from (a) the Directing Certificateholder ((i) prior to the occurrence and continuance of a Consultation Termination Event and (ii) other than with respect to any Excluded Loan as to such party) and (b) upon the occurrence and during the continuance of any Control Termination Event, the Operating Advisor (with respect to a Special Servicer only), regarding the performance and servicing of the Mortgage Loans and/or REO Properties for which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is responsible.

Section 3.23            Controlling Class Certificateholders, Directing Certificateholder and the Risk Retention Consultation Party; Certain Rights and Powers of Directing Certificateholder and the Risk Retention Consultation Party. (a) Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and to notify the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer and the Operating Advisor of the transfer of any Certificate of a Controlling Class by delivering a notice to each such Person substantially in the form of Exhibit NN attached hereto, the selection of a Directing Certificateholder or the resignation or removal thereof. The Directing Certificateholder (other than the Loan-Specific Directing Certificateholder) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor when such Certificateholder is appointed Directing Certificateholder and when it is removed or resigns. To the extent there is only one Controlling Class Certificateholder and it is also the General Special Servicer, it shall be the Directing Certificateholder.

On the Closing Date, the initial Directing Certificateholder (other than any Loan-Specific Directing Certificateholder) shall execute and deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1G to this Agreement. Upon the resignation or removal of the existing Directing Certificateholder (other than any Loan-Specific Directing Certificateholder), any successor directing certificateholder shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1G to this Agreement prior to being recognized as the new Directing Certificateholder.

On the Closing Date, the initial Risk Retention Consultation Party shall execute and deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1H to this Agreement. Upon the resignation or removal of the existing Risk Retention Consultation Party, any successor Risk Retention Consultation Party shall deliver to the parties to this Agreement a certification substantially in the form of Exhibit P-1H to this Agreement prior to being recognized as the new Risk Retention Consultation Party.

(b)          Once a Directing Certificateholder has been selected, each of the Master Servicers, the Special Servicers, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Controlling Class Certificateholders entitled to appoint the Directing Certificateholder, by Certificate Balance, or such Directing Certificateholder shall have notified the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor and each other Controlling Class Certificateholder, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder. In the event that (i) the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee or the Operating Advisor receives written notice from a majority of the Controlling Class Certificateholders that a Directing Certificateholder is no longer designated and (ii) the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or a representative thereof) becomes the Directing Certificateholder pursuant to the proviso of the definition of “Directing Certificateholder”, then the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) shall provide its name and address to the Certificate Administrator and notify the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee and the Operating Advisor that it is the new Directing Certificateholder; provided that the applicable Master Servicer, the Certificate Administrator, the applicable Special Servicer, the Trustee and the Operating Advisor shall be entitled to rely on the written notification provided by the purported Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class without independently verifying that such Controlling Class

Certificateholder actually owns the largest aggregate Certificate Balance of the Controlling Class. The foregoing provisions shall not be applicable to the Directing Certificateholder that is a Loan-Specific Directing Certificateholder. Additionally, once a Risk Retention Consultation Party has been selected, each of the Master Servicers, the Special Servicers, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor and each other Certificateholder (or Certificate Owner, if applicable) shall be entitled to rely on such selection unless the Holders of the RR Interest entitled to appoint the Risk Retention Consultation Party, by Certificate Balance, or such Risk Retention Consultation Party shall have notified the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor and each other Holder of the RR Interest, in writing, of the selection of a new Risk Retention Consultation Party.

(c)           Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor and the Trustee shall be entitled to rely on the most recent notification with respect to the identity of the Controlling Class Certificateholder, the Directing Certificateholder and the Risk Retention Consultation Party.

(d)           In the event that no Directing Certificateholder or Risk Retention Consultation Party, as applicable, has been appointed or identified to either Master Servicer or either Special Servicer, as applicable, and such Master Servicer or such Special Servicer, as the case may be, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to such Master Servicer or such Special Servicer, as applicable, then until such time as the new Directing Certificateholder or Risk Retention Consultation Party, as applicable, is identified to such Master Servicer or such Special Servicer, as applicable, such Master Servicer or such Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder or Risk Retention Consultation Party, as applicable, as the case may be.

(e)           Upon request, the Certificate Administrator shall deliver to the Depositor, Trustee, the Special Servicers, the Operating Advisor, the Master Servicers and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, a list of each Controlling Class Certificateholder as reflected in the Certificate Register, including names and addresses. In addition to the foregoing, within five (5) Business Days of receiving notice of the selection of a new Directing Certificateholder or Risk Retention Consultation Party or the existence of a new Controlling Class Certificateholder, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the applicable Master Servicer and the applicable Special Servicer. Notwithstanding the foregoing, (A) Eightfold Real Estate Capital, L.P. shall be the initial Directing Certificateholder (but not the Loan-Specific Directing Certificateholder) and shall remain so until a successor is appointed pursuant to the terms of this Agreement or until a Consultation Termination Event occurs and is continuing; provided that if such Directing Certificateholder resigns, there shall be no Directing Certificateholder until such time as one is appointed pursuant to the terms of this Agreement and the Special Servicer or any other party under this Agreement shall not be required to consent or consult with, or provide notices or documents to, such Directing Certificateholder, and (B) Wells Fargo Bank, National Association shall be the initial Risk Retention Consultation Party and shall remain so until a successor is appointed pursuant to the terms of this Agreement or until a Consultation Termination Event occurs and is continuing.

Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Certificate Administrator and the Trustee shall be entitled to rely on the preceding sentence with respect to the identity of the Directing Certificateholder and the Risk Retention Consultation Party.

(f)            If the Certificate Administrator determines that a Class of Book-Entry Certificates is the Controlling Class, the Certificate Administrator shall notify the related Certificateholders of such Class (through the Depository) of the Class becoming the Controlling Class.

(g)           Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class or in its own interest; (iii) the Directing Certificateholder does not have any liability or duties to the Holders of any Class of Certificates other than the Controlling Class (or in the case of the Loan-Specific Directing Certificateholder has no liabilities or duties to the Controlling Class or the Holders of any Class of Certificates); (iv) the Directing Certificateholder may take actions that favor interests of the Holders of one or more Classes including the Controlling Class or itself over the interests of the Holders of one or more other Classes of Certificates, or in the case of the Loan-Specific Directing Certificateholder, its own interests; and (v) the Directing Certificateholder shall have no liability whatsoever (other than to a Controlling Class Certificateholder; provided that the Loan-Specific Directing Certificateholder shall have no such liability) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that: (i) the Risk Retention Consultation Party may have special relationships and interests that conflict with those of Holders of one or more Classes of Certificates; (ii) the Risk Retention Consultation Party may act solely in the interests of the Holders of the RR Interest; (iii) the Risk Retention Consultation Party does not have any liability or duties to the Holders of any Class of Certificates other than the RR Interest; (iv) the Risk Retention Consultation Party may take actions that favor interests of the Holders of one or more Classes including the RR Interest over the interests of the Holders of one or more other Classes of Certificates; and (v) the Risk Retention Consultation Party shall have no liability whatsoever (other than to a Holder of an RR Interest) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal of the Risk Retention Consultation Party for having so acted.

(h)              All requirements of each Master Servicer and each Special Servicer to provide notices, reports, statements or other information (including the access to information on a website) to the Directing Certificateholder contained in this Agreement shall also apply to each Companion Holder with respect to information relating to the related Serviced AB Mortgage Loan or a Serviced Whole Loan, as applicable; provided, however, that nothing in this subsection (h) shall in any way eliminate the obligation to deliver any information required to be delivered under the related Intercreditor Agreement.

(i)           Until it receives notice to the contrary, each of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee and the Operating Advisor shall be entitled to rely on the most recent notification with respect to the identity and contact information of the Controlling Class Certificateholder, the Directing Certificateholder, the Risk Retention Consultation Party and any Serviced AB Whole Loan Controlling Holder.

(j)           With respect to a Serviced Whole Loan and any approval and consent rights in this Agreement with respect to such Serviced Whole Loan, the related Serviced Whole Loan Controlling Holder shall exercise such rights in accordance with the related Intercreditor Agreement.

(k)           The Certificate Registrar shall determine which Class of Certificates is then-current Controlling Class within two (2) Business Days of a request from the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator, Trustee, or any Certificateholder and provide such information to the requesting party.

(l)           [RESERVED].

(m)          Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall (i) include on its statement made available pursuant to Section 4.02(a) of this Agreement the identity of the new Controlling Class and (ii) provide to the Master Servicers, the Special Servicers and the Operating Advisor notice of such event and the identity and contact information of the new Controlling Class Certificateholder (the cost of obtaining such information from DTC being an expense of the Trust). The Certificate Administrator shall notify the Operating Advisor, the Master Servicers and the Special Servicers within ten (10) Business Days of the existence or cessation of (i) any Control Termination Event, or (ii) any Consultation Termination Event. Upon the Certificate Administrator’s determination that a Control Termination Event or a Consultation Termination Event has occurred or is terminated, the Certificate Administrator shall, within ten (10) Business Days, post a “special notice” on the Certificate Administrator’s Website pursuant to this provision.

In the event that a Control Termination Event has occurred pursuant to clause (i) of the definition thereof, such special notice shall state “A Control Termination Event has occurred due to the reduction of the Certificate Balance of the Class F Certificates to less than 25% of the aggregate Original Certificate Balance thereof, with regard to the application of any Cumulative Appraisal Reduction Amounts.”

In the event that a Consultation Termination Event has occurred pursuant to clause (i) of the definition thereof, such special notice shall state “A Consultation Termination Event has occurred due to the reduction of the Certificate Balance of the Class F Certificates to

less than 25% of the aggregate Original Certificate Balance thereof, without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts.”

In the event that a Consultation Termination Event has occurred due to the reduction of each Class of Control Eligible Certificates below 25% of its Original Certificate Balance, in each case without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts, such special notice shall state: “A Consultation Termination Event has occurred because no Class of Control Eligible Certificates exists where such class’s aggregate Certificate Balance is at least equal to 25% of the Original Certificate Balance of that class, in each case without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts.”

In the event of any transfer of a Class F Certificate, and upon notice to the Certificate Administrator in the form of Exhibit NN that results in a termination of a Control Termination Event or a Consultation Termination Event, such “special notice” shall state: “A Consultation Termination Event or a Control Termination Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Class Certificates to an unaffiliated third party which has terminated any waiver by the prior Holder.”

The Directing Certificateholder shall not have any consent or consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either the Directing Certificateholder or the Holder of the majority of the Controlling Class. Likewise, the Risk Retention Consultation Party shall not have any consultation rights with respect to any Mortgage Loan determined to be an Excluded Loan as to either such Risk Retention Consultation Party or the Holder of the majority of the RR Interest. Notwithstanding the proviso to each of the definitions of “Control Termination Event” and “Consultation Termination Event”, in either such case, in respect of the servicing of any such Excluded Loan, a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to such Excluded Loan.

Section 3.24            Intercreditor Agreements. (a) Each Master Servicer and Special Servicer acknowledges and agrees that each Serviced Whole Loan being serviced under this Agreement and each Mortgage Loan with mezzanine debt is subject to the terms and provisions of the related Intercreditor Agreement and each agrees to service each such Serviced Whole Loan, and each Mortgage Loan with mezzanine debt in accordance with the related Intercreditor Agreement and this Agreement, including, without limitation, effecting distributions and allocating reimbursement of expenses in accordance with the related Intercreditor Agreement and, in the event of any conflict between the provisions of this Agreement and the related Intercreditor Agreement, the related Intercreditor Agreement shall govern. Notwithstanding anything contrary in this Agreement, each of the Master Servicers and Special Servicers agrees not to take any action with respect to a Serviced Whole Loan, or a Mortgage Loan with mezzanine debt or the related Mortgaged Property without the prior consent of the related Companion Holder or mezzanine lender, as applicable, to the extent that the related Intercreditor Agreement provides that such Companion Holder or mezzanine lender, as applicable, is required or permitted to consent to such action. Each of the Master Servicers and Special Servicers acknowledges and agrees that each Companion Holder and each mezzanine lender or its respective designee has the right to purchase the related Mortgage Loan pursuant to the terms and conditions of this Agreement and the related Intercreditor Agreement to the extent provided for therein. Each Master Servicer and each Special Servicer further acknowledges and agrees that any Serviced Whole Loan Controlling Holder will have the right to replace the applicable Special Servicer solely with respect to the related Serviced Whole Loan, to the extent provided for herein and in the related Intercreditor Agreement.

(b)         Neither the applicable Master Servicer nor the applicable Special Servicer shall have any liability for any cost, claim or damage that arises from any entitlement in favor of a Companion Holder or a mezzanine lender under the related Intercreditor Agreement or conflict between the terms of this Agreement and the terms of such Intercreditor Agreement. Notwithstanding any provision of any Intercreditor Agreement that may otherwise require such Master Servicer or such Special Servicer to abide by any instruction or direction of a Companion Holder or a mezzanine lender, neither such Master Servicer nor such Special Servicer shall be required to comply with any instruction or direction the compliance with which requires an Advance that constitutes or would constitute a Nonrecoverable Advance. In no event shall any expense arising from compliance with an Intercreditor Agreement constitute an expense to be borne by the applicable Master Servicer or the applicable Special Servicer for its own account without reimbursement. In no event shall the applicable Master Servicer or the applicable Special Servicer be required to consult with or obtain the consent of any Companion Holder or a mezzanine lender unless such Companion Holder or mezzanine lender has delivered notice of its identity and contact information to each of the parties to this Agreement (upon which notice each of the parties to this Agreement shall be conclusively entitled to rely). As of the Closing Date, the contact information for the Companion Holders and mezzanine lenders is as set forth in the related Intercreditor Agreement. In no event shall the applicable Master Servicer or the applicable Special Servicer, as the case may be, be required to consult with or obtain the consent of a new Directing Certificateholder or a new Controlling Class Certificateholder or consult with a new Risk Retention Consultation Party unless the Certificate Administrator has delivered notice to such Master Servicer or such Special Servicer, as applicable, as required under Section 3.23(e) or such Master Servicer or such Special Servicer, as applicable, have actual knowledge of the identity and contact information of a new Directing Certificateholder or a new Controlling Class Certificateholder or a new Risk Retention Consultation Party.

(c)          No direction or disapproval of the Companion Holders or any mezzanine lender shall (a) require or cause the applicable Master Servicer or the applicable Special Servicer to violate the terms of a Mortgage Loan or Serviced Companion Loan, applicable law or any provision of this Agreement, including such Master Servicer’s or such Special Servicer’s obligation to act in accordance with the Servicing Standard and to maintain the REMIC status of each Trust REMIC and the grantor trust status of the Grantor Trust, (b) result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or (c) materially expand the scope of the applicable Special Servicer’s, Trustee’s, the Certificate Administrator’s or the applicable Master Servicer’s responsibilities under this Agreement.

(d)          With respect to any Serviced Pari Passu Companion Loan, notwithstanding any rights the Operating Advisor, the Directing Certificateholder or the Risk Retention Consultation Party hereunder may have to consult with respect to any action or other matter with respect to the servicing of such Companion Loan, to the extent the related Intercreditor Agreement provides that such right is exercisable by the related Companion Holder or is exercisable in conjunction with any related Companion Holder, the Directing Certificateholder and the Risk Retention Consultation Party shall not be permitted to exercise such right or, to the extent provided in the related Intercreditor Agreement, shall be required to exercise such right in conjunction with the related Companion Holder, as applicable (except to the extent that the Directing Certificateholder or the Risk Retention Consultation Party is the related Serviced Whole Loan Controlling Holder). Additionally, notwithstanding anything in this Agreement to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall consult, seek the approval or obtain the consent of the holder of any Serviced Companion Loan with respect to any matters with respect to the servicing of such Companion Loan to the extent required under related Intercreditor Agreement and shall not take such actions requiring consent of the related Companion Holder without such consent. In addition, notwithstanding anything to the contrary, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall deliver reports and notices to the related Companion Holder as required under the Intercreditor Agreement.

(e)           Notwithstanding anything in this Agreement to the contrary, the applicable Special Servicer shall be required (i) to provide copies of any notice, information and report that it is required to provide to the Controlling Class Certificateholder pursuant to this Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, to the related Companion Holder, within the same time frame it is required to provide to the Controlling Class Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Controlling Class Certificateholder under this Agreement due to the occurrence and continuance of a Control Termination Event or the occurrence and continuance of a Consultation Termination Event) and (ii) to consult with any related Companion Holder on a strictly non-binding basis, to the extent having received such notices, information and reports, such related Companion Holder requests consultation with respect to any such Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to a Serviced Whole Loan, and consider alternative actions recommended by such related Companion Holder; provided that after the expiration of a period of ten (10) Business Days from the delivery to such related Companion Holder by the applicable Special Servicer of written notice of a proposed action, together with copies of the notice, information and report required to be provided to the Controlling Class Certificateholder, the applicable Special Servicer shall no longer be obligated to consult with such related Companion Holder, whether or not such related Companion Holder has responded within such ten (10) Business Day period (unless, such Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) Business Day period shall be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the related Companion Holder set forth in the immediately preceding sentence, such Special Servicer may make any Major Decision or take any action set forth in the Asset Status Report before the expiration of the aforementioned ten (10) Business Day period if such Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Certificateholders and the related Companion Holder. In no event shall the applicable Special Servicer be obligated at any time to follow or take any alternative actions recommended by the related Companion Holder.

(f)           Each Serviced Pari Passu Companion Loan Holder shall have the right to attend (in person or telephonically, in the discretion of the applicable Master Servicer or applicable Special Servicer, as the case may be) annual meetings with the applicable Master Servicer or the applicable Special Servicer at the offices of such Master Servicer or such Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Master Servicer or such Special Servicer, as applicable, in which servicing issues related to the related Whole Loan are discussed.

(g)           With respect to any Serviced Whole Loan, the applicable Special Servicer shall not modify, waive or amend the terms of the related Intercreditor Agreement such that the monthly remittance to the holder of the related Companion Loan is required earlier than 2 Business Days after receipt by the applicable Master Servicer of the related Periodic Payment without the consent of such Master Servicer.

(h)          To the extent not otherwise expressly included herein, any provisions required to be included herein pursuant to any Intercreditor Agreement for a Whole Loan are deemed incorporated herein by reference, and the parties hereto shall comply with those provisions as if set forth herein in full.

Section 3.25       Rating Agency Confirmation. (a) Notwithstanding the terms of any related Mortgage Loan documents or other provisions of this Agreement, if any action under any Mortgage Loan documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “RAC Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such RAC Requesting Party shall be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s Website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario.” Once the RAC Requesting Party has sent a request for a Rating Agency Confirmation to the 17g-5 Information Provider, such RAC Requesting Party may, but shall not be obligated to send such request directly to the Rating Agencies in accordance with the procedures set forth in Section 13.10(d).

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency and the applicable Master Servicer or the applicable Special Servicer, as the case may be, may then take such action if the applicable Master Servicer or the applicable Special Servicer, as the case may be, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the applicable Master Servicer or the applicable Special Servicer, such condition shall be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer is listed on S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or “U.S. Commercial Mortgage Special Servicer”, as applicable, if S&P is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the replacement master servicer) or “CSS3” (in the case of the replacement special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency.

Any Rating Agency Confirmation request made by the Master Servicers, Special Servicers, Certificate Administrator or Trustee, as applicable, pursuant to this Agreement, shall be made in writing, which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Promptly following the applicable Master Servicer’s or the applicable Special Servicer’s determination to take any action discussed in this Section 3.25(a) following any requirement to obtain a Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist), such Master Servicer or such Special Servicer, as applicable, shall provide electronic written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall promptly post such notice on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

(b)          Notwithstanding anything to the contrary in this Section 3.25, for purposes of the provisions of any Mortgage Loan document relating to defeasance (including without limitation the type of collateral acceptable for use as defeasance collateral) or release or substitution of any collateral, any Rating Agency Confirmation requirement in the Mortgage Loan documents for which the applicable Master Servicer or the applicable Special Servicer would have been permitted to waive obtaining or to make a determination with respect to such Rating Agency Confirmation pursuant to Section 3.25(a) shall be deemed not to apply (as if such requirement did not exist).

(c)           For all other matters or actions not specifically discussed in Section 3.25(a) above, the applicable RAC Requesting Party shall deliver Rating Agency Confirmation from each Rating Agency.

(d)          With respect to any Serviced Pari Passu Companion Loan as to which there exists Serviced Pari Passu Companion Loan Securities, if any action relating to the servicing and administration of the related Whole Loan or any related REO Property (including, but not limited to, the replacement of the applicable Master Servicer, the applicable Special Servicer or a sub-servicer) (the “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then such action will also require delivery of a confirmation of each Companion Loan Rating Agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) as a condition precedent to such action, which confirmation shall be sought by the applicable Master Servicer or the applicable Special Servicer, as applicable, seeking the corresponding Rating Agency Confirmation(s) in connection with the Relevant Action.

Section 3.26      The Operating Advisor. (a) The Operating Advisor shall promptly review (i) all information made available to Privileged Persons on the Certificate Administrator’s Website (A) that relates to any Specially Serviced Loan, and (B) that is contained in the CREFC® Servicer Watch List prepared by the applicable Master Servicer and (ii) each Final Asset Status Report delivered to the Operating Advisor by the applicable Special Servicer.

(b)          The Operating Advisor and its Affiliates will be obligated to keep confidential any Privileged Information received from the applicable Special Servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report), subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the applicable Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)          (i) After the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of any assessment of compliance report, attestation report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the applicable Special Servicer that would be Privileged Information) delivered to the Operating Advisor by such Special Servicer, including each Asset Status Report delivered during the prior calendar year, the Operating Advisor shall (if any Mortgage Loans were Specially Serviced Loans during the prior calendar year) deliver to the Certificate Administrator, the applicable Special Servicer and the 17g-5 Information Provider within one hundred-twenty (120) days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit V (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth the Operating Advisor’s assessment of the applicable Special Servicer’s performance of its duties under this Agreement during the prior calendar year with respect to the resolution and/or liquidation of Specially Serviced Loans that the applicable Special Servicer is responsible for servicing under this Agreement; provided, further, however, that in the event the applicable Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to such Special Servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. Notwithstanding the foregoing, with respect to any Serviced AB Whole Loan, no Operating Advisor Annual Report will be permitted to include an assessment of the applicable Special Servicer’s performance in respect of such Serviced AB Whole Loan until after the occurrence and during the continuance of an AB Control Appraisal Period under the related Intercreditor Agreement. Subject to the restrictions in this Agreement, including, without limitation, Section 3.26(c), each such Operating Advisor Annual Report shall (A) identify any material deviations (i) from the Servicing Standard and (ii) from the applicable Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the applicable Special Servicer is responsible for servicing under this Agreement (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan) and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to any permitted exceptions); provided that the Operating Advisor shall not be required to report on any instances of non-compliance with, or deviations from, the Servicing Standard or the applicable Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial. Such Operating Advisor Annual Report shall be delivered to the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 3.13(b)) and the 17g-5 Information Provider (which shall promptly post such Operating Advisor Annual Report on the 17g-5 Information Provider’s Website in accordance with Section 3.13(c)); provided, however, that the applicable Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the applicable Special Servicer. The Operating Advisor Annual Report shall be prepared on the basis of the applicable Special Servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the applicable Special Servicer’s specific duties under this Agreement as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of the items required to be reviewed by it pursuant to this Agreement. Notwithstanding the foregoing, no Operating Advisor Annual Report shall be required from the Operating Advisor with respect to any calendar year as to which no Final Asset Status Report was prepared by the applicable Special Servicer in connection with a Specially Serviced Loan or REO Property.

(ii)          In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder. In the event a lack of access to Privileged Information limits or prohibits the Operating Advisor from performing its duties under this Agreement, the Operating Advisor shall set forth any such limitations or prohibitions in the related Operating Advisor Annual Report, and the Operating Advisor shall not be subject to any liability arising from its lack of access to Privileged Information.

(d)          Prior to the occurrence and continuance of a Control Termination Event (or, with respect to a Serviced AB Whole Loan, prior to the occurrence and continuance of both a Control Termination Event and a related AB Control Appraisal Period), the applicable Special Servicer will forward any Appraisal Reduction Amount and net present value calculations used in the applicable Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after such calculations have been finalized. The Operating Advisor shall review such calculations but shall not opine on or take any affirmative action with respect to such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the Operating Advisor discovers a material mathematical error contained in such calculations, then the Operating Advisor shall notify the Special Servicer of such error).

(e)           (i)     After the occurrence and during the continuance of a Control Termination Event, and with respect to any Serviced AB Whole Loan, after the occurrence and during the continuance of both a Control Termination Event and an AB Control Appraisal Period, after the calculation but prior to the utilization by the applicable Special Servicer of any of the calculations related to (i) Appraisal Reduction Amounts or Collateral Deficiency Amount (if the applicable Special Servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) or (ii) net present value in accordance with Section 1.02(iv), the applicable Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Communications), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than five (5) Business Days after receipt of such calculations and any supporting or additional materials, recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such calculation.

(ii)           In connection with this Section 3.26(e), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reduction Amount or Collateral Deficiency Amount (if calculated by the applicable Special Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and the applicable Special Servicer shall consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within seven (7) Business Days of delivery of such calculations. The applicable Master Servicer shall cooperate with such Special Servicer and provide any information reasonably requested by such Special Servicer necessary for the calculation of the Appraisal Reduction Amount or Collateral Deficiency Amount that is either in such Master Servicer’s possession or, solely with respect to Non-Specially Serviced Loans, reasonably obtainable by such Master Servicer. In the event the Operating Advisor and the applicable Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such seven (7) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the applicable Special Servicer and determine which calculation is to apply and shall provide such parties prompt written notice of its determination.

(iii)         Notwithstanding the foregoing, the consultation duties of the Operating Advisor set forth in this Agreement shall not be permitted to be exercised by the Operating Advisor with respect to any Serviced AB Whole Loan until after the occurrence and during the continuance of both a Control Termination Event (except with respect to any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) and a related AB Control Appraisal Period.

(f)           Notwithstanding the foregoing, prior to the occurrence and continuance of an Control Termination Event, the Operating Advisor will be limited to an after-the-action review of any assessment of compliance, attestation report, Final Asset Status Report and other information delivered to the Operating Advisor by the applicable Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, defeasances, property management changes, releases from escrow, assumptions and other similar actions that such Special Servicer may perform under this Agreement.

(g)          The Operating Advisor and its Affiliates shall keep all Privileged Information confidential and shall not disclose such Privileged Information to any Person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by this Agreement to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor to replace the applicable Special Servicer. Each party to this Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer and, unless a Control Termination Event has occurred and is continuing, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Mortgage Loan that is an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.

(h)          Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.07(a).

(i)           As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Remittance Date with respect to each Mortgage Loan (including each Non-Serviced Mortgage Loan and Servicing Shift Mortgage Loan, but not any Companion Loan) and each REO Loan. As to each Mortgage Loan and each REO Loan, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the Stated Principal Balance of such Mortgage Loan or REO Loan, as the case may be, and in the same manner as interest is calculated on the related Mortgage Loan or REO Loan, as the case may be, and, in connection with any partial month interest payment, for the same period respecting which any related interest payment due on the related Mortgage Loan or deemed to be due on such REO Loan is computed. In addition, the Depositor shall pay the Operating Advisor a fee of $10,000 (the “Operating Advisor Upfront Fee”) on the Closing Date.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 3.26(d) and/or 6.04(b), such amounts to be reimbursed from amounts on deposit in the applicable Collection Account as provided by Section 3.26(e). Each successor operating advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Accounts as provided in Section 3.05(a)(ii) of this Agreement, but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates has not been reduced to zero as a result of the allocation of Realized Losses to such Certificates, only to the extent such Operating Advisor Consulting Fee is actually received from the related Mortgagor. When the Operating Advisor has consultation obligations with respect to a Major Decision under this Agreement, the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting

Fee from the related Mortgagor in connection with such Major Decision only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee. The applicable Master Servicer or applicable Special Servicer, as the case may be, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by the related Mortgagor if it determines that such full or partial waiver is in accordance with the Servicing Standard, but in no event shall such Master Servicer or such Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction. Notwithstanding the foregoing, the Operating Advisor will have no obligations or consultation rights in its capacity as operating advisor with respect to: (i) any Non-Serviced Whole Loan or any related REO Property, (ii) any Serviced AB Whole Loan, prior to the occurrence and continuance of both an AB Control Appraisal Period and a Control Termination Event or (iii) any Servicing Shift Whole Loan or related REO Property; provided, further, that the Operating Advisor shall not be entitled to an Operating Advisor Consulting Fee with respect to any Non-Serviced Whole Loan.

(j)           After the occurrence and during the continuance of a Consultation Termination Event, the Operating Advisor may be removed upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Allocated Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the Operating Advisor with a replacement Operating Advisor selected by such Certificateholders (provided that the proposed replacement Operating Advisor is an Eligible Operating Advisor), (ii) payment by such requesting Holders to the Certificate Administrator of all reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) receipt by the Trustee and the Certificate Administrator of Rating Agency Confirmation from each Rating Agency (which confirmations will be obtained by the Certificate Administrator at the expense of such Holders and will not constitute an additional expense of the Trust). The Certificate Administrator shall promptly provide written notice to all Certificateholders of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 3.13(b), and concurrently by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the vote or written direction of Holders of Certificates evidencing at least 75% of the Voting Rights (taking into account the application of Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of Classes to which such Allocated Cumulative Appraisal Reduction Amounts are allocable), the Trustee shall immediately replace the Operating Advisor with the replacement Operating Advisor.

(k)          After the occurrence of an Operating Advisor Termination Event, the Trustee may, and upon the written direction of Holders of Certificates representing at least 25% of the Voting Rights (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided that no such termination shall be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. No such termination shall terminate, change, reduce, or otherwise modify the rights and obligations of the Operating Advisor that accrued prior to such termination, including the right to receive all amounts accrued and owing to it under this Agreement, and other than indemnification rights (arising out of events occurring prior to such termination). The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will, as soon as possible, be required to give written notice of the termination and appointment to the Special Servicers, the Master Servicers, the Certificate Administrator, the 17g-5 Information Provider (for posting to the 17g-5 Information Provider’s Website), the Depositor, the Directing Certificateholder, the Risk Retention Consultation Party, any Companion Holder and the Certificateholders.

(l)           The Holders of Certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event by certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the Trust.

(m)          Prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.26; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Directing Certificateholder’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.

(n)          The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Asset Representations Reviewer, the Directing Certificateholder and the Risk Retention Consultation Party, if applicable, and (b) upon the appointment of, and the acceptance of such appointment by, a successor operating advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. The resigning Operating Advisor shall pay all costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.26.

(o)           In the event there are no Classes of Certificates outstanding other than the Control Eligible Certificates, the Class V Certificates, the Class R Certificates and the RR Interest, then all of the rights and obligations of the Operating Advisor shall terminate without payment of any termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). In connection with any termination pursuant to this Section 3.26(o), no successor operating advisor shall be appointed. Upon receipt of written notice of such acts by a Responsible Officer of the Trustee, the Trustee shall provide the Operating Advisor with prompt notice upon its termination pursuant to this Section 3.26(o).

(p)          In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.26(i) and shall also remain entitled to any rights of indemnification provided hereunder.

(q)          The parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) subject to Section 6.04, the Operating Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular class of Certificates or particular Certificateholders, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(r)           Neither the Operating Advisor nor any of its Affiliates shall make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker-dealer Affiliate of the Operating Advisor or (ii) investments by an Affiliate of the Operating Advisor if the Operating Advisor and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Operating Advisor under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Operating Advisor and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

(s)          The Operating Advisor shall at all times be an Eligible Operating Advisor and if the Operating Advisor ceases to be an Eligible Operating Advisor, the Operating Advisor shall immediately resign under Section 3.26(n) of this Agreement and the Trustee shall appoint a successor operating advisor subject to and in accordance with this Section 3.26. Notwithstanding the foregoing, if the Trustee is unable to find a successor operating advisor within thirty (30) days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement.

(t)           The Operating Advisor may delegate its duties and obligations to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Agreement related to the Operating Advisor’s duties and obligations; provided that no agent or subcontractor may (i) be affiliated with a Sponsor, the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or

(ii) have been paid any fees, compensation or other remuneration by an Underwriter, the Master Servicers, the Special Servicers, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for its obligations hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement. The Operating Advisor shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Operating Advisor by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

(u)          With respect to the determination of whether a Control Termination Event or Consultation Termination Event has occurred and is continuing, or has terminated, the Operating Advisor is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to Section 3.23(m), and, with respect to any obligations of the Operating Advisor that are performed only after the occurrence and continuance of a Control Termination Event and/or Consultation Termination Event, the Operating Advisor shall have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of a Control Termination Event or Consultation Termination Event, as applicable.

Section 3.27            Companion Paying Agent. (a) With respect to each of the Serviced Companion Loans, the applicable Master Servicer shall be the Companion Paying Agent hereunder. The Companion Paying Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

(b)          No provision of this Agreement shall be construed to relieve the Companion Paying Agent from liability for its negligent failure to act, bad faith or its own willful misfeasance; provided, however, that the duties and obligations of the Companion Paying Agent shall be determined solely by the express provisions of this Agreement. The Companion Paying Agent shall not be liable except for the performance of such duties and obligations, no implied covenants or obligations shall be read into this Agreement against the Companion Paying Agent. In the absence of bad faith on the part of the Companion Paying Agent, the Companion Paying Agent may conclusively rely, as to the truth and correctness of the statements or conclusions expressed therein, upon any resolutions, certificates, statements, opinions, reports, documents, orders or other instrument furnished to the Companion Paying Agent by any Person and which on their face do not contradict the requirements of this Agreement.

(c)         In the case of each of the Serviced Companion Loans, upon the resignation or removal of the applicable Master Servicer pursuant to Article VII of this Agreement, the applicable Master Servicer, as the Companion Paying Agent, shall be deemed simultaneously to resign or be removed.

(d)      This Section 3.27 shall survive the termination of this Agreement or the resignation or removal of the Companion Paying Agent, as regards to rights accrued prior to such resignation or removal.

Section 3.28   Serviced Companion Noteholder Register. The Companion Paying Agent shall maintain a register (the “Serviced Companion Noteholder Register”) with respect to each Serviced Companion Loan on which it will record the names and address of, and wire transfer instructions for, the Serviced Companion Noteholders from time to time, to the extent such information is provided in writing to it by each Serviced Companion Noteholder. The initial Serviced Companion Noteholders, along with their respective name and address, are listed on Exhibit S hereto. In the event a Serviced Companion Noteholder transfers a Serviced Companion Loan without notice to the Companion Paying Agent, the Companion Paying Agent shall have no liability for any misdirected payment in such Serviced Companion Loan and shall have no obligation to recover and redirect such payment.

The Companion Paying Agent shall promptly provide the name and address of any Serviced Companion Noteholder to any party hereto or any successor Serviced Companion Noteholder upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Companion Paying Agent shall have no liability to any Person for the provision of any such name and address.

For the avoidance of doubt, any notices or information required to be delivered pursuant to this Agreement by any party hereto to a Serviced Companion Noteholder with respect to a Serviced Companion Loan that has been included in an Other Securitization shall be provided to the Other Servicer under the Other Pooling and Servicing Agreement.

Section 3.29   Certain Matters Relating to the Whole Loans. (a) In the event that any of the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer shall be replaced in accordance with the terms of the applicable Non-Serviced PSA, the applicable Master Servicer and the applicable Special Servicer shall acknowledge its successor as the successor to the applicable Non-Serviced Trustee, the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be.

(b)       If any of the Trustee, the Certificate Administrator or the applicable Master Servicer receives notice from a Rating Agency that the applicable Master Servicer is no longer an “approved” master servicer by any of the Rating Agencies rating the Certificates, then the Trustee, the Certificate Administrator or such Master Servicer, as applicable, shall promptly notify each Non-Serviced Master Servicer of the same.

(c)       In connection with the securitization of each Serviced Pari Passu Companion Loan (in each case, only while it is a Serviced Companion Loan), upon the request of (and at the expense of) the related Serviced Companion Noteholder (or its designee), each of the applicable Master Servicer, the applicable Special Servicer and the Trustee, as applicable, shall use reasonable efforts to cooperate with such Serviced Companion Noteholder in attempting to cause the related Mortgagor to provide information relating to such Whole Loan and the related notes, and that such holder reasonably determines to be necessary or appropriate, for inclusion in any disclosure document(s) relating to such Other Securitization.

(d)      In connection with the sale of any Non-Serviced Whole Loan by any Non-Serviced Special Servicer, upon receipt of any notices or materials required to be furnished by the Non-Serviced Special Servicer to the holder of the related Non-Serviced Mortgage Loan pursuant to the related Intercreditor Agreement, the applicable Special Servicer shall, prior to the occurrence and continuance of a Control Termination Event, forward such materials to the Directing Certificateholder for its consent, if such consent is required. The applicable Special Servicer may (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event) waive any timing or delivery requirements related to such sale to the extent set forth in the related Intercreditor Agreement.

(e)       With respect to any Non-Serviced Mortgage Loan, the Directing Certificateholder, prior to the occurrence and continuance of a Consultation Termination Event, or the applicable Special Servicer, following the occurrence and during the continuance of a Consultation Termination Event, shall be entitled to exercise any consultation rights held by the holder of such Mortgage Loan in its capacity as a “Non-Controlling Note Holder” (or similar term identified in the related Intercreditor Agreement) under the related Intercreditor Agreement.

(f)       With respect to each Mortgage Loan that is part of a Whole Loan, this Agreement is subject to the related Intercreditor Agreement and incorporates by reference all provisions required to be included herein pursuant to such Intercreditor Agreement.

(g)       With respect to each Serviced Whole Loan, if any Serviced Companion Loan becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the applicable Master Servicer, the applicable Special Servicer, the Trustee and the Custodian shall reasonably cooperate with the Other Asset Representations Reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such Asset Review by providing the Other Asset Representations Reviewer or such other requesting party with any documents reasonably requested by the Other Asset Representations Reviewer or such other requesting party, but only to the extent such documents are in the possession of such Master Servicer, such Special Servicer, the Trustee or the Custodian, as the case may be, but in any event excluding any documents known to such Master Servicer, such Special Servicer, the Trustee or the Custodian to contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(h)       With respect to any Non-Serviced Mortgage Loan, if the applicable Master Servicer or Special Servicer shall receive any communication from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer regarding any “Master Servicer Decision” pursuant to clause (x) of the definition of such term, then such Master Servicer or Special Servicer shall forward the communication to the Directing Certificateholder (other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class and other than amendments to split or resize notes consistent with the terms of such Intercreditor Agreement) (and to the applicable Master Servicer, if the applicable Special Servicer is forwarding such communication), and the applicable Master Servicer shall reasonably cooperate with the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, as the case may be, in effecting any action by the applicable Non-Serviced Master Servicer or the applicable Non-Serviced Special Servicer, in any such case subject to and consistent with the related Intercreditor Agreement.

(i)        During the period from and after the date on which a Serviced Pari Passu Companion Loan is deposited into an Other Securitization, not later than 5:00 p.m. (New York City time) on each related Serviced Whole Loan Remittance Date the General Master Servicer shall prepare (if and to the extent necessary) and deliver or cause to be delivered in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement the following reports and data files with respect to such Serviced Pari Passu Companion Loan: (A) to the extent the General Master Servicer has received the CREFC® Special Servicer Loan File at the time required, the most recent CREFC® Delinquent Loan Status Report, CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report and the CREFC® REO Status Report, (B) the CREFC® Loan Setup File (only with respect to the first “distribution date” (or analogous term) as defined in the related Other Pooling and Servicing Agreement), (C) the most recent CREFC® Property File and the CREFC® Comparative Financial Status Report (in each case incorporating the data required to be included in the CREFC® Special Servicer Loan File pursuant to Section 3.12(c) by the General Special Servicer and the General Master Servicer), (D) a CREFC® Servicer Watch List with information that is current as of such Serviced Whole Loan Remittance Date, (E) a CREFC® Financial File, (F) a CREFC® Loan Level Reserve/LOC Report, (G) a CREFC® Advance Recovery Report, (H) a CREFC® Total Loan Report and (I) the CREFC® Loan Periodic Update File. Additionally, not later than 5:00 p.m. (New York City time) on each related Serviced Whole Loan Remittance Date, the General Master Servicer shall deliver or cause to be delivered or make available in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement any applicable CREFC® Loan Liquidation Reports, CREFC® Loan Modification Reports and CREFC® REO Liquidation Reports received from the General Special Servicer. In no event shall any report described in this subsection be required to reflect information that has not been collected by or delivered to the General Master Servicer, or any payments or collections not received by the General Master Servicer, as of the close of business on the Business Day prior to the Business Day on which the report is due. In addition, the General Master Servicer shall deliver or cause to be delivered or make available in electronic format to the related other master servicer under the related Other Pooling and Servicing Agreement, any and all other reports required to be delivered by the General Master Servicer to the Certificate Administrator hereunder pursuant to the terms hereof to the extent related to such Serviced Pari Passu Companion Loan.

(j)        On a Servicing Shift Securitization Date, (i) the Custodian shall, upon receipt of a Request for Release, transfer the related Mortgage File (other than the Mortgage Note evidencing the related Servicing Shift Mortgage Loan, the original of which shall be retained by the Custodian) for the related Servicing Shift Whole Loan to the related Non-Serviced Trustee under the related Non-Serviced PSA and retain a copy of such Mortgage File and (ii) the Master Servicer shall, upon receipt of notice from the applicable Mortgage Loan Seller that the applicable Servicing Shift Lead Note has been or is being securitized on the related Servicing Shift Securitization Date, transfer (and cooperate with reasonable requests in connection with such transfer of) the Servicing File for the related Servicing Shift Whole Loan, and any Escrow Payments, reserve funds and originals of items specified in clauses (x) and (xii) of the definition of “Mortgage File” for the related Servicing Shift Whole Loan, to the related Non-Serviced Master Servicer on the related Servicing Shift Securitization Date.

(k)       Promptly upon any change in the identity of the applicable Master Servicer, the successor Master Servicer shall deliver notice of such change (together with the contact information of such successor Master Servicer) to each Non-Serviced Trustee, Non-Serviced Certificate Administrator, Non-Serviced Special Servicer, Non-Serviced Master Servicer and Non-Serviced Operating Advisor.

Section 3.30   Certain Matters with Respect to Joint Mortgage Loans.

(a) If a Mortgage Loan Seller with respect to a Joint Mortgage Loan (a “Repurchasing Mortgage Loan Seller”) repurchases the Mortgage Note(s) (as such term is defined in this Section 3.30(a)) (a “Repurchased Note”) related to such Joint Mortgage Loan that it sold to the Depositor, but the other Mortgage Loan Seller with respect to such Joint Mortgage Loan does not repurchase the Mortgage Note(s) related to such Joint Mortgage Loan that it sold to the Depositor, the provisions of this Section 3.30 shall apply prior to the adoption, pursuant to Section 13.01(l), of any amendment to this Agreement that provides otherwise. Each Mortgage Loan Seller of a Joint Mortgage Loan has agreed pursuant to the terms of the related Mortgage Loan Purchase Agreement that the terms set forth in this Section 3.30 with respect to the servicing and administration of such Joint Mortgage Loan shall apply if one or more of the Mortgage Notes related to such Joint Mortgage Loan has been repurchased from the Trust and at least one other Mortgage Note related to such Joint Mortgage Loan is included in the Trust until such time as all of the Mortgage Notes related to such Joint Mortgage Loan are no longer included in the Trust. For purposes of this Section 3.30, Section 13.01(l) and Section 13.08(a) only, “Mortgage Note” shall mean with respect to any Joint Mortgage Loan, each original promissory note that collectively represents the Mortgage Note (as defined in Article I) with respect to such Joint Mortgage Loan and shall not be a collective reference to such promissory notes. With respect to any Joint Mortgage Loan that is part of a Whole Loan, clauses (b)–(j) below shall not apply, and the terms of the related Intercreditor Agreement shall continue to govern the relationship between the related Mortgage Notes as if each related Repurchased Note were a Serviced Pari Passu Companion Loan or Non-Serviced Pari Passu Companion Loan, as applicable. With respect to any other Joint Mortgage Loan, clauses (b)–(j) below shall apply to such Joint Mortgage Loan.

(b)       Custody of and record title under the Mortgage Loan documents with respect to the applicable Joint Mortgage Loan shall be held exclusively by the Custodian as provided under this Agreement or, with respect to a Non-Serviced Mortgage Loan, the Non-Serviced Custodian as provided under the related Non-Serviced PSA, except that the Repurchasing Mortgage Loan Seller shall hold and retain title to its original Repurchased Note(s) and any related endorsements thereof.

(i)        All of the Mortgage Notes with respect to any Joint Mortgage Loan shall be of equal priority with each other, and no portion of any Mortgage Note shall have priority or preference over any other portion of the other Mortgage Notes or security therefor. Payments from the related Mortgagor (including, without limitation, any

Penalty Charges) or any other amounts received with respect to each Mortgage Note shall be collected as provided in this Agreement by the applicable Master Servicer and shall be applied upon receipt by such Master Servicer pro rata to each related Mortgage Note based on its respective Mortgage Loan Seller Percentage Interest, subject to Section 3.30(b)(ii). Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust for the benefit of the applicable Repurchasing Mortgage Loan Seller and remitted (net of its pro rata share of amounts payable at the Administrative Cost Rate and any other amounts due to the applicable Master Servicer or the applicable Special Servicer) to the applicable Repurchasing Mortgage Loan Seller or its designee by the applicable Master Servicer on each Distribution Date pursuant to instructions provided by the applicable Repurchasing Mortgage Loan Seller and deposited and applied in accordance with this Agreement, subject to Section 3.30(b)(ii). If any Joint Mortgage Loan to which this Section 3.30 applies becomes an REO Loan, payments or any other amounts received with respect to any such Joint Mortgage Loan shall be collected and shall be applied upon receipt by the applicable Master Servicer pro rata to each related Mortgage Note based on its respective Mortgage Loan Seller Percentage Interest, subject to Section 3.30(b)(ii). Any Appraisal Reduction Amounts calculated with respect to any Joint Mortgage Loan subject to this Section 3.30 shall be allocated to each related Mortgage Note pro rata based upon the respective unpaid principal balances thereof.

(ii)       If the applicable Master Servicer or the applicable Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under any such Joint Mortgage Loan at any particular time, the applicable Repurchasing Mortgage Loan Seller shall receive from such Master Servicer an amount equal to its Mortgage Loan Seller Percentage Interest of such payment. All expenses, losses and shortfalls relating solely to such Joint Mortgage Loan including, without limitation, losses of principal or interest, Nonrecoverable Advances, interest on Servicing Advances, Special Servicing Fees, Workout Fees and Liquidation Fees (including any such fees related to the applicable Mortgage Notes), shall be allocated between the holders of the related Mortgage Notes pro rata based upon the respective unpaid principal balances thereof. In no event shall any costs, expenses, fees or any other amounts related to any Mortgage Loan or Joint Mortgage Loan other than the applicable Joint Mortgage Loan be deducted from payments or any other amounts received with respect to such Joint Mortgage Loan and payable to the applicable Repurchasing Mortgage Loan Seller.

(iii)      A Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies shall be serviced for the benefit of the applicable Repurchasing Mortgage Loan Seller and the Certificateholders pursuant to the terms and conditions of this Agreement in accordance with the Servicing Standard and in accordance with the provisions herein as if (A) such Joint Mortgage Loan were a Serviced Whole Loan, (B) the related Mortgage Note(s) not repurchased were (1) a Serviced Pari Passu Mortgage Loan and (2) the only Mortgage Loan that is part of such Joint Mortgage Loan (or related Serviced Whole Loan), and (C) the related Repurchased Note were a Serviced Pari Passu Companion Loan. No Repurchasing Mortgage Loan Seller shall be permitted to terminate the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor as servicer, special servicer or operating advisor, respectively, of the related Repurchased Note. All rights of the mortgagee under each such Joint Mortgage Loan shall be exercised by the applicable Master Servicer or the applicable Special Servicer, as applicable, on behalf of the Trust to the extent of its interest therein and the applicable Repurchasing Mortgage Loan Seller in accordance with this Agreement.

(iv)      With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies, the related Repurchasing Mortgage Loan Seller shall be treated hereunder as if it were a Serviced Pari Passu Companion Loan Holder on a pari passu basis. Funds collected by the applicable Master Servicer or the applicable Special Servicer, as applicable, and applied to the applicable Mortgage Notes shall be deposited and disbursed in accordance with the provisions hereof relating to holders of promissory notes comprising Serviced Whole Loans that are pari passu in right of payment. Compensation shall be paid to the applicable Master Servicer, the applicable Special Servicer and the Operating Advisor with respect to each Repurchased Note as provided in this Agreement as if each such Repurchased Note were a Serviced Pari Passu Companion Loan. None of the Trustee, the Certificate Administrator, the Custodian, the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor shall have any obligation to make P&I Advances with respect to any Repurchased Note or, if no related Mortgage Note is part of the Trust, a Servicing Advance with respect to any Repurchased Note. Except as otherwise specified herein, the applicable Master Servicer and the applicable Special Servicer shall have no reporting requirement with respect to any Repurchased Note other than to deliver to the related Repurchasing Mortgage Loan Seller any document as is required to be delivered to a holder of a Serviced Pari Passu Companion Loan hereunder.

(c)       If any non-repurchased Mortgage Note relating to a Joint Mortgage Loan to which this Section 3.30 applies is a Specially Serviced Loan, then any related Repurchased Note shall also be a Specially Serviced Loan under this Agreement. The applicable Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the applicable Repurchasing Mortgage Loan Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Workout Fee or Liquidation Fee payable to such Special Servicer under this Agreement as with respect to a Serviced Pari Passu Companion Loan.

(d)      If (A) the applicable Master Servicer shall pay any amount to any Repurchasing Mortgage Loan Seller pursuant to the terms hereof in the belief or expectation that a related payment has been made or will be received or collected in connection with any or all of the applicable Mortgage Notes and (B) such related payment is not received or collected by such Master Servicer, then the applicable Repurchasing Mortgage Loan Seller shall promptly on demand by such Master Servicer return such amount to such Master Servicer. If such Master Servicer determines at any time that any amount received or collected by such Master Servicer in respect of any Joint Mortgage Loan to which this Section 3.30 applies must be returned to the related Mortgagor or paid to any other person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, such Master Servicer shall not be required to distribute any portion thereof to the related Repurchasing Mortgage Loan Seller, and such Repurchasing Mortgage Loan Seller shall promptly on demand by such Master Servicer repay (which obligation shall survive the termination of this Agreement) any portion thereof that such Master Servicer shall have distributed to such Repurchasing Mortgage Loan Seller, together with interest thereon at such rate, if any, as such Master Servicer may pay to the related Mortgagor or such other person or entity with respect thereto.

(e)       With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies, subject to this Agreement (including, without limitation, the consent and consultation rights of the Directing Certificateholder and any consultation rights of the Operating Advisor), the applicable Master Servicer or the applicable Special Servicer, as applicable, on behalf of the holders of any of the Repurchased Notes, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the related Joint Mortgage Loan and (ii) enforce the applicable Mortgage Loan documents as provided hereunder. Without limiting the generality of the preceding sentence, the applicable Master Servicer or the applicable Special Servicer, as applicable, may agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of the related Mortgagor on or any guarantor of any Joint Mortgage Loan it is required to service and administer as contemplated by this Section 3.30, without the consent of the related Repurchasing Mortgage Loan Seller, subject, however, to the terms of this Agreement as they pertain to a Serviced Pari Passu Companion Loan.

(f)       In taking or refraining from taking any action permitted hereunder, the applicable Master Servicer and the applicable Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Joint Mortgage Loans that are not Non-Serviced Mortgage Loans and to which this Section 3.30 applies as is consistent with this Agreement and shall be liable to any Repurchasing Mortgage Loan Seller only to the same extent as set forth herein with respect to any holder of a Serviced Pari Passu Companion Loan.

(g)       If the Trustee, the applicable Master Servicer or the applicable Special Servicer has made a Servicing Advance with respect to any Repurchased Note which would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the applicable Repurchasing Mortgage Loan Seller shall reimburse the Trust in an amount equal to such Repurchasing Mortgage Loan Seller’s Mortgage Loan Seller Percentage Interest of such Nonrecoverable Advance with interest thereon. Notwithstanding the foregoing, the applicable Repurchasing Mortgage Loan Seller shall not be obligated to reimburse the Trustee, the applicable Master Servicer or the applicable Special Servicer (and amounts due to the applicable Repurchasing Mortgage Loan Seller shall not be offset) for Advances or interest thereon or any amounts related to any Mortgage Loans or any other Joint Mortgage Loan other than such amounts relating to the applicable Repurchased Note. To the extent that the applicable Repurchasing Mortgage Loan Seller reimburses any such Nonrecoverable Advances and such amounts are subsequently recovered, the applicable Repurchasing Mortgage Loan Seller shall receive a reimbursement from such recovery based on its Mortgage Loan Seller Percentage Interest of such recovery. This reimbursement right shall not limit the Trustee’s, the applicable Master Servicer’s or the applicable Special Servicer’s rights to reimbursement under this Agreement. Notwithstanding anything to the contrary contained herein, the total liability of each Repurchasing Mortgage Loan Seller shall not exceed an amount equal to its Mortgage Loan Seller Percentage Interest of the amount to be reimbursed.

(h)       Each Repurchasing Mortgage Loan Seller shall have the right to assign the related Repurchased Note; provided that, with respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies, the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(i)        With respect to a Joint Mortgage Loan that is not a Non-Serviced Mortgage Loan and to which this Section 3.30 applies, the applicable Master Servicer and the applicable Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Servicing Standard to execute and deliver, on behalf of each Repurchasing Mortgage Loan Seller as a holder of a pari passu interest in the applicable Joint Mortgage Loan, any and all financing statements, continuation statements and other documents and instruments necessary to maintain the lien created by any Mortgage or other security document related to the applicable Joint Mortgage Loan on the related Mortgaged Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the related Joint Mortgage Loan documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the related Mortgaged Property all in accordance with, and subject to, the terms of this Agreement. Each Repurchasing Mortgage Loan Seller agrees to furnish, or cause to be furnished, to the applicable Master Servicer and the applicable Special Servicer any powers of attorney or other documents necessary or appropriate to enable such Master Servicer or such Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to the applicable Joint Mortgage Loan; provided, that such Repurchasing Mortgage Loan Seller shall not be liable, and shall be indemnified by the applicable Master Servicer or the applicable Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by such Master Servicer or such Special Servicer, as the case may be; provided, further, that the applicable Master Servicer or the applicable Special Servicer, without the written consent of the applicable Repurchasing Mortgage Loan Seller, shall not initiate any action in the name of such Repurchasing Mortgage Loan Seller without indicating its representative capacity or take any action with the intent to cause and that actually causes, such Repurchasing Mortgage Loan Seller to be registered to do business in any state.

(j)        Pursuant to the related Mortgage Loan Purchase Agreement, the applicable Repurchasing Mortgage Loan Seller is required to deliver to the applicable Master Servicer or the applicable Special Servicer, as applicable, the Mortgage Loan documents related to the applicable Repurchased Note, any requests for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of the related Mortgaged Property or to any legal action or to enforce any other remedies or rights provided by the Mortgage Note(s) or the Mortgage(s) or otherwise available at law or equity with respect to the related Repurchased Note.

Section 3.31   [RESERVED].

Section 3.32   Litigation Control. (a) With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any Serviced Companion Loan or any related REO Loan or related REO Property, the applicable Special Servicer shall, in accordance with the Servicing Standard, direct, manage, prosecute and/or defend any action brought by a Mortgagor, guarantor, or other obligor on the related Note or any Affiliates thereof (each a “Borrower-Related Party”) against the Trust, either Master Servicer and/or any Special Servicer or any predecessor master servicer or special servicer, and represent the interests of the Trust in any litigation relating to the rights and obligations of the Trust, or of the Mortgagor or other Borrower-Related Party under the related Mortgage Loan documents, or with respect to the related Mortgaged Property or other collateral securing such Mortgage Loan (or Serviced Whole Loan), or otherwise with respect to the enforcement of the obligations of a Borrower-Related Party under the related Mortgage Loan documents (“Trust-Related Litigation”). In the event that either Master Servicer is named in any Trust-Related Litigation but neither of the Special Servicers is named in such Trust-Related Litigation (regardless of whether the Trust is named in such Trust-Related Litigation), the applicable Master Servicer shall notify the applicable Special Servicer of such litigation as soon as practicable but in any event no later than within ten (10) Business Days of such Master Servicer receiving service of such Trust-Related Litigation. The Operating Advisor shall not be required to review the actions of the applicable Special Servicer with respect to Trust-Related Litigation unless such review is otherwise related to the performance of the Operating Advisor’s duties, rights and obligations in respect of a Final Asset Status Report and/or Asset Status Report.

(b)       To the extent a Master Servicer is named in the Trust-Related Litigation, and neither the Trust nor a Special Servicer is named, in order to effectuate the role of the applicable Special Servicer as contemplated by the immediately preceding subsection, such Master Servicer shall (i) provide monthly status reports to the applicable Special Servicer regarding such Trust-Related Litigation; (ii) seek to have the Trust replace such Master Servicer as the appropriate party to the lawsuit; and (iii) so long as such Master Servicer remains a party to the lawsuit, consult with and act at the direction of the applicable Special Servicer with respect to decisions and resolutions related to the interests of the Trust in such Trust-Related Litigation, including but not limited to the selection of counsel; provided that such Master Servicer shall have the right to engage separate counsel relating to claims against such Master Servicer to the extent set forth in Section 3.32(e); and provided, however, that if there are claims against such Master Servicer and such Master Servicer has not determined that separate counsel is required for such claims, such counsel shall be reasonably acceptable to such Master Servicer.

(c)       Neither Special Servicer shall (i) undertake (or direct either Master Servicer to undertake) any material settlement of any Trust-Related Litigation or (ii) initiate any material Trust-Related Litigation unless and until it has notified in writing the Directing Certificateholder (only if the related Mortgage Loan is not an Excluded Loan and prior to the occurrence and continuance of a Consultation Termination Event) (to the extent the identity of the Directing Certificateholder is actually known to such Special Servicer; provided that such Special Servicer shall make due inquiry of the Certificate Administrator as to the identity of the Directing Certificateholder) and the related holder of any Serviced Companion Loan (if such matter affects such related Serviced Companion Loan) (to the extent the identity of the holder of such Serviced Companion Loan is actually known to such Special Servicer) and the Directing Certificateholder (only if the related Mortgage Loan is not an Excluded Loan and prior to the occurrence and continuation of a Control Termination Event) has not objected in writing within five (5) Business Days of having been notified thereof and having been provided with all information that the Directing Certificateholder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by such Special Servicer within such five (5) Business Day period, then the Directing Certificateholder shall be deemed to have approved the taking of such action); provided that, if the applicable Special Servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Whole Loan, the related Companion Holders, such Special Servicer may take such action without waiting for the Directing Certificateholder’s response.

(d)      Notwithstanding the foregoing, none of the Special Servicers or Master Servicers shall follow any advice, direction or consultation provided by the Directing Certificateholder or the Risk Retention Consultation Party (or any other party to this Agreement) that would require or cause such Special Servicer or Master Servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause such Special Servicer or Master Servicer, as applicable, to violate provisions of this Agreement, require or cause such Special Servicer or Master Servicer, as applicable, to violate the terms of any Mortgage Loan or Serviced Whole Loan, expose any Certificateholder or any party to this Agreement or their Affiliates, officers, directors or agents to any claim, suit or liability, cause any REMIC created hereunder to fail to qualify as a REMIC, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions or materially expand the scope of such Special Servicer’s or Master Servicer’s, as the case may be, responsibilities under this Agreement.

(e)       Notwithstanding the right of a Special Servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of such Special Servicer to direct the applicable Master Servicer’s actions in this Section 3.32, such Master Servicer shall retain the right to make determinations relating to claims against such Master Servicer, including but not limited to the right to engage separate counsel and to appear in any proceeding on its own behalf in such Master Servicer’s reasonable discretion, the cost of which shall be subject to indemnification as and to the extent provided in this Agreement.

(f)       Further, nothing in this section shall require a Master Servicer to take or fail to take any action which, in such Master Servicer’s good faith and reasonable judgment, may (i) result in a violation of the REMIC Provisions or (ii) subject such Master Servicer to liability or materially expand the scope of such Master Servicer’s obligations under this Agreement.

(g)       Notwithstanding either Master Servicer’s right to make determinations relating to claims against such Master Servicer, the applicable Special Servicer shall have the right at any time in accordance with the Servicing Standard to (i) direct such Master Servicer to settle any claims asserted against such Master Servicer (whether or not the Trust or the applicable Special Servicer is named in any such claims or Trust-Related Litigation) (and with respect to any material settlements with respect to any Mortgage Loan other than an Excluded Loan, with the consent or consultation of the Directing Certificateholder prior to a Control Termination Event or Consultation Termination Event, respectively) and (ii) otherwise reasonably direct the actions of such Master Servicer relating to claims against such Master Servicer (whether or not the Trust or the applicable Special Servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of such Master Servicer, (B) the cost of such settlement or any resulting judgment is and shall be paid by the Trust and payment of such cost or judgment is provided for in this Agreement, (C) such Master Servicer is and shall be indemnified as and to the extent provided in this Agreement for all costs and expenses of such Master Servicer incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by such Master Servicer at the direction of the applicable Special Servicer shall be deemed (as to such Master Servicer) to be in compliance with the Servicing Standard and (E) the applicable Special Servicer provides such Master Servicer with assurance reasonably satisfactory to such Master Servicer as to the items in clauses (A), (B) and (C).

(h)       In the event both a Master Servicer and a Special Servicer or Trust are named in Trust-Related Litigation, such Master Servicer and Special Servicer shall cooperate with each other to afford such Master Servicer and Special Servicer the rights afforded to such party in this Section 3.32.

This Section 3.32 shall not apply in the event the applicable Special Servicer authorizes the applicable Master Servicer, and such Master Servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust in accordance with the Servicing Standard.

Notwithstanding the foregoing, (i) in the event that any action, suit, litigation or proceeding names the Trustee in its individual capacity, or in the event that any judgment is rendered against the Trustee in its individual capacity, the Trustee, upon prior written notice to the applicable Master Servicer or the applicable Special Servicer, as the case may be, may retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests (but not to otherwise direct, manage or prosecute such litigation or claim); (ii) in the event of any action, suit, litigation or proceeding, other than an action, suit, litigation or proceeding relating to the enforcement of the obligations of a Mortgagor, guarantor or other obligor under the related Mortgage Loan documents, or otherwise relating to one or more Mortgage Loans or Mortgaged Properties, none of the applicable Master Servicers or Special Servicers shall, without the prior written consent of the Trustee, (A) initiate an action, suit, litigation or proceeding in the name of the Trustee, whether in such capacity or individually, (B) engage counsel to represent the Trustee, or (C) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other similar actions with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state (provided that none of the Master Servicers or Special Servicers shall be responsible for any delay due to the unwillingness of the Trustee to grant such consent); and (iii) in the event that any court finds that the Trustee is a necessary party in respect of any action, suit, litigation or proceeding relating to or arising from this Agreement or any Mortgage Loan, the Trustee shall have the right to retain counsel and appear in any such proceeding on its own behalf in order to protect and represent its interests, whether as Trustee or individually (but not to otherwise direct, manage or prosecute such litigation or claim); provided, however, that nothing in this subsection shall be interpreted to preclude the applicable Special Servicer (with respect to any material

Trust-Related Litigation with respect to any Mortgage Loan other than an Excluded Loan, with the consent or consultation of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event or Consultation Termination Event, respectively, to the extent required in Section 3.32(c), respectively) from initiating any action, suit, litigation or proceeding in its name as representative of the Trustee of the Trust.

Section 3.33   Delivery of Excluded Information to the Certificate Administrator. Any Excluded Information that a Master Servicer, a Special Servicer or the Operating Advisor identifies and delivers to the Certificate Administrator for posting to the Certificate Administrator’s Website shall be delivered to the Certificate Administrator via e-mail (or such other electronic means as is mutually acceptable to the parties) in one or more separate files labeled “Excluded Information” followed by the applicable loan name and loan file to cmbsexcludedinformation@wellsfargo.com. For the avoidance of doubt, any information that is not appropriately labeled and delivered in accordance with this Section 3.33 shall not be separately posted as Excluded Information on the Certificate Administrator’s Website, and any information appropriately labeled and delivered to the Certificate Administrator pursuant to this Section 3.33 shall be posted on the Certificate Administrator’s Website under the “Excluded Information” section, as provided under Section 3.13. When so posted, the Excluded Controlling Class Holders shall be prohibited from the access of Excluded Information with respect to any Excluded Controlling Class Loans on the Certificate Administrator’s Website (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access shall only be prohibited with respect to the related Excluded Controlling Class Loans). None of the Master Servicers, the Special Servicers or the Operating Advisor shall have any obligations to separately label and deliver any Excluded Information in accordance with this Section 3.33 until such party has received written notice with respect to the related Excluded Controlling Class Loan in the form of Exhibit P-1E to this Agreement. Nothing set forth in this Agreement shall prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available on the Certificate Administrator’s Website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan shall be permitted to obtain such information in accordance with Section 4.02(f) of this Agreement.

[End of Article III]

Article IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01   Distributions of Available Funds. (a) On each Distribution Date, to the extent of the Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(c) with respect to each Class of Lower-Tier Regular Interests

(other than the LRR Uncertificated Interest), and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)        first, to the Holders of the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3 Certificates, the Class A-SB Certificates, the Class X-A Certificates, the Class X-B Certificates, the Class X-D Certificates, the Class X-F Certificates, the Class X-G Certificates and the Class X-H Certificates and to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest, Class A-4-X1 Upper-Tier Regular Interest, Class A-4-X2 Upper-Tier Regular Interest, Class A-5 Upper-Tier Regular Interest, Class A-5-X1 Upper-Tier Regular Interest and Class A-5-X2 Upper-Tier Regular Interest pro rata (based upon their respective entitlements to interest for such Distribution Date), in respect of interest, up to an amount equal to the aggregate Interest Distribution Amount in respect of such Classes of Certificates or Exchangeable Upper-Tier Regular Interests for such Distribution Date;

(ii)       second, to the Holders of the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest, in reduction of the Certificate Balances thereof: (I) prior to the Cross-Over Date (1) first, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to the Class A-SB Planned Principal Balance for such Distribution Date; (2) second, to the Holders of the Class A-1 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clause (1) above have been made) for such Distribution Date, until the outstanding Certificate Balance of the Class A-1 Certificates has been reduced to zero; (3) third, to the Holders of the Class A-2 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1) and (2) above have been made) for such Distribution Date, until the outstanding Certificate Balance of the Class A-2 Certificates has been reduced to zero; (4) fourth, to the Holders of the Class A-3 Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2) and (3) above have been made) for such Distribution Date, until the outstanding Certificate Balance of the Class A-3 Certificates has been reduced to zero; (5) fifth, to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2), (3) and (4) above have been made) for such Distribution Date, until the outstanding Certificate Balance of the Class A-4 Upper-Tier Regular Interest has been reduced to zero; (6) sixth, to the Grantor Trust in respect of the Class A-5 Upper-Tier Regular Interest in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2), (3), (4) and (5) above have been made) for such Distribution Date, until the outstanding Certificate Balance of the Class A-5 Upper-Tier Regular Interest has been reduced to zero; and (7) seventh, to the Holders of the Class A-SB Certificates, in an amount up to the Principal Distribution Amount (or the portion thereof remaining after any distributions specified in sub-clauses (1), (2), (3), (4), (5) and (6) above have been made) for such Distribution Date, until the outstanding Certificate Balance of the Class A-SB Certificates has been reduced to zero; and (II) on or after the Cross-Over Date, to the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates and Class A-SB Certificates, and the Class A-4 Upper-Tier Regular Interest, and Class A-5 Upper-Tier Regular Interest, pro rata (based on their respective Certificate Balances) in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of each of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates and Class A-SB Certificates and the Class A-4 Upper-Tier Regular Interest and Class A-5 Upper-Tier Regular Interest is reduced to zero;

(iii)      third, to the Holders of the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates, and to the Grantor Trust in respect of the Class A-4 Upper-Tier Regular Interest and the Class A-5 Upper-Tier Regular Interest, first, (A) up to an amount equal to, and pro rata with, the aggregate unreimbursed Realized Losses previously allocated to each such Class, then (B) up to an amount equal to, and pro rata in accordance with, all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for each such Class compounded monthly from the date the related Realized Loss was allocated to such Class until the date such Realized Loss is reimbursed;

(iv)      fourth, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, the Class A-S-X1 Upper-Tier Regular Interest and the Class A-S-X2 Upper-Tier Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier REMIC Interests for such Distribution Date;

(v)       fifth, after the Certificate Balances of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates and Class A-SB Certificates and the Class A-4 Upper-Tier Regular Interest and Class A-5 Upper-Tier Regular Interest have been reduced to zero, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A-1 Certificates, Class A-2 Certificates, Class A-3 Certificates and Class A-SB Certificates and the Class A-4 Upper-Tier Regular Interest and Class A-5 Upper-Tier Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class A-S Upper-Tier Regular Interest has been reduced to zero;

(vi)      sixth, to the Grantor Trust in respect of the Class A-S Upper-Tier Regular Interest, first, (A) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, then (B) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest until the date such Realized Loss is reimbursed;

(vii)     seventh, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, the Class B-X1 Upper-Tier Regular Interest and the Class B-X2 Upper-Tier Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier REMIC Interests for such Distribution Date;

(viii)    eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class B Upper-Tier Regular Interest has been reduced to zero;

(ix)      ninth, to the Grantor Trust in respect of the Class B Upper-Tier Regular Interest, first, (A) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, then (B) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest until the date such Realized Loss is reimbursed;

(x)       tenth, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, the Class C-X1 Upper-Tier Regular Interest and the Class C-X2 Upper-Tier Regular Interest, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts in respect of such Upper-Tier REMIC Interests for such Distribution Date;

(xi)      eleventh, after the Certificate Balances of the Class A Certificates and Class B Upper-Tier Regular Interest have been reduced to zero, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates and the Class B Upper-Tier Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class C Upper-Tier Regular Interest has been reduced to zero;

(xii)     twelfth, to the Grantor Trust in respect of the Class C Upper-Tier Regular Interest, first, (A) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Upper-Tier Regular Interest, then (B) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for such Upper-Tier Regular Interest compounded monthly from the date the related Realized Loss was allocated to such Upper-Tier Regular Interest until the date such Realized Loss is reimbursed;

(xiii)    thirteenth, to the Holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xiv)    fourteenth, after the Certificate Balances of the Class A Certificates, Class B Upper-Tier Regular Interest and Class C Upper-Tier Regular Interest have been reduced to zero, to the Holders of the Class D Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, the Class B Upper-Tier Regular Interest and the Class C Upper-Tier Regular Interest on such Distribution Date), until the outstanding Certificate Balance of the Class D Certificates has been reduced to zero;

(xv)     fifteenth, to the Holders of the Class D Certificates, first, (A) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, then (B) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class until the date such Realized Loss is reimbursed;

(xvi)    sixteenth, to the Holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xvii)  seventeenth, after the Certificate Balances of the Class A Certificates, Class B Upper-Tier Regular Interest, Class C Upper-Tier Regular Interest and Class D Certificates have been reduced to zero, to the Holders of the Class E Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Upper-Tier Regular Interest, Class C Upper-Tier Regular Interest and Class D Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class E Certificates has been reduced to zero;

(xviii)  eighteenth, to the Holders of the Class E Certificates, first, (A) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, then (B) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class until the date such Realized Loss is reimbursed;

(xix)    nineteenth, to the Holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xx)     twentieth, after the Certificate Balances of the Class A Certificates, Class B Upper-Tier Regular Interest, Class C Upper-Tier Regular Interest, Class D Certificates and Class E Certificates have been reduced to zero, to the Holders of the Class F Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Upper-Tier Regular Interest, Class C Upper-Tier Regular Interest, Class D Certificates and Class E Certificates on such Distribution

Date), until the outstanding Certificate Balance of the Class F Certificates has been reduced to zero;

(xxi)    twenty-first, to the Holders of the Class F Certificates, first, (A) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, then (B) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class until the date such Realized Loss is reimbursed;

(xxii)   twenty-second, to the Holders of the Class G Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxiii)  twenty-third, after the Certificate Balances of the Class A Certificates, Class B Upper-Tier Regular Interest, Class C Upper-Tier Regular Interest, Class D Certificates, Class E Certificates and Class F Certificates have been reduced to zero, to the Holders of the Class G Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Upper-Tier Regular Interest, Class C Upper-Tier Regular Interest, Class D Certificates, Class E Certificates and Class F Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class G Certificates has been reduced to zero;

(xxiv)  twenty-fourth, to the Holders of the Class G Certificates, first, (A) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, then (B) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class until the date such Realized Loss is reimbursed;

(xxv)    twenty-fifth, to the Holders of the Class H Certificates in respect of interest, up to an amount equal to the Interest Distribution Amount in respect of such Class of Certificates for such Distribution Date;

(xxvi)  twenty-sixth, after the Certificate Balances of the Class A Certificates, Class B Upper-Tier Regular Interest, Class C Upper-Tier Regular Interest, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates have been reduced to zero, to the Holders of the Class H Certificates, in reduction of the Certificate Balance thereof, up to an amount equal to the Principal Distribution Amount (or the portion thereof remaining after any distributions in respect of the Class A Certificates, Class B Upper-Tier Regular Interest, Class C Upper-Tier Regular Interest, Class D Certificates, Class E Certificates, Class F Certificates and Class G Certificates on such Distribution Date), until the outstanding Certificate Balance of the Class H Certificates has been reduced to zero;

(xxvii) twenty-seventh, to the Holders of the Class H Certificates, first, (A) up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, then (B) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (A) at the Pass-Through Rate for such Class compounded monthly from the date the related Realized Loss was allocated to such Class until the date such Realized Loss is reimbursed; and

(xxviii) twenty-eighth, to the Holders of the Class R Certificates in respect of the Class UR Interest, the amount, if any, of the Available Funds remaining in the Upper-Tier REMIC Distribution Account with respect to such Distribution Date.

If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on the receipt of payments as of the Determination Date and additional Periodic Payments, balloon payments or unscheduled principal payments are subsequently received by the applicable Master Servicer and required to be part of the Aggregate Available Funds for such Distribution Date, such Master Servicer shall promptly notify the Certificate Administrator and the Certificate Administrator will use commercially reasonable efforts to cause DTC to make the revised distribution on a timely basis on such Distribution Date. None of the Master Servicers, the Special Servicers or the Certificate Administrator shall be liable or held responsible for any resulting delay in the making of such distribution to Certificateholders solely on the basis of the actions described in the preceding sentence.

(b)       Distributions of Retained Certificate Available Funds. On each Distribution Date, to the extent of the Retained Certificate Available Funds for such Distribution Date, the Certificate Administrator shall be deemed to transfer the Lower-Tier Distribution Amount from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account in the amounts and priorities set forth in Section 4.01(c) with respect to the LRR Uncertificated Interest, and immediately thereafter, shall make distributions thereof from the Upper-Tier REMIC Distribution Account in the following order of priority, satisfying in full, to the extent required and possible, each priority before making any distribution with respect to any succeeding priority:

(i)         first, to the Holders of the RR Interest, in respect of interest, up to an amount equal to the Retained Certificate Interest Distribution Amount for such Distribution Date;

(ii)       second, to the Holders of the RR Interest, in reduction of the Certificate Balance thereof, an amount equal to the Retained Certificate Principal Distribution Amount for such Distribution Date, until the outstanding Certificate Balance of the RR Interest has been reduced to zero; and

(i)        third, to the Holders of the RR Interest, in an amount equal to the Retained Certificate Realized Loss Distribution Amount for such Distribution Date;

provided, however, that to the extent any Retained Certificate Available Funds remain in the Upper-Tier REMIC Distribution Account after applying amounts as set forth in clauses (i) – (iii)

above, any such amounts so remaining shall be disbursed to the Holders of the Class R Certificates in respect of the Class UR Interest.

Amounts distributable or otherwise allocable to any Exchangeable Upper-Tier Regular Interest set forth above will be distributed to the corresponding Classes of Exchangeable Certificates in accordance with their Class Percentage Interests therein pursuant to Section 5.11.

(c)       On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of principal or reimbursement of Realized Losses or Retained Certificate Realized Losses, as applicable, in an amount equal to the amount of principal or reimbursement of Realized Losses or Retained Certificate Realized Losses, as applicable, actually distributable to the Holders of the respective Related Certificates or Related Exchangeable Upper-Tier Regular Interests as provided in Section 4.01(a), Section 4.01(b), Section 4.01(d), Section 4.01(f) and Section 4.01(i) such that at all times the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests is equal to the Certificate Balance of the Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interests. On each Distribution Date, each Lower-Tier Regular Interest shall be deemed to receive distributions in respect of interest in an amount equal to the Interest Distribution Amount or Retained Certificate Interest Distribution Amount, as applicable, in respect of its Related Certificates or Related Exchangeable Upper-Tier Regular Interests, plus (A) a pro rata portion of the Interest Distribution Amount in respect of (i) in the case of the Class LA1, Class LA2, Class LA3, Class LASB, Class LA4 and Class LA5 Uncertificated Interests, the Class X-A Certificates, (ii) in the case of the Class LAS, Class LB and Class LC Uncertificated Interests, the Class X-B Certificates, (iii) in the case of the Class LD and Class LE Uncertificated Interests, the Class X-D Certificates, (iv) in the case of the Class LF Uncertificated Interest, the Class X-F Certificates, (vi) in the case of the Class LG Uncertificated Interest, the Class X-G Certificates, and (vii) in the Case of the Class LH Uncertificated Interest, the Class X-H Certificates, and (B) in the case of the LRR Uncertificated Interest, the Retained Certificate Interest Distribution Amount in respect of the RR Interest, in each case, computed based on an interest rate equal to the excess of the Weighted Average Net Mortgage Rate over the Pass-Through Rate of the Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interests and a notional amount equal to its related Lower-Tier Principal Amount, in each case to the extent actually distributable thereon as provided in Section 4.01(a) or Section 4.01(b), as applicable. Amounts distributable pursuant to this paragraph are referred to herein collectively as the “Lower-Tier Distribution Amount”, and shall be made by the Certificate Administrator by deeming such Lower-Tier Distribution Amount to be withdrawn from the Lower-Tier REMIC Distribution Account to be deposited in the Upper-Tier REMIC Distribution Account.

As of any date, the principal balance of each Lower-Tier Regular Interest shall equal the Certificate Balance of the Class of Related Certificates or Related Exchangeable Upper-Tier Regular Interests with respect thereto, as adjusted for the allocation of Realized Losses and Retained Certificate Realized Losses, as provided in Section 4.01(b) and 4.04(c). The initial principal balance of each Lower-Tier Regular Interest shall equal the respective Original Lower-Tier Principal Amount. The pass-through rate with respect to each Lower-Tier Regular Interest shall be the rate per annum set forth in the Preliminary Statement hereto.

Any amount that remains in the Lower-Tier REMIC Distribution Account on each Distribution Date after distribution of the Lower-Tier Distribution Amount and distribution of Prepayment Premiums and Yield Maintenance Charges pursuant to Section 4.01(e) shall be distributed to the Holders of the Class R Certificates in respect of the Class LR Interest (but only to the extent of the Aggregate Available Funds for such Distribution Date remaining in the Lower-Tier REMIC Distribution Account, if any).

(d)      After the Certificate Balance of any Class of Certificates has been reduced to zero, such Class shall not be entitled to any further distributions in respect of interest or principal other than reimbursement of Realized Losses or Retained Certificate Realized Losses, as applicable (with interest as provided herein) and other amounts provided for in this Section 4.01.

(e)       Funds on deposit in the Distribution Account on each Distribution Date that represent Prepayment Premiums or Yield Maintenance Charges received by the Trust with respect to any Mortgage Loan or REO Loan during the related Collection Period, in each case net of any Liquidation Fees payable therefrom, shall be distributable as follows: if any Yield Maintenance Charge or Prepayment Premium is collected during any particular Collection Period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the Certificate Administrator shall pay that Yield Maintenance Charge or Prepayment Premium (net of Liquidation Fees or Workout Fees payable therefrom) in the following manner: (x) to the Non-Retained Certificates, in the following amounts: (i) to each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1, Class A-5-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class B-1, Class B-2, Class C, Class C-1, Class C-2, Class D and Class E Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) the related Base Interest Fraction for such Class of Certificates, and (C) a fraction, the numerator of which is equal to the amount of principal distributed to such Class of Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date, (ii) to the Class A-4-X1 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class A-4 Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class A-4-1 Certificates and the applicable principal prepayment; (iii) to the Class A-4-X2 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class A-4 Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class A-4-2 Certificates and the applicable principal prepayment; (iv) to the Class A-5-X1 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class A-5 Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class A-5-1 Certificates and the applicable principal prepayment; (v) to the Class A-5-X2 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-5-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class A-5 Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class A-5-2 Certificates and the applicable principal prepayment; (vi) to the Class A-S-X1 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class A-S Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class A-S-1 Certificates and the applicable principal prepayment; (vii) to the Class A-S-X2 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class

G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class A-S Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class A-S-2 Certificates and the applicable principal prepayment; (viii) to the Class B-X1 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class B Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class B-1 Certificates and the applicable principal prepayment; (ix) to the Class B-X2 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class B-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class B Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class B-2 Certificates and the applicable principal prepayment; (x) to the Class C-X1 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-1 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class C Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class C-1 Certificates and the applicable principal prepayment; (xi) to the Class C-X2 Certificates, the product of (A) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium, (B) a fraction, the numerator of which is equal to the amount of principal distributed to the Class C-2 Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable

Certificates (collectively) for that Distribution Date and (C) the difference between (I) the Base Interest Fraction for the Class C Certificates and the applicable principal prepayment and (II) the Base Interest Fraction for the Class C-2 Certificates and the applicable principal prepayment; (xii) to the Class X-A Certificates, the excess, if any, of (A) the product of (I) the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium and (II) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 Exchangeable Certificates (collectively) and the Class A-5 Exchangeable Certificates (collectively) for that Distribution Date, and the denominator of which is the total amount of principal distributed to Class A-1, Class A-2, Class A-3, Class A-SB, Class D, Class E, Class F, Class G and Class H Certificates and the Class A-4 Exchangeable Certificates (collectively), the Class A-5 Exchangeable Certificates (collectively), the Class A-S Exchangeable Certificates (collectively) the Class B Exchangeable Certificates (collectively) and the Class C Exchangeable Certificates (collectively) for that Distribution Date, over (B) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 Exchangeable Certificates (collectively) and the Class A-5 Exchangeable Certificates (collectively) as described above; and (xiii) to the Class X-B certificates, any remaining portion of the Non-Retained Percentage of such Yield Maintenance Charge or Prepayment Premium; and (y) to the RR Interest, the Required Credit Risk Retention Percentage of such Yield Maintenance Charge or Prepayment Premium.

For purposes of the first paragraph of this Section 4.01(e), the relevant “Base Interest Fraction” in connection with any Principal Prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates (other than the RR Interest), shall be a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class for the related Distribution Date, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the Mortgage Rate on such Mortgage Loan and (ii) the applicable Discount Rate; provided that: (a) under no circumstances will the Base Interest Fraction be greater than 1.0; (b) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is greater than or equal to the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction will equal zero; and (c) if the applicable Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan and is less than the Pass-Through Rate on such Class for the related Distribution Date, then the Base Interest Fraction shall be equal to 1.0. If a Mortgage Loan provides for a step-up in the Mortgage Rate, then the Mortgage Rate used in the determination of the Base Interest Fraction will be the Mortgage Rate in effect at the time of the prepayment.

For purposes of the preceding paragraph, the relevant “Discount Rate” in connection with any Prepayment Premium or Yield Maintenance Charge collected on any prepaid Mortgage Loan or REO Loan and distributable on any Distribution Date shall be a rate per annum equal to (i) if a discount rate was used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Loan, as the case may be, such discount rate (as reported by the applicable Master Servicer), converted (if necessary) to a monthly equivalent yield, or (ii) if a discount rate was not used in the calculation of the applicable Prepayment Premium or Yield Maintenance Charge pursuant to the terms of the relevant Mortgage Loan or REO Loan, as the case may be, the yield calculated by the linear interpolation of the yields (as reported under the heading “U.S. Government Securities/Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519) published by the Federal Reserve Board for the week most recently ended before the date of the relevant prepayment (or deemed prepayment) of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the related stated Maturity Date (in the case of a Mortgage Loan or REO Loan that is not related to an ARD Loan) or the related Anticipated Repayment Date (in the case of a Mortgage Loan or REO Loan that is related to an ARD Loan)), such interpolated yield converted to a monthly equivalent yield. If Federal Reserve Statistical Release H.15 (519) is no longer published, the Certificate Administrator shall select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities.

No Yield Maintenance Charge or Prepayment Premium shall be distributed to the Class X-D, Class X-F, Class X-G, Class X-H, Class F, Class G, Class H or Class R Certificates. After the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and Class A-4 Exchangeable Certificates, Class A-5 Exchangeable Certificates, Class A-S Exchangeable Certificates, Class B Exchangeable Certificates and Class C Exchangeable Certificates have been reduced to zero, the Non-Retained Percentage of all Yield Maintenance Charges and Prepayment Premiums with respect to the Mortgage Loans shall be distributed to the Class X-B Certificates and the Required Credit Risk Retention Percentage of all Yield Maintenance Charges and Prepayment Premiums with respect to the Mortgage Loans shall be distributed to the RR Interest.

All distributions of Yield Maintenance Charges and Prepayment Premiums made in respect of the respective Classes of Regular Certificates and Exchangeable Certificates on each Distribution Date pursuant to this Section 4.01(e) shall first be deemed to be distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Lower-Tier Regular Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Lower-Tier Regular Interests for such Distribution Date pursuant to Section 4.01(c) above.

(f)       On each Distribution Date, the Certificate Administrator shall (i) withdraw amounts from the Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of the Regular Certificates (other than the RR Interest) and the Exchangeable Upper-Tier Regular Interests (and, correspondingly, the Exchangeable Certificates) (in order of distribution priority) (first deeming such amounts to be distributed with respect to the Related Lower Tier Regular Interests) up to an amount equal to all Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Available Funds for such Distribution Date and (ii) withdraw amounts from the Retained Certificate Gain-on-Sale Reserve Account and shall distribute such amounts to reimburse the Holders of the RR Interest (first deeming such amounts to be distributed with respect to the Related Lower Tier Regular Interests) up to an amount equal to all Retained Certificate Realized Losses, if any, previously deemed allocated to them and unreimbursed after application of the Retained Certificate Available Funds for such Distribution Date. Amounts paid from the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account shall not reduce the Certificate Balances of the Classes of Certificates receiving such distributions. Any amounts remaining in the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Account after such distributions shall be applied to offset future shortfalls and Realized Losses and Retained Certificate Realized Losses, as applicable, with respect to the Principal Balance Certificates and related Realized Losses and Retained Certificate Realized Losses, as applicable, in each case allocable to the Regular Certificates and the Exchangeable Certificates. Upon termination of the Trust, any amounts remaining in the Gain-on-Sale Reserve Account and the Retained Certificate Gain-on-Sale Reserve Account shall be distributed to the Holders of the Class R Certificates from the Lower-Tier REMIC in respect of the Class LR Interest.

(g)       All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Except as otherwise specifically provided in Section 4.01(h), 4.01(i) and 9.01, all such distributions with respect to each Class on each Distribution Date shall be made to the Certificateholders of the respective Class of record at the close of business on the related Record Date and shall be made by wire transfer of immediately available funds to the account of any such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have provided the Certificate Administrator with wiring instructions no less than five (5) Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Distribution Dates), or otherwise by check mailed to such Certificateholder at its address in the Certificate Register. The final distribution on each Certificate (determined without regard to any possible future reimbursement of Realized Losses or Retained Certificate Realized Losses, as applicable, previously allocated to such Certificate) will be made in like manner, but only upon presentation and surrender of such Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Certificate Administrator, the Certificate Registrar, the Depositor, the Master Servicers, the Special Servicers or the Underwriters shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(h)       Except as otherwise provided in Section 9.01, whenever the Certificate Administrator expects that the final distribution with respect to any Class of Certificates (determined without regard to any possible future reimbursement of any amount of Realized Losses or Retained Certificate Realized Losses, as applicable, previously allocated to such Class of Certificates) will be made on the next Distribution Date, the Certificate Administrator shall, no later than the related P&I Advance Determination Date, post on the Certificate Administrator’s Website pursuant to Section 3.13(b) a notice in electronic format to the effect that:

(i)        the Certificate Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the offices of the Certificate Registrar or such other location therein specified; and

(ii)       no interest shall accrue on such Certificates from and after such Distribution Date.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(h) shall not have been surrendered for cancellation within six (6) months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(h).

(i)        Distributions in reimbursement of Realized Losses or Retained Certificate Realized Losses, as applicable, previously allocated to the Regular Certificates and Exchangeable Certificates shall be made in the amounts and manner specified in Section 4.01(a), Section 4.01(b) or Section 4.01(d), as applicable, to the Holders of the respective Class otherwise entitled to distributions of interest and principal on such Class on the relevant Distribution Date; provided that all distributions in reimbursement of Realized Losses or Retained Certificate Realized Losses, as applicable, previously allocated to a Class of Certificates which has since been retired shall be to the prior Holders that surrendered the Certificates of such Class upon retirement thereof and shall be made by check mailed to the address of each such prior Holder last shown in the Certificate Register. Notice of any such distribution to a prior Holder shall be made in accordance with Section 13.05 at such last address. The amount of the distribution to each such prior Holder shall be based upon the aggregate Percentage Interest evidenced by the Certificates surrendered thereby. If the check mailed to any such prior Holder is returned uncashed, then the amount thereof shall be set aside and held uninvested in trust for the benefit of such prior Holder, and the Certificate Administrator shall attempt to contact such prior Holder in the manner contemplated by Section 4.01(h) as if such Holder had failed to surrender its Certificates.

(j)        On each Distribution Date, any Excess Interest received during the related Collection Period with respect to the Mortgage Loans shall be distributed (i) to the Holders of the Class V Certificates in an amount equal to the Non-Retained Percentage of such Excess Interest and (ii) to the Holders of the RR Interest in an amount equal to the Required Credit Risk

Retention Percentage of such Excess Interest, in each case, from the Excess Interest Distribution Account. Excess Interest will not be available to pay any other amounts except for distributions on the Class V Certificates the RR Interest as set forth in the prior sentence.

(k)       On each Serviced Whole Loan Remittance Date, with respect to any Serviced Companion Loan, the Companion Paying Agent shall make withdrawals and payments from the Companion Distribution Account for each Companion Loan in the following order of priority:

(i)        to pay to the applicable Master Servicer for deposit into the Collection Account, as applicable, any amounts deposited by such Master Servicer in the Companion Distribution Account not required to be deposited therein;

(ii)       to the extent permitted under the related Intercreditor Agreement and not otherwise previously reimbursed, to pay the Trustee or the Certificate Administrator or any of their directors, officers, employees and agents, as the case may be, any amounts payable or reimbursable to any such Person pursuant to Section 8.05, to the extent any such amounts relate solely to a Serviced Whole Loan related to such Companion Loan, and such amounts are to be paid by the related Companion Holder pursuant to the related Intercreditor Agreement;

(iii)      to pay all amounts remaining in the Companion Distribution Account related to such Serviced Companion Loan to the related Companion Holder, in accordance with the related Intercreditor Agreement; and

(iv)      to clear and terminate the Companion Distribution Account at the termination of this Agreement pursuant to Section 9.01.

All distributions from the Companion Distribution Account required hereunder shall be made by the Companion Paying Agent to the related Companion Holder by wire transfer in immediately available funds on each Serviced Whole Loan Remittance Date (and on each additional date required by this Agreement or the related Intercreditor Agreement) to the account of such Companion Holder or an agent therefor appearing on the Serviced Companion Noteholder Register on the related Record Date (or, if no such account so appears or information relating thereto is not provided at least five (5) Business Days prior to the related Record Date, by check sent by first class mail to the address of such Companion Holder or its agent appearing on the Serviced Companion Noteholder Register). Any such account shall be located at a commercial bank in the United States.

On the final Remittance Date, each Master Servicer shall withdraw from Collection Account and deliver to the Certificate Administrator who shall distribute to the Mortgage Loan Sellers, any Loss of Value Payments relating to the Mortgage Loans that it is servicing and that were transferred from the Loss of Value Reserve Fund to its Collection Account on the immediately preceding Remittance Date.

Section 4.02 Distribution Date Statements; CREFC® Investor Reporting Packages; Grant of Power of Attorney. (a) On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 3.13(b) on the Certificate Administrator’s

Website to any Privileged Person a statement (substantially in the form set forth as Exhibit G hereto and based in part upon information supplied to the Certificate Administrator in the related CREFC® Investor Reporting Package in accordance with CREFC® guidelines) as to the distributions made on such Distribution Date (each, a “Distribution Date Statement”) which shall include:

(i)        the amount of the distribution on such Distribution Date to the Holders of each Class of Certificates in reduction of the Certificate Balance thereof;

(ii)       the aggregate amount of Advances made, with respect to the pool of Mortgage Loans, during the period from but not including the previous Distribution Date to and including such Distribution Date and details of P&I Advances as of the P&I Advance Date;

(iii)      the aggregate amount of compensation paid to the Trustee and the Certificate Administrator, servicing compensation paid to the applicable Master Servicer and the applicable Special Servicer, compensation paid to the Operating Advisor, compensation paid to the Asset Representations Reviewer and CREFC® Intellectual Property Royalty License Fees paid to CREFC®, in each case, with respect to the Collection Period for such Determination Date together with detailed calculations of servicing compensation paid to such Master Servicer and such Special Servicer;

(iv)      the aggregate Stated Principal Balance of the Mortgage Loans and any REO Loans, with respect to the pool of Mortgage Loans, outstanding immediately before and immediately after such Distribution Date;

(v)       the aggregate amount of unscheduled payments received;

(vi)      the number of loans, their aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans, with respect to the pool of Mortgage Loans, as of the end of the related Collection Period for such Distribution Date;

(vii)     the number and aggregate principal balance of the Mortgage Loans (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 days to 120 days, (D) current but specially serviced or in foreclosure but not an REO Property and (E) for which the related Mortgagor is subject to oversight by a bankruptcy court;

(viii)    the value of any REO Property (and, with respect to any Serviced Whole Loan, the trust’s interest therein) included in the Trust Fund as of the end of the related Determination Date for such Distribution Date, on a loan-by-loan basis, based on the most recent Appraisal or valuation;

(ix)      the Available Funds and Retained Certificate Available Funds for such Distribution Date;

(x)       the (A) Interest Distribution Amount, Interest Accrual Amount and Interest Shortfall or (B) Retained Certificate Interest Distribution Amount, as applicable,

in respect of such Class of Certificates for such Distribution Date, separately identifying any Interest Distribution Amount, Interest Accrual Amount, Interest Shortfall or Retained Certificate Interest Distribution Amount, as applicable, for such Distribution Date allocated to such Class of Certificates;

(xi)      the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates allocable to (A) Yield Maintenance Charges, (B) in the case of the Class V Certificates and the RR Interest, Excess Interest and (C) Prepayment Premiums;

(xii)     the Pass-Through Rate for such Class of Certificates for such Distribution Date and the next succeeding Distribution Date;

(xiii)    the Scheduled Principal Distribution Amount and the Unscheduled Principal Distribution Amount for such Distribution Date, with respect to the pool of Mortgage Loans;

(xiv)    the Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates immediately before and immediately after such Distribution Date, separately identifying any reduction therein as a result of the allocation of any Realized Loss or Retained Certificate Realized Loss, as applicable, on such Distribution Date and the aggregate amount of all reductions as a result of allocations of Realized Losses or Retained Certificate Realized Losses, as applicable, in respect of the Principal Balance Certificates (other than the RR Interest) and the RR Interest, respectively, to date;

(xv)      the Certificate Factor for each Class of Certificates (other than the Class R and Class V Certificates) immediately following such Distribution Date;

(xvi)    the amount of any Appraisal Reduction Amounts effected (including, with respect to any Serviced Whole Loan, the amount allocable to the related Mortgage Loan and Serviced Companion Loan) in connection with such Distribution Date on a loan-by-loan basis and the total Appraisal Reduction Amount effected in connection with such Distribution Date;

(xvii)   the current Controlling Class;

(xviii)  the number and related Stated Principal Balance of any Mortgage Loans extended or modified since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) on a loan-by-loan basis;

(xix)    a loan-by-loan listing of each Mortgage Loan which was the subject of a Principal Prepayment since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) and the amount and the type of Principal Prepayment occurring;

(xx)     a loan-by-loan listing of each Mortgage Loan which was defeased since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxi)       all deposits into, withdrawals from, and the balance of the Interest Reserve Account on the P&I Advance Date;

(xxii)      in the case of the Class R Certificates, the amount of any distributions on such Certificates pursuant to Section 4.01(a), Section 4.01(b), Section 4.01(d) and Section 4.01(f);

(xxiii)     the amount of the distribution on such Distribution Date to the Holders of such Class of Certificates in reimbursement of previously allocated Realized Losses or Retained Certificate Realized Losses, as applicable;

(xxiv)     the aggregate unpaid principal balance of the Mortgage Loans outstanding as of the close of business on the related Determination Date, with respect to the pool of Mortgage Loans;

(xxv)     with respect to any Mortgage Loan as to which a Liquidation Event occurred since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date) or prior to the related Determination Date (other than a payment in full), (A) the loan number thereof, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with such Liquidation Event (separately identifying the portion thereof allocable to distributions on the Certificates), and (C) the amount of any Realized Loss allocated to the Principal Balance Certificates (other than the RR Interest) in connection with such Liquidation Event, and (D) the amount of any Retained Certificate Realized Loss allocated to the RR Interest in connection with such Liquidation Event;

(xxvi)    with respect to any REO Property (including, with respect to any Non-Serviced Whole Loan, the Trust’s interest therein) included in the Trust as to which the applicable Special Servicer determined, in accordance with the Servicing Standard, that all payments or recoveries with respect to the Mortgaged Property have been ultimately recovered since the previous Determination Date, (A) the loan number of the related Mortgage Loan, (B) the aggregate of all Liquidation Proceeds and other amounts received in connection with that determination (separately identifying the portion thereof allocable to distributions on the Certificates), (C) the amount of any Realized Loss allocated to the Principal Balance Certificates (other than the RR Interest) in respect of the related REO Loan in connection with that determination, and (D) the amount of any Retained Certificate Realized Loss allocated to the RR Interest in respect of the related REO Loan in connection with that determination;

(xxvii)   the aggregate amount of interest on P&I Advances paid to the applicable Master Servicer and the Trustee since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date), with respect to the pool of Mortgage Loans;

(xxviii)   exchanges of Exchangeable Certificates that took place since the last Distribution Date and the designations of the applicable Classes that were exchanged or, if applicable, that no such exchanges have occurred;

 (xxix)   then-current credit support levels for each Class of Certificates;

(xxx)     the aggregate amount of Prepayment Premiums and Yield Maintenance Charges on the Mortgage Loans (each separately identified) collected since the previous Determination Date (or in the case of the first Distribution Date, as of the Cut-off Date);

(xxxi)    a loan-by-loan listing of any material modification, extension or waiver of a Mortgage Loan;

(xxxii)   a loan-by-loan listing of any material breach of the representations and warranties given with respect to a Mortgage Loan by the applicable Mortgage Loan Seller;

(xxxiii)  an itemized listing of any Disclosable Special Servicer Fees received by the applicable Special Servicer or any of its Affiliates, which information will be provided to the Certificate Administrator by the applicable Master Servicer; and

(xxxiv)  the amount of any Excess Interest actually received.

In the case of information furnished pursuant to clauses (i), (ix), (x), (xi), (xiv), (xxiii), (xxiv), (xxv) and (xxxiv) above, the amounts shall be expressed as a dollar amount in the aggregate for all Certificates of each applicable Class and per Definitive Certificate.

The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information only by virtue of its receipt and posting of such information to the Certificate Administrator’s website or filing such information pursuant to this Agreement, including, but not limited to, filing via through the EDGAR system, unless the Certificate Administrator has an explicit obligation to review or prepare such information.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in clauses (i) and (x) above as to the applicable Class, aggregated for such calendar year or applicable portion thereof during which person was a Certificateholder, together with such other information as the Certificate Administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

Upon receipt of an Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

(b)         [RESERVED].

(c)          Each of the Master Servicers and the Special Servicers may, at its sole cost and expense, make available by electronic media, bulletin board service or Internet website (in addition to making information available as provided herein) any reports or other information such Master Servicer or such Special Servicer, as applicable, is required or permitted to provide to any party to this Agreement, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided such Master Servicer or such Special Servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with Section 3.13 (which may be a licensed or registered investment advisor) to the extent such action does not conflict with the terms of this Agreement (including without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. Notwithstanding this paragraph, the availability of such information or reports on the Internet or similar electronic media shall not be deemed to satisfy any specific delivery requirements in this Agreement except as set forth herein. In connection with providing access to the applicable Master Servicer’s or Special Servicer’s Internet website, such Master Servicer or such Special Servicer, as applicable, shall take reasonable measures to ensure that only such parties listed above may access such information including, without limitation, requiring registration, a confidentiality agreement and acceptance of a disclaimer. No Master Servicer or Special Servicer, as the case may be, shall be liable for dissemination of this information in accordance with this Agreement, and no Master Servicer or the Special Servicer shall be responsible for any information delivered, produced, or made available pursuant to Section 3.13, other than information produced by such Master Servicer or such Special Servicer, as applicable; provided that such information otherwise meets the requirements set forth herein with respect to the form and substance of such information or reports. The applicable Master Servicer shall be entitled to attach to any report provided pursuant to this subsection, any reasonable disclaimer with respect to information provided, or any assumptions required to be made by such report.

Each Special Servicer shall from time to time (and, in any event, as may be reasonably required by the applicable Master Servicer) provide the applicable Master Servicer with such information in its possession regarding the Specially Serviced Loans and REO Properties as may be necessary for the applicable Master Servicer to prepare each report and any supplemental information to be provided by the applicable Master Servicer to the Certificate Administrator. None of the Certificate Administrator, the Trustee or the Depositor shall have any obligation to recompute, verify or recalculate the information provided thereto by the applicable Master Servicer. Unless the Certificate Administrator has actual knowledge that any report or file received from such Master Servicer contains erroneous information, the Certificate Administrator is authorized to rely thereon in calculating and making distributions to Certificateholders in accordance with Section 4.01, preparing the Distribution Date Statement required by Section 4.02(a) and allocating Realized Losses and/or Retained Certificate Realized Losses, as applicable, to the Certificates in accordance with Section 4.04.

Notwithstanding the foregoing, the failure of a Master Servicer or a Special Servicer to disclose any information otherwise required to be disclosed pursuant to this Section 4.02(c) or Section 4.02(d) shall not constitute a breach of this Section 4.02(c) or of Section 4.02(d) to the extent such Master Servicer or such Special Servicer so fails because such disclosure, in the reasonable belief of such Master Servicer or such Special Servicer, as the case may be, would violate any applicable law or any provision of a Mortgage Loan document prohibiting disclosure of information with respect to the Mortgage Loans or the Mortgaged Properties. The applicable Master Servicer or the applicable Special Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(d)          Upon the written request of a Certificateholder, any beneficial owner of a Certificate, or any prospective purchaser of a Certificate that is a Qualified Institutional Buyer and is designated by a Certificateholder or a beneficial owner of a Certificate as such and, in any case, has delivered an Investor Certification to the Depositor and the Certificate Administrator, as soon as reasonably practicable, at the expense of the requesting party, the Certificate Administrator shall make available to the requesting party such information that is in the Certificate Administrator’s possession or can reasonably be obtained by the Certificate Administrator as is requested by such person, for purposes of satisfying applicable reporting requirements under Rule 144A under the Securities Act. Neither the Certificate Registrar, nor the Certificate Administrator shall have any responsibility for the sufficiency under Rule 144A or any other securities laws of any available information so furnished to any person including any prospective purchaser of a Certificate or any interest therein, nor for the content or accuracy of any information so furnished which was prepared or delivered to them by another.

(e)          The information to which any Certificateholder is entitled is limited to the information gathered and provided to the Certificateholder by the parties hereto pursuant to this Agreement and by acceptance of any Certificate, each Certificateholder agrees that except as specifically provided herein, no Certificateholder shall contact any Mortgagor directly with respect to any Mortgage Loan.

(f)           Upon the reasonable request of the Directing Certificateholder or any Controlling Class Certificateholder that, in either case, is an Excluded Controlling Class Holder with respect to any Excluded Controlling Class Loan identified to the applicable Master Servicer’s (in the case of a Non-Specially Serviced Loan) or the applicable Special Servicer’s (in the case of a Specially Serviced Loan) reasonable satisfaction (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder) and if such information is in such Master Servicer’s or such Special Servicer’s possession, as applicable, such Master Servicer or such Special Servicer, shall provide or make available (or make available electronically) to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, (at the expense of the Directing Certificateholder or such Controlling Class Certificateholder, as applicable) any Excluded Information (available to Privileged Persons through the Certificate Administrator’s Website but not accessible to the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, through the Certificate Administrator’s Website because the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder with respect to another Excluded Controlling Class Loan) relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder, as applicable, is not a Borrower Party; provided that, in connection therewith, the applicable Master Servicer or the applicable Special Servicer may require a written confirmation executed by the requesting Person substantially in such form as may be reasonably acceptable to such Master Servicer or such

Special Servicer, generally to the effect that such Person is the Directing Certificateholder or a Controlling Class Certificateholder, will keep such Excluded Information confidential and is not a Borrower Party, upon which such Master Servicer or such Special Servicer may conclusively rely. In addition, the applicable Master Servicer and the applicable Special Servicer shall be entitled to conclusively rely on delivery from the Directing Certificateholder or a Controlling Class Certificateholder, as applicable, of an Investor Certification substantially in the form of Exhibit P-1B that the Directing Certificateholder or Controlling Class Certificateholder is not an Excluded Controlling Class Holder with respect to a particular Mortgage Loan. For the avoidance of doubt, the applicable Special Servicer referenced in this Section 4.02(f) shall include any applicable Excluded Special Servicer with respect to the related Excluded Special Servicer Loan(s).

Section 4.03   P&I Advances. (a) On or before 4:00 p.m., New York City time, on each P&I Advance Date, the applicable Master Servicer shall (i) remit to the Certificate Administrator for deposit from its own funds into the Lower-Tier REMIC Distribution Account, an amount equal to the aggregate amount of P&I Advances, if any, with respect to the Mortgage Loans serviced by such Master Servicer to be made in respect of the related Distribution Date, (ii) apply amounts held in the Collection Account, for future distribution to Certificateholders in subsequent months in discharge of any such obligation to make such P&I Advances or (iii) make such P&I Advances in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made. Any amounts held in the applicable Collection Account for future distribution and so used to make P&I Advances shall be appropriately reflected in the applicable Master Servicer’s records and replaced by such Master Servicer by deposit in its Collection Account on or before the next succeeding P&I Advance Date (to the extent not previously replaced through the deposit of Late Collections of the delinquent principal and/or interest in respect of which such P&I Advances were made). The applicable Master Servicer shall notify the Certificate Administrator of (i) the aggregate amount of P&I Advances to be made by such Master Servicer for a Distribution Date and (ii) the amount of any Nonrecoverable P&I Advances with respect to Mortgage Loans serviced by such Master Servicer for such Distribution Date, on or before two (2) Business Days prior to such Distribution Date. If the applicable Master Servicer fails to make a required P&I Advance by 4:00 p.m., New York City time, on any P&I Advance Date, the Trustee shall make such P&I Advance pursuant to Section 7.05 by noon, New York City time, on the related Distribution Date, unless such Master Servicer shall have cured such failure (and provided written notice of such cure to the Trustee and the Certificate Administrator) by 11:00 a.m., New York City time, on such Distribution Date. In the event that the applicable Master Servicer fails to make a required P&I Advance hereunder, the Certificate Administrator shall notify the Trustee of such circumstances by 4:30 p.m., New York City time, on the related P&I Advance Date. Notwithstanding the foregoing, the portion of any P&I Advance equal to the CREFC® Intellectual Property Royalty License Fee shall not be remitted to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account but shall be deposited into the applicable Collection Account for payment to CREFC® on such Distribution Date.

If the applicable Master Servicer or the Trustee makes a P&I Advance with respect to any Mortgage Loan that is part of a Whole Loan with a related Serviced Companion Loan, then it shall provide to the related other master servicer and Other Trustee under the Other

Pooling and Servicing Agreement written notice of the amount of such P&I Advance with respect to such Mortgage Loan within two (2) Business Days of making such P&I Advance.

If the applicable Master Servicer or the Trustee makes a P&I Advance with respect to a Non-Serviced Mortgage Loan, then it shall provide to the related Non-Serviced Master Servicer and Non-Serviced Trustee written notice of the amount of such P&I Advance within two (2) Business Days of making such P&I Advance.

(b)     Subject to Section 4.03(c) and Section 4.03(e) below, the amount of P&I Advances to be made by each Master Servicer with respect to any Distribution Date, and each Mortgage Loan for which it acts as Master Servicer, shall be equal to: (i) the Periodic Payments (net of related Servicing Fees and, in the case of any Non-Serviced Mortgage Loan, a fee accruing at the related Non-Serviced Primary Servicing Fee Rate) other than Balloon Payments, that were due on such Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) for which it acts as Master Servicer during the related Collection Period and were not received as of the close of business on the Business Day preceding the related P&I Advance Date (or not advanced by any Sub-Servicer on behalf of the applicable Master Servicer) and (ii) with respect to each such Mortgage Loan for which it acts as Master Servicer that is delinquent in respect of its Balloon Payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the related Balloon Payment would have been past due), an amount equal to the Assumed Scheduled Payment therefor. Subject to subsection (c) below, the obligation of the applicable Master Servicer to make such P&I Advances is mandatory, and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan), shall continue until the Distribution Date on which the proceeds, if any, received in connection with a Liquidation Event or the disposition of the REO Property, as the case may be, with respect thereto are to be distributed. No P&I Advances shall be made with respect to any Companion Loan.

(c)     Notwithstanding anything herein to the contrary, no P&I Advance shall be required to be made hereunder if such P&I Advance would, if made, constitute a Nonrecoverable P&I Advance. With respect to each Serviced Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make its determination that a P&I Advance that has been made on such Serviced Mortgage Loan is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Serviced Mortgage Loan independently of any determination made by the applicable Other Servicer or Other Trustee, as the case may be, under the applicable Other Pooling and Servicing Agreement in respect of the related Serviced Companion Loan. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed P&I Advance with respect to a Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide the applicable Other Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the applicable Master Servicer receives written notice from the related Other Servicer, as the case may be, that an Other Servicer or the Other Trustee has determined, in accordance with the applicable Other

Pooling and Servicing Agreement with respect to a Serviced Companion Loan, that any proposed advance under the applicable Other Pooling and Servicing Agreement that is similar to a P&I Advance would be, or any outstanding advance under such Other Pooling and Servicing Agreement that is similar to a P&I Advance is, a nonrecoverable advance, then the applicable Master Servicer, the applicable Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Serviced Mortgage Loan will be a Nonrecoverable P&I Advance. Thereafter, in either case, the applicable Master Servicer and the Trustee shall not be required to make any additional P&I Advances with respect to the related Serviced Mortgage Loan unless and until such Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Other Servicer, as the case may be, or otherwise. For the avoidance of doubt, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

With respect to each Non-Serviced Mortgage Loan, the applicable Master Servicer, the applicable Special Servicer or the Trustee shall make its determination (based on information provided by the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer) that a P&I Advance that has been made on such Non-Serviced Mortgage Loan is a Nonrecoverable Advance or that any proposed P&I Advance would, if made, constitute a Nonrecoverable Advance with respect to such Non-Serviced Mortgage Loan independently of any determination made by the applicable Non-Serviced Master Servicer, the applicable Non-Serviced Special Servicer or the Non-Serviced Trustee, as the case may be, under the applicable Non-Serviced PSA in respect of the related Non-Serviced Companion Loan. If the applicable Master Servicer, the applicable Special Servicer or the Trustee determines that a proposed P&I Advance with respect to a Non-Serviced Mortgage Loan, if made, or any outstanding P&I Advance with respect to a Non-Serviced Mortgage Loan previously made, would be, or is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall provide the applicable Non-Serviced Master Servicer and Non-Serviced Special Servicer written notice of such determination within two (2) Business Days of the date of such determination. If the applicable Master Servicer receives written notice from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, that either has determined, or the Non-Serviced Trustee has determined, in accordance with the applicable Non-Serviced PSA with respect to a Non-Serviced Companion Loan, that any proposed advance under the applicable Non-Serviced PSA that is similar to a P&I Advance would be, or any outstanding advance under such Non-Serviced PSA that is similar to a P&I Advance is, a nonrecoverable advance, then the applicable Master Servicer, the applicable Special Servicer or the Trustee may, based upon such determination, determine that any P&I Advance previously made or proposed to be made with respect to the related Non-Serviced Mortgage Loan will be a Nonrecoverable P&I Advance. Thereafter, in either case, the applicable Master Servicer and the Trustee shall not be required to make any additional P&I Advances with respect to the related Non-Serviced Mortgage Loan unless and until such Master Servicer or the Trustee, as the case may be, determines that any such additional P&I Advances with respect to the related Non-Serviced Mortgage Loan would not be a Nonrecoverable P&I Advance, which determination may be as a result of consultation with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as the case may be, or otherwise. For the avoidance of doubt, the applicable Master Servicer, the applicable Special Servicer or the Trustee, as the case may be, shall have the sole discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance.

(d)          In connection with the recovery of any P&I Advance out of the Collection Account, pursuant to Section 3.05(a), the applicable Master Servicer shall be entitled to pay the Trustee and itself (in that order of priority) as the case may be, out of any amounts then on deposit in the applicable Collection Account (but in no event from any funds allocable to a Serviced Companion Noteholder (unless related thereto), except to the extent permitted pursuant to the terms of the related Intercreditor Agreement), interest at the Reimbursement Rate in effect from time to time, accrued on the amount of such P&I Advance from the date made to but not including the date of reimbursement; provided, however, that no interest will accrue on any P&I Advance (i) if the related Periodic Payment is received on or before the related Due Date has passed and any applicable Grace Period has expired or (ii) if the related Periodic Payment is received after the Determination Date but on or prior to the related P&I Advance Date. The applicable Master Servicer shall reimburse itself and/or the Trustee, as the case may be, for any outstanding P&I Advance, subject to Section 3.17 of this Agreement, as soon as practicably possible after funds available for such purpose are deposited in the Collection Account.

(e)          Notwithstanding the foregoing, (i) neither the applicable Master Servicer nor the Trustee shall make an advance for Excess Interest, Yield Maintenance Charges, Default Interest, late payment charges, Prepayment Premiums, or Balloon Payments or make any P&I Advance with respect to any Companion Loan and (ii) if an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Mortgage Loan, an “appraisal reduction amount” has been made in accordance with the related Non-Serviced PSA and the applicable Master Servicer has notice of such appraisal reduction amount) then in the event of subsequent delinquencies thereon, the interest portion of the P&I Advance in respect of such Mortgage Loan for the related Distribution Date shall be reduced (it being herein acknowledged that there shall be no reduction in the principal portion of such P&I Advance) to equal the product of (x) the amount of the interest portion of such P&I Advance for such Mortgage Loan for such Distribution Date without regard to this Section 4.03(e), and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of such Mortgage Loan immediately prior to such Distribution Date. For purposes of the immediately preceding sentence, the Periodic Payment due on the Maturity Date for a Balloon Mortgage Loan will be the Assumed Scheduled Payment for the related Distribution Date.

(f)           In no event shall either the applicable Master Servicer or the Trustee be required to make a P&I Advance with respect to any Companion Loan.

Section 4.04         Allocation of Realized Losses.  (a) On each Distribution Date, immediately following the distributions to be made on such date pursuant to Section 4.01, the

Certificate Administrator shall calculate the Realized Loss and Retained Certificate Realized Loss for such Distribution Date. Any allocation of Realized Losses or Retained Certificate Realized Losses to a Class of Regular Certificates or Exchangeable Certificates or Exchangeable Upper-Tier Regular Interests shall be made by reducing the Certificate Balance thereof by the amount so allocated. Any Realized Losses or Retained Certificate Realized Losses so allocated to a Class of Regular or Exchangeable Certificates shall be allocated among the respective Certificates of such Class of Regular Certificates or Exchangeable Certificates in proportion to the Percentage Interests evidenced thereby. The allocation of Realized Losses or Retained Certificate Realized Losses shall constitute an allocation of losses and other shortfalls experienced by the Trust. Reimbursement of previously allocated Realized Losses and Retained Certificate Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the applicable Class of Certificates or Upper-Tier Regular Interest in respect of which any such reimbursement is made. With respect to any Class of Principal Balance Certificates (other than any Exchangeable Certificates) and Exchangeable Upper-Tier P&I Regular Interests, to the extent any Nonrecoverable Advances (plus interest thereon) that were reimbursed from principal collections on the Mortgage Loans and previously resulted in a reduction of the Aggregate Principal Distribution Amount (and corresponding to a reduction of the Principal Distribution Amount and Retained Certificate Principal Distribution Amount) are subsequently recovered on the related Mortgage Loan, the amount of such recovery will be added to the Certificate Balance of the Class or Classes of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interests that previously were allocated Realized Losses and Retained Certificate Realized Losses, as applicable, and in the case of Realized Losses, in sequential order according to the priority of payments for the Principal Balance Certificates (other than the RR Interest and any Exchangeable Certificates) and Exchangeable Upper-Tier P&I Regular Interests (and with respect to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests (and, correspondingly, to the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1 and Class A-5-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-4 Upper-Tier Regular Interest or the Class A-5 Upper-Tier Regular Interest, as applicable), on a pro rata basis according to the amount of unreimbursed Realized Losses on such Classes), in each case up to the amount of the unreimbursed Realized Losses and Retained Certificate Realized Losses, as applicable, allocated to such Class of Principal Balance Certificates or Exchangeable Upper-Tier P&I Regular Interests.

(b)          (I) On each Distribution Date, the Certificate Balances of the Principal Balance Certificates (other than the RR Interest and any Exchangeable Certificates) and the Exchangeable Upper-Tier P&I Regular Interests will be reduced without distribution, as a write-off to the extent of any Realized Losses, if any, allocable to such Certificates or Exchangeable Upper-Tier Regular Interests with respect to such Distribution Date; (II) on each Distribution Date, the Certificate Balance of the RR Interest will be reduced without distribution, as a write-off to the extent of any Retained Certificate Realized Losses with respect to such Distribution Date. Any such write off under (I) above shall be allocated in the following order:

(i)           first, to the Class H certificates;

(ii)          second, to the Class G certificates;

(iii)         third, to the Class F certificates;

(iv)         fourth, to the Class E certificates;

(v)          fifth, to the Class D certificates;

(vi)         sixth, to the Class C Upper-Tier Regular Interest (and, correspondingly, to the Class C, Class C-1 and Class C-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class C Upper-Tier Regular Interest);

(vii)        seventh, to the Class B Upper-Tier Regular Interest (and, correspondingly, to the Class B, Class B-1 and Class B-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class B Upper-Tier Regular Interest);

(viii)       eighth, to the Class A-S Upper-Tier Regular Interest (and, correspondingly, to the Class A-S, Class A-S-1 and Class A-S-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-S Upper-Tier Regular Interest); and

(ix)         then, pro rata (based on their respective Certificate Balances), to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests (and, correspondingly, to the Class A-4, Class A-4-1, Class A-4-2, Class A-5, Class A-5-1 and Class A-5-2 Certificates, pro rata in proportion to their Class Percentage Interests in the Class A-4 Upper-Tier Regular Interest or the Class A-5 Upper-Tier Regular Interest, as applicable), in each case until the remaining Certificate Balances of such Classes of Certificates or Exchangeable Upper-Tier Regular Interests have been reduced to zero.

Any Realized Losses applied to the Class A-4, Class A-5, Class A-S, Class B or Class C Upper-Tier Regular Interest shall be allocated to the corresponding Classes of Exchangeable Certificates with Certificate Balances that represent an interest therein pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.

(c)          With respect to any Distribution Date, any Realized Losses or Retained Certificate Realized Losses allocated to a Class of Principal Balance Certificates (other than any Exchangeable Certificates) or Exchangeable Upper-Tier P&I Regular Interest pursuant to Section 4.04(a) or Section 4.04(b), with respect to such Distribution Date shall reduce the Lower-Tier Principal Amount of the Related Lower-Tier Regular Interest with respect thereto as a write-off.

Section 4.05         Appraisal Reduction Amounts; Collateral Deficiency Amounts. (a) For purposes of (x) determining the Controlling Class (and whether a Control Termination Event has occurred and is continuing) and (y) determining the Voting Rights of the related Classes for purposes of removal of the applicable Special Servicer or the Operating Advisor, Allocated Cumulative Appraisal Reduction Amounts (with respect to a Serviced Whole Loan, to the extent allocated to the related Mortgage Loan) shall be allocated to each Class of Certificates (other than the RR Interest and any Exchangeable Certificates) and the Exchangeable Upper-Tier P&I Regular Interests in reverse sequential order to notionally reduce the related Certificate

Balances until the Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class H Certificates, second, to the Class G Certificates, third, to the Class F Certificates, fourth, to the Class E Certificates, fifth, to the Class D Certificates, sixth, to the Class C Upper-Tier Regular Interest, seventh, to the Class B Upper-Tier Regular Interest, eighth, to the Class A-S Upper-Tier Regular Interest and finally, pro rata based on their respective interest entitlements, to the Class A-1, Class A-2, Class A-3 and Class A-SB Certificates and the Class A-4 and Class A-5 Upper-Tier Regular Interests. Allocated Appraisal Reduction Amounts and Allocated Collateral Deficiency Amounts allocated to any Exchangeable Upper-Tier Regular Interest as set forth above will be allocated to the Classes of Exchangeable P&I Certificates representing interests therein pro rata in accordance with their respective Class Percentage Interests in such Exchangeable Upper-Tier Regular Interest.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the RR Interest on the one hand and the Senior Certificates and Subordinate Certificates, on the other hand, based on the Required Credit Risk Retention Percentage and the Non-Retained Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the applicable Special Servicer shall calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent Appraisal obtained by the applicable Special Servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the applicable Master Servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the applicable Master Servicer shall (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the applicable Master Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the applicable Master Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the applicable Master Servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to this Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party shall promptly notify the applicable Master Servicer thereof. Upon reasonable prior written request, the applicable Master Servicer shall provide the applicable Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the Master Servicers (with respect to Mortgage Loans (other than the Non-Serviced Mortgage Loans)), the Special Servicers (with respect to Non-Serviced Mortgage Loans), the Operating Advisor, the Trustee or the Certificate Administrator shall calculate or verify any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and whether a Control Termination Event has occurred and is continuing, Collateral Deficiency Amounts allocated to an AB Modified Loan will be allocated to each Class of Control Eligible Certificates in Reverse Sequential Order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class of Control Eligible Certificates is reduced to zero. For the avoidance of doubt, for purposes of determining the Controlling Class or the occurrence and continuance of a Control Termination Event, any Class of Control Eligible Certificates shall be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which shall constitute the applicable Cumulative Appraisal Reduction Amount), in accordance with this Section 4.05(a), but only to the extent of the Allocated Appraisal Reduction Amounts and Allocated Cumulative Appraisal Reduction Amounts.

With respect to (i) any Appraisal Reduction Amount calculated for the purposes of determining the Voting Rights of the related Classes for purposes of removal of the applicable Special Servicer or Operating Advisor and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property shall be determined on an “as is” basis.

The applicable Special Servicer (in the case of a Mortgage Loan (other than a Non-Serviced Mortgage Loan)) shall promptly notify the applicable Master Servicer, and the applicable Master Servicer shall notify the Certificate Administrator, to the extent it receives such information, of the amount of any Appraisal Reduction Amount, any Collateral Deficiency Amount and any resulting Cumulative Appraisal Reduction Amount allocated to each Mortgage Loan, AB Modified Loan or Serviced Whole Loan (which notification shall be satisfied through delivery of such Appraisal Reduction Amount as included in the CREFC® Appraisal Reduction Amount Template included in the CREFC® Investor Reporting Package with respect to the Collateral Deficiency Amount and the Cumulative Appraisal Reduction Amount) and the Certificate Administrator shall promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s Website. Based on information in its possession, the Certificate Administrator shall determine from time to time which Class of Certificates is the Controlling Class. Promptly upon its determination of a change in the Controlling Class, the Certificate Administrator shall notify the applicable Master Servicer, the applicable Special Servicer and the Operating Advisor of such event, including the identity and contact information of the new Controlling Class Certificateholder and the identity of the Controlling Class as set forth in Section 3.23(m) (the cost of obtaining such information from the Depository being an expense of the Trust).

(b)          (i) The Holders of the majority of Voting Rights of any Class of Control Eligible Certificates that is determined at any time of determination to no longer be the Controlling Class (any such Class, an “Appraised-Out Class”) as a result of an Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) in respect of such Class shall have the right, at their sole expense, to require the applicable Special Servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the applicable Master Servicer to request from the applicable Non-Serviced Special Servicer) a second Appraisal with respect to any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such Holders, the “Requesting Holders”). The applicable Special Servicer shall use its reasonable best efforts to ensure that such second Appraisal is delivered within thirty (30) days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared on an “as-is” basis by an MAI appraiser (provided that such MAI appraiser may not be the same MAI appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the applicable Special Servicer to obtain an additional Appraisal). With respect to any such Non-Serviced Mortgage Loan, the applicable Master Servicer shall use commercially reasonable efforts to obtain such second Appraisal from the applicable Non-Serviced Special Servicer and to forward such second Appraisal to the applicable Special Servicer.

(ii)     Upon receipt of any supplemental Appraisal pursuant to clause (i) above, the applicable Master Servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the applicable Special Servicer (for any Mortgage Loan (other than a Non-Serviced Mortgage Loan)) shall determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental Appraisal, any recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount (as applicable) is warranted, and if so warranted, such Person shall recalculate the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on such supplemental Appraisal and (for any Mortgage Loan (other than a Non-Serviced Mortgage Loan)) any information received from the applicable Master Servicer. If required by such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and each other Appraised-Out Class shall, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount, Allocated Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable. The Certificate Administrator, the Operating Advisor and the Special Servicers shall be entitled to conclusively rely on the applicable Master Servicer’s calculation or determination of any Collateral Deficiency Amount with respect to Non-Serviced Mortgage Loans. The Holders of an Appraised-Out Class requesting any supplemental Appraisal pursuant to clause (i) above shall refrain from exercising any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as the Class is reinstated as the Controlling Class (such period beginning upon receipt by the applicable Special Servicer of any request to obtain a supplemental Appraisal pursuant to clause (i) above to but excluding the date on which either (A) the applicable Special Servicer determines that no recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount is warranted or (B) the applicable Special Servicer recalculates the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based on the supplemental Appraisal, the “Appraisal Review Period”). The rights of the Controlling Class during each Appraisal Review Period shall be exercised by the next most senior Class of Control Eligible Certificates that is not an Appraised-Out Class, if any.

(c)          With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless such Mortgage Loan or Serviced Whole Loan has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Companion Loan or Serviced Whole Loan)), the applicable Special Servicer shall (1)

within thirty (30) days of the occurrence or of each anniversary of the related Appraisal Reduction Event, and (2) upon its determination that the value of the related Mortgaged Property has materially changed, notify the applicable Master Servicer of the occurrence of such anniversary or determination and order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the applicable Master Servicer as a Servicing Advance or to the extent it would be a Nonrecoverable Advance, an expense of the Trust, or conduct an internal valuation, as applicable and, promptly following receipt of any such Appraisal or performance of such valuation (or receipt of any Appraisal obtained in accordance with Section 4.05(b) above), shall deliver a copy thereof to the applicable Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence and continuance of any Consultation Termination Event and (ii) other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) the Directing Certificateholder. Based upon such Appraisal or internal valuation (or any Appraisal obtained in accordance with Section 4.05(b) above) and receipt of information reasonably requested by the applicable Special Servicer from the applicable Master Servicer that is in the possession of such Master Servicer and reasonably necessary to calculate the Appraisal Reduction Amount, the applicable Special Servicer shall determine or redetermine, as applicable, and report to the applicable Master Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and ((i) prior to the occurrence and continuance of any Consultation Termination Event and (ii) other than with respect to any Mortgage Loan that is an Excluded Loan as to such party) the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable, and such report shall be delivered in the CREFC® Appraisal Reduction Template format; provided, however, that the applicable Special Servicer shall not be liable for failure to comply with such duties insofar as such failure results from a failure of the applicable Master Servicer to provide sufficient information to the applicable Special Servicer to comply with such duties or failure by the applicable Master Servicer to otherwise comply with its obligations hereunder. Following the applicable Master Servicer’s receipt from the applicable Special Servicer of the calculation of the Appraisal Reduction Amounts, the applicable Master Servicer shall provide such information to the Certificate Administrator in the form of the CREFC® Loan Periodic Update File and the CREFC® Appraisal Reduction Template provided to it by the applicable Special Servicer or such other report or reports mutually agreed upon between the applicable Master Servicer and the Certificate Administrator will calculate the Allocated Appraisal Reduction Amount and the Allocated Cumulative Appraisal Reduction Amount. Such report of the Appraisal Reduction Amount shall also be promptly forwarded by the applicable Master Servicer (or the applicable Special Servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Companion Loan has been included in an Other Securitization, to the Other Servicer and Other Trustee of such Other Securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the applicable Master Servicer (or the applicable Special Servicer if the related Mortgage Loan is a Specially Serviced Loan). If the applicable Special Servicer is required to redetermine the Appraisal Reduction Amount or Collateral Deficiency Amount, such redetermined Appraisal Reduction Amount or Collateral Deficiency Amount shall replace the prior Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to such Mortgage Loan, Companion Loan or Serviced Whole Loan, as applicable. Prior to the occurrence and continuance of a Consultation Termination Event (and unless the related Mortgage Loan is an Excluded Loan as to such party), the applicable Special Servicer shall consult with the Directing Certificateholder with respect to any Appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount or Collateral Deficiency Amount. Notwithstanding the foregoing but subject to Section 4.05(b), the applicable Special Servicer will not be required to obtain an Appraisal or conduct an internal valuation, as applicable, with respect to a Mortgage Loan or related Companion Loan or Serviced Whole Loan as to which an Appraisal Reduction Event has occurred to the extent the applicable Special Servicer has obtained an Appraisal or conducted such a valuation (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the twelve-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the applicable Special Servicer may use such prior Appraisal or valuation, as applicable, in calculating any Appraisal Reduction Amount with respect to such Mortgage Loan or related Companion Loan or Serviced Whole Loan; provided that the applicable Special Servicer is not aware of any material change to the related Mortgaged Property having occurred and affecting the validity of such Appraisal or valuation.

The applicable Master Servicer shall deliver by electronic mail to the applicable Special Servicer any information in its possession that is reasonably required to determine, calculate, redetermine or recalculate any Appraisal Reduction Amount and Allocated Appraisal Reduction Amount, using reasonable efforts to deliver such information, within four (4) Business Days following the applicable Special Servicer’s reasonable request therefor; provided that the applicable Special Servicer’s failure to timely make such request shall not relieve the applicable Master Servicer of its obligation to use reasonable efforts to provide such information to the applicable Special Servicer within four (4) Business Days following the applicable Special Servicer’s reasonable request. The Master Servicer shall not calculate Appraisal Reduction Amounts.

(d)          Any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any Serviced Whole Loan previously subject to an Appraisal Reduction Amount and Allocated Appraisal Reduction Amount, which has become a Corrected Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan and any Serviced Whole Loan, as applicable), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount and Allocated Appraisal Reduction Amount. Any Appraisal Reduction Amount in respect of a Non-Serviced Whole Loan shall be calculated by the applicable party under and in accordance with and pursuant to the terms of the applicable Non-Serviced PSA.

(e)          Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan(s) that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, first, to the related AB Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such Appraisal Reduction Amounts) and second, pro rata, between the related Serviced AB Mortgage Loan and any Serviced Pari Passu Companion Loans. Any

Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan, based upon their respective outstanding principal balances.

Section 4.06         Grantor Trust Reporting. (a) The parties intend that the portions of the Trust Fund constituting the Grantor Trust, shall constitute, and that the affairs of the Grantor Trust shall be conducted so as to qualify such portion as, a “grantor trust” under subpart E, part I of subchapter J of the Code, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, neither the Trustee nor the Certificate Administrator shall have the power to vary the investment of the Holders of the Exchangeable Certificates, the Class V Certificates or the RR Interest in the Grantor Trust so as to improve their rate of return. The Certificate Administrator shall prepare or cause to be prepared, submit to the Trustee for execution (and the Trustee shall timely execute and timely return to the Certificate Administrator) and timely file all Tax Returns in respect of the Grantor Trust. In addition, the Certificate Administrator shall (A) file, or cause to be filed, Internal Revenue Service Form 1041, Form 1099 or such other form as may be applicable with the Internal Revenue Service with copies of the statements in the following clause, (B) furnish, or cause to be furnished, to the Holders of the Class V Certificates and the RR Interest, their allocable share of income and expense with respect to the Excess Interest and Excess Interest Distribution Account, in the time or times and in the manner required by the Code, and (C) furnish, or cause to be furnished, to the Holders of the Exchangeable Certificates, their allocable share of income and expense with respect to the Exchangeable Upper-Tier REMIC Regular Interests, in the time or times and in the manner required by the Code.

(b)          If the Certificate Administrator receives notice that any Exchangeable Certificate, Class V Certificates or an RR Interest is held through a “middleman” as defined by the WHFIT Regulations, then the Grantor Trust will be treated as a WHFIT that is a WHMT. In such event, the Certificate Administrator will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Certificate Administrator to do so is provided to the Certificate Administrator on a timely basis. The Certificate Administrator shall be entitled to rely on its receipt of notice in the first sentence of this Section 4.06(b) and shall be entitled to indemnification in accordance with the terms of this Agreement in the event that the Internal Revenue Service makes a determination that any notice received pursuant to the first sentence of this paragraph is incorrect. As of the Closing Date, no RR Interest is held through a middleman.

(c)          The Certificate Administrator shall report required WHFIT information using the accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Certificate Administrator shall be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Certificate Administrator shall make available (via its website) WHFIT information to Certificateholders annually. In addition, the Certificate Administrator shall not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the Certificateholder.

 (d)         The Certificate Administrator shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Certificate Administrator or (ii) incomplete, inaccurate or untimely information being provided to the Certificate Administrator. Each Holder of an Exchangeable Certificate, a Class V Certificate or an RR Interest, by acceptance of its interest in such Class of securities, will be deemed to have agreed to provide the Certificate Administrator with information regarding any sale of such securities, including the price, amount of proceeds and date of sale. Absent receipt of information regarding any sale of an Exchangeable Certificate, a Class V Certificate or an RR Interest, including the price, amount of proceeds and date of sale from the beneficial owner thereof or the Depositor, the Certificate Administrator shall assume there is no secondary market trading of WHFIT interests.

(e)          To the extent required by the WHFIT Regulations, the Certificate Administrator shall use reasonable efforts to publish on an appropriate website the CUSIP for the Class V Certificates or the Exchangeable Certificates. The CUSIP so published shall represent the Rule 144A CUSIP. The Certificate Administrator shall make reasonable good faith efforts to keep the website accurate and updated to the extent such CUSIP has been received. Absent the receipt of such CUSIP, the Certificate Administrator will use a reasonable identifier number in lieu of a CUSIP. The Certificate Administrator shall not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

Section 4.07         Investor Q&A Forum; Investor Registry; and Rating Agency Q&A Forum and Document Request Tool. (a) The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders and beneficial owners of Certificates that are Privileged Persons may submit questions to (A) the Certificate Administrator relating to the Distribution Date Statement, (B) the applicable Master Servicer or the applicable Special Servicer, as the case may be, relating to the reports being made available pursuant to Section 3.13(b) and Section 3.13(e), the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (C) the Operating Advisor relating to the Operating Advisor Annual Report or other reports prepared by the Operating Advisor or actions by the applicable Special Servicer referenced in any Operating Advisor Annual Report (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the applicable Master Servicer, the applicable Special Servicer, Certificate Administrator or the Operating Advisor, as applicable, and in the case of any Inquiry relating to a Non-Serviced Mortgage Loan, to the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer, as applicable, the Certificate Administrator shall forward the Inquiry to the appropriate person (in the case of the General Master Servicer to the following: REAM_InvestorRelations@wellsfargo.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, shall be delivered to the Certificate Administrator by electronic mail. In the case of an Inquiry relating to a Non-Serviced Mortgage

Loan, the Certificate Administrator shall make reasonable efforts to obtain an answer from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable; provided that the Certificate Administrator shall not be responsible for the content of such answer or any delay or failure to obtain such answer. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan documents or this Agreement, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the applicable Master Servicer, the applicable Special Servicer, the Certificate Administrator or the Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) answering any Inquiry is otherwise, for any reason, not advisable, it shall not be required to answer such Inquiry and, in the case of the applicable Master Servicer, the applicable Special Servicer or the Operating Advisor, shall promptly notify the Certificate Administrator of such determination. In addition, no party shall post or otherwise disclose any direct communications with the Directing Certificateholder or the Risk Retention Consultation Party (in its capacity as Risk Retention Consultation Party) as part of its response to any Inquiries. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Pooling and Servicing Agreement provides that a Master Servicer, a Special Servicer, the Certificate Administrator and the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Trustee, a Master Servicer, a Special Servicer, the Certificate Administrator or Operating Advisor, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, or (vi) answering any Inquiry is otherwise, for any reason, not advisable, no inference should or may be drawn from the fact that a Master Servicer, a Special Servicer, the Certificate Administrator or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor, the Underwriters or any of their respective Affiliates. None of the Underwriters, Depositor, the applicable Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee or the Operating Advisor or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website. Notwithstanding the foregoing, the Operating Advisor shall not be required to respond to any Inquiries from Certificateholders for which its response would require the Operating Advisor to provide information to such inquiring Certificateholders that they are otherwise not entitled to receive under the terms of this Agreement.

(b)          The Certificate Administrator shall make available to any Certificateholder and any Certificate Owner that is a Privileged Person, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Certificate Owners that are Privileged Persons can register and thereafter obtain information with respect to any other Certificateholder or Certificate Owner that has so registered. Any person registering to use the Investor Registry shall certify that (a) it is a Certificateholder or a Certificate Owner and a Privileged Person and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least forty-five (45) days from the date of such certification to persons entitled to access to the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Certificate Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within forty-five (45) days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

(c)          The 17g-5 Information Provider shall make available, only to NRSROs, the Rating Agency Q&A Forum and Document Request Tool. The “Rating Agency Q&A Forum and Document Request Tool” shall be a service available on the 17g-5 Information Provider’s Website, where NRSROs may (i) submit questions to the Certificate Administrator relating to any Distribution Date Statements, or submit questions to the applicable Master Servicer or the applicable Special Servicer, as the case may be, relating to the reports prepared by such parties (each such submission, a “Rating Agency Inquiry”), and (ii) view Rating Agency Inquiries that have been previously submitted and answered, together with the responses thereto. In addition, NRSROs may use the forum to submit requests (each such submission also, a “Rating Agency Inquiry”) to the applicable Master Servicer for loan-level reports and other related information. Upon receipt of a Rating Agency Inquiry for the applicable Master Servicer or the applicable Special Servicer, the 17g-5 Information Provider shall forward the Rating Agency Inquiry to the appropriate person (in the case of the General Master Servicer to the following: RAInvRequests@wellsfargo.com; and, in the case of the NCB Master Servicer, to the following: BANK2021BNK34@ncb.com), in each case within a commercially reasonable period of time following receipt thereof. Following receipt of a Rating Agency Inquiry from the 17g-5 Information Provider, the applicable Master Servicer or the applicable Special Servicer, as the case may be, unless it determines not to answer such Rating Agency Inquiry as provided below, shall reply by email to the Certificate Administrator. The 17g-5 Information Provider shall post (within a commercially reasonable period of time following receipt of such response) such

Rating Agency Inquiry with the related response thereto (or such reports, as applicable) to the Rating Agency Q&A Forum and Document Request Tool. Any reports posted by the 17g-5 Information Provider in response to an inquiry may be posted on a separate website or web page accessible by a link on the 17g-5 Information Provider’s Website. If the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer determines, in its respective sole discretion, that (i) answering any Rating Agency Inquiry would be in violation of applicable law, the Servicing Standard, this Agreement or any Mortgage Loan documents, (ii) answering any Rating Agency Inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege with, or the disclosure of attorney work product, or (iii) (A) answering any Rating Agency Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable, and (B) the Certificate Administrator, such Master Servicer or such Special Servicer, as applicable, determines in accordance with the Servicing Standard (or in good faith, in the case of the Certificate Administrator) that the performance of such duties or the payment of such costs and expenses is beyond the scope of its duties in its capacity as Certificate Administrator, Master Servicer or Special Servicer, as applicable, under this Agreement, it shall not be required to answer such Rating Agency Inquiry and shall promptly notify the 17g-5 Information Provider by email of such determination. The 17g-5 Information Provider shall promptly thereafter post the Rating Agency Inquiry with the reason it was not answered to the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider shall not be liable for the failure by any other such Person to so answer. Questions posted on the Rating Agency Q&A Forum and Document Request Tool shall not be attributed to the submitting NRSRO. Answers posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and shall not be deemed to be answers from any other person. None of the Underwriters, the Depositor, or any of their respective Affiliates will certify to any of the information posted in the Rating Agency Q&A Forum and Document Request Tool and no such party shall have any responsibility or liability for the content of any such information. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency Inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature. The Rating Agency Q&A Forum and Document Request Tool will not reflect questions, answers and other communications that are not submitted via the 17g-5 Information Provider’s Website.

Section 4.08         Secure Data Room. (a) The Certificate Administrator shall create a Secure Data Room and the Depositor shall, upon the receipt of each Mortgage Loan Seller’s Diligence File Certification and within 120 days following the Closing Date, deliver to the Certificate Administrator an electronic copy of the Diligence Files for the Mortgage Loans that have been uploaded by the Mortgage Loan Sellers to the Designated Site. Upon receipt thereof, the Certificate Administrator shall promptly upload the contents of each Diligence File actually received by it to the Secure Data Room. Access to the Secure Data Room shall be granted by the Certificate Administrator to (i) the Asset Representations Reviewer and (ii) any other Person at the direction of the Depositor, in each case, upon the occurrence of an Affirmative Asset Review Vote and receipt by the Certificate Administrator of a certification substantially in the form of Exhibit RR hereto (which shall be sent via email to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s website). In no case whatsoever shall Certificateholders be permitted to access the Secure Data Room. For the avoidance of doubt, the Certificate Administrator shall be under no obligation to post any documents or information to the Secure Data Room other than the contents of the Diligence Files initially delivered to it by the Depositor.

(b)          The Certificate Administrator shall not have any obligation or duty to verify, review, confirm or otherwise determine whether the type, number or contents of any Diligence File delivered to the Certificate Administrator is accurate, complete, or relates to the transaction or confirm that all documents and information constituting any Diligence File have actually been delivered to the Certificate Administrator. In no case shall the Certificate Administrator be deemed to have obtained actual or constructive knowledge of the contents of, or information contained in, any Diligence File by virtue of posting such Diligence File to the Secure Data Room. In the event that any document or information is posted in error, the Certificate Administrator may remove such document or information from the Secure Data Room. The Certificate Administrator shall not have any obligation to produce physical or electronic copies of any document or information provided to it for posting to the Secure Data Room. The Certificate Administrator shall not be responsible or held liable for any other Person’s use or dissemination of the documents or information contained on the Secure Data Room; provided that such event or occurrence is not also a result of its own negligence, bad faith or willful misconduct. The Certificate Administrator shall not be required to restrict access to the Secure Data Room on a loan-by-loan basis and any Person with access to the Secure Data Room shall covenant to access only the information necessary to perform its duties and responsibilities under this Agreement.

(c)          Upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07, the Certificate Administrator shall transfer electronic copies of the Diligence Files to a successor certificate administrator designated in writing by the Depositor or the applicable Master Servicer, and all costs and expenses associated with the transfer of the Diligence Files shall be payable as part of the costs and expenses associated with the transfer of its responsibilities upon the resignation or removal of the Certificate Administrator pursuant to Section 8.07. Following the date on which any Mortgage Loan is paid in full, liquidated, repurchased or otherwise removed from the Trust, the applicable Special Servicer may direct the Certificate Administrator in writing to delete the Diligence File related to such Mortgage Loan from the Secure Data Room; provided that absent such direction, the Certificate Administrator shall not be obligated to delete any Diligence File from the Secure Data Room. Following the termination of the Trust pursuant to Section 9.01, the Certificate Administrator shall be permitted to delete all files from the Secure Data Room. Upon deletion, in no event shall the Certificate Administrator be obligated to reproduce or retrieve such deleted files.

[End of Article IV]

Article V

THE CERTIFICATES

Section 5.01         The Certificates. (a) The Certificates will be substantially in the respective forms annexed hereto as Exhibits A-1 through and including A-4, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may, in the reasonable judgment of the Certificate Registrar, be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required by law, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof. The Class X Certificates will be issuable only in minimum Denominations of authorized initial Notional Amount of not less than $1,000,000 and in integral multiples of $1.00 in excess thereof. The Registered Certificates (other than the Class X-A Certificates and Class X-B Certificates) will be issuable only in minimum Denominations of authorized initial Certificate Balance of not less than $10,000, and in integral multiples of $1.00 in excess thereof. The Non-Registered Certificates (other than the Class X-D, Class X-F, Class X-G, Class X-H and Class R Certificates and the RR Interest) will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $100,000, and in integral multiples of $1.00 in excess thereof. The RR Interest will be issuable in minimum Denominations of authorized initial Certificate Balance of not less than $1.00 and in integral multiples of $0.01 in excess thereof. If the Original Certificate Balance or initial Notional Amount, as applicable, of any Class of Certificates (other than the RR Interest) does not equal an integral multiple of $1.00, then a single additional Certificate of such Class may be issued in a minimum denomination of authorized initial Certificate Balance or initial Notional Amount, as applicable, that includes the excess of (i) the Original Certificate Balance or initial Notional Amount, as applicable, of such Class over (ii) the largest integral multiple of $1.00 that does not exceed such amount. The Class V Certificates shall be issued, maintained and transferred in minimum percentage interests of 5% of such Class V Certificates and in integral multiples of 1 in excess thereof. The Class R Certificates shall be issued, maintained and transferred in minimum percentage interests of 10% of such Class R Certificates and in integral multiples of 1% in excess thereof.

(b)          One authorized signatory shall sign the Certificates for the Certificate Registrar by manual or facsimile signature. If an authorized signatory whose signature is on a Certificate no longer holds that office at the time the Certificate Registrar countersigns the Certificate, the Certificate shall be valid nevertheless. A Certificate shall not be valid until an authorized signatory of the Certificate Registrar (who may be the same officer who executed the Certificate) manually countersigns the Certificate. The signature shall be conclusive evidence that the Certificate has been executed and countersigned under this Agreement.

Section 5.02         Form and Registration. No transfer of any Non-Registered Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act, and effective registration or qualification under applicable state securities laws, or is made in a transaction which does not require such registration or qualification. If a transfer (other than one by the Depositor to an Affiliate thereof or by the Initial Purchasers to an affiliate of Eightfold Real Estate Capital, L.P.) is to be made in reliance upon an exemption from the Securities Act, and under the applicable state securities laws, then the following subsections (a)-(d) shall apply.

(a)          Each Class of the Non-Registered Certificates sold to institutions that are non-United States Securities Persons in Offshore Transactions in reliance on Regulation S under the Act (other than any Class V Certificates) shall initially be represented by a temporary book-entry certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S

Book-Entry Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Non-Registered Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Book-Entry Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Book-Entry Certificate may be exchanged for an interest in the related Regulation S Book-Entry Certificate in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.03(f). During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation S Book-Entry Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Book-Entry Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Book-Entry Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Book-Entry Certificate or a Regulation S Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided;

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Book-Entry Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph. Wells Fargo Bank, National Association is hereby initially appointed the Authenticating Agent with the power to act, on the Trustee’s behalf, in the authentication and delivery of the Certificates in connection with transfers and exchanges as herein provided. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as Authenticating Agent. If the Authenticating Agent is terminated, the Trustee shall appoint a successor authenticating agent, which may be the Trustee or an Affiliate thereof.

(b)          Certificates of each Class of Non-Registered Certificates (other than any RR Interest during the RR Interest Transfer Restriction Period) offered and sold to Qualified Institutional Buyers in reliance on Rule 144A shall be represented by Rule 144A Book-Entry Certificates, which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Book-Entry Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)          Certificates of each Class of Non-Registered Certificates that are initially offered and sold to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers (the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners. Additionally, the Class R and Class V Certificates shall only be in the form of Definitive Certificates, and the RR Interest shall be issued in the form of Definitive Certificates at all times during the RR Interest Transfer Restriction Period.

(d)          Owners of beneficial interests in Book-Entry Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Book-Entry Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Registrar and the Depository are unable to locate a qualified successor within ninety (90) days of such notice or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Registrar to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Non-Registered Certificates be issued to beneficial owners of a Temporary Regulation S Book-Entry Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Book-Entry Certificates and upon surrender by the Depository of any Book-Entry Certificate of such Class and receipt from the Depository of instructions for re-registration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Book-Entry Certificate, the same legends regarding transfer restrictions borne by such Book-Entry Certificate), and thereafter the Certificate Registrar shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Unless and until Definitive Certificates are issued in respect of a Class of Book-Entry Certificates, beneficial ownership interests in such Class of Certificates will be maintained and transferred on the book entry records of the Depository and Depository Participants, and all references to actions by Holders of such Class of Certificates will refer to action taken by the Depository upon instructions received from the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures and, except as otherwise set forth herein, all references herein to payments, notices, reports and statements to Holders of such Class of Certificates will refer to payments, notices, reports and statements to the Depository or its nominee as the registered Holder thereof, for distribution to the related registered Holders of Certificates through the Depository Participants in accordance with the Depository’s procedures.

(e)          Subject to the following provisions, during the RR Interest Transfer Restriction Period, any RR Interest shall only be held as a Definitive Certificate in the Retained Interest Safekeeping Account by the Certificate Administrator (and each Retaining Party’s respective interest shall be tracked in the form of an entry in the Certificate Administrator’s trust accounting system under the Retained Interest Safekeeping Account), for the benefit of the Holder of the related Certificate. The Certificate Administrator shall hold the RR Interest in safekeeping and shall release the Definitive Certificate representing a portion of the requesting Retaining Party’s RR Interest only upon receipt of written instructions from the applicable Holder of the RR Interest and the Retaining Sponsor’s written consent, or in connection with a transfer, in accordance with Section 5.03(i), and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and with this Agreement. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Retained Interest Safekeeping Account” and into which the RR Interest shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Retained Interest Safekeeping Account for each Retaining Party. The RR Interest to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the RR Interest shall be remitted to the Retained Interest Safekeeping Account, but shall be remitted directly to each Retaining Party in accordance with written instructions provided separately by each Retaining Party to the Certificate Administrator. Under no circumstances by virtue of safekeeping the RR Interest shall the Certificate Administrator be obligated to bring legal action or institute proceedings against any person on behalf of the Retaining Parties. During the RR Interest Transfer Restriction Period and for such longer time as the Retaining Parties may request, the Certificate Administrator shall hold the Definitive Certificate representing the RR Interest at the below location, or any other location; provided the Certificate Administrator has given notice to each of the Retaining Parties of such new location:

Wells Fargo Bank NA

Attn: Security Control and Transfer (SCAT) – MAC N9345-010

425 E Hennepin Avenue

Minneapolis, MN 55414

The Certificate Administrator shall make available to each Retaining Party its respective account information as mutually agreed upon by the Certificate Administrator and each respective Retaining Party, and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of an RR Interest shall be subject to Section 5.03(g) and Section 5.03(i). The Certificate Administrator is directed by the Depositor to enter into a safekeeping account agreement to facilitate the initial settlement and sale of the RR Interest on the Closing Date.

On the Closing Date, and upon completion of each transfer of the RR Interest during the RR Interest Transfer Restriction Period, the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the Retaining Parties substantially in the form of Exhibit UU hereto evidencing its receipt of the RR Interest.

Section 5.03         Registration of Transfer and Exchange of Certificates.  (a) The Certificate Administrator shall keep or cause to be kept at the Corporate Trust Office books (the “Certificate Register”) in which, subject to such reasonable regulations as it may prescribe, the Certificate Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). In such capacities, the Certificate Administrator shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class of Non-Registered Certificates represented by a Temporary Regulation S Book-Entry Certificate, a Regulation S Book-Entry Certificate and a Rule 144A Book-Entry Certificate and accepting Certificates for exchange and registration of transfer, (ii) holding the RR Interest as Definitive Certificates on behalf of each Holder of such

Class and (iii) transmitting to the Depositor, the Master Servicers and the Special Servicers any notices from the Certificateholders. No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of Transfer or exchange of any Certificate (other than Definitive Certificates) referred to in this Section 5.03(a).

(b)          Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Registrar shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)          Rule 144A Book-Entry Certificate to Temporary Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time during the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Book-Entry Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit I hereto given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(d)          Rule 144A Book-Entry Certificate to Regulation S Book-Entry Certificate. If a holder of a beneficial interest in the Rule 144A Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time following the Restricted Period to exchange its interest in such Rule 144A Book-Entry Certificate for an interest in the Regulation S Book-Entry Certificate of the same Class, or to transfer its interest in such Rule 144A Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Book-Entry Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Book-Entry Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Book-Entry Certificate in an amount equal to the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit J hereto given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Book-Entry Certificates and pursuant to and in accordance with Regulation S, or (B) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Book-Entry Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Book-Entry Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Book-Entry Certificate equal to the reduction in the Certificate Balance of the Rule 144A Book-Entry Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Book-Entry Certificate that is being exchanged or transferred.

(e)          Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to Rule 144A Book-Entry Certificate. If a holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Book-Entry Certificate equal to the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Book-Entry Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Book-Entry Certificate for an interest in the Rule 144A Book-Entry Certificate (i) during the Restricted Period, a certificate in the form of Exhibit K hereto given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Book-Entry Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Book-Entry Certificate is a Qualified Institutional Buyer or (ii) after the Restricted Period, an Investment Representation Letter in the form of Exhibit C attached hereto from the transferee to the effect that such transferee is a Qualified Institutional Buyer (an “Investment Representation Letter”) and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Book-Entry Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Book-Entry Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate and to debit, or cause to be debited, from the account of the Person making such transfer the beneficial interest in the Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate that is being transferred.

(f)           Temporary Regulation S Book-Entry Certificate to Regulation S Book-Entry Certificate. Interests in a Temporary Regulation S Book-Entry Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit L hereto from the holder of a beneficial interest in such Temporary Regulation S Book-Entry Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Book-Entry Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Book-Entry Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Book-Entry Certificate initially exchanged for interests in the Regulation S Book-Entry Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Book-Entry Certificate. Upon any exchange of interests in the Temporary Regulation S Book-Entry Certificate for interests in the Regulation S Book-Entry Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Book-Entry Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Book-Entry Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Book-Entry Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Book-Entry Certificate and Rule 144A Book-Entry Certificate authenticated and delivered hereunder.

(g)       Non-Book Entry Certificate to Book-Entry Certificate. If a holder of a Non-Book Entry Certificate (other than (a) an RR Interest during the Transfer Restriction Period or (b) a Class R Certificate) wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Book-Entry Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Book-Entry Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Book-Entry Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.07, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Book-Entry Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit M hereto (in the event that the applicable Book-Entry Certificate is the Temporary Regulation S Book-Entry Certificate), in the form of Exhibit N hereto (in the event that the applicable Book-Entry Certificate is the Regulation S Book-Entry Certificate) or in the form of Exhibit O hereto (in the event that the applicable Book-Entry Certificate is the Rule 144A Book-Entry Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, shall, if applicable, execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Book-Entry Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Book-Entry Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled. Upon the written direction of the Depositor (which may be by email to cts.cmbs.bond.admin@wellsfargo.com) or its Affiliate, the Certificate Registrar shall execute any instrument as may be reasonably required by the Depository to effect such exchange.

(h)       Non-Book Entry Certificates on Initial Issuance Only. Subject to the issuance of Definitive Certificates, if and when permitted by Section 5.02(d), and subject to the issuance and transfer of an RR Interest during the Transfer Restriction Period in accordance with Section 5.03(i), no Non-Book Entry Certificate shall be issued to a transferee of an interest in any Rule 144A Book-Entry Certificate, Temporary Regulation S Book-Entry Certificate or Regulation S Book-Entry Certificate or to a transferee of a Non-Book Entry Certificate (or any portion thereof).

(i)        Transfers of RR Interest. At all times, if a Transfer of any RR Interest after the Closing Date is to be made, then the following documents shall be delivered to the Certificate Administrator, who will facilitate the transfer in conjunction with the Certificate Registrar who shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) (i) if such RR Interest is in the possession of the Certificate Administrator, a letter notifying the Certificate Administrator in writing of the Holder of an RR Interest’s intention to transfer such RR Interest from the Retained Interest Safekeeping Account and identifying the transferee, (ii) a certification from such Certificateholder’s prospective

Transferee substantially in the form attached hereto as Exhibit D-3, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, (iii) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit D-4, which such certification must be countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, (iv) if such RR Interest will be in the possession of the Certificate Administrator after such transfer, a completed W-9 by the prospective transferee and (v) contact information and wiring instructions for the prospective transferee. Upon the completion of any transfer during the RR Interest Transfer Restriction Period, the Certificate Administrator shall issue a receipt to such transferor and transferee. Upon receipt of the foregoing certifications, the Certificate Registrar shall, subject to Section 5.02(e) and Section 5.03(n), reflect such RR Interest in the name of the prospective Transferee. For the avoidance of doubt, in no event shall an RR Interest be held as a Book-Entry Certificate during the RR Interest Transfer Restriction Period. Any attempted or purported transfer in violation of this Section 5.03(i) shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(j)        Other Exchanges. In the event that a Book-Entry Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of subsections (c) through (f) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(k)       Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Book-Entry Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of subsection (e) above.

(l)        If Non-Registered Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Non-Registered Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Regulation S under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(m)      All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(n)       With respect to the ERISA Restricted Certificates, no sale, transfer, pledge or other disposition (other than any initial transfer to the Initial Purchasers or, with respect to the RR Interest, the applicable Retaining Parties) of any such Certificate shall be made unless the Trustee and Certificate Administrator shall have received either (i) a representation letter from the proposed purchaser or transferee of such Certificate substantially in the form of Exhibit F-1 attached hereto, to the effect that such proposed purchaser or transferee is not and will not be (A) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA or a plan subject to Section 4975 of the Code, or a governmental plan (as defined in Section 3(32) of ERISA) or other plan subject to any federal, state or local law (“Similar Law”) which is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”) or (B) a person acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company will be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a Plan subject to Similar Law, where the purchase, holding and disposition of such Certificate will not constitute or result in a non-exempt violation of Similar Law) or (ii) if such Certificate is presented for registration in the name of a purchaser or transferee that is any of the foregoing, an Opinion of Counsel in form and substance satisfactory to the Trustee, the Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt “prohibited transaction” within the meaning of ERISA or Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicers, the Special Servicers, any sub-servicer, the Initial Purchasers, the Underwriters, the Operating Advisor, the Asset Representations Reviewer or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Agreement. The Trustee and Certificate Administrator shall not register the sale, transfer, pledge or other disposition of any ERISA Restricted Certificate unless the Trustee and Certificate Administrator have received either the representation letter described in clause (i) above or the Opinion of Counsel described in clause (ii) above. The costs of any of the foregoing representation letters or Opinions of Counsel shall not be borne by any of the Depositor, either Master Servicer, either Special Servicer, any sub-servicer, the Trustee, the Certificate Administrator, the Certificate Registrar, the Initial Purchasers, the Underwriters, the Operating Advisor, the Asset Representations Reviewer or the Trust. Each Certificate Owner of an ERISA Restricted Certificate shall be deemed to represent that it is not and will not become a Person specified in clauses (i)(A) or (i)(B) above. Any transfer, sale, pledge or other disposition of any ERISA Restricted Certificates that would constitute or result in a prohibited transaction under ERISA, Section 4975 of the Code or any Similar Law, or would otherwise violate the provisions of this Section 5.03(n) shall be deemed absolutely null and void ab initio, to the extent permitted under applicable law.

(o)       No Class R or Class V Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of a Plan or using the assets of a Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such Plan and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to purchase such Class R or Class V Certificate. Each prospective transferee of a Class R or Class V Certificate shall deliver to the transferor and the Certificate Administrator a representation letter, substantially in the form of Exhibit F-2, stating that the prospective transferee is not and will not become a Plan or a person acting on behalf of or using the assets of a Plan. Each Holder of a Class R or Class V Certificate shall be deemed to represent that it is not and will not become a Person specified in the second preceding sentence. Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(p)       Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)        Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.03(p) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)       No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit D-1 (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Tax Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to abide by the provisions of this Section 5.03(p) and (y) other than in connection with the initial issuance of a Class R

Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit D-2 (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in its Transferee Affidavit are false.

(iii)     Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than sixty (60) days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar agrees to furnish to the Internal Revenue Service and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Section 860E(e) of the Code as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, that such Persons shall in no event be excused from furnishing such information.

(q)       The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers.

(r)       Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders and other payees of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for such withholding, and the Certificateholders shall be required to provide the Certificate Administrator with such forms and such other information reasonably required by the Certificate Administrator. If the Certificate Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Such amounts shall be deemed to have been distributed to such Persons for all purposes of this Agreement.

(s)       Each Certificate Owner of a Non-Registered Certificate shall be deemed to have represented and agreed as follows:

(i)        Such Certificate Owner (A)(i) is a Qualified Institutional Buyer, (ii) is acquiring such Non-Registered Certificate for its own account or for the account of another Qualified Institutional Buyer, as the case may be, and (iii) is aware that the sale of the Non-Registered Certificates to it is being made in reliance on Rule 144A, (B)(i)(except with respect to the Class R Certificates) is an Institutional Accredited Investor that is not a Qualified Institutional Buyer and that is purchasing such Non-Registered Certificate for its own account or for the account of another Institutional Accredited Investor, and (ii) is not acquiring such Non-Registered Certificate with a view to any resale or distribution of such Non-Registered Certificate other than in accordance with the restrictions set forth in this Section 5.03(s), or (C) (except with respect to the Class R Certificates) is an institution that is not a United States Securities Person, and is purchasing such Non-Registered Certificate in an Offshore Transaction.

(ii)       Such Certificate Owner understands that the Non-Registered Certificates have not been and will not be registered or qualified under the Securities Act or any state or foreign securities laws and may not be reoffered, resold, pledged or otherwise transferred except (A) to a person whom the purchaser reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (B) (except with respect to the Class R Certificates) to an institution that is a non-United States Securities Person in an Offshore Transaction in accordance with Rule 903 or 904 of Regulation S, or (C) (except with respect to the Class R Certificates) to an Institutional Accredited Investor that is not a Qualified Institutional Buyer, and in each case, in accordance with any applicable federal securities laws and any applicable securities laws of any state of the United States or any other jurisdiction.

(iii)      Such Certificate Owner understands that, if the purchaser of a Non-Registered Certificate is not a Qualified Institution Buyer or a non-United States Securities Person, the Non-Registered Certificates purchased by such purchaser may not be transferred in book-entry form and may be transferred in physical form only in compliance with the restrictions in clause (ii)(C) above and no such transfer of the Non-Registered Certificates owned by such Certificate Owner will be permitted unless the purchaser provides certification that the transfer complies with such restrictions, as described in this Section 5.03(s).

(iv)     Such Certificate Owner is duly authorized to purchase the Non-Registered Certificates and its purchase of investments having the characteristics of the Non-Registered Certificate is authorized under, and not directly or indirectly in contravention of, any law, rule, regulation, charter, trust instrument or other operative document, investment guidelines or list of permissible or impermissible investments that is applicable to such Certificate Owner.

(t)       Each beneficial owner of a Certificate or any interest therein that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) or a person acting on behalf of an ERISA Plan, as a condition of its purchase of such Certificate, will be deemed to have represented that (i) none of the Depositor, any Underwriter, any Initial Purchaser, the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer, or any of their respective affiliated entities (the “Transaction Parties”), has provided any investment recommendation or investment advice on which the ERISA Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire Certificates, and the Transaction Parties are not otherwise acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of Certificates (except where an exemption applies (all of the conditions of which are satisfied) or it would not otherwise result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code), and (ii) the ERISA Plan fiduciary is exercising its own independent judgment in evaluating the investment in the Certificates.

Section 5.04   Mutilated, Destroyed, Lost or Stolen Certificates.  If (a) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of actual notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust. In connection with the issuance of any new Certificate under this Section 5.04, the Certificate Registrar may require the payment of a sum sufficient to cover any expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 5.04 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.05   Persons Deemed Owners.  The Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Certificate Registrar or any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification, such party to this Agreement shall distribute such report, statement or other information to such beneficial owner (or prospective transferee).

Section 5.06   Access to List of Certificateholders’ Names and Addresses; Special Notices.  (a) The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (i) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (ii) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (iii) provides a copy of the communication which Certificateholder proposes to transmit, then the Certificate Registrar shall, within ten (10) Business Days after the receipt of such request, furnish such Certificateholder (at such Certificateholder’s sole cost and expense) a current list of the Certificateholders. In addition, upon written request to the Certificate Administrator of any Certificateholder or Certificate Owner (if applicable) that has provided an Investor Certification, the Certificate Administrator shall promptly notify such Certificateholder or Certificate Owner of the identity of then-current Directing Certificateholder. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which information was derived. The Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

(b)       (i) The Certificate Administrator shall include in any Form 10-D any written request received in accordance with Section 11.04(a) prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of this Agreement. Any Form 10-D containing such disclosure (a “Special Notice”) regarding the request to communicate shall include the following and no more than the following (a) the name of the Certificateholder or Certificate Owner making the request, (b) the date the request was received, (c) a statement to the effect that the Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under this Agreement, and (d) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner. It is hereby understood that a disclosure in substantially the following form shall be deemed to satisfy the requirements in the preceding sentence: “On [date], the Certificate Administrator received from [name], a Certificateholder or Certificate Owner, a request to communicate with other Certificateholders and Certificate Owners in the securitization transaction to which this report on Form 10-D relates (the “Securitization”). The requesting Certificateholder or Certificate Owner is interested in communicating with other Certificateholders and Certificate Owners with regard to the possible exercise of rights under the pooling and servicing agreement governing the Securitization. Other Certificateholders and Certificate Owners may contact the requesting Certificateholder or Certificate Owner at [telephone number], [email address] and/or [mailing address].”

(ii)       In verifying the identity of any Certificateholder or Certificate Owner in connection with any request to communicate, (i) if the Certificateholder or Certificate Owner is the holder of record with respect to any Certificate, the Certificate Administrator shall not require any further verification or (ii) if the Certificateholder or Certificate Owner is not the holder of record with respect to any Certificate, the Certificate Administrator shall require no more than (x) a written certification from such Certificateholder or Certificate Owner that it is the beneficial owner of a Certificate and (y) one of the following documents confirming ownership of such Certificate: a trade confirmation, an account statement, a letter from a broker-dealer or another document acceptable to the Certificate Administrator that is similar to any of the foregoing documents. The Certificate Administrator shall not have any obligation to verify the information provided by any Certificateholder or Certificate Owner in any request to communicate and may rely on such information conclusively. Additionally, any expenses the Certificate Administrator incurs in connection with any request to communicate will be paid by the Trust.

Section 5.07   Maintenance of Office or Agency. The Certificate Registrar shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Registrar in respect of the Certificates and this Agreement may be served. The Certificate Registrar initially designates its office at 600 South 4th Street, 7th Floor, MAC N9300-070, Minneapolis, Minnesota 55415 as its office for such purposes. The Certificate Registrar shall give prompt written notice to the Certificateholders and the Mortgagors of any change in the location of the Certificate Register or any such office or agency.

Section 5.08   Appointment of Certificate Administrator. (a) Wells Fargo Bank, National Association is hereby initially appointed Certificate Administrator in accordance with the terms of this Agreement. If the Certificate Administrator resigns or is terminated, the Trustee shall appoint a successor certificate administrator which may be the Trustee or an Affiliate thereof to fulfill the obligations of the Certificate Administrator hereunder which must satisfy the eligibility requirements set forth in Section 8.06.

(b)       The Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(c)       The Certificate Administrator, at the expense of the Trust (but only if such amount constitutes “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii)), may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith.

(d)      The Certificate Administrator shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement.

(e)       The Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys; provided, however, that the appointment of such agents or attorneys shall not relieve the Certificate Administrator of its duties or obligations hereunder. Wells Fargo Bank, National Association shall perform its duties as Custodian hereunder through its Document Custody division Wells Fargo Bank, National Association and shall perform its duties as the Certificate Administrator role through its Corporate Trust Services division.

(f)       The Certificate Administrator shall not be responsible for any act or omission of the Trustee, the Master Servicers, the Special Servicers or the Depositor.

Section 5.09   [RESERVED]

Section 5.10   Voting Procedures. With respect to any matters submitted to Certificateholders for a vote, the Certificate Administrator shall administer such vote through the Depository with respect to Book-Entry Certificates and directly with registered Holders by mail with respect to Definitive Certificates. In each case, such vote shall be administered in accordance with the following procedures, unless different procedures are otherwise described herein with respect to a specific vote:

(a)       Any matter submitted to Certificateholders for a vote shall be announced in a notice prepared by the Certificate Administrator. Such notice shall include the record date determined by the Certificate Administrator for purposes of the vote and a voting deadline which shall be no less than thirty (30) days and no later than sixty (60) days after the date such notice is distributed. The notice and related ballot shall be sent to Holders of Book-Entry Certificates through the Depository and by mail to the registered Holders of Definitive Certificates. In addition, the notice and related ballot shall be posted to the Certificate Administrator’s Website. Notices delivered in this manner shall be considered delivered to all Holders regardless of whether any Holder actually receives the notice and ballot.

(b)       In connection with any vote administered pursuant to this Agreement, voting Holders shall be required to certify their holdings in the manner set forth on the ballot, unless a specific manner is otherwise provided herein. Holders may only vote in accordance with their Voting Rights. Voting Rights with respect to any outstanding Class of Certificates shall be calculated by the Certificate Administrator in accordance with the definition of Voting Rights as of the record date for the vote. Only Classes with an outstanding Certificate Balance greater than zero as of the record date of the vote shall be permitted to vote. Once a Holder has cast its vote, the vote may be changed or retracted on or before the vote deadline. Any changes or retractions shall be communicated by the Certificateholder to the Certificate Administrator in writing on a ballot. After the vote deadline has passed, votes may not be changed or retracted by any Holder unless the Holder wishing to change or retract its vote holds a sufficient portion of the Voting Rights such that the Holder, by its vote alone, could approve or deny the proposition subject to a vote without taking into consideration the votes cast by any other Holder. Transferees or purchasers of any Class of Certificates are subject to and shall be bound by all votes of Holders initiated or conducted prior to its acquisition of such Certificate.

(c)       The Certificate Administrator may take up to fifteen (15) Business Days to tabulate the results of any vote. The Certificate Administrator shall use its reasonable efforts to resolve any illegible or incomplete ballots received prior to the voting deadline. Illegible or incomplete ballots that are received on the voting deadline or that cannot be resolved by the voting deadline shall not be counted. Promptly after the votes are tabulated, the Certificate Administrator shall prepare a notice announcing the results of the vote. Such notice shall include the percentage of Voting Rights in favor of the proposition, the percentage against the proposition and the percentage abstaining. In addition, the notice will announce whether the proposition has been adopted by Certificateholders. The notice shall be distributed in accordance with the methods described in Section 5.10(a) above. The Certificate Administrator shall also include such notice on the Form 10-D prepared in connection with the distribution period that corresponds with the date such notice is distributed. All vote tabulations shall be final and the Certificate Administrator shall not, absent manifest error, re-tabulate the votes or conduct a new vote for the same proposition.

(d)      Any and all reasonable expenses incurred by the Certificate Administrator in connection with administering any vote shall be borne by the Trust. The Certificate Administrator is under no obligation to advise Holders about the matter being voted on or answer questions other than process-related questions regarding the administration of the vote.

(e)      If any party to this Agreement believes a vote of Certificateholders is needed for some matter related to the administration of the Trust that is not specifically contemplated herein, such party may request the Certificate Administrator to conduct a vote and the Certificate Administrator will conduct the requested vote in accordance with these procedures. Unless specifically provided herein, all such votes require a majority of Certificateholders to carry a proposition.

Section 5.11   Exchangeable Certificates. (a) On the Closing Date, the Grantor Trust shall issue the several Classes of Exchangeable Certificates. Each Class of Exchangeable Certificates shall represent an undivided beneficial ownership interest in the Corresponding Exchangeable Upper-Tier Regular Interests in an amount equal to the Class Percentage Interest of such Class in each such Corresponding Exchangeable Upper-Tier Regular Interest. All amounts allocated to an Exchangeable Upper-Tier Regular Interest hereunder, including principal and interest payable thereon, shall be allocated to the Classes of Exchangeable Certificates representing an interest therein, in proportion to their Class Percentage Interests therein.

(b)       Certificates of each Class of Exchangeable Certificates (each such Class, in connection with any exchange, an applicable “Surrendered Class”) may be exchanged on the books of DTC for Certificates of the corresponding Classes of Exchangeable Certificates set forth next to such Class in the table below (each, an applicable “Received Class”), and vice versa. The Denomination of each of the Received Classes of Certificates must be equal to the Denomination of each of the Surrendered Classes of Certificates. No fee shall be required with respect to any exchange of Exchangeable Certificates. Following any exchange of Certificates of one or more Surrendered Classes for Certificates of one or more Received Classes, the Class Percentage Interests in the Corresponding Exchangeable Upper-Tier Regular Interests that are represented by the Surrendered Classes (and consequently their related Certificate Balances or Notional Amounts) shall be decreased, and those of the Received Classes (and consequently their related Certificate Balances or Notional Amounts) shall be increased. The Certificate Administrator or Certificate Registrar, as applicable, shall (i) make the appropriate notation of such exchange on the Certificate Register and on the Book-Entry Certificate for each Class of Exchangeable Certificates involved in such exchange to reflect such reductions and increases and (ii) give appropriate instructions to the Depository to reflect such reductions and increases.

Surrendered Classes (or Received Classes) of Certificates	Received Classes (or Surrendered Classes) of Certificates
Class A-4	Class A-4-1, Class A-4-X1
Class A-4	Class A-4-2, Class A-4-X2
Class A-5	Class A-5-1, Class A-5-X1
Class A-5	Class A-5-2, Class A-5-X2
Class A-S	Class A-S-1, Class A-S-X1
Class A-S	Class A-S-2, Class A-S-X2
Class B	Class B-1, Class B-X1
Class B	Class B-2, Class B-X2
Class C	Class C-1, Class C-X1
Class C	Class C-2, Class C-X2

For example, a Certificateholder holding Class A-S Certificates with a Denomination of $68,718,000 may surrender Class A-S Certificates with a Denomination of $34,359,000 (the Certificates of the applicable Surrendered Class) and receive in exchange Class A-S-1 Certificates with a Denomination of $34,359,000 and Class A-S-X1 Certificates with a Denomination of $34,359,000 (collectively, the Certificates of the applicable Received Classes). In such event, (i) the Class Percentage Interest of the Class A-S Certificates in each of the Class A-S, Class A-S-X1 and Class A-S-X2 Upper-Tier Regular Interests would be reduced from 100% to 50%, (ii) the Class Percentage Interest of the Class A-S-1 Certificates in each of the Class A-S and Class A-S-X2 Upper-Tier Regular Interests would be increased from 0% to 50%, and (iii) the Class Percentage Interest of the Class A-S-X1 Certificates in the Class A-S-X1 Upper-Tier Regular Interest would be increased from 0% to 50%.

Similarly a Certificateholder holding Class A-S-1 Certificates with a Denomination of $34,359,000 that seeks to surrender all such Certificates in exchange for Class A-S Certificates will be required to surrender all such Certificates, as well as Class A-S-X1 Certificates with a Denomination of $34,359,000 in order to accomplish such exchange. In such event, (i) the Class Percentage Interest of the Class A-S-1 Certificates in each of the Class A-S and Class A-S-X2 Upper-Tier Regular Interests would be reduced from 50% to 0%, (ii) the Class Percentage Interest of the Class A-S-X1 Certificates in the Class A-S-X1 Upper-Tier Regular Interest would be reduced from 50% to 0%, and (iii) the Class Percentage Interest of the Class A-S Certificates in each of the Class A-S, Class A-S-X1 and Class A-S-X2 Upper-Tier Regular Interests would be increased from 0% (assuming no other Class A-S Certificates are then outstanding) to 50%.

(c)       The maximum Certificate Balance or Notional Amount of each Class of Class A-4 Exchangeable Certificates that may be issued in an exchange is equal to the Certificate Balance of the Class A-4 Upper-Tier Regular Interest, the maximum Certificate Balance or Notional Amount of each Class of Class A-5 Exchangeable Certificates that may be issued in an exchange is equal to the Certificate Balance of the Class A-5 Upper-Tier Regular Interest, the maximum Certificate Balance or Notional Amount of each Class of Class A-S Exchangeable Certificates that may be issued in an exchange is equal to the Certificate Balance of the Class A-S Upper-Tier Regular Interest, the maximum Certificate Balance or Notional Amount of each Class of Class B Exchangeable Certificates that may be issued in an exchange is equal to the Certificate Balance of the Class B Upper-Tier Regular Interest, and the maximum Certificate

Balance or Notional Amount of each Class of Class C Exchangeable Certificates that may be issued in an exchange is equal to the Certificate Balance of the Class C Upper-Tier Regular Interest.

(d)      In order to effect an exchange of Exchangeable Certificates, the Certificateholder shall deliver a notice substantially in the form of Exhibit VV to the Certificate Administrator by e-mail to cts.cmbs.bond.admin@wellsfargo.com (with a subject line referencing “BANK 2021-BNK34” and setting forth the proposed Exchange Date) no later than three (3) Business Days before the proposed exchange date (the “Exchange Date”). The Exchange Date may be any Business Day other than the first or last Business Day of the month. The notice must (i) be set forth on the applicable Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: (x) the CUSIP number, outstanding Certificate Balance or Notional Amount and Original Certificate Balance or Original Notional Amount of each proposed Surrendered Class and of each proposed Received Class; (y) the Certificateholder’s DTC participant number; and (z) the proposed Exchange Date. A notice shall become irrevocable on the second Business Day before the proposed Exchange Date.

(e)       Upon the satisfaction of the conditions to an exchange described in this Section 5.11, the Certificate Administrator shall deliver Certificates of the applicable Received Classes to the requesting Certificateholder. The Certificate Administrator shall reduce the outstanding Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes, and increase the outstanding Certificate Balance(s) or Notional Amount(s) of the Received Classes, on the Certificate Register. The Certificateholder and the Certificate Administrator shall utilize the “deposit and withdrawal system” at the Depository to effect the exchange.

(f)       The Certificate Administrator shall make the first distribution on Certificates of any Received Classes related to an exchange on the Distribution Date in the month following the month of exchange to the Certificateholder of record as of the applicable Record Date for such Certificates and Distribution Date. If an Exchange Date occurs in any month before the Distribution Date in such month, then any distributions to be made on such Distribution Date on Certificates of any Surrendered Classes shall be so made to the Certificateholders of record as of the applicable Record Date for such Certificates and such Distribution Date. Neither the Certificate Administrator nor the Depositor shall have any obligation to ensure the availability in the market of the applicable Certificates to accomplish any exchange.

[End of Article V]

Article VI

THE DEPOSITOR, THE MASTER SERVICERS, THE SPECIAL SERVICERS, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE DIRECTING CERTIFICATEHOLDER AND THE RISK RETENTION CONSULTATION PARTY

Section 6.01   Representations, Warranties and Covenants of the Master Servicers, the Special Servicers, the Operating Advisor and the Asset Representations Reviewer.

(a) Each Master Servicer, for itself only, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Special Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)       The Master Servicer is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and the Master Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)       The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, do not (A) violate the Master Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets or (C) violate any law, rule, regulation, order, judgment or decree to which the Master Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(iii)      The Master Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)     This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)      The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vi)      No litigation is pending or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit the Master Servicer from entering into this Agreement or, in the Master Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Master Servicer to perform its obligations under this Agreement;

(vii)     The Master Servicer has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)    No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required under federal or state law for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the Master Servicer’s consummation of any transactions contemplated hereby, other than (A) such consents, approvals, authorizations, orders, qualifications, registrations, filings or notices as have been obtained, made or given prior to the actual performance by the Master Servicer of its obligations under this Agreement or (B) where the lack of such consent, approval, authorization, order, qualification, registration, filing or notice would not have a material adverse effect on the performance by the Master Servicer under this Agreement;

(b)       Each Special Servicer, for itself only, hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Master Servicer, the Asset Representations Reviewer and the Operating Advisor, as of the Closing Date, that:

(i)        The Special Servicer is (x) in the case of the General Special Servicer, a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and (y) in the case of the NCB Special Servicer, a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America, and in each case, the Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)       The execution and delivery of this Agreement by the Special Servicer, and the performance and compliance with the terms of this Agreement by the Special Servicer, do not (A) violate the Special Servicer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Special Servicer or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Special Servicer to perform its obligations under this Agreement or its financial condition;

(iii)      The Special Servicer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)      This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Special Servicer, enforceable against the Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)       The Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vi)      No litigation is pending or, to the best of the Special Servicer’s knowledge, threatened against the Special Servicer, which would prohibit the Special Servicer from entering into this Agreement or, in the Special Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Special Servicer to perform its obligations under this Agreement;

(vii)     The Special Servicer has errors and omissions coverage which is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)    No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Special Servicer of, or compliance by the Special Servicer with, this Agreement or the consummation of the transactions of the Special Servicer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Special Servicer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Special Servicer to perform its obligations hereunder.

(c)      The Operating Advisor hereby represents, warrants and covenants to the Trustee, for its own benefit and the benefit of the Certificateholders, each Serviced Companion Noteholder, the Depositor, the Certificate Administrator, each Master Servicer, each Special Servicer, as of the Closing Date, that:

(i)        The Operating Advisor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Operating Advisor is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)       The execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)      The Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)     This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)      The Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi)      The Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07;

(vii)        No litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement; and

(viii)      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder

(d)        The Asset Representations Reviewer hereby represents and warrants to the Trustee, for its own benefit and the benefit of the Certificateholders, and to the Depositor, each Master Servicer, each Special Servicer and the Certificate Administrator, as of the Closing Date, that:

(i)          The Asset Representations Reviewer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Asset Representations Reviewer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

(ii)         The execution and delivery of this Agreement by the Asset Representations Reviewer, and the performance and compliance with the terms of this Agreement by the Asset Representations Reviewer, do not (A) violate the Asset Representations Reviewer’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Asset Representations Reviewer or its property is subject, which, in the case of either (B) or (C) above, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or its financial condition;

(iii)         The Asset Representations Reviewer has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)         This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Asset Representations Reviewer, enforceable against the Asset Representations Reviewer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)         The Asset Representations Reviewer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Asset Representations Reviewer to perform its obligations under this Agreement or the financial condition of the Asset Representations Reviewer;

(vi)        No litigation is pending or, to the best of the Asset Representations Reviewer’s knowledge, threatened against the Asset Representations Reviewer, which would prohibit the Asset Representations Reviewer from entering into this Agreement or, in the Asset Representations Reviewer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Asset Representations Reviewer to perform its obligations under this Agreement;

(vii)       The Asset Representations Reviewer has errors and omissions coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.07; and

(viii)      No consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Asset Representations Reviewer of, or compliance by the Asset Representations Reviewer with, this Agreement or the consummation of the transactions of the Asset Representations Reviewer contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Asset Representations Reviewer of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Asset Representations Reviewer to perform its obligations hereunder; and

(ix)         The Asset Representations Reviewer is an Eligible Asset Representations Reviewer.

(e)          The representations and warranties set forth in paragraphs (a)-(d) above shall survive the execution and delivery of this Agreement. Upon written notice or actual knowledge by any party to this Agreement (or upon written notice thereof from any Certificateholder or any Companion Holder) of a breach of any of the representations and warranties set forth in this Section 6.01 which materially and adversely affects the interests of any party to this Agreement, the Certificateholders, the party discovering such breach shall give prompt written notice to the other parties hereto, each certifying Certificateholder, and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder.

Section 6.02            Liability of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers and the Asset Representations Reviewer.  The Depositor, each Master Servicer, the Operating Advisor, each Special Servicer and the Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Depositor, such Master Servicer, the Operating Advisor, such Special Servicer and the Asset Representations Reviewer herein.

Section 6.03            Merger, Consolidation or Conversion of the Depositor, the Master Servicers, the Operating Advisor, the Special Servicers or the Asset Representations Reviewer. (a) Subject to subsection (b) below, each of the Depositor, the Master Servicers and the Special Servicers will keep in full effect its existence, rights and franchises as an entity under the laws of the jurisdiction of its incorporation or organization, and each will obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans or Companion Loans and to perform its respective duties under this Agreement.

(b)          Each of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor and the Asset Representations Reviewer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets (which may be limited to all or substantially all of its assets related to commercial mortgage loan servicing or commercial mortgage surveillance, as the case may be) to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, shall be the successor of the Depositor, such Master Servicer, such Special Servicer, the Operating Advisor, or the Asset Representations Reviewer (such Person, in the case of a Master Servicer or a Special Servicer, in each of the foregoing cases, the “Surviving Entity”), as the case may be, hereunder, without the execution or filing of any paper (other than an assumption agreement wherein the successor shall agree to perform the obligations of and serve as the Depositor, a Master Servicer, a Special Servicer, the Operating Advisor, or the Asset Representations Reviewer, as the case may be, in accordance with the terms of this Agreement) or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that with respect to such merger, consolidation or succession, Rating Agency Confirmation is received from each Rating Agency with respect to the Classes of Certificates and, with respect to any class of Serviced Companion Loan Securities, a confirmation is received from each applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates as described in Section 3.25); provided, further, that if a Master Servicer, a Special Servicer or the Operating Advisor enters into a merger and such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, is the surviving entity under applicable law, such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, shall not, as a result of the merger, be required to provide a Rating Agency Confirmation with respect to ratings of the Classes of Certificates or, with respect to any class of Serviced Companion Loan Securities, a confirmation of the rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings; provided, further, that for so long as the Trust, and, with respect to any Serviced Companion Loan included as part of the trust in a related Other Securitization, is subject to the reporting requirements of the Exchange Act, if such Master Servicer, such Special Servicer or the Operating Advisor notifies the Depositor in writing (a “Merger Notice”) of any such merger, consolidation, conversion or other change in form, and the Depositor or the depositor in such Other Securitization, as the case may be, notifies such Master Servicer, such Special Servicer or the Operating Advisor, as applicable, in writing that the Depositor or the depositor in such Other Securitization, as the case may be, has discovered that such successor entity has not complied with its Exchange Act reporting obligations under any other commercial mortgage loan securitization (and specifically identifying the instance of noncompliance), then it shall be an additional condition to such succession that the Depositor or the depositor in such Other Securitization, as the case may be, shall have consented (which consent shall not be unreasonably withheld or delayed) to such successor entity. Notwithstanding the foregoing, no Master Servicer, Special Servicer or Operating Advisor may remain a Master Servicer, a Special Servicer or the Operating Advisor, as applicable, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) such Master Servicer, such Special Servicer or Operating Advisor, as applicable, is the surviving entity of such merger, consolidation or transfer and has been and continues to be in compliance with its Regulation AB reporting obligations hereunder or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld. If, within sixty (60) days following the date of delivery of the Merger Notice to the Depositor or the depositor in such Other Securitization, as the case may be, the Depositor or depositor in such Other Securitization, as the case may be, shall have failed to notify such Master Servicer or such Special Servicer, as applicable, in writing of the Depositor’s determination, or depositor’s determination, in the case of an Other Securitization, to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent. If the conditions to the provisions in the second preceding sentence are not met, the Trustee may terminate, and if the conditions set forth in the third proviso of the third preceding sentence are not met the Trustee shall terminate, the applicable Surviving Entity’s servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 7.01.

(i)           The Asset Representations Reviewer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

(ii)          Any Person into which the Asset Representations Reviewer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Asset Representations Reviewer shall be a party, or any Person succeeding to the business of the Asset Representations Reviewer, shall be the successor of the Asset Representations Reviewer hereunder, and shall be deemed to have assumed all of the liabilities and obligations of such Asset Representations Reviewer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the Trustee has received a Rating Agency Confirmation with respect to such successor or surviving Person.

Section 6.04      Limitation on Liability of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and Others. (a) None of the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor, the Asset Representations Reviewer or any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing shall be under any liability to the Trust, the Certificateholders or the Companion Holders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, either Master Servicer (including in its capacity as Companion Paying Agent, if applicable), either Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s duties or by reason of negligent disregard of such party’s obligations and duties hereunder. The Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and any partner, director, officer, shareholder, member, manager, employee or agent of the Depositor, a Master Servicer (including in its capacity as Companion Paying Agent, if applicable), a Special Servicer, the Operating Advisor or the Asset Representations Reviewer, and any of the partners, directors, officers, shareholders, members, managers, employees or agents of any of the foregoing may rely on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Asset Representations Reviewer and the Operating Advisor and any partner, director, officer, shareholder, member, manager, employee or agent of any of the foregoing shall be indemnified and held harmless by the Trust against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (including, without limitation, costs and expenses of litigation and of enforcement of this indemnity, and of investigation, counsel fees, damages, judgments and amounts paid in settlement) incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to this Agreement, the Mortgage Loans, the Companion Loans or the Certificates, other than any loss, liability or expense: (i) specifically required to be borne thereby pursuant to the terms hereof; (ii) incurred in connection with any breach of a representation or warranty made by it herein; (iii) incurred by reason of bad faith, willful misconduct or negligence in the performance of its obligations or duties hereunder, or by reason of negligent disregard of such obligations or duties; or (iv) in the case of the Depositor and any of its partners, directors, officers, shareholders, members, managers, employees and agents, incurred in connection with any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the Trustee nor the Certificate Administrator (including in its capacity as Custodian, Certificate Registrar and 17g-5 Information Provider) shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. Each of the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Asset Representations Reviewer and the Operating Advisor conclusively may rely on, and shall be protected in acting or refraining from acting upon, any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) as contemplated by and in accordance with this Agreement and reasonably believed or in good faith believed by the applicable Master Servicer (including in its capacity as Companion Paying Agent, if applicable), the applicable Special Servicer, the Asset Representations Reviewer or the Operating Advisor to be genuine and to have been signed or presented by the proper party or parties and each of them may consult with counsel, in which case any written advice of counsel or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b)         None of the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Operating Advisor or the Asset Representations Reviewer shall be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective duties under this Agreement or which in its opinion may involve it in any expense or liability not recoverable from the Trust; provided, however, that each of the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor and the Asset Representations Reviewer may in its discretion undertake any such action, proceeding, hearing or examination that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders (and, in the case of any Serviced Whole Loan, the rights of the Certificateholders and the holders of a Serviced Companion Loan (as a collective whole) taking into account the subordinate or pari passu nature of such Serviced Companion Loan); provided, however, that if a Serviced Whole Loan and/or the holder of any related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to the applicable Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the applicable Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the Trust for any amounts advanced for the payment of such expenses, costs or liabilities. In such event, the legal expenses and costs of such action, proceeding, hearing or examination and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust, and the Depositor, the Master Servicers (including in its capacity as Companion Paying Agent, if applicable), the Special Servicers, the Asset Representations Reviewer and the Operating Advisor shall be entitled to be reimbursed therefor out of amounts attributable to the Mortgage Loans or the Companion Loan on deposit in the applicable Collection Account (including, without duplication, any subaccount thereof), as provided by Section 3.05(a)(xii).

(c)         Each of the Master Servicers and the Special Servicers, as applicable, agrees to indemnify the Depositor, the Trustee, the related Serviced Companion Noteholder, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer(s) (including in its capacity as Companion Paying Agent, if applicable) (in the case of the Special Servicers or in the case of the other Master Servicer), the Special Servicer(s) (in the case of the Master Servicers or in the case of the other Special Servicer) and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of such Master Servicer or such Special Servicer, as the case may be, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by such Master Servicer or such Special Servicer, as the case may be, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein by such Master Servicer or such Special Servicer, as applicable. The Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the applicable Master Servicer or the applicable Special Servicer, as applicable, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall assume the defense of such claim (with counsel reasonably satisfactory to the Trustee, the Certificate Administrator or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless such Master Servicer’s or such Special Servicer’s, as the case may be, defense of such claim is materially prejudiced thereby.

Each of the Master Servicers and the Special Servicers shall indemnify and hold harmless the Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor or its Affiliates that arise out of or are based upon, severally and not jointly (i) a breach by such Master Servicer or such Special Servicer, as applicable, of any obligation it has to deliver information to the 17g-5 Information Provider as set forth in this Agreement, including Section 3.07(a), Section 3.08, Section 3.09(e), Section 3.12, Section 3.17(c) and Section 3.18(g) or (ii) a breach by such Master Servicer or such Special Servicer, as applicable, of any obligation it has set forth in Section 3.13(d), Section 3.13(g) and Section 3.13(i).

(d)          Each of the Trustee and the Certificate Administrator (including in its role as Custodian), respectively agrees to indemnify the Depositor, each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Certificate Administrator (in the case of the Trustee), the Trustee (in the case of the Certificate Administrator), the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Trustee or the Certificate Administrator, respectively, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Trustee or the Certificate Administrator, respectively, of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The Depositor, the applicable Master Servicer, the applicable Special Servicer, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Trustee and the Certificate Administrator, respectively, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Trustee or the Certificate Administrator shall assume the defense of such claim (with counsel reasonably satisfactory to the Depositor, such Master Servicer (including in its capacity as Companion Paying Agent, if applicable), such Special Servicer, the Asset Representations Reviewer or the Operating Advisor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee or the Certificate Administrator shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Trustee’s or the Certificate Administrator’s defense of such claim is materially prejudiced thereby.

(e)         The Depositor agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Depositor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Depositor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Operating Advisor, as the case may be, shall immediately notify the Depositor if a claim is made by a third party with respect to this Agreement, whereupon the Depositor shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent, if applicable) or such Special Servicer, as the case may be) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Depositor’s defense of such claim is materially prejudiced thereby.

(f)          The Operating Advisor agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Asset Representations Reviewer and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Operating Advisor, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Operating Advisor of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor, as the case may be, shall immediately notify the Operating Advisor if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Operating Advisor shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent), such Special Servicer, the Trustee, the Certificate Administrator, the Asset Representations Reviewer or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Operating Advisor shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Operating Advisor’s defense of such claim is materially prejudiced thereby.

(g)         Neither the Operating Advisor nor its Affiliates or any of the partners, directors, officers, shareholders, members, managers, employees or agents of the Operating Advisor shall be under any liability to any Certificateholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Operating Advisor against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties hereunder.

(h)         The Asset Representations Reviewer agrees to indemnify each Master Servicer (including in its capacity as Companion Paying Agent, if applicable), each Special Servicer, the Trustee, the Certificate Administrator, the Depositor, the Operating Advisor and the Trust and any partner, director, officer, shareholder, member, manager, employee or agent thereof, and hold them harmless, from and against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses (for the avoidance of doubt, including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) that any of them may sustain arising from or as a result of any willful misconduct, bad faith or negligence of the Asset Representations Reviewer, in the performance of its obligations and duties under this Agreement or by reason of negligent disregard by the Asset Representations Reviewer of its duties and obligations hereunder or by reason of breach of any representations or warranties made herein; provided that such indemnity shall not cover indirect or consequential damages. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor, as the case may be, shall immediately notify the Asset Representations Reviewer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans entitling the Trust to indemnification hereunder, whereupon the Asset Representations Reviewer shall assume the defense of such claim (with counsel reasonably satisfactory to such Master Servicer (including in its capacity as Companion Paying Agent, if applicable), such Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Depositor) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Asset Representations Reviewer shall not affect any rights any of the foregoing Persons may have to indemnification under this Agreement or otherwise, unless the Asset Representations Reviewer’s defense of such claim is materially prejudiced thereby.

(i)         The applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Paying Agent, Non-Serviced Operating Advisor (if any), Non-Serviced Depositor, Non-Serviced Trustee, and any of their respective partners, directors, officers, shareholders, members, managers, employees or agents (collectively, the “Non-Serviced Indemnified Parties”), shall be indemnified by the Trust and held harmless against the Trust’s pro rata share (subject to the applicable Non-Serviced Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of a Non-Serviced Mortgage Loan and the related Non-Serviced Mortgaged Property under the applicable Non-Serviced PSA (as and to the same extent the applicable Non-Serviced Trust is required to indemnify such parties in respect of other mortgage loans in the applicable Non-Serviced Trust pursuant to the terms of the related Non-Serviced PSA).

The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of either Master Servicer (including in its capacity as Companion Paying Agent, if applicable), either Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

(j)          For purposes of this Section 6.04 and Section 11.12, any Master Servicer or Special Servicer, as the case may be, will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of their respective obligations and duties hereunder or acted in negligent disregard of such obligations and duties if such Master Servicer or such Special Servicer, as applicable, fails to follow any terms of any Mortgage Loan documents because such Master Servicer or such Special Servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with such terms would or potentially would cause an Adverse REMIC Event or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination such Master Servicer and such Special Servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional expense of the Trust).

(k)         The NCB Master Servicer shall indemnify and hold harmless the General Master Servicer and its partners, directors, officers, shareholders, members, managers, employees or agents from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the General Master Servicer or such Persons in connection with any CREFC® Schedule AL File prepared by the General Master Servicer that arise out of or are based upon any error, inaccuracy or incompleteness in any NCB CREFC® Schedule AL File or NCB Schedule AL Additional File delivered by the NCB Master Servicer to the General Master Servicer pursuant to Section 3.12(d) or any failure by the NCB Master Servicer to deliver to the General Master Servicer any NCB CREFC® Schedule AL File or NCB Schedule AL Additional File by the time specified in Section 3.12(d).

Section 6.05            Depositor, Master Servicers and Special Servicers Not to Resign. Subject to the provisions of Section 6.03, none of the Master Servicers or the Special Servicers shall resign from their respective obligations and duties hereby imposed on each of them except upon (a) determination that such party’s duties hereunder are no longer permissible under applicable law or (b) in the case of a Master Servicer or a Special Servicer, upon the appointment of, and the acceptance of such appointment by, a successor (which may be appointed by the resigning Master Servicer or Special Servicer, as applicable), and receipt by the Certificate Administrator and the Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of Serviced Companion Loan Securities (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). Any such determination permitting the resignation of such Master Servicer or such Special Servicer pursuant to clause (a) above shall be evidenced by an Opinion of Counsel (at the expense of the resigning party) to such effect delivered to the Trustee and (prior to the occurrence and continuance of a Consultation Termination Event) the Directing Certificateholder. Unless applicable law requires the resignation of such Master Servicer or such Special Servicer (as the case may be) to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation by such Master Servicer or such Special Servicer under clause (a) above shall become effective until the Trustee or a successor master servicer or special servicer, as applicable, shall have assumed such Master Servicer’s or such Special Servicer’s, as applicable, responsibilities and obligations in accordance with Section 7.02 and no such resignation by such Master Servicer or such Special Servicer shall become effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan. Upon any termination (as described in Section 7.01(c)) or resignation of such Master Servicer or such Special Servicer, pursuant to this Section 6.05, such Master Servicer or such Special Servicer, as applicable, shall have the right and opportunity to appoint any successor master servicer or special servicer with respect to this Section 6.05; provided that, such successor master servicer or special servicer shall not be the Asset Representations Reviewer, the Operating Advisor or one of their respective Affiliates and (prior to the occurrence and continuance of a Control Termination Event) such successor special servicer is approved by the Directing Certificateholder, such approval not to be unreasonably withheld. The resigning party shall pay all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 6.05. Except as provided in Section 7.01(c), in no event shall such Master Servicer or such Special Servicer have the right to appoint any successor master servicer or special servicer if such Master Servicer or Special Servicer, as applicable, is terminated or removed pursuant to Section 7.01.

Section 6.06            Rights of the Depositor in Respect of the Master Servicers and the Special Servicers. The Depositor may, but is not obligated to, enforce the obligations of either Master Servicer and either Special Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of either Master Servicer and either Special Servicer hereunder or exercise the rights of either Master Servicer or either Special Servicer, as applicable, hereunder; provided, however, that either Master Servicer and either Special Servicer shall not be relieved of any of their respective obligations hereunder by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by either Master Servicer or either Special Servicer and is not obligated to supervise the performance of the Trustee, the Master Servicers, the Operating Advisor or the Special Servicers under this Agreement or otherwise.

Section 6.07            The Master Servicers and the Special Servicers as Certificate Owner. Either Master Servicer, either Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Certificate Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not a Master Servicer, a Special Servicer or an Affiliate thereof.

Section 6.08            The Directing Certificateholder and the Risk Retention Consultation Party. (a) (A) Other than with respect to any Serviced AB Whole Loan that is not subject to an AB Control Appraisal Period, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder shall be entitled to advise (1) the applicable Special Servicer with respect to all Major Decisions (other than with respect to any applicable Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class) and (2) the applicable Master Servicer to the extent the Directing Certificateholder’s consent is required by the applicable clauses of the definition of “Master Servicer Decision”, and (B) the Risk Retention Consultation Party shall (other than with respect to any applicable Excluded Loan with respect to the Risk Retention Consultation Party) be entitled to consult on a strictly non-binding basis with the applicable Special Servicer with respect to any Major Decision (provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan). For the avoidance of doubt, any consultation with the Risk Retention Consultation Party under this Agreement shall occur only upon request of the Risk Retention Consultation Party with respect to any individual triggering event, and any such consultation shall be on a strictly non-binding basis and shall be subject to all limitations with respect to the procedures and timing of such consultation set forth in this Section 6.08.

Notwithstanding anything herein to the contrary, except as set forth in, and in any event subject to, the third and fourth paragraphs of this Section 6.08(a) and Section 6.08(b), for so long as no Control Termination Event has occurred and is continuing, the applicable Special Servicer shall not be permitted to take (or consent to any Master Servicer’s taking) a Major Decision as to which the Directing Certificateholder has objected in writing within ten (10) Business Days (or thirty (30) days with respect to clause (ix) of the definition of “Major Decision”) after the Directing Certificateholder’s receipt of the applicable Special Servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the applicable Special Servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the applicable Special Servicer within the applicable time period, then the Directing Certificateholder will be deemed to have approved such action); provided, however, that, in the event that the applicable Special Servicer or the applicable Master Servicer, as the case may be, determines that immediate action, with respect to the foregoing matters or any Master Servicer Decision, or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event in this Agreement (or any matter requiring consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the Operating Advisor), is necessary to protect the interests of the Certificateholders (or, with respect to any Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan) (as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans)), the applicable Special Servicer or the applicable Master Servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder, the Risk Retention Consultation Party or the Operating Advisor, as the case may be); provided that if such matter requires consent of or consultation with the Directing Certificateholder, the Risk Retention Consultation Party or the Operating Advisor pursuant to this Agreement, the applicable Special Servicer or the applicable Master Servicer, as the case may be, provides the Directing Certificateholder (or the Operating Advisor, if applicable) and the Risk Retention Consultation Party (if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis therefor. None of the Master Servicers or the Special Servicers is required to obtain the consent of the Directing Certificateholder for any of the foregoing actions or any other matter requiring consent of the Directing Certificateholder after the occurrence and during the continuance of a Control Termination Event; provided, however, that, after the occurrence and during the continuance of a Control Termination Event, the applicable Special Servicer shall consult with the Directing Certificateholder (only prior to the occurrence and continuance of a Consultation Termination Event) in connection with any Major Decision not relating to an Excluded Loan with respect to the Directing Certificateholder (and any other actions which otherwise require consultation with the Directing Certificateholder prior to the occurrence and continuance of a Consultation Termination Event hereunder) and consider alternative actions recommended by the Directing Certificateholder in respect thereof. If the applicable Master Servicer and the applicable Special Servicer have mutually agreed that the applicable Master Servicer will process any Major Decision, the applicable Master Servicer shall not be permitted to take any of the actions that constitute Major Decisions unless it has obtained the consent of the applicable Special Servicer, which consent will be deemed given (unless earlier objected to by the applicable Special Servicer) ten (10) Business Days after the applicable Special Servicer’s receipt from the applicable Master Servicer of the applicable Master Servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the applicable Special Servicer and reasonably available to the applicable Master Servicer in order to make an informed decision with respect to such Major Decision plus the time period provided to the Directing Certificateholder or other relevant party under this Agreement and, if applicable, any additional time period permitted in the related Intercreditor Agreement. Additionally, upon request, the applicable Special Servicer shall consult with the Risk Retention Consultation Party on a non-binding basis (provided, that prior to the occurrence and continuance of a Consultation Termination Event, the related Mortgage Loan must also be a Specially Serviced Loan) in connection with any Major Decision not relating to an Excluded Loan with respect to the Risk

Retention Consultation Party and consider alternative actions recommended by the Risk Retention Consultation Party, in respect thereof. In the event the applicable Special Servicer receives no response from the Directing Certificateholder or the Risk Retention Consultation Party within ten (10) Business Days following its written request for input on any required consultation, the applicable Special Servicer shall not be obligated to consult with the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, on the specific matter; provided, however, that the failure of the Directing Certificateholder or the Risk Retention Consultation Party to respond shall not relieve the applicable Special Servicer from consulting with the Directing Certificateholder or the Risk Retention Consultation Party, as applicable, on any future matters with respect to the applicable Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan with respect to such party) or Serviced Whole Loan. In addition, after a Control Termination Event, the applicable Special Servicer will also be required to consult with the Operating Advisor in connection with any proposed Major Decision (and any other actions which otherwise require consultation with the Operating Advisor after the occurrence and during the continuance of a Control Termination Event hereunder) and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. In the event that the applicable Special Servicer receives no response from the Operating Advisor within ten (10) Business Days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the applicable Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the applicable Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the applicable Mortgage Loan or any other Mortgage Loan. Notwithstanding anything herein to the contrary, with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class (regardless of whether a Control Termination Event has occurred and is continuing), the applicable Special Servicer shall consult with the Operating Advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the Operating Advisor, in respect thereof, in accordance with the procedures set forth in this Section 6.08 for consulting with the Operating Advisor.

For the purposes of the foregoing, “Major Decision” means, with respect to the U.S. Steel Tower Whole Loan, a U.S. Steel Tower Major Decision, and with respect to any Mortgage Loan or Serviced Whole Loan other than the U.S. Steel Tower Whole Loan, each of the following:

(i)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)     any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, a Payment Accommodation, a Government-Sponsored Relief Modification, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (ix) of the definition of “Master Servicer Decision”;

(iii)     any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the Trust) or a defaulted Non-Serviced Mortgage Loan that the applicable Special Servicer is permitted to sell in accordance with Section 3.16(a)(iii) of this Agreement, in each case, for less than the applicable Purchase Price;

(iv)     any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than (A) any such transfer or incurrence of debt as described under clauses (xiv) or (xv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan and (III) for which there is no lender discretion, or (B) solely with respect to an NCB Co-op Mortgage Loan, subject to the satisfaction of various conditions and subject to certain parameters set forth in this Agreement, (a) the waiver of a “due-on-encumbrance” clause pertaining to an NCB Co-op Mortgage Loan with respect to subordinate financing as to which the NCB Subordinate Debt Conditions have been satisfied and (b) the incurrence of additional indebtedness by a Mortgagor of an NCB Co-op Mortgage Loan;

(vi)    (a) other than in the case of an NCB Co-op Mortgage Loan, any property management company changes with respect to a Specially Serviced Loan with a principal balance equal to or greater than $10,000,000, including, without limitation, approval of the termination of a manager and appointment of a new property manager, (b) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan that is a Non-Specially Serviced Loan, a change in property management if the replacement property manager is a Borrower Party or (c) franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(vii)   other than in the case of any NCB Co-op Mortgage Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents (provided, however, that any releases for which there is lender discretion of material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or performance reserves specified (along with the related Mortgage Loans) on Schedule 3 hereto shall also constitute Major Decisions);

(viii)  any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a Mortgagor or guarantor releasing a Mortgagor or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)    other than in the case of a Non-Specially Serviced Loan, any determination of an Acceptable Insurance Default;

(x)     other than in the case of a Non-Specially Serviced Loan, any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease (other than for ground leases), at a Mortgaged Property if (a) the lease affects an area greater than or equal to the lesser of (1) 30% of the net rentable area of the improvements at the Mortgaged Property or (2) 30,000 square feet and (b) such transaction is not a routine leasing matter;

(xi)    other than in the case of a Non-Specially Serviced Loan or a Non-Serviced Mortgage Loan, any modification, amendment, consent to a modification or waiver of any material term of any Intercreditor Agreement or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the applicable Master Servicer shall additionally require the consent of such Master Servicer as a condition to its effectiveness;

(xii)   any consent to incurrence of additional debt by a Mortgagor or mezzanine debt by a direct or indirect parent of a Mortgagor, to the extent the Mortgagee’s approval is required under the related Mortgage Loan documents (including, without limitation, a Government-Sponsored Relief Modification), other than with respect to an NCB Co-op Mortgage Loan as to which the NCB Subordinate Debt Conditions have been satisfied;

(xiii)   requests for property or other collateral releases or substitutions, other than (A) grants of easements or rights of way, (B) releases of non-material, non-income producing parcels of a Mortgaged Property (including, without limitation, any such releases as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases), (C) consents to releases related to condemnation of parcels of a Mortgaged Property, (D) the release of collateral securing any Mortgage Loan in connection with defeasance of the collateral for such Mortgage Loan or (E) the items listed in clause (vii) of this definition and clause (viii) of the definition of “Master Servicer Decision”;

(xiv)   other than in the case of a Non-Specially Serviced Loan, approval of easements and rights of way that materially affect the use or value of a Mortgaged Property or the Mortgagor’s ability to make any payments with respect to the related Mortgage Loan;

(xv)   agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xvi)  determining whether to cure any default by a Mortgagor under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xvii) other than in the case of a Non-Specially Serviced Loan, consent to actions and releases related to condemnation of parcels of a Mortgaged Property with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related Mortgagor to pay amounts due in respect of the related Mortgage Loan or any related Companion Loan when due;

(xviii) following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(xix)  other than with respect to the NCB Mortgage Loans and other than in the case of any Non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements; and

(xx)   the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower.

Subject to the terms and conditions of this Section 6.08(a), (i) the applicable Special Servicer shall process all requests in respect of Specially Serviced Loans and any matter (other than as described in clause (ii)(B) below) that constitutes a Major Decision with respect to Non-Specially Serviced Loans, and (ii) the applicable Master Servicer shall process all requests in respect of (A) any matter that constitutes a Master Servicer Decision with respect to Non-Specially Serviced Loans and (B) any matter that constitutes a Major Decision with respect to a Non-Specially Serviced Loan that such Master Servicer and such Special Servicer have mutually agreed such Master Servicer shall process.

Upon receiving a request for any matter that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the applicable Master Servicer shall forward such request to the applicable

Special Servicer and, unless such Master Servicer and such Special Servicer mutually agree that such Master Servicer shall process such request, such Special Servicer shall process such request (including, without limitation, interfacing with the Mortgagor) and such Master Servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the applicable Master Servicer shall continue to cooperate with the applicable Special Servicer by delivering any additional information in the applicable Master Servicer’s possession to the applicable Special Servicer requested by the applicable Special Servicer relating to such Major Decision. The applicable Master Servicer shall not be permitted to process any such Major Decision and shall not be required to interface with the Mortgagor or provide a written recommendation and analysis with respect to any such Major Decision. Prior to the occurrence of a Consultation Termination Event, the applicable Special Servicer shall within ten (10) Business Days forward such request to the Directing Certificateholder together with the Special Servicer’s written recommendation and analysis. The Directing Certificateholder shall promptly provide notice to the applicable Special Servicer of any objection the Directing Certificateholder has to such Special Servicer’s written recommendation and analysis (provided that if such written consent has not been received by the applicable Special Servicer within the applicable time period, then the Directing Certificateholder will be deemed to have approved such action).

With respect to (i) prior to the occurrence and continuance of a Consultation Termination Event, any Major Decision relating to a Specially Serviced Loan, and (ii) after the occurrence and during the continuance of a Consultation Termination Event, any Major Decision relating to a Mortgage Loan (in each case, other than with respect to an Excluded Loan with respect to the Risk Retention Consultation Party or the holder of the majority of the RR Interest), the Special Servicer shall provide copies of any notice, information and report that it is required to provide to the Directing Certificateholder pursuant to this Agreement with respect to such Major Decision to the Risk Retention Consultation Party, within the same time frame it is required to provide such notice, information or report to the Directing Certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder under this Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event).

In addition, with respect to any Mortgage Loan other than an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, subject to any rights, if any, of the related Companion Holder to advise the applicable Special Servicer with respect to the related Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement, may direct the applicable Special Servicer to take, or to refrain from taking, such other actions with respect to a Mortgage Loan, as the Directing Certificateholder may deem advisable or as to which provision is otherwise made herein; provided that notwithstanding anything herein to the contrary, no such direction or objection contemplated by the preceding paragraphs of this Section 6.08(a) or this paragraph may require or cause the applicable Master Servicer or applicable Special Servicer to violate any provision of any Mortgage Loan or related Intercreditor Agreement, applicable law, this Agreement, or the REMIC Provisions (and, with respect to a Serviced Whole Loan, subject to the rights of the holders of the related Companion Loan), including without limitation the obligation of either Master Servicer and either Special Servicer to act in accordance with the Servicing Standard, or expose the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Trust or the Trustee to liability, or materially expand the scope of the responsibilities of either Master Servicer or either Special Servicer, as applicable, hereunder or cause either Master Servicer or either Special Servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the applicable Master Servicer or the applicable Special Servicer, as the case may be, is not in the best interests of the Certificateholders.

In the event a Special Servicer or a Master Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any advice from the Directing Certificateholder or the Risk Retention Consultation Party, would cause such Special Servicer or such Master Servicer, as applicable, to violate the terms of any Mortgage Loan, applicable law or this Agreement, including without limitation, the Servicing Standard, such Special Servicer or such Master Servicer, as applicable, shall disregard such refusal to consent or advise and notify the Directing Certificateholder or the Risk Retention Consultation Party, respectively, and the Trustee and the Rating Agencies of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by such Master Servicer or such Special Servicer in accordance with the direction of or approval of the Directing Certificateholder or the approval of the Risk Retention Consultation Party that does not violate the terms of any Mortgage Loan, applicable law or the Servicing Standard or any other provisions of this Agreement, will not result in any liability on the part of such Master Servicer or such Special Servicer.

With respect to any matter for which the consent of the Directing Certificateholder is required, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within ten (10) Business Days following written request for consent and its receipt of all reasonably requested information on any required consent, the Directing Certificateholder shall be deemed to have consented to or approved the specific matter; provided that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan.

The Directing Certificateholder shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Directing Certificateholder shall not be protected against any liability to a Controlling Class Certificateholder that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties owed to the Controlling Class Certificateholders or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder may take actions that favor the interests of one or more Classes of the Certificates including the Holders of the Controlling Class over other Classes of the Certificates, and that the Directing Certificateholder may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Directing Certificateholder may act solely in the interests of the Holders of the Controlling Class, including the Holders of the Controlling Class, that the Directing Certificateholder does not have any duties or liability to the Holders of any Class of Certificates other than the Controlling Class, that the Directing Certificateholder shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the Controlling Class, and that the Directing Certificateholder shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal thereof for having so acted.

The Risk Retention Consultation Party shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment; provided, however, that the Risk Retention Consultation Party shall not be protected against any liability to a Holder of an RR Interest that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties owed to the Holders of the RR Interest or by reason of reckless disregard of obligations or duties owed to the Holders of the RR Interest. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Risk Retention Consultation Party may take actions that favor the interests of one or more Classes of the Certificates including the Holders of an RR Interest over other Classes of the Certificates, and that the Risk Retention Consultation Party may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that the Risk Retention Consultation Party may act solely in the interests of the Holders of an RR Interest, that the Risk Retention Consultation Party does not have any duties or liability to the Holders of any Class of Certificates other than the RR Interest, that the Risk Retention Consultation Party shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holder of the RR Interest, and that the Risk Retention Consultation Party shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against the Risk Retention Consultation Party or any director, officer, employee, agent or principal thereof for having so acted.

Any Non-Serviced Whole Loan Controlling Holder, with respect to a Non-Serviced Whole Loan, shall have no liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that any such Non-Serviced Whole Loan Controlling Holder, with respect to the related Non-Serviced Whole Loan, may take actions that favor the interests of one or more classes of the certificates issued under the related Non-Serviced PSA including the holders of the controlling class under such Non-Serviced PSA over other classes of the certificates issued under the Non-Serviced PSA and/or any Class of Certificates, and that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates, that such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, may act solely in the interests of the Holders of the controlling class under the related Non-Serviced PSA, that such Non-Serviced Whole Loan Controlling Holder, shall not be liable to any Certificateholder, by reason of its having acted solely in the interests of the Holders of the controlling class under the related Non-Serviced PSA, and that the Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, shall have no liability whatsoever for having so acted, and no Certificateholder may take any action whatsoever against such Non-Serviced Whole Loan Controlling Holder, with respect to such Non-Serviced Whole Loan, or any director, officer, employee, agent or principal thereof for having so acted.

(b)               Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Termination Event (and at any time with respect to any Excluded Loan with respect to a Directing Certificateholder), the Directing Certificateholder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) and the Risk Retention Consultation Party shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the applicable Special Servicer and any other applicable party shall consult (on a non-binding basis) with the Directing Certificateholder and, with respect to any Specially Serviced Loan, the Risk Retention Consultation Party (in each case, other than with respect to any Excluded Loan as to such party) to the extent set forth herein in connection with any action to be taken or refrained from being taken to the extent set forth herein; and (iii) after the occurrence and during the continuance of a Consultation Termination Event (and at any time with respect to any Excluded Loan with respect to the Directing Certificateholder or the holder of the majority of the Controlling Class), the Directing Certificateholder (other than a Loan-Specific Directing Certificateholder) shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder and, other than with respect to any Excluded Loan with respect to the Risk Retention Consultation Party or the holder of a majority of the RR Interest, the Risk Retention Consultation Party shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the applicable Special Servicer and any other applicable party shall consult with the Risk Retention Consultation Party to the extent set forth herein in connection with any action to be taken or refrained from being taken to the extent set forth herein.

Section 6.09   Knowledge of Wells Fargo Bank, National Association. Except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or clause (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers or Servicing Officers, as applicable.

[End of Article VI]

Article VII

SERVICER TERMINATION EVENTS

Section 7.01   Servicer Termination Events; Master Servicers and Special Servicers Termination. (a) “Servicer Termination Event”, wherever used herein, means, with respect to either Master Servicer or either Special Servicer, as the case may be, any one of the following events:

(i)                 (A) any failure by such Master Servicer to make any deposit required to be made by such Master Servicer to its Collection Account, or remit to the Companion Paying Agent for deposit into the Companion Distribution Account, on the day and by the time such deposit or remittance is first required to be made under the terms of this Agreement, which failure is not remedied within one (1) Business Day or (B) any failure by such Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, any Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date; or

(ii)               any failure by such Special Servicer to deposit into the REO Account, within one (1) Business Day after such deposit is required to be made or to remit to the applicable Master Servicer for deposit into the applicable Collection Account or any other required account hereunder, any amount required to be so deposited or remitted by such Special Servicer pursuant to, and at the time specified by, the terms of this Agreement; or

(iii)              any failure on the part of such Master Servicer or such Special Servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations contained in this Agreement, which failure continues unremedied for a period of thirty (30) days (or (A) with respect to any year that a report on Form 10-K is required to be filed, five (5) Business Days in the case of such Master Servicer’s or such Special Servicer’s obligations, as the case may be, contemplated by Article XI, (B) fifteen (15) days in the case of such Master Servicer’s failure to make a Servicing Advance or (C) fifteen (15) days in the case of a failure to pay the premium for any property insurance policy required to be maintained) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given (A) to such Master Servicer or such Special Servicer, as the case may be, by any other party hereto, or (B) to such Master Servicer or such Special Servicer, as the case may be, with a copy to each other party to this Agreement, by the Holders of Certificates evidencing not less than 25% of all Voting Rights or, solely as it relates to the servicing of a Serviced Pari Passu Whole Loan if affected by that failure, by the related Serviced Companion Noteholder; provided, however, if such failure is capable of being cured and such Master Servicer or such Special Servicer, as applicable, is diligently pursuing such cure, such period will be extended an additional thirty (30) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting; or

(iv)              any breach on the part of such Master Servicer or such Special Servicer, as the case may be, of any representation or warranty contained in Section 6.01(a) or Section 6.01(b), as applicable, which materially and adversely affects the interests of any Class of Certificateholders or Companion Holders (excluding the holder of any Non-Serviced Companion Loan) and which continues unremedied for a period of thirty (30) days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to such Master Servicer or such Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to such Master Servicer, such Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the Holders of Certificates evidencing not less than 25% of all Voting Rights or, as it relates to the servicing of a Serviced Pari Passu Whole Loan affected by such breach, by the related Serviced Companion Noteholder; provided, however, that if such breach is capable of being cured and such Master Servicer or such Special Servicer, as the case may be, is diligently pursuing such cure, such 30-day period will be extended an additional thirty (30) days; or

(v)             a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Master Servicer or such Special Servicer, as the case may be, and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi)             such Master Servicer or such Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Master Servicer or such Special Servicer, as the case may be, or of or relating to all or substantially all of its property; or

(vii)            such Master Servicer or such Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or take any corporate action in furtherance of the foregoing; or

(viii)           KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, as applicable, or (B) placed one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or “watch status” placement shall not have been withdrawn by KBRA (or, in the case of Serviced Pari Passu Companion Loan Securities, such Companion Loan Rating Agency), within sixty (60) days of such rating action) and, in the case of either of clauses (A) or (B), publicly citing servicing concerns with the applicable Master Servicer or the applicable Special Servicer, as the case may be, as the sole or a material factor in such rating action;

(ix)              such Master Servicer or such Special Servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such Master Servicer or Special Servicer is not reinstated to at least that rating within sixty (60) days of the delisting; or

(x)                such Master Servicer or such Special Servicer, as the case may be, is removed from S&P’s Select Servicer List as a “U.S. Commercial Mortgage Master Servicer” or a “U.S. Commercial Mortgage Special Servicer”, as applicable, and is not restored to such status on such list within sixty (60) days.

(b)               If any Servicer Termination Event with respect to a Master Servicer or a Special Servicer (in either case, for purposes of this Section 7.01(b), the “Affected Party”) shall occur and be continuing, then, and in each and every such case, so long as such Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) the Directing Certificateholder (solely with respect to the Special Servicer) or the Holders of Certificates entitled to 25% or more of the Voting Rights, the Trustee shall, terminate (and the Depositor may direct the Trustee to terminate each of such Master Servicer or such Special Servicer, as the case may be, upon five (5) Business Days’ written notice if there is a Servicer Termination Event under clause (A) in the parenthetical in Section 7.01(a)(iii) above), by notice in writing to the Affected Party, with a copy of such notice to the Depositor and the Operating Advisor, all of the rights (subject to Section 3.11 and Section 6.04) and obligations of the Affected Party under this Agreement and in and to the Mortgage Loans and the proceeds thereof (other than as a Certificateholder or Companion Holder, if applicable); provided, however, that the Affected Party shall be entitled to the payment of accrued and unpaid compensation and reimbursement through the date of such termination as provided for under this Agreement for services rendered and expenses incurred. From and after the receipt by the Affected Party of such written notice except as otherwise provided in this Article VII, all authority and power of the Affected Party under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee with respect to a termination of such Master Servicer or such Special Servicer pursuant to and under this Section 7.01, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Affected Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Such Master Servicer and such Special Servicer each agree that if it is terminated pursuant to this Section 7.01(b), it shall promptly (and in any event no later than twenty (20) Business Days subsequent to its receipt of the notice of termination) provide the Trustee with all documents and records requested by it to enable it to assume such Master Servicer’s or such Special Servicer’s, as the case may be, functions hereunder, and shall cooperate with the Trustee in effecting the termination of the Master Servicer’s or such Special Servicer’s, as the case may be, responsibilities and rights (subject to Section 3.11 and Section 6.04) hereunder, including, without limitation, the transfer within five (5) Business Days to the Trustee for administration by it of all cash amounts which shall at the time be or should have been credited by such Master Servicer to its Collection Account or any Servicing Account (if it is the Affected Party), by such Special Servicer to the REO Account (if it is the Affected Party) or thereafter be received with respect to the applicable Mortgage Loans or any REO Property (provided, however, that such Master Servicer and such Special Servicer each shall, if terminated pursuant to this Section 7.01(b) or pursuant to Section 7.01(d) (with respect to such Special Servicer), continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of Advances (in the case of such Special Servicer or such Master Servicer) or otherwise, and it and its Affiliates and the directors, managers, officers, members, employees and agents of it and its Affiliates shall continue to be entitled to the benefits of Section 3.11 and Section 6.04 notwithstanding any such termination).

(c)               If a Master Servicer receives notice of termination under Section 7.01(b) solely due to a Servicer Termination Event under Section 7.01(a)(viii), (ix) or (x), such Master Servicer shall have a forty-five (45) day period after such notice in which to find a successor master servicer qualified to act as Master Servicer hereunder in accordance with Section 6.03 and Section 7.02 and to which such Master Servicer can sell its rights to service the Mortgage Loans under this Agreement. During such forty-five (45) day period such Master Servicer may continue to serve as a Master Servicer hereunder. In the event that such Master Servicer is unable, within such forty-five (45) day period, to cause a qualified successor master servicer to assume the duties of such Master Servicer hereunder, then and in such event, the Trustee shall assume the obligations of such Master Servicer hereunder.

Notwithstanding Section 7.01(b), if any Servicer Termination Event on the part of the General Special Servicer shall occur and be continuing that affects the Holder of a Serviced Pari Passu Companion Loan, then, so long as the General Special Servicer is not otherwise terminated, the Holder of such Serviced Pari Passu Companion Loan or the Other Trustee appointed under the related Other Pooling and Servicing Agreement, as applicable, shall be entitled to direct the Trustee to terminate the General Special Servicer with respect to the related Serviced Pari Passu Whole Loan. The General Special Servicer appointed to replace the General Special Servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be (without the prior written consent of the holder of such Serviced Pari Passu Companion Loan) the person (or Affiliate thereof) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan. Any such Special Servicer under this paragraph shall meet the eligibility requirements of Section 7.02 and the eligibility requirements of the related Other Pooling and Servicing Agreement, and the appointment thereof shall comply with the provisions of Section 7.02. Any appointment of a replacement General Special Servicer in accordance with this paragraph shall be subject to the receipt of Rating Agency Confirmation and confirmation from the applicable rating agencies that such appointment or replacement will not result in the downgrade, withdrawal or qualification of then-current ratings of any class of any related Serviced Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(d)               Subject to the rights of the holder of any Subordinate Companion Holder pursuant to the related Intercreditor Agreement at any time prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder shall be entitled to terminate the rights (subject to Section 3.11 and Section 6.04) and obligations of such Special Servicer under this Agreement, with or without cause, upon ten (10) Business Days’ notice to such Special Servicer, the Master Servicers, the Certificate Administrator, the Trustee and the Operating Advisor; such termination to be effective upon the appointment of a successor special servicer meeting the requirements of this Section 7.01(d); provided that, with respect to a Servicing Shift Whole Loan, the ten (10) Business Days’ notice set forth in this Section 7.01(d) shall not apply to the related Loan-Specific Directing Certificateholder’s right to terminate the applicable Special Servicer’s rights and obligations under this Agreement without cause with respect to such Servicing Shift Whole Loan pursuant to the terms of the related Intercreditor Agreement. Upon a termination of such Special Servicer, the Directing Certificateholder (other than with respect to any Excluded Loan with respect to the Directing Certificateholder) shall appoint a successor special servicer to assume the duties of such Special Servicer hereunder; provided, however, that (i) such successor will meet the requirements set forth in Section 7.02, (ii) each Rating Agency delivers Rating Agency Confirmation and, in the case of any class of any Serviced Companion Loan Securities, the applicable rating agencies deliver a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and (iii) no replacement of such Special Servicer shall be effective until the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan.

After the occurrence and during the continuance of a Control Termination Event and upon (a) the written direction of Holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Allocated Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances pursuant to Section 4.05) of the Principal Balance Certificates (other than the RR Interest) requesting a vote to replace the applicable Special Servicer with a new special servicer designated in such written direction to assume the duties of such Special Servicer hereunder, (b) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional expenses of the Trust and (c) delivery by such Holders to the Certificate Administrator and Trustee of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such Holders) and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the Certificate Administrator shall promptly post notice to all Certificateholders of such request on the Certificate Administrator’s Website in accordance with Section 3.13(b) and concurrently by mail, conduct the solicitation of votes of all Certificates (other than the RR Interest) in such regard, which requisite affirmative votes must be received within one hundred-eighty (180) days of the posting of such notice, and if not so received, such votes shall be null and void ab initio. Upon the written direction of Holders of Certificates evidencing at least 66-2/3% of a Certificateholder Quorum of Certificates, the Trustee shall terminate all of the rights and obligations of the applicable Special Servicer under this Agreement and appoint the successor special servicer to assume the duties of such Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders. The Certificate Administrator shall include on each Distribution Date Statement a statement that each

Certificateholder may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon. Notwithstanding the foregoing, the Certificateholder’s direction to remove a Special Servicer shall not apply to any Serviced AB Whole Loan that is not subject to an AB Control Appraisal Period or to any Servicing Shift Whole Loan.

A Serviced AB Whole Loan Controlling Holder shall have the right, prior to the occurrence and continuance of an AB Control Appraisal Period, to replace the applicable Special Servicer solely with respect to the related Serviced AB Whole Loan, so long as (A) each Rating Agency delivers a Rating Agency Confirmation; (B) the successor special servicer has assumed in writing (from and after the date such successor special servicer becomes a Special Servicer) all of the responsibilities, duties and liabilities of such Special Servicer under this Agreement from and after the date it becomes a Special Servicer as they relate to any Serviced AB Whole Loan pursuant to an assumption agreement reasonably satisfactory to the Certificate Administrator; and (C) the Certificate Administrator shall have received an opinion of counsel reasonably satisfactory to the Certificate Administrator to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement with respect to any Serviced AB Whole Loan and (z) subject to customary qualifications and exceptions, this Agreement will be enforceable against such replacement in accordance with the terms hereof.

The parties hereto acknowledge that, notwithstanding anything to the contrary contained in this section, in accordance with the related Intercreditor Agreement, if a servicer termination event on the part of a Non-Serviced Special Servicer under a Non-Serviced PSA remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and the related Non-Serviced Special Servicer has not otherwise been terminated, the holder of the related Non-Serviced Mortgage Loan (or the Trustee, acting at the direction of the Directing Certificateholder) will be entitled to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan. The appointment (or replacement) of the applicable Non-Serviced Special Servicer with respect to a Non-Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the related Non-Serviced Trustee or, prior to the occurrence and continuance of a consultation termination event under the related Non-Serviced PSA, by the related Non-Serviced Whole Loan Controlling Holder; provided, however, that any successor special servicer appointed to replace such Special Servicer with respect to such Non-Serviced Whole Loan cannot at any time be the Person (or an Affiliate thereof) that was terminated at the direction of the holder of such Non-Serviced Mortgage Loan, without the prior written consent of the Directing Certificateholder.

Following the occurrence and continuance of a Consultation Termination Event, subject to the immediately succeeding paragraph, if the Operating Advisor determines in its sole discretion exercised in good faith that the applicable Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with the Servicing Standard, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to such Special Servicer, a written report in the form of Exhibit W attached hereto, setting forth the reasons supporting its recommendation (along with any information the Operating Advisor considered relevant to its recommendation) and recommending a replacement Special Servicer (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written recommendation contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer to assume the duties of such Special Servicer, which shall be a Qualified Replacement Special Servicer. In such event, the Certificate Administrator shall promptly post notice to all Certificateholders of such recommendation and the related report on the Certificate Administrator’s Website in accordance with Section 3.13(b), and by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote of Holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances of such Certificates) of all Principal Balance Certificates on an aggregate basis within 180 days of posting of the Operating Advisor’s recommendation to the Certificate Administrator’s Website, and if not so received, such votes shall be null and void ab initio, and (ii) receipt by the Certificate Administrator following satisfaction of the foregoing clause (i) of Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the Trustee shall (i) terminate all of the rights and obligations of such Special Servicer under this Agreement and appoint a successor special servicer approved by the Certificateholders and (ii) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be an additional expense of the Trust. In the event that the Trustee does not receive at least a majority of the requested votes, then the Trustee shall have no obligation to remove such Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of such Special Servicer under this Agreement and to act as such Special Servicer’s successor hereunder. Notwithstanding the foregoing, the Operating Advisor shall not be permitted to recommend the replacement of a Special Servicer with respect to an AB Whole Loan so long as the related Serviced Companion Noteholder is not subject to an AB Control Appraisal Period under the related Intercreditor Agreement or with respect to any Servicing Shift Whole Loan.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(d). All costs of any such termination made by the Directing Certificateholder without cause shall be paid by the Holders of the Controlling Class.

For the avoidance of doubt, the indemnification of the Operating Advisor in Section 6.04 shall include, subject to the limitations set forth in Section 6.04, any action or claim arising from, or relating to, the Operating Advisor’s determination under this Section 7.01(d) (regarding removal of a Special Servicer), or the result of the vote of the Certificateholders (regarding removal of a Special Servicer).

(e)               Each Master Servicer and each Special Servicer shall, as the case may be, from time to time, take all such reasonable actions as are required by it in accordance with the related Servicing Standard in order to prevent the Certificates from being placed on “watch” status or downgraded due to servicing or special servicing, as applicable, concerns by any Rating Agency with respect to such Master Servicer or Special Servicer, as applicable. In no event shall the remedy for a breach of the foregoing covenant extend beyond termination pursuant to Section 7.01(a)(viii) and the resulting operation of Section 7.01(b) and (c). The operation of this subsection (e) shall not be construed to limit the effect of Section 7.01(a)(viii).

(f)               Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of a Master Servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, and if such Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of a Master Servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any Serviced Companion Loan Securities, then such Master Servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any Serviced Companion Loan Securities, but upon the written direction of the related holder of such Serviced Companion Loan, such Master Servicer shall be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

(g)               Notwithstanding anything to the contrary contained in this Section 7.01, with respect to any Excluded Special Servicer Loan, if any, the related Special Servicer shall resign as Special Servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class, the Directing Certificateholder shall select an Excluded Special Servicer, as successor to the resigning Special Servicer, for the related Excluded Special Servicer Loan in accordance with this Agreement. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of resignation, the resigning Special Servicer shall use reasonable efforts to select the related Excluded Special Servicer. The resigning Special Servicer shall not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It shall be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the Certificates and each NRSRO hired to provide ratings with respect to any Serviced Companion Loan Securities makes the equivalent confirmation, (ii) the related Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the related Excluded Special Servicer delivers to the Depositor and the Certificate Administrator and any applicable Other Depositor and Other Certificate Administrator, the information, if any, required under Item 6.02 of Form 8-K pursuant to the Exchange Act regarding itself in its role as Excluded Special Servicer.

If at any time the applicable Special Servicer that had previously acted as a Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer shall resign, (2) the related Mortgage Loan or Serviced Whole Loan shall no longer be an Excluded Special Servicer Loan, (3) such original Special Servicer shall become the Special Servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) such original Special Servicer shall be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer shall perform all of the obligations of the applicable Special Servicer for the related Excluded Special Servicer Loan and shall be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the applicable Special Servicer shall remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

If a Servicing Officer of the applicable Master Servicer, a related Excluded Special Servicer, or the applicable Special Servicer, as the case may be, has actual knowledge that a Mortgage Loan is no longer an Excluded Loan, an Excluded Controlling Class Loan or an Excluded Special Servicer Loan, as applicable, the applicable Master Servicer, the related Excluded Special Servicer or the applicable Special Servicer, as the case may be, shall provide prompt written notice thereof to each of the other parties to this Agreement.

Section 7.02   Trustee to Act; Appointment of Successor. On and after the time a Master Servicer or a Special Servicer, as the case may be, either resigns pursuant to subsection (a) of the first sentence of Section 6.05 or receives a notice of termination for cause pursuant to Section 7.01(b), and provided that no acceptable successor has been appointed within the time period specified in Section 7.01(c), the Trustee shall be the successor to such party, until such successor to that Master Servicer or that Special Servicer, as applicable, is appointed as provided in this Section 7.02 or by the Directing Certificateholder as provided in Section 7.01(d), as applicable, in all respects in its capacity as such Master Servicer or such Special Servicer, as applicable, under this Agreement and the transactions set forth or provided for herein and shall be subject to, and have the benefit of, all of the rights, (subject to Section 3.11 and Section 6.04) benefits, responsibilities, duties, liabilities and limitations on liability relating thereto and that arise thereafter placed on or for the benefit of such Master Servicer or Special Servicer, as applicable, by the terms and provisions hereof; provided, however, that any failure to perform such duties or responsibilities caused by the terminated party’s failure under Section 7.01 to provide information or moneys required hereunder shall not be considered a default by such successor hereunder. The appointment of a successor master servicer shall not affect any liability of the predecessor Master Servicer which may have arisen prior to its termination as Master Servicer, and the appointment of a successor special servicer shall not affect any liability of the predecessor Special Servicer which may have arisen prior to its termination as Special Servicer. The Trustee in its capacity as successor to such Master Servicer or such Special Servicer, as the case may be, shall not be liable for any of the representations and warranties of such Master Servicer or such Special Servicer, respectively, herein or in any related document or agreement, for any acts or omissions of the predecessor master servicer or special servicer or for any losses incurred by the predecessor Master Servicer pursuant to Section 3.06 hereunder, nor shall the Trustee be required to purchase any Mortgage Loan hereunder solely as a result of its obligations as successor master servicer or special servicer, as the case may be. Subject to Section 3.11, as compensation therefor, the Trustee as successor master servicer shall be entitled to the Servicing Fees and all fees relating to the Mortgage Loans or the Companion Loans which that Master Servicer would have been entitled to if such Master Servicer had continued to act hereunder, including but not limited to any income or other benefit from any Permitted Investment pursuant to Section 3.06, and subject to Section 3.11, and the Trustee as successor to such Special Servicer shall be entitled to the Special Servicing Fees to which such Special Servicer would have been entitled if such Special Servicer had continued to act hereunder. Should the Trustee succeed to the capacity of such Master Servicer or such Special Servicer, as the case may be, the Trustee shall be afforded the same standard of care and liability as such Master Servicer or such Special Servicer, as applicable, hereunder notwithstanding anything in Section 8.01 to the contrary, but only with respect to actions taken by it in its role as successor master servicer or successor special servicer, as the case may be, and not with respect to its role as Trustee hereunder. Notwithstanding the above, the Trustee may, if it shall be unwilling to act as successor to that Master Servicer or that Special Servicer, as applicable, or shall, if it is unable to so act, or if the Trustee is not approved as a servicer by each Rating Agency, or if the Directing Certificateholder (solely with respect to such Special Servicer) ((i) prior to the occurrence and continuance of a Control Termination Event and (ii) other than with respect to any Excluded Loan with respect to the Directing Certificateholder or the Holder of the majority of the Controlling Class) or the Holders of Certificates entitled to more than 50% of the Voting Rights so request in writing to the Trustee, promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution which meets the criteria set forth in Section 6.05 and otherwise herein, as the successor to that Master Servicer or that Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of such Master Servicer or such Special Servicer hereunder. No appointment of a successor to such Master Servicer or such Special Servicer hereunder shall be effective until (i) the assumption in writing by the successor to such Master Servicer or such Special Servicer of all its responsibilities, duties and liabilities hereunder that arise thereafter, (ii) receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), (iii) such appointment (solely with respect to such Special Servicer) has been approved (prior to the occurrence and continuance of a Control Termination Event) by the Directing Certificateholder, such approval not to be unreasonably withheld and (iv) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 hereof and any other Form 8-K filings have been completed with respect to any related Companion Loan. Pending appointment of a successor to such Master Servicer or such Special Servicer hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption of a successor to such Master Servicer or such Special Servicer as described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation with respect to a successor master servicer or successor special servicer, as the case may be, shall be in excess of that permitted the terminated Master Servicer or Special Servicer, as the case may be, hereunder. The Trustee, the non-terminated Master Servicer or the non-terminated Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Any reasonable out-of-pocket costs and expenses associated with the transfer of the servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer or Special Servicer, as applicable. If such predecessor Master Servicer or Special Servicer (as the case may be) has not reimbursed the party requesting such termination or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust; provided that the terminated Master Servicer or Special Servicer shall not thereby be relieved of its liability for such expenses. If and to the extent that the terminated Master Servicer or Special Servicer has not reimbursed such costs and expenses, the party requesting such termination shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust. In the event of a termination without cause, such costs and expenses shall be borne by the party requesting such termination, or as otherwise set forth herein; provided that the Certificate Administrator and the Trustee shall not bear any such costs and expenses. For the avoidance of doubt, if the Trustee is terminating a Master Servicer or the Special Servicer in accordance with this Agreement at the direction of any party or parties permitted to direct the Trustee to so terminate such Master Servicer or such Special Servicer pursuant to this Agreement, the Trustee shall not have any liability for such expenses pursuant to this paragraph.

Section 7.03   Notification to Certificateholders. (a) Upon any resignation of a Master Servicer or a Special Servicer pursuant to Section 6.05, any termination of a Master Servicer or a Special Servicer pursuant to Section 7.01 or any appointment of a successor to a Master Servicer or a Special Servicer pursuant to Section 7.02, the Certificate Administrator shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

(b)               Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) days after the Certificate Administrator would be deemed to have notice of the occurrence of such an event in accordance with Section 8.02(ix), the Certificate Administrator shall transmit by mail to the Depositor and all Certificateholders (and, if a Serviced Whole Loan is affected, the related Serviced Companion Noteholder) notice of such occurrence, unless such default shall have been cured.

Section 7.04   Waiver of Servicer Termination Events. The Holders of Certificates representing at least 66-2/3% of the Voting Rights allocated to each Class of Certificates affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (i), (ii) or (viii) of Section 7.01(a) may be waived only with the consent of all of the Certificateholders of the affected Classes, and a Servicer Termination Event under clause (iii) of Section 7.01(a) (with respect to obligations under Article XI) may be waived only with the consent of the Depositor. Upon any such waiver of a Servicer Termination Event, subject to the rights of any affected holder of a Serviced Companion Loan under Section 7.01(c) or Section 7.01(f), such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of a Servicer Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the Trust. No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived. Notwithstanding any other provisions of this Agreement, for purposes of waiving any Servicer Termination Event pursuant to this Section 7.04, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to the matters described above as they would if any other Person held such Certificates.

Section 7.05   Trustee as Maker of Advances. In the event that a Master Servicer fails to fulfill its obligations hereunder to make any Advances and such failure remains uncured, the Trustee shall perform such obligations (x) within five (5) Business Days following such failure by a Master Servicer with respect to Servicing Advances resulting in a Servicer Termination Event under Section 7.01(a)(iii) to the extent a Responsible Officer of the Trustee has actual knowledge of such failure with respect to such Servicing Advances and (y) by noon, New York City time, on the related Distribution Date with respect to P&I Advances pursuant to the Certificate Administrator’s notice of failure pursuant to Section 4.03(a) unless such failure has been cured. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of such Master Servicer’s rights with respect to Advances hereunder, including, without limitation, such Master Servicer’s rights of reimbursement and interest on each Advance at the Reimbursement Rate, and rights to determine that a proposed Advance is a Nonrecoverable P&I Advance or Servicing Advance, as the case may be, (without regard to any impairment of any such rights of reimbursement caused by such Master Servicer’s default in its obligations hereunder); provided, however, that if Advances made by the Trustee and a Master Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee, until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of such Master Servicer for such Advances. The Trustee shall be entitled to conclusively rely on any notice given with respect to a Nonrecoverable Advance hereunder.

[End of Article VII]

Article VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01   Duties of the Trustee and the Certificate Administrator. (a) The Trustee and the Certificate Administrator, prior to the occurrence of a Servicer Termination Event and after the curing or waiving of all Servicer Termination Events which may have occurred, undertake to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Termination Event occurs and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee and the Certificate Administrator contained in this Agreement shall not be construed as a duty.

(b)               The Trustee or the Certificate Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator which are specifically required to be furnished pursuant to any provision of this Agreement (other than the Mortgage Files, the review of which is specifically governed by the terms of Article II, the Diligence Files, any CREFC® reports and any information delivered for posting to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website), shall examine them to determine whether they conform to the requirements of this Agreement. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, the Trustee or the Certificate Administrator shall notify the party providing such instrument and requesting the correction thereof. The Trustee or the Certificate Administrator shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, a Master Servicer or a Special Servicer or another Person, and accepted by the Trustee or the Certificate Administrator in good faith, pursuant to this Agreement.

(c)               No provision of this Agreement shall be construed to relieve the Trustee or the Certificate Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or bad faith; provided, however, that:

(i)                Prior to the occurrence of a Servicer Termination Event, and after the curing of all such Servicer Termination Events which may have occurred, the duties and obligations of the Trustee and the Certificate Administrator shall be determined solely by the express provisions of this Agreement, the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and the Certificate Administrator and, in the absence of bad faith on the part of the Trustee and the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Certificate Administrator and conforming to the requirements of this Agreement;

(ii)               Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or the Certificate Administrator, respectively, unless it shall be proved that the Trustee or the Certificate Administrator, as applicable, was negligent in ascertaining the pertinent facts; and

(iii)              Neither the Trustee nor the Certificate Administrator, as applicable, shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of Holders of Certificates entitled to greater than 25% (i) of the Percentage Interest of each affected Class, or (ii) if each Class is an affected Class of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement (unless a higher percentage of Voting Rights is required for such action).

(d)               The Certificate Administrator shall make available via its internet website initially located at www.ctslink.com to the Serviced Companion Noteholders all reports that the Certificate Administrator has made available to Certificateholders under this Agreement to the extent such reports relate to the related Serviced Companion Loan and upon the submission of an Investor Certification pursuant to this Agreement.

Section 8.02   Certain Matters Affecting the Trustee and the Certificate Administrator. Except as otherwise provided in Section 8.01:

(i)                The Trustee and the Certificate Administrator may rely upon and shall be protected in acting or refraining from acting upon any resolution, direction of the Depositor, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, Appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)               The Trustee and the Certificate Administrator may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii)              Neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or the Certificates or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator, as applicable, security or indemnity reasonably satisfactory to it, against the costs, expenses and liabilities which may be incurred therein or thereby; neither the Trustee nor the Certificate Administrator shall be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, unless repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is reasonably assured to it; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Servicer Termination Event which has not been cured, to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv)              Neither the Trustee nor the Certificate Administrator shall be liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)               Prior to the occurrence of a Servicer Termination Event hereunder and after the curing of all Servicer Termination Events which may have occurred, neither the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates entitled to more than 50% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, respectively, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, the Trustee or the Certificate Administrator, respectively, may require indemnity reasonably satisfactory to it from such requesting Holders against such expense or liability as a condition to taking any such action. The reasonable expense of every such reasonable examination shall be paid by the requesting Holders;

(vi)              The Trustee or the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, Affiliates or attorneys; provided, however, that the appointment of such agents, Affiliates or attorneys shall not relieve the Trustee or the Certificate Administrator of its duties or obligations hereunder; provided, further, that the Trustee or the Certificate Administrator, as the case may be, may not perform any duties hereunder through any Person that is a Prohibited Party;

(vii)             Wells Fargo Bank, National Association shall perform its duties as Custodian hereunder through its Document Custody division (including, as applicable, any agents or affiliates utilized thereby);

(viii)            Wells Fargo Bank, National Association shall perform its duties as Certificate Administrator role through its Corporate Trust Services division (including, as applicable, any agents or affiliates utilized thereby);

(ix)               For all purposes under this Agreement, none of the Trustee, the Custodian or the Certificate Administrator shall be deemed to have actual knowledge or notice of any Servicer Termination Event or Asset Representations Reviewer Termination Event or any act, failure or breach of any Person upon the occurrence of which the Trustee or Certificate Administrator may be required to act unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, has actual knowledge thereof or unless written notice of any event, act, failure or breach, as applicable, which is in fact such a default is received by the Trustee or the Certificate Administrator at the respective Corporate Trust Office, and such notice references the Certificates or this Agreement;

(x)               Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of a Master Servicer or a Special Servicer (unless the Trustee is acting as a Master Servicer or a Special Servicer, as the case may be, in which case the Trustee shall only be responsible for its own actions as a Master Servicer or a Special Servicer) or of the Depositor, the Operating Advisor or the Asset Representations Reviewer;

(xi)              Neither the Trustee nor the Certificate Administrator shall in any way be liable by reason of any insufficiency in the Trust Fund unless it is determined by a court of competent jurisdiction that the Trustee’s or Certificate Administrator’s, as applicable, negligence or willful misconduct was the primary cause of such insufficiency;

(xii)             In no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God; provided that such failure or delay is not also a result of its own negligence, bad faith or willful misconduct;

(xiii)            Nothing herein shall require the Trustee or the Certificate Administrator to act in any manner that is contrary to applicable law; and

(xiv)            Nothing herein shall be construed as an obligation for any party to this Agreement to advise a Certificateholder with respect to its rights and protections relative to the Trust.

Each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider and Authenticating Agent).

Section 8.03    Trustee and Certificate Administrator Not Liable for Validity or Sufficiency of Certificates or Mortgage Loans. The recitals contained herein and in the Certificates, other than the acknowledgments of the Trustee or the Certificate Administrator in Section 2.01(h) and Section 2.04 and the signature, if any, of the Certificate Registrar and Authenticating Agent set forth on any outstanding Certificate, shall not be taken as the statements of the Trustee or the Certificate Administrator, and the Trustee or the Certificate Administrator assume no responsibility for their correctness. Neither the Trustee nor the Certificate Administrator makes any representations as to the validity or sufficiency of this Agreement or of any Certificate (other than as to the signature, if any, of the Trustee or the Certificate Administrator set forth thereon) or of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall be accountable for the use or application by the Depositor of any of the Certificates issued to it or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor in respect of the assignment of the Mortgage Loans to the Trust, or any funds deposited in or withdrawn from the Collection Accounts or any other account by or on behalf of the Depositor, the applicable Master Servicer, the applicable Special Servicer or in the case of the Trustee, the Certificate Administrator. The Trustee and the Certificate Administrator shall not be responsible for and may rely upon the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Depositor, the Master Servicers or the Special Servicers and accepted by the Trustee or the Certificate Administrator, in good faith, pursuant to this Agreement.

Section 8.04   Trustee or Certificate Administrator May Own Certificates. The Trustee or the Certificate Administrator, each in its individual capacity, not as Trustee or Certificate Administrator, may become the owner or pledgee of Certificates, and may deal with the Depositor, either Master Servicer, either Special Servicer or the Underwriters in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator.

Section 8.05   Fees and Expenses of Trustee and Certificate Administrator; Indemnification of Trustee and Certificate Administrator. (a) As compensation for the performance of their respective duties hereunder, the Trustee will be paid the Trustee Fee, which shall cover recurring and otherwise reasonably anticipated expenses of the Trustee, and the Certificate Administrator will be paid the Certificate Administrator Fee equal to the Certificate Administrator’s portion of one month’s interest at the Certificate Administrator Fee Rate, which shall cover recurring and otherwise reasonably anticipated expenses of the Certificate Administrator. The Trustee Fee and Certificate Administrator Fee shall be paid monthly on a Mortgage Loan-by-Mortgage Loan basis. As to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Companion Loan), the Certificate Administrator shall pay to the Trustee monthly the Trustee Fee from the Certificate Administrator Fee, which Certificate Administrator Fee shall accrue from time to time at the Certificate Administrator Fee Rate and the Certificate Administrator Fee shall be computed in the same manner as interest is calculated thereon and for the same period respecting which any related interest payment due or deemed thereon is computed. The Trustee Fee (which shall not be limited to any provision of law in regard to the compensation of a trustee of an express trust) shall constitute the Trustee’s sole form of compensation for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties of the Trustee hereunder, except for the reimbursement of expenses specifically provided for herein. The Certificate Administrator Fee shall constitute the Certificate Administrator’s sole form of compensation for the exercise and performance of its powers and duties hereunder, except for the reimbursement of expenses specifically provided for herein. No Trustee Fee or Certificate Administrator Fee shall be payable with respect to any Companion Loan.

(b)               The Trustee, the Certificate Administrator (in each case, including in its capacity as Custodian and in its individual capacity) and any director, officer, employee, representative or agent of the Trustee and the Certificate Administrator, respectively, shall be entitled to be indemnified and held harmless by the Trust (to the extent of amounts on deposit in the Collection Accounts or the Lower-Tier REMIC Distribution Account, as applicable, from time to time) against any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments and amounts paid in settlement, and expenses incurred in becoming the successor to the applicable Master Servicer or the applicable Special Servicer, to the extent not otherwise paid hereunder, and including reasonable attorneys’ fees and expenses and expenses relating to the enforcement of such indemnity) arising out of, or incurred in connection with, any act or omission of the Trustee or the Certificate Administrator, respectively, relating to the exercise and performance of any of the powers, rights and duties of the Trustee or the Certificate Administrator, respectively (including in any capacities in which they serve, such as paying agent, REMIC Administrator, Authenticating Agent, Custodian, Certificate Registrar, and 17g-5 Information Provider) hereunder; provided, however, that none of the Trustee or the Certificate Administrator, nor any of the other above specified Persons shall be entitled to indemnification pursuant to this Section 8.05(b) for (i) allocable overhead, (ii) expenses or disbursements incurred or made by or on behalf of the Trustee or the Certificate Administrator, respectively, in the normal course of the Trustee or the Certificate Administrator, respectively, performing its duties in accordance with any of the provisions hereof, which are not “unanticipated expenses of the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii), (iii) any expense or liability specifically required to be borne thereby pursuant to the terms hereof or (iv) any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence in the performance of the Trustee’s or the Certificate Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee specified in Section 8.12 or the Certificate Administrator specified in Section 8.14, respectively, made herein. The provisions of this Section 8.05(b) shall survive the termination of this Agreement and any resignation or removal of the Trustee or the Certificate Administrator, respectively, and appointment of a successor thereto. The foregoing indemnity shall also apply to the Certificate Administrator in all of its capacities hereunder, including Custodian, Certificate Registrar and Authenticating Agent.

(c)                The Certificate Administrator shall indemnify and hold harmless the Depositor and Mortgage Loan Sellers from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor, any Mortgage Loan Seller or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, of its obligations under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider or in any other capacity in which the Certificate Administrator is required to make available information to a Privileged Person that is an NRSRO, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.06   Eligibility Requirements for Trustee and Certificate Administrator. Each of the Trustee and the Certificate Administrator hereunder shall at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and in the case of the Trustee, shall not be an Affiliate of either Master Servicer or either Special Servicer (except during any period when the Trustee is acting as, or has become successor to, either Master Servicer or either Special Servicer, as the case may be, pursuant to Section 7.02), (ii) in the case of the Trustee, an institution whose long-term senior unsecured debt is rated at least “BBB” by S&P, “A” by Fitch (or short-term rating of “F1” by Fitch) and “BBB-” by KBRA (or if not rated by KBRA then at least an equivalent rating by two other NRSROs which may include S&P and Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation and (iii) an entity that is not a Prohibited Party.

If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In the event the place of business from which the Certificate Administrator administers the Trust REMICs or in which the Trustee’s office is located is in a state or local jurisdiction that imposes a tax on the Trust on the net income of a REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Certificate Administrator or the Trustee, as applicable shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax at no expense to the Trust or (iii) administer the Trust REMICs from a state and local jurisdiction that does not impose such a tax.

Section 8.07   Resignation and Removal of the Trustee and Certificate Administrator. (a) The Trustee and the Certificate Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, each Master Servicer, each Special Servicer and the Trustee or the Certificate Administrator, as applicable, the Operating Advisor, the Asset Representations Reviewer, 17g-5 Information Provider and to all Certificateholders. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and provide notice of such event to each Master Servicer, each Special Servicer, the Depositor and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c). Upon receiving such notice of resignation, the Depositor shall use its reasonable best efforts to promptly appoint a successor trustee or successor certificate administrator acceptable to the General Master Servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and to the successor trustee or certificate administrator. A copy of such instrument shall be delivered to each Master Servicer, each Special Servicer, the Certificateholders and the Trustee or Certificate Administrator, as applicable, by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the Trust.

(b)               If at any time the Trustee or Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 (and in the case of the Certificate Administrator, Section 5.08) and shall fail to resign after written request therefor by the Depositor or a Master Servicer, or if at any time the Trustee or Certificate Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the Trustee or Certificate Administrator (if different than the Trustee) shall fail to timely publish any report to be delivered, published or otherwise made available by the Certificate Administrator pursuant to Section 4.02 and such failure shall continue unremedied for a period of five (5) days, or if the Certificate Administrator fails to make distributions required pursuant to Section 4.01 or Section 9.01, then the Depositor may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the requesting Master Servicer, by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Certificate Administrator so removed and to the successor trustee or certificate administrator in the case of the removal of the Trustee or Certificate Administrator. A copy of such instrument shall be delivered to each Master Servicer, each Special Servicer and the Certificateholders by the Depositor. If no successor trustee or certificate administrator shall have been so appointed and have accepted appointment within ninety (90) days after the giving of such notice of removal, the removed Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor trustee or certificate administrator, as applicable, at the expense of the Trust.

(c)                The Holders of Certificates entitled to at least 75% of the Voting Rights may, upon thirty (30) days’ prior written notice, with or without cause, remove the Trustee or Certificate Administrator and appoint a successor trustee or certificate administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to each Master Servicer, one complete set to the Trustee or Certificate Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Depositor, each Special Servicer and the remaining Certificateholders by the Master Servicers. In the event of any such termination without cause pursuant to this Section 8.07(c), the successor trustee or certificate administrator, as applicable, shall be responsible for all costs and expenses necessary to effect the transfer of responsibilities from its predecessor.

(d)               Any resignation or removal of the Trustee or Certificate Administrator and appointment of a successor trustee or certificate administrator pursuant to any of the provisions of this Section 8.07 shall not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator as provided in Section 8.08 and (ii) the Certificate Administrator shall have filed any required Form 8-K pursuant to Section 11.07 and any other Form 8-K filings have been completed with respect to any related Companion Loan. Further, the resigning Trustee or Certificate Administrator, as the case may be, shall pay all costs and expenses associated with the transfer of its duties.

If the same party is acting as Trustee and Certificate Administrator pursuant to this Agreement, any removal of either such party in its capacity as Trustee or Certificate Administrator, as applicable, shall also result in such party’s removal in its capacity as Trustee or Certificate Administrator, as applicable, and the Depositor shall appoint a successor certificate administrator and a successor trustee, in each instance meeting the eligibility requirements set forth hereunder.

Upon any succession of the Trustee or Certificate Administrator under this Agreement, the predecessor Trustee or Certificate Administrator shall be entitled to the payment of accrued and unpaid compensation and reimbursement as provided for under this Agreement for services rendered and expenses incurred (including without limitation, unreimbursed Advances). No Trustee or Certificate Administrator shall be personally liable for any action or omission of any successor trustee or certificate administrator.

(e)                Upon the resignation, assignment, merger, consolidation, or transfer of the Trustee or its business to a successor, or upon the termination of the Trustee, (a) the outgoing Trustee shall (i) endorse the original executed Mortgage Note for each Mortgage Loan (to the extent that the original executed Mortgage Note for each Mortgage Loan was endorsed to the outgoing trustee), without recourse, representation or warranty, express or implied, to the order of the successor, as trustee for the registered Holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 or in blank, and (ii) in the case of the other assignable Mortgage Loan documents (to the extent such other Mortgage Loan documents were assigned to the outgoing trustee), assign such Mortgage Loan documents to such successor, and such successor shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsement and assignment has been made; (b) if any original executed Mortgage Note for a Mortgage Loan was not endorsed to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Note to the Depositor or the successor trustee, as requested, and the applicable Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Note is endorsed (without recourse, representation or warranty, express or implied) to the order of the successor, as trustee for the registered Holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 or in blank; provided, however, that, notwithstanding anything to the contrary herein, to the extent any such endorsement of such Mortgage Note requires the signature of the related Mortgage Loan Seller in order to comply with the foregoing, then the General Master Servicer shall use reasonable efforts to cause the related Mortgage Loan Seller to execute such endorsement; (c) if any other assignable Mortgage Loan document was not assigned to the outgoing trustee, the Custodian shall, upon its receipt of a Request for Release, deliver such Mortgage Loan document to the Depositor or the successor trustee, as requested, and the applicable Master Servicer and the Depositor shall cooperate with any successor trustee to ensure that such Mortgage Loan document is assigned to such successor trustee; and (d) in any case, such successor trustee shall review the documents delivered to it or to the Custodian with respect to each Mortgage Loan, and certify in writing that, as to each Mortgage Loan then subject to this Agreement, such endorsements and assignments have been made or, in the event such endorsement or assignment cannot be made for any reason, to note the same in such certification.

(f)                 Neither the Asset Representations Reviewer nor any of its Affiliates may be appointed as successor trustee or certificate administrator.

Section 8.08   Successor Trustee or Certificate Administrator. (a) Any successor trustee or certificate administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, each Master Servicer, each Special Servicer and to its predecessor Trustee or Certificate Administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor trustee or certificate administrator without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein. The predecessor Trustee shall deliver to the successor trustee all Mortgage Files and related documents and statements held by it hereunder (other than any Mortgage Files at the time held on its behalf by the Custodian, which Custodian, at Custodian’s option shall become the agent of the successor trustee), and the Depositor, the applicable Master Servicer, the applicable Special Servicer and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor trustee all such rights, powers, duties and obligations, and to enable the successor trustee to perform its obligations hereunder.

(b)               No successor trustee or successor certificate administrator shall, as applicable, accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor trustee or successor certificate administrator, as applicable, shall be eligible under the provisions of Section 8.06.

(c)               Upon acceptance of appointment by a successor trustee or successor certificate administrator as provided in this Section 8.08, the General Master Servicer shall deliver notice of the succession of such Trustee or Certificate Administrator, as applicable, to the Depositor and the Certificateholders. If the General Master Servicer fails to deliver such notice within ten (10) days after acceptance of appointment by the successor trustee or successor certificate administrator, as applicable, such successor trustee or successor certificate administrator shall cause such notice to be delivered at the expense of the General Master Servicer.

Section 8.09   Merger or Consolidation of Trustee or Certificate Administrator. Any Person into which the Trustee or the Certificate Administrator may be merged or converted or with which it may be consolidated or any Person resulting from any merger, conversion or consolidation to which the Trustee or the Certificate Administrator shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Trustee or the Certificate Administrator shall be the successor of the Trustee or the Certificate Administrator, as applicable, hereunder; provided that, in the case of the Trustee, such successor person shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. The Certificate Administrator shall post such notice to the Certificate Administrator’s Website in accordance with Section 3.13(b) and shall provide notice of such event to each Master Servicer, each Special Servicer, the Depositor and the 17g-5 Information Provider, which shall post such notice to the 17g-5 Information Provider’s Website in accordance with Section 3.13(c).

Section 8.10   Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicers and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicers and the Trustee may consider necessary or desirable. If the Master Servicers shall not have joined in such appointment within fifteen (15) days after the receipt by it of a request to do so, or in case a Servicer Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08. All co-trustee fees shall be payable out of the Trust Fund.

(b)               In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer or a Special Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(c)                Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of then-separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(d)               Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e)                The appointment of a co-trustee or separate trustee under this Section 8.10 shall not relieve the Trustee of its duties and responsibilities hereunder.

Section 8.11   Appointment of Custodians. The Certificate Administrator is hereby appointed as the Custodian to hold all or a portion of the Mortgage Files. The Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File. The Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. Upon termination or resignation of the Custodian, the Certificate Administrator may appoint another Custodian meeting the foregoing requirements. The appointment of one or more Custodians by the Certificate Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of any Custodian other than the initial Custodian. Any Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians which serve in such capacity in commercial mortgage loan securitization transactions, or may self-insure.

Section 8.12   Representations and Warranties of the Trustee. The Trustee hereby represents and warrants to the Depositor, each Master Servicer, each Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder and the Certificate Administrator for the benefit of the Certificateholders, as of the Closing Date, that:

(i)                 The Trustee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States of America;

(ii)                The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)               The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)              This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely the ability of the Trustee to perform its obligations under this Agreement;

(vi)              No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement; and

(vii)             No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder

Section 8.13   Provision of Information to Certificate Administrator, Master Servicers and Special Servicers. The applicable Master Servicer shall promptly, upon request, provide the applicable Special Servicer and the Certificate Administrator with notice of any change in the identity and/or contact information of any Serviced Companion Noteholder (to the extent it receives written notice of such change). The Certificate Administrator, the Master Servicers and the Special Servicers may each conclusively rely on the information provided to them regarding identity and/or contact information regarding any Serviced Companion Noteholder, and the Certificate Administrator, the Master Servicers and the Special Servicers, as applicable, shall have no liability for notices not sent to the correct Serviced Companion Noteholders or any obligation to determine the identity and/or contact information of the Serviced Companion Noteholders to the extent updated or correct information regarding the holders of any of the Serviced Companion Noteholders or the most recent identity and/or contact information regarding any of the Serviced Companion Noteholders has not been provided to the Certificate Administrator, the Master Servicers or the Special Servicers, as applicable.

Section 8.14   Representations and Warranties of the Certificate Administrator. The Certificate Administrator hereby represents and warrants to the Depositor, each Master Servicer, each Special Servicer, the Operating Advisor, the Asset Representations Reviewer, each Serviced Companion Noteholder, and the Trustee, for the benefit of the Certificateholders, as of the Closing Date, that:

(i)                The Certificate Administrator is a national banking association duly organized under the laws of the United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)               The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)              The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)              This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally and the rights of creditors of national banking associations specifically and (b) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)                The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vi)              No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator; and

(vii)             No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder.

Section 8.15   Compliance with the PATRIOT Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), each of the Trustee, the Certificate Administrator, the Special Servicers

and the Master Servicers is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee, the Certificate Administrator, the Special Servicers or the Master Servicers, as applicable, arising out of the Trust or this Agreement. Accordingly, each of the parties to this Agreement agrees to provide to the Trustee, the Certificate Administrator, each Special Servicer and each Master Servicer, upon its respective reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee, the Certificate Administrator, each Special Servicer and each Master Servicer to comply with Applicable Laws.

[End of Article VIII]

Article IX

TERMINATION

Section 9.01   Termination upon Repurchase or Liquidation of All Mortgage Loans. Subject to this Section 9.01 and Section 9.02, the Trust and the respective obligations and responsibilities under this Agreement of the Certificate Administrator (other than the obligations of the Certificate Administrator to provide for and make payments to Certificateholders as hereafter set forth), the Depositor, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and the Trustee, shall terminate upon payment (or provision for payment) to the Certificateholders of all amounts held by the Certificate Administrator and required hereunder to be so paid on the Distribution Date following the earlier to occur of (i) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject hereto, (ii) the purchase or other liquidation by the Holders of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, of all the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund at a price equal to (a) the sum of (1) the Termination Purchase Amount and (2) the reasonable out-of-pocket expenses of the Master Servicers and the Special Servicers with respect to such termination, unless the Master Servicer or the Special Servicer, as applicable, is the purchaser of such Mortgage Loans, minus (b) solely in the case where a Master Servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances, together with any interest accrued and payable to the applicable Master Servicer in respect of such Advances in accordance with Section 3.03 and 4.03(d) and any unpaid Servicing Fees, remaining outstanding and payable solely to such Master Servicer (which items shall be deemed to have been paid or reimbursed to the applicable Master Servicer in connection with such purchase) or (iii) so long as the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests, are no longer outstanding, the voluntary exchange by the Sole Certificateholder of all the outstanding Certificates (other than the Class V and Class R Certificates and the RR Interest) and the payment or deemed payment by such exchanging party of the Termination Purchase Amount for the remaining Mortgage Loans and REO Properties in the Trust Fund pursuant to the terms of the immediately succeeding paragraph, of which (a) an amount equal to the product of (i) the Required Credit

Risk Retention Percentage and (ii) the Termination Purchase Amount will be paid to the Holders of the RR Interest in exchange for the surrender of the RR Interest, and (b) an amount equal to the product of (i) the Non-Retained Percentage and (ii) the Termination Purchase Amount will be deemed paid to the Trust and deemed distributed to the Holder or Holders of then-outstanding Certificates (other than the RR Interest) in exchange for such Certificates; provided, however, that in no event shall the trust created hereby continue beyond the expiration of twenty-one (21) years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James’s, living on the date hereof. Upon termination of the Trust pursuant to clause (i) of the immediately preceding sentence, the Custodian shall release or cause to be released to the applicable Master Servicer, at its address provided in Section 13.05 of this Agreement or to such other address designated by such Master Servicer in writing, any Mortgage File remaining in its possession with respect to the Mortgage Loans serviced by such Master Servicer.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests, are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of then-outstanding Certificates (other than the Class V and Class R Certificates and the RR Interest)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class V and Class R Certificates and the RR Interest) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund as contemplated by clause (iii) of the first paragraph of this Section 9.01 by giving written notice to all the parties hereto no later than sixty (60) days prior to the anticipated date of exchange. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Class V and Class R Certificates and the RR Interest) and pay the Termination Purchase Amount for all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall (i) remit for deposit in the Collection Account of the General Master Servicer an amount in immediately available funds equal to (a) the product of the Required Credit Risk Retention Percentage and the Termination Purchase Amount plus (b) all amounts due and owing to the Depositor, the Master Servicers, the Special Servicers, the Trustee and the Certificate Administrator hereunder through the date of the liquidation of the Trust that may be withdrawn from the Collection Account, or an escrow account acceptable to the respective parties hereto, pursuant to Section 3.05(a) or that may be withdrawn from the Distribution Account pursuant to Section 3.05(b), but only to the extent that such amounts are not already on deposit in the Collection Account, and (ii) be deemed to pay to the Trust (which amount shall be further deemed distributed to the Holders of all outstanding Certificates (other than the RR Interest)) an amount equal to the product of the Non-Retained Percentage and the Termination Purchase Amount. In addition, each Master Servicer shall transfer all amounts required to be transferred to the Lower-Tier REMIC Distribution Account and Excess Interest Distribution Account on the P&I Advance Date related to such Distribution Date in which the final distribution on the Certificates is to occur from the Collection Accounts pursuant to the first paragraph of Section 3.04(b) (provided, however, that if a Serviced Whole Loan is secured by REO Property, the portion of the above-described purchase price allocable to such Trust’s portion of REO Property shall initially be deposited into the related REO Account). Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Class V and Class R Certificates and the RR Interest) on the applicable Distribution Date, (i) the Certificate Administrator shall remit to the Holders of the RR Interest in immediately available funds an amount equal to the product of the Required Credit Risk Retention Percentage and the Termination Purchase Amount and (ii) the Custodian shall, upon receipt of a Request for Release from the Master Servicers, release or cause to be released to the Sole Certificateholder or any designee thereof, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust Fund, and the Trust shall be liquidated in accordance with Section 9.02. Solely for federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of the Lower-Tier REMIC for an amount equal to the remaining Certificate Balance of the Principal Balance Certificates (other than the Exchangeable Certificates) and the Exchangeable Upper-Tier P&I Regular Interests, plus accrued, unpaid interest with respect thereto, and the Certificate Administrator shall credit such amounts against amounts distributable in respect of such Certificates, Exchangeable Upper-Tier P&I Regular Interests and Related Lower-Tier Regular Interests.

The obligations and responsibilities under this Agreement of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator and the Companion Paying Agent shall terminate with respect to any Companion Loan to the extent (i) its related Serviced Mortgage Loan has been paid in full or is no longer part of the Trust Fund and (ii) no amounts payable by the related Companion Holder to or for the benefit of the Trust or any party hereto in accordance with the related Intercreditor Agreement remain due and owing.

The Holder of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer, or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of this Section 9.01 by giving written notice to the Trustee, the Certificate Administrator, and the other parties hereto no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans as set forth in the Preliminary Statement (solely for the purposes of this calculation, if such right is being exercised after the Distribution Date in June 2031 and any of the Mortgage Loans identified as Mortgage Loan Numbers 2, 6 and 8 on the Mortgage Loan Schedule is still an asset of the Trust, then such Mortgage Loan will be excluded from the then-aggregate stated principal balance of the pool of Mortgage Loans and from the aggregate Cut-off Date Balance of the Mortgage Loans) (in order to make such determination, the General Master Servicer may, at any time, request that the NCB Master Servicer commence to periodically inform the General Master Servicer of the Stated

Principal Balance of the NCB Mortgage Loans and, commencing upon such request of the General Master Servicer, the NCB Master Servicer shall inform the General Master Servicer (which may be through providing the General Master Servicer access to the NCB Master Servicer’s website) of the Stated Principal Balance of the NCB Mortgage Loans on a monthly basis, or at an accelerated interval as requested by the General Master Servicer of the NCB Master Servicer). This purchase shall terminate the Trust and retire then-outstanding Certificates. In the event that a Master Servicer or a Special Servicer purchases, or the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund in accordance with the preceding sentence, the applicable Master Servicer, the applicable Special Servicer, the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates, as the case may be, shall deposit in the Lower-Tier REMIC Distribution Account not later than the P&I Advance Date relating to the Distribution Date on which the final distribution on the Certificates is to occur, an amount in immediately available funds equal to the above-described purchase price (exclusive of any portion thereof payable to any Person other than the Certificateholders pursuant to Section 3.05(a), which portion shall be deposited in the Collection Account of the General Master Servicer). In addition, each Master Servicer shall transfer to the Lower-Tier REMIC Distribution Account all amounts required to be transferred thereto on such P&I Advance Date from its Collection Account pursuant to the first paragraph of Section 3.04(b), together with any other amounts on deposit in its Collection Account that would otherwise be held for future distribution. Upon confirmation that such final deposits and payments have been made, the Custodian shall release or cause to be released to the applicable Master Servicer, the applicable Special Servicer, the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates, as applicable, the Mortgage Files for the remaining Mortgage Loans and shall execute all assignments, endorsements and other instruments furnished to it by the applicable Master Servicer, the applicable Special Servicer, the Holder of the majority of the Controlling Class or the Holders of the Class R Certificates, as the case may be, as shall be necessary to effectuate transfer of the Mortgage Loans as assets of the Trust and REO Properties remaining in the Trust Fund. If the Holders of the majority of the Controlling Class, the General Special Servicer, the NCB Special Servicer (if not then NCB), the General Master Servicer or the NCB Master Servicer (if not then NCB) makes such an election, then NCB (so long as NCB is either the NCB Special Servicer or the NCB Master Servicer) will have the option, by giving written notice to the other parties hereto no later than 30 days prior to the anticipated date of purchase, to purchase all of the NCB Mortgage Loans and each related REO Property remaining in the Trust, and the other party will then have the option to purchase only the remaining Mortgage Loans and each related REO Property.

For purposes of this Section 9.01, the Holder of the majority of the Controlling Class shall have the first option to terminate the Upper-Tier REMIC and Lower-Tier REMIC, then the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, then the other Special Servicer, then the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, then the other Master Servicer, and then the Holders of the Class R Certificates. For purposes of this Section 9.01, the Directing Certificateholder with the consent of the Holders of the Controlling Class, shall act on behalf of the Holders of the Controlling Class in purchasing the assets of the Trust and terminating the Trust.

Notice of any termination pursuant to this Section 9.01 shall be given promptly by the Certificate Administrator by letter to the Certificateholders, each Serviced Companion Noteholder and the 17g-5 Information Provider in accordance with the provisions of Section 3.13(c) (who shall promptly post a copy of such additional notice on the 17g-5 Information Provider’s Website in accordance with the provisions of Section 3.13(c)) and, if not previously notified pursuant to this Section 9.01, to the other parties hereto mailed (a) in the event such notice is given in connection with the purchase of all of the Mortgage Loans is an asset of the Trust and each REO Property remaining in the Trust Fund, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the Certificates, or (b) otherwise during the month of such final distribution on or before the P&I Advance Determination Date in such month, in each case specifying (i) the Distribution Date upon which the Trust will terminate and final payment of the Certificates will be made, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the offices of the Certificate Registrar or such other location therein designated.

After transferring the Lower-Tier Distribution Amount and the amount of any Prepayment Premiums and Yield Maintenance Charges distributable to the Regular Certificates and the Exchangeable Certificates pursuant to Section 4.01(e) to the Upper-Tier REMIC Distribution Account, in each case pursuant to Section 3.04(b) and upon presentation and surrender of the Certificates by the Certificateholders on the final Distribution Date, the Certificate Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates (i) such Certificateholder’s Percentage Interest of that portion of the amounts then on deposit in the Upper-Tier REMIC Distribution Account that are allocable to payments on the Class of Certificates so presented, (ii) to the Holders of the Excess Interest Certificates or the RR Interest so presented, any amounts remaining on deposit in the Excess Interest Distribution Account, and (iii) any remaining amount shall be distributed to the Class R Certificates in respect of the Class LR Interest or the Class UR Interest, as applicable. Amounts transferred from the Lower-Tier REMIC Distribution Account to the Upper-Tier REMIC Distribution Account as of the final Distribution Date, shall be distributed in termination and liquidation of the Lower-Tier Regular Interests and the Class LR Interest in accordance with Sections 4.01(a), 4.01(b), 4.01(c), 4.01(e) and Section 4.01(f). Any funds not distributed on such Distribution Date shall be set aside and held uninvested in trust for the benefit of the Certificateholders not presenting and surrendering their Certificates in the aforesaid manner and shall be disposed of in accordance with this Section 9.01 and Section 4.01(h).

Section 9.02    Additional Termination Requirements. (a) In the event the Master Servicer or the Special Servicer purchases, or the Holders of the Controlling Class or the Holders of the Class R Certificates purchase, all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund as provided in Section 9.01, the Upper-Tier REMIC and Lower-Tier REMIC, as applicable, shall be terminated in accordance with the following additional requirements, which meet the definition of a “qualified liquidation” in Section 860F(a)(4) of the Code:

(i)                the Certificate Administrator shall specify the date of adoption of the plan of complete liquidation (which shall be the date of mailing of the notice specified in

Section 9.01) in a statement attached to each of the related Trust REMICs’ final Tax Returns pursuant to Treasury Regulations Section 1.860F-1;

(ii)               during the 90-day liquidation period and at or prior to the time of the making of the final payment on the Certificates, the Certificate Administrator on behalf of the Trustee shall sell all of the assets of the related Trust REMICs to the applicable Master Servicer, the applicable Special Servicer, the Holders of the Controlling Class or the Holders of the Class R Certificates, as applicable, for cash; and

(iii)              within such 90-day liquidation period and immediately following the making of the final payment on the Lower-Tier Regular Interests and the Certificates, the Certificate Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates in respect of the Class LR Interest (in the case of the Lower-Tier REMIC) and in respect of the Class UR Interest (in the case of the Upper-Tier REMIC) all cash on hand (other than cash retained to meet claims), and the Trust (if applicable) or the related Trust REMIC(s) shall terminate at that time.

[End of Article IX]

Article X

ADDITIONAL REMIC PROVISIONS

Section 10.01   REMIC Administration. (a) The Certificate Administrator shall make elections or cause elections to be made to treat each Trust REMIC as a REMIC under the Code and, if necessary, under Applicable State and Local Tax Law. Each such election will be made on Form 1066 or other appropriate federal tax return for the taxable year ending on the last day of the calendar year in which the Lower-Tier Regular Interests and the Certificates are issued. For the purposes of the REMIC election in respect of the Upper-Tier REMIC, each Class of the Regular Certificates and each of the Exchangeable Upper-Tier Regular Interests shall be designated as the “regular interests” and the Class UR Interest shall be designated as the sole class of “residual interests” in the Upper-Tier REMIC. For purposes of the REMIC election in respect of the Lower-Tier REMIC, each Class of Lower-Tier Regular Interests shall be designated as a class of “regular interests” and the Class LR Interest shall be designated as the sole class of “residual interests” in the Lower-Tier REMIC. None of the Special Servicers, the Master Servicers or the Trustee shall permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any Trust REMIC other than the foregoing interests. The Certificate Administrator shall prepare or cause to be prepared and timely produced to the Trustee to sign (and the Trustee shall timely sign) and file or cause to be filed with the Internal Revenue Service, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such Trust REMIC on IRS Form SS-4 or obtain such number by other permissible means. The Certificate Administrator shall be responsible for the preparation of the related IRS Form W-9, if such form is requested. The Trustee shall be entitled to rely on the information contained therein, and is hereby directed to execute such IRS Form W-9; provided, however, the Certificate Administrator shall also be directed to execute such IRS Form W-9 (in lieu of the Trustee) if permitted by IRS regulations.

(b)               The Closing Date is hereby designated as the “startup day” (“Startup Day”) of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code.

(c)                The Certificate Administrator shall act on behalf of each Trust REMIC in relation to any tax matter or controversy involving either such REMIC and shall represent each such REMIC in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The legal expenses, including without limitation attorneys’ or accountants’ fees, and costs of any such proceeding and any liability resulting therefrom shall be expenses of the Trust and the Certificate Administrator shall be entitled to reimbursement therefor out of amounts attributable to the Mortgage Loans and any REO Properties on deposit in the Collection Accounts as provided by Section 3.05 unless such legal expenses and costs are incurred by reason of the Certificate Administrator’s willful misconduct, bad faith or negligence. The Certificate Administrator is hereby designated as the “partnership representative” (within the meaning of Section 6223 of the Code) of each Trust REMIC and shall perform all the functions thereof. By their acceptance thereof, the Holders of the Class R Certificates hereby agree to such designation.

(d)               The Certificate Administrator shall prepare or cause to be prepared and shall file, or cause to be filed, all of the Tax Returns that it determines are required with respect to each Trust REMIC created hereunder, and shall cause the Trustee to sign (and the Trustee shall timely sign) such Tax Returns in a timely manner. The ordinary expenses of preparing such returns shall be borne by the Certificate Administrator without any right of reimbursement therefor. The Certificate Administrator shall prepare or cause to be prepared, and file or cause to be filed with the IRS, on behalf of each of the Lower-Tier REMIC and the Upper-Tier REMIC, an application for a taxpayer identification number for such REMIC on IRS Form SS-4 or obtain such number by other permissible means.

(e)                The Certificate Administrator shall provide or cause to be provided (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the transfer of such Class R Certificate to any Person who is a Disqualified Organization, or in the case of a Transfer to an agent thereof, to such agent, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption) and (iii) to the Internal Revenue Service on Form 8811, within thirty (30) days after the Closing Date, the name, title, address and telephone number of the “partnership representative” who will serve as the representative of each of the Trust REMICs created hereunder.

(f)                 The Certificate Administrator shall take such actions and shall cause the Trust to take such actions as are reasonably within the Certificate Administrator’s control and the scope of its duties more specifically set forth herein as shall be necessary to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions and the Trustee shall assist the Certificate Administrator to the extent reasonably requested by the Certificate Administrator to do so. Neither the Master Servicers nor the Special Servicers shall knowingly or intentionally take any action, cause the Trust to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) cause any

Trust REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property”) (either such event, an “Adverse REMIC Event”) unless the Certificate Administrator receives an Opinion of Counsel (at the expense of the party seeking to take such action or, if such party fails to pay such expense, and the Certificate Administrator determines that taking such action is in the best interest of the Trust and the Certificateholders, at the expense of the Trust, but in no event at the expense of the Certificate Administrator or the Trustee) to the effect that the contemplated action will not, with respect to the Trust, any Trust REMIC created hereunder, cause the loss of such status or, unless the Certificate Administrator determines in its sole discretion to indemnify the Trust against such tax, result in the imposition of such a tax (not including a tax on “net income from foreclosure property”). The Trustee shall not take or fail to take any action (whether or not authorized hereunder) as to which the Certificate Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. The Certificate Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not expressly permitted by this Agreement, but in no event at the expense of the Certificate Administrator or the Trustee. At all times as may be required by the Code, the Certificate Administrator will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each Trust REMIC as “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(g)                In the event that any applicable federal, state or local tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on any Trust REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates, except as provided in the last sentence of this Section 10.01(g); provided that with respect to the estimated amount of tax imposed on any “net income from foreclosure property” pursuant to Section 860G(c) of the Code or any similar tax imposed by a state or local tax authority, the applicable Special Servicer shall retain in the related REO Account a reserve for the payment of such taxes in such amounts and at such times as it shall deem appropriate (or as advised by the Certificate Administrator in writing), and shall remit to the applicable Master Servicer such reserved amounts as the applicable Master Servicer shall request in order to pay such taxes. Except as provided in the preceding sentence, the applicable Master Servicer shall withdraw from the applicable Collection Account sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is estimated to be legally owed by any Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust (other than as a consequence of a breach of its obligations under this Agreement), any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate, into a separate non-interest bearing account, the net income from any “prohibited transaction” under Section 860F(a) of the Code or the amount of any taxable contribution to any Trust REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such prohibited transactions tax. To the extent that any such tax (other than any such tax paid in respect of “net income from foreclosure property”) is paid to the Internal Revenue Service or applicable state or local tax authorities, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of Class R Certificates (as applicable) and shall distribute such retained amounts, (x) in the case of the Lower-Tier Regular Interests, to the Upper-Tier REMIC to the extent they are fully reimbursed for any Realized Losses or Retained Certificate Realized Losses, as applicable, arising therefrom and then to the Holders of the Class R Certificates in respect of the Class LR Interest in the manner specified in Section 4.01(c), and (y) in the case of the Upper-Tier REMIC, to the Holders of the Principal Balance Certificates in the manner specified in Section 4.01(a) or Section 4.01(b), as applicable, to the extent they are fully reimbursed for any Realized Losses or Retained Certificate Realized Losses, as applicable, arising therefrom and then to the Holders of the Class R Certificates in respect of the Class UR Interest. None of the Trustee, the Certificate Administrator, the Master Servicers or the Special Servicers shall be responsible for any taxes imposed on any Trust REMIC except to the extent such taxes arise as a consequence of a breach of their respective obligations under this Agreement which breach constitutes willful misconduct, bad faith, or negligence by such party.

(h)               The Certificate Administrator shall, for federal income tax purposes, maintain or cause to be maintained books and records with respect to each Trust REMIC on a calendar year and on an accrual basis or as otherwise may be required by the REMIC Provisions.

(i)                Following the Startup Day, neither the Certificate Administrator nor the Trustee shall accept any contributions of assets to any Trust REMIC unless the Certificate Administrator and the Trustee shall have received an Opinion of Counsel (at the expense of the party seeking to make such contribution) to the effect that the inclusion of such assets in such Trust REMIC will not cause an Adverse REMIC Event.

(j)                Neither the Certificate Administrator nor the Trustee shall enter into any arrangement by which the Trust or any Trust REMIC will receive a fee or other compensation for services nor permit the Trust or any Trust REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(k)               Solely for the purposes of Treasury Regulations Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” by which the Certificate Balance or Notional Amount of each Class of Regular Certificates or Exchangeable Upper-Tier Regular Interests and by which the Lower-Tier Principal Amount of each Class of Lower-Tier Regular Interests would be reduced to zero is the date that is the Rated Final Distribution Date.

(l)                None of the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the default, imminent default or foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by foreclosure or deed in lieu of foreclosure, (ii) the bankruptcy of the Trust, (iii) the termination of the Trust pursuant to Article IX of this Agreement or (iv) a purchase of Mortgage Loans pursuant to Article II or Article III of this Agreement) or acquire any assets for the Trust or any Trust REMIC or sell or dispose of any investments in the applicable Collection Account or the REO Account for gain unless it has received an Opinion of

Counsel that such sale, disposition or substitution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) unless the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, has determined in its sole discretion to indemnify the Trust against such tax, cause the Trust or any Trust REMIC to be subject to a tax on “prohibited transactions” pursuant to the REMIC Provisions.

(m)              The Certificate Administrator’s authority under this Agreement includes the authority to make, and the Certificate Administrator is hereby directed to make, any elections allowed under the Code (i) to avoid the application of Section 6221 of the Code (or successor provisions) to either Trust REMIC and (ii) to avoid payment by either Trust REMIC under Section 6225 of the Code (or successor provisions) of any tax, penalty, interest or other amount imposed under the Code that would otherwise be imposed on any Holder of a Class R Certificate, past or present. Each Holder of a Class R Certificate agrees, by acquiring such Certificate, to any such elections.

(n)               The Exchangeable Upper-Tier Regular Interests shall be held in the Grantor Trust and have been placed in the Grantor Trust through the efforts of the Underwriters. The Exchangeable Upper-Tier Regular Interests shall be held by the Certificate Administrator on behalf of the Trustee for the benefit of the Holders of the Exchangeable Certificates, which Exchangeable Certificates, in the aggregate, will evidence 100% beneficial ownership of such assets from and after the Closing Date. Each Class of Exchangeable Certificates shall represent an undivided beneficial ownership interest in the Corresponding Exchangeable Upper-Tier Regular Interests in an amount equal to the Class Percentage Interest of such Class in each such Corresponding Exchangeable Upper-Tier Regular Interest.

Section 10.02   Use of Agents. (a) The Trustee shall execute all of its obligations and duties under this Article X through its Corporate Trust Office. The Trustee may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Trustee shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

(b)              The Certificate Administrator may execute any of its obligations and duties under this Article X either directly or by or through agents or attorneys. The Certificate Administrator shall not be relieved of any of its duties or obligations under this Article X by virtue of the appointment of any such agents or attorneys.

Section 10.03   Depositor, Master Servicers and Special Servicers to Cooperate with Certificate Administrator. (a) The Depositor shall provide or cause to be provided to the Certificate Administrator within ten (10) days after the Depositor receives a request from the Certificate Administrator, all information or data that the Certificate Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumptions and projected cash flow of the Certificates.

(b)               The Master Servicers and the Special Servicers shall each furnish such reports, certifications and information, and upon reasonable notice and during normal business hours, access to such books and records maintained thereby, as may relate to the Certificates or the Trust and as shall be reasonably requested by the Certificate Administrator in order to enable it to perform its duties hereunder.

Section 10.04   Appointment of REMIC Administrators. (a) The Certificate Administrator may appoint at the Certificate Administrator’s expense, one or more REMIC Administrators, which shall be authorized to act on behalf of the Certificate Administrator in performing the functions set forth in Section 10.01 herein. The Certificate Administrator shall cause any such REMIC Administrator to execute and deliver to the Certificate Administrator an instrument in which REMIC Administrator shall agree to act in such capacity, with the obligations and responsibilities herein. The appointment of a REMIC Administrator shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible and liable for all acts and omissions of the REMIC Administrator. Each REMIC Administrator must be acceptable to the Certificate Administrator and must be organized and doing business under the laws of the United States of America or of any State and be subject to supervision or examination by federal or state authorities. In the absence of any other Person appointed in accordance herewith acting as REMIC Administrator, the Certificate Administrator hereby agrees to act in such capacity in accordance with the terms hereof. If Wells Fargo Bank, National Association is removed as Certificate Administrator, then Wells Fargo Bank, National Association shall be terminated as REMIC Administrator.

(b)               Any Person into which any REMIC Administrator may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion, or consolidation to which any REMIC Administrator shall be a party, or any Person succeeding to the corporate agency business of any REMIC Administrator, shall continue to be the REMIC Administrator without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the REMIC Administrator.

(c)                Any REMIC Administrator may at any time resign by giving at least thirty (30) days’ advance written notice of resignation to the Trustee, the Certificate Registrar, the Certificate Administrator, the Master Servicers, the Special Servicers and the Depositor. The Certificate Administrator may at any time terminate the agency of any REMIC Administrator by giving written notice of termination to such REMIC Administrator, the Master Servicers, the Certificate Registrar and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time any REMIC Administrator shall cease to be eligible in accordance with the provisions of this Section 10.04, the Certificate Administrator may appoint a successor REMIC Administrator, in which case the Certificate Administrator shall give written notice of such appointment to the Master Servicers, the Trustee and the Depositor and shall mail notice of such appointment to all Certificateholders; provided, however, that no successor REMIC Administrator shall be appointed unless eligible under the provisions of this Section 10.04. Any successor REMIC Administrator upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as REMIC Administrator. No REMIC Administrator shall have responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator.

[End of Article X]

Article XI

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 11.01   Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article XI of this Agreement is to facilitate compliance by the Depositor (and any Other Depositor of any Other Securitization that includes a Serviced Companion Loan) with the provisions of Regulation AB and the related rules and regulations of the Commission. The Depositor shall not exercise its rights to request delivery of information or other performance under these provisions other than in reasonable good faith, or for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, due to interpretive guidance provided by the Commission or its staff, and agree to comply with requests made by the Depositor (or any Other Depositor or Other Trustee of any Other Securitization that includes a Serviced Companion Loan) in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB (to the extent such interpretations require compliance and are not “grandfathered”). In connection with the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, and any Other Securitization subject to Regulation AB that includes a Serviced Companion Loan, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Trustee, the Custodian and the Certificate Administrator shall cooperate fully with the Depositor and the Certificate Administrator, and any Other Depositor, Other Trustee and Other Certificate Administrator of any Other Securitization that includes a Serviced Companion Loan, as applicable, to deliver or make available to the Depositor or the Certificate Administrator, and any such Other Depositor, Other Trustee or Other Certificate Administrator, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information (in its possession or reasonably attainable) necessary in the reasonable good faith determination of the Depositor or such Other Depositor, as applicable, to permit the Depositor or such Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicers, the Special Servicers, the Operating Advisor, the Trustee, the Custodian, the Asset Representations Reviewer and the Certificate Administrator, as applicable, and any Sub-Servicer, or the servicing of the Mortgage Loans (and the related Serviced Companion Loan, if applicable), reasonably believed by the Depositor or the related Other Depositor to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 11.01, but in any event, shall, upon reasonable advance written request, provide information in sufficient time to allow the Depositor and each Other Depositor to satisfy any related filing requirements. For purposes of this Article XI, to the extent any party has an obligation to exercise commercially reasonable efforts to cause a third party to perform, such party hereunder shall not be required to bring any legal action against such third party in connection with such obligation.

Section 11.02   Succession; Subcontractors. (a) As a condition to the succession to either Master Servicer and either Special Servicer or to any Sub-Servicer (but only if such Sub-Servicer is a servicer as contemplated by Item 1108(a)(2)) as servicer or sub-servicer or succession to the Certificate Administrator under this Agreement by any Person (i) into which the applicable Master Servicer and the applicable Special Servicer, such Sub-Servicer or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the applicable Master Servicer and the applicable Special Servicer or to any such Sub-Servicer or Certificate Administrator, the person removing and replacing a Master Servicer and a Special Servicer or Certificate Administrator shall provide to the Depositor, the Master Servicers, the Special Servicers, the Certificate Administrator and each Other Depositor (and Other Certificate Administrator, as applicable), at least fifteen (15) calendar days prior to the effective date of such succession or appointment (or such shorter period as is agreed to by the Depositor), (x) written notice to the Depositor, the Other Depositor and the Other Certificate Administrator of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor and the Other Depositor, all information relating to such successor reasonably requested by the Depositor, Other Depositor or Other Certificate Administrator in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act); provided, however that if disclosing such information prior to such effective date would violate any applicable law or confidentiality agreement, the Master Servicers, the Special Servicers, any Additional Servicer or the Certificate Administrator, as the case may be, shall submit such disclosure to the Depositor and the Other Depositor no later than the effective date of such succession or appointment.

(b)               Each of the Master Servicers, the Special Servicers, the Sub-Servicer, the Trustee, the Operating Advisor and the Certificate Administrator (each of the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 11.02, a “Servicer”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. If such Subcontractor will be a Servicing Function Participant, such Servicer shall promptly upon written request provide to the Depositor or any Mortgage Loan Seller (and any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) a written description (in form and substance satisfactory to the Depositor, such Mortgage Loan Seller or such Other Trustee, Other Certificate Administrator or Other Depositor, as applicable) of the role and function of each Subcontractor utilized by such Servicer, specifying (i) the identity of such Subcontractor and (ii) the elements of the Servicing Criteria that will be addressed in assessments of compliance provided by each such Subcontractor. As a condition to the utilization by such Servicer of any Subcontractor determined to be a Servicing Function Participant, such Servicer shall (i) with respect to any such Subcontractor engaged by such Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause, and (ii) with respect to any other subcontractor with which it has entered into a servicing relationship, cause such Subcontractor used by such Servicer for the benefit of the Depositor and the Trustee (and any Other Trustee, Other Certificate Administrator and Other Depositor related to any Other Securitization that includes a related Serviced Companion Loan) to comply with the provisions of Section 11.10 and Section 11.11 of this Agreement to the same extent as if such Subcontractor were such Servicer. With respect to any Servicing Function Participant engaged by such Servicer that is an Initial Sub-Servicer, such

Servicer shall be responsible for using commercially reasonable efforts to obtain, and with respect to each other Servicing Function Participant engaged by such Servicer, such Servicer shall obtain from each such Servicing Function Participant and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 11.10 and Section 11.11, in each case, as and when required to be delivered. For the avoidance of doubt, the Custodian shall not be permitted to utilize any Subcontractor to perform any of its obligations hereunder.

(c)                Notwithstanding the foregoing, if a Servicer engages a Subcontractor, other than an Initial Sub-Servicer in connection with the performance of any of its duties under this Agreement, such Servicer shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether any such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator of any such Sub-Servicer and Sub-Servicing Agreement. Other than with respect to the Initial Sub-Servicer, no Sub-Servicing Agreement shall be effective until fifteen (15) days after such written notice is received by the Depositor and the Certificate Administrator (or such shorter period as is agreed to by the Depositor). Such notice shall contain all information reasonably necessary to enable the Certificate Administrator to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)               In connection with the succession to the Trustee under this Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall deliver written notice to the Depositor, the Certificate Administrator and the 17g-5 Information Provider, which shall promptly post such notice to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), in each case at least thirty (30) calendar days prior to the effective date of such succession or appointment (or if such prior notice is violative of applicable law or any applicable confidentiality agreement, no later than one (1) Business Day after such effective date of succession) and shall furnish to the Depositor and the Certificate Administrator, in writing and in form and substance reasonably satisfactory to the Depositor and the Certificate Administrator, all information reasonably necessary for the Certificate Administrator to accurately and timely report, pursuant to Section 11.07, the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(e)                Notwithstanding anything to the contrary contained in this Article XI, in connection with any Sub-Servicer and/or any Mortgage Loan that is the subject of an Initial Sub-Servicing Agreement, with respect to all matters related to Regulation AB, the applicable Master Servicer shall not have any obligation other than to use commercially reasonable efforts to cause such Sub-Servicer to comply with its obligations under such Initial Sub-Servicing Agreement.

(f)                 Any notice and/or information furnished or required to be furnished pursuant to this Section 11.02 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the information relates to a party that services, specially services or is trustee for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.02.

Section 11.03   Filing Obligations. (a) The Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Trustee shall reasonably cooperate with the Depositor in connection with the satisfaction of the Trust’s reporting requirements under the Exchange Act. Pursuant to Sections 11.04, 11.05, 11.06 and 11.07 of this Agreement, the Certificate Administrator shall prepare for execution by the Depositor any Forms 10-D, ABS-EE, 10-K and 8-K required by the Exchange Act, in order to permit the timely filing thereof, and the Certificate Administrator shall file (via the Commission’s Electronic Data Gathering and Retrieval System (“EDGAR”)) such Forms executed by the Depositor.

Each party hereto shall be entitled to rely on the information in the Prospectus or this Agreement with respect to the identity of any “sponsor”, credit enhancer, derivative provider or “significant obligor” as of the Closing Date other than with respect to itself or any information required to be provided by it or indemnified for by it pursuant to any separate agreement.

(b)               In the event that the Certificate Administrator is unable to timely file with the Commission all or any required portion of any Form 10-D, ABS-EE, 10-K or 8-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Certificate Administrator will promptly notify the Depositor. In the case of Forms 10-D, ABS-EE and 10-K, the Depositor, the Master Servicers, the Certificate Administrator, the Operating Advisor and the Trustee will thereupon cooperate to prepare and file a Form 12b-25 and a Form 10-D/A, Form ABS-EE/A or Form 10-K/A, as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Certificate Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D to be filed for the Trust. In the event that any previously filed Form 10-D, Form ABS-EE, Form 10-K or Form 8-K needs to be amended, the Certificate Administrator will notify the Depositor, and such other parties as needed and the parties hereto will cooperate with the Certificate Administrator to prepare any necessary Form 10-D/A, Form ABS-EE/A, Form 10-K/A or Form 8-K/A. Any Form 15, Form 12b-25 or any amendment to Form 10-D, Form ABS-EE, Form 10-K or Form 8-K shall be signed by an officer of the Depositor. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.03 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 10-D, Form ABS-EE, Form 10-K or Form 8-K is contingent upon the parties observing all applicable deadlines in the performance of their duties under Sections 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.15 of this Agreement. The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 10-D, Form ABS-EE, Form 10-K or Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 10-D, Form ABS-EE, Form 10-K or Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

Section 11.04   Form 10-D and Form ABS-EE Filings. (a) Within fifteen (15) days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Certificate Administrator shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Certificate Administrator shall file each Form 10-D with a copy of the related Distribution Date Statement attached thereto. Any disclosure in addition to the Distribution Date Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit BB to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, absent such reporting, direction and approval.

For so long as the Trust is subject to the reporting requirements of the Exchange Act, as set forth on Exhibit BB hereto, within five (5) calendar days after the related Distribution Date, (i) certain parties to this Agreement identified on Exhibit BB hereto shall be required to provide to the Certificate Administrator and the Depositor (and in the case of any Servicing Function Participant, with a copy to the applicable Master Servicer), to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format, or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-D Disclosure, if applicable; provided that information relating to any REO Account to be reported under “Item 9: Other Information” on Exhibit BB shall be reported by the applicable Special Servicer to the applicable Master Servicer within four (4) calendar days after the related Distribution Date on Exhibit MM; (ii) the parties listed on Exhibit BB hereto shall include with such Additional Form 10-D Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE (except with respect to the reporting of REO Account balances which shall be delivered in the form of Exhibit MM hereto) and (iii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com (or such other e-mail address as the Certificate Administrator may instruct) or by facsimile to 410-715-2380, Attn: CTS SEC Notifications. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit BB of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee or Certificate Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

The Certificate Administrator shall include in any Form 10-D filed by it (i) the information required by Rule 15Ga-1(a) of the Exchange Act concerning all assets of the Trust that were subject of a demand for the repurchase of, or the substitution of a Qualified Substitute Mortgage Loan for, a Mortgage Loan contemplated by Section 2.03(b), (ii) a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the Commission’s assigned “Central Index Key” for each such filer and (iii) to the extent such information is provided to the Certificate Administrator by the applicable Master Servicer in the form of Exhibit MM hereto for inclusion therein within the time period described in this Section 11.04, the balances of the REO Account (to the extent the related information has been received from the applicable Special Servicer within the time period specified in this Section 11.04) and the Collection Accounts as of the related Distribution Date and as of the immediately preceding Distribution Date and (iv) the balances of the Distribution Accounts, the Gain-on-Sale Reserve Account and the Interest Reserve Account, in each case as of the related Distribution Date and as of the immediately preceding Distribution Date. The Depositor and the Mortgage Loan Sellers, in accordance with Section 5(f) of the applicable Mortgage Loan Purchase Agreement, shall deliver such information as described in clause (i) and clause (ii) of this paragraph.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor shall notify the Certificate Administrator by email to cts.sec.notifications@wellsfargo.com, no later than the 5th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

With respect to any Mortgage Loan that permits Additional Debt or mezzanine debt in the future, the Certificate Administrator shall include as part of any applicable Form 10-D filed by it (to the extent it receives such information from the applicable Servicer) the identity of such Mortgage Loan and, to the extent such information is received by the Certificate Administrator from the applicable Master Servicer or the applicable Special Servicer, as the case may be, substantially in the form of Exhibit KK (A) the amount of any such Additional Debt or mezzanine debt, as applicable, that is incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable, and (C) the aggregate LTV Ratio calculated on the basis of such Mortgage Loan and such Additional Debt or mezzanine debt, as applicable.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Form 10-D for each reporting period: Name: A.J. Sfarra, Telephone: (212) 214-5613. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

Upon receipt of the Asset Review Report Summary from the Asset Representations Reviewer required to be delivered pursuant to Section 12.01(b), the Certificate Administrator shall (i) include such Asset Review Report Summary in Item 1B on the Form 10-D in accordance with Section 11.04 for such period in which such Asset Review Report Summary was delivered, and (ii) post such Asset Review Report Summary to the Certificate

Administrator’s Website not later than two (2) Business Days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

To the extent the Certificate Administrator receives a request from any Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners pursuant to Section 5.06, the Certificate Administrator shall include on the Form 10-D relating to the reporting period in which such request was received a Special Notice including the information required to be included pursuant to Section 5.06.

(b)               After preparing the Form 10-D, the Certificate Administrator shall forward electronically a copy of the Form 10-D to the Depositor for review no later than ten (10) calendar days after the related Distribution Date or, if the 10th calendar day after the related Distribution Date is not a Business Day, the immediately preceding Business Day. Within two (2) Business Days after receipt of such copy, but no later than the two (2) Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D and, a duly authorized officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. Alternatively, if the Certificate Administrator agrees in its sole discretion, the Depositor may deliver to the Certificate Administrator manually signed copies of a power of attorney meeting the requirements of Item 601(b)(24) of Regulation S-K under the Securities Act, and certified copies of a resolution of the Depositor’s board of directors authorizing such power of attorney, each to be filed with each Form 10-D, in which case the Certificate Administrator shall sign such Forms 10-D as attorney in fact for the Depositor. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator shall make available on its Internet website a final executed copy of each Form 10-D filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 30 Hudson Yards, 15th Floor, New York, New York 10001, Attention: A.J. Sfarra, with a copy to: Troy B. Stoddard, Esq., Senior Counsel, Wells Fargo Legal Department, D1086-341, 550 South Tryon Street, 34th Floor, Charlotte, North Carolina 28202. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.04(b) related to the timely preparation and filing of Form 10-D is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.04(b). Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-D, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from any party to this Agreement needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(c)                Prior to the filing of each Form 10-D by the Certificate Administrator pursuant to Section 11.04(a), the Certificate Administrator shall prepare and file on behalf of the Trust any Form ABS-EE in form and substance as required by the Exchange Act and the rules and regulations of the Commission thereunder; provided that the foregoing shall not apply to any Form ABS-EE required to be filed with the Commission and incorporated by reference in either the Preliminary Prospectus or the Prospectus. The Certificate Administrator shall file each Form ABS-EE with a copy of the related CREFC® Schedule AL File received by the Certificate Administrator pursuant to Section 3.12(d) as Exhibit 102 thereto. To the extent the Certificate Administrator receives any Schedule AL Additional File with respect to such Form ABS-EE pursuant to Section 3.12(d), the Certificate Administrator shall file such Schedule AL Additional File as Exhibit 103 to such Form ABS-EE. The Certificate Administrator shall not be required to combine multiple CREFC® Schedule AL Files or Schedule AL Additional Files. The Certificate Administrator shall not be required to review, redact, reconcile, edit or verify the content, completeness or accuracy of the information contained in any CREFC® Schedule AL File or Schedule AL Additional File. After preparing the Form ABS-EE, the Certificate Administrator shall forward electronically a copy of such Form ABS-EE (together with the related CREFC® Schedule AL File and any Schedule AL Additional File received by the Certificate Administrator in both XML format and tabular form) concurrently with the related Form 10-D to the Depositor for review and approval. Any questions shall be directed to ssreports@wellsfargo.com (or such other email address as is provided); provided, however, that if any such question pertains to information included in any NCB CREFC® Schedule AL File or NCB Schedule AL Additional File delivered by the NCB Master Servicer to the General Master Servicer pursuant to Section 3.12(d), the General Master Servicer shall promptly provide a copy of such question to the NCB Master Servicer (via email at BANK2021BNK34@ncb.com) and consult with the NCB Master Servicer as to any response thereto. The General Master Servicer shall reasonably cooperate with the Depositor to answer any reasonable questions that the Depositor may pose to such Master Servicer regarding the data or information contained in any CREFC® Schedule AL File or Schedule AL Additional File (other than questions regarding data that is in the Initial Schedule AL File, Initial Schedule AL Additional File or the Annex A-1 to the Prospectus) as of the time the Master Servicer delivered such CREFC® Schedule AL File or Schedule AL Additional File, as applicable, to the Certificate Administrator. The Certificate Administrator, the General Master Servicer, the NCB Master Servicer and the Depositor shall each, to the extent related to such party’s obligations hereunder, reasonably cooperate to remedy any filing errors regarding any CREFC® Schedule AL File or any Schedule AL Additional File in a timely manner.

Within two (2) Business Days after receipt of the copy of Form ABS-EE for review, but no later than the two (2) Business Days prior to the 15th calendar day after the Distribution Date, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form ABS-EE, and a duly authorized officer of the Depositor shall sign the Form ABS-EE and return an electronic or fax copy of such signed Form ABS-EE (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. The Certificate Administrator shall file such Form ABS-EE, upon receipt of the Depositor’s signature thereof, prior to the filing of the related Form 10-D. If a Form ABS-EE cannot be filed on time or if a previously filed Form ABS-EE needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator shall, pursuant to Section 3.13(b), make available on the Certificate Administrator’s website a final executed copy of each Form ABS-EE (together with the related CREFC® Schedule AL File and any Schedule AL Additional File received by the Certificate Administrator) filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 30 Hudson Yards, 15th Floor, New York, New York 10001, Attention: A.J. Sfarra, with a copy to: Troy B. Stoddard, Esq., Senior Counsel, Wells Fargo Legal Department, D1086-341, 550 South Tryon Street, 34th Floor, Charlotte, North Carolina 28202. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.04(c) related to the timely preparation and filing of Form ABS-EE is contingent upon the responsible parties observing all applicable deadlines in the performance of their duties under this Section 11.04(c). The Certificate Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare or file such Form ABS-EE where such failure results from the Certificate Administrator’s inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form ABS-EE, not resulting from its own negligence, bad faith or willful misconduct.

The Depositor hereby directs the Certificate Administrator to include the following individual’s name and phone number on the cover of Form ABS-EE for each reporting period: Name: A.J. Sfarra, Telephone: (212) 214-5613. The Certificate Administrator may rely without further investigation that this information remains correct unless and until the Depositor provides the Certificate Administrator with a new individual’s name and phone number in writing.

(d)               Any notice and/or information furnished or required to be furnished pursuant to this Section 11.04 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.04.

Section 11.05      Form 10-K Filings. (a) Within ninety (90) days after the end of each fiscal year of the Trust (it being understood that the fiscal year for the Trust ends on December 31 of each year) or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”), commencing in March 2022, the Certificate Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Certificate Administrator within the applicable time frames set forth in this Agreement:

(i)                an annual compliance statement for the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian and each Additional Servicer, as described under Section 11.09, including disclosure regarding any material instance of noncompliance and the nature and status thereof;

(ii)               (A) the annual reports on assessment of compliance with servicing criteria for the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each other Servicing Function Participant utilized by the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Custodian or Trustee, as described under Section 11.10; and

(B)              if any such report on assessment of compliance with servicing criteria described under Section 11.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance (including whether such instance of noncompliance involved the servicing of the assets backing the Certificates issued pursuant to this Agreement and any steps taken to remedy such instance of noncompliance), or if such report on assessment of compliance with servicing criteria described under Section 11.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included;

(iii)         (A) the registered public accounting firm attestation report for the Trustee, the Master Servicers, the Special Servicers, the Certificate Administrator, the Custodian, the Operating Advisor, each Additional Servicer and each Servicing Function Participant utilized by the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Custodian or the Trustee, as described under Section 11.11; and

(B)              if any registered public accounting firm attestation report described under Section 11.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(iv)              a certification in the form attached hereto as Exhibit Y, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the “Sarbanes-Oxley Certification”), which shall, except as described below, be signed by the senior officer of the Depositor in charge of securitization.

Any disclosure or information in addition to clauses (i) through (iv) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit CC to the Depositor and the Certificate Administrator and approved by the Depositor and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, absent such reporting, direction and approval. Information delivered to the Certificate Administrator hereunder should be delivered (i) by email to cts.sec.notifications@wellsfargo.com or by facsimile to (410) 715-2380, Attn: CTS SEC Notifications and also (ii) by email to Form10k.Compliance@cwt.com.

As set forth on Exhibit CC hereto, no later than March 1st of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2022, (i) the parties listed on Exhibit CC shall be required to provide to the Certificate Administrator and the Depositor, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format as otherwise agreed upon by the Certificate Administrator, the Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure, if applicable, (ii) the parties listed on Exhibit CC hereto shall include with such Additional Form 10-K Disclosure, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the

Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit CC of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding twelve (12) months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past ninety (90) days.” The Depositor shall notify the Certificate Administrator in writing, no later than March 1st with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no.” The Certificate Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

(b)               After preparing the Form 10-K, the Certificate Administrator shall forward electronically a copy of the Form 10-K to the Depositor for review no later than six (6) Business Days prior to the 10-K Filing Deadline. Within three (3) Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K and the senior officer in charge of securitization for the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator at such time. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Certificate Administrator shall follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will make available on its Internet website a final executed copy of each Form 10-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 30 Hudson Yards, 15th Floor, New York, New York 10001, Attention: A.J. Sfarra, with a copy to: Troy B. Stoddard, Esq., Senior Counsel, Wells Fargo Legal Department, D1086-341, 550 South Tryon Street, 34th Floor, Charlotte, North Carolina 28202. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.05 related to the timely preparation and filing of Form 10-K is contingent upon the parties to this Agreement (and any Additional Servicer or Servicing Function Participant engaged or utilized, as applicable, by any such parties) observing all applicable deadlines in the performance of their duties under this Section 11.05. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 10-K, where such failure results from the Certificate Administrator’s failure to receive, on a timely basis, any information from the parties to this Agreement (or any Sub-Servicer or Servicing Function Participant engaged by any such parties) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(c)                Upon written request from any Mortgage Loan Seller, Other Depositor, either Master Servicer or either Special Servicer, the Certificate Administrator shall confirm to such Mortgage Loan Seller, Other Depositor, Master Servicer or Special Servicer whether it has received notice that any party to this Agreement has changed since the Closing Date and will provide to such Mortgage Loan Seller or Other Depositor, the applicable Master Servicer or the applicable Special Servicer, if known to the Certificate Administrator, the identity of the new party.

(d)               Any notice and/or information furnished or required to be furnished pursuant to this Section 11.05 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.05.

Section 11.06      Sarbanes-Oxley Certification. Each Form 10-K shall include a Sarbanes-Oxley Certification in the form attached as Exhibit Y required to be included therewith pursuant to the Sarbanes-Oxley Act. For so long as the Trust or the trust for any Other Securitization is subject to the reporting requirements of the Exchange Act, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer (in the case of the Asset Representations Reviewer, solely with respect to reporting periods in which the Asset Representations Reviewer is required to deliver an Asset Review Report) shall provide, and (i) with respect to each Initial Sub-Servicer engaged by the applicable Master Servicer or the applicable Special Servicer, as the case may be, that is a Servicing Function Participant shall use commercially reasonable efforts to cause such Initial Sub-Servicer to provide, and (ii) with respect to each other Servicing Function Participant with which either Master Servicer, either Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans, shall cause such Servicing Function Participant to provide, to each Person who signs the Sarbanes-Oxley Certification for the Trust or any Other Securitization that includes a Serviced Companion Loan (individually and collectively, the “Certifying Person”), on or before March 1st of each year commencing in March 2022, a certification substantially in the form attached hereto as Exhibits Z-1, Z-2, Z-3, Z-4, Z-5, Z-6 or Z-7 (each, a “Performance Certification”), as applicable, on which each Certifying Person, the entity for which such Certifying Person acts as an officer (if the Certifying Person is an individual), and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely; provided that, if a Servicing Function Participant (other than an Initial Sub-Servicer) with which the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor has entered into a servicing relationship with respect to the Mortgage Loans fails to provide a Performance Certification, the Performance Certification provided by the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor, as applicable, that engaged such Servicing Function Participant shall not exclude information that would have been provided by such Servicing Function Participant. In addition, in the event that any Companion Loan (other than a Non-Serviced Companion Loan) is deposited into a commercial mortgage securitization (an “Other Securitization”) and the Reporting Servicer is provided with timely and complete contact information for the parties to such Other Securitization, each Reporting Servicer, upon not less than thirty (30) days prior written request, shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization either the Performance Certification or a separate certification in form and substance similar to applicable Performance Certification (which shall address the matters contained in the applicable Performance Certification, but solely with respect to the related Companion Loan) on which such Person, the entity for which the Person acts as an officer (if the Person is an individual), and such entity’s officers, directors and Affiliates can reasonably rely. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure a Sarbanes-Oxley Certification from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to a Performance Certification. The senior officer in charge of securitization for the Depositor shall serve as the Certifying Person on behalf of the Trust. In addition, each Reporting Servicer shall execute a reasonable reliance certificate (which may be included as part of such other certifications being delivered by such Reporting Servicer) to enable the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 11.09, if applicable, (ii) annual report on assessment of compliance with servicing criteria provided pursuant to Section 11.10 and (iii) accountant’s report provided pursuant to Section 11.11, and shall include a certification that each such annual compliance statement or report discloses any deficiencies or defaults described to the registered public accountants of such Reporting Servicer to enable such accountants to render the certificates provided for in Section 11.11. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to each affected Certifying Person pursuant to this Section 11.06 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be. Each such Performance Certification shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator, any affected Other Depositor and Other Certificate Administrator and such providing parties. Notwithstanding the foregoing, nothing in this Section 11.06 shall require any Reporting Servicer (i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (including a “significant obligor”, but other than an Additional Servicer or a Sub-Servicer appointed pursuant to Section 3.20), (ii) to certify information other than to such Reporting Servicer’s knowledge and in accordance with such Reporting Servicer’s responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

Notwithstanding anything to the contrary contained in this Section 11.06, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties required to deliver any certification under this Section 11.06 shall be obligated to do so.

Section 11.07   Form 8-K Filings. Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor and to the extent it receives the Form 8-K Disclosure Information described below, the Certificate Administrator shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act and shall provide notice thereof to

Form10K.Compliance@cwt.com, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall, pursuant to the following paragraph be reported by the parties set forth on Exhibit DD to the Depositor and the Certificate Administrator and approved by the Depositor, and the Certificate Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, absent such reporting, direction and approval.

As set forth on Exhibit DD hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than close of business, New York City time, on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit DD hereto shall be required to provide to the Depositor and the Certificate Administrator, to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties any Form 8-K Disclosure Information, if applicable, (ii) the parties listed on Exhibit DD hereto shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit EE and (iii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. Neither the Trustee nor the Certificate Administrator has any duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit DD of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information. The Depositor will be responsible for any reasonable expenses incurred by the Trustee and the Certificate Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. Information delivered to the Certificate Administrator hereunder should be delivered by email to cts.sec.notifications@wellsfargo.com or by facsimile to 410-715-2380, Attn: CTS SEC Notifications.

After preparing the Form 8-K, the Certificate Administrator shall forward electronically a copy of the Form 8-K to the Depositor for review no later than noon, New York City time, on the 3rd Business Day after the Reportable Event, but in no event earlier than 24 hours after having received the Form 8-K Disclosure Information pursuant to the immediately preceding paragraph. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event, the Depositor shall notify the Certificate Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. No later than noon, New York City time, on the 4th Business Day after the Reportable Event, a duly authorized officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Certificate Administrator. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Certificate Administrator will follow the procedures set forth in Section 11.03(b). Promptly after filing with the Commission, the Certificate Administrator will, make available on its Internet website a final executed copy of each Form 8-K filed by the Certificate Administrator. The signing party at the Depositor can be contacted at c/o Wells Fargo Securities, LLC, 30 Hudson Yards, 15th Floor, New York, New York 10001, Attention: A.J. Sfarra, with a copy to: Troy B. Stoddard, Esq., Senior Counsel, Wells Fargo Legal

Department, D1086-341, 550 South Tryon Street, 34th Floor, Charlotte, North Carolina 28202. The parties to this Agreement acknowledge that the performance by the Certificate Administrator of its duties under this Section 11.07 related to the timely preparation and filing of Form 8-K is contingent upon such parties observing all applicable deadlines in the performance of their duties under this Section 11.07. Neither the Trustee nor the Certificate Administrator shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Certificate Administrator’s inability or failure to receive, on a timely basis, any information from the parties to this Agreement needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

The Master Servicers, the Special Servicers, the Certificate Administrator and the Trustee shall promptly notify (and the applicable Master Servicer and the applicable Special Servicer, as the case may be, shall (i) with respect to each Initial Sub-Servicer that is an Additional Servicer engaged by such Master Servicer or such Special Servicer, as applicable, use commercially reasonable efforts to cause such Additional Servicer to promptly notify and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) cause such Additional Servicer to promptly notify) the Depositor and the Certificate Administrator, but in no event later than noon, New York City time, on the 2nd Business Day after its occurrence, of any Reportable Event applicable to such party to the extent a Regulation AB Servicing Officer or Responsible Officer, as the case may be, has actual knowledge, in EDGAR-Compatible Format.

Notwithstanding anything to the contrary in this Section 11.07, with respect to each year in which the Trust and the trust for each Other Securitization is not subject to the reporting requirements of the Exchange Act, none of the parties hereto are required to deliver Form 8-K Disclosure Information.

Any notice and/or information furnished or required to be furnished pursuant to this Section 11.07 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.07.

For so long as the Trust is subject to the reporting obligations of the Exchange Act, with respect to any Non-Serviced Mortgage Loan serviced under a related Non-Serviced PSA, no resignation, removal or replacement of any party to such Non-Serviced PSA that would be required to be reported on a Form 8-K relating to this Trust shall become effective with respect to this Trust until the Certificate Administrator has filed any required Form 8-K pursuant to this Section 11.07.

Section 11.08      Form 15 Filing. On or prior to January 30th of the first year in which the Depositor shall provide notice to the Certificate Administrator of its ability under applicable law to suspend its Exchange Act filings, the Certificate Administrator shall prepare and file a notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act (the “Form 15 Suspension Notification”) or any form necessary to be filed with the Commission to suspend such reporting obligations. With respect to any reporting period occurring after the filing of such form, subject to Section 11.15(h), the obligations of the parties to this Agreement under Section 11.04, Section 11.05 and Section 11.07 shall be suspended and reports or certifications due under Section 11.09, 11.10 and 11.11 shall not be due until April 15th of each year. The Certificate Administrator shall provide prompt notice to the Mortgage Loan Sellers and all other parties hereto that such form has been filed. If, after the filing of a Form 15 Suspension Notification, the Depositor shall provide notice to the Certificate Administrator that it is required to resume its Exchange Act filings, the Certificate Administrator shall recommence preparing and filing reports on Forms 10-D, ABS-EE, 10-K and 8-K as required pursuant to Section 11.04, Section 11.05 and Section 11.07, and all parties’ obligations under this Article XI shall recommence.

Section 11.09   Annual Compliance Statements. The Master Servicers, the Special Servicers (regardless of whether the applicable Special Servicer has commenced special servicing of a Mortgage Loan), the Custodian, the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it) and the Certificate Administrator (each, a “Certifying Servicer”) shall (and each such party shall (i) with respect to each Additional Servicer engaged by the Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer to deliver to and (ii) with respect to each other Additional Servicer that is also a Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to deliver to), on or before March 1st of each year, commencing in March 2022, deliver to the Trustee, the Certificate Administrator (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website), the Depositor and the 17g-5 Information Provider (who shall post to the 17g-5 Information Provider’s Website), an Officer’s Certificate, in the form attached hereto as Exhibit HH (or such other form, similar in substance, as may be reasonably acceptable to the Depositor) stating, as to the signer thereof, that (A) a review of such Certifying Servicer’s activities during the preceding calendar year or portion thereof and of such Certifying Servicer’s performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Such Officer’s Certificate shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and such providing parties. Each Certifying Servicer shall (i) with respect to each Additional Servicer engaged by such Certifying Servicer that is an Initial Sub-Servicer, use commercially reasonable efforts to cause such Additional Servicer, and (ii) with respect to each other Additional Servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Additional Servicer to forward a copy of each such statement (or, in the case of the Certificate Administrator, make a copy of each such statement available on its Internet website) to the Directing Certificateholder and the 17g-5 Information Provider. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such Officer’s Certificate from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit HH. Promptly after receipt of each such Officer’s Certificate, the Depositor may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer as to the nature of any failures by the Certifying Servicer or any related Additional Servicer with which the Certifying Servicer has entered into a servicing relationship with respect to the Mortgage Loans in the fulfillment of any of the Certifying Servicer’s or Additional Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of the Certifying Servicer and each Additional Servicer under this Section 11.09 apply to the Certifying Servicer and each Additional Servicer that serviced a Mortgage Loan during the applicable period, whether or not such Certifying Servicer or Additional Servicer is acting as a Master Servicer, a Special Servicer, the Trustee, the Certificate Administrator or Additional Servicer at the time such Officer’s Certificate is required to be delivered. None of the Master Servicers, Special Servicers or Additional Servicer shall be required to cause the delivery of any such statement until April 15 in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

In the event either Master Servicer, either Special Servicer, the Trustee or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each of the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such party that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer to provide and (ii) with respect to any other Additional Servicer engaged by such party that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide, an annual statement of compliance pursuant to this Section 11.09 with respect to the period of time that the applicable Master Servicer, the applicable Special Servicer, the Trustee or the Certificate Administrator was subject to this Agreement or the period of time that such Additional Servicer was subject to such other servicing agreement.

Any certificate, statement, report, notice and/or information furnished or required to be furnished pursuant to this Section 11.09 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.09.

Section 11.10   Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1st of each year, commencing in March 2022, the Master Servicers, the Special Servicers (regardless of whether either Special Servicer has commenced special servicing of the Mortgage Loans), the Trustee (provided, however, that the Trustee shall be required to deliver an assessment of compliance only if an Advance was made by the Trustee in such calendar year), the Custodian, the Operating Advisor, the Certificate Administrator and each Additional Servicer, each at its own expense, shall furnish (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by a Master Servicer, a Special Servicer, the Trustee, the Operating Advisor, the Custodian, or the Certificate Administrator that is a

Servicing Function Participant, use commercially reasonable efforts to cause such Servicing Function Participant to furnish and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to furnish) to the Trustee, the Certificate Administrator, the Depositor (which copy shall be deemed furnished by the Certificate Administrator when made available on its Internet website) (and, with respect to the Special Servicers, also to the Operating Advisor), and the 17g-5 Information Provider, a report substantially in the form of Exhibit II or such other form provided by such Reporting Servicer that complies in all material respects with the requirements of Item 1122 of Regulation AB, on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 11.05, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria as of and for such period. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee in form and substance similar to the form attached hereto as Exhibit II. Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the Reporting Servicer.

Each such report shall be addressed to the Depositor and signed by an authorized officer of the applicable company, and shall address the Relevant Servicing Criteria specified on a certification substantially in the form of Exhibit AA hereto delivered to the Depositor on the Closing Date. Promptly after receipt of each such report, (i) the Depositor may review each such report and, if applicable, consult with each Reporting Servicer as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by each Reporting Servicer, as applicable), and (ii) the Certificate Administrator shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit AA and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, the Certificate Administrator, the Trustee, the Operating Advisor or any Servicing Function Participant shall be required to cause the delivery of any such assessments until April 15th in any given year so long as it has received written confirmation from the Depositor (or, in the case of an Other Securitization, the related Other Depositor) that a report on Form 10-K is not required to be filed in respect of the Trust or the trust for any Other Securitization for the preceding calendar year.

Notwithstanding the foregoing, at any time that the Certificate Administrator and the Trustee are the same entity, the Certificate Administrator and Trustee may provide a combined assessment of compliance required pursuant to this Section 11.10(a) in respect of their combined Relevant Servicing Criteria as set forth on Exhibit AA hereto.

(b)       The Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator hereby acknowledge and agree that the Relevant Servicing Criteria set forth on Exhibit AA is appropriately set forth with respect to such party and any Servicing Function Participant with which the Master Servicers, Special Servicers, Trustee, Operating Advisor or Certificate Administrator has entered into a servicing relationship.

(c)       No later than ten (10) Business Days after the end of each fiscal year for the Trust, either Master Servicer and either Special Servicer shall notify the Certificate Administrator, the Depositor and each Mortgage Loan Seller as to the name of each Additional Servicer engaged by it and each Servicing Function Participant utilized by it, in each case other than with respect to any Initial Sub-Servicer, and the Trustee, the Operating Advisor and the Certificate Administrator shall notify the Depositor and each Mortgage Loan Seller as to the name of each Servicing Function Participant utilized by it, in each case by providing an updated Exhibit GG, and each such notice (except to a Mortgage Loan Seller) will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 11.10(a), the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator and the Operating Advisor, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 11.11) of each Servicing Function Participant engaged by it.

In the event the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide (and each of the applicable Master Servicer and the applicable Special Servicer shall (i) with respect to an Initial Sub-Servicer engaged by such Master Servicer or Special Servicer that is an Additional Servicer that resigns or is terminated under any applicable servicing agreement, use its reasonable efforts to cause such Additional Servicer and (ii) with respect to any other Additional Servicer that resigns or is terminated under any applicable servicing agreement, cause such Additional Servicer to provide) an annual assessment of compliance pursuant to this Section 11.10, coupled with an attestation as required in Section 11.11 with respect to the period of time that the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator was subject to this Agreement or the period of time that the Additional Servicer was subject to such other servicing agreement.

(d)      The Operating Advisor may at any time request from the Certificate Administrator confirmation of whether a Control Termination Event or Consultation Termination Event occurred during the previous calendar year, and upon such request the Certificate Administrator shall deliver such confirmation to the Operating Advisor within fifteen (15) days of such request.

(e)       Any certificate, statement, report, assessment, attestation, notice and/or information furnished or required to be furnished pursuant to this Section 11.10 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent such item and/or information relates to a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.10.

Section 11.11 Annual Independent Public Accountants’ Attestation Report. On or before March 1st of each year, commencing in March 2022, the Master Servicers, the Special Servicers, the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Relevant Servicing Criteria applicable to it), the Custodian, the Operating Advisor and the Certificate Administrator, each at its own expense, shall cause (and each such party shall (i) with respect to each Initial Sub-Servicer engaged by such Master Servicers, Special Servicers, Trustee, Operating Advisor or Certificate Administrator that is a Servicing Function Participant use commercially reasonable efforts to cause such Servicing Function Participant to cause and (ii) with respect to each other Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, cause such Servicing Function Participant to cause) a registered public accounting firm (which may also render other services to the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Trustee, the Certificate Administrator (who will promptly post such report on the Certificate Administrator’s Website pursuant to Section 3.13(b)) and the Depositor, the 17g-5 Information Provider and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, and, promptly, but not earlier than the second Business Day following the delivery of such report to the 17g-5 Information Provider, to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assertion that such Reporting Servicer has complied with the Relevant Servicing Criteria applicable to it and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is issuing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Relevant Servicing Criteria applicable to it was fairly stated in all material respects. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant’s attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. With respect to any Non-Serviced Companion Loan, the Certificate Administrator will use its reasonable efforts to procure such report from the applicable Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee. Copies of such statement will be provided by the Certificate Administrator in accordance with Section 3.13(b). Such report shall be provided in EDGAR-Compatible Format, or in such other format agreed upon by the Depositor, the Certificate Administrator and the providing parties.

Promptly after receipt of such report from either Master Servicer, either Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Servicing Function Participant, (i) the Depositor may review the report and, if applicable, consult with the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator as to the nature of any defaults by the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Custodian, the

Certificate Administrator or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, as the case may be, in the fulfillment of any of the applicable Master Servicer’s, the applicable Special Servicer’s, the Trustee’s, the Certificate Administrator’s, the Operating Advisor’s, the Custodian’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing or primary servicing agreement, and (ii) the Certificate Administrator shall confirm that each accountants’ attestation report submitted pursuant to this Section 11.11 relates to an assessment of compliance meeting the requirements of Section 11.10 and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Custodian or any Additional Servicer shall be required to deliver, or shall be required to cause the delivery of such reports until April 15th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed with respect to the Trust for the preceding fiscal year.

Any notice, report, assessment of compliance, statement, certificate and/or information furnished or required to be furnished pursuant to this Section 11.11 shall also be provided to each Other Depositor and each Other Certificate Administrator (to the extent the notice and/or information relates to a Serviced Companion Loan or a party that services, specially services or is trustee or custodian for a Serviced Companion Loan) in the same time frame as set forth in this Section 11.11.

Section 11.12 Indemnification. Each of the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Custodian, the Operating Advisor and the Asset Representations Reviewer shall indemnify and hold harmless each Certification Party from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of (i) an actual breach by such Master Servicer, such Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Certificate Administrator, as the case may be, of its obligations under this Article XI, (ii) negligence, bad faith or willful misconduct on the part of such Master Servicer, such Special Servicer, the Trustee, the Asset Representations Reviewer, the Operating Advisor, the Custodian or the Certificate Administrator in the performance of such obligations, or (iii) delivery of any Deficient Exchange Act Deliverable by, or on behalf of, such party.

The Master Servicers, the Special Servicers, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, in each case, indemnify and hold harmless each Certification Party from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such Certification Party arising out of (a) a breach of its obligations to provide any of the annual compliance statements or annual assessment of compliance with the servicing criteria or attestation reports pursuant to the applicable sub-servicing or primary servicing agreement, (b) negligence, bad faith or willful misconduct on its part in the performance of such obligations, (c) any failure by it, as a Servicer (as defined in Section 11.02(b)) to identify a Servicing Function Participant pursuant to Section 11.02(c), or (d) delivery of any Deficient Exchange Act Deliverable.

In addition, each of the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator and the Trustee shall cooperate (and require each Servicing Function Participant and Additional Servicer retained by it to cooperate under the applicable Sub-Servicing Agreement) with the Depositor and each Other Depositor as necessary for the Depositor or such Other Depositor, as applicable, to conduct any reasonable due diligence necessary to evaluate and assess any material instances of non-compliance disclosed in any of the deliverables required by the applicable reporting requirements under the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder (“Reporting Requirements”).

In connection with comments provided to the Depositor or any Other Depositor from the Commission or its staff regarding information (x) delivered by the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Custodian, the Certificate Administrator, the Trustee, a Servicing Function Participant or an Additional Servicer, as applicable (“Affected Reporting Party”), (y) regarding such Affected Reporting Party, and (z) prepared by such Affected Reporting Party or any registered public accounting firm, attorney or other agent retained by such Affected Reporting Party to prepare such information, which information is contained in a report filed by the Depositor or any Other Depositor under the Reporting Requirements and which comments are received subsequent to the Depositor’s or any Other Depositor’s filing of such report, the Depositor or any Other Depositor shall promptly provide to such Affected Reporting Party any such comments which relate to such Affected Reporting Party. Such Affected Reporting Party shall be responsible for timely preparing a written response to the Commission or its staff for inclusion in the Depositor’s or any Other Depositor’s response to the Commission or its staff, unless such Affected Reporting Party elects, with the consent of the Depositor or any Other Depositor, as applicable (which consent shall not be unreasonably denied, withheld or delayed), to directly communicate with the Commission or its staff and negotiate a response and/or resolution with the Commission or its staff; provided, however, that if an Affected Reporting Party is a Servicing Function Participant or Additional Servicer retained by a Master Servicer, a Master Servicer shall receive copies of all material communications pursuant to this Section 11.12. If such election is made, the applicable Affected Reporting Party shall be responsible for directly negotiating such response and/or resolution with the Commission or its staff in a timely manner; provided that (i) such Affected Reporting Party shall use reasonable efforts to keep the Depositor or any Other Depositor informed of its progress with the Commission or its staff and copy the Depositor or any Other Depositor on all correspondence with the Commission or its staff and provide the Depositor or any Other Depositor with the opportunity to participate (at the Depositor’s or any Other Depositor’s expense) in any telephone conferences and meetings with the Commission or its staff and (ii) the Depositor or any Other Depositor shall cooperate with any Affected Reporting Party in order to authorize such Affected Reporting Party and its representatives to respond to and negotiate directly with the Commission or its staff with respect to any comments from the Commission or its staff relating to such Affected Reporting Party and to notify the Commission or its staff of such authorization. The Depositor (or any Other Depositor) and the Affected Reporting Party shall cooperate and coordinate with one another with respect to any requests made to the Commission or its staff for extension of time for submitting a response or compliance. All respective reasonable out-of-pocket costs and expenses incurred by the Depositor or any Other Depositor (including reasonable legal fees and expenses of outside counsel to the Depositor or any Other Depositor, as the case may be) in connection with the foregoing (other than those costs and expenses required to be at the Depositor’s or any Other Depositor’s expense as set forth above) and any amendments to any reports filed with the Commission or its staff related thereto shall be promptly paid by the applicable Affected Reporting Party upon receipt of an itemized invoice from the Depositor or any Other Depositor, as the case may be. Each of the Master Servicers, the Special Servicers, the Operating Advisor, the Custodian, the Certificate Administrator and the Trustee shall (i) with respect to any Initial Sub-Servicer engaged by it that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer and each Servicing Function Participant with which, in each case, it has entered into a servicing relationship with respect to the Mortgage Loans, cause such party to, comply with the foregoing by inclusion of similar provisions in the related sub-servicing or similar agreement.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Party, then the applicable Master Servicer, the applicable Special Servicer, the Trustee, the Certificate Administrator, the Custodian or the Operating Advisor (the “Performing Party”) shall contribute to the amount paid or payable to the Certification Party as a result of the losses, claims, damages or liabilities of the Certification Party in such proportion as is appropriate to reflect the relative fault of the Certification Party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to Section 11.06, Section 11.09 (if applicable), Section 11.10 or Section 11.11 (or breach of its obligations under the applicable sub-servicing or primary servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing Party’s negligence, bad faith or willful misconduct in connection therewith. The applicable Master Servicer, the applicable Special Servicer, the Trustee, the Operating Advisor and the Certificate Administrator shall (i) with respect to any Initial Sub-Servicer engaged by such Master Servicer, such Special Servicer, Trustee or Certificate Administrator that is a Servicing Function Participant or Additional Servicer, use commercially reasonable efforts to cause such party to, and (ii) with respect to each other Additional Servicer or Servicing Function Participant, in each case, with which it has entered into a servicing relationship with respect to the Mortgage Loans cause such party, in each case, to agree to the foregoing indemnification and contribution obligations. This Section 11.12 shall survive the termination of this Agreement or the earlier resignation or removal of either Master Servicer, either Special Servicer, the Trustee, the Operating Advisor, the Custodian or the Certificate Administrator.

Section 11.13 Amendments. This Article XI may be amended with the written consent of the parties hereto pursuant to Section 13.01 for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25), or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement; provided that the reports and certificates required to be prepared pursuant to Section 3.13, 11.09, 11.10 and 11.11 shall not be eliminated without Rating Agency Confirmation with respect to the Certificates or, with respect to any Serviced Companion Loan Securities, without a confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25). For the avoidance of doubt, any amendment to this Article XI affecting a Serviced Companion Loan shall be subject to Section 13.01(k).

Section 11.14 Regulation AB Notices.  Any notice, report or certificate required to be delivered by any of the Master Servicers, the Special Servicers, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Custodian or the Trustee, as the case may be, to the Depositor pursuant to this Article XI may be delivered via email (and additionally delivered via phone or telecopy), notwithstanding the provisions of Section 13.05, to cts.sec.notifications@wellsfargo.com and Form10K.compliance@cwt.com.

Section 11.15 Certain Matters Relating to the Future Securitization of the Serviced Pari Passu Companion Loans. (a) Each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any sub-servicer appointed with respect to any Serviced Pari Passu Companion Loan to, upon written request or notice from a Mortgage Loan Seller (or a permitted transferee of such Mortgage Loan Seller pursuant to the related Intercreditor Agreement), reasonably cooperate with the Mortgage Loan Seller (or such permitted transferee) selling any Serviced Pari Passu Companion Loan into a securitization that is required to comply with Regulation AB (a “Regulation AB Companion Loan Securitization”) and, to the extent needed in order to comply with Regulation AB, provide to the Mortgage Loan Seller (or such permitted transferee) information about itself that such Mortgage Loan Seller reasonably requires to meet the requirements of Items 1117 and 1119 and paragraphs (b), (c)(2), (c)(3), (c)(4), (c)(5), (c)(6) and (e) of Item 1108 of Regulation AB and shall reasonably cooperate with such Mortgage Loan Seller to provide such other information as may be reasonably necessary to comply with the requirements of Regulation AB. Each of the Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer understands that such information may be included in the offering material related to a Regulation AB Companion Loan Securitization and agrees to (b) negotiate in good faith an agreement (subject to the final sentence of this sub-section) to indemnify and hold the related depositor and underwriters involved in the offering of the related commercial mortgage pass through certificates harmless for any costs, liabilities, fees and expenses incurred by the depositor or such underwriters as a result of any material misstatements or omissions or alleged material misstatements or omissions in any such offering material to the extent that such material misstatement or omission was made in reliance upon any such information provided by the Trustee (where such information pertains to the Trustee individually and not to any specific aspect of the Trustee’s duties or obligations under this Agreement), the Certificate Administrator

(where such information pertains to the Certificate Administrator individually and not to any specific aspect of the Certificate Administrator’s duties or obligations under this Agreement), the applicable Master Servicer (where such information pertains to the applicable Master Servicer individually and not to any specific aspect of the applicable Master Servicer’s duties or obligations under this Agreement) or the applicable Special Servicer (where such information pertains to the applicable Special Servicer individually and not to any specific aspect of the applicable Special Servicer’s duties or obligations under this Agreement), as applicable, to such depositor, underwriters or Mortgage Loan Seller (or permitted transferee) as required by this Section 11.15(a) and (ii) deliver such securities law opinion(s) of counsel, certifications and/or indemnification agreement(s) (to the extent the cost thereof is paid by the related Mortgage Loan Seller) with respect to such information that are substantially similar to those delivered with respect to the offering material for this securitization by the applicable Master Servicer, the applicable Special Servicer, Trustee or Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the offering material related to a Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent that the information provided by the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, for inclusion in the offering materials related to such Regulation AB Companion Loan Securitization is substantially and materially similar to the information provided by such party with respect to the offering materials related to this transaction, subject to any required changes due to any amendments to Regulation AB or any changes in the interpretation of Regulation AB or changes in factual circumstances, such party shall be deemed to be in compliance with this Section 11.15(a). Any indemnification agreement executed by the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer in connection with the Regulation AB Companion Loan Securitization shall be substantially similar to the related indemnification agreement executed in connection with this Agreement. It shall be a condition precedent to any party’s obligations otherwise set forth above and/or elsewhere in Article XI that the Mortgage Loan Seller (or permitted transferee) shall have (a) provided reasonable advance notice (and, in any event, not less than 10 Business Days) of the exercise of its rights hereunder and (b) paid, or entered into reasonable agreement to cause to be paid, the reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by such party in reviewing and/or causing the delivery of any disclosure, opinion of counsel or indemnification agreement.

(b)       Each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and each of the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed thereby with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), cooperate with the depositor, trustee, certificate administrator, master servicer and special servicer for any Regulation AB Companion Loan Securitization in preparing each Form 10-D, Form ABS-EE, Form 8-K and Form 10-K required to be filed by such Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or other applicable party for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) and shall provide to such depositor, trustee, certificate administrator and master servicer within the time period set forth in the Other Pooling and Servicing Agreement (so long as such time period is no earlier than the time periods set forth herein) for such Regulation AB Companion Loan Securitization such information relating to a Serviced Securitized Companion Loan as may be reasonably necessary for the depositor, trustee, certificate administrator and master servicer of the Regulation AB Companion Loan Securitization to timely comply with the reporting requirements of Regulation AB and the Exchange Act; provided, however, that any parties to any Regulation AB Companion Loan Securitization shall consult with the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer (and the applicable Master Servicer shall consult with any sub-servicer appointed by it with respect to the related Serviced Whole Loan), and the Trustee, the Certificate Administrator, such Master Servicer and such Special Servicer shall cooperate with such parties in respect of establishing the time periods for preparation of the Form 10-D and Form ABS-EE reports in the documentation for such Regulation AB Companion Loan Securitization. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(b) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(b).

(c)       Each of the Trustee, the Certificate Administrator, the Custodian, the Master Servicers and the Special Servicers shall, and each of the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed thereby with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), provide the depositor, trustee or certificate administrator, as applicable, under a Regulation AB Companion Loan Securitization (until January 30 of the first year in which the trustee or certificate administrator, as applicable, for such Regulation AB Companion Loan Securitization files a Form 15 Suspension Notification with respect to the related trust) information with respect to any event that is required to be disclosed under Form 8-K with respect to a Serviced Securitized Companion Loan within two (2) Business Days after the occurrence of such event of which it has knowledge. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, either Master Servicer or either Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(c) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(c).

(d)      On or before March 1st of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the Master Servicers and the Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), provide, with respect to itself, to the depositor, trustee or certificate administrator, as applicable, under such Regulation AB Companion Loan Securitization, to the extent required pursuant to Item 1122 of Regulation AB, (i) a report on an assessment of compliance with the servicing criteria to the extent required pursuant to Item 1122(a) of Regulation AB, (ii) a registered accounting firm’s attestation report on such Person’s assessment of compliance with the applicable servicing criteria to the extent required pursuant to Item 1122(b) of Regulation AB and (iii) such other information as may be required pursuant to Item 1122(c) of Regulation AB. Notwithstanding the foregoing, to the extent the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(d) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(d).

(e)       On or before March 1st of each year during which a Regulation AB Companion Loan Securitization is required to file an annual report on Form 10-K (and not in respect of any year in which such Regulation AB Companion Loan Securitization is not required to file an annual report on Form 10-K because a Form 15 Suspension Notification with respect to the related trust was filed), each of the Trustee, the Certificate Administrator, the applicable Master Servicers and the applicable Special Servicers shall, and the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause any Servicing Function Participant appointed with respect to a Serviced Securitized Companion Loan to, to the extent required pursuant to Item 1123 of Regulation AB, deliver, with respect to itself, to the depositor, trustee or certificate administrator under such Regulation AB Companion Loan Securitization (provided that (a) such party has received notice of the occurrence of the related Regulation AB Companion Loan Securitization, or (b) such party is also a party to the related Other Pooling and Servicing Agreement, or (c) the applicable Regulation AB Companion Loan Securitization closed prior to the Closing Date, as reflected on Exhibit S), under such Regulation AB Companion Loan Securitization a servicer compliance statement signed by an authorized officer of such Person that satisfies the requirements of Item 1123 of Regulation AB. Notwithstanding the foregoing, to the extent the Trustee, the Certificate Administrator, the applicable Master Servicer or the applicable Special Servicer, as the case may be, complies in all material respects with the timing, reporting and attestation requirements imposed on such party in Article XI of this Agreement (other than this Section 11.15) with respect to the comparable timing, reporting and attestation requirements contemplated in this Section 11.15(e) with respect to such Regulation AB Companion Loan Securitization, such party shall be deemed to be in compliance with the provisions of this Section 11.15(e).

(f)       Each of the Trustee, the Certificate Administrator, the applicable Master Servicer and the applicable Special Servicer shall use commercially reasonable efforts to cause a Servicing Function Participant to agree (severally but not jointly) to indemnify (such indemnity limited to each such parties respective failure described below) and hold the related Mortgage Loan Seller (or permitted transferee), depositor, sponsor(s), trustee, certificate administrator or master servicer under a Regulation AB Companion Loan Securitization harmless for any costs, liabilities, fees and expenses incurred by such Mortgage Loan Seller, depositor, sponsor(s), trustee, certificate administrator or master servicer as a result of any failure by the Servicing Function Participant to comply with the reporting requirements to the extent applicable set forth under Sections 11.15(b), (c), (d) or (e) above.

Any subservicing agreement related to a Serviced Securitized Companion Loan shall contain a provision requiring the related Sub-Servicer to provide to the applicable Master Servicer or the applicable Special Servicer, as applicable, information, reports, statements and certificates with respect to itself and such Serviced Securitized Companion Loan comparable to any information, reports, statements or certificates required to be provided by the applicable Master Servicer or the applicable Special Servicer pursuant to this Section 11.15, even if such Sub-Servicer is not otherwise required to provide such information, reports or certificates to any Person in order to comply with Regulation AB. Such information, reports or certificates shall be provided to the applicable Master Servicer or the applicable Special Servicer, as the case may be, no later than two Business Days prior to the date on which the applicable Master Servicer or the applicable Special Servicer, as the case may be, is required to deliver its comparable information, reports, statements or certificates pursuant to this Section 11.15.

(g)       With respect to any Mortgaged Property that secures a Serviced Pari Passu Companion Loan that the applicable Other Depositor has notified the applicable Master Servicer and the applicable Special Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the relevant Distribution Date) with respect to an Other Securitization that includes such Serviced Companion Loan, to the extent that the applicable Master Servicer or the applicable Special Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Mortgagor, beginning with the first calendar quarter in which such notice from the Other Depositor was received, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year in which such notice from the Other Depositor was received, as applicable, the applicable Master Servicer the applicable Special Servicer shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, the financial statements of such “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the applicable Master Servicer (or by the applicable Special Servicer and provided to the applicable Master Servicer solely in the case of any related Specially Serviced Loan or the applicable Special Servicer with respect to any Serviced REO Property and provided by the applicable Special Servicer to the applicable Master Servicer) in accordance with CREFC®

guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the related Mortgagor in such financial statements (or as reported by the related Mortgagor to the applicable Special Servicer and provided by the applicable Special Servicer to the applicable Master Servicer solely in the case of any related Specially Serviced Loan or as reported by the applicable Special Servicer with respect to Serviced REO Property and provided by the applicable Special Servicer to the applicable Master Servicer).

If the applicable Master Servicer or the applicable Special Servicer does not receive such financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the related Mortgage Loan documents, the applicable Master Servicer or the applicable Special Servicer shall notify the Other Depositor with respect to such Other Securitization that includes the related Serviced Pari Passu Companion Loan (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The applicable Master Servicer (in the case of Non-Specially Serviced Loans) or the applicable Special Servicer (in the case of Specially Serviced Loans) shall use efforts consistent with the Servicing Standard (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements required to be delivered by the related Mortgagor under the related Mortgage Loan documents.

The applicable Master Servicer (with respect to Non-Specially Serviced Loans) and the applicable Special Servicer (with respect to Specially Serviced Loans) shall (and shall cause each applicable Sub-Servicing Agreement entered into after receipt of written notice from the Other Depositor that such Serviced Pari Passu Companion Loan is a significant obligor to require the related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the related Mortgagor related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed with respect to the Other Securitization, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization; provided, however, the applicable Special Servicer shall provide such Officer’s Certificate to the applicable Master Servicer and the applicable Master Servicer shall forward such Officer’s Certificate to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

(h)       If any Other Securitization includes a Serviced Companion Loan and is subject to the reporting requirements of the Exchange Act, then the obligations of the parties hereto set forth in this Article XI with respect such Other Securitization shall remain in full force and effect notwithstanding that the Trust may cease to be subject to the reporting requirements of the Exchange Act.

Section 11.16 Certain Matters Regarding Significant Obligors. As of the Closing Date, the United States General Services Administration for use by the U.S. Department of Justice (the “GSA-USDOJ”) is a “significant obligor” within the meaning of Item 1101(k) of Regulation AB (“Significant Obligor”) with respect to the Trust, and there are no other Significant Obligors with respect to the Trust. The parties hereto acknowledge that no financial information will be provided with respect to the GSA-USDOJ as a “significant obligor” with respect to the Trust pursuant to Item 1112(b) of Regulation AB based on Instruction 1 to Item 1112(b) which states that “[n]o information need be provided pursuant to paragraph (b) of this section if the obligations of the significant obligor as they relate to the pool assets are backed by the full faith and credit of the United States.”

Section 11.17 Impact of Cure Period. For the avoidance of doubt, neither the Master Servicers nor the Special Servicers shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this Article XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, during any grace period provided for in this Article XI; provided that if any such party fails to comply with the delivery requirements of this Article XI by the expiration of any applicable grace period such failure shall constitute a Servicer Termination Event. Neither the Master Servicer nor the Special Servicers shall be subject to a Servicer Termination Event pursuant to clause (iii) of the definition thereof prior to the expiration of the grace period applicable to such party’s obligations under this Article XI as provided for in such clause (iii) nor shall any such party be deemed to not be in compliance under this Agreement, for failing to deliver any item required under this Article XI by the time required hereunder with respect to any reporting period for which the Trust (or any trust in a related Other Securitization) is not required to file Exchange Act reports.

[End of Article XI]

Article XII

THE ASSET REPRESENTATIONS REVIEWER

Section 12.01 Asset Review.

(a)       On or prior to each Distribution Date, based either on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the applicable Master Servicer for such Distribution Date, the Certificate Administrator shall determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator shall promptly provide notice to all Certificateholders and each other party to this Agreement. Any notice required to be delivered to the Certificateholders pursuant to this Article XII shall be delivered by the Certificate Administrator by posting such notice on the Certificate Administrator’s Website, by mailing such notice to the Certificateholders’ addresses appearing in the Certificate Register in the case of Definitive Certificates and by delivering such notice via the Depository in the case of Book-Entry Certificates. The Certificate Administrator shall include in the Form 10-D relating to the reporting period in which the Asset Review Trigger occurred the following statement describing the events that caused the Asset Review Trigger to occur: “As of the [Date of Distribution], the following Mortgage Loans identified below are 60 or more days delinquent and an Asset Review Trigger as defined in the Pooling and Servicing Agreement has occurred.” On each Distribution Date occurring after providing such notice to Certificateholders, the Certificate Administrator, based on information provided to it by the applicable Master Servicer or the applicable Special Servicer, as the case may be, shall determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) whether an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) in the form of Exhibit SS within two (2) Business Days to the applicable Master Servicer, the applicable Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

If Certificateholders (other than Holders of the RR Interest) evidencing not less than 5% of the Voting Rights of the Certificates deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), then the Certificate Administrator shall promptly provide written notice thereof to all Certificateholders (with a copy to the Asset Representations Reviewer) and conduct a solicitation of votes in accordance with Section 5.10 to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Holders of Certificates evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within one-hundred fifty (150) days of receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator shall promptly provide written notice thereof to all parties to this Agreement, the Underwriters, the Mortgage Loan Sellers, the Directing Certificateholder, the Risk Retention Consultation Party and the other Certificateholders (the “Asset Review Notice”). Upon receipt of an Asset Review Notice, the Asset Representations Reviewer shall request access to the Secure Data Room by providing the Certificate Administrator with a certification substantially in the form attached hereto as Exhibit RR (which shall be sent via email to trustadministrationgroup@wellsfargo.com or submitted electronically via the Certificate Administrator’s Website). Upon receipt of such certification, the Certificate Administrator shall promptly (and in any case within two (2) Business Days after such receipt) grant the Asset Representations Reviewer access to the Secure Data Room. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) in this sentence and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) in this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Trust from the applicable Collection Account. The Certificate Administrator shall be entitled to administer any vote in connection with the foregoing through an agent.

(b)       (i) Upon receipt of an Asset Review Notice, the Custodian (with respect to clauses (1)-(5) below), the applicable Master Servicer (with respect to clauses (6) and (7) below for Non-Specially Serviced Loans for which it acts as Master Servicer) and the applicable Special Servicer (with respect to clauses (6) and (7) below for Specially Serviced Loans) shall promptly, but in no event later than ten (10) Business Days, provide the following materials in electronic format to the extent in their possession to the Asset Representations Reviewer (collectively, with the Diligence Files posted on the Secure Data Room by the Certificate Administrator pursuant to Section 4.08, a copy of the Prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of this Agreement, the “Review Materials”):

(1)       a copy of an assignment of the Mortgage in favor of the Trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(2)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(3)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (1) or (2) above;

(4)       copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(5)       a copy of an assignment in favor of the Trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(6)       a copy of any notice previously delivered by the applicable Master Servicer or applicable Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(7)      a copy of any other related documents that were entered into or delivered in connection with the origination of the related Mortgage Loan that the Asset Representations Reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the Asset Representations Reviewer, in the time frames and as otherwise described in clause (ii) hereof.

(ii)       In addition, in the event that, as part of an Asset Review of a Mortgage Loan, the Asset Representations Reviewer determines it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the Asset Representations Reviewer shall promptly, but in no event later than ten (10) Business Days after receipt of the Review Materials, notify the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request that the applicable Master Servicer or the applicable Special Servicer, as the case may be, promptly, but in no event later than ten (10) Business Days after receipt of notification from the Asset Representations Reviewer, deliver to the Asset Representations Reviewer such missing document(s) to the extent in its possession; provided that any such notification and/or request shall be in writing, specifically identifying the documents being requested and sent to the notice address for the related party set forth in Section 13.05 of this Agreement. In the event any missing documents are not provided by the applicable Master Servicer or the applicable Special Servicer, as the case may be, within such ten (10) Business Day period, the Asset Representations Reviewer shall request such documents from the related Mortgage Loan Seller; provided that the Mortgage Loan Seller shall be required under the related Mortgage Loan Purchase Agreement to deliver such missing document only to the extent such document is in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or Mortgage Loan Seller or any draft documents or privileged or internal communications.

(iii)      The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a Person that is not a party to this Agreement or the applicable Mortgage Loan Seller, and shall do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review conducted pursuant to this Section 12.01 (any such information, “Unsolicited Information”).

(iv)      Upon receipt by the Asset Representations Reviewer of the Asset Review Notice and access to the Diligence File with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, shall commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). The Asset Representations Reviewer shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller with respect to such Delinquent Loan in accordance with the procedures set forth on Exhibit QQ (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in Exhibit PP if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Once an Asset Review of a Mortgage Loan is completed, no further

Asset Review shall be required in respect of, or performed on, such Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or again become a Delinquent Loan at a time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such new Asset Review Trigger.

(v)       No Certificateholder shall have the right to change the scope of the Asset Review, and the Asset Representations Reviewer shall not be required to review any information other than (1) the Review Materials and (2) if applicable, Unsolicited Information.

(vi)      The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

(vii)     The Asset Representations Reviewer shall prepare a preliminary report with respect to each Delinquent Loan within fifty-six (56) days after the date on which access to the Secure Data Room is provided, subject to the last sentence of this paragraph. In the event that the Asset Representations Reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the Asset Representations Reviewer by the applicable Master Servicer (with respect to Non-Specially Serviced Loans), the applicable Special Servicer (with respect to Specially Serviced Loans) to the extent in the possession of the applicable Master Servicer or applicable Special Servicer, as applicable, or from the related Mortgage Loan Seller within ten (10) Business Days following the request by the Asset Representations Reviewer to the applicable Master Servicer, the applicable Special Servicer or the related Mortgage Loan Seller, as the case may be, as described in Section 12.01(b)(ii), the Asset Representations Reviewer shall list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the Asset Representations Reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The Asset Representations Reviewer shall provide such preliminary report to the applicable Master Servicer (with respect to Non-Specially Serviced Loans) or the applicable Special Servicer (with respect to Specially Serviced Loans), and the related Mortgage Loan Seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related Mortgage Loan Seller shall have ninety (90) days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related Mortgage Loan Seller’s claim that the representation and warranty has not failed a Test or that any missing information or documents in the Review Materials are not required to complete a Test shall be sent by such Mortgage Loan Seller to the Asset Representations Reviewer. For avoidance of doubt, the Asset Representations Reviewer shall not be required to prepare a preliminary report in the event the Asset Representations Reviewer determines that there is no Test failure with respect to the related Mortgage Loan.

(viii)    The Asset Representations Reviewer shall, within sixty (60) days after the date on which access to the Secure Data Room is provided to the Asset Representations Reviewer by the Certificate Administrator or within the ten (10) days after the expiration of the Cure/Contest Period (whichever is later), complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to this Agreement, the related Mortgage Loan Seller for each Delinquent Loan and the Directing Certificateholder and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee, the Special Servicer, the Master Servicer and the Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional thirty (30) days, upon written notice to the parties to this Agreement and the applicable Mortgage Loan Seller, if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loan and/or the Mortgaged Property or Mortgaged Properties. In no event may the Asset Representations Reviewer determine whether any Test failure constitutes a Material Defect, or whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each case, shall be a responsibility of the applicable Enforcing Servicer pursuant to Section 12.01(b)(x) of this Agreement.

(ix)      In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the applicable Master Servicer (with respect to Non-Specially Serviced Loans), the applicable Special Servicer (with respect to Specially Serviced Loans) or the related Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer shall prepare the Asset Review Report solely based on the documentation received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer shall have no responsibility to independently obtain any such documentation from any party to this Agreement or otherwise.

(x)       Within thirty (30) days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer shall determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer shall enforce the obligations of the applicable Mortgage Loan Seller with respect to such Material Defect in accordance with Section 2.03(b).

(c)       The Asset Representations Reviewer and its affiliates shall keep confidential Privileged Information received from any party to this Agreement or any Sponsor (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any Person (including Certificateholders), other than (1) to the extent expressly required by this Agreement in an Asset Review Report or otherwise, to the other parties to this Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to this Agreement that receives Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information shall not disclose such Privileged Information to any Person without the prior written consent of the applicable Special Servicer other than pursuant to a Privileged Information Exception.

(d)      The Asset Representations Reviewer may delegate its duties to agents or subcontractors so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 12.01; provided that no agent or subcontractor may (i) be affiliated with any Mortgage Loan Seller, either Master Servicer, either Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates or (ii) have been paid any fees, compensation or other remuneration by an Underwriter, a Master Servicer, a Special Servicer, the Depositor, the Certificate Administrator, the Trustee, the Directing Certificateholder or any of their respective Affiliates in connection with due diligence or other services with respect to any Mortgage Loan prior to the Closing Date. Notwithstanding the foregoing sentence, the Asset Representations Reviewer shall remain obligated and primarily liable for any Asset Review required hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under this Agreement. The Asset Representations Reviewer shall be entitled to enter into an agreement with any agent or subcontractor providing for indemnification of the Asset Representations Reviewer by such agent or subcontractor, and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 12.02 Payment of Asset Representations Reviewer Fees and Expenses; Limitation of Liability.

(a)       The Depositor shall pay the Asset Representations Reviewer a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the Asset Representations Reviewer shall be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and shall be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and shall be calculated in the same manner as interest is calculated on such Mortgage Loans.

(b)       As compensation for the performance of its duties hereunder, with respect to an individual Asset Review Trigger and each Mortgage Loan that is a Delinquent Loan and is subject to an Asset Review (for purposes of this paragraph, each a “Subject Loans”), upon the completion of any Asset Review with respect to an individual Asset Review Trigger, the Asset Representations Reviewer shall be paid a fee equal to (a) in the case of a Subject Loan that is not an NCB Co-op Mortgage Loan, (i) $15,000, plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance less than $20,000,000, (ii) $20,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $20,000,000, but less than $40,000,000 or (iii) $25,000 plus $1,000 per additional Mortgaged Property with respect to a Delinquent Loan with a Cut-off Date Balance greater than or equal to $40,000,000 and (b) in the case of a Subject Loan that is an NCB Co-op Mortgage Loan, $10,000 (any such fee, the “Asset Representations Reviewer Asset Review Fee”). The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan (or, in the case of a Joint Mortgage Loan, the applicable Mortgage Loan Seller Percentage Interest thereof) shall be paid by the related Mortgage Loan Seller; provided, however, that if the related Mortgage Loan Seller is insolvent or fails to pay such amount within ninety (90) days of written invoice therefor by the Asset Representations Reviewer, such fee shall be paid by the Trust following delivery by the Asset Representations Reviewer of a certification to the applicable Master Servicer that the requirements for payment set forth in this Section 12.02(b) have been met. The Asset Representations Reviewer shall not deliver any such certificate unless it has invoiced payment of such amount and otherwise met the requirements for payment set forth in this Section 12.02(b), including receipt of evidence of such insolvency or failure to pay such amount. A Mortgage Loan Seller shall be deemed to have failed to pay such amount hereunder ninety (90) days after delivery by the Asset Representations Reviewer of an itemized invoice to such Mortgage Loan Seller by registered mail or overnight courier to the address listed in this Agreement for such Mortgage Loan Seller, or to such other address as shall be provided by such Mortgage Loan Seller for delivery of notices in accordance with this Agreement, or ninety (90) days following attempted delivery of such invoice by registered mail or overnight courier and reasonable follow -up by telephone or e-mail. Notwithstanding any payment of such fee by the Trust to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller and the Enforcing Servicer shall pursue remedies against such Mortgage Loan Seller to recover any such amounts to the extent paid by the Trust.

(c)       Notwithstanding the foregoing, the Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan shall be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review that is repurchased or substituted by a Mortgage Loan Seller, and such portion of the Purchase Price received shall be used to reimburse the Asset Representations Reviewer or the Trust, as the case may be, for such fees pursuant to Section 12.02(b).

(d)      The Asset Representations Reviewer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 12.03 Resignation of the Asset Representations Reviewer. The Asset Representations Reviewer may resign and be discharged from its obligations hereunder by giving written notice thereof to the other parties to this Agreement and each Rating Agency. Upon such notice of resignation, the Depositor shall promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. If no successor asset representations reviewer shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Asset

Representations Reviewer will bear all reasonable costs and expenses of each party hereto and each Rating Agency in connection with its resignation.

Section 12.04 Restrictions of the Asset Representations Reviewer. Neither the Asset Representations Reviewer nor any of its Affiliates shall make any investment in any Class of Certificates; provided, however, that such prohibition shall not apply to (i) riskless principal transactions effected by a broker dealer Affiliate of the Asset Representations Reviewer or (ii) investments by an Affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such Affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under this Agreement from personnel involved in such Affiliate’s investment activities and (B) prevent such Affiliate and its personnel from gaining access to information regarding the Trust and the Asset Representations Reviewer and its personnel from gaining access to such Affiliate’s information regarding its investment activities.

Section 12.05 Termination of the Asset Representations Reviewer.

(a)       An “Asset Representations Reviewer Termination Event” means any one of the following events whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)        any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure shall continue unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the Holders of Certificates evidencing greater than 25% of the Voting Rights, provided that any such failure that is not curable within such thirty (30) day period, the Asset Representations Reviewer shall have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)       any failure by the Asset Representations Reviewer to perform its obligations hereunder in accordance with the Asset Review Standard in any material respect, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iii)      any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure shall continue unremedied for a period of thirty (30) days after the date written notice of such failure, requiring the same to be remedied, is given to the Asset Representations Reviewer by any party to this Agreement;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Asset Representations Reviewer, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(v)       the Asset Representations Reviewer shall consent to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

(vi)      the Asset Representations Reviewer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator shall promptly provide written notice to all Certificateholders (which shall be simultaneously delivered to the Asset Representations Reviewer) in accordance with the notice distribution procedures described in Section 12.01(a), unless the Certificate Administrator has received written notice that such Asset Representations Reviewer Termination Event has been remedied. If an Asset Representations Reviewer Termination Event shall occur then, and in each and every such case, so long as such Asset Representations Reviewer Termination Event shall not have been remedied, either the Trustee (i) may or (ii) upon the written direction of Holders of Certificates evidencing at least 25% of the Voting Rights (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts), shall, terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement, other than rights and obligations accrued prior to such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination), by notice in writing to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of itself and of each other party to this Agreement in connection with its termination due to an Asset Representations Reviewer Termination Event. Notwithstanding anything herein to the contrary, the Depositor and each Mortgage Loan Seller shall have the right, but not the obligation, to notify the Certificate Administrator and the Trustee of any Asset Representations Reviewer Termination Event of which it becomes aware.

(b)       Upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator shall promptly provide written notice thereof to the Asset Representations Reviewer and to all Certificateholders by (i) posting such notice on its internet website, and (ii) mailing such notice to all Certificateholders at their addresses appearing in the Certificate Register and to the Asset Representations Reviewer. Upon the written direction of Holders of Certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts), the Trustee shall terminate all of the rights and obligations of the Asset Representations Reviewer under this Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights arising out of events occurring prior to such termination) by notice in writing to the Asset Representations Reviewer and appoint the proposed successor. As between the Asset Representations Reviewer, on the one hand, and the Certificateholders, on the other, the Certificateholders shall be entitled in their sole discretion to vote for the termination or not vote for the termination of the Asset Representations Reviewer. In the event that Holders of the Certificates evidencing at least 75% of the Voting Rights (without regard to the application of any Allocated Cumulative Appraisal Reduction Amounts) elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

(c)       On or after the receipt by the Asset Representations Reviewer of written notice of termination, subject to this Section 12.05, all of its authority and power under this Agreement shall be terminated and, without limitation, the terminated Asset Representations Reviewer shall execute any and all documents and other instruments, and do or accomplish all other acts or things reasonably necessary or appropriate to effect the purposes of such notice of termination. As soon as practicable, but in no event later than 30 days after (1) the Asset Representations Reviewer resigns pursuant to Section 12.03 of this Agreement or (2) the Trustee delivers such written notice of termination to the Asset Representations Reviewer, the Trustee shall appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The Trustee shall provide written notice of the appointment of an Asset Representations Reviewer to the Master Servicers, the Special Servicers, the Operating Advisor, the Certificate Administrator, the Directing Certificateholder and each Certificateholder within one Business Day of such appointment.

The Asset Representations Reviewer shall at all times be an Eligible Asset Representations Reviewer and if the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer shall immediately notify the Master Servicers, the Special Servicers, the Trustee, the Operating Advisor, the Certificate Administrator and the Directing Certificateholder of such disqualification and immediately resign under Section 12.03 of this Agreement and the Trustee shall appoint a successor asset representations reviewer subject to and in accordance with this Section 12.05. Notwithstanding the foregoing, if the Trustee is unable to find a successor asset representations reviewer within thirty (30) days of the termination of the Asset Representations Reviewer, the Depositor shall be permitted to find a replacement. The Trustee shall not be liable for any failure to identify and appoint a successor asset representations reviewer so long as the Trustee uses commercially reasonable efforts to conduct a search for a successor asset representations reviewer and such failure is not a result of the Trustee’s negligence, bad faith or willful misconduct in the performance of its obligations hereunder.

(d)      Upon any termination of the Asset Representations Reviewer and appointment of a successor to the Asset Representations Reviewer, the Trustee shall, as soon as possible, give written notice thereof to the Special Servicers, the Master Servicers, the Certificate Administrator (who shall, as soon as possible, give written notice thereof to the Certificateholders), the Operating Advisor, the Mortgage Loan Sellers, the Depositor, each Rating Agency and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder. In the event that the Asset Representations Reviewer is terminated, all of its rights and obligations under this Agreement shall terminate, other than any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued and owing to it under this Agreement) and other than indemnification rights (arising out of events occurring prior to such termination).

[End of Article XII]

Article XIII

MISCELLANEOUS PROVISIONS

Section 13.01 Amendment. (a) This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)        to correct any defect or ambiguity in this Agreement in order to address any manifest error in any provision of this Agreement;

(ii)       to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)      to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest), as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)      to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust, any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(o) or any other provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)      to revise or add any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or any holder of a Serviced Companion Loan not consenting to such revision or addition, as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25);

(vii)     to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)    to modify the provisions of Section 3.05 and 3.17 (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicers, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25);

(ix)      to modify the procedures of this Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders (including, for the avoidance of doubt, any Holder of the RR Interest), as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(xi)      to modify, eliminate or add to any of its provisions in the event the Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller, or (B) may materially and adversely affect the holder of a Companion Loan without such Companion Holder’s consent.

(b)       This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)        reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a

Certificate of any Class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)      adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)      change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary hereunder, without the consent of such Mortgage Loan Seller; or

(v)       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25) and, if required under the related Intercreditor Agreement, the consent of the Subordinate Companion Holder(s) for each Serviced AB Whole Loan.

(c)       Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers or the Special Servicers shall consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to this Agreement may be made that changes any provision specifically required to be included in this Agreement by an Intercreditor Agreement related to a Companion Loan without in each case the consent of the holder of the related Companion Loan(s).

(d)      No later than the effective date of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the 17g-5 Information Provider’s Website pursuant to Section 3.13(b) and Section 3.13(c), as applicable, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment together with a copy of such amendment in electronic format to each Certificateholder and each Serviced Companion Noteholder, the Depositor, each Other Depositor, each Other Certificate Administrator, the Master Servicers, the Special Servicers, the Mortgage Loan Sellers, the Underwriters and the Rating Agencies.

(e)       It shall not be necessary for the consent of Certificateholders under this Section 13.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Certificate Administrator may prescribe.

(f)       The Trustee and the Certificate Administrator shall not be obligated to enter into any amendment pursuant to this Section 13.01 that affects its rights, duties and immunities under this Agreement or otherwise.

(g)      The cost of any Opinion of Counsel to be delivered pursuant to Section 13.01(a) or Section 13.01(c) and the cost of any amendment entered into hereunder shall be borne by the Person seeking the related amendment, except that if either Master Servicer, the Certificate Administrator or the Trustee requests any amendment of this Agreement in furtherance of the rights and interests of Certificateholders, the cost of any Opinion of Counsel required in connection therewith pursuant to Section 13.01(a) or Section 13.01(c) shall be payable out of the Collection Accounts.

(h)       The Servicing Standard shall not be amended unless each Rating Agency provides Rating Agency Confirmation and, with respect to any class of Serviced Companion Loan Securities, the applicable rating agencies provide a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25).

(i)       To the extent the Operating Advisor, the Trustee, the Certificate Administrator, the applicable Master Servicer, the applicable Special Servicer, the Asset Representations Reviewer or Depositor obtains an Opinion of Counsel as provided for in Section 13.01(c) in connection with executing any amendment to this Agreement, such party shall be deemed not to have acted negligently in connection with entering into such amendment for purposes of availing itself of any indemnity provided to such party under this Agreement.

(j)        Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 13.01, Certificates registered in the name of the Depositor or any Affiliate of the Depositor shall be entitled to the same Voting Rights with respect to matters described above as they would if any other Person held such Certificates, so long as neither the Depositor nor any of its Affiliates is performing servicing duties with respect to any of the Mortgage Loans.

(k)       This Agreement may not be amended without the consent of any holder of a Companion Loan if such amendment would materially and adversely affect the rights of such Companion Holder hereunder.

(l)        In addition, if one but not all of the Mortgage Notes evidencing a Joint Mortgage Loan is repurchased by the applicable Mortgage Loan Sellers, this Agreement may be amended by the parties hereto (at the expense of the party requesting such amendment (or, if the applicable Master Servicer or applicable Special Servicer is requesting such amendment in connection with the fulfillment of its duties under this Agreement, at the expense of the Trust)), without the consent of any Certificateholder, to add or modify provisions relating to the applicable Repurchased Note for purposes of the servicing and administration of such Repurchased Note provided that the amendment shall not adversely affect in any material respect the interests of the Certificateholders, as evidenced by a Rating Agency Confirmation from each Rating Agency (obtained at the expense of the Repurchasing Mortgage Loan Seller) with respect to such amendment (or, if no such Rating Agency Confirmation is actually received, by an Opinion of Counsel to such effect). Prior to the effectiveness of such amendment, if one but not all of the Mortgage Notes with respect to a Joint Mortgage Loan is repurchased, the terms of Section 3.30 shall govern the servicing and administration of such Joint Mortgage Loan.

Section 13.02 Recordation of Agreement; Counterparts.  (a) To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Certificate Administrator at the expense of the Depositor on direction by the applicable Special Servicer and with the consent of the Depositor (which may not be unreasonably withheld), but only upon direction accompanied by an Opinion of Counsel (the cost of which shall be paid by the Depositor) to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

(b)       For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. This Agreement shall be valid, binding and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transaction Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case, to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

(c)       The Trustee shall make any filings required under the laws of the state of its place of business required solely by virtue of the fact of the location of the Trustee’s place of business, the costs of which, if any, to be at the Trustee’s expense.

Section 13.03 Limitation on Rights of Certificateholders. (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b)       No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c)       No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, any Intercreditor Agreement, any Mortgage Loan, or with respect to the Certificates, unless, with respect to any suit, action or proceeding upon or under or with respect to this Agreement, such Holder previously shall have given to the Trustee and the Certificate Administrator a written notice of default, and of the continuance thereof, as herein before provided, or of the need to institute such suit, action or proceeding on behalf of the Trust and unless also (except in the case of a default by the Trustee) the Holders of Certificates of any Class evidencing not less than 25% of the related Percentage Interests in such Class shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty (60) days after its receipt of such notice, request and offer of such indemnity, shall have neglected or refused to institute any such action, suit or proceeding. The Trustee shall be under no obligation to exercise any of the trusts or powers vested in it hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Holders of Certificates unless such Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred therein or hereby. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, which priority or preference is not otherwise provided for herein, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all

Certificateholders. For the protection and enforcement of the provisions of this Section 13.03(c), each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 13.04 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.05  Notices. (a) Any communications provided for or permitted hereunder shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to (or, in the case of facsimile notice, when received):

In the case of the Depositor:

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
30 Hudson Yards, 15th Floor
New York, New York 10001
Attention: A.J. Sfarra
cmbsnotices@wellsfargo.com

with a copy to:

Troy B. Stoddard, Esq.
Senior Counsel, Wells Fargo Legal Department, D1086-341
550 South Tryon Street, 34th Floor
Charlotte, North Carolina 28202

In the case of the General Master Servicer:

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager
Email: commercial.servicing@wellsfargo.com

with a copy to:

K&L Gates LLP
300 South Tryon Street, Suite 1000
Charlotte, North Carolina 28202
Attention: Stacy G. Ackermann
Facsimile Number: (704) 353-3190

In the case of the NCB Master Servicer:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

with a copy to:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Karyn Mann, Senior Vice President
Facsimile number (703) 647-3479
Email: kmann@ncb.coop

In the case of the General Special Servicer:

Greystone Servicing Company LLC
5221 N. O’Connor Blvd., Suite 800
Irving, Texas 75039
Attention: Jenna Vick Unell, General Counsel
Facsimile number: 972-868-5490
Email: jenna.unell@greyco.com

with a copy to:

Greystone Servicing Company LLC

5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Attention: Lindsey Wright, Senior Managing Director-Portfolio Oversight

Facsimile number: 972-868-5490

Email: lindsey.wright@greyco.com

In the case of the NCB Special Servicer:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

with a copy to:

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Karyn Mann, Senior Vice President
Facsimile number (703) 647-3479
Email: kmann@ncb.coop

In the case of the Directing Certificateholder:

Eightfold Real Estate Capital, L.P.
111 Lincoln Road, Suite 802
Miami Beach, Florida 33139
Attention: Brian Tageson
Email: btageson@eightfoldcapital.com

With a copy to:

Eightfold Real Estate Capital, L.P.
111 Lincoln Road, Suite 802
Miami Beach, Florida 33139
Attention: Adnan Charania
Email: acharania@eightfoldcapital.com

In the case of the Risk Retention Consultation Party:

c/o Wells Fargo Securities, LLC
10 S. Wacker Drive, 32nd Floor, N8405-320
Chicago, Illinois 60606
Attention: Brigid Mattingly
Email: Brigid.mattingly@wellsfargo.com

with a copy to:

Troy B. Stoddard, Esq.
Senior Counsel, Wells Fargo Legal Department, D1086-341
550 South Tryon Street, 34th Floor
Charlotte, North Carolina 28202

In the case of the Trustee:

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee BANK 2021-BNK34

with a copy to:

CMBSTrustee@wilmingtontrust.com
Facsimile No.: (302) 636-4140

In the case of the Certificate Administrator:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – BANK 2021-BNK34

with a copy to:

cts.cmbs.bond.admin@wellsfargo.com
trustadministrationgroup@wellsfargo.com

In the case of the Custodian:

Wells Fargo Bank, National Association
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Group – BANK 2021-BNK34

with a copy to cmbscustody@wellsfargo.com

in the case of a surrender, transfer or exchange other than with respect to the RR Interest:

Wells Fargo Bank, National Association
600 South 4th Street
7th Floor, MAC 9300-070
Minneapolis, Minnesota 55415
Attention: CTS - Certificate Transfer Services – BANK 2021-BNK34

in the case of the release or transfer of the RR Interest:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody – BANK 2021-BNK34
with a copy to: riskretentioncustody@wellsfargo.com

In the case of the Operating Advisor and the Asset Representations Reviewer:

Pentalpha Surveillance LLC
375 N. French Road, Suite 100
Amherst, New York 14228
Attention: BANK 2021-BNK34 Transaction Manager

with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

In the case of the Mortgage Loan Sellers:

1.	Wells Fargo Bank, National Association 301 South College Street Charlotte, North Carolina 28202 Attention: BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

with a copy to:

Troy B. Stoddard, Esq.
Senior Counsel, Wells Fargo Legal Department, D1086-341
550 South Tryon Street, 34th Floor
Charlotte, North Carolina 28202

and a copy to:

Herschel Patel
Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd Floor
Chicago IL 60606
Telephone number: (312) 368-6461
Email: herschel.patel@wellsfargo.com and cmbsnotices@wellsfargo.com

2.	Bank of America, National Association One Bryant Park

NY1-100-11-07
New York, New York 10036
Attention: Director of CMBS Securitization
Email: leland.f.bunch@bofa.com

with copies to:

W. Todd Stillerman
Associate General Counsel & Director
Bank of America Legal Department
150 North College Street

Mail Code: NC1-028-24-02
Charlotte, North Carolina 28255
Email: todd.stillerman@bofa.com

and

cmbsnotices@bofa.com

and

Katten Muchin Rosenman LLP
550 S. Tyron Street, Suite 2900
Charlotte, North Carolina 28202-4213
Attention: Joshua J. Yablonski, Esq.
Email: joshua.yablonski@katten.com

3.

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York 10036
Attention: Jane Lam

with copies to:

Morgan Stanley Mortgage Capital Holdings LLC
1633 Broadway, 29th Floor
New York, New York 10019
Attention: Legal Compliance Division

and

cmbs_notices@morganstanley.com

4.	National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202

Attention: Kathleen Luzik, Chief Operating Officer

Facsimile number (703) 647-3473

Email: kluzik@ncb.coop

with a copy to:

National Cooperative Bank, N.A.

2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Karyn Mann, Senior Vice President

Facsimile number (703) 647-3479

Email: kmann@ncb.coop

In the case of any mezzanine lender:

The address set forth in the related Intercreditor Agreement.

In the case of any Companion Holder:

The address set forth in the related Intercreditor Agreement.

To each such Person, such other address as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Certificateholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

(b)      Any party required to deliver any notice or information pursuant to the terms of this Agreement to the Rating Agencies shall deliver such written notice of the events or information specified in Section 3.13(c) to the Rating Agencies at the address listed below, promptly following the occurrence thereof. The applicable Master Servicer or the applicable Special Servicer, as the case may be, the Certificate Administrator, and Trustee also shall furnish such other information regarding the Trust as may be reasonably requested by the Rating Agencies to the extent such party has or can obtain such information without unreasonable effort or expense; provided, however, that such other information is first provided to the 17g-5 Information Provider in accordance with the procedures set forth in Section 3.13(c); provided, further, that the 17g-5 Information Provider shall not disclose which Rating Agency has requested such information. Notwithstanding the foregoing, the failure to deliver such notices or copies shall not constitute a Servicer Termination Event, as the case may be, under this Agreement. Any confirmation of the rating by the Rating Agencies required hereunder shall be in writing.

                      Any notices to the Rating Agencies shall be sent to the following addresses:

Kroll Bond Rating Agency, LLC
805 Third Avenue, 29th Floor
New York, New York 10022
Attention: CMBS Surveillance
E-mail: cmbssurveillance@kbra.com

Fitch Ratings, Inc.
300 West 57th Street
New York, New York 10019
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295
E-mail: info.cmbs@fitchratings.com

S&P Global Ratings

55 Water Street, 41st Floor

New York, New York 10041

Attention: Commercial Mortgage Surveillance Manager

E-mail: CMBS_Info_17g5@spglobal.com

Section 13.06      Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 13.07      Grant of a Security Interest. The Depositor intends that the conveyance of the Conveyed Property shall constitute a sale and not a pledge of security for a loan. If such conveyance is deemed to be a pledge of security for a loan, however, the Depositor intends that the rights and obligations of the parties to such loan shall be established pursuant to the terms of this Agreement. The Depositor also intends and agrees that, in such event, (i) the Depositor shall be deemed to have granted to the Trustee (in such capacity) a first priority security interest in the Depositor’s entire right, title and interest in, to and under, whether now owned or existing or hereafter acquired or arising, the Conveyed Property and all proceeds thereof and (ii) this Agreement shall constitute a security agreement under applicable law. The Depositor shall file or cause to be filed, as a precautionary filing, a UCC Financing Statement in all appropriate locations in the State of Delaware promptly following the initial issuance of the Certificates, and the Certificate Administrator shall, at the expense of the Depositor (to the extent reasonable), prepare and file continuation statements with respect thereto, in each case in the six-month period prior to every fifth anniversary of the date of the initial UCC Financing Statement. The Depositor shall cooperate in a reasonable manner with the Certificate Administrator in the preparation and filing of such continuation statements. This Section 13.07 shall constitute notice to the Certificate Administrator and the Trustee pursuant to any of the requirements of the applicable UCC.

Section 13.08      Successors and Assigns; Third Party Beneficiaries. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Certificateholders. Each Mortgage Loan Seller (and its respective agents), each Companion Holder (and its respective agents), each Underwriter, each depositor of a Regulation AB Companion Loan Securitization, each Other Exchange Act Reporting Party (with respect to its rights under Article XI of this Agreement) and each Initial Purchaser is an intended third-party beneficiary to this Agreement in respect of the respective rights afforded it hereunder. No other person, including, without limitation, any Mortgagor, shall be entitled to any benefit or equitable right, remedy or claim under this Agreement. If one, but not all, of the Mortgage Notes evidencing any Joint Mortgage Loan is repurchased, the applicable Repurchasing Mortgage Loan Seller shall be a third-party beneficiary of this Agreement to the same extent as if it were a Companion Holder, as contemplated by Section 3.30 hereof.

(b)          Each Serviced Companion Noteholder shall be a third-party beneficiary to this Agreement in respect to the rights afforded it hereunder. Each of the Other Servicers and the Other Trustees shall be a third-party beneficiary to this Agreement in respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of such Other Servicer and Other Trustee, and any provisions regarding reimbursement or advances or interest thereon to such Other Servicer or Other Trustee.

(c)           Each of the applicable Non-Serviced Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Depositor, Non-Serviced Paying Agent and any Non-Serviced Trust holding a related Non-Serviced Companion Loan, shall be a third-party beneficiary to this Agreement in respect to its rights as specifically provided for herein and under the applicable Non-Serviced Intercreditor Agreement.

(d)          Subject to Section 2.03(k), Section 2.03(l)(iv) and Section 2.03(l)(v), any Requesting Certificateholder shall be an express third-party beneficiary to this Agreement for purposes of exercising rights under Section 2.03(k) through Section 2.03(o).

Section 13.09      Article and Section Headings. The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 13.10      Notices to the Rating Agencies. (a) The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), (and the related 17g-5 information provider for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each of the following of which it has actual knowledge:

(i)           any material change or amendment to this Agreement;

(ii)          the occurrence of a Servicer Termination Event that has not been cured;

(iii)         the resignation or termination of the Certificate Administrator, either Master Servicer, the Asset Representations Reviewer or either Special Servicer; and

(iv)         the repurchase or substitution of Mortgage Loans by the related Mortgage Loan Seller pursuant to Section 5 of the related Mortgage Loan Purchase Agreement.

(b)          The Master Servicers shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), with respect to each of the following of which it has actual knowledge:

(i)           the resignation or removal of the Trustee or the Certificate Administrator;

(ii)          any change in the location of the Collection Accounts;

(iii)         any event that would result in the voluntary or involuntary termination of any insurance of the accounts of the Trustee;

(iv)         any change in the lien priority of any Mortgage Loan with respect to an assumption of the Mortgage Loan or additional encumbrance described in Section 3.08;

(v)          any additional lease to an anchor tenant or termination of any existing lease to an anchor tenant at retail properties for any Mortgage Loan with a Stated Principal Balance that is equal to or greater than the lesser of (1) an amount greater than 5% of the then-aggregate outstanding principal balances of the Mortgage Loans and (2) $35,000,000;

(vi)         any material damage to any Mortgaged Property;

(vii)        any assumption with respect to a Mortgage Loan; and

(viii)       any release or substitution of any Mortgaged Property.

(c)          The Certificate Administrator shall promptly furnish notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to the Rating Agencies of (i) any change in the location of the Distribution Accounts and (ii) the final payment to any Class of Certificateholders.

(d)          The Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 3.13(c), and thereafter to each Rating Agency (and any rating agency for any class of Serviced Companion Loan Securities to the extent applicable to any Serviced Whole Loan) with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) such information as any Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the Master Servicers or Special Servicers, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan documents. The Trustee, the Certificate Administrator, either Master Servicer and either Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 13.10 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items. In connection with the delivery by either Master Servicer or either Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify such Master Servicer or such Special Servicer when such information, report, notice or document has been posted. The applicable Master Servicer or the applicable Special Servicer, as the case may be, may, but shall not be obligated to send such information, report, notice or document to the applicable Rating Agency so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided, by 2:00 p.m. (New York City time) on any Business Day, to the 17g-5 Information Provider.

Section 13.11      Cooperation with the Mortgage Loan Sellers with Respect to Rights Under the Mortgage Loan Agreements.    It is expressly agreed and understood that, notwithstanding the assignment of the Mortgage Loan documents, it is expressly intended that the Mortgage Loan Sellers are entitled to the benefit of any securitization indemnification provisions that specifically run to the benefit of the lenders in the Mortgage Loan documents. Therefore, the Depositor, General Master Servicer, NCB Master Servicer, General Special Servicer, NCB Special Servicer and Trustee hereby agree to reasonably cooperate with any Mortgage Loan Seller, at the sole expense of such Mortgage Loan Seller, with respect to obtaining the benefits of the provisions of any section of a loan agreement or securitization cooperation agreement providing for indemnification of the lender and/or its loan seller affiliates with respect to the current securitization of the related Mortgage Loan, including, without limitation, executing any documents as are reasonably necessary to permit the related Mortgage Loan Seller to enforce such provisions for its benefit; provided, that none of the Depositor, General Master Servicer, NCB Master Servicer, General Special Servicer, NCB Special Servicer or Trustee shall be required to take any action that is inconsistent with the Servicing Standard, would violate applicable law, the terms and provisions of this Agreement or the Mortgage Loan documents, would adversely affect any Certificateholder, would cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, or would result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC Provisions. To the extent that the Trustee is required to execute any document facilitating the above rights of a Mortgage Loan Seller under this Section 13.11, such document shall be in form and substance reasonably acceptable to the Trustee.

[End of Article XIII]

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.,
Depositor

By:	/s/ Anthony J. Sfarra
Name: Anthony J. Sfarra
Title: President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
General Master Servicer

By:	/s/ Amanda Perkins
Name: Amanda Perkins
Title: Vice President

NATIONAL COOPERATIVE BANK, N.A., NCB Master Servicer

By:	/s/ Karyn Mann
Name: Karyn Mann
Title: Senior Vice President

GREYSTONE SERVICING COMPANY LLC, General Special Servicer

By:	/s/ Jenna Vick Unell
Name: Jenna Vick Unell
Title: Vice President

BANK 2021-BNK34 – Pooling and Servicing Agreement

NATIONAL COOPERATIVE BANK, N.A., NCB Special Servicer

By:	/s/ Karyn Mann
Name: Karyn Mann
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Certificate Administrator

By:	/s/ Amy Mofsenson
Name: Amy Mofsenson
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Trustee

By:	/s/ Patrick A. Kanar
Name: Patrick A. Kanar
Title: Banking Officer

PENTALPHA SURVEILLANCE LLC,
as Operating Advisor

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely as an Authorized Signatory for Pentalpha Surveillance LLC

BANK 2021-BNK34 – Pooling and Servicing Agreement

PENTALPHA SURVEILLANCE LLC,
as Asset Representations Reviewer

By:	/s/ James Callahan
Name: James Callahan
Title: Executive Director and Solely as an Authorized Signatory for Pentalpha Surveillance LLC

BANK 2021-BNK34 – Pooling and Servicing Agreement

ACKNOWLEDGEMENT

STATE OF VIRGINIA	)
	)	ss.:
COUNTY OF ARLINGTON	)

On the 17th day of June, 2021, before me, a notary public in and for said Commonwealth, personally appeared Karyn Mann known to me to be a Senior Vice President of National Cooperative Bank, N.A., and also known to me to be the person who executed the attached Instrument on behalf of such national banking association, and acknowledged to me that such Senior Vice President executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Michael A. Payne
Notary Public in and for said County and State

[SEAL]	MICHAEL A. PAYNE
Notary Public
My commission expires:	Commonwealth of Virginia
356490
October 31, 2021	My Commission Expires Oct 31, 2021

BANK 2021-BNK34 – Pooling and Servicing Agreement

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On the 17th day of June, 2021, before me, a notary public in and for said State, personally appeared Jenna Vick Unell known to me to be a Vice President of Greystone Servicing Company LLC, that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company, and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Robin Behrns
Notary Public

[SEAL]	ROBIN BEHRNS
Notary Public State of Texas
My commission expires:	My Commission Expires 10-23-2022
Notary ID 2859829
10-23-2022

BANK 2021-BNK34 – Pooling and Servicing Agreement

ACKNOWLEDGEMENT

STATE OF VIRGINIA	)
	)	ss.:
COUNTY OF ARLINGTON	)

On the 17th day of June, 2021, before me, a notary public in and for said Commonwealth, personally appeared Karyn Mann known to me to be a Senior Vice President of National Cooperative Bank, N.A., and also known to me to be the person who executed the attached Instrument on behalf of such national banking association, and acknowledged to me that such Senior Vice President executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Michael A. Payne
Notary Public in and for said County and State

[SEAL]	MICHAEL A. PAYNE
Notary Public
My commission expires:	Commonwealth of Virginia
356490
October 31, 2021	My Commission Expires Oct 31, 2021

BANK 2021-BNK34 – Pooling and Servicing Agreement

STATE OF Delaware	)
	)	ss.:
COUNTY OF New Castle	)

On the 17 day of June, 2021, before me, a notary public in and for said State, personally appeared Patrick A. Kanar known to me to be a Banking Officer of Wilmington Trust, National Association, that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Chad N. May
Notary Public

[SEAL]	CHAD N. MAY
NOTARY PUBLIC STATE OF DELAWARE
My commission expires:	MY COMMISION EXPIRES 04-06-2024

04-06-2024

BANK 2021-BNK34 – Pooling and Servicing Agreement

STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF FAIRFIELD	)

On the 24th day of June, 2021, before me, a notary public in and for said State, personally appeared James Callahan known to me to be the Executive Director of Pentalpha Surveillance LLC, a limited liability company, that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company, and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Melonie S. Williams
Notary Public

[SEAL]	MELONIE S. WILLIAMS
Notary Public
My commission expires:	Connecticut
My Commission Expires July 31, 2024
07-31-2024

BANK 2021-BNK34 – Pooling and Servicing Agreement

STATE OF CONNECTICUT	)
	)	ss.:
COUNTY OF FAIRFIELD	)

On the 24th day of June, 2021, before me, a notary public in and for said State, personally appeared James Callahan known to me to be the Executive Director of Pentalpha Surveillance LLC, a limited liability company, that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company, and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Melonie S. Williams
Notary Public

[SEAL]	MELONIE S. WILLIAMS
Notary Public
My commission expires:	Connecticut
My Commission Expires July 31, 2024
07-31-2024

BANK 2021-BNK34 – Pooling and Servicing Agreement

EXHIBIT A-1

FORM OF CERTIFICATE (OTHER THAN CLASS R AND CLASS V CERTIFICATES)

BANK 2021-BNK34

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2021-BNK34, CLASS [__]

[FOR PRIVATELY OFFERED CERTIFICATES (CLASSES X-D, X-F, X-G, X-H, D, E, F, G, AND H): THIS CERTIFICATE IS A TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE FOR PURPOSES OF REGULATION S (“REGULATION S”) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[FOR BOOK-ENTRY CERTIFICATES: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS

1        Temporary Regulation S Book-Entry Certificate legend.

2        Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

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SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

[FOR PRINCIPAL BALANCE CERTIFICATES AND EXCHANGEABLE CERTIFICATES WITH CERTIFICATE BALANCES (CLASSES A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1, C-2, D, E, F, G AND H): PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.]

[FOR PRIVATELY OFFERED CERTIFICATES (CLASSES X-D, X-F, X-G, X-H, D, E, F, G AND H): THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”) AND ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D (COLLECTIVELY, “INSTITUTIONAL ACCREDITED INVESTORS”), AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE

3       Book-Entry Certificate legend.

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SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.]

[FOR CLASS X-F, X-G, X-H, F, G AND H CERTIFICATES: THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.]

[FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1 AND C-X2): SUBJECT TO THE CONDITIONS AND PROCEDURES SET FORTH IN THE POOLING AND SERVICING AGREEMENT, THIS CERTIFICATE MAY BE EXCHANGED FOR OTHER EXCHANGEABLE CERTIFICATES IN THE AMOUNTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.]

[FOR REGULAR CERTIFICATES (CLASSES A-1, A-2, A-3, A-SB, X-A, X-B, X-D, X-F, X-G, X-H, D, E, F, G AND H): THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.]

[FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1 AND C-X2): THIS CERTIFICATE REPRESENTS AN UNDIVIDED

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BENEFICIAL INTEREST IN A PORTION OF THE RELATED EXCHANGEABLE CLASS SPECIFIC GRANTOR TRUST ASSETS.]

[FOR PRINCIPAL BALANCE CERTIFICATES AND EXCHANGEABLE CERTIFICATES WITH CERTIFICATE BALANCES (CLASSES A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1, C-2, D, E, F, G AND H): THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.]

[FOR CLASS X CERTIFICATES AND EXCHANGEABLE CERTIFICATES WITH A NOTIONAL AMOUNT: THIS CLASS [X-A][X-B][X-D][X-F][X-G][X-H][A-4-X1][A-4-X2][A-5-X1][A-5-X2][A-S-X1][A-S-X2][B-X1][B-X2][C-X1][C-X2] CERTIFICATE HAS NO PRINCIPAL BALANCE AND WILL NOT RECEIVE ANY DISTRIBUTIONS OF PRINCIPAL.]

[FOR CLASS X-A CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE AGGREGATE CERTIFICATE BALANCE CLASS A-1, CLASS A-2, CLASS A-3 AND CLASS A-SB CERTIFICATES AND THE CLASS A-4 AND CLASS A-5 UPPER-TIER REGULAR INTERESTS. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS X-B CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE AGGREGATE CERTIFICATE BALANCE OF THE CLASS A-S UPPER-TIER REGULAR INTEREST, THE CLASS B UPPER-TIER REGULAR INTEREST AND THE CLASS C UPPER-TIER REGULAR INTEREST. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS X-D CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCES OF THE CLASS D AND CLASS E CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

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[FOR CLASS X-F CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS F CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS X-G CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS G CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS X-H CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS H CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS A-4-X1 AND A-4-X2 CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS A-4 UPPER-TIER REGULAR INTEREST. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS A-5-X1 AND A-5-X2 CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS A-5 UPPER-TIER REGULAR INTEREST. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS A-S-X1 AND A-S-X2 CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS A-S UPPER-TIER REGULAR INTEREST. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS B-X1 AND B-X2 CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS B UPPER-TIER REGULAR INTEREST. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

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[FOR CLASS C-X1 AND C-X2 CERTIFICATES: THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF THE CERTIFICATE BALANCE OF THE CLASS C UPPER-TIER REGULAR INTEREST. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.]

[FOR CLASS X CERTIFICATES AND EXCHANGEABLE CERTIFICATES WITH A NOTIONAL AMOUNT: THE NOTIONAL AMOUNT ON WHICH THE INTEREST PAYABLE TO THE HOLDERS OF THE CLASS [X-A][X-B][X-D][X-F][X-G][X-H][A-4-X1][A-4-X2][A-5-X1][A-5-X2][A-S-X1][A-S-X2][B-X1][B-X2][C-X1][C-X2] CERTIFICATES IS BASED WILL BE REDUCED AS A RESULT OF PRINCIPAL PAYMENTS AND LOSSES ON THE MORTGAGE LOANS. ACCORDINGLY, THE INTEREST PAYABLE PURSUANT TO THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW.]

[FOR SUBORDINATE CERTIFICATES (CLASSES A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1, C-X2, D, E, F, G AND H): THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE CLASSES OF CERTIFICATES OF THE SAME SERIES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.]

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PASS-THROUGH RATE: [FOR CLASS A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B-X1, B-X2, C-X1, C-X2, D, E, F, G, H: [____]% per annum] [FOR CLASS B, B-1, B-2, C, C-1, C-2: THE LESSER OF (I) [__]% per annum AND (II) THE WEIGHTED AVERAGE NET MORTGAGE RATE] [FOR CLASS X-A, X-B, X-D, X-F, X-G, X-H: VARIABLE IN ACCORDANCE WITH THE POOLING AND SERVICING AGREEMENT]

INITIAL [CERTIFICATE BALANCE][NOTIONAL AMOUNT] OF THIS CERTIFICATE AS OF THE CLOSING DATE: $[                 ]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF JUNE 1, 2021

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JUNE 24, 2021

FIRST DISTRIBUTION DATE:
JULY 16, 2021

APPROXIMATE AGGREGATE [CERTIFICATE BALANCE][NOTIONAL AMOUNT] OF THE CLASS [__] CERTIFICATES
AS OF THE CLOSING DATE:
$[_________]

GENERAL MASTER SERVICER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

GENERAL SPECIAL SERVICER:

GREYSTONE SERVICING COMPANY LLC

NCB MASTER SERVICER AND NCB SPECIAL SERVICER: NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:

WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING Advisor:

PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER:

PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [                ]

ISIN NO.: [                 ]

CERTIFICATE NO.: [_] - ______

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CLASS [__] CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [______]] is the registered owner of the interest evidenced by this Certificate in the Class [__] Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof [FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1 AND C-X2): (subject to adjustments reflected on the schedule of exchanges attached hereto)] equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial [Certificate Balance][Notional Amount] of the Class [__] Certificates [FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1 AND C-X2): (as increased or decreased, as the case may be, to reflect any exchanges of Exchangeable Certificates)]. The Certificates are designated as the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which

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Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

[FOR REGULAR CERTIFICATES (CLASSES A-1, A-2, A-3, A-SB, X-A, X-B, X-D, X-F, X-G, X-H, D, E, F, G AND H): This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”).] [FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1 AND C-X2): This Certificate represents an undivided beneficial interest in a portion of the related Exchangeable Class Specific Grantor Trust Assets.] Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of [FOR PRINCIPAL BALANCE CERTIFICATES AND EXCHANGEABLE CERTIFICATES WITH CERTIFICATE BALANCES (CLASSES A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1, C-2, D, E, F, G AND H): principal and] interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. [FOR CLASS A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1, C-X2, D, E, X-A AND X-B CERTIFICATES: Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement.] All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Class [__] Pass-Through Rate specified above on the [Certificate Balance][Notional Amount] of this Certificate immediately prior to each Distribution Date. [FOR CLASS X CERTIFICATES AND CLASS A-4-X1, A-4-X2, A-5-X1, A-5-X2, A-S-X1, A-S-X2, B-X1, B-X2, C-X1 AND C-X2 CERTIFICATES: Interest][FOR PRINCIPAL BALANCE CERTIFICATES AND EXCHANGEABLE CERTIFICATES WITH CERTIFICATE BALANCES (CLASS A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1, C-2, D, E, F, G AND H): Principal and interest] allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

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Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Accounts and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Accounts will be paid to the Master Servicers as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(h) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling

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and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(h) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Subject to the terms of the Pooling and Servicing Agreement, the Class [__] Certificates will be issued in minimum denominations of $[FOR CLASS A-1, A-2, A-3, A-SB, A-4, A-4-1, A-4-2, A-5, A-5-1, A-5-2, A-S, A-S-1, A-S-2, B, B-1, B-2, C, C-1 AND C-2: 10,000 initial Certificate Balance][FOR CLASS A-4-X1, A-4-X2, A-5-X1, A-5-X2, A-S-X1, A-S-X2, B-X1, B-X2, C-X1 AND C-X2: 10,000 initial Notional Amount][FOR CLASS D, E, F, G AND H CERTIFICATES: 100,000 initial Certificate Balance][FOR CLASS X-A, X-B, X-D, X-F, X-G and X-H CERTIFICATES: 1,000,000 initial Notional Amount], and in integral multiples of $1 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial [Certificate Balance][Notional Amount] of such Class.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 [FOR EXCHANGEABLE CERTIFICATES (CLASSES A-4, A-4-1, A-4-2, A-4-X1, A-4-X2, A-5, A-5-1, A-5-2, A-5-X1, A-5-X2, A-S, A-S-1, A-S-2, A-S-X1, A-S-X2, B, B-1, B-2, B-X1, B-X2, C, C-1, C-2, C-X1 AND C-X2): and Section 5.11] of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

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(i)       to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest), as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust, any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(o) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or any holder of a Serviced Companion Loan not consenting to such revision or addition as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating

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Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicers, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders (including, for the avoidance of doubt, any Holder of the RR Interest), as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to

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Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(xi)       to modify, eliminate or add to any of its provisions in the event the Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holder of a Companion Loan without such Companion Holder’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)       reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a Certificate of any Class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage

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Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement) and, if required under the related Intercreditor Agreement, the consent of the Subordinate Companion Holder(s) for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers or the Special Servicers shall consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provision specifically required to be included therein by an Intercreditor Agreement related to a Companion Loan without in each case the consent of the holder of the related Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans (in certain circumstances excluding certain specified ARD Loans from the calculation) as set forth in the Pooling and Servicing Agreement.

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Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V and Class R Certificates and the RR Interest)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class V and Class R Certificates and the RR Interest) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: June 24, 2021

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS [__] CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
survivorship and not as
		tenants in common	Under Uniform Gifts to Minors

Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________ for the account of __________________________________ account number ___________________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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[TO BE ATTACHED TO RULE 144A/REGULATION S BOOK-ENTRY CERTIFICATES AND EXCHANGEABLE CERTIFICATES]

SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

The following exchanges of a part of this Global Certificate have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Certificate	Amount of Increase in Principal Amount of this Global Certificate	Principal Amount of this Global Certificate following such decrease (or increase)	Signature of authorized officer of Trustee or securities custodian

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EXHIBIT A-2

FORM OF CLASS R CERTIFICATE

BANK 2021-BNK34

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2021-BNK34, CLASS R

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. A TRANSFEREE IS ALSO REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT

A-2-1

INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, DISQUALIFIED NON-U.S. TAX PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.03 OF THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR, THE CERTIFICATE ADMINISTRATOR AND THE TRUSTEE TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN SECTION 860E(e)(5) OF THE CODE, OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. THIS CERTIFICATE REPRESENTS ONE OR MORE “NON-ECONOMIC RESIDUAL INTERESTS” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), AND THEREFORE, TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL

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CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

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PERCENTAGE INTEREST EVIDENCED BY THIS CERTIFICATE: [_]%

DATE OF POOLING AND SERVICING AGREEMENT: AS OF JUNE 1, 2021

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JUNE 24, 2021

FIRST DISTRIBUTION DATE:
JULY 16, 2021

CLASS R PERCENTAGE INTEREST: 100%

GENERAL MASTER SERVICER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

GENERAL SPECIAL SERVICER:

GREYSTONE SERVICING COMPANY LLC

NCB MASTER SERVICER AND NCB SPECIAL SERVICER: NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:

WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING Advisor:

PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER:

PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [                ]

ISIN NO.: [                ]

CERTIFICATE NO.: R-____

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CLASS R CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

THIS CERTIFIES THAT [____________________] is the registered owner of the interest evidenced by this Certificate in the Class R Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the percentage interest specified on the face hereof. The Certificates are designated as the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Class R Certificate represents a “residual interest” in two “real estate mortgage investment conduits”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state

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and local income and franchise taxes and other taxes imposed on or measured by income. The Certificate Administrator shall be the “partnership representative” within the meaning of Section 6223 of the Code for each Trust REMIC and shall perform all the functions thereof. The Holders of the Class R Certificates, by their acceptance hereof, agree to such designation.

Pursuant to the terms of the Pooling and Servicing Agreement, distributions, if any, on this Certificate shall be made by the Certificate Administrator in an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) thereof and to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Accounts and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Accounts will be paid to the Master Servicers as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(h) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering

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Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(h) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

Each Person who has or who acquires any Ownership Interest in a Class R Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions. The rights of each Person acquiring any Ownership Interest in a Class R Certificate are expressly subject to the following provisions: (A) no Person holding any Ownership Interest in a Class R Certificate shall be a Disqualified Organization or agent thereof (including a nominee, middleman or similar person) (an “Agent”), a Plan or a Person acting on behalf of or using the assets of a Plan (such Plan or Person, an “ERISA Prohibited Holder”) or a Disqualified Non-U.S. Tax Person and each Person holding any Ownership Interest in a Class R Certificate shall promptly notify the Certificate Registrar of any change or impending change to such status; (B) in connection with any proposed Transfer of any Ownership Interest in a Class R Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Class R Certificate shall be registered until the Certificate Registrar receives (I) an affidavit substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-1 (a “Transferee Affidavit”) from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not a Disqualified Organization or Agent thereof or a Disqualified Non-U.S. Tax Person, and that it has reviewed the provisions of Section 5.03(p) of the Pooling and Servicing Agreement and agrees to be bound by them and (II) a representation letter, substantially in the form attached to the Pooling and Servicing Agreement as Exhibit F-2 from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is not an ERISA Prohibited Holder; (C) notwithstanding the delivery of a Transferee Affidavit by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is a Disqualified Organization or Agent thereof, an ERISA Prohibited Holder or a Disqualified Non-U.S. Tax Person, no Transfer of an Ownership Interest in a Class R Certificate to such proposed

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Transferee shall be effected; and (D) each Person holding any Ownership Interest in a Class R Certificate shall agree (1) to require a Transferee Affidavit from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Class R Certificate and (2) not to transfer its Ownership Interest in such Class R Certificate unless it provides to the Certificate Registrar a letter substantially in the form attached to the Pooling and Servicing Agreement as Exhibit D-2 certifying that, among other things, it has no actual knowledge or reason to know that the proposed Transferee’s statements in such Transferee Affidavit are false.

The Class R Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 10% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)       to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest), as

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evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust, any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(o) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or any holder of a Serviced Companion Loan not consenting to such revision or addition as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement); provided that such

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amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicers, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders (including, for the avoidance of doubt, any Holder of the RR Interest), as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(xi)       to modify, eliminate or add to any of its provisions in the event the Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change

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any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holder of a Companion Loan without such Companion Holder’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)       reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a Certificate of any Class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement) and, if required under the related Intercreditor Agreement, the consent of the Subordinate Companion Holder(s) for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers or the Special Servicers shall consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the

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effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provision specifically required to be included therein by an Intercreditor Agreement related to a Companion Loan without in each case the consent of the holder of the related Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans (in certain circumstances excluding certain specified ARD Loans from the calculation) as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V and Class R Certificates and the RR Interest)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class V and Class R Certificates and the RR Interest) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years

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from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: June 24, 2021

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS R CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
survivorship and not as
		tenants in common	Under Uniform Gifts to Minors

Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________ for the account of __________________________________ account number ___________________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-3

FORM OF CLASS V CERTIFICATE

BANK 2021-BNK34

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2021-BNK34, CLASS V

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”) AND ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D (COLLECTIVELY, “INSTITUTIONAL ACCREDITED INVESTORS”), AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT

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INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS AN UNDIVIDED beneficial INTEREST IN A PORTION OF A GRANTOR TRUST THAT HOLDS THE excess interest and RELATED AMOUNTS IN THE excess interest distribution account.

EACH PURCHASER OF THIS CERTIFICATE SHALL BE REQUIRED TO DELIVER AN INVESTMENT REPRESENTATION LETTER SUBSTANTIALLY IN THE FORM OF EXHIBIT C TO THE POOLING AND SERVICING AGREEMENT.

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PERCENTAGE INTEREST EVIDENCED BY THIS CERTIFICATE: [_]%

DATE OF POOLING AND SERVICING AGREEMENT: AS OF JUNE 1, 2021

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JUNE 24, 2021

FIRST DISTRIBUTION DATE:
JULY 16, 2021

CLASS V PERCENTAGE INTEREST: 100%

GENERAL MASTER SERVICER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

GENERAL SPECIAL SERVICER:

GREYSTONE SERVICING COMPANY LLC

NCB MASTER SERVICER AND NCB SPECIAL SERVICER: NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:

WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING Advisor:

PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER:

PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [                 ]

ISIN NO.: [                 ]

CERTIFICATE NO.: V-____

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CLASS V CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Gain-on-Sale Reserve Account, the Excess Interest Distribution Account and the REO Accounts, formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

THIS CERTIFIES THAT [____________________] is the registered owner of the interest evidenced by this Certificate in the Class V Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the percentage interest specified on the face hereof. The Certificates are designated as the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

This Certificate represents an undivided beneficial interest in a portion of a grantor trust that holds the Excess Interest and related amounts in the Excess Interest Distribution Account. Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for

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purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of the Excess Interest then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

This Certificate is limited in right of payment to, among other things, the portion of Excess Interest actually collected on the Mortgage Loans allocated to such Certificate, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Accounts and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Accounts will be paid to the Master Servicers as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(h) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates

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shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(h) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon surrender of this Certificate for registration of transfer at the office of the Certificate Registrar or at the office of its transfer agent, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder’s attorney-in-fact duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized Denominations will be issued to the designated transferee or transferees.

The Class V Certificates will be issued in fully registered, certificated form, in minimum percentage interests of 5% and integral multiples of 1% in excess thereof.

No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)       to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

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(ii)       to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest), as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust, any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or Companion Holder;

(v)       to modify, eliminate or add to the provisions of Section 5.03(o) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or any holder of a Serviced Companion Loan not consenting to such revision or addition as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same

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manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicers, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders (including, for the avoidance of doubt, any Holder of the RR Interest), as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as will be necessary to comply with the requirements for use of

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Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(xi)       to modify, eliminate or add to any of its provisions in the event the Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holder of a Companion Loan without such Companion Holder’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)       reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a Certificate of any Class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)       reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)       amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the

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downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement) and, if required under the related Intercreditor Agreement, the consent of the Subordinate Companion Holder(s) for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers or the Special Servicers shall consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provision specifically required to be included therein by an Intercreditor Agreement related to a Companion Loan without in each case the consent of the holder of the related Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans (in certain circumstances excluding certain specified ARD Loans from the calculation) as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V and Class R Certificates and the RR Interest)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class V

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and Class R Certificates and the RR Interest) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: June 24, 2021

CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE CLASS V CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
survivorship and not as
		tenants in common	Under Uniform Gifts to Minors

Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________ for the account of __________________________________ account number ___________________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT A-4

FORM OF RR INTEREST

RR INTEREST

BANK 2021-BNK34

COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

SERIES 2021-BNK34, RR INTEREST

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE RR INTEREST TRANSFER RESTRICTION PERIOD: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]4

[FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE RR INTEREST TRANSFER RESTRICTION PERIOD: TRANSFERS OF THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS BOOK-ENTRY CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]5

THIS CERTIFICATE DOES NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE BORROWERS, THE SPONSORS, EITHER MASTER SERVICER, EITHER SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE RISK RETENTION CONSULTATION PARTY, THE UNDERWRITERS, THE INITIAL PURCHASERS, THE MORTGAGE LOAN SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR

4        Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

5        Book-Entry Certificate legend.

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THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

PRINCIPAL PAYMENTS IN RESPECT OF THIS CERTIFICATE ARE DISTRIBUTABLE AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT. ACCORDINGLY, THE OUTSTANDING CERTIFICATE BALANCE OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE BALANCE SET FORTH BELOW.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A (A “QIB”), OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS A NON-“U.S. PERSON” IN AN “OFFSHORE TRANSACTION”, AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) TO INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”) AND ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D (COLLECTIVELY, “INSTITUTIONAL ACCREDITED INVESTORS”), AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR

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THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN (INCLUDING AN ENTITY WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF INVESTMENT IN THE ENTITY BY SUCH PLAN OR PLANS AND THE APPLICATION OF DEPARTMENT OF LABOR REGULATION § 2510.3-101, AS MODIFIED BY SECTION 3(42) OF ERISA) TO ACQUIRE THIS CERTIFICATE, UNLESS (A)(I) SUCH PERSON IS AN “INSURANCE COMPANY GENERAL ACCOUNT” WITHIN THE MEANING OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, AND (II) ALL CONDITIONS OF SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 WILL BE MET WITH RESPECT TO SUCH INSURANCE COMPANY GENERAL ACCOUNT’S ACQUISITION, HOLDING AND DISPOSITION OF THIS CERTIFICATE, OR (B) WITH RESPECT TO THE ACQUISITION, HOLDING OR DISPOSITION OF THIS CERTIFICATE BY ANY PLAN SUBJECT TO SIMILAR LAW, SUCH ACQUISITION, HOLDING AND DISPOSITION BY SUCH PLAN WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT VIOLATION OF SIMILAR LAW.

THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT”, AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS ON THE CERTIFICATES AND THE PORTION OF REALIZED LOSSES ALLOCABLE TO THIS CERTIFICATE AND WILL BE INCREASED BY RECOVERIES ON THE RELATED MORTGAGE LOANS FOR NONRECOVERABLE ADVANCES (PLUS INTEREST THEREON) THAT WERE PREVIOUSLY REIMBURSED FROM PRINCIPAL COLLECTIONS ON THE MORTGAGE LOANS THAT RESULTED IN A REDUCTION OF THE PRINCIPAL DISTRIBUTION AMOUNT. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE CERTIFICATE ADMINISTRATOR.

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PASS-THROUGH RATE: THE WEIGHTED AVERAGE NET MORTGAGE RATE

INITIAL CERTIFICATE BALANCE OF THIS CERTIFICATE AS OF THE CLOSING DATE: $[            ]

DATE OF POOLING AND SERVICING AGREEMENT: AS OF JUNE 1, 2021

CUT-OFF DATE: AS SET FORTH IN THE POOLING AND SERVICING AGREEMENT (AS DEFINED HEREIN)

CLOSING DATE: JUNE 24, 2021

FIRST DISTRIBUTION DATE:
JULY 16, 2021

APPROXIMATE AGGREGATE
CERTIFICATE BALANCE OF THE RR INTEREST
AS OF THE CLOSING DATE: $[__]

GENERAL MASTER SERVICER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

GENERAL SPECIAL SERVICER:

GREYSTONE SERVICING COMPANY LLC

NCB MASTER SERVICER AND NCB SPECIAL SERVICER: NATIONAL COOPERATIVE BANK, N.A.

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION

CERTIFICATE ADMINISTRATOR:

WELLS FARGO BANK, NATIONAL ASSOCIATION

OPERATING Advisor:

PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER:

PENTALPHA SURVEILLANCE LLC

CUSIP NO.: [_____]

CERTIFICATE NO.: RR-[_]

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RR INTEREST

evidencing a beneficial ownership interest in a Trust Fund, consisting primarily of a pool of commercial mortgage loans (the “Mortgage Loans”), all payments on or collections in respect of the Mortgage Loans due after the Cut-off Date, all REO Properties and revenues received in respect thereof, the mortgagee’s rights under the insurance policies, any Assignment of Leases, and any guaranties or other collateral as security for the Mortgage Loans and such amounts as shall from time to time be held in the Collection Accounts, the Distribution Accounts, the Interest Reserve Account, the Retained Certificate Gain-on-Sale Reserve Account and the REO Accounts, formed and sold by

WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC.

THIS CERTIFIES THAT [FOR BOOK-ENTRY CERTIFICATES AND SOLELY FOLLOWING THE RR INTEREST TRANSFER RESTRICTION PERIOD: CEDE & CO.] [FOR DEFINITIVE CERTIFICATES: [WELLS FARGO BANK, NATIONAL ASSOCIATION][BANK OF AMERICA, NATIONAL ASSOCIATION][MORGAN STANLEY BANK, N.A.]] is the registered owner of the interest evidenced by this Certificate in the RR Interest issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC. (hereinafter called the “Depositor”, which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the General Master Servicer, the General Special Servicer, the NCB Master Servicer, the NCB Special Servicer, the Certificate Administrator, the Operating Advisor and the Asset Representations Reviewer. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth hereafter. To the extent not defined herein, the capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the “Certificates”) and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Denomination of this Certificate specified on the face hereof, by the aggregate initial Certificate Balance of the RR Interest. The Certificates are designated as the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 and are issued in the classes as specifically set forth in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust Fund.

This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Certificate Administrator. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

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This Certificate represents a “regular interest” in a “real estate mortgage investment conduit”, as those terms are defined, respectively, in Sections 860G(a)(1) and 860D of the Internal Revenue Code of 1986, as amended (the “Code”). Each Holder of this Certificate, by acceptance hereof, agrees to treat, and take no action inconsistent with the treatment of, this Certificate in accordance with the preceding sentence for purposes of federal income taxes, state and local income and franchise taxes and other taxes imposed on or measured by income.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator shall distribute to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest (including Excess Interest) then distributable, if any, allocable to the Class of Certificates of the same Class as this Certificate for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. Holders of this Certificate may be entitled to Prepayment Premiums and Yield Maintenance Charges as provided in the Pooling and Servicing Agreement. All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the rate set forth in the Pooling and Servicing Agreement specified above on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount equal to this Certificate’s pro rata share of the Aggregate Available Funds to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

Retained Certificate Realized Losses and certain other amounts on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Retained Certificate Realized Losses allocated to the RR Interest will be allocated pro rata among the outstanding Certificates of such Class.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries respecting the Mortgage Loans and Excess Interest actually collected on the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, the Collection Accounts and the Distribution Accounts will be held on behalf of the Trustee for the benefit of the Holders of Certificates specified in the Pooling and Servicing Agreement and each Master Servicer (with respect to its Collection Account) or the Certificate Administrator (with respect to the Distribution Accounts) will be authorized to make withdrawals therefrom. Amounts on deposit in such accounts may be invested in Permitted Investments. Interest or other investment income earned on funds in the Collection Accounts will be paid to the Master Servicers as set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Collection Accounts shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust Fund.

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All distributions under the Pooling and Servicing Agreement to a Class of Certificates shall be made on each Distribution Date (other than the final distribution on any Certificate) to Certificateholders of record on the related Record Date by check mailed to the address set forth therefor in the Certificate Register or, provided that such Certificateholder has provided the Certificate Administrator with wire instructions at least five (5) Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor. The final distribution on this Certificate (determined without regard to any possible future reimbursement of Retained Certificate Realized Losses previously allocated to this Certificate) shall be made in like manner, but only upon presentment and surrender of this Certificate at the offices of the Certificate Registrar or such other location specified in the notice to Certificateholders of such final distribution.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held uninvested in trust and credited to the account or accounts of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to Section 4.01(h) of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Certificate Administrator, directly or through an agent, shall take such steps to contact the remaining non-tendering Certificateholders concerning the surrender of their Certificates as it shall deem appropriate, subject to applicable law with respect to escheatment of funds. The costs and expenses of holding such funds in trust and of contacting such Certificateholders following the first anniversary of the delivery of such second notice to the non-tendering Certificateholders shall be paid out of such funds. No interest shall accrue or be payable to any Certificateholder on any amount held in trust under the Pooling and Servicing Agreement by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 4.01(h) of the Pooling and Servicing Agreement.

As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registerable in the Certificate Register only upon receipt by the Certificate Administrator of (i) a certificate from the prospective Transferee in the form set forth in the Pooling and Servicing Agreement, countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor and (ii) a certificate from the prospective Transferor, countersigned by the Retaining Sponsor with a medallion stamp guarantee of the Retaining Sponsor, in the form set forth in the Pooling and Servicing Agreement.

The RR Interest will be issued in fully registered, certificated form in minimum denominations of $1, and in integral multiples of $0.01 in excess thereof, with one Certificate of each such Class evidencing an additional amount equal to the remainder of the initial Certificate Balance of such Class.

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No fee or service charge shall be imposed by the Certificate Registrar for its services in respect of any registration of transfer or exchange of any Certificate (other than Definitive Certificates) referred to in Section 5.03 of the Pooling and Servicing Agreement. In connection with any transfer to an Institutional Accredited Investor, the Transferor shall reimburse the Trust for any costs (including the cost of the Certificate Registrar’s counsel’s review of the documents and any legal opinions, submitted by the transferor or transferee to the Certificate Registrar as provided in Section 5.03 of the Pooling and Servicing Agreement) incurred by the Certificate Registrar in connection with such transfer. The Certificate Registrar may require payment by each transferor of a sum sufficient to cover any tax, expense or other governmental charge payable in connection with any such transfer or exchange.

The Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Certificate Registrar, or any agent of any of them, shall be affected by any notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the parties thereto, without the consent of any of the Certificateholders or the Companion Holders:

(i)         to correct any defect or ambiguity in the Pooling and Servicing Agreement in order to address any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)        to cause the provisions in the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Prospectus (or in an offering document for any related non-offered certificates) with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions therein or to correct any error;

(iii)       to change the timing and/or nature of deposits in the Collection Accounts, the Distribution Accounts or any REO Account; provided that (a) the P&I Advance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest), as evidenced in writing by an Opinion of Counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each Rating Agency with respect to such amendment;

(iv)       to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as shall be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust, any Trust REMIC or the Grantor Trust; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the

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imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or Companion Holder;

(v)        to modify, eliminate or add to the provisions of Section 5.03(o) of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not, as evidenced by an Opinion of Counsel, cause the Trust, any Trust REMIC or any of the Certificateholders (other than the Transferor) to be subject to a federal tax caused by a Transfer to a Person that is a Disqualified Organization or a Disqualified Non-U.S. Tax Person;

(vi)       to revise or add any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) or any holder of a Serviced Companion Loan not consenting to such revision or addition as evidenced in writing by an Opinion of Counsel, at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(vii)      to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement); provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder (including, for the avoidance of doubt, any Holder of an RR Interest) not consenting to such amendment or supplement, as evidenced by an Opinion of Counsel;

(viii)     to modify the provisions of Sections 3.05 and 3.17 of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Master Servicers, the Trustee and, for so long as a Control Termination Event has not occurred and is not continuing and with respect to the Mortgage Loans other than any Excluded Loan with respect to the Directing Certificateholder, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor

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Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation and, with regard to any class of Serviced Companion Loan Securities, the applicable rating agencies have delivered a confirmation that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement);

(ix)       to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such amendment shall not adversely affect in any material respects the interests of any Certificateholders (including, for the avoidance of doubt, any Holder of the RR Interest), as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website pursuant to Section 3.13(c) of the Pooling and Servicing Agreement and the Certificate Administrator shall post such notice to the Certificate Administrator’s Website;

(x)        to modify, eliminate or add to any provisions of the Pooling and Servicing Agreement to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv); or

(xi)       to modify, eliminate or add to any of its provisions in the event the Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the provision related to the risk retention requirements in the event of such repeal.

Notwithstanding the foregoing, no such amendment (A) may change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under any Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller or (B) may materially and adversely affect the holder of a Companion Loan without such Companion Holder’s consent.

The Pooling and Servicing Agreement may also be amended from time to time by the parties thereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than a majority of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a

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Certificate of any Class without the consent of the Holder of the Certificate or which are required to be distributed to a Companion Holder without the consent of such Companion Holder; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment or remove the requirement to obtain consent of any Companion Holder, in any such case without the consent of the Holders of all Certificates of such Class then-outstanding or such Companion Holders, as applicable; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in any Mortgage Loan Purchase Agreement or the obligations or rights of any Mortgage Loan Seller under such Mortgage Loan Purchase Agreement or otherwise or change any rights of any Mortgage Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of such Mortgage Loan Seller; or

(v)        amend the Servicing Standard without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Companion Loan Securities, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the Certificates pursuant to Section 3.25 of the Pooling and Servicing Agreement) and, if required under the related Intercreditor Agreement, the consent of the Subordinate Companion Holder(s) for each Serviced AB Whole Loan.

Notwithstanding the foregoing, none of the Operating Advisor, the Asset Representations Reviewer, the Trustee, the Certificate Administrator, the Depositor, the Master Servicers or the Special Servicers shall consent to any amendment to the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement, that all conditions precedent have been satisfied and that such amendment or the exercise of any power granted to the Master Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund or any Trust REMIC, or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code. Furthermore, no amendment to the Pooling and Servicing Agreement may be made that changes any provision specifically required to be included therein by an Intercreditor Agreement related to a Companion Loan without in each case the consent of the holder of the related Companion Loan(s).

The Holders of the majority of the Controlling Class, the Special Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the other Special Servicer, the Master Servicer servicing the greater principal balance of the Mortgage Loans as of that time, the

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other Master Servicer or the Holders of the Class R Certificates, in that order of priority, may, at their option, elect to purchase all of the Mortgage Loans (and all property acquired through exercise of remedies in respect of any related Mortgage Loan) and the Trust’s portion of each REO Property remaining in the Trust Fund as contemplated by clause (ii) of the first paragraph of Section 9.01 in the Pooling and Servicing Agreement by giving written notice to the Trustee, the Certificate Administrator and the other parties to the Pooling and Servicing Agreement no later than sixty (60) days prior to the anticipated date of purchase; provided, however, that the Holders of the Controlling Class, either Special Servicer, either Master Servicer, or the Holders of the Class R Certificates may so elect to purchase all of the Mortgage Loans and the Trust’s portion of each REO Property remaining in the Trust Fund only on or after the first Distribution Date on which the aggregate Stated Principal Balances of the Mortgage Loans and the portion of any REO Loans held by the Trust is less than 1.0% of the aggregate Cut-off Date Balance of the Mortgage Loans (in certain circumstances excluding certain specified ARD Loans from the calculation) as set forth in the Pooling and Servicing Agreement.

Following the date on which the Class A-1, Class A-2, Class A-3, Class A-SB, Class D and Class E Certificates and the Class A-4, Class A-5, Class A-S, Class B and Class C Upper-Tier Regular Interests are no longer outstanding (and provided that there is only one Holder (or multiple Holders acting in unanimity) of the then-outstanding Certificates (other than the Class V and Class R Certificates and the RR Interest)), the Sole Certificateholder shall have the right, with the consent of the Master Servicers, to exchange all of its Certificates (other than the Class V and Class R Certificates and the RR Interest) together with the payment or deemed payment of the Termination Purchase Amount for all of the Mortgage Loans and each REO Property remaining in the Trust Fund pursuant to the terms of the Pooling and Servicing Agreement.

The obligations created by the Pooling and Servicing Agreement and the Trust created thereby (other than the obligation of the Certificate Administrator to make payments to Certificateholders as provided for in the Pooling and Servicing Agreement), shall terminate upon reduction of the Certificate Balances of all the Certificates to zero (including, without limitation, any such final payment resulting from a termination of the Trust due to a sale of its property) pursuant to the terms of the Pooling and Servicing Agreement. In no event, however, will the Trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date hereof.

Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose. The Certificate Registrar has executed this Certificate on behalf of the Trust as Certificate Registrar under the Pooling and Servicing Agreement and makes no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or the Mortgage Loans.

THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

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IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Registrar under the Pooling and Servicing Agreement

By:
AUTHORIZED SIGNATORY

Dated: June 24, 2021

CERTIFICATE OF AUTHENTICATION

THIS IS PART OF THE RR INTEREST REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Authenticating Agent

By:
AUTHORIZED SIGNATORY

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ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenant in common	UNIF GIFT MIN ACT __________
TEN ENT	-	as tenants by the entireties	Custodian
JT TEN	-	as joint tenants with rights of	(Cust)
survivorship and not as
		tenants in common	Under Uniform Gifts to Minors

Act __________________________
(State)

Additional abbreviations may also be used though not in the above list.

FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address of assignee)

the within Certificate and does hereby or irrevocably constitute and appoint to transfer the said Certificate in the Certificate register of the within-named Trust, with full power of substitution in the premises.

Dated: _______________	NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

The signature must be guaranteed by a commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange. Notarized or witnessed signatures are not acceptable.

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DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________ for the account of __________________________________ account number ___________________ or, if mailed by check, to _______________________________________. Statements should be mailed to _______________________________________________________________. This information is provided by assignee named above, or ______________________________, as its agent.

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EXHIBIT B

MORTGAGE LOAN SCHEDULE

Exhibit B-1

BANK 2021-BNK34
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Address	City	State	Zip Code	County	General Property Type	Number of Units	Unit of Measure
1	WFB	375 Pearl Street	375 Pearl Street	New York	NY	10038	New York	Office	573,083	SF
2	BANA	Four Constitution Square	150 M Street Northeast	Washington	DC	20002	District of Columbia	Office	493,620	SF
3	WFB	National Cancer Institute Center	8560 Progress Drive	Frederick	MD	21701	Frederick	Office	341,271	SF
4	MSMCH	U.S. Steel Tower	600 Grant Street	Pittsburgh	PA	15219	Allegheny	Office	2,336,270	SF
5	MSMCH	160-08 Jamaica Avenue	160-08 Jamaica Avenue	Jamaica	NY	11432	Queens	Retail	133,607	SF
6	WFB	Burlingame Point	300, 307, 311, 322, 333 Airport Boulevard	Burlingame	CA	94010	San Mateo	Office	805,118	SF
7	BANA	Summerhill Pointe Apartments	9501 West Sahara Avenue	Las Vegas	NV	89117	Clark	Multifamily	576	Units
8	BANA	Three Constitution Square	175 N Street Northeast	Washington	DC	20002	District of Columbia	Office	348,697	SF
9	MSMCH	Fortune 7 Leased Campus	910 John Street	Columbus	OH	43222	Franklin	Office	231,626	SF
10	MSMCH	261-275 Amsterdam Avenue	261-275 Amsterdam Avenue	New York	NY	10023	New York	Mixed Use	146	Units
11	WFB	Brookwood Self Storage Portfolio	Various	Various	LA	Various	Various	Self Storage	435,966	SF
11.01	WFB	Life Storage - New Orleans	3901 Behrman Place	New Orleans	LA	70114	Orleans Parish	Self Storage	101,838	SF
11.02	WFB	Life Storage - Verot School	2812 Verot School Road	Lafayette	LA	70508	Lafayette Parish	Self Storage	90,551	SF
11.03	WFB	Life Storage - Evangeline	2036 Northeast Evangeline Triway	Lafayette	LA	70501	Lafayette Parish	Self Storage	88,826	SF
11.04	WFB	Life Storage - Johnston	4403 Johnston Street	Lafayette	LA	70503	Lafayette Parish	Self Storage	77,813	SF
11.05	WFB	Life Storage - Baton Rouge	10838 Greenwell Springs Road	Baton Rouge	LA	70814	East Baton Rouge Parish	Self Storage	76,938	SF
12	MSMCH	League City Town Center	1620, 1660 and 1720 Farm To Market Road 646 and 3030, 3060, 3120, 3130, 3230, 3290 Gulf Fwy S	League City	TX	77573	Galveston	Retail	195,303	SF
13	BANA	Lowe's - San Jose, CA	775 Ridder Park Drive	San Jose	CA	95131	Santa Clara	Leased Fee	505,813	SF
14	WFB	Securlock 12 Self-Storage Portfolio	Various	Various	GA	Various	Various	Self Storage	304,905	SF
14.01	WFB	Securlock - Warner Robins	4501 Russell Parkway	Warner Robins	GA	31088	Houston	Self Storage	98,580	SF
14.02	WFB	Securlock - Dawsonville	184 Carlisle Road	Dawsonville	GA	30534	Dawson	Self Storage	108,325	SF
14.03	WFB	Securlock - Snellville	1573 Athens Highway	Grayson	GA	30017	Gwinnett	Self Storage	98,000	SF
15	MSMCH	57 Prince Street	57 Prince Street a/k/a 273-279 Lafayette Street	New York	NY	10012	New York	Mixed Use	20,000	SF
16	MSMCH	Euclid Plaza	885, 891, 901, 909, 915, 917 Euclid Avenue and 2525, 2527, 2531 East Plaza Boulevard	National City	CA	91950	San Diego	Retail	77,044	SF
17	BANA	200 South Virginia Street	200 South Virginia Street	Reno	NV	89501	Washoe	Office	118,844	SF
18	WFB	A Storage Place Portfolio	Various	Various	CO	Various	Various	Self Storage	254,023	SF
18.01	WFB	Montrose Storage	21717 US Highway 550	Montrose	CO	81403	Montrose	Self Storage	151,024	SF
18.02	WFB	Alpine Storage	800 and 824 Chambers Avenue and 875 Sawatch Road	Eagle	CO	81631	Eagle	Self Storage	57,824	SF
18.03	WFB	Eagle Storage	942 Chambers Court	Eagle	CO	81631	Eagle	Self Storage	45,175	SF
19	NCB	150 East Tenants Corp.	150 East 61st Street	New York	NY	10065	New York	Multifamily	124	Units
20	WFB	Midtown Mobile	100 North Florida Street	Mobile	AL	36606	Mobile	Retail	62,335	SF
21	WFB	Sherman Oaks Plaza	13949 Ventura Boulevard	Sherman Oaks	CA	91423	Los Angeles	Office	42,616	SF
22	BANA	Vista Park Self Storage	2845 Vista Boulevard	Sparks	NV	89434	Washoe	Self Storage	135,462	SF
23	WFB	3041 Sunrise Boulevard	3041 Sunrise Boulevard	Rancho Cordova	CA	95742	Sacramento	Industrial	130,156	SF
24	WFB	Riverdale Commerce Park	6302 Riverdale Street	San Diego	CA	92120	San Diego	Industrial	57,576	SF
25	WFB	North Ridge Center	4010 East 53rd Street	Davenport	IA	52807	Scott	Retail	119,381	SF
26	MSMCH	Adar New Haven Multifamily Portfolio	Various	New Haven	CT	Various	New Haven	Multifamily	99	Units
26.01	MSMCH	365 Orchard	365 Orchard Street and 24 and 28 Kensington Street	New Haven	CT	6511	New Haven	Multifamily	29	Units
26.02	MSMCH	103 Ramsdell / 68 Anthony	103 Ramsdell Street and 68 Anthony Street	New Haven	CT	6515	New Haven	Multifamily	30	Units
26.03	MSMCH	101 & 115 Dwight	101 and 115 Dwight Street	New Haven	CT	6511	New Haven	Multifamily	10	Units
26.04	MSMCH	33 Howe	33 Howe Street	New Haven	CT	6511	New Haven	Multifamily	6	Units
26.05	MSMCH	109 Dwight St	109 Dwight Street	New Haven	CT	6511	New Haven	Multifamily	9	Units
26.06	MSMCH	38 Tilton	38 Tilton Street	New Haven	CT	6511	New Haven	Multifamily	6	Units
26.07	MSMCH	574 George	574 George Street	New Haven	CT	6511	New Haven	Multifamily	9	Units
27	WFB	StorQuest Brentwood	325 Guthrie Lane	Brentwood	CA	94513	Contra Costa	Self Storage	88,570	SF
28	NCB	Eden Rock Owners, Inc.	84-01 Main Street a/k/a 84-01 84th Road	Jamaica	NY	11435	Queens	Multifamily	199	Units
29	MSMCH	Westwood Shopping Center	4400 Hardy Street	Hattiesburg	MS	39402	Lamar	Retail	78,277	SF
30	MSMCH	31 Jane Street	31 Jane Street AKA 27/31 Jane Street AKA 42-46 8th Avenue AKA 40 1/2 8th Avenue	New York	NY	10014	New York	Multifamily	126	Units
31	NCB	Briarwood Owners' Corp.	140-18, 140-21 & 140-35 Burden Crescent and 139-09 84th Drive	Briarwood	NY	11435	Queens	Multifamily	234	Units
32	BANA	Eastgate & Estes Multifamily Portfolio	Various	Various	Various	Various	Various	Multifamily	119	Units
32.01	BANA	Estes Park Apartments	1230 Estes Park Court	Rapid City	SD	57701	Pennington	Multifamily	90	Units
32.02	BANA	Eastgate Apartments	3814, 3826, 3834 Beechnut Street	East Helena	MT	59635	Lewis and Clark	Multifamily	29	Units
33	NCB	Bon Aire Properties, Inc.	1-15 Lenox Court, 1-14 Sussex Court and 8-22 Bon Aire Circle	Suffern	NY	10901	Rockland	Multifamily	152	Units
34	NCB	215 W. 75th St. Owners Corp.	215 West 75th Street	New York	NY	10023	New York	Multifamily	105	Units
35	MSMCH	Burlington Merrillville IN	2020 East Lincoln Highway	Merrillville	IN	46410	Lake	Retail	44,135	SF
36	MSMCH	928 North San Vicente	928 North San Vicente Boulevard	West Hollywood	CA	90069	Los Angeles	Multifamily	24	Units
37	WFB	WAG - Nashville	206 Crossings Lane	Mount Juliet	TN	37122	Wilson	Retail	14,967	SF
38	NCB	10 Bleecker Street Owners Corp.	10 Bleecker Street	New York	NY	10012	New York	Multifamily	22	Units
39	WFB	New Albany Self Storage - OH	11681 Johnstown Road	New Albany	OH	43054	Franklin	Self Storage	48,300	SF
40	NCB	45 W. 10 Tenants' Corp.	45 West 10th Street	New York	NY	10011	New York	Multifamily	82	Units
41	NCB	Sterling Arms Owners Corp.	101 Clinton Avenue	Mineola	NY	11501	Nassau	Multifamily	74	Units
42	MSMCH	Discount Mini Storage & Retail	5306 and 5134 Firestone Road	Jacksonville	FL	32210	Duval	Mixed Use	37,225	SF
43	BANA	Shamrock MHC	1883 Electric Avenue	Lackawanna	NY	14218	Erie	Manufactured Housing	96	Pads
44	NCB	Orienta Owners, Inc.	302 West 79th Street	New York	NY	10024	New York	Multifamily	42	Units
45	BANA	CVS – Littleton, MA	10 Meetinghouse Road	Littleton	MA	1460	Middlesex	Retail	8,775	SF
46	NCB	Chateaufort Place Cooperative, Inc.	1501 Chateaufort Place	Detroit	MI	48207	Wayne	Multifamily	60	Units
47	NCB	North Broadway Estates Ltd.	309 North Broadway	Yonkers	NY	10701	Westchester	Multifamily	54	Units
48	NCB	55-57 East 76th Street, Inc. A/K/A 55-57 East 76th Street Inc	55-57 East 76th Street	New York	NY	10021	New York	Multifamily	20	Units
49	NCB	Princeton Owners Corp.	44-20 Douglaston Parkway	Douglaston	NY	11363	Queens	Multifamily	44	Units
50	NCB	Lincoln Park Manor Tenant Corp.	617 McLean Avenue a/k/a 70 Sherman Avenue a/k/a 75 Lee Avenue	Yonkers	NY	10705	Westchester	Multifamily	30	Units
51	NCB	Crocheron Tenants Corp.	36-21 170th Street, 36-24 171st Street, 36-35 171st Street, 36-30 172nd Street, 36-03/11 171st Street a/k/a 170-10 Crocheron Avenue and 36-29 172nd Street	Auburndale	NY	11358	Queens	Multifamily	85	Units
52	NCB	203 Owners Corp.	203 West 98th Street	New York	NY	10025	New York	Multifamily	30	Units
53	NCB	107-109-111 North 9th St. Owners Corp.	107-109-111 North 9th Street	Brooklyn	NY	11249	Kings	Multifamily	14	Units
54	NCB	Tiffany Towers Ltd.	56 Doyer Avenue	White Plains	NY	10605	Westchester	Multifamily	32	Units
55	NCB	Yorkville 87 Housing Corp.	227 East 87th Street	New York	NY	10128	New York	Multifamily	18	Units
56	NCB	177 Columbia Owners Corp.	177-179 Columbia Heights	Brooklyn	NY	11201	Kings	Multifamily	29	Units

BANK 2021-BNK34
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Original Principal Balance ($)	Cut-off Date Principal Balance ($)	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Interest Accrual Basis	Mortgage Rate	Administrative Fee Rate	Net Mortgage Rate	Payment Due Date	Stated Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date	ARD Mortgage Rate After Anticipated Repayment Date	Original Term to Maturity or ARD (Mos.)
1	WFB	375 Pearl Street	100,000,000.00	100,000,000.00	NAP	284,580.18	Actual/360	3.36818%	0.01443%	3.35375%	11	6/11/2031	NAP	NAP	120
2	BANA	Four Constitution Square	83,000,000.00	83,000,000.00	NAP	177,877.93	Actual/360	2.53650%	0.01443%	2.52207%	1	11/1/2030	10/1/2033	5.0365%	113
3	WFB	National Cancer Institute Center	83,000,000.00	83,000,000.00	NAP	193,481.26	Actual/360	2.75900%	0.01443%	2.74457%	11	6/11/2031	NAP	NAP	120
4	MSMCH	U.S. Steel Tower	70,000,000.00	70,000,000.00	NAP	217,823.75	Actual/360	3.68297%	0.01443%	3.66854%	1	6/1/2026	NAP	NAP	60
5	MSMCH	160-08 Jamaica Avenue	64,000,000.00	64,000,000.00	NAP	211,970.37	Actual/360	3.92000%	0.01443%	3.90557%	1	6/1/2031	NAP	NAP	120
6	WFB	Burlingame Point	60,000,000.00	60,000,000.00	NAP	152,935.00	Actual/360	3.01680%	0.01443%	3.00237%	6	7/6/2030	1/6/2033	200 basis points plus the greater of (i) the interest rate prior to the ARD and (ii) the Swap Rate as of the ARD plus 135 basis points	111
7	BANA	Summerhill Pointe Apartments	60,000,000.00	60,000,000.00	NAP	179,863.89	Actual/360	3.54800%	0.01443%	3.53357%	1	6/1/2031	NAP	NAP	120
8	BANA	Three Constitution Square	58,000,000.00	58,000,000.00	NAP	126,358.44	Actual/360	2.57850%	0.01443%	2.56407%	1	5/1/2031	2/1/2032	5.0785%	119
9	MSMCH	Fortune 7 Leased Campus	50,000,000.00	50,000,000.00	NAP	122,511.57	Actual/360	2.90000%	0.01443%	2.88557%	5	5/5/2031	NAP	NAP	120
10	MSMCH	261-275 Amsterdam Avenue	40,000,000.00	40,000,000.00	NAP	119,976.85	Actual/360	3.55000%	0.01443%	3.53557%	1	5/1/2031	NAP	NAP	120
11	WFB	Brookwood Self Storage Portfolio	32,350,000.00	32,350,000.00	NAP	83,501.57	Actual/360	3.05500%	0.01443%	3.04057%	11	6/11/2031	NAP	NAP	120
11.01	WFB	Life Storage - New Orleans	8,709,615.00
11.02	WFB	Life Storage - Verot School	7,681,773.00
11.03	WFB	Life Storage - Evangeline	6,816,220.00
11.04	WFB	Life Storage - Johnston	6,437,542.00
11.05	WFB	Life Storage - Baton Rouge	2,704,850.00
12	MSMCH	League City Town Center	29,900,000.00	29,900,000.00	NAP	91,577.40	Actual/360	3.62500%	0.01443%	3.61057%	1	6/1/2031	NAP	NAP	120
13	BANA	Lowe's - San Jose, CA	27,108,900.00	27,108,900.00	NAP	81,311.01	Actual/360	3.55000%	0.01443%	3.53557%	1	6/1/2031	NAP	NAP	120
14	WFB	Securlock 12 Self-Storage Portfolio	18,000,000.00	18,000,000.00	NAP	45,944.38	Actual/360	3.02100%	0.01443%	3.00657%	11	5/11/2031	NAP	NAP	120
14.01	WFB	Securlock - Warner Robins	6,435,000.00
14.02	WFB	Securlock - Dawsonville	5,890,000.00
14.03	WFB	Securlock - Snellville	5,675,000.00
15	MSMCH	57 Prince Street	17,600,000.00	17,600,000.00	NAP	62,678.61	Actual/360	4.21500%	0.01443%	4.20057%	1	5/1/2031	NAP	NAP	120
16	MSMCH	Euclid Plaza	16,770,000.00	16,770,000.00	NAP	55,259.48	Actual/360	3.90000%	0.01443%	3.88557%	1	5/1/2031	NAP	NAP	120
17	BANA	200 South Virginia Street	15,900,000.00	15,900,000.00	NAP	48,590.88	Actual/360	3.61700%	0.04443%	3.57257%	1	7/1/2031	NAP	NAP	121
18	WFB	A Storage Place Portfolio	15,800,000.00	15,800,000.00	NAP	43,145.70	Actual/360	3.23200%	0.01443%	3.21757%	11	5/11/2031	NAP	NAP	120
18.01	WFB	Montrose Storage	5,800,000.00
18.02	WFB	Alpine Storage	5,622,155.00
18.03	WFB	Eagle Storage	4,377,845.00
19	NCB	150 East Tenants Corp.	13,000,000.00	13,000,000.00	NAP	35,697.34	Actual/360	3.25000%	0.08943%	3.16057%	1	6/1/2031	NAP	NAP	120
20	WFB	Midtown Mobile	12,290,000.00	12,290,000.00	NAP	37,008.26	Actual/360	3.56400%	0.01443%	3.54957%	11	5/11/2031	NAP	NAP	120
21	WFB	Sherman Oaks Plaza	11,250,000.00	11,250,000.00	NAP	32,279.69	Actual/360	3.39600%	0.01443%	3.38157%	11	5/11/2031	NAP	NAP	120
22	BANA	Vista Park Self Storage	9,800,000.00	9,800,000.00	NAP	28,752.62	Actual/360	3.47250%	0.01443%	3.45807%	1	6/1/2031	NAP	NAP	120
23	WFB	3041 Sunrise Boulevard	9,500,000.00	9,500,000.00	43,786.01	29,786.79	Actual/360	3.71100%	0.04443%	3.66657%	11	5/11/2028	NAP	NAP	84
24	WFB	Riverdale Commerce Park	9,250,000.00	9,250,000.00	NAP	30,362.80	Actual/360	3.88500%	0.01443%	3.87057%	11	6/11/2031	NAP	NAP	120
25	WFB	North Ridge Center	9,035,000.00	9,035,000.00	NAP	24,931.79	Actual/360	3.26600%	0.01443%	3.25157%	11	5/11/2031	NAP	NAP	120
26	MSMCH	Adar New Haven Multifamily Portfolio	8,620,000.00	8,620,000.00	42,002.48	30,370.53	Actual/360	4.17000%	0.01443%	4.15557%	1	6/1/2031	NAP	NAP	120
26.01	MSMCH	365 Orchard	2,630,000.00
26.02	MSMCH	103 Ramsdell / 68 Anthony	2,560,000.00
26.03	MSMCH	101 & 115 Dwight	930,000.00
26.04	MSMCH	33 Howe	670,000.00
26.05	MSMCH	109 Dwight St	650,000.00
26.06	MSMCH	38 Tilton	600,000.00
26.07	MSMCH	574 George	580,000.00
27	WFB	StorQuest Brentwood	7,500,000.00	7,500,000.00	NAP	21,177.60	Actual/360	3.34200%	0.06193%	3.28007%	11	6/11/2031	NAP	NAP	120
28	NCB	Eden Rock Owners, Inc.	7,500,000.00	7,488,208.07	32,394.01	NAP	Actual/360	3.19000%	0.08943%	3.10057%	1	5/1/2031	NAP	NAP	120
29	MSMCH	Westwood Shopping Center	7,450,000.00	7,439,837.31	35,053.97	NAP	Actual/360	3.88000%	0.07193%	3.80807%	1	5/1/2031	NAP	NAP	120
30	MSMCH	31 Jane Street	7,000,000.00	7,000,000.00	NAP	16,648.90	Actual/360	2.81500%	0.01443%	2.80057%	1	6/1/2031	NAP	NAP	120
31	NCB	Briarwood Owners' Corp.	7,000,000.00	7,000,000.00	NAP	19,753.94	Actual/360	3.34000%	0.08943%	3.25057%	1	6/1/2031	NAP	NAP	120
32	BANA	Eastgate & Estes Multifamily Portfolio	6,925,000.00	6,925,000.00	31,601.04	21,239.07	Actual/360	3.63000%	0.01443%	3.61557%	1	6/1/2031	NAP	NAP	120
32.01	BANA	Estes Park Apartments	5,354,381.00
32.02	BANA	Eastgate Apartments	1,570,619.00
33	NCB	Bon Aire Properties, Inc.	6,300,000.00	6,290,408.80	27,764.95	NAP	Actual/360	3.35000%	0.08943%	3.26057%	1	5/1/2031	NAP	NAP	120
34	NCB	215 W. 75th St. Owners Corp.	5,500,000.00	5,494,962.44	20,619.37	NAP	Actual/360	3.29000%	0.08943%	3.20057%	1	5/1/2031	NAP	NAP	120
35	MSMCH	Burlington Merrillville IN	5,000,000.00	4,993,422.38	24,015.12	NAP	Actual/360	4.05000%	0.01443%	4.03557%	1	5/1/2031	NAP	NAP	120
36	MSMCH	928 North San Vicente	4,900,000.00	4,900,000.00	NAP	19,830.82	Actual/360	4.79000%	0.01443%	4.77557%	1	6/1/2031	NAP	NAP	120
37	WFB	WAG - Nashville	4,500,000.00	4,500,000.00	NAP	15,360.42	Actual/360	4.04000%	0.01443%	4.02557%	11	6/11/2031	NAP	NAP	120
38	NCB	10 Bleecker Street Owners Corp.	3,500,000.00	3,500,000.00	NAP	9,965.68	Actual/360	3.37000%	0.08943%	3.28057%	1	5/1/2031	NAP	NAP	120
39	WFB	New Albany Self Storage - OH	3,200,000.00	3,200,000.00	15,527.39	11,179.81	Actual/360	4.13500%	0.01443%	4.12057%	11	5/11/2031	NAP	NAP	120
40	NCB	45 W. 10 Tenants' Corp.	3,000,000.00	3,000,000.00	11,282.36	NAP	Actual/360	3.31000%	0.08943%	3.22057%	1	6/1/2031	NAP	NAP	120
41	NCB	Sterling Arms Owners Corp.	3,000,000.00	3,000,000.00	NAP	8,542.01	Actual/360	3.37000%	0.08943%	3.28057%	1	6/1/2031	NAP	NAP	120
42	MSMCH	Discount Mini Storage & Retail	2,675,000.00	2,675,000.00	NAP	9,266.52	Actual/360	4.10000%	0.06443%	4.03557%	1	6/1/2031	NAP	NAP	120
43	BANA	Shamrock MHC	2,500,000.00	2,500,000.00	NAP	9,917.10	Actual/360	4.69500%	0.01443%	4.68057%	1	5/1/2031	NAP	NAP	120
44	NCB	Orienta Owners, Inc.	2,200,000.00	2,200,000.00	9,610.80	NAP	Actual/360	3.28000%	0.08943%	3.19057%	1	6/1/2031	NAP	NAP	120
45	BANA	CVS – Littleton, MA	2,200,000.00	2,200,000.00	NAP	7,509.54	Actual/360	4.04000%	0.01443%	4.02557%	1	5/1/2031	NAP	NAP	120
46	NCB	Chateaufort Place Cooperative, Inc.	2,100,000.00	2,100,000.00	12,450.65	NAP	Actual/360	3.75000%	0.08943%	3.66057%	1	6/1/2031	NAP	NAP	120
47	NCB	North Broadway Estates Ltd.	2,100,000.00	2,100,000.00	NAP	5,961.67	Actual/360	3.36000%	0.08943%	3.27057%	1	6/1/2031	NAP	NAP	120
48	NCB	55-57 East 76th Street, Inc. A/K/A 55-57 East 76th Street Inc	1,850,000.00	1,850,000.00	NAP	5,564.56	Actual/360	3.56000%	0.08943%	3.47057%	1	6/1/2031	NAP	NAP	120
49	NCB	Princeton Owners Corp.	1,620,000.00	1,620,000.00	7,283.57	NAP	Actual/360	3.51000%	0.08943%	3.42057%	1	6/1/2031	NAP	NAP	120
50	NCB	Lincoln Park Manor Tenant Corp.	1,600,000.00	1,600,000.00	6,179.08	NAP	Actual/360	3.48000%	0.08943%	3.39057%	1	6/1/2031	NAP	NAP	120
51	NCB	Crocheron Tenants Corp.	1,575,000.00	1,573,624.79	6,054.27	NAP	Actual/360	3.45000%	0.08943%	3.36057%	1	5/1/2031	NAP	NAP	120
52	NCB	203 Owners Corp.	1,500,000.00	1,497,785.16	6,735.67	NAP	Actual/360	3.50000%	0.08943%	3.41057%	1	5/1/2031	NAP	NAP	120
53	NCB	107-109-111 North 9th St. Owners Corp.	1,450,000.00	1,450,000.00	6,494.97	NAP	Actual/360	3.48000%	0.08943%	3.39057%	1	6/1/2031	NAP	NAP	120
54	NCB	Tiffany Towers Ltd.	1,375,000.00	1,375,000.00	6,113.13	NAP	Actual/360	3.42000%	0.08943%	3.33057%	1	6/1/2031	NAP	NAP	120
55	NCB	Yorkville 87 Housing Corp.	1,200,000.00	1,200,000.00	5,361.78	NAP	Actual/360	3.46000%	0.08943%	3.37057%	1	6/1/2031	NAP	NAP	120
56	NCB	177 Columbia Owners Corp.	1,000,000.00	998,496.03	4,440.36	NAP	Actual/360	3.41000%	0.08943%	3.32057%	1	5/1/2031	NAP	NAP	120

BANK 2021-BNK34
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Remaining Term to Maturity or ARD (Mos.)	Amortization Term (Original) (Mos.)	Amortization Term (Remaining) (Mos.)	Cross Collateralized and Cross Defaulted Loan Flag	Prepayment Provisions	Ownership Interest	Grace Period Late (Days)	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Insurance Escrow (Initial)
1	WFB	375 Pearl Street	120	0	0	NAP	L(24),D(89),O(7)	Fee	0	0	0	Springing	0
2	BANA	Four Constitution Square	113	0	0	NAP	L(24),D(86),O(3)	Fee	0	0	0	Springing	0
3	WFB	National Cancer Institute Center	120	0	0	NAP	L(24),YM1(89),O(7)	Fee	0	0	0	Springing	0
4	MSMCH	U.S. Steel Tower	60	0	0	NAP	L(24),D(32),O(4)	Fee	5	0	1,904,348	476,087	442,107
5	MSMCH	160-08 Jamaica Avenue	120	0	0	NAP	L(24),D(92),O(4)	Fee	5	0	143,816	143,816	52,716
6	WFB	Burlingame Point	109	0	0	NAP	L(26),D(79),O(6)	Fee	0	0	0	Springing	0
7	BANA	Summerhill Pointe Apartments	120	0	0	NAP	L(24),D(92),O(4)	Fee	0	0	0	Springing	0
8	BANA	Three Constitution Square	119	0	0	NAP	L(24),D(88),O(7)	Fee	0	0	0	Springing	0
9	MSMCH	Fortune 7 Leased Campus	119	0	0	NAP	L(25),D(88),O(7)	Fee	3	0	0	Springing	22,686
10	MSMCH	261-275 Amsterdam Avenue	119	0	0	NAP	L(23),YM1(2),DorYM1(88),O(7)	Fee	5	3,450	1,586,430	317,286	0
11	WFB	Brookwood Self Storage Portfolio	120	0	0	NAP	L(24),D(92),O(4)		0	0	175,339	26,758	0
11.01	WFB	Life Storage - New Orleans						Fee
11.02	WFB	Life Storage - Verot School						Fee
11.03	WFB	Life Storage - Evangeline						Fee
11.04	WFB	Life Storage - Johnston						Fee
11.05	WFB	Life Storage - Baton Rouge						Fee
12	MSMCH	League City Town Center	120	0	0	NAP	L(24),D(91),O(5)	Fee	5	5,625	282,174	47,029	2,313
13	BANA	Lowe's - San Jose, CA	120	0	0	NAP	L(24),D(91),O(5)	Fee	0	0	0	Springing	0
14	WFB	Securlock 12 Self-Storage Portfolio	119	0	0	NAP	L(25),D(90),O(5)		0	0	78,570	13,095	0
14.01	WFB	Securlock - Warner Robins						Fee
14.02	WFB	Securlock - Dawsonville						Fee
14.03	WFB	Securlock - Snellville						Fee
15	MSMCH	57 Prince Street	119	0	0	NAP	L(25),D(91),O(4)	Fee	0	2,813	226,270	45,254	26,928
16	MSMCH	Euclid Plaza	119	0	0	NAP	L(25),D(90),O(5)	Fee	5	123,813	177,066	29,511	0
17	BANA	200 South Virginia Street	121	0	0	NAP	L(24),D(92),O(5)	Fee	5	0	77,974	19,493	0
18	WFB	A Storage Place Portfolio	119	0	0	NAP	L(25),D(91),O(4)		0	0	15,654	15,654	0
18.01	WFB	Montrose Storage						Fee
18.02	WFB	Alpine Storage						Fee
18.03	WFB	Eagle Storage						Fee
19	NCB	150 East Tenants Corp.	120	0	0	NAP	YM1(113),1%(3),O(4)	Leasehold	10	0	0	Springing	0
20	WFB	Midtown Mobile	119	0	0	NAP	L(25),D(91),O(4)	Fee	0	0	82,305	11,758	11,758
21	WFB	Sherman Oaks Plaza	119	0	0	NAP	L(25),D(91),O(4)	Fee	0	122,820	23,264	11,632	0
22	BANA	Vista Park Self Storage	120	0	0	NAP	L(24),D(92),O(4)	Fee	5	15,000	22,490	4,498	8,533
23	WFB	3041 Sunrise Boulevard	83	360	360	NAP	L(25),D(55),O(4)	Fee	0	0	0	Springing	0
24	WFB	Riverdale Commerce Park	120	0	0	NAP	L(24),D(92),O(4)	Fee	0	0	22,530	7,510	1,206
25	WFB	North Ridge Center	119	0	0	NAP	L(25),D(91),O(4)	Fee	0	500,000	77,654	38,827	0
26	MSMCH	Adar New Haven Multifamily Portfolio	120	360	360	NAP	L(24),D(92),O(4)		5	53,796	0	13,709	29,398
26.01	MSMCH	365 Orchard						Fee
26.02	MSMCH	103 Ramsdell / 68 Anthony						Fee
26.03	MSMCH	101 & 115 Dwight						Fee
26.04	MSMCH	33 Howe						Fee
26.05	MSMCH	109 Dwight St						Fee
26.06	MSMCH	38 Tilton						Fee
26.07	MSMCH	574 George						Fee
27	WFB	StorQuest Brentwood	120	0	0	NAP	L(24),DorYM1(89),O(7)	Fee	0	0	34,044	11,348	3,900
28	NCB	Eden Rock Owners, Inc.	119	360	359	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
29	MSMCH	Westwood Shopping Center	119	360	359	NAP	L(25),D(91),O(4)	Fee	5	0	51,375	10,275	0
30	MSMCH	31 Jane Street	120	0	0	NAP	L(23),YM1(92),O(5)	Fee	5	13,875	245,368	81,789	0
31	NCB	Briarwood Owners' Corp.	120	0	0	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
32	BANA	Eastgate & Estes Multifamily Portfolio	120	360	360	NAP	L(24),YM1(92),O(4)		5	0	6,110	8,838	42,400
32.01	BANA	Estes Park Apartments						Fee
32.02	BANA	Eastgate Apartments						Fee
33	NCB	Bon Aire Properties, Inc.	119	360	359	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
34	NCB	215 W. 75th St. Owners Corp.	119	480	479	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
35	MSMCH	Burlington Merrillville IN	119	360	359	NAP	L(24),YM1(89),O(7)	Fee	0	0	0	Springing	0
36	MSMCH	928 North San Vicente	120	0	0	NAP	L(24),D(92),O(4)	Fee	5	5,000	17,220	3,444	879
37	WFB	WAG - Nashville	120	0	0	NAP	L(24),D(92),O(4)	Fee	0	0	0	Springing	0
38	NCB	10 Bleecker Street Owners Corp.	119	0	0	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
39	WFB	New Albany Self Storage - OH	119	360	360	NAP	L(25),D(91),O(4)	Fee	0	0	5,512	5,512	0
40	NCB	45 W. 10 Tenants' Corp.	120	480	480	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
41	NCB	Sterling Arms Owners Corp.	120	0	0	NAP	YM1(113),1%(3),O(4)	Fee	10	0	61,723	25,723	0
42	MSMCH	Discount Mini Storage & Retail	120	0	0	NAP	L(24),D(92),O(4)	Fee	5	0	18,000	4,500	10,952
43	BANA	Shamrock MHC	119	0	0	NAP	L(25),YM1(91),O(4)	Fee	5	101,875	37,890	7,466	8,192
44	NCB	Orienta Owners, Inc.	120	360	360	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
45	BANA	CVS – Littleton, MA	119	0	0	NAP	L(23),YM1(92),O(5)	Fee	5	0	0	Springing	0
46	NCB	Chateaufort Place Cooperative, Inc.	120	240	240	NAP	YM1(113),1%(3),O(4)	Fee	10	0	40,863	3,405	8,799
47	NCB	North Broadway Estates Ltd.	120	0	0	NAP	YM1(113),1%(3),O(4)	Fee	10	0	45,518	7,220	0
48	NCB	55-57 East 76th Street, Inc. A/K/A 55-57 East 76th Street Inc	120	0	0	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
49	NCB	Princeton Owners Corp.	120	360	360	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
50	NCB	Lincoln Park Manor Tenant Corp.	120	480	480	NAP	YM1(113),1%(3),O(4)	Fee	10	0	12,108	4,977	0
51	NCB	Crocheron Tenants Corp.	119	480	479	NAP	YM1(113),1%(3),O(4)	Fee	10	0	46,919	15,640	0
52	NCB	203 Owners Corp.	119	360	359	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
53	NCB	107-109-111 North 9th St. Owners Corp.	120	360	360	NAP	YM1(113),1%(3),O(4)	Fee	10	0	1,422	1,422	0
54	NCB	Tiffany Towers Ltd.	120	360	360	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
55	NCB	Yorkville 87 Housing Corp.	120	360	360	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0
56	NCB	177 Columbia Owners Corp.	119	360	359	NAP	YM1(113),1%(3),O(4)	Fee	10	0	0	Springing	0

BANK 2021-BNK34
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Monthly Insurance Escrow ($)	Upfront Replacement Reserve ($)	Monthly Replacement Reserve ($)(15)	Replacement Reserve Cap ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Reserve Cap ($)	Debt Service Escrow (Initial) ($)	Debt Service Escrow (Monthly) ($)
1	WFB	375 Pearl Street	Springing	0	Springing	0	0	0	0	0	0
2	BANA	Four Constitution Square	Springing	0	Springing	246,810	0	Springing	$50 per available rentable square foot	0	0
3	WFB	National Cancer Institute Center	Springing	0	Springing	0	0	Springing	0	0	0
4	MSMCH	U.S. Steel Tower	147,369	0	42,562	0	5,000,000	Springing	5,000,000	0	0
5	MSMCH	160-08 Jamaica Avenue	4,393	0	1,670	0	709,025	0	0	0	0
6	WFB	Burlingame Point	Springing	0	Springing	32,205	0	Springing	0	0	0
7	BANA	Summerhill Pointe Apartments	Springing	415,508	Springing	0	0	0	0	0	0
8	BANA	Three Constitution Square	Springing	0	Springing	174,349	0	Springing	$50 per available rentable square foot	0	0
9	MSMCH	Fortune 7 Leased Campus	11,343	0	2,895	0	0	Springing	0	0	0
10	MSMCH	261-275 Amsterdam Avenue	Springing	0	3,627	0	0	0	0	0	0
11	WFB	Brookwood Self Storage Portfolio	Springing	65,395	5,450	65,395	0	0	0	0	0
11.01	WFB	Life Storage - New Orleans
11.02	WFB	Life Storage - Verot School
11.03	WFB	Life Storage - Evangeline
11.04	WFB	Life Storage - Johnston
11.05	WFB	Life Storage - Baton Rouge
12	MSMCH	League City Town Center	2,373	0	2,930	0	500,000	18,717	500,000	0	0
13	BANA	Lowe's - San Jose, CA	Springing	0	0	0	0	0	0	0	0
14	WFB	Securlock 12 Self-Storage Portfolio	Springing	0	3,616	130,187	0	0	0	0	0
14.01	WFB	Securlock - Warner Robins
14.02	WFB	Securlock - Dawsonville
14.03	WFB	Securlock - Snellville
15	MSMCH	57 Prince Street	2,448	0	909	0	0	0	0	0	0
16	MSMCH	Euclid Plaza	Springing	0	1,605	38,522	0	6,099	146,384	0	0
17	BANA	200 South Virginia Street	Springing	0	2,476	0	700,000	Springing	700,000	0	0
18	WFB	A Storage Place Portfolio	Springing	97,575	2,179	76,637	0	0	0	0	0
18.01	WFB	Montrose Storage
18.02	WFB	Alpine Storage
18.03	WFB	Eagle Storage
19	NCB	150 East Tenants Corp.	Springing	0	0	0	0	0	0	0	0
20	WFB	Midtown Mobile	Springing	0	1,039	0	0	3,896	100,000	0	0
21	WFB	Sherman Oaks Plaza	Springing	0	710	25,569	0	5,327	191,772	0	0
22	BANA	Vista Park Self Storage	1,422	0	1,687	0	0	0	0	0	0
23	WFB	3041 Sunrise Boulevard	Springing	0	0	0	0	3,579	128,854	480,629	0
24	WFB	Riverdale Commerce Park	1,206	0	714	25,000	0	3,572	100,000	0	0
25	WFB	North Ridge Center	Springing	0	1,592	38,208	0	7,461	268,607	0	0
26	MSMCH	Adar New Haven Multifamily Portfolio	7,349	0	2,611	0	0	0	0	0	0
26.01	MSMCH	365 Orchard
26.02	MSMCH	103 Ramsdell / 68 Anthony
26.03	MSMCH	101 & 115 Dwight
26.04	MSMCH	33 Howe
26.05	MSMCH	109 Dwight St
26.06	MSMCH	38 Tilton
26.07	MSMCH	574 George
27	WFB	StorQuest Brentwood	975	0	738	0	0	0	0	0	0
28	NCB	Eden Rock Owners, Inc.	Springing	0	0	0	0	0	0	0	0
29	MSMCH	Westwood Shopping Center	Springing	0	1,657	0	0	9,785	352,247	0	0
30	MSMCH	31 Jane Street	Springing	0	0	0	0	0	0	0	0
31	NCB	Briarwood Owners' Corp.	Springing	0	0	0	0	0	0	0	0
32	BANA	Eastgate & Estes Multifamily Portfolio	5,495	64,000	2,479	0	0	0	0	0	0
32.01	BANA	Estes Park Apartments
32.02	BANA	Eastgate Apartments
33	NCB	Bon Aire Properties, Inc.	Springing	0	0	0	0	0	0	0	0
34	NCB	215 W. 75th St. Owners Corp.	Springing	0	0	0	0	0	0	0	0
35	MSMCH	Burlington Merrillville IN	Springing	6,620	Springing	6,620	0	Springing	0	0	0
36	MSMCH	928 North San Vicente	879	0	524	0	0	0	0	0	0
37	WFB	WAG - Nashville	Springing	0	Springing	0	0	Springing	0	0	0
38	NCB	10 Bleecker Street Owners Corp.	Springing	0	0	0	0	0	0	0	0
39	WFB	New Albany Self Storage - OH	Springing	0	403	9,672	0	0	0	0	0
40	NCB	45 W. 10 Tenants' Corp.	Springing	0	0	0	0	0	0	0	0
41	NCB	Sterling Arms Owners Corp.	Springing	0	0	0	0	0	0	0	0
42	MSMCH	Discount Mini Storage & Retail	1,369	0	599	14,378	0	0	0	0	0
43	BANA	Shamrock MHC	1,365	0	400	0	0	0	0	0	0
44	NCB	Orienta Owners, Inc.	Springing	0	0	0	0	0	0	0	0
45	BANA	CVS – Littleton, MA	Springing	0	0	0	0	0	0	0	0
46	NCB	Chateaufort Place Cooperative, Inc.	733	0	0	0	0	0	0	0	0
47	NCB	North Broadway Estates Ltd.	Springing	0	0	0	0	0	0	0	0
48	NCB	55-57 East 76th Street, Inc. A/K/A 55-57 East 76th Street Inc	Springing	0	0	0	0	0	0	0	0
49	NCB	Princeton Owners Corp.	Springing	0	0	0	0	0	0	0	0
50	NCB	Lincoln Park Manor Tenant Corp.	Springing	0	0	0	0	0	0	0	0
51	NCB	Crocheron Tenants Corp.	Springing	0	0	0	0	0	0	0	0
52	NCB	203 Owners Corp.	Springing	0	0	0	0	0	0	0	0
53	NCB	107-109-111 North 9th St. Owners Corp.	Springing	0	0	0	0	0	0	0	0
54	NCB	Tiffany Towers Ltd.	Springing	0	0	0	0	0	0	0	0
55	NCB	Yorkville 87 Housing Corp.	Springing	0	0	0	0	0	0	0	0
56	NCB	177 Columbia Owners Corp.	Springing	0	0	0	0	0	0	0	0

BANK 2021-BNK34
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)	Other Escrow I (Monthly) ($)(11)(16)	Other Escrow I Cap ($)
1	WFB	375 Pearl Street	Upfront Landlord Work Reserve ($2,963,439); Rent Concession Reserve ($2,882,231); Springing Termination Fee Reserve	5,845,670	Springing	The product of $80 and the rentable square footage of the premises which was the subject of the related lease event
2	BANA	Four Constitution Square	USDOJ Lump Sum Payment Reserve	0	Springing	0
3	WFB	National Cancer Institute Center	NAP	0	0	0
4	MSMCH	U.S. Steel Tower	Existing TI/LC Reserve ($5,346,747); Free Rent Reserve ($273,033)	5,619,780	0	0
5	MSMCH	160-08 Jamaica Avenue	Rent Concession Reserve Funds	798,222	0	0
6	WFB	Burlingame Point	Unfunded Obligations Reserve ($122,730,124); Ground Rent Reserve (Springing)	122,730,124	Springing	0
7	BANA	Summerhill Pointe Apartments	NAP	0	0	0
8	BANA	Three Constitution Square	USDOJ Lump Sum Payment Reserve	0	Springing	0
9	MSMCH	Fortune 7 Leased Campus	NAP	0	0	0
10	MSMCH	261-275 Amsterdam Avenue	Facade Reserve ($519,452), Unit Renovation Reserve ($50,000), Rent Concession Reserve ($154,448)	723,900	0	0
11	WFB	Brookwood Self Storage Portfolio	NAP	0	0	0
11.01	WFB	Life Storage - New Orleans
11.02	WFB	Life Storage - Verot School
11.03	WFB	Life Storage - Evangeline
11.04	WFB	Life Storage - Johnston
11.05	WFB	Life Storage - Baton Rouge
12	MSMCH	League City Town Center	Outstanding Leasing Costs ($87,799.04), Ross CAM Reserve ($25,239.89)	113,039	0	0
13	BANA	Lowe's - San Jose, CA	NAP	0	0	0
14	WFB	Securlock 12 Self-Storage Portfolio	Springing Cash Trap Reserve Funds	0	Springing	0
14.01	WFB	Securlock - Warner Robins
14.02	WFB	Securlock - Dawsonville
14.03	WFB	Securlock - Snellville
15	MSMCH	57 Prince Street	Top Floor Reserve (Upfront: $400,000), Scotch & Soda Reserve (Upfront: $1,600,000)	2,000,000	0	0
16	MSMCH	Euclid Plaza	NAP	0	0	0
17	BANA	200 South Virginia Street	Rent Concession Reserve ($65,259), Existing Obligation Reserve ($358,593)	423,852	0	0
18	WFB	A Storage Place Portfolio	NAP	0	0	0
18.01	WFB	Montrose Storage
18.02	WFB	Alpine Storage
18.03	WFB	Eagle Storage
19	NCB	150 East Tenants Corp.	Collateral Security Agreement For Capital Improvements	265,219	0	0
20	WFB	Midtown Mobile	NAP	0	0	0
21	WFB	Sherman Oaks Plaza	Major Tenant Springing Reserve (Springing), Rent Concession Reserve ($37,281)	37,281	Springing	0
22	BANA	Vista Park Self Storage	NAP	0	0	0
23	WFB	3041 Sunrise Boulevard	NAP	0	0	0
24	WFB	Riverdale Commerce Park	NAP	0	0	0
25	WFB	North Ridge Center	Tenant Reserve Fund	400,000	0	0
26	MSMCH	Adar New Haven Multifamily Portfolio	NAP	0	0	0
26.01	MSMCH	365 Orchard
26.02	MSMCH	103 Ramsdell / 68 Anthony
26.03	MSMCH	101 & 115 Dwight
26.04	MSMCH	33 Howe
26.05	MSMCH	109 Dwight St
26.06	MSMCH	38 Tilton
26.07	MSMCH	574 George
27	WFB	StorQuest Brentwood	NAP	0	0	0
28	NCB	Eden Rock Owners, Inc.	Collateral Security Agreement Re: Maintenance Arrears, Collateral Security Agreement For Capital Improvements	$125,000, $9,375	0	0
29	MSMCH	Westwood Shopping Center	NAP	0	0	0
30	MSMCH	31 Jane Street	NAP	0	0	0
31	NCB	Briarwood Owners' Corp.	NAP	0	0	0
32	BANA	Eastgate & Estes Multifamily Portfolio	NAP	0	0	0
32.01	BANA	Estes Park Apartments
32.02	BANA	Eastgate Apartments
33	NCB	Bon Aire Properties, Inc.	NAP	0	0	0
34	NCB	215 W. 75th St. Owners Corp.	Collateral Security Agreement Re: Accounts Payable	305,000	0	0
35	MSMCH	Burlington Merrillville IN	Burlington Free Rent Reserve	88,270	0	0
36	MSMCH	928 North San Vicente	NAP	0	0	0
37	WFB	WAG - Nashville	Springing Cash Trap Reserve	0	Springing	0
38	NCB	10 Bleecker Street Owners Corp.	NAP	0	0	0
39	WFB	New Albany Self Storage - OH	NAP	0	0	0
40	NCB	45 W. 10 Tenants' Corp.	Collateral Security Agreement Re: Maintenance Arrears	150,000	0	0
41	NCB	Sterling Arms Owners Corp.	Collateral Security Agreement For Capital Improvements	45,000	0	0
42	MSMCH	Discount Mini Storage & Retail	NAP	0	0	0
43	BANA	Shamrock MHC	NAP	0	0	0
44	NCB	Orienta Owners, Inc.	Collateral Security Agreement For Capital Improvements	18,750	0	0
45	BANA	CVS – Littleton, MA	NAP	0	0	0
46	NCB	Chateaufort Place Cooperative, Inc.	Collateral Security Agreement For Capital Improvements	2,081,731	0	0
47	NCB	North Broadway Estates Ltd.	NAP	0	0	0
48	NCB	55-57 East 76th Street, Inc. A/K/A 55-57 East 76th Street Inc	NAP	0	0	0
49	NCB	Princeton Owners Corp.	NAP	0	0	0
50	NCB	Lincoln Park Manor Tenant Corp.	NAP	0	0	0
51	NCB	Crocheron Tenants Corp.	NAP	0	0	0
52	NCB	203 Owners Corp.	NAP	0	0	0
53	NCB	107-109-111 North 9th St. Owners Corp.	NAP	0	0	0
54	NCB	Tiffany Towers Ltd.	NAP	0	0	0
55	NCB	Yorkville 87 Housing Corp.	NAP	0	0	0
56	NCB	177 Columbia Owners Corp.	NAP	0	0	0

BANK 2021-BNK34
MORTGAGE LOAN SCHEDULE

Mortgage Loan Number	Mortgage Loan Seller	Property Name	Holdback(7)	Secured by LOC (Y/N)	LOC Amount	Type of Lockbox	Type of Cash Management Status	Borrower Name	Sponsor Name	Master Servicing Fee Rate
1	WFB	375 Pearl Street	0	N		Hard	Springing	Intergate.Manhattan Office LLC	Sabey-National Properties LLC	0.00500%
2	BANA	Four Constitution Square	0	N		Hard	Springing	ConSquare Office Four Owner, LLC	MetLife, Inc. and Norges Bank Investment Management	0.00500%
3	WFB	National Cancer Institute Center	0	N		Hard	Springing	RIV 402, LLC	Morgan Stanley Real Estate Advisor, Inc. and Mark Matan	0.00500%
4	MSMCH	U.S. Steel Tower	0	N		Hard	In Place	600 GS Prop LP	The 601W Companies	0.00500%
5	MSMCH	160-08 Jamaica Avenue	0	N		Hard	Springing	160 Jamaica, LLC	Albert Laboz, Jason Laboz and Joseph Jody Laboz	0.00500%
6	WFB	Burlingame Point	0	N		Hard	Springing	Burlingame Point LLC	Kylli Inc.	0.00250%
7	BANA	Summerhill Pointe Apartments	0	N		Springing	Springing	Nakatani America & Co.	Sho Nakatani and Shin Nakatani	0.00500%
8	BANA	Three Constitution Square	0	N		Hard	Springing	ConSquare Office Three Owner, LLC	MetLife, Inc. and Norges Bank Investment Management	0.00500%
9	MSMCH	Fortune 7 Leased Campus	0	N		Hard	In Place	MK 1 Property Company LLC	Golden Eagle Group Inc.	0.00500%
10	MSMCH	261-275 Amsterdam Avenue	0	N		Soft	Springing	G & L Realty Delaware LLC	Michael E. Laub	0.00250%
11	WFB	Brookwood Self Storage Portfolio	0	N		Springing	Springing	Brookwood WF 2021, L.L.C.	Robert Craig Smith	0.00500%
11.01	WFB	Life Storage - New Orleans
11.02	WFB	Life Storage - Verot School
11.03	WFB	Life Storage - Evangeline
11.04	WFB	Life Storage - Johnston
11.05	WFB	Life Storage - Baton Rouge
12	MSMCH	League City Town Center	0	N		Springing	Springing	TPI LCTC Retail, LLC and Anchor LCTC, LLC	Anthony Tarantino and Jimmy Nassour	0.00500%
13	BANA	Lowe's - San Jose, CA	0	N		Hard	Springing	775 Ridder Park Drive LLC	Julian Robert Orton III	0.00500%
14	WFB	Securlock 12 Self-Storage Portfolio	0	N		Springing	Springing	Securlock 12, LLC	Steven Houghton Sr.	0.00500%
14.01	WFB	Securlock - Warner Robins
14.02	WFB	Securlock - Dawsonville
14.03	WFB	Securlock - Snellville
15	MSMCH	57 Prince Street	0	N		Springing	Springing	57 Prince Street Associates LLC	Warren Freyer and Michael Moynihan	0.00500%
16	MSMCH	Euclid Plaza	0	N		Springing	Springing	PF Euclid Plaza LLC	Plaza Fiesta, LLC	0.00500%
17	BANA	200 South Virginia Street	2,500,000	N		Hard	Springing	Reno 200 S. Virginia LLC	Matthew White	0.03500%
18	WFB	A Storage Place Portfolio	0			Springing	Springing	A Storage Place - Montrose, LLC, A Storage Place - Alpine, LLC and A Storage Place - Eagle, LLC	Darryl B. Flaming, Carolyn Ann Flaming and Flaming Revocable Declaration of Trust	0.00500%
18.01	WFB	Montrose Storage
18.02	WFB	Alpine Storage
18.03	WFB	Eagle Storage
19	NCB	150 East Tenants Corp.	0	N		None	None	150 East Tenants Corp.	NAP	0.08000%
20	WFB	Midtown Mobile	0	N		Springing	Springing	ECA Buligo Midtown Partners, LP	ECA Buligo Midtown Partners, LP	0.00500%
21	WFB	Sherman Oaks Plaza	0	N		Hard	In Place	13949 LLC	Karl Slovin	0.00500%
22	BANA	Vista Park Self Storage	0	N		Springing	Springing	Mini World LLC	Reid Hamilton and Richard J. Reviglio	0.00500%
23	WFB	3041 Sunrise Boulevard	0	N		Hard	In Place	GGC Sunrise BLVD, LLC	Global Gate Capital Partners Limited	0.03500%
24	WFB	Riverdale Commerce Park	0	N		Springing	Springing	CK Riverdale Investment, LLC and RBCO Riverdale, LLC	Christopher L. Eddy and Ronald P. Brady	0.00500%
25	WFB	North Ridge Center	0	N		Hard	In Place	North Ridge Davenport, LLC and Davenport CRG LLC	Mark Cunningham, Mahesh Amin, Meeta Amin	0.00500%
26	MSMCH	Adar New Haven Multifamily Portfolio	0	N		Springing	Springing	Adar Investments, LLC	Sam Hecht	0.00500%
26.01	MSMCH	365 Orchard
26.02	MSMCH	103 Ramsdell / 68 Anthony
26.03	MSMCH	101 & 115 Dwight
26.04	MSMCH	33 Howe
26.05	MSMCH	109 Dwight St
26.06	MSMCH	38 Tilton
26.07	MSMCH	574 George
27	WFB	StorQuest Brentwood	0	N		Springing	Springing	Brentwood Guthrie Investors LP	Jeffrey W. Abramson, The Abramson Family Trust, H. William Harlan II, The Harlan Revocable Trust, Matthew A. Tunney, The Matthew A. and Stephaney J. Tunney 2001 Trust Dated October 12, 2001, As Amended and Restated in 2008, Willard F. Tunney, The Tunney Family 1996 Trust, John G. Montgomery and The John and Nancy Montgomery Living Trust Dated June 29, 1999	0.05250%
28	NCB	Eden Rock Owners, Inc.	0	N		None	None	Eden Rock Owners, Inc.	NAP	0.08000%
29	MSMCH	Westwood Shopping Center	0	N		Hard	Springing	KP Westwood, LLC	Kenneth M. Kleban	0.06250%
30	MSMCH	31 Jane Street	0	N		None	None	31 Jane Street Tenants Corp.	NAP	0.00500%
31	NCB	Briarwood Owners' Corp.	0	N		None	None	Briarwood Owners' Corp.	NAP	0.08000%
32	BANA	Eastgate & Estes Multifamily Portfolio	0	N		Springing	Springing	Sheridan Properties, LLC and Stark Properties II, LLC	David Dorn	0.00500%
32.01	BANA	Estes Park Apartments
32.02	BANA	Eastgate Apartments
33	NCB	Bon Aire Properties, Inc.	0	N		None	None	Bon Aire Properties, Inc.	NAP	0.08000%
34	NCB	215 W. 75th St. Owners Corp.	0	N		None	None	215 W. 75th St. Owners Corp.	NAP	0.08000%
35	MSMCH	Burlington Merrillville IN	0	N		Hard	Springing	2020 US HWY 30 Hobart LLC	Schottenstein Realty LLC	0.00500%
36	MSMCH	928 North San Vicente	0	N		Springing	Springing	928 North San Vicente LLC	Michael Lipman and The Michael Allan Lipman Living Trust	0.00500%
37	WFB	WAG - Nashville	0	N		Springing	Springing	GAP Juliet SPE, LLC and Pistol Creek Juliet SPE, LLC	Kenneth P. Slaught, William B. Brace, and Robert L. Brace	0.00500%
38	NCB	10 Bleecker Street Owners Corp.	0	N		None	None	10 Bleecker Street Owners Corp.	NAP	0.08000%
39	WFB	New Albany Self Storage - OH	0	N		Springing	Springing	New Albany Self Storage LLC	Brett Hatcher, Cory Bonda and Gabriel Coe	0.00500%
40	NCB	45 W. 10 Tenants' Corp.	0	N		None	None	45 W. 10 Tenants' Corp.	NAP	0.08000%
41	NCB	Sterling Arms Owners Corp.	0	N		None	None	Sterling Arms Owners Corp.	NAP	0.08000%
42	MSMCH	Discount Mini Storage & Retail	0	N		Springing	Springing	Discount Mini Storage of Jacksonville, LLC	Paul S. Gravenhorst	0.05500%
43	BANA	Shamrock MHC	0	N		Springing	Springing	RT2 Holdings, LLC	William J. Damin	0.00500%
44	NCB	Orienta Owners, Inc.	0	N		None	None	Orienta Owners, Inc.	NAP	0.08000%
45	BANA	CVS – Littleton, MA	0	N		Hard	Springing	Caddick Littleton, LLC	David R. Grieve	0.00500%
46	NCB	Chateaufort Place Cooperative, Inc.	0	N		None	None	Chateaufort Place Cooperative, Inc.	NAP	0.08000%
47	NCB	North Broadway Estates Ltd.	0	N		None	None	North Broadway Estates Ltd.	NAP	0.08000%
48	NCB	55-57 East 76th Street, Inc. A/K/A 55-57 East 76th Street Inc	0	N		None	None	55-57 East 76th Street, Inc. A/K/A 55-57 East 76th Street Inc	NAP	0.08000%
49	NCB	Princeton Owners Corp.	0	N		None	None	Princeton Owners Corp.	NAP	0.08000%
50	NCB	Lincoln Park Manor Tenant Corp.	0	N		None	None	Lincoln Park Manor Tenant Corp.	NAP	0.08000%
51	NCB	Crocheron Tenants Corp.	0	N		None	None	Crocheron Tenants Corp.	NAP	0.08000%
52	NCB	203 Owners Corp.	0	N		None	None	203 Owners Corp.	NAP	0.08000%
53	NCB	107-109-111 North 9th St. Owners Corp.	0	N		None	None	107-109-111 North 9th St. Owners Corp.	NAP	0.08000%
54	NCB	Tiffany Towers Ltd.	0	N		None	None	Tiffany Towers Ltd.	NAP	0.08000%
55	NCB	Yorkville 87 Housing Corp.	0	N		None	None	Yorkville 87 Housing Corp.	NAP	0.08000%
56	NCB	177 Columbia Owners Corp.	0	N		None	None	177 Columbia Owners Corp.	NAP	0.08000%

EXHIBIT C

FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, National Association

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS) – BANK 2021-BNK34

[OR OTHER CERTIFICATE REGISTRAR]

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
30 Hudson Yards, 15th Floor
New York, New York 10001
Attention: A.J. Sfarra

Re:	Transfer of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.03 of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, on behalf of the holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 in connection with the transfer by _________________ (the “Seller”) to the undersigned (the “Purchaser”) of $_______________ aggregate [Certificate Balance][Notional Amount][__% Percentage Interest] of Class ___ Certificates (collectively, the “Certificates”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

1.       Check one of the following:*

☐	The Purchaser is not purchasing a Class R Certificate and the Purchaser is an institution that is an “accredited investor” within the meaning of Rule 501(a)(1),

*        Purchaser must select one of the following two certifications.

Exhibit C-1

(2), (3) or (7) of Regulation D (“Regulation D”) under the Securities Act of 1933, as amended (the “Securities Act”) or any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D (each, an “Institutional Accredited Investor”) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts, each of which is an Institutional Accredited Investor, as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

☐	The Purchaser is a “qualified institutional buyer” (a “QIB”) within the meaning of Rule 144A (“Rule 144A”) under the Securities Act. The Purchaser is aware that the transfer is being made in reliance on Rule 144A, and the Purchaser has had the opportunity to obtain the information required to be provided pursuant to paragraph (d)(4)(i) of Rule 144A.

2.       The Purchaser’s intention is to acquire the Certificates (a) for investment for the Purchaser’s own account or (b) for reoffer, resale, pledge or other transfer (i) to QIBs in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (other than with respect to a Class R Certificate) to Institutional Accredited Investors, subject in the case of clause (ii) above to (w) the receipt by the Certificate Registrar of a letter substantially in the form hereof, (x) the receipt by the Certificate Registrar of an opinion of counsel acceptable to the Trustee and Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act, (y) the receipt by the Certificate Registrar of such other evidence acceptable to the Certificate Registrar that such reoffer, resale, pledge or transfer is in compliance with the Securities Act and other applicable laws and (z) a written undertaking to reimburse the Trust for any costs incurred by it in connection with the proposed transfer. The Purchaser understands that the Certificates (and any subsequent Certificates) have not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to reoffer, resell, pledge or transfer the Certificates only to certain investors in certain exempted transactions) as expressed herein.

3.       The Purchaser has reviewed the Preliminary Prospectus and the Final Prospectus relating to the Offered Certificates (collectively, the “Prospectus”) (and, with respect to Offered Private Certificates, the Preliminary Private Placement Memorandum and the Final Private Placement Memorandum related to such Offered Private Certificates) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Prospectus.

4.       The Purchaser acknowledges that the Certificates (and any Certificates issued on transfer or exchange thereof) have not been registered or qualified under the Securities

Exhibit C-2

Act or the securities laws of any State or any other jurisdiction, and that the Certificates cannot be reoffered, resold, pledged or otherwise transferred unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

5.       The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

6.       The Purchaser will not sell or otherwise transfer any portion of the Certificate or Certificates, except in compliance with Section 5.03 of the Pooling and Servicing Agreement.

7.       Check one of the following:**

☐	The Purchaser is a U.S. Tax Person (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐	The Purchaser is not a U.S. Tax Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Registrar (or its agent) with respect to distributions to be made on the Certificates. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form, as applicable), which identifies such Purchaser as the beneficial owner of the Certificates and states that such Purchaser is not a U.S. Tax Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificates and state that interest and original issue discount on the Certificates and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For purposes of this paragraph 7, “U.S. Tax Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States

**        Each Purchaser must select one of the two alternative certifications.

***      Does not apply to a transfer of Class R Certificates.

Exhibit C-3

federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons).

8.       Please make all payments due on the Certificates:****

☐	(a)	by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Bank:

ABA #:

Account #:

Attention:

☐	(b)	by mailing a check or draft to the following address:

9.            If the Purchaser is purchasing a Class R Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a Disqualified Non-U.S. Tax Person.

Very truly yours,

[The Purchaser]

By:
Name: Title:

****        Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of the Definitive Certificates, wire transfers are only available if such holder’s Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

Exhibit C-4

EXHIBIT D-1

FORM OF TRANSFEREE AFFIDAVIT
FOR TRANSFERS OF CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS) –
BANK 2021-BNK34

[OR OTHER CERTIFICATE REGISTRAR]

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of June 1, 2021, between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer

STATE OF	)
) ss.:
COUNTY OF	)

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.       I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.       The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “Trust REMIC”) designated as the (i)  “Lower-Tier REMIC” and (ii) “Upper-Tier REMIC”, respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.       The Purchaser is not a “Disqualified Organization” (as defined below), and that the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership

Exhibit D-1-1

thereof, to a Disqualified Organization. For the purposes hereof, a Disqualified Organization is any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization or any agency or instrumentality of any of the foregoing, (iii) any organization which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee or the Certificate Administrator based upon an Opinion of Counsel as provided to the Trustee or the Certificate Administrator (at no expense to the Trustee or the Certificate Administrator) that the holding of an Ownership Interest in a Class R Certificate by such Person may cause a Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

4.       The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.       The Purchaser is a Permitted Transferee and, to the extent applicable, the Purchaser’s U.S. taxpayer identification number is [__________].

6.       No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.       The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other person.

8.       Check the applicable paragraph:

☐       The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)       the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)       the present value of the expected future distributions on such Class R Certificate; and

Exhibit D-1-2

(iii)       the present value of the anticipated tax savings associated with holding such Class R Certificate as the related Trust REMIC generates losses.

For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐        The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)         the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)        at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)       the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)       the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐         None of the above.

9.          The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

10.        The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

11.        The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in

Exhibit D-1-3

substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

12.       The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

13.       The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

14.       The Purchaser has reviewed the provisions of Section 5.03 of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

15.       The Purchaser consents to the designation of the Certificate Administrator as the “partnership representative” of each Trust REMIC pursuant to Section 10.01 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name: Title:

By:
Name: Title:

Exhibit D-1-4

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

_________________________

Exhibit D-1-5

EXHIBIT D-2

FORM OF TRANSFEROR LETTER FOR TRANSFERS
OF CLASS R CERTIFICATES

[Date]

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS) –
BANK 2021-BNK34

[OR OTHER CERTIFICATE REGISTRAR]

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 (the “Certificates”)

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)       No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)       The Transferor understands that the Transferee has delivered to you a Transferee Affidavit in the form attached to the Pooling and Servicing Agreement as Exhibit D-1. The Transferor does not know or believe that any representation contained therein is false.

(3)       The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in

Exhibit D-2-1

the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name: Title:

Exhibit D-2-2

EXHIBIT D-3

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS
OF RR INTEREST

[Date]

Wells Fargo Bank, National Association,

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Risk Retention Custody (CMBS) –

BANK 2021-BNK34

[OR OTHER CERTIFICATE REGISTRAR]

Wells Fargo Bank, National Association,
as Retaining Sponsor

c/o Wells Fargo Securities, LLC

30 Hudson Yards, 15th Floor
New York, New York 10001

Attention: A.J. Sfarra

Troy B. Stoddard, Esq.
Senior Counsel, Wells Fargo Legal Department, D1086-341
550 South Tryon Street, 34th Floor
Charlotte, North Carolina 28202

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC

30 Hudson Yards, 15th Floor
New York, New York 10001

Attention: A.J. Sfarra

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of June 1, 2021, between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, as Certificate Registrar and as “retaining sponsor” as such term is defined in Regulation RR, that:

Exhibit D-3-1

1.	The Purchaser is acquiring $[_____] Certificate Balance of the RR Interest from [_____] (the “Transferor”).

2.	The Purchaser is aware that the Certificate Registrar will not register any transfer of an RR Interest by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

3.	Any transfer of the RR Interest to a Plan or person acting on behalf of or using the assets of a Plan in reliance on Sections I and III of PTCE 95-60 will be effected through Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc., Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC.

4.	Check one of the following:

☐	The transfer will occur during the RR Interest Transfer Restriction Period, and the Purchaser certifies, represents and warrants to you, as Certificate Registrar, that:

A.	It is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor (a “Majority-Owned Affiliate”).

B.	It is not acquiring the RR Interest as a nominee, trustee or agent for any person that is not a Majority-Owned Affiliate, and that for so long as it retains its interest in the RR Interest, it will remain a Majority-Owned Affiliate.

C.	It will be bound by the U.S. Credit Risk Retention Agreement, between Wells Fargo Bank, National Association, Morgan Stanley Mortgage Capital Holdings LLC, Bank of America, National Association, Morgan Stanley Bank, N.A. and National Cooperative Bank, N.A., dated and effective as of June 24, 2021 (the “Credit Risk Retention Agreement”) as if it were a party to such agreement.

D.	It hereby makes each representation set forth in Section 4(b) of the Credit Risk Retention Agreement.

E.	It consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that its ownership of the RR Interest will satisfy the risk retention requirements of the Transferor, in its capacity as [sponsor][originator] under Regulation RR.

☐       The transfer will occur after the termination of the RR Interest Transfer Restriction Period.

Exhibit D-3-2

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

By:
Name: Title:

By:
Name: Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name: Title:

[Medallion Stamp Guarantee]

Exhibit D-3-3

EXHIBIT D-4

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS
OF RR INTEREST

[Date]

Wells Fargo Bank, National Association,

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attention: Risk Retention Custody (CMBS) –

BANK 2021-BNK34

[OR OTHER CERTIFICATE REGISTRAR]

Wells Fargo Bank, National Association,
as Retaining Sponsor

c/o Wells Fargo Securities, LLC

30 Hudson Yards, 15th Floor
New York, New York 10001

Attention: A.J. Sfarra

Troy B. Stoddard, Esq.
Senior Counsel, Wells Fargo Legal Department, D1086-341
550 South Tryon Street, 34th Floor
Charlotte, North Carolina 28202

[EACH OTHER HOLDER OF AN RR INTEREST]

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of RR Interest evidencing $[____] Certificate Balance in such Class. The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

1.	The transfer is in compliance with the Pooling and Servicing Agreement.

Exhibit D-4-1

2.	Any transfer of the RR Interest to a Plan or person acting on behalf of or using the assets of a Plan in reliance on Sections I and III of PTCE 95-60 will be effected through Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc., Academy Securities, Inc., Drexel Hamilton, LLC and Siebert Williams Shank & Co., LLC.

3.	Check one of the following:

☐	The transfer will occur during the RR Interest Transfer Restriction Period, and the Transferor certifies, represents and warrants to you that:

A.	The Transfer is in compliance with the U.S. Credit Risk Retention Agreement, between Wells Fargo Bank, National Association, Morgan Stanley Mortgage Capital Holdings LLC, Bank of America, National Association, Morgan Stanley Bank, N.A. and National Cooperative Bank, N.A., dated and effective as of June 24, 2021 (the “Credit Risk Retention Agreement”).

B.	The Transferee is a “majority-owned affiliate”, as such term is defined in Regulation RR, of the Transferor.

C.	The Transferee has complied in all material respects with all of the covenants in the Credit Risk Retention Agreement during the period from the date of the Credit Risk Retention Agreement through and including the date of this transfer.

D.	All of the representations and warranties made by the Transferor in the Credit Risk Retention Agreement are true and correct as of the date of the transfer.

E.	All of the requirements set forth in Section 3(c) of the Credit Risk Retention Agreement have been complied with through and including the date of the transfer.

☐	The transfer will occur after the termination of the RR Interest Transfer Restriction Period.

4.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit D-3. The Transferor does not know or believe that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this ___day of _________, 20__.

Exhibit D-4-2

[TRANSFEROR]

By:
Name: Title:

The foregoing certificate is hereby confirmed, and the transfer is accepted, as of the date first above written:

[RETAINING SPONSOR]

By:
Name: Title:

[Medallion Stamp Guarantee]

Exhibit D-4-3

EXHIBIT E

FORM OF REQUEST FOR RELEASE

(for Custodian)

Loan Information
Name of Mortgagor:

[[General][NCB] Master Servicer]
[[General][NCB] Special Servicer] Loan No.:
Custodian
Name:	Wells Fargo Bank, National Association 1055 10th Ave SE
Address:	Minneapolis, Minnesota 55414 Attention: Document Custody Group BANK 2021-BNK34
Custodian/Trustee Mortgage File No.:

Depositor
Name:	Wells Fargo Commercial Mortgage Securities, Inc.
Address:	c/o Wells Fargo Securities, LLC 30 Hudson Yards, 15th Floor New York, New York 10001 Attention: A.J. Sfarra

Certificates:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

The undersigned [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as custodian (the “Custodian”) on behalf of Wilmington Trust, National Association, as trustee (the “Trustee”), for the Holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of June 1, 2021, between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as

Exhibit E-1

General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer (the “Pooling and Servicing Agreement”).

( )

( )

( )

( )

The undersigned [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] hereby acknowledges and agrees as follows:

(1)       The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall hold and retain possession of the Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Pooling and Servicing Agreement.

(2)       The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall not cause or permit the Documents to become subject to, or encumbered by, any claims, liens, security interests, charges, writs of attachment or other impositions nor shall the [Master Servicer] [Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Documents or any proceeds thereof except as otherwise provided in the Pooling and Servicing Agreement.

(3)       The [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall return the Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loans have been liquidated or the Mortgage Loans have been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Pooling and Servicing Agreement.

(4)       The Documents and any proceeds thereof, including proceeds of proceeds, coming into the possession or control of the [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall at all times be earmarked for the account of the Trustee, and the [[General][NCB] Master Servicer] [[General][NCB] Special Servicer] shall keep the Documents separate and distinct from all other property in the [[General][NCB] Master Servicer’s] [[General][NCB] Special Servicer’s] possession, custody or control.

[____________]

By:
Name: Title:

Date: _________

Exhibit E-2

EXHIBIT F-1

FORM OF ERISA REPRESENTATION LETTER
REGARDING ERISA RESTRICTED CERTIFICATES

Wells Fargo Bank, National Association,

as Certificate Administrator

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS) –
BANK 2021-BNK34

[OR OTHER CERTIFICATE REGISTRAR]

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
30 Hudson Yards, 15th Floor
New York, New York 10001
Attention: A.J. Sfarra

Re:	Transfer of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase US $[___] aggregate initial [Notional Amount][Certificate Balance] in the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, [Class [_] Certificates][RR Interest] issued pursuant to that certain Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you as follows:

1.       The Purchaser is not and will not be (a) an employee benefit or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”)(each a “Plan”) or (b) a person

Exhibit F-1-1

acting on behalf of or using the assets of any such Plan (including an entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA), other than an insurance company using the assets of its “insurance company general account” (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption (“PTCE”) 95-60) under circumstances whereby the purchase and holding of Certificates by such insurance company will be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of PTCE 95-60 (or, in the case of a Plan subject to Similar Law where the purchase, holding or disposition of such Certificate will not constitute or result in a non-exempt violation of applicable Similar Law).

2.       The Purchaser understands that if the Purchaser is or becomes a person referred to in 1(a) or (b) above, such Purchaser is required to provide to the Trustee and the Certificate Administrator an Opinion of Counsel in form and substance satisfactory to the Trustee, the Certificate Administrator and the Depositor to the effect that the acquisition and holding of such Certificate by such purchaser or transferee will not constitute or result in a non-exempt “prohibited transaction” within the meaning of ERISA or Section 4975 of the Code or a non-exempt violation of any Similar Law, and will not subject the Trustee, the Certificate Administrator, the Certificate Registrar, the Master Servicers, the Special Servicers, any sub-servicer, the Initial Purchasers, the Underwriters, the Operating Advisor, the Asset Representations Reviewer or the Depositor to any obligation or liability (including obligations or liabilities under ERISA, Section 4975 of the Code or any such Similar Law) in addition to those set forth in the Pooling and Servicing Agreement, which Opinion of Counsel shall not be at the expense of the Depositor, either Master Servicer, either Special Servicer, any sub-servicer, the Trustee, the Certificate Administrator, the Certificate Registrar, the Operating Advisor, the Asset Representations Reviewer, the Initial Purchasers, the Underwriters or the Trust.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _____________, 20__.

Very truly yours,

[The Purchaser]

By:
Name: Title:

Date: _________

Exhibit F-1-2

EXHIBIT F-2

FORM OF ERISA REPRESENTATION LETTER
REGARDING CLASS R CERTIFICATES and class v certificates

[Date]

Wells Fargo Bank, National Association,

as Certificate Administrator

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS) –
BANK 2021-BNK34

[OR OTHER CERTIFICATE REGISTRAR]

[Transferor]
[______]
[______]
Attention: [______]

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [__]% Percentage Interest in the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, [Class V][Class R] Certificates (the “[Class V][Class R] Certificate”) issued pursuant to that certain Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the [Class V][Class R] Certificate, the Purchaser is not and will not become (a) an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or (b) a person acting on behalf or using

Exhibit F-2-1

the assets of any such Plan (including any entity whose underlying assets include Plan assets by reason of investment in the entity by such a Plan or Plans and the application of Department of Labor Regulation § 2510.3-101, as modified by Section 3(42) of ERISA) to purchase such [Class V][Class R] Certificate.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of ____________, 20__.

Very truly yours,

[The Purchaser]

By:
Name: Title:

Date: _______

Exhibit F-2-2

EXHIBIT G

FORM OF DISTRIBUTION DATE STATEMENT

Exhibit G-1

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

Table of Contents

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Certificate Factor Detail	4
Exchangeable Class Detail	5
Reconciliation Detail	6
Other Required Information	7
Cash Reconciliation Detail	8
Current Mortgage Loan and Property Stratification Tables	9-11
Mortgage Loan Detail	12
NOI Detail	13
Principal Prepayment Detail	14
Historical Detail	15
Delinquency Loan Detail	16
Specially Serviced Loan Detail	17-18
Advance Summary	19
Modified Loan Detail	20
Historical Liquidated Loan Detail	21
Historical Bond / Collateral Loss Reconciliation Detail	22
Interest Shortfall Reconciliation Detail	23-24
Defeased Loan Detail	25
Supplemental Reporting	26

Depositor	Master Servicer	Master & Special Servicer	Special Servicer	Operating Advisor & Asset Representations Reviewer

Wells Fargo Commercial Mortgage	Wells Fargo Bank, N.A.	National Cooperative Bank, N.A.	Greystone Servicing Company LLC	Pentalpha Surveillance LLC
Securities, Inc.	1901 Harrison Street	2011 Crystal Drive	5221 N. O’Connor Blvd.	375 North French Road
375 Park Avenue	Oakland, CA 94612	Suite 800	Suite 800	Suite 100
2nd Floor, J0127-023		Arlington, VA 22202	Irving, TX 75039	Amherst, NY 14228
New York, NY 10152

Contact: A.J. Sfarra	Contact:	Contact: Kathleen Luzik	Contact: Jenna Unell	Contact: Don Simon
Phone: (212) 214-5613	REAM_InvestorRelations@WellsFargo.com	Phone Number: (703) 302-1902	Jenna.unell@greyco.com	Phone Number: (203) 660-6100

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Exchangeable Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-4-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

A-4-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-4-X2		0.00000000	0.00000000	0.00000000	0.00000000
A-5-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-5-X2		0.00000000	0.00000000	0.00000000	0.00000000
A-S-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-S-X2		0.00000000	0.00000000	0.00000000	0.00000000
B-X1		0.00000000	0.00000000	0.00000000	0.00000000
B-X2		0.00000000	0.00000000	0.00000000	0.00000000
C-X1		0.00000000	0.00000000	0.00000000	0.00000000
C-X1		0.00000000	0.00000000	0.00000000	0.00000000

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Exchangeable Class Detail
Exchangeable Class / Regular Interest Breakdown
Class	CUSIP	Pass-Through Rate	Original Maximum Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-4 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Exchangeable Class Detail
Class	CUSIP	Pass-Through Rate	Original Maximum Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-4-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Pentalpha Surveillance	0.00
Net Prepayment Interest Shortfall	0.00		LLC
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI(1)	Most Recent NOI(1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Historical Detail

Delinquencies							Prepayments				Rate and Maturities
Distribution	30-59 Days	60-89 Days	90 Days or More	Foreclosure	REO	Modifications	Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	#	#	#	#	#	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	BANK 2021-BNK34 Commercial Mortgage Pass-Through Certificates Series 2021-BNK34	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	7/16/21
Corporate Trust Services		Record Date:	6/30/21
8480 Stagecoach Circle		Determination Date:	7/12/21
Frederick, MD 21701-4747

Supplemental Reporting

Risk Retention

Pursuant to the PSA, the Certificate Administrator has made available on www.cts.com <http://ctslink.com>, specifically under the “U.S. Risk Retention Special Notices” tab for the BANK 2021-BNK34 transaction, certain information provided to the Certificate Administrator regarding the Retaining Sponsor’s compliance with certain specified provisions of the Credit Risk Retention Rules. Investors should refer to the Certificate Administrator’s website for all such information.

EXHIBIT H

FORM OF OMNIBUS ASSIGNMENT

[NAME OF CURRENT ASSIGNOR] having an address at [ADDRESS OF CURRENT ASSIGNOR] (the “Assignor”) for good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby sells, transfers, assigns, delivers, sets over and conveys, without recourse, representation or warranty, express or implied, unto “Wilmington Trust, National Association, as Trustee for the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34” (the “Assignee”), having an office at 1100 North Market Street, Wilmington, Delaware 19890, Attention: CMBS Trustee – BANK 2021-BNK34, its successors and assigns, all right, title and interest of the Assignor in and to:

That certain mortgage and security agreement, deed of trust and security agreement, deed to secure debt and security agreement, or similar security instrument (the “Security Instrument”), and that certain Promissory Note (the “Mortgage Note”), for each of the Mortgage Loans shown on the Mortgage Loan Schedule attached hereto as Exhibit B, and that certain assignment of leases and rents given in connection therewith and all of the Assignor’s right, title and interest in any claims, collateral, insurance policies, certificates of deposit, letters of credit, escrow accounts, performance bonds, demands, causes of action and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Security Instrument and the Mortgage Note, together with any other documents or instruments executed and/or delivered in connection with or otherwise related to the Security Instrument and the Mortgage Note.

IN WITNESS WHEREOF, the Assignor has executed this instrument under seal to be effective as of the [__] day of [_____________], 20[__].

[NAME OF CURRENT ASSIGNOR]

By:
Name: Title:

Exhibit H-1

EXHIBIT I

FORM OF TRANSFER CERTIFICATE FOR RULE 144A
BOOK-ENTRY CERTIFICATE TO TEMPORARY REGULATION S
BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD

(Exchanges or transfers pursuant to Section 5.03(c)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

*        Select appropriate depository.

Exhibit I-1

(1)       the offer of the Certificates was not made to a person in the United States;

[(2) at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicers, the Special Servicers, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

**        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE FOR RULE 144A BOOK-ENTRY CERTIFICATE TO REGULATION S BOOK-ENTRY CERTIFICATE AFTER RESTRICTED PERIOD

(Exchange or transfers pursuant to Section 5.03(d)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Book-Entry Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

Exhibit J-1

[(2)     at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicers, the Special Servicers, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: ________

cc: Wells Fargo Commercial Mortgage Securities, Inc.

*        Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit J-2

EXHIBIT K

FORM OF TRANSFER CERTIFICATE FOR TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE TO RULE 144A BOOK-ENTRY CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to Section 5.03(e)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of

*        Select appropriate depository.

Exhibit K-1

Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicers, the Special Servicers, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name: Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit K-2

EXHIBIT L

FORM OF TRANSFER CERTIFICATE FOR TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE TO REGULATION S BOOK-ENTRY CERTIFICATE AFTER RESTRICTED PERIOD

(Exchanges pursuant to Section 5.03(f)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Book-Entry Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Book-Entry Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Book-Entry Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

*        Select, as applicable.

Exhibit L-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

Dated:

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

Exhibit L-2

EXHIBIT M

FORM OF TRANSFER CERTIFICATE FOR NON-BOOK ENTRY CERTIFICATE TO TEMPORARY REGULATION S BOOK-ENTRY CERTIFICATE

(Exchanges or transfers pursuant to Section 5.03(g)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
      as Certificate Registrar
600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Book-Entry Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States;

* Select appropriate depository.

Exhibit M-1

[(2)     at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: Wells Fargo Commercial Mortgage Securities, Inc.

** Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit M-2

EXHIBIT N

FORM OF TRANSFER CERTIFICATE FOR NON-BOOK ENTRY CERTIFICATE TO REGULATION S BOOK-ENTRY CERTIFICATE

(Exchange or transfers pursuant to Section 5.03(g)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
     as Certificate Registrar
600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Book-Entry Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)       the offer of the Certificates was not made to a person in the United States,

Exhibit N-1

[(2)     at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)     the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,]*

(3)       no “directed selling efforts” within the meaning of Rule 902(c) of Regulation S have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)       the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

* Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

Exhibit N-2

EXHIBIT O

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A BOOK-ENTRY CERTIFICATE

(Exchange or transfers pursuant to Section 5.03(g)
of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,
      as Certificate Registrar
600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55415
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class [__]

Reference is hereby made to the Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Book-Entry Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

Exhibit O-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit O-2

EXHIBIT P-1A

FORM OF INVESTOR CERTIFICATION for Non-Borrower PartY AND/OR THE RISK RETENTION CONSULTATION PARTY
(for Persons other than the DIRECTING CERTIFICATEHOLDER and/or a Controlling Class Certificateholder)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class Certificates

In accordance with the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Certificateholder, a beneficial owner or prospective purchaser of the Class [__] Certificates, a Companion Holder or the Risk Retention Consultation Party (or any investment advisor or manager or other representative of the foregoing).

2.       The undersigned is neither the Directing Certificateholder nor a Controlling Class Certificateholder.

3.       In the case that the undersigned is a Certificateholder, beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.       [FOR PARTIES OTHER THAN THE RISK RETENTION CONSULTATION PARTY: The undersigned is not a Borrower Party.]

5.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement. In

Exhibit P-1A-1

consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-1A-2

EXHIBIT P-1B

FORM OF INVESTOR CERTIFICATION FOR NON-BORROWER PARTY (FOR THE DIRECTING CERTIFICATEHOLDER AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager

Commercial.servicing@wellsfargo.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services (CMBS)
BANK
Series 2021-BNK34
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: BANK 2021-BNK34 Transaction Manager, with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

Wells Fargo Bank, National Association 600 South 4th Street, 7th Floor MAC N9300-070 Minneapolis, Minnesota 55415 Attention: Corporate Trust Services (CMBS) BANK Series 2021-BNK34

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee – BANK 2021-BNK34

CMBSTrustee@wilmingtontrust.com

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

Greystone Servicing Company LLC 5221 N. O’Connor Blvd., Suite 800 Irving, Texas 75039 Attention: Jenna Vick Unell, General Counsel Facsimile number: 972-868-5490 Email: jenna.unell@greyco.com

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class Certificates

Exhibit P-1B-1

In accordance with the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Certificateholder][the Holder of a majority of the Controlling Class][a Controlling Class Certificateholder].

2.       The undersigned has received a copy of the Prospectus.

3.       The undersigned is not a Borrower Party.

4.       The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.       At any time the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned shall deliver the certification attached as Exhibit

Exhibit P-1B-2

P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       [For use with any party other than the initial Directing Certificateholder]The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

9.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-1B-3

EXHIBIT P-1C

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTY (FOR PERSONS OTHER THAN THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTY AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class Certificates

In accordance with the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

Exhibit P-1C-1

1.       The undersigned is a Certificateholder, a beneficial owner or prospective purchaser of the Class [__] Certificates or a Companion Holder (or any investment advisor or manager or other representative of the foregoing).

2.       The undersigned is neither the Directing Certificateholder nor a Controlling Class Certificateholder.

3.       In the case that the undersigned is a Certificateholder, a beneficial owner or prospective purchaser of an Offered Certificate, the undersigned has received a copy of the Prospectus.

4.       The undersigned is a Borrower Party.

5.       The undersigned is requesting access to the Distribution Date Statement pursuant to the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Distribution Date Statement, or the access thereto, the undersigned will keep the Distribution Date Statement confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Distribution Date Statement will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Distribution Date Statement confidential shall expire one year following the date that the undersigned receives such Distribution Date Statement (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Distribution Date Statement in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Distribution Date Statement on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

8.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

Exhibit P-1C-2

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-1C-3

EXHIBIT P-1D

FORM OF INVESTOR CERTIFICATION FOR BORROWER PARTY (FOR THE DIRECTING CERTIFICATEHOLDER AND/OR A CONTROLLING CLASS CERTIFICATEHOLDER)

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager

Commercial.servicing@wellsfargo.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services (CMBS)
BANK
Series 2021-BNK34
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: BANK 2021-BNK34 Transaction Manager, with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

Wells Fargo Bank, National Association 600 South 4th Street, 7th Floor MAC N9300-070 Minneapolis, Minnesota 55415 Attention: Corporate Trust Services (CMBS) BANK 2021-BNK34

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee – BANK 2021-BNK34

CMBSTrustee@wilmingtontrust.com

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

Greystone Servicing Company LLC 5221 N. O’Connor Blvd., Suite 800 Irving, Texas 75039 Attention: Jenna Vick Unell, General Counsel Facsimile number: 972-868-5490 Email: jenna.unell@greyco.com

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Exhibit P-1D-1

In accordance with the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder].

2.       The undersigned is a Borrower Party with respect to the following [Excluded Loan][Excluded Controlling Class Loan](s):

[IDENTIFY [EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN](S)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”)

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

3.       The undersigned has received a copy of the Prospectus.

4.       Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent

Exhibit P-1D-2

the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.       The undersigned hereby certifies that an executed copy of this certification in [paper][electronic click-through] form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to the applicable Information provider listed above [(a) by overnight courier or (b) mailed by registered mail, postage prepaid].

10.     Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-1D-3

EXHIBIT P-1E

FORM OF NOTICE OF EXCLUDED CONTROLLING CLASS HOLDER

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager

Commercial.servicing@wellsfargo.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services (CMBS)
BANK
Series 2021-BNK34
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: BANK 2021-BNK34 Transaction Manager, with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

Wells Fargo Bank, National Association 600 South 4th Street, 7th Floor MAC N9300-070 Minneapolis, Minnesota 55415 Attention: Corporate Trust Services (CMBS) BANK Series 2021-BNK34

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee – BANK 2021-BNK34

CMBSTrustee@wilmingtontrust.com

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

Greystone Servicing Company LLC 5221 N. O’Connor Blvd., Suite 800 Irving, Texas 75039 Attention: Jenna Vick Unell, General Counsel Facsimile number: 972-868-5490 Email: jenna.unell@greyco.com

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

THIS NOTICE IDENTIFIES AN “[EXCLUDED LOAN][EXCLUDED CONTROLLING CLASS LOAN]” RELATING TO THE BANK 2021-BNK34, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2021-BNK34,

Exhibit P-1E-1

REQUIRING ACTION BY YOU AS THE RECIPIENT PURSUANT TO SECTION 3.13(b) OF THE POOLING AND SERVICING AGREEMENT.

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby certifies and agrees as follows:

1.       The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.       The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

[[If applicable] For the avoidance of doubt, [each] of the foregoing loans is both an Excluded Loan and an Excluded Controlling Class Loan.]

3.       As of the date above, the undersigned is the beneficial owner of the following certificates, and is providing the below information to the addressees hereto for purposes of their compliance with the Pooling and Servicing Agreement, including, among other things, the Certificate Administrator’s determination as to whether a Consultation Termination Event is in effect with respect to the Excluded Controlling Class Loans listed in paragraph 2 if any such mortgage loan is an Excluded Loan:

CUSIP	Class	Outstanding Certificate Balance	Initial Certificate Balance

The undersigned is not a Borrower Party with respect to any other Mortgage Loan.

4.       Except with respect to the [Excluded Loan][Excluded Controlling Class Loan](s), the undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain

Exhibit P-1E-2

information (the “Information”) on the Certificate Administrator’s Website [and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement]. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Depositor, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such Information confidential shall expire one year following the date that the undersigned receives such Information (with respect to a prospective purchaser only) or is no longer a Certificateholder, a beneficial owner or prospective purchaser of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

5.       The undersigned hereby acknowledges and agrees that it is prohibited from accessing, reviewing and using Excluded Information (as defined in the Pooling and Servicing Agreement) relating to the [Excluded Loan][Excluded Controlling Class Loan](s) to the extent the undersigned receives access to such Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information in connection with its duties, or exercise of its rights pursuant to the Pooling and Servicing Agreement.

6.       The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.       To the extent the undersigned receives access to any Excluded Information on the Certificate Administrator’s Website or otherwise receives access to such Excluded Information, the undersigned shall be deemed to have agreed that it (i) will not directly or indirectly provide any such Excluded Information to (A) the related Borrower Party, (B) any related Excluded Controlling Class Holder, (C) any employees or personnel of the undersigned or any of its Affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or (D) to its actual knowledge, any non-Affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with the obligations described in clause (i) above.

8.       The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website, and the Certificate Administrator shall have no obligation to monitor, determine or verify whether the undersigned

Exhibit P-1E-3

has properly certified or recertified under this Investor Certification any time the undersigned accesses the Certificate Administrator’s Website.

9.       The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

10.       The undersigned is simultaneously providing notice to the Certificate Administrator in the form of Exhibit P-1F to the Pooling and Servicing Agreement, requesting termination of access to any Excluded Information. The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it has (i) delivered notice of the termination of the related Excluded Controlling Class Holder status and (ii) submitted a new investor certification in accordance with Section 3.13(b) of the Pooling and Servicing Agreement.

11.       The undersigned agrees to indemnify and hold harmless each party to the Pooling and Servicing Agreement, the Underwriters, the Initial Purchasers and the Trust Fund from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized access by the undersigned or any agent, employee, representative or person acting on its behalf of any Excluded Information relating to the [Excluded Loan][Excluded Controlling Class Loan](s) listed in Paragraph 2 above.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit P-1E-4

EXHIBIT P-1F

FORM OF NOTICE OF [EXCLUDED LOAN] [EXCLUDED CONTROLLING CLASS HOLDER] TO CERTIFICATE ADMINISTRATOR

[Date]

Via: Email
Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34
cts.cmbs.bond.admin@wellsfargo.com
trustadministrationgroup@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association,
8480 Stagecoach Circle
Frederick, Maryland 21701-4747
Attention: BANK 2021-BNK34

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

In accordance with Section 3.13(b) of the Pooling and Servicing Agreement, with respect to the above-referenced certificates (the “Certificates”), the undersigned (the “Excluded Controlling Class Holder”) hereby directs you as follows:

1.       The undersigned is [the Directing Certificateholder][the Holder of the majority of the Controlling Class][a Controlling Class Certificateholder] as of the date hereof.

2.       The undersigned has become a Borrower Party with respect to the following [Mortgage Loan(s)] [and] [Whole Loan(s)] (the “[Excluded Loan][Excluded Controlling Class Loan](s)”):

Loan Number	ODCR	Loan Name	Borrower Name

Exhibit P-1F-1

3.       The following USER IDs for CTSLink are affiliated with the undersigned and access to any information on the Certificate Administrator’s Website with respect to the BANK 2021-BNK34 securitization should be revoked as to such users:

4.       The undersigned acknowledges that it is not permitted to access and shall not access any Excluded Information with respect to such [Excluded Loan][Excluded Controlling Class Loan](s) on the Certificate Administrator’s Website unless and until it (i) is no longer an Excluded Controlling Class Holder with respect to such [Excluded Loan][Excluded Controlling Class Loan](s), (ii) has delivered notice of the termination of the related Excluded Controlling Class Holder status and (iii) has submitted an investor certification in the form of Exhibit P-1B to the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

Exhibit P-1F-2

[Directing Certificateholder][Holder of the majority of the Controlling Class][Controlling Class Certificateholder]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

The undersigned hereby acknowledges that
access to CTSLink has been revoked for
the users listed in Paragraph 3.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
Certificate Administrator

Name:
Title:

Exhibit P-1F-3

EXHIBIT P-1G

FORM OF CERTIFICATION OF THE DIRECTING
CERTIFICATEHOLDER

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager

Commercial.servicing@wellsfargo.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services (CMBS)
BANK
Series 2021-BNK34
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: BANK 2021-BNK34 Transaction Manager, with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

Wells Fargo Bank, National Association 600 South 4th Street, 7th Floor MAC N9300-070 Minneapolis, Minnesota 55415 Attention: Corporate Trust Services (CMBS) BANK Series 2021-BNK34

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee – BANK 2021-BNK34

CMBSTrustee@wilmingtontrust.com

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

Greystone Servicing Company LLC 5221 N. O’Connor Blvd., Suite 800 Irving, Texas 75039 Attention: Jenna Vick Unell, General Counsel Facsimile number: 972-868-5490 Email: jenna.unell@greyco.com

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Class [__] Certificates

In accordance with Section 3.23 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

Exhibit P-1G-1

1.       The undersigned has been appointed to act as the Directing Certificateholder.

2.       The undersigned is not a Borrower Party.

3.       If the undersigned becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan, the undersigned agrees to and shall deliver the certification attached as Exhibit P-1D to the Pooling and Servicing Agreement and shall deliver to the applicable parties the notices attached as Exhibit P-1E and Exhibit P-1F to the Pooling and Servicing Agreement.

4.       [For use with any party other than the initial Directing Certificateholder] The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.

5.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[Directing Certificateholder]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit P-1G-2

EXHIBIT P-1H

Form of Certification of the RISK RETENTION CONSULTATION PARTY

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager

Commercial.servicing@wellsfargo.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland  21045-1951
Attention:  Corporate Trust Services (CMBS)
BANK 2021-BNK34
(with a copy sent via email to: trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com)

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: BANK 2021-BNK34 Transaction Manager, with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

Wells Fargo Bank, National Association 600 South 4th Street, 7th Floor MAC N9300-070 Minneapolis, Minnesota 55415 Attention: Corporate Trust Services (CMBS) BANK 2021-BNK34

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee – BANK 2021-BNK34
(with a copy sent to cmbstrustee@wilmingtontrust.com)

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

Greystone Servicing Company LLC 5221 N. O’Connor Blvd., Suite 800 Irving, Texas 75039 Attention: Jenna Vick Unell, General Counsel Facsimile number: 972-868-5490 Email: jenna.unell@greyco.com

Exhibit P-1H-1

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, RR Interest

In accordance with Section 3.23 of the Pooling and Servicing Agreement, the undersigned hereby certifies and agrees as follows:

1.       The undersigned has been appointed to act as the Risk Retention Consultation Party.

[FOR ANY SUCCESSOR RISK RETENTION CONSULTATION PARTY][2. The undersigned hereby certifies that an executed copy of this certification in paper form has been delivered in accordance with the notice provisions of the Pooling and Servicing Agreement to each of the addressees listed above (a) by overnight courier or (b) mailed by registered mail, postage prepaid.]

3.       Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[RISK RETENTION CONSULTATION PARTY]

By:
Name:
Title:

Dated: _______

cc: Wells Fargo Commercial Mortgage Securities, Inc.

Exhibit P-1H-2

EXHIBIT P-2

FORM OF CERTIFICATION FOR NRSROs

[Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) – BANK 2021-BNK34

Attention:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.       The undersigned is a Rating Agency hired by the Depositor to provide ratings on the Certificates; or

2.       The undersigned is a nationally recognized statistical rating organization and either (x) has provided the Depositor with the appropriate certifications under Exchange Act Rule 17g-5(e), had access to the Depositor’s 17g-5 website prior to the Closing Date, is requesting access pursuant to the Agreement to certain information (the “Information”) on such 17g-5 website pursuant to the provisions of the Agreement, and agrees that any confidentiality agreement applicable to the undersigned with respect to the information obtained from the Depositor’s 17g-5 website prior to the Closing Date shall also be applicable to information obtained from the 17g-5 Information Provider’s Website (including without limitation, to any information received by the Depositor for posting on the 17g-5 Information Provider’s Website), or (y), if the undersigned did not have access to the Depositor’s 17g-5 website prior to the Closing Date, it hereby agrees that it shall be bound by the provisions of the confidentiality agreement attached hereto as Annex A which shall be applicable to it with respect to any information obtained from the 17g-5 Information Provider’s Website, including any information that is obtained from the section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date.

The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website.

Exhibit P-2-1

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-2-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with Wells Fargo Securities, LLC (together with its affiliates, the “Furnishing Entities” and each a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 (the “Certificates”) pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, Wells Fargo Bank, National Association, as Certificate Administrator and as Custodian, and Wilmington Trust, National Association, as Trustee and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the [section of the 17g-5 Information Provider’s Website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Pooling and Servicing Agreement)]. Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y)  any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

is independently developed by the NRSRO without reference to any Confidential Information.

Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

Exhibit P-2-3

disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and

use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

Exhibit P-2-4

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

Wells Fargo Securities, LLC
30 Hudson Yards, 15th Floor
New York, New York 10001
Attention: A.J. Sfarra
E-mail: wfs.cmbs@wellsfargo.com

Exhibit P-2-5

EXHIBIT P-3

ONLINE MARKET DATA PROVIDER CERTIFICATION

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) – BANK 2021-BNK34

Attention:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In accordance with the requirements for obtaining certain information pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is an employee or agent of Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corp., CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, Morningstar Credit Information & Analytics, LLC, KBRA Analytics, LLC, MBS Data, LLC, RealInsight or Thomson Reuters Corporation, a market data provider that has been given access to the Statements to Certificateholders, CREFC® Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

2.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

3.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor.

4.	The undersigned shall be fully liable for any breach of the Pooling and Servicing Agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer and the Trust Fund for any loss,

Exhibit P-3-1

liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

5.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Title:
Company:
Phone:

Exhibit P-3-2

EXHIBIT Q

CUSTODIAN CERTIFICATION/EXCEPTION REPORT

[DATE]

To the Persons Listed on the attached Schedule A

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Ladies and Gentlemen:

In accordance with Section 2.02 of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as Custodian, hereby certifies that, except as noted on the attached Custodial Exception Report, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or for which a Liquidation Event has occurred) the Custodian has, subject to Section 2.02(c) of the Pooling and Servicing Agreement, reviewed the documents delivered to it pursuant to Section 2.01 of the Pooling and Servicing Agreement and has determined that (i) subject to the final proviso of the definition of “Mortgage File”, all documents specified in clauses (i) through (v), (viii), (ix), (xi), (xii) and (xiii) (or, with respect to clause (xii), a copy of such letter of credit and the required officer’s certificate), if any, of the definition of “Mortgage File,” as applicable, are in its possession, (ii) the foregoing documents delivered or caused to be delivered by the Mortgage Loan Seller have been reviewed by it or by a Custodian on its behalf and appear regular on their face and appear to be executed and to relate to such Mortgage Loan and (iii) based on such examination and only as to the foregoing documents, the information set forth in the Mortgage Loan Schedule with respect to the items specified in clauses (iv), (vi) and (viii)(c) in the definition of “Mortgage Loan Schedule” is correct.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:
Name:
Title:

Exhibit Q-1

SCHEDULE A

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
30 Hudson Yards, 15th Floor
New York, New York 10001
Attention: A.J. Sfarra

CRRCompliance@wellsfargo.com

Kroll Bond Rating Agency, LLC
805 Third Avenue, 29th Floor
New York, New York 10022
Attention: CMBS Surveillance
E-mail: cmbssurveillance@kbra.com

Fitch Ratings, Inc.
300 West 57th Street
New York, NY 10019
Attention: Commercial Mortgage Surveillance Group
Facsimile No.: (212) 635-0295
E-mail: info.cmbs@fitchratings.com

S&P Global Ratings
55 Water Street, 41st Floor
New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
Email: CMBS_Info_17g5@spglobal.com

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager

commercial.servicing@wellsfargo.com

Greystone Servicing Company LLC
5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Attention: Jenna Vick Unell, General Counsel

Facsimile number: 972-868-5490

Email: jenna.unell@greyco.com

National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202

Exhibit Q-2

Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Steven M. Kornblau

Wilmington Trust, National Association
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee – BANK 2021-BNK34

CMBSTrustee@wilmingtontrust.com

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – BANK 2021-BNK34

trustadministrationgroup@wellsfargo.com

cts.cmbs.bond.admin@wellsfargo.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: BANK 2021-BNK34 Transaction Manager, with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

Wells Fargo Bank, National Association

301 South College St.

Charlotte, North Carolina 28202

Attention: BANK 2021-BNK34,

Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

with a copy to:

Troy B. Stoddard, Esq.

Senior Counsel, Wells Fargo Legal Department, D1086-341

550 South Tryon Street, 34th Floor

Charlotte, North Carolina, 28202

and a copy to:

Jacqueline M. Gelman

Exhibit Q-3

Wells Fargo Bank, National Association

10 South Wacker, 32nd Floor

Chicago, Illinois 60606

Telephone number: (312) 827-1531

Email: jacqueline.m.gelman@wellsfargo.com

Bank of America, National Association
One Bryant Park

Mail Code: NY1-100-11-07
New York, New York 10036
Attention: Director of CMBS Securitization
email: leland.f.bunch@bofa.com

with copies to:

Todd Stillerman, Esq.
Associate General Counsel & Director
Bank of America Legal Department
214 North Tryon Street
Mail Code: NC1-027-17-05
Charlotte, North Carolina 28255
email: todd.stillerman@bofa.com and cmbsnotices@bofa.com

and

Cadwalader, Wickersham & Taft LLP
227 West Trade Street
Charlotte, North Carolina 28202
Attention: Henry A. LaBrun, Esq.
Facsimile: (704) 348-5200

Morgan Stanley Mortgage Capital Holdings LLC
1585 Broadway
New York, New York 10036
Attention: Jane H. Lam

with a copy to:

Morgan Stanley Mortgage Capital Holdings LLC
1633 Broadway, 29th Floor

New York, New York 10019
Attention: Legal Compliance Division
Email: cmbs_notices@morganstanley.com

Eightfold Real Estate Capital, L.P.

111 Lincoln Road, Suite 802

Miami Beach, Florida 33139

Exhibit Q-4

Attention: Brian Tageson

Email: btageson@eightfoldcapital.com

with a copy to:

Eightfold Real Estate Capital, L.P.

111 Lincoln Road, Suite 802

Miami Beach, Florida 33139

Attention: Adnan Charania

Email: acharania@eightfoldcapital.com

Exhibit Q-5

EXHIBIT R-1

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR MASTER SERVICER

RECORDING REQUESTED BY:

[Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager
Email: commercial.servicing@wellsfargo.com
Telecopy Number: (704) 715-0036]

[National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust, National Association, a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at 1100 North Market Street, Wilmington, Delaware 19890, as trustee (the “Trustee”), pursuant to that Pooling and Servicing Agreement dated as of June 1, 2021 (the “Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer [(in such capacity, the “General Master Servicer”)], Greystone Servicing Company LLC, as general special servicer, National Cooperative Bank, N.A., as NCB Master Servicer [(in such capacity, the “NCB Master Servicer”)] and NCB Special Servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), the Trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer hereby constitutes and appoints the [General][NCB] Master Servicer, by and through the [General][NCB] Master Servicer’s officers and authorized employees, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the [General][NCB] Master Servicer and all properties (“Mortgaged Properties”) administered by the [General][NCB] Master Servicer pursuant to the Agreement, to execute and acknowledge in writing or by

Exhibit R-1-1

facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 12 below with respect to the Mortgage Loans and Mortgaged Properties; provided, however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if such documents are required or permitted under the Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.       The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

2.       The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that said modification or re-recording, in either instance, (i) does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.       The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company or a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

4.       The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

5.       The completion of loan assumption agreements.

6.       The full satisfaction/release of a Mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

7.       The assignment of any Mortgage or deed of trust and the related Mortgage Note, in connection with the repurchase of the Mortgage Loan secured and evidenced thereby.

8.       The full assignment of a Mortgage or deed of trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

9.       The full enforcement of and preservation of the Trustee’s interests in the Mortgage Notes, Mortgages or deeds of trust, and in the proceeds thereof, by way of, including but not limited to, foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, and the pursuit of title insurance, hazard insurance and

Exhibit R-1-2

claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed in lieu of foreclosure;

f.	the filing, prosecution and defense of claims, and to appear on behalf of the Trustee, in bankruptcy cases affecting Mortgage Notes, Mortgages or deeds of trust;

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

h.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions; and

i.	the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, deed of trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.       With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;

b.	purchase and sale agreements;

c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d.	escrow instructions; and

e.	any and all documents necessary to effect the transfer of property.

11.       The modification or amendment of escrow agreements established for repairs to the Mortgaged Property or reserves for replacement of personal property.

12.       The execution and delivery of the following:

Exhibit R-1-3

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, deed of trust or other security document in the related Mortgage File or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments; and

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties or REO Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers), documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the [General][NCB] Master Servicer has the power to delegate its rights or obligations under the Agreement, the [General][NCB] Master Servicer also has the power to delegate the authority given to it by Wilmington Trust, National Association, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The [General][NCB] Master Servicer’s attorneys-in-fact shall have no greater authority than that held by the [General][NCB] Master Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections

Exhibit R-1-4

afforded the Trustee under the Agreement, or (iii) be construed to grant the [General][NCB] Master Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Wilmington Trust, National Association except as specifically provided for herein or in the Agreement. If the [General][NCB] Master Servicer receives any notice of suit, litigation or proceeding in the name of Wilmington Trust, National Association, then the [General][NCB] Master Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend or limit the powers granted to the [General][NCB] Master Servicer under the Agreement or to allow the [General][NCB] Master Servicer to take any action with respect to Mortgages, deeds of trust or Mortgage Notes not authorized by the Agreement.

The [General][NCB] Master Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the [General][NCB] Master Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney; and may be satisfied that this Limited Power of Attorney shall continue in full force and effect and has not been revoked unless an instrument of revocation has been made in writing by the undersigned.

IN WITNESS WHEREOF, Wilmington Trust, National Association, as Trustee for BANK 2021-BNK34 has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

By:
Name:
Title:

Exhibit R-1-5

Prepared by:

Name:

Witness:

Witness:

Exhibit R-1-6

STATE OF DELAWARE	)
) ss.:
COUNTY OF	)

On ____________________, before me, _________________________________ Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Delaware that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary Public

[SEAL]

My commission expires:

Exhibit R-1-7

EXHIBIT R-2

FORM OF POWER OF ATTORNEY BY TRUSTEE
FOR SPECIAL SERVICER

RECORDING REQUESTED BY:

[Greystone Servicing Company LLC
5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Attention: Jenna Vick Unell, General Counsel

Facsimile number: 972-868-5490

Email: jenna.unell@greyco.com]

[National Cooperative Bank, N.A.
2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop]

SPACE ABOVE THIS LINE FOR RECORDER’S USE

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Wilmington Trust, National Association, a national banking association, incorporated and existing under the laws of the United States, having its usual place of business at 1100 North Market Street, Wilmington, Delaware 19890 as Trustee (the “Trustee”) pursuant to that Pooling and Servicing Agreement dated as of June 1, 2021 (the “Agreement”) between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer, Greystone Servicing Company LLC, as general special servicer [(the “General Special Servicer”)], National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer [(in such capacity, the “NCB Special Servicer”)], Wells Fargo Bank, National Association, as certificate administrator, the Trustee and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, relating to the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, hereby constitutes and appoints the [General][NCB] Special Servicer, by and through the [General][NCB] Special Servicer’s officers, the Trustee’s true and lawful Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, in connection with all mortgage loans (the “Mortgage Loans”) serviced by the [General][NCB] Special Servicer and all properties (“REO Properties”) administered by the [General][NCB] Special Servicer pursuant to the Agreement, to execute and acknowledge in writing or by facsimile stamp all documents customarily and reasonably necessary and appropriate to effectuate the enumerated transactions described in items 1 through 13 below with respect to the Mortgage Loans and REO Properties; provided, however, that the documents described below may only be executed and delivered by such Attorneys-in-Fact if

Exhibit R-2-1

such documents are required or permitted under the Agreement.  Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement.

1.	The endorsement on behalf of the Trustee of all checks, drafts and/or other negotiable instruments made payable to the Trustee and draw upon, replace, substitute, release or amend letters of credit standing as collateral securing any Mortgage Loan.

2.	The modification or re-recording of a Mortgage or deed of trust, where said modification or re-recording is solely for the purpose of correcting the Mortgage or deed of trust to conform same to the original intent of the parties thereto or to correct title errors discovered after such title insurance was issued; provided that (i) said modification or re-recording, in either instance, does not adversely affect the lien of the Mortgage or deed of trust as insured and (ii) otherwise conforms to the provisions of the Agreement.

3.	The subordination of the lien of a Mortgage or deed of trust to an easement in favor of a public utility company of a government agency or unit with powers of eminent domain; this section shall include, without limitation, the execution of partial satisfactions/releases, partial reconveyances or the execution or requests to trustees to accomplish same.

4.	The conveyance of the properties to the mortgage insurer, or the closing of the title to the property to be acquired as real estate owned, or conveyance of title to real estate owned.

5.	The completion of loan assumption agreements and transfers of interest in borrower.

6.	The full satisfaction/release of a Mortgage or deed of trust or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related Mortgage Note.

7.	The assignment of any Mortgage or deed of trust and the related Mortgage Note, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

8.	The full assignment of a Mortgage or deed of trust upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related Mortgage Note.

9.	The full enforcement of and preservation of the Trustee’s interests in any Mortgage Notes or the related promissory note, and in the proceeds thereof, by way of, including but not limited to, taking title to any Mortgaged Property on behalf of the Trust, foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure and/or any related litigation, including without limitation, guaranty or receivership litigation, or litigation on the note, or the termination, cancellation or rescission of any such foreclosure, the initiation, prosecution and completion of eviction actions or proceedings with respect to, or the termination, cancellation or rescission of any such eviction actions or proceedings, the initiation or defense of any litigation related to the ownership of any REO Property, and the pursuit of title insurance, hazard

Exhibit R-2-2

insurance and claims in bankruptcy proceedings, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.	the preparation and issuance of statements of breach or non-performance;

c.	the preparation and filing of notices of default and/or notices of sale;

d.	the cancellation/rescission of notices of default and/or notices of sale;

e.	the taking of deed in lieu of foreclosure;

f.	the filing, prosecution and defense of claims, and to appear on behalf of the Trustee, in bankruptcy cases affecting Mortgage Notes, Mortgages or deeds of trust;

g.	the preparation and service of notices to quit and all other documents necessary to initiate, prosecute and complete eviction actions or proceedings;

h.	the tendering, filing, prosecution and defense, as applicable, of hazard insurance and title insurance claims, including but not limited to appearing on behalf of the Trustee in quiet title actions;

i.	the creation of a wholly owned entity of the Trust for purposes of holding foreclosed property; and

j.	the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage, deed of trust or state law to expeditiously complete said transactions in paragraphs 9.a. through 9.h. above.

10.	With respect to the sale of property acquired through a foreclosure or deed-in lieu of foreclosure, including, without limitation, the execution of the following documentation:

a.	listing agreements;

b.	purchase and sale agreements;

c.	grant/warranty/quit claim deeds or any other deed causing the transfer of title of the property to a party contracted to purchase same;

d.	escrow instructions; and

e.	any and all documents necessary to effect the transfer of property.

Exhibit R-2-3

11.	The modification or amendment of escrow agreements established for repairs to the mortgaged property or reserves for replacement of personal property.

12.	Execute and/or file such documents and take such other action as is proper and necessary to defend the Trustee, solely in its capacity as Trustee, in litigation and to resolve such litigation, provided that such resolution shall not include any admission of fault or wrongdoing by the Trustee or, without the Trustee’s consent, subject the Trustee to any form of injunctive relief.

13.	The execution and delivery of the following:

a.	any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien created by the Mortgage, deed of trust or other security document in the related Mortgage File or the related Mortgaged Property and other related collateral;

b.	any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, or of partial or full defeasance, and all other comparable instruments;

c.	any and all assumptions, modifications, waivers, substitutions, extensions, amendments, consents to transfers of interests in borrowers, consents to any subordinate financings to be secured by any related Mortgaged Property, consents to any mezzanine financing to be secured by the ownership interests in a borrower, consents to and monitoring of the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property, REO Property or otherwise, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties (including agreements and requests by any borrower with respect to modifications of the standards of operation and management of such Mortgaged Properties or the replacement of asset managers) or REO Properties, documents exercising any or all of the rights, powers and privileges granted or provided to the holder of any Mortgage Loan under the related loan documents, lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements, management agreements, any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties or REO Properties, instruments relating to the custody of any collateral that now secures or hereafter may secure any Mortgage Loan and any other consents; and

d.	any and all documents, instruments and certifications as are reasonably necessary to complete or accomplish the [General][NCB] Special Servicer’s duties and responsibilities under the Agreement.

The undersigned gives said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as

Exhibit R-2-4

the undersigned might or could do, and hereby does ratify and confirm to all that said Attorney-in-Fact shall be effective as of the date set forth below.

This appointment is to be construed and interpreted as a limited power of attorney. The enumeration of specific items, rights, acts or powers herein is not intended to, nor does it give rise to, and it is not to be construed as a general power of attorney.

Solely to the extent that the [General][NCB] Special Servicer has the power to delegate its rights or obligations under the Agreement, the [General][NCB] Special Servicer also has the power to delegate the authority given to it by Wilmington Trust, National Association, as Trustee, under this Limited Power of Attorney, for purposes of performing its obligations and duties by executing such additional powers of attorney in favor of its attorneys-in-fact as are necessary for such purpose. The [General][NCB] Special Servicer’s attorneys-in-fact shall have no greater authority than that held by the [General][NCB] Special Servicer.

Nothing contained herein shall: (i) limit in any manner any indemnification provided to the Trustee under the Agreement, (ii) limit in any manner the rights and protections  afforded the Trustee under the Agreement, or (iii) be construed to grant the [General][NCB] Special Servicer the power to initiate or defend any suit, litigation or proceeding in the name of Wilmington Trust, National Association except as specifically provided for herein. If the [General][NCB] Special Servicer receives any notice of suit, litigation or proceeding in the name of Wilmington Trust, National Association, then the [General][NCB] Special Servicer shall promptly forward a copy of same to the Trustee.

This limited power of attorney is not intended to extend the powers granted to the [General][NCB] Special Servicer under the Agreement or to allow the [General][NCB] Special Servicer to take any action with respect to Mortgages, deeds of trust or Mortgage Notes not authorized by the Agreement.

The [General][NCB] Special Servicer hereby agrees to indemnify and hold the Trustee and its directors, officers, employees and agents harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by reason or result of the negligent use, or negligent or willful misuse, of this Limited Power of Attorney by the [General][NCB] Special Servicer. The foregoing indemnity shall survive the termination of this Limited Power of Attorney and the Agreement or the earlier resignation or removal of the Trustee under the Agreement.

This Limited Power of Attorney is entered into and shall be governed by the laws of the State of New York, without regard to conflicts of law principles of such state.

Exhibit R-2-5

IN WITNESS WHEREOF, Wilmington Trust, National Association, as Trustee for BANK 2021-BNK34 has caused its corporate seal to be hereto affixed and these presents to be signed and acknowledged in its name and behalf by a duly elected and authorized signatory this ___________ day of ____________.

Wilmington Trust, National Association, as Trustee for the benefit of the registered holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

By:
Name:
Title:

Prepared by:

Name:

Witness:

Witness:

Exhibit R-2-6

STATE OF DELAWARE	)
) ss.:
COUNTY OF	)

On ____________________, before me, _________________________________ Notary Public, personally appeared ___________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of Delaware that the foregoing paragraph is true and correct.

Witness my hand and official seal.

Notary signature

Exhibit R-2-7

EXHIBIT S

INITIAL SERVICED COMPANION NOTEHOLDERS

Loan	Companion Holder
375 Pearl Street

Note A-2

JPMorgan Chase Bank, National Association

NOTICE ADDRESS:

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Email: US_CMBS_Notice@jpmorgan.com

with a copy to:

J.P. Morgan Chase Bank, National Association

4 New York Plaza, 21st Floor

New York, New York 10004-2413

Attention: SPG Legal

Email: US_CMBS_Notice@jpmorgan.com

NOTES A-3 and A-4:

Wells Fargo Bank, National Association

NOTICE ADDRESS:

Wells Fargo Bank, National Association
30 Hudson Yards, 15th Floor
New York, New York 10001
Attention: A.J. Sfarra
Email: CMBSNotices@wellsfargo.com

with a copy to:

Troy B. Stoddard, Esq.
Senior Counsel
Wells Fargo Legal Department
D1086-341
550 South Tryon Street, 34th Floor
Charlotte, North Carolina 28202
Email: Troy.Stoddard@wellsfargo.com

Exhibit S-1

Four Constitution Square

Note A-2:

Bank of America, N.A.

NOTICE ADDRESS:

Bank of America, N.A.

NC1-030-21-01

620 South Tryon Street

Charlotte, North Carolina 28255

Attention: Steven L. Wasser

Email: steve.l.wasser@bofa.com

with a copy to:

W. Todd Stillerman, Esq.

Bank of America Legal Department

NC1-028-24-02

150 North College Street

Charlotte, North Carolina 28255

Email: todd.stillerman@bofa.com

and a copy by e-mail to:

cmbsnotices@bofa.com

US Steel

Notes a-1 and a-3:

Morgan Stanley Bank, N.A.

NOTICE ADDRESS:

Morgan Stanley Bank, N.A., 1633 Broadway, 29th Floor, New York, New York

10019, Attention: Legal Compliance Division

with a copy to (if by email):

Cadwalader Wickersham & Taft LLP

227 West Trade Street

Charlotte, North Carolina 28202

Attention: David Burkholder

Email: David.Burkholder@cwt.com

Exhibit S-2

NOTE B-1:

Liberty Mutual Insurance Company

NOTICE ADDRESS:

Liberty Mutual Insurance Company

c/o Liberty Mutual Investments

175 Berkeley Street, Mailstop T21

Boston, MA 02116

Attention: Daniel Azrin, CFA, Director

With a copy to:

c/o Liberty Mutual Investments

175 Berkeley St, Mailstop T21

Boston, MA 02116

Attention: John Kim

and with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Christopher Milenkevich, Esq.

NOTE B-2:

Peerless Insurance Company

NOTICE ADDRESS:

Peerless Insurance Company

c/o Liberty Mutual Investments

175 Berkeley Street, Mailstop T21

Boston, MA 02116

Attention: Daniel Azrin, CFA, Director

With a copy to:

c/o Liberty Mutual Investments

175 Berkeley St, Mailstop T21

Boston, MA 02116

Attention: John Kim

and with a copy to:

Exhibit S-3

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Christopher Milenkevich, Esq.

NOTE B-3:

Employers Insurance Company of Wausau

NOTICE ADDRESS:

Employers Insurance Company of Wausau

c/o Liberty Mutual Investments

175 Berkeley Street, Mailstop T21

Boston, MA 02116

Attention: Daniel Azrin, CFA, Director

With a copy to:

c/o Liberty Mutual Investments

175 Berkeley St, Mailstop T21

Boston, MA 02116

Attention: John Kim

and with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Christopher Milenkevich, Esq.

NOTE B-4:

Liberty Mutual Fire Insurance Company

NOTICE ADDRESS:

Liberty Mutual Fire Insurance Company

c/o Liberty Mutual Investments

175 Berkeley Street, Mailstop T21

Boston, MA 02116

Attention: Daniel Azrin, CFA, Director

With a copy to:

Exhibit S-4

c/o Liberty Mutual Investments

175 Berkeley St, Mailstop T21

Boston, MA 02116

Attention: John Kim

and with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Christopher Milenkevich, Esq.

NOTE B-5:

The Ohio Casualty Insurance Company

NOTICE ADDRESS:

The Ohio Casualty Insurance Company

c/o Liberty Mutual Investments

175 Berkeley Street, Mailstop T21

Boston, MA 02116

Attention: Daniel Azrin, CFA, Director

With a copy to:

c/o Liberty Mutual Investments

175 Berkeley St, Mailstop T21

Boston, MA 02116

Attention: John Kim

and with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Christopher Milenkevich, Esq.

NOTE B-6:

Safeco Insurance Company of America

NOTICE ADDRESS:

Safeco Insurance Company of America

c/o Liberty Mutual Investments

Exhibit S-5

175 Berkeley Street, Mailstop T21

Boston, MA 02116

Attention: Daniel Azrin, CFA, Director

With a copy to:

c/o Liberty Mutual Investments

175 Berkeley St, Mailstop T21

Boston, MA 02116

Attention: John Kim

and with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Christopher Milenkevich, Esq.

Three Constitution Square

Note A-2:

Bank of America, N.A.

NOTICE ADDRESS:

Bank of America, N.A.

NC1-030-21-01

620 South Tryon Street

Charlotte, North Carolina 28255

Attention: Steven L. Wasser

Email: steve.l.wasser@bofa.com

with a copy to:

W. Todd Stillerman, Esq.

Bank of America Legal Department

NC1-028-24-02

150 North College Street

Charlotte, North Carolina 28255

Email: todd.stillerman@bofa.com

and a copy by e-mail to:

cmbsnotices@bofa.com

Fortune 7 Leased Campus	Note A-2: Morgan Stanley Bank, N.A.

Exhibit S-6

NOTICE ADDRESS:

Morgan Stanley Bank, N.A.

1585 Broadway

New York, New York 10036

Attention: Jane Lam

with a copy to:

Morgan Stanley Bank, N.A.

1633 Broadway, 29th Floor

New York, New York 10019

Attention: Legal Compliance Division

and a copy by e-mail to:

cmbs_notices@morganstanley.com

Exhibit S-7

EXHIBIT T

FORM OF NOTICE FOR NON-SERVICED MORTGAGE LOAN

[FOR the Burlingame point MORTGAGE LOAN:

KeyBank National Association

11501 Outlook Street, Suite 300

Overland Park, Kansas 66211

Attention: Michael Tilden

Fax number: (877) 379-1625

Email: michael_a_tilden@keybank.com

with copies to:

Polsinelli

900 West 48th Place, Suite 900

Kansas City, Missouri 64112

Attention: Kraig Kohring

Fax Number: (816) 753-1536]

[FOR the 261-275 Amsterdam Avenue MORTGAGE LOAN:

Wells Fargo Bank, National Association

Commercial Mortgage Servicing

Three Wells Fargo

401 South Tryon Street, 8th Floor

MAC D1050-084

Charlotte, North Carolina 28202

Attention: BANK 2021-BNK33 Asset Manager

Facsimile number: (704) 715-0036

Email: commercial.servicing@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association Legal Department

301 S. College St., TW 30

Charlotte, North Carolina 28202

Fax Number: (816) 412-9338

Attention: Commercial Mortgage Servicing Legal Support

Reference: BANK 2021-BNK33

with a copy to:

K&L Gates LLP

300 South Tryon Street

Suite 1000

Exhibit T-1

Charlotte, North Carolina 28202

Attention: Stacy G. Ackermann

Reference: BANK 2021-BNK33]

VIA EMAIL

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Ladies and Gentlemen:

As you know, [______], acts as the master servicer (the “Lead Servicer”) for the whole loan secured by the [mortgaged property][portfolio of mortgaged properties] identified as [NON-SERVICED WHOLE LOAN] (the “Subject Whole Loan”) under the pooling and servicing agreement relating to the [______] securitization trust (the “PSA”). This is to inform you that one or more of the promissory notes related to the Subject Whole Loan (the “Subject Mortgage Loan”) has been transferred to BANK 2021-BNK34 pursuant to that certain Pooling and Servicing Agreement, dated as of June 1, 2021 (the “2021-BNK34 Pooling Agreement”) between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “2021-BNK34 Master Servicer”), Greystone Servicing Company LLC, as general special servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “2021-BNK34 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “2021-BNK34 Trustee”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, and that the 2021-BNK34 Trustee is the holder of the Subject Mortgage Loan.

The undersigned, as 2021-BNK34 Certificate Administrator, hereby directs you, in your capacity as the Lead Servicer of the Subject Whole Loan, to remit to the 2021-BNK34 General Master Servicer all amounts payable to, and forward, deliver or otherwise make available, as the case may be, to the 2021-BNK34 General Master Servicer all reports, statements, documents, communications, and other information that are to be forwarded, delivered or otherwise made available to, the holder of the Subject Mortgage Loan under the related Intercreditor Agreement (as such term is defined in the 2021-BNK34 Pooling and Servicing Agreement) and the PSA.

The Subject Mortgage Loan [is] [not] a Significant Obligor (as such term is defined in the 2021-BNK34 Pooling and Servicing Agreement) under the 2021-BNK34 Pooling and Servicing Agreement.

Thank you for your attention to this matter.

Date:

Exhibit T-2

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

By:
Name:
Title:

Exhibit T-3

EXHIBIT U

FORM OF NOTICE AND CERTIFICATION
REGARDING DEFEASANCE OF MORTGAGE LOAN

To:	Fitch Ratings, Inc. 300 West 57th Street New York, NY 10019 Attention: Commercial Mortgage Surveillance Group Facsimile No.: (212) 635-0295 E-mail: info.cmbs@fitchratings.com

Kroll Bond Rating Agency, LLC
805 Third Avenue, 29th Floor
New York, New York 10022
Attention: CMBS Surveillance
E-mail: cmbssurveillance@kbra.com

S&P Global Ratings
55 Water Street, 41st Floor
New York, New York 10041
Attention: Commercial Mortgage Surveillance Manager
Email: CMBS_Info_17g5@spglobal.com

From:	[Wells Fargo Bank, National Association][National Cooperative Bank, N.A.], in its capacity as [General][NCB] Master Servicer under the Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer.

Date: _________, 20___

Exhibit U-1

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Mortgage Loan (the “Mortgage Loan”) identified by loan number _____ [and loan number [_______]] on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________
____________________

Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement.

As [General][NCB] Master Servicer under the Pooling and Servicing Agreement, we hereby:

(a)        Notify you that the Mortgagor has consummated a defeasance of the Mortgage Loan pursuant to the terms of the Mortgage Loan, of the type checked below:

____   a full defeasance of the entire principal balance of the Mortgage Loan; or

____   a partial defeasance of a portion of the principal balance of the Mortgage Loan that represents and, an allocated loan amount of $____________ or _______% of the entire principal balance of the Mortgage Loan;

(b)       Certify that each of the following is true, subject to those exceptions set forth with explanatory notes on Exhibit A hereto, which exceptions the [General][NCB] Master Servicer has determined, consistent with the Servicing Standards, will have no material adverse effect on the Mortgage Loan or the defeasance transaction:

(i)         The Mortgage Loan documents permit the defeasance, and the terms and conditions for defeasance specified therein were satisfied in all material respects in completing the defeasance.

(ii)        The defeasance was consummated on __________, 20__.

(iii)       The defeasance collateral consists of securities that (i) constitute “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 as amended (15 U.S.C. 80A1), (ii) are listed as “Qualified Investments for ‘AAA’ Financings” under Paragraphs 1, 2 or 3 of “Cash Flow Approach” in Standard & Poor’s Public Finance Criteria 2000, as amended to the date of the defeasance, (iii) if they include a principal obligation, the principal due at maturity cannot vary or change, and (iv) are not subject to prepayment, call or early redemption.

(iv)       The [General][NCB] Master Servicer received an opinion of counsel (from counsel approved by the [General][NCB] Master Servicer in accordance with the Servicing Standard) that the defeasance will not result in an Adverse REMIC Event.

Exhibit U-2

(v)        The [General][NCB] Master Servicer determined that the defeasance collateral will be owned by an entity (the “Defeasance Obligor”) that is a Single-Purpose Entity (as defined in Standard & Poor’s Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the “S&P Criteria”)) or is subject to restrictions in its organizational documents substantially similar to those contained in the organization documents of the original Borrower with respect to bankruptcy remoteness and single purpose as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

(vi)       The defeasance documents require the crediting of the defeasance collateral to an Eligible Account (as defined in the S&P Criteria) in the name of the Trustee on behalf of the Trust, which account is maintained as a securities account by a securities intermediary and has been pledged to the Trustee on behalf of the Trust.

(vii)      The agreements executed in connection with the defeasance (i) grant control of the pledged securities account to Trustee on behalf of the Trust, (ii) require the securities intermediary to make the scheduled payments on the Mortgage Loan from the proceeds of the defeasance collateral directly to the [General][NCB] Master Servicer’s collection account in the amounts and on the dates specified in the Mortgage Loan documents or, in a partial defeasance, the portion of such scheduled payments attributed to the allocated loan amount for the real property defeased, increased by any defeasance premium specified in the Mortgage Loan documents (the “Scheduled Payments”), (iii) permit reinvestment of proceeds of the defeasance collateral only in Permitted Investments (as defined in the Pooling and Servicing Agreement or as defined in the documents evidencing the defeasance), (iv) permit release of surplus defeasance collateral and earnings on reinvestment from the pledged securities account only after the Mortgage Loan has been paid in full, if any such release is permitted, (v) prohibit transfers by the Defeasance Obligor of the defeasance collateral and subordinate liens against the defeasance collateral, and (vi) provide for payment from sources other than the defeasance collateral or other assets of the Defeasance Obligor of all fees and expenses of the securities intermediary for administering the defeasance and the securities account and all fees and expenses of maintaining the existence of the Defeasance Obligor.

(viii)    The [General][NCB] Master Servicer received written confirmation from a firm of independent certified public accountants, who were approved by the [General][NCB] Master Servicer in accordance with the Servicing Standard stating that (i) revenues from the defeasance collateral (without taking into account any earnings on reinvestment of such revenues) will be sufficient to timely pay each of the Scheduled Payments after the defeasance including the payment in full of the Mortgage Loan (or the allocated portion thereof in connection with a partial defeasance) on its Maturity Date (or, in the case of an ARD Loan, on its Anticipated Repayment Date), (ii) the revenues received in any month from the defeasance collateral will be applied to make Scheduled Payments within four (4) months after the date of receipt, and (iii) interest income from the defeasance collateral to the Defeasance Obligor in any calendar or fiscal year will not

Exhibit U-3

exceed such Defeasance Obligor’s interest expense for the Mortgage Loan (or the allocated portion thereof in a partial defeasance) for such year.

(ix)       The Mortgage Loan is not among the ten (10) largest loans in the pool as of the date of the Current Report (as defined below). The entire principal balance of the Mortgage Loan as of the date of defeasance was less than both $[______] and five percent of pool balance, which is less than [__]% of the aggregate Certificate Balance of the Certificates as of the date of the most recent Distribution Date Statement received by us (the “Current Report”).

(x)        The [General][NCB] Master Servicer has received opinions of counsel stating that the Trustee on behalf of the Trust possesses a valid, perfected first priority security interest in the defeasance collateral and that the documents executed in connection with the defeasance are enforceable in accordance with their respective terms.

(c)       Certify that Exhibit B hereto is a list of the material agreements, instruments, organizational documents for the Defeasance Obligor, and opinions of counsel and independent accountants executed and delivered in connection with the defeasance.

(d)       Certify that the individual under whose hand the [General][NCB] Master Servicer has caused this Notice and Certification to be executed did constitute a Servicing Officer as of the date of the defeasance described above.

(e)       Agree to provide copies of all items listed in Exhibit B to you upon request.

Exhibit U-4

IN WITNESS WHEREOF, the [General][NCB] Master Servicer has caused this Notice and Certification to be executed as of the date captioned above.

[________________]
as [General][NCB] Master Servicer

By:
Name:
Title:

Exhibit U-5

EXHIBIT V

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: After the occurrence and during the continuance of a Control Termination Event, this report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”).

Transaction: BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer as of December 31, [______]: [Greystone Servicing Company LLC][National Cooperative Bank, N.A.]

Directing Certificateholder: Eightfold Real Estate Capital, L.P.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The [General][NCB] Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the [General][NCB] Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the [General][NCB] Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review of the items listed in this report, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the [General][NCB] Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit V-1

[General][NCB] Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

● [LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

● [ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the [General][NCB] Special Servicer’s assessment of compliance report, attestation report by a third party regarding the [General][NCB] Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [ ] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the [General][NCB] Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the [General][NCB] Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculation, visit any property, visit the [General][NCB] Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the [General][NCB] Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

3.	Appraisal Reduction Amount calculations and net present value calculations:

Exhibit V-2

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the [General][NCB] Special Servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the [General][NCB] Special Servicer.

a.	The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the [General][NCB] Special Servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the [general][NCB] special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review, or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the [General][NCB] Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the [General][NCB] Special Servicer as well as its interaction with the [General][NCB] Special Servicer, if any, in gathering the relevant information to generate this report. The services we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

Exhibit V-3

4.	The [General][NCB] Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or direct the actions of the [General][NCB] Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communications held between it and the [General][NCB] Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the [General][NCB] Special Servicer.

6.	There are many tasks that the [General][NCB] Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the [General][NCB] Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the [General][NCB] Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

Exhibit V-4

EXHIBIT W

FORM OF NOTICE FROM OPERATING ADVISOR RECOMMENDING REPLACEMENT OF the [General][NCB] SPECIAL SERVICER

Wilmington Trust, National Association
  as Trustee
1100 North Market Street
Wilmington, Delaware 19890
Attention: CMBS Trustee – BANK 2021-BNK34

Wells Fargo Bank, National Association
  as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
BANK 2021-BNK34

Email: trustadministrationgroup@wellsfargo.com and cts.cmbs.bond.admin@wellsfargo.com

[Greystone Servicing Company LLC
  as General Special Servicer
5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Attention: Jenna Vick Unell, General Counsel

Facsimile number: 972-868-5490

Email: jenna.unell@greyco.com]

[National Cooperative Bank, N.A.

as NCB Special Servicer

2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop]

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34, Recommendation of Replacement of [General][NCB] Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 7.01(d) of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington

Exhibit W-1

Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, on behalf of the holders of BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 (the “Certificates”) regarding the replacement of the [General][NCB] Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the [General][NCB] Special Servicer’s actions conducted pursuant to and in accordance with Section 3.26 of the Pooling and Servicing Agreement, it is our assessment that [Greystone Servicing Company LLC][National Cooperative Bank, N.A.], in its current capacity as [General][NCB] Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that [Greystone Servicing Company LLC][National Cooperative Bank, N.A.] be removed as [General][NCB] Special Servicer and that [________] be appointed its successor in such capacity.

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:
Dated:

Exhibit W-2

EXHIBIT X

FORM OF CONFIDENTIALITY AGREEMENT

[Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager
Telecopy Number: (704) 715-0036]

[Greystone Servicing Company LLC
  as General Special Servicer
5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Attention: Jenna Vick Unell, General Counsel

Facsimile number: 972-868-5490

Email: jenna.unell@greyco.com]

[National Cooperative Bank, N.A.

as NCB Special Servicer

2011 Crystal Drive, Suite 800
Arlington, Virginia 22202
Attention: Kathleen Luzik, Chief Operating Officer
Facsimile number (703) 647-3473
Email: kluzik@ncb.coop]

Re:	Access to Certain Information Regarding BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Ladies and Gentlemen:

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), among the Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer. Defined terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement.

[Wells Fargo Bank, National Association (“Wells Fargo”)][National Cooperative Bank, N.A. (“NCB”)][Greystone Servicing Company LLC (“Greystone”)] understands that [____] (the “Company”) is requesting certain confidential or non-public information relating to the

Exhibit X-1

[                    ] [        ], 20[    ]

Mortgage Loans to which the Company has continuing rights as a Certificateholder. The Company is requesting such information for the purpose of analyzing asset performance and evaluating any continuing rights the Company may have under the Trust (the “Permitted Purpose”). The Company agrees that the Permitted Purpose shall not include the use or disclosure of the Confidential Information (as defined below) in any manner that violates any applicable law, the Pooling and Servicing Agreement or the related mortgage loan documents.

[Wells Fargo][NCB][Greystone] will provide the Company with certain confidential, non-public servicing information (the “Confidential Information”) pertaining to the Mortgage Loans and the related Mortgaged Properties and borrowers. The Company acknowledges that the Confidential Information (a) includes or may be based upon information provided to [Wells Fargo][NCB][Greystone] by third parties, (b) may not have been verified by [Wells Fargo][NCB][Greystone], and (c) may be incomplete or contain inaccuracies. The Company agrees that [Wells Fargo/Greystone], the [“General Master Servicer”][“NCB Master Servicer”][“General Special Servicer”][“NCB Special Servicer”] (as defined in the Pooling and Servicing Agreement) and its respective Representatives (as defined below) shall not have any liability to the Company or its Representatives resulting from (x) any inaccuracies or omissions in the Confidential Information, (y) any use of the Confidential Information, or (z) [Wells Fargo][NCB][Greystone]’s failure or inability to provide the Confidential Information to the Company for any reason. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this letter agreement: (a) information that was already in Company’s possession prior to its receipt from [Wells Fargo][NCB][Greystone]; (b) information that is obtained by Company from a third person who, insofar as is known to Company, is not prohibited from transmitting the information to Company by a contractual, legal or fiduciary obligation to [Wells Fargo][NCB][Greystone]; (c) information that is or becomes publicly available through no fault of Company; and (d) information that is independently developed by Company. The term “Representatives” with respect to any entity shall mean the officers, directors, general partners, employees, agents, affiliates, auditors and legal counsel (which may be internal counsel) of that entity.

The Company may have access to the Confidential Information through (at [Wells Fargo][NCB][Greystone]’s election): (i) responses to reasonable written inquiries received from the Company, (ii) conference calls conducted on a reasonably scheduled basis with [Wells Fargo][NCB][Greystone]’s surveillance group, or (iii) direct on-line access (read-only capacity) to the information available on the applicable [____] system or any successor or replacement system (“System”). [Wells Fargo][NCB][Greystone] may cease or defer providing the Company with Confidential Information in the event that (a) the Company or its Representatives violate any provision hereof, or (b) [Wells Fargo][NCB][Greystone] determines (in its sole discretion) that such termination is necessary for any reason, including its determination that such action is required pursuant to the terms of the Pooling and Servicing Agreement, the related Mortgage Loan documents, or any applicable law. [Wells Fargo][NCB][Greystone] shall cease to provide the Company with Confidential Information if [Wells Fargo][NCB][Greystone] has actual knowledge that the Company or its Representatives are affiliates of any borrower under the Mortgage Loan documents and [Wells Fargo][NCB][Greystone] determines that the provision, notice or access to such Confidential Information would violate the accepted servicing practices or servicing standards as defined in the Pooling and Servicing Agreement. The Company’s

Exhibit X-2

[                    ] [        ], 20[    ]

obligations and the restrictions applicable to the protection of the Confidential Information hereunder shall survive the termination of the Company’s access to the Confidential Information. [Wells Fargo][NCB][Greystone]’s remedies hereunder, at law or at equity, are cumulative and may be combined.

The Company agrees that it will not, and it shall not permit its Representatives, to disclose the Confidential Information in any manner whatsoever to any other person or entity, other than its Representatives (but only to the extent necessary to accomplish the Permitted Purpose) who have a need to know the information, or as otherwise required by applicable law, court order or any governmental agency or regulator. The Company acknowledges (i) its obligations under the U.S. federal securities laws, and (ii) that any disclosure of the Confidential Information by it or its Representatives for any purpose other than a Permitted Purpose, in addition to being a breach of this letter agreement, may constitute a violation of federal and state securities laws. The Company will take reasonable measures to ensure that each Representative is advised of this letter agreement and agrees to keep the Confidential Information confidential. The Company shall be liable for any breach of this letter agreement by its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Master Servicers, the Special Servicers, the Operating Advisor, the Asset Representations Reviewer, the Underwriters, the Initial Purchasers and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the Company or any of its Representatives. Notwithstanding the foregoing, the Company may subsequently provide all or any part of such Confidential Information to any other person or entity that holds or is contemplating the purchase of any Certificate or interest therein, but only if such person or entity confirms such ownership interest or prospective ownership interest and provided that, prior to the delivery of such Confidential Information, such persons shall have executed and delivered to the Company an agreement that is substantially similar in form and substance to this agreement.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York without the application of conflict of laws principles. Anything herein to the contrary notwithstanding, [Wells Fargo][NCB][Greystone] intends at all times to comply with the terms and provisions of the Pooling and Servicing Agreement and nothing in this letter agreement should be construed to limit or qualify any of [Wells Fargo][NCB][Greystone]’s rights or obligations under the Pooling and Servicing Agreement. This letter agreement may be executed in counterparts and by facsimile/Portable Document Format (PDF); each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute one agreement.

This agreement shall terminate with respect to the information received by the Company one year after the Company receives such information or ceases to be a Certificateholder. Company agrees that this letter agreement supersedes and replaces and survives any click-through agreement regarding confidentiality of Confidential Information agreed to in connection with accessing the System whether agreed to in accessing the System before or after signing this letter agreement.

Exhibit X-3

[                    ] [        ], 20[    ]

Please have an authorized signatory countersign in the space provided below to indicate the Company’s confirmation of, and agreement to, the matters set forth herein.

Very truly yours,

[WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:]

[Greystone Servicing Company LLC

By:
Name:
Title:]

[NATIONAL COOPERATIVE BANK, N.A.

By:
Name:
Title:]

CONFIRMED AND AGREED TO:

[COMPANY NAME]

By:
Name:
Title:

Exhibit X-4

EXHIBIT Y

FORM CERTIFICATION TO BE PROVIDED WITH FORM 10-K

CERTIFICATION

I, [identifying the certifying individual], the President and Chief Executive Officer of Wells Fargo Commercial Mortgage Securities, Inc., the depositor into the above-referenced Trust, certify that:

1.	I have reviewed this report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the BANK 2021-BNK34 (the “Exchange Act periodic reports”);

2.	Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4.	Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5.	All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

Exhibit Y-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

[(A) Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer;

(B) [List other applicable reporting servicers]].

Date:

President and Chief Executive Officer
Wells Fargo Commercial Mortgage Securities, Inc.
(Senior officer in charge of the securitization of the
depositor)

Exhibit Y-2

EXHIBIT Z-1

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2021-BNK34 (the “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator (in such capacity, the “Certificate Administrator”), under that certain Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc. (the “Depositor”), as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), Greystone Servicing Company LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”) Wilmington Trust, National Association, as trustee, the Certificate Administrator, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, certifies to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, [Name of the Other Depositor] and [its][their respective] officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that they will rely upon this certification, that:

1.	I have reviewed the annual report on Form 10-K for the fiscal year 20[__] (the “Annual Report”), and all reports on Form 10-D and Form 8-K to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

2.	To my knowledge, the Reports taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

3.	To my knowledge, the distribution information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

4.	I am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement and based on my knowledge and the compliance reviews conducted in preparing the Certificate Administrator compliance statements required for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB, and except as disclosed on any Reports, the Certificate Administrator has fulfilled its obligations in all material respects under the Pooling and Servicing Agreement; and

5.	The report on assessment of compliance with servicing criteria applicable to the Certificate Administrator for asset-backed securities with respect to the Certificate

Exhibit Z-1-1

Administrator or any Servicing Function Participant retained by the Certificate Administrator and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Depositor for disclosure in such annual report on Form 10-K.

In giving the certifications above, the Certificate Administrator has reasonably relied on information provided to it by the following unaffiliated persons: the Master Servicer, the Special Servicer, the Depositor, the Trustee and/or the Custodian.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Z-1-2

EXHIBIT Z-2

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY MASTER SERVICER

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2021-BNK34 (the “Trust”)

I, [identify the certifying individual], a [_______________] of [WELLS FARGO BANK, NATIONAL ASSOCIATION][NATIONAL COOPERATIVE BANK, N.A.], as [General][NCB] Master Servicer under that certain Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), Greystone Servicing Company LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”) and NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator (the “Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, on behalf of the [General][NCB] Master Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor, each Other Depositor with respect to a securitization of a Serviced Companion Loan and [its][their respective] officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), and assuming the accuracy of the statements required to be made by each Special Servicer in the special servicer backup certificate delivered by each Special Servicer relating to the Relevant Period, all servicing information and all reports (the “Servicer Reports”) required to be submitted by the [General][NCB] Master Servicer to the Certificate Administrator pursuant to Sections 3.12(b) and (d) of the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the [General][NCB] Master Servicer to the Certificate Administrator for inclusion in these reports;

2.	Based on my knowledge, and assuming the accuracy of the statements required to be made by the General Special Servicer and the NCB Special Servicer in the special servicer backup certificates delivered by the General Special Servicer and the NCB Special Servicer relating to the Relevant Period, the master servicing information contained in the Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the [General][NCB] Master Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews

Exhibit Z-2-1

conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion on Form 10-K pursuant to Item 1123 of Regulation AB with respect to the [General][NCB] Master Servicer, and except as disclosed in the compliance certificate delivered by the [General][NCB] Master Servicer under Section 11.09 of the Pooling and Servicing Agreement, the [General][NCB] Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [General][NCB] Master Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the [General][NCB] Master Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the [General][NCB] Master Servicer for asset-backed securities with respect to the [General][NCB] Master Servicer or any Servicing Function Participant retained by the [General][NCB] Master Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

[In giving the certification above, I have reasonably relied on and make no certification as to information provided to me by the following unaffiliated parties: name(s) of third parties (including the [General][NCB] Special Servicer, but other than a Sub-Servicer, Additional Servicer or any other third party retained by the [General][NCB] Master Servicer that is not a Sub-Servicer appointed pursuant to Section 3.20 of the Pooling and Servicing Agreement) and, notwithstanding the foregoing certifications, neither I nor the [General][NCB] Master Servicer makes any certification under the foregoing clauses (2) and (3) with respect to the information in the Servicer Reports that is in turn dependent upon information provided by the General Special Servicer and NCB Special Servicer under the Pooling and Servicing Agreement. Solely with respect to the completeness of information and reports, I do not certify anything other than that all fields of information called for in written reports prepared by the [General][NCB] Master Servicer have been properly completed and that any fields that have been left blank on their face have been done so in accordance with the CREFC procedures for such report.]

Exhibit Z-2-2

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

[WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:]

[NATIONAL COOPERATIVE BANK, N.A.

By:
Name:
Title:]

Exhibit Z-2-3

EXHIBIT Z-3

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY SPECIAL SERVICER

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2021-BNK34 (the “Trust”)

I, [identify the certifying individual], a [_______________ ] of [Greystone Servicing Company LLC][National Cooperative Bank, N.A.] as [General][NCB] Special Servicer under that certain Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), Greystone Servicing Company LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”) and NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee (the “Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, on behalf of the [General][NCB] Special Servicer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all servicing information and all required reports (the “Special Servicer Reports”) required to be submitted by the [General][NCB] Special Servicer pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K have been submitted by the [General][NCB] Special Servicer to the General Master Servicer, the NCB Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.	Based on my knowledge, the special servicing information contained in the Special Servicer Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	I am, or a Servicing Officer under my supervision is, responsible for reviewing the activities performed by the [General][NCB] Special Servicer under the Pooling and Servicing Agreement and based upon my knowledge and the annual compliance reviews conducted in preparing the servicer compliance statements required to be delivered under Article XI of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB with respect to the [General][NCB] Special Servicer, and except as disclosed in the compliance certificate delivered by the [General][NCB] Special Servicer under Section 11.09 of the Pooling and Servicing Agreement, the

Exhibit Z-3-1

[General][NCB] Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects during the Relevant Period;

4.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the [General][NCB] Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the [General][NCB] Special Servicer assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

5.	The report on assessment of compliance with servicing criteria applicable to the [General][NCB] Special Servicer for asset-backed securities with respect to the [General][NCB] Special Servicer or any Servicing Function Participant retained by the [General][NCB] Special Servicer and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

[General][NCB] Special Servicer

By:
Name:
Title:

Exhibit Z-3-2

EXHIBIT Z-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY TRUSTEE

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2021-BNK34 (The “Trust”)

The undersigned, __________, a __________ of WILMINGTON TRUST, NATIONAL ASSOCIATION, on behalf of WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”), under that certain Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), Greystone Servicing Company LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”) and NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee (the “Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, certifies to [_____], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities with respect to the Trustee or any Servicing Function Participant retained by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

Exhibit Z-4-1

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Z-4-2

EXHIBIT Z-5

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY OPERATING ADVISOR

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2021-BNK34 (the “Trust”)

I, [identify the certifying individual], a [_______________] of Pentalpha Surveillance LLC (the “Operating Advisor”) as Operating Advisor under that certain Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), Greystone Servicing Company LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”) and NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and Pentalpha Surveillance LLC, as Operating Advisor and as asset representations reviewer, on behalf of the Operating Advisor, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that applicable Certification Parties will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Operating Advisor to the General Master Servicer, the NCB Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) (such information provided by the Operating Advisor, collectively, the “Operating Advisor Periodic Information”) have been submitted by the Operating Advisor to the General Master Servicer, the NCB Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports;

2.	Based on my knowledge, the Operating Advisor Periodic Information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports;

3.	The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Operating Advisor with respect to the Trust’s fiscal year ________ have been provided all information relating to the Operating Advisor’s assessment of compliance with the Relevant Servicing Criteria, in order to enable them to conduct a review in

Exhibit Z-5-1

compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

4.	The report on assessment of compliance with servicing criteria applicable to the Operating Advisor for asset-backed securities with respect to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

PENTALPHA SURVEILLANCE LLC,
as Operating Advisor

By:
Name:
Title:

Exhibit Z-5-2

EXHIBIT Z-6

FORM OF CERTIFICATION TO BE PROVIDED
TO DEPOSITOR BY CUSTODIAN

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2021-BNK34 (The “Trust”)

The undersigned, __________, a __________ of WELLS FARGO BANK, NATIONAL ASSOCIATION, on behalf of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian (the “Custodian”), under that certain Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), Greystone Servicing Company LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”) and NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer, certifies to [_____], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, to the extent that the following information is within our normal area of responsibilities and duties under the Pooling and Servicing Agreement, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

The report on assessment of compliance with servicing criteria applicable to the Custodian for asset-backed securities with respect to the Custodian or any Servicing Function Participant retained by the Custodian and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the annual report on Form 10-K for the Relevant Period in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been provided to the Depositor and to the Certificate Administrator for inclusion as an exhibit to such Form 10-K. Any material instances of noncompliance described in such reports have been provided to the Certificate Administrator and the Depositor for disclosure in such annual report on Form 10-K.

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

Exhibit Z-6-1

WELLS FORGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Exhibit Z-6-2

EXHIBIT Z-7

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY ASSET REPRESENTATIONS REVIEWER

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2021-BNK34 (the “Trust”)

I, [identify the certifying individual], a [_______________] of Pentalpha Surveillance LLC (the “Asset Representations Reviewer”) as Asset Representations Reviewer under that certain Pooling and Servicing Agreement dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), entered into by Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as general master servicer (in such capacity, the “General Master Servicer”), Greystone Servicing Company LLC, as general special servicer (the “General Special Servicer”), National Cooperative Bank, N.A., as NCB Master Servicer (in such capacity, the “NCB Master Servicer”) and NCB Special Servicer (in such capacity, the “NCB Special Servicer”), Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and Pentalpha Surveillance LLC, as operating advisor and as Asset Representations Reviewer, on behalf of the Asset Representations Reviewer, certify to [Name of Certifying Person(s) for Sarbanes-Oxley Certification], the Depositor and each Other Depositor with respect to a securitization of a Serviced Companion Loan and their respective officers, directors and affiliates, and with the knowledge and intent that the applicable Certification Parties will rely upon this certification, that:

1.	Based on my knowledge, with respect to the period ending [December 31, 20__] (the “Relevant Period”), all information required to be submitted by the Asset Representations Reviewer to the General Master Servicer, the NCB Master Servicer, the Depositor, Trustee or Certificate Administrator, as applicable, pursuant to the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the Relevant Period and inclusion in all reports on Form 10-D or Form 8-K (the “Reports”) (such information provided by the Asset Representations Reviewer, collectively, the “Asset Representations Reviewer Periodic Information”) have been submitted by the Asset Representations Reviewer to the General Master Servicer, the NCB Master Servicer, the Depositor, the Trustee or the Certificate Administrator, as applicable, for inclusion in these reports; and

2.	Based on my knowledge, the Asset Representations Reviewer Periodic Information contained in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by these reports.

Exhibit Z-7-1

Capitalized terms used but not defined herein have the meanings set forth in the Pooling and Servicing Agreement.

Date:

PENTALPHA SURVEILLANCE LLC

By:
Name:
Title:

Exhibit Z-7-2

EXHIBIT AA

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). In addition, this Exhibit AA shall not be construed to impose on any Person any servicing duty that is not otherwise imposed on such Person under the main body of the Pooling and Servicing Agreement of which this Exhibit AA forms a part or to require an assessment of a criterion that is not encompassed by the servicing duties of the applicable party that are set forth in the main body of such Pooling and Servicing Agreement. For the avoidance of doubt, for purposes of this Exhibit AA, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by the Master Servicer or the Special Servicer.

APPLICABLE Servicing Criteria		applicable Party(IES)
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer Custodian (as applicable)
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator

 Exhibit AA-1

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Trustee (as applicable)[1] General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	Certificate Administrator Operating Advisor (with respect to A and B)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Certificate Administrator
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	Certificate Administrator
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Certificate Administrator
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Custodian General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	Custodian

1 Only to the extent that the Trustee was required to make an Advance pursuant to the Pooling and Servicing Agreement during the applicable calendar year.

 Exhibit AA-2

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Certificate Administrator General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	General Master Servicer NCB Master Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	General Master Servicer NCB Master Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	General Special Servicer NCB Special Servicer Operating Advisor
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	General Master Servicer NCB Master Servicer General Special Servicer NCB Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	General Master Servicer NCB Master Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	General Master Servicer NCB Master Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	General Master Servicer NCB Master Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Certificate Administrator and the Trustee are the same entity, the Trustee and Certificate Administrator may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

 Exhibit AA-3

At all times that the General Master Servicer and the General Special Servicer or the NCB Master Servicer and the NCB Special Servicer are the same entity, the General Master Servicer and the General Special Servicer or the NCB Master Servicer and the NCB Special Servicer, as applicable, may provide a combined assessment of compliance in respect of their combined responsibilities under Section 1122 of Regulation AB.

 Exhibit AA-4

EXHIBIT BB

ADDITIONAL FORM 10-D DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.04 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator (or the applicable Master Servicer to the extent specified in Section 11.04 of the Pooling and Servicing Agreement) any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2021-BNK34 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: ● Item 1111(h) of Regulation AB ● Item 1125 of Regulation AB ● Item 1121(a)(13) of Regulation AB	● Each Master Servicer ● Certificate Administrator

 Exhibit BB-1

Item on Form 10-D	Party Responsible
Item 1B: Distribution and Pool Performance Information: ● Item 1121(a)(14) of Regulation AB ● Item 1121(d) of Regulation AB ● Item 1121(e) of Regulation AB	● Certificate Administrator ● Depositor ● Asset Representations Reviewer
Item 2: Legal Proceedings: ● Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●    Each Master Servicer (as to itself)

●    Each Special Servicer (as to itself)

●    Certificate Administrator (as to itself)

●    Trustee (as to itself)

●    Depositor (as to itself)

●    Operating Advisor (as to itself)

●    Any other Reporting Servicer (as to itself)

●    Trustee/Certificate Administrator/each Master Servicer/Depositor/each Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●    Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●    Originators under Item 1110 of Regulation AB

●    Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator

 Exhibit BB-2

Item on Form 10-D	Party Responsible

Item 6: Significant Obligors of Pool Assets:

●     Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

● Each Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Each Special Servicer (as to Specially Serviced Loans and REO Properties)
Item 7: Change in Sponsor Interest in the Securities: ● Item 1124 of Regulation AB.	● Each Mortgage Loan Seller (as to itself in its capacity as a sponsor as defined in Regulation AB)
Item 8: Significant Enhancement Provider Information: ● Item 1114(b)(2) and Item 1115(b) of	● Depositor

 Exhibit BB-3

Item on Form 10-D	Party Responsible

Regulation AB
Item 9: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit CC, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

●    Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit CC.

●    Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

●    Each Master Servicer (with respect to the balance of its Collection Account as of the related Distribution Date and the preceding Distribution Date)

●    Each Special Servicer (with respect to the balance of each applicable REO Account as of the related Distribution Date and the preceding Distribution Date)

●    Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 10: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 10: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●    Certificate Administrator

●    Depositor

provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided, further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate

 Exhibit BB-4

Item on Form 10-D	Party Responsible

Administrator, then the Depositor shall be the responsible party.
Item 10: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 10: Exhibits (no. 22):

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible” with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

● The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.

Item 10: Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 10: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 10: Exhibits (no. 99)	● Not Applicable.

 Exhibit BB-5

Item on Form 10-D	Party Responsible

Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)
Item 10: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 10: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit CC, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

●    Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9.01(d) of Exhibit DD (it being acknowledged that none of the Master Servicers or the Special Servicers constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K); provided that, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 10.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: ● Item 1111(h) of Regulation AB ● Item 1125 of Regulation AB ● Item 1121(a)(13) of Regulation AB	● Certificate Administrator

 Exhibit BB-6

EXHIBIT CC

ADDITIONAL FORM 10-K DISCLOSURE

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.05 of the Pooling and Servicing Agreement to disclose to the Depositor and the Certificate Administrator any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has actual knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2021-BNK34 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor

 Exhibit CC-1

Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit DD,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8 K Disclosure” or as “Additional Form 10-D Disclosure”

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit DD.

Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the Prospectus, (ii) such information was not so set forth and (iii) the applicable Master Servicer has not previously reported such information as “Additional Form 10-D Information”.

● The applicable Mortgage Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the Prospectus and (ii) the applicable Master Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

● Depositor

 Exhibit CC-2

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

●     Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the Prospectus;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.12(b) of this Pooling and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

● Each Master Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Each Special Servicer (as to Specially Serviced Loans and REO Properties)
Instruction J(2)(c) (Significant Enhancement Provider Information): ● Items 1114(b)(2) and 1115(b) of Regulation AB	● Depositor

 Exhibit CC-3

Instruction J(2)(d) (Legal Proceedings):

●     Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Each Master Servicer (as to itself)

●     Each Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Trustee/Certificate Administrator / each Master Servicer/Depositor/ each Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Mortgage Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

● 1119(b) of Regulation AB,

●     Each Master Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

●     Each Special Servicer

●     Certificate Administrator

●     Trustee

●     Each party (other than a Mortgage Loan Seller), if any, that is identified in the Prospectus as an “originator” of one or more Mortgage Loans, if the Prospectus specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the Prospectus (provided that such a party shall no longer constitute a

 Exhibit CC-4

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2021-BNK34 transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10 K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

● 1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2021-BNK34 transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Mortgage Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as

       “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to the Pooling and Servicing Agreement to the effect that such party no longer constitutes an originator of 10% or more of the assets of the Trust).

●     Each party (other than a Mortgage Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10 K” in a written notice delivered to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than August 15 of the year in which the Form 10 K is due.

●     Each party (if any) that is identified in the Prospectus as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to the Pooling and Servicing Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

●     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10 K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than August 15 of the year in which the Form 10 K is due.

 Exhibit CC-5

“Additional Form 10 K Disclosure”.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

and

● 1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 2021-BNK34 transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as

● Depositor ● Each Mortgage Loan Seller

 Exhibit CC-6

“Additional Form 10-K Disclosure”.

and

● 1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 2021-BNK34 transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the Prospectus or if it was previously reported as “Additional Form 10-K Disclosure”.

Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	● Trustee ● Certificate Administrator ● Depositor provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling

 Exhibit CC-7

and Servicing Agreement

provided, further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10 Q and Form 10 QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K).	● Not Applicable

 Exhibit CC-8

Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	● Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K).	● Not Applicable.

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 11.13 of this Pooling and Servicing Agreement.

● Depositor

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 11.13 of this Pooling and Servicing

●     Each Master Servicer

●     Each Special Servicer

●     Depositor

●     Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is

 Exhibit CC-9

Agreement.	required to deliver or cause the delivery of the related attestation report.

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	● Not Applicable
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	● Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 11.08 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual compliance assessment) is governed by Section 11.10 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 11.11 (and Section 11.07) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35	● Delivery of this exhibit (annual servicer compliance statements) is governed by Section 11.09 (and Section 11.07) of this Pooling and Servicing Agreement.

 Exhibit CC-10

of Item 601 of Regulation S-K).
Item 15: Exhibit (no. 36) Certification For Shelf Offerings of Asset-Backed Securities (Exhibit No. 36 of Item 601 of Regulation S-K).	● Depositor
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8 K Disclosure” pursuant to Item 9.01(d) of Exhibit DD, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.

●     Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit DD (it being acknowledged that none of the Master Servicers or the Special Servicers constitutes a “Party Responsible” under Exhibit DD with respect to any exhibits to a Form 10-K).

Item 15: Exhibit (no. 101) Interactive Data File (Exhibit No. 101 of Item 601 of Regulation S-K).	Not Applicable
Item 15: Exhibit (no. 102) Asset Data File (Exhibit No. 102 of Item 601 of Regulation S-K).	[Certificate Administrator] [Depositor]
Item 15: Exhibit (no. 103) Asset Related Document (Exhibit No, 103 of Item 601 of Regulation S-K).	[Certificate Administrator] [Depositor]

 Exhibit CC-11

EXHIBIT DD

FORM 8-K DISCLOSURE INFORMATION

The parties identified in the “Party Responsible” column are obligated pursuant to Section 11.07 of the Pooling and Servicing Agreement to report to the Depositor and the Certificate Administrator the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has actual knowledge of such information (other than information as to itself). Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to rely on the accuracy of the Prospectus (other than information with respect to itself that is set forth in or omitted from the Prospectus), in the absence of specific written notice to the contrary from the Depositor or a Mortgage Loan Seller. Each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to conclusively assume that there is no “significant obligor” other than a party or property identified as such in the Prospectus and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the General Master Servicer, the NCB Master Servicer, the General Special Servicer or the NCB Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which such Master Servicer or such Special Servicer is not the applicable Master Servicer or Special Servicer, as the case may be. For this Series 2021-BNK34 Pooling and Servicing Agreement, each of the Certificate Administrator, the Trustee, the General Master Servicer, the NCB Master Servicer, the General Special Servicer and the NCB Special Servicer (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB.

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

●     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent

 Exhibit DD-1

       of any amendment or definitive agreement that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts

●     Certificate Administrator, Trustee, each Master Servicer and/or each Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.

Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	● Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	● Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an	● Depositor

 Exhibit DD-2

Obligation or an Obligation under an Off-Balance Sheet Arrangement	● Certificate Administrator
Item 3.03: Material Modification to Rights of Security Holders	● Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	● Depositor
Item 6.01: ABS Informational and Computational Material	● Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	● Trustee ● Depositor
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Master Servicer or Special Servicer	● Certificate Administrator ● Each Master Servicer or each Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Pooling and Servicing Agreement) appointed by the particular “Party Responsible”.	● Each Master Servicer (as to a party appointed by such Master Servicer) ● Each Special Servicer ● Certificate Administrator ● Depositor
Item 6.03: Change in Credit Enhancement or External Support	● Depositor ● Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	● Depositor
Item 7.01: Regulation FD Disclosure	● Depositor
Item 8.01: Other Events	● Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	● Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization,	● Depositor

 Exhibit DD-3

arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	● Certificate Administrator provided that, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

● Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	● Not Applicable

 Exhibit DD-4

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 9.01(d): Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) XBRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.

 Exhibit DD-5

EXHIBIT EE

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS)
Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34—SEC REPORT PROCESSING

RE:	**Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [11.04] [11.05] [11.07] of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as [     ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Exhibit EE-1

Any inquiries related to this notification should be directed to [                                               ], phone number:  [                          ]; email address:  [            ].

[NAME OF PARTY],
as [role]

By:
Name:
cc: Depositor	Title:

Exhibit EE-2

EXHIBIT FF

INITIAL SUB-SERVICERS

1.   Slatt Capital formerly known as Barry S. Slatt Mortgage Company

2.   Preferred Capital Advisors, Inc.

3.   MMI Servicing, Inc.

4.   NorthMarq Capital, LLC

5.   NRC Group, Inc.

Exhibit FF-1

EXHIBIT GG

SERVICING FUNCTION PARTICIPANTS

1.   KeyBank National Association

2.   Situs Holdings, LLC

Exhibit GG-1

EXHIBIT HH

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 (the “Trust”)

I, [identifying the certifying individual], on behalf of [Wells Fargo Bank, National Association, as General Master Servicer] [National Cooperative Bank, N.A., as NCB Master Servicer] [Greystone Servicing Company LLC, as General Special Servicer] [National Cooperative Bank, N.A., as NCB Special Servicer] [Wells Fargo Bank, National Association, as Certificate Administrator] [Custodian] [Wilmington Trust, National Association, as Trustee] (the “Certifying Servicer”), certify to Wells Fargo Commercial Mortgage Securities, Inc. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and

2.	To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects during the Reporting Period. [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Pooling and Servicing Agreement: [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date:

[WELLS FARGO BANK, NATIONAL ASSOCIATION,
as General Master Servicer]
[NATIONAL COOPERATIVE BANK, N.A.,
as NCB Master Servicer]
[GREYSTONE SERVICING COMPANY LLC,
as General Special Servicer]
[NATIONAL COOPERATIVE BANK, N.A.,
as NCB Special Servicer]
[WELLS FARGO BANK, NATIONAL ASSOCIATION,
as [Certificate Administrator][Custodian]]
[WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee]

By:
Name:
Title:

Exhibit HH-1

EXHIBIT II

FORM OF REPORT ON ASSESSMENT
OF COMPLIANCE WITH SERVICING CRITERIA

[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Pooling and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a master servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________1] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

1        Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e., transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset-backed securities that were not required to be issued), if applicable.

Exhibit II-1

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

[Date of Certification]
[NAME OF REPORTING SERVICER]

By:
Name:
Title:

Exhibit II-2

EXHIBIT JJ

CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:
Commercial Real Estate Finance Council, Inc.
28 West 44th Street, Suite 815

New York, NY 10036

 Attn: Executive Director

or by wire transfer to:

[wiring instructions are on file with each Master Servicer]

Exhibit JJ-1

EXHIBIT KK

FORM OF NOTICE OF ADDITIONAL
INDEBTEDNESS NOTIFICATION

VIA E-MAIL:

To: Wells Fargo Bank, National Association, as Certificate Administrator; cts.cmbs.bond.admin@wellsfargo.com and trustadministrationgroup@wellsfargo.com

Ref: BANK 2021-BNK34, Additional Debt Notice for From 10-D

The following information is being furnished to you for inclusion on Form 10-D pursuant to Section 3.18(g) of the Pooling and Servicing Agreement

Portfolio Name	Mortgage Loan	Position in Debt Stack	Additional Debt	OPB	OPB Date	Appraised Value	Appraised Value Date	Aggregate LTV	Aggregate NCF DSCR	Aggregate NCF DSCR Date	Primary Servicer	Master Servicer	Lead Servicer	Prospectus ID
BANK 2021-BNK34			$			$		%
Outside the Trust			$			$		%
Outside the Trust			$			$		%
Total			$
BANK 2021-BNK34			$			$		%
Outside the Trust			$			$		%
Outside the Trust			$			$		%
Total			$
BANK 2021-BNK34			$			$		%
Outside the Trust			$			$		%
Outside the Trust			$			$		%
Total			$

Exhibit KK-1

EXHIBIT LL

[RESERVED]

Exhibit LL-1

EXHIBIT MM

ADDITIONAL DISCLOSURE NOTIFICATION (ACCOUNTS)

INSTRUCTIONS:

FOR ACCOUNT BALANCE REPORTING: SEND VIA EMAIL TO:
          CTS.SEC.NOTIFICATIONS@WELLSFARGO.COM

FOR ALL OTHER NOTIFICATIONS: SEND VIA FAX, EMAIL AND OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) – BANK 2021-BNK34—SEC REPORT PROCESSING
Email: cts.sec.notifications@wellsfargo.com

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 11.04 of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor (the “Depositor”), Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the undersigned, as [          ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

[With respect to the Collection Accounts and REO Account balance information:

Account Name	Beginning Balance as of MM/DD/YYYY	Ending Balance as of MM/DD/YYYY
General Master Servicer’s Collection Account
NCB Master Servicer’s Collection Account
REO Account

 Exhibit MM-1

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                    ], phone number: [          ]; email address: [          ].

[NAME OF PARTY],
as [role]

By:
Name:
Title:

cc: Depositor

 Exhibit MM-2

EXHIBIT NN

FORM OF NOTICE OF PURCHASE OF
CONTROLLING CLASS CERTIFICATE

[Date]

Wells Fargo Bank, National Association
          as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – BANK 2021-BNK34

Email: trustadministrationgroup@wellsfargo.com
and cts.cmbs.bond.admin@wellsfargo.com

Wells Fargo Bank, National Association
          as General Master Servicer
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina 28202
Attention: BANK 2021-BNK34 Asset Manager
Telecopy Number: (704) 715-0036

National Cooperative Bank, N.A.

as NCB Master Servicer and as NCB Special Servicer
2011 Crystal Drive, Suite 800

Arlington, Virginia 22202

Attention: Kathleen Luzik, Chief Operating Officer

Facsimile number (703) 647-3473

Email: kluzik@ncb.coop

Greystone Servicing Company LLC
          as General Special Servicer
5221 N. O’Connor Blvd., Suite 800

Irving, Texas 75039

Attention: Jenna Vick Unell, General Counsel

Facsimile number: 972-868-5490

Email: jenna.unell@greyco.com

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: BANK 2021-BNK34 Transaction Manager, with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

 Exhibit NN-1

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34 (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of June 1, 2021, between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer

This letter is delivered to you, pursuant to Section 3.23(a) of the Pooling and Servicing Agreement in connection with the transfer by ____________ (the “Transferor”) to us (the “Transferee”) of $__________________ original principal balance in the Class [__] Certificates, representing [_____]% of the Class [__] Certificates. The Certificates were issued pursuant to the Pooling and Servicing Agreement.

1.	Our name and address is as follows:

Contact Info: [Tel/Email]

2.	[IF APPLICABLE] We hereby certify, represent and warrant to you, as Certificate Administrator, that we are purchasing a majority interest in the Class [__] Certificates, and that we are not affiliated with the Transferor. To the extent that any Control Termination Event or Consultation Termination Event has occurred due to a waiver of a prior Class [__] Certificateholder of its rights under the Pooling and Servicing Agreement, we hereby request that you reinstate such rights and post a “special notice” on your website to the following effect:

“A Consultation Termination Event or a Control Termination Event has been terminated and is no longer in effect due to a transfer of a majority interest of the Controlling Class to an unaffiliated third party which has terminated any waiver by the prior Holder.

All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

Very truly yours,

 (Transferee)

 Exhibit NN-2

By:
Name:
Title:

 Exhibit NN-3

EXHIBIT OO

FORM OF ASSET REVIEW REPORT BY THE
ASSET REPRESENTATIONS REVIEWER1

To: [Addresses of Recipients]

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified in accordance with the terms of the Pooling and Servicing Agreement, and is hereby issuing the following Asset Review Report.

1.	We have performed an Asset Review on each [Subject] Loan identified in accordance with the terms of the Pooling and Servicing Agreement and our conclusion is that there is [no evidence of a failed Test][evidence of [•] failed Test[s] as specifically detailed on the scorecard attached hereto as Exhibit A] with respect to the [Subject] Loans.

2.	A conclusion by the Asset Representations Reviewer of a passed Test or a failed Test shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.	The Asset Representations Reviewer, other than forwarding this report to the persons listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

 Exhibit OO-1

PENTALPHA SURVEILLANCE LLC,
as Asset Representations Reviewer

By:
Name:
Title:

 Exhibit OO-2

Exhibit A

Detailed Scorecard
[Template Example Below]

Loan #	Loan Name	Mortgage Loan Seller	R&W #	R&W Name	Test Description	Findings
[Insert Loan Number]	[Insert Loan Name]	[Insert Mortgage Loan Seller]	21	Compliance with Usury Laws	[Insert Test Description]	[Insert Test findings]
			31	Single-Purpose Entity

 Exhibit OO-3

EXHIBIT PP

FORM OF ASSET REVIEW REPORT SUMMARY1

To: [Addresses of Recipients]

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

Ladies and Gentlemen:

In accordance with Section 12.01 of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), the undersigned, as asset representations reviewer (the “Asset Representations Reviewer”), has performed an Asset Review on each Delinquent Loan identified in accordance with the terms of the Pooling and Servicing Agreement, and is hereby issuing the following Asset Review Report Summary.

1.	We have performed an Asset Review on each [Subject] Loan identified in accordance with the terms of the Pooling and Servicing Agreement and our conclusion is that there is [no evidence of a failed Test][evidence of [__] failed Test[s] as identified on the summary scorecard attached hereto as Exhibit A] with respect to the [Subject] Loans.

2.	A conclusion by the Asset Representations Reviewer of a passed Test or a failed Test shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller. In addition, the Tests may not be sufficient to determine every instance of noncompliance.

3.	The Asset Representations Reviewer, other than forwarding this Asset Review Report Summary to the parties listed above, will not be required to take or participate in any other or further action with respect to the aforementioned Asset Review Report Summary.

4.	Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

1 This report is an indicative report, and the Asset Representations Reviewer will have the ability to modify or alter the organization and content of this report, subject to compliance with the terms of the Pooling and Servicing Agreement, including without limitation, provisions relating to Privileged Information.

 Exhibit PP-1

PENTALPHA SURVEILLANCE LLC,
as Asset Representations Reviewer

By:
Name:
Title:

 Exhibit PP-2

Exhibit A

Summary Scorecard
[Template Example Below]

Test failures
Loan #	Loan Name	Mortgage Loan Seller	Representations and Warranty #	Representation and Warranty Name
[Insert Loan #]	[Insert Loan Name]	[Insert Mortgage Loan Seller]	21	Compliance with Usury Laws
			31	Single-Purpose Entity

 Exhibit PP-3

EXHIBIT QQ

ASSET REVIEW PROCEDURES

Pursuant to the terms and subject to the conditions set forth in the Pooling and Servicing Agreement (the “PSA”), the Asset Representations Reviewer (“Asset Representations Reviewer”) shall perform an Asset Review with respect to each representation and warranty made by the related Mortgage Loan Seller only with respect to each Delinquent Loan in accordance with the procedures set forth below (each such procedure, a “Test”); provided, however, the Asset Representations Reviewer may, but is under no obligation to, modify any Test and/or associated Review Materials described in this Exhibit QQ if, and only to the extent, the Asset Representations Reviewer determines pursuant to the Asset Review Standard that it is necessary to modify such Test and/or such associated Review Materials in order to facilitate its Asset Review in accordance with the Asset Review Standard. Capitalized terms used herein but not defined herein have the meaning set forth in the PSA or, solely with respect to a representation and warranty, the meaning set forth in the related mortgage loan purchase agreement (the “Mortgage Loan Purchase Agreement”). For the avoidance of doubt, in connection with the performance of the following Tests:

(A)	With respect to any representation and warranty that includes a knowledge qualifier (e.g., to the Mortgage Loan Seller’s knowledge, etc.), the Asset Representations Reviewer shall not be responsible for any investigation or review beyond that set forth in the applicable Test related to such representation and warranty;

(B)	With respect to any representation and warranty that includes the examination of an insurance policy or Title Policy, the Asset Representations Reviewer will be permitted to engage a qualified consultant to perform a review of the applicable policy, and will be allowed to rely upon the conclusions of the consultant when making a determination as to whether there is a Test pass.

(C)	The Asset Representations Reviewer shall be under no duty to provide or obtain a legal opinion, legal review or legal conclusion;

(D)	Unless otherwise provided in the Test, the “as of” date for the testing of a representation is as of the Closing Date;

(E)	Unless otherwise provided in the Test, if there is more than one version of the same document with respect to a particular Mortgage Loan or Mortgaged Property, the document that will be used by the Asset Representations Reviewer in testing is the document that is dated as of the Closing Date or, if none, the document closest prior to the Closing Date;

(F)	With respect to each representation and warranty and its related Test(s), the Asset Representations Reviewer shall take into account any exceptions to such representation and warranty described in the Mortgage Loan Purchase Agreement with respect to a Mortgage Loan, and a Test pass shall be deemed to have occurred with respect to such Test if the sole reason for not satisfying the applicable Test is

Exhibit QQ-1

caused by such exception(s);

(G)	Evidence of a failure of a Test could result from (i) an affirmative determination by the Asset Representations Reviewer that the Test failed to achieve a Test pass, or (ii) a determination by Asset Representations Reviewer that the documentation included in the Review Materials (after making such request for any missing documents in the manner provided for in the PSA) is not sufficient to perform the Test; and

(H)	A determination by the Asset Representations Reviewer of a Test pass or a Test failure shall not constitute a determination by the Asset Representations Reviewer of (i) the existence or nonexistence of a Material Defect, or (ii) whether the Trust should enforce any rights it may have against the applicable Mortgage Loan Seller.

The Asset Representations Reviewer will only be required to perform the Tests described in this Exhibit QQ, and will not be obligated to perform additional procedures on any Delinquent Loan, even if a different set of procedures or review Materials could produce a different outcome. Notwithstanding the required Tests, the Asset Representations Reviewer will not be required to review any information other than (1) Review Materials specified in the related Test and (2) if applicable, Unsolicited Information. The Asset Representations Reviewer may, but is under no obligation to, consider Unsolicited Information relevant to the Tests subject to the terms of the PSA. If the Asset Representations Reviewer considers Unsolicited Information, the Asset Representations Reviewer shall take into account such Unsolicited Information, in addition to the Review Materials referred to in the applicable Test(s) procedure when making a determination as to whether there is a Test pass.

Exhibit QQ-2

Representations and Warranties		Test	Review Materials
1. Intentionally Omitted.	1	N/A	N/A
2. Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or (with respect to any Non-Serviced Mortgage Loan) to the related Non-Serviced Trustee), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.	2a	Review the amounts listed on the original Mortgage Note and Mortgage for an indication that they match the amounts listed on the Mortgage Loan Schedule. If the amounts are the same, then such Mortgage Loan would be considered a Whole Loan. If there is more than one property then the Mortgage for each Mortgaged Property would need to be aggregated. If identified as such, it will be a Test pass.	Mortgage; Mortgage Note; Loan agreement related to the Mortgage Loan (“Loan Agreement”); Mortgage Loan guaranty; Assignment of Leases; and Environmental Indemnity Agreement (collectively, the “Mortgage Loan Documents”); Mortgage Loan Schedule.
	2b	Review any notice previously delivered by the Master Servicer or the Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan (collectively, the “MS Servicer Notices”) for notation of any Mortgage Note or Mortgage that was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee for the non-serviced securitization trust), participation or pledge, or that the Mortgage Loan Seller did not have good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. If no such notation is found, it will be a Test pass.	MS Servicer Notices

Exhibit QQ-3

Representations and Warranties		Test	Review Materials
	2c	Review the MS Servicer Notices for notation of any claim or assertion regarding the Mortgage Loan Seller not having the full right and authority to sell, assign and transfer the Mortgage Loan. If such notation is not found, it will be a Test pass.	MS Servicer Notices
	2d	Review the MS Servicer Notices for notation of any claim or assertion regarding the assignment to the depositor not constituting a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan. If such notation is not found, it will be a Test pass.	MS Servicer Notices
3. Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti- deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered	3a	Review the opinion of Mortgagor’s counsel (“Mortgagor’s Counsel Opinion”) for an indication that it contains language that the related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti- deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as specified in representation and warranty 3. If such indication exists, it will be a Test pass.	Mortgagor’s Counsel Opinion
	3b	Review the MS Servicer Notices for notation of any valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes,	MS Servicer Notices

Exhibit QQ-4

Representations and Warranties		Test	Review Materials
unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”). Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.		Mortgages or other Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee (as defined in the related Mortgage Loan Purchase Agreement) the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan Documents. If no such notation is found, it will be a Test pass.
4. Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.	4	Review the Mortgage Loan Documents and Mortgagor’s Counsel Opinion for an indication that the Mortgage Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications. If such indication exists, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion
5. Intentionally Omitted.	5	N/A	N/A
6. Mortgage Status; Waivers and Modifications. Since	6a	Review the MS Servicer Notices and Mortgage Loan	Mortgage Loan

Exhibit QQ-5

Representations and Warranties		Test	Review Materials
origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.		Documents for an indication that, except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, there has been any forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification related to the COVID-19 emergency, and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage. If no such indication is found, it will be a Test pass.	Documents; MS Servicer Notices
	6b	Review the MS Servicer Notices and Mortgage Loan Documents for an indication that a related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property except by written instruments set forth in the related Mortgage File. If no such indication is found, it will be a Test pass.	MS Servicer Notices; Mortgage Loan Documents
	6c	Review the MS Servicer Notices and Mortgage Loan	MS Servicer Notices;

Exhibit QQ-6

Representations and Warranties		Test	Review Materials
		Documents for notation that neither Mortgagor nor guarantor has been released from its material obligations under the Mortgage Loan except by written instruments set forth in the related Mortgage File. If no such notation is found, it will be a Test pass.	Mortgage Loan Documents
	6d	Review the MS Servicer Notices and Mortgage Loan Documents for notation of a modification, amendment or waiver that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices; Mortgage Loan Documents
7. Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to representation and warranty 8 below (each such exception, a “Title Exception”)), except as	7a	Review the MS Servicer Notices for a notation or other indication of any claim or assertion regarding any endorsement or assignment of Mortgage or Assignment of Leases not constituting a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable, subject to the Insolvency Qualifications. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	7b	Review the related Mortgage and the Assignment of Leases for each property for provisions to the effect that the related Mortgage and Assignment of Leases is not freely assignable without the consent of the related Mortgagor. If no such provision is found, it will be a Test pass.	Mortgage; Assignment of Leases
	7c	Review the Title Policy (as defined in representation and warranty 8) to determine if the related Mortgage is a first lien on the related Mortgagor’s fee (or if	Title Policy; Mortgage; Mortgage Loan Schedule

Exhibit QQ-7

Representations and Warranties		Test	Review Materials
the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.		identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property. Compare the amount of the Title Policy to the principal amount of the Mortgage Loan or allocated loan amount to determine whether they are equivalent. If each such determination is made, it will be a Test pass.
	7d	Review the Title Policy to determine if the Mortgaged Property was free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If so determined, it will be a Test pass.	Title Policy
	7e	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, as of the Cut-off Date, the Mortgage Loan Seller had knowledge that the Mortgaged Property was not free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan) (other than Permitted Encumbrances, Title Exceptions and those which are bonded over, escrowed for or insured against by the applicable Title Policy). If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	7f	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that, subject	MS Servicer Notices

Exhibit QQ-8

Representations and Warranties		Test	Review Materials
to the rights of tenants, there are rights existing which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except for Permitted Encumbrances and those which are bonded over, escrowed for or insured against by the applicable Title Policy. If such a notation or other indication is not found, it will be a Test pass.
	7g	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that the Mortgage Loan Seller did not have legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold), interest in the Mortgaged Property or good and marketable title free and clear of any pledge, lien, encumbrance or security interest. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
8. Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness	8a	Review the Title Policy to determine if it is an American Land Title Association loan title insurance policy or another comparable form of loan title insurance policy approved for use in the applicable jurisdiction. Review the Mortgage Loan Documents to determine if the amount of the policy covers the amount of the Mortgage Loan, or for multiple properties, an amount equal to the allocated loan amount after all advances of principal. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	8b	Review the Title Policy to determine if the first- priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan	Title Policy

Exhibit QQ-9

Representations and Warranties		Test	Review Materials
secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that		that is part of a Whole Loan) is subject only to Permitted Encumbrances, as defined in representation and warranty 8. If so determined, it will be a Test pass.
	8c	Review the Title Policy to determine if any Permitted Encumbrance is a mortgage lien that is senior to or coordinate and co-equal to the lien of the related Mortgage, other than as contemplated by item (f) in the definition of Permitted Encumbrances. If not so determined, it will be a Test pass.	Title Policy
	8d	Review the Title Policy and MS Servicer Notices for a notation or other indication that the coverage is not in full force and effect, that all premiums thereon have not been paid or that claims have been made by the Mortgage Loan Seller. If no such notation or other indication is found, it will be a Test pass.	Title Policy; MS Servicer Notices
	8e	Review the MS Servicer Notices for a notation or other indication that the Mortgage Loan Seller, or any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such policy. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	8f	Review the Title Policy to determine if the Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that (a) the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels	Title Policy

Exhibit QQ-10

Representations and Warranties		Test	Review Materials
are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.		are contiguous. If so determined, it will be a Test pass.
9. Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of representation and warranty 7 above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Exhibit C-32-1 to the applicable	9a	Review the Title Policy to determine if there is any subordinate mortgage or junior lien encumbering the related Mortgaged Property, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan. If not so determined, it will be a Test pass.	Title Policy
	9b	Review the Title Policy to determine if, as of the Cut-off Date, there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens and equipment and other personal property financing. If so determined, it will be a Test pass.	Title Policy

Exhibit QQ-11

Representations and Warranties		Test	Review Materials
Mortgage Loan Purchase Agreement.	9c	Review the MS Servicer Notices for a notation or other indication that the Mortgage Loan Seller had knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than those set forth on Exhibit C-32-1 to the applicable Mortgage Loan Purchase Agreement. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
10. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.	10a	Review the Mortgage File to determine if an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) is in the Mortgage File. If so determined, it will be a Test pass.	Mortgage File; Assignment of Leases
	10b	Review the Title Policy to determine if the Mortgage, or any related Assignment of Leases, has been recorded, and creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. If so determined with respect to each part of this Test, it will be a Test pass.	Title Policy; Mortgage; Assignment of Leases
	10c	Review the Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage) to determine if the related Mortgage, or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the	Assignment of Leases; Mortgage

Exhibit QQ-12

Representations and Warranties		Test	Review Materials
related Mortgagee to enter into possession to collect the rents or for rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee. If so determined, it will be a Test pass.
11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC- 1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non- material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.	11a	Review the MS Servicer Notices for a notation or other indication of inappropriately filed or nonexistent UCC-1 financing statements. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
11b

Review the MS Servicer Notices for notation or other indication that the UCC-1, UCC-2 and UCC-3 statements were not in suitable form for filing. If such a notation or other indication is not found, it will be a Test pass.

MS Servicer Notices

Exhibit QQ-13

Representations and Warranties		Test	Review Materials

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

	12a	Review the engineering report or property condition assessment in the Mortgage File to determine if it is dated within six months of the origination date, and within twelve months of the Cut-off Date. If so determined, it will be a Test pass.	Engineering report; Property condition assessment
	12b	Review the engineering report or property condition assessment in the Mortgage File to determine if it was dated no more than twelve months prior to the Cut-off Date. Review the engineering report to confirm that each related Mortgaged Property is free of material damage. If so determined with respect to each part of the Test, it will be a Test pass.	Engineering report; Property condition assessment
	12c	Review the MS Servicer Notices for a notation or other indication that the Mortgage Loan Seller had knowledge of issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believed would have a material adverse effect on the value or use of the Mortgaged Property other than those disclosed in the most recently dated engineering report or Servicing File and those addressed in sub- clauses (i) and (ii) of representation and warranty 12. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing	13	Review the MS Servicer Notices for a notation or other indication that all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgage Property that became due	MS Servicer Notices

Exhibit QQ-14

Representations and Warranties		Test	Review Materials
prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.		and owing prior to the Cut-off Date with respect to the Mortgaged Property have not been paid, or if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges were not covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. If such a notation or other indication is not found, it will be a Test pass.
14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.	14	Review the MS Servicer Notices for a notation or other indication of any proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property as of the Cut-off Date, or for a notation or other indication that the Mortgage Loan Seller had knowledge as of the Cut-off of any such proceeding that would have a material adverse effect on the value, use or operation of the Mortgaged Property. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in representation and warranty 8), an engineering report or property condition assessment as described in representation and warranty 12, applicable local law compliance materials as described in representation and warranty 26, and the ESA (as defined in representation and warranty 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse	15a	Review the Mortgage Loan Documents, the Mortgagor’s Counsel Opinion and the MS Servicer Notices for an indication of pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property that existed on the origination date. If such an indication is not found, it will be a Test pass.	Mortgage Loan Documents; Mortgagor’s Counsel Opinion; MS Servicer Notices
	15b	Review the MS Servicer Notices to determine if an adverse outcome of any such pending, filed or threatened action, suit or proceeding, arbitration or	MS Servicer Notices

Exhibit QQ-15

Representations and Warranties		Test	Review Materials
outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents, or (f) the current principal use of the Mortgaged Property.		governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property would reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 15. If any such adverse outcome would not reasonably be expected to adversely affect the matters set forth in clauses (a)-(f) of representation and warranty 15, it will be a Test pass.
16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non- Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or the related Non-Serviced Master Servicer).	16a	Review the MS Servicer Notices for a notation or other indication of any escrow deposits and escrow payments required to be escrowed with the Mortgagee pursuant to each Mortgage Loan not in the servicer’s possession or control. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	16b	Review the Diligence File and the MS Servicer Notices to determine if all escrows and deposits required pursuant to the Mortgage Loan have been conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of a Non- Serviced Mortgage Loan, to the related depositor under the Non-Serviced PSA or Non-Serviced Master Servicer for the related non-serviced securitization trust). If so determined, it will be a Test pass.	Diligence File; MS Servicer Notices
17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to	17a	Review the Mortgage Loan Schedule, Loan Agreement, Mortgage Note and origination settlement statement to determine if the principal amount of the Mortgage Loan was fully disbursed as of the Closing Date. If so determined, it will be a Test pass.	Mortgage Loan Schedule; Loan Agreement; Mortgage Note; and Origination settlement statement
	17b	Review the Mortgage Loan Documents to determine if there is no requirement for future advances by the	Mortgage Loan Documents

Exhibit QQ-16

Representations and Warranties		Test	Review Materials
leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).		Mortgagee (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback). If so determined, it will be a Test pass.

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims- paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from

	18a	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan Documents and the Insurance Rating Requirements, in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of any Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit QQ-17

Representations and Warranties		Test	Review Materials

A.M. Best Company (“A.M. Best”) or “A3” (or the equivalent) from Moody’s Investors Service, Inc. (“Moody’s”) or “A-” from S&P Global Ratings (“S&P”) or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or at least “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency

Property. If so determined, it will be a Test pass.
	18b	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 18a above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	18c	Review the Insurance Summary Report (or, solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if it shows that the related Mortgaged Property is insured for business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to a Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months). If such provisions are found, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	18d	Review the Mortgage Loan Documents for provisions requiring the insurance coverage as stated in Test 18c above. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	18e	Review the Mortgage Loan Documents and/or the survey to determine if any material part of the improvements, exclusive of a parking lot, located on the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having “special flood hazards.” If so determined, review the Insurance Summary to determine whether the Mortgagor maintains insurance in an amount equal to the least of (a) the maximum amount available under the National Flood Insurance Program, plus such	Insurance Summary Report

Exhibit QQ-18

Representations and Warranties		Test	Review Materials

Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the least of (a) the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be

additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (b) the outstanding principal amount of the Mortgage Loan and (c) the insurable value of the Mortgaged Property. If so determined, it will be a Test pass.
	18f	If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, review the Insurance Summary Report to determine if the property is covered for windstorm and/or windstorm related perils and/or “named storms” by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements. If so determined with respect to each part of this Test, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Diligence File
	18g	Review the Insurance Summary Report dated before the Closing Date (or solely with respect to residential	Insurance Summary Report (solely with respect to

Exhibit QQ-19

Representations and Warranties		Test	Review Materials

covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then- outstanding principal amount of the related Mortgage Loan or

		cooperative properties, review the insurance policies and/or certificates of insurance) and Mortgage Loan Documents to determine if the Mortgage Property is covered, and required to be covered pursuant to the related Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate. If so determined, it will be a Test pass.	residential cooperative properties, the insurance policies and/or certificates of insurance); Mortgage Loan Documents
	18h	Review the property condition assessment to determine if the properties are located in a seismic zone 3 or 4. If so determined, review the seismic engineering study to determine if it has been performed by an architectural or engineering consultant for the sole purpose of assessing the PML for the Mortgaged Property in the event of an earthquake and based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If so determined, it will be a Test pass.	Property condition assessment; Seismic engineering study
18i

Review the most recent seismic engineering study or Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the PML would exceed 20% of the amount of the replacement costs of the improvements,

Seismic engineering study; Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates

Exhibit QQ-20

Representations and Warranties		Test	Review Materials

Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

		and if so, review to determine if earthquake insurance on such Mortgaged Property was obtained. If so determined, determine if the insurer is meeting the Insurance Rating Requirements (as defined in representation and warranty 18). The insurance amount should be not less than 100% of the PML. If so determined with respect to each part of the Test, it will be a Test pass.	of insurance)
	18j	Review the Mortgage Loan Documents for provisions requiring that insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the Mortgage Loan, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	18k	Review the MS Servicer Notices for a notation or other indication that insurance premiums are current as of the Cut-off Date. If such a notation or other indication is found, it will be a Test pass.	MS Servicer Notices
	18l	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies name the Mortgagee under any Mortgage Loan and its	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates

Exhibit QQ-21

Representations and Warranties		Test	Review Materials
		successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. If so determined, it will be a Test pass.	of insurance)
	18m	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance will inure to the benefit of the trustee (or, in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). If so determined, it will be a Test pass.	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)
	18n	Review the Mortgage Loan Documents to determine if any Mortgage Loan obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. If so determined, it will be a Test pass.	Mortgage Loan Documents
	18o	Review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if the insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium. If so	Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance)

Exhibit QQ-22

Representations and Warranties		Test	Review Materials
determined, it will be a Test pass.
	18p	Review the MS Servicer Notices for a notation or other indication that any notice described in Test 18o may have been received by the Mortgage Loan Seller. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in representation and warranty 8) and survey, if any, an engineering report or property condition assessment as described in representation and warranty 12, applicable local law compliance materials as described in representation and warranty 26, and the ESA (as defined in representation and warranty 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part	19a	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Sponsor Diligence and the ESA to determine if each Mortgaged Property is located on or adjacent to a public road and has direct legal access to such road, or has permanent access easement or right of way permitting ingress and egress to/from a public road. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Sponsor Diligence; ESA
	19b	Review the zoning report, Title Policy and survey, engineering report or property condition assessment, the Sponsor Diligence and the ESA to determine if each Mortgaged Property is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property. If so determined, it will be a Test pass.	Zoning report; Title Policy; Survey; Engineering report or property condition assessment; Sponsor Diligence; ESA
	19c	Review the Title Policy and survey to determine if each Mortgaged Property constitutes one or more separate tax parcels and do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the most recently dated Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing	Title Policy; Survey; Mortgage Loan Documents

Exhibit QQ-23

Representations and Warranties		Test	Review Materials
until the separate tax parcels are created.		authority for creation of separate tax parcels, in which case any Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created. If so determined, it will be a Test pass.
20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.	20a	Review the survey and Title Policy to determine if all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured by applicable Title Policy. If so determined, it will be a Test pass.	Survey; Title Policy; Appraisal
	20b	Review the survey and Title Policy to determine if there exist material improvements on adjoining parcels that encroach onto the Mortgaged Property which are not insured by applicable Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy
	20c	Review the survey and Title Policy to determine if there exist material improvements that encroach upon any easements except for encroachments that are insured against by the applicable Title Policy. If not so determined, it will be a Test pass.	Survey; Title Policy
21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.	21	Review the Mortgage Loan Documents for any shared appreciation feature or any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller. If no such	Mortgage Loan Documents

Exhibit QQ-24

Representations and Warranties		Test	Review Materials
feature is found with respect to each part of this Test, it will be a Test pass.
22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property	22a	Review the origination settlement statement and Mortgage Note to determine if the proceeds advanced by the Mortgagee did not exceed the non-contingent principal amount of the Mortgage Loan. If so determined, it will be a Test pass.	Origination settlement statement; Mortgage Loan
	22b	Review the most recent appraisal and Mortgage Loan Documents to determine if (a) the Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the initial principal amount of any Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the outstanding principal amount of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes of clauses (i) and (ii) above, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to such Mortgage Loan and (B) a proportionate amount of any lien that is in parity with such Mortgage Loan	Appraisal; Mortgage Loan Documents

Exhibit QQ-25

Representations and Warranties		Test	Review Materials

which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, the Mortgage Loan will not be considered “significantly modified” solely by reason of the Mortgagor having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as modified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) thereof; and (b) the Mortgage Loan Seller shall have notified the depositor that such forbearance has occurred and notified the depositor of (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).

All terms used in this representation and warranty shall have the same meanings as set forth in the related Treasury Regulations.

or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If so determined, it will be a Test pass.
	22c	Review the MS Servicer Notices for an indication or other notation that the Mortgage Loan was modified prior to the Closing Date, and if so, if the modification was made as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(i) in the first sentence of representation and warranty 22 (substituting the date of the last such modification for the date any Mortgage Loan was originated) or sub- clause (B)(ii) in the first sentence of representation and warranty 22, including the proviso thereto. For purposes of the preceding sentence, the Mortgage Loan will not be considered “significantly modified” solely by reason of the Mortgagor having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as modified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) thereof; and (b) the Mortgage Loan Seller shall have notified the depositor that such forbearance has occurred and notified the depositor of (x) the date on which such forbearance was granted, (y) the length	MS Servicer Notices

Exhibit QQ-26

in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). If there were any such modifications, and such a notation or other indication is found, it will be a Test pass.

	22d	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that the prepayment premiums and yield maintenance charges applicable to any Mortgage Loan do not constitute “customary prepayment penalties”. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
23. Compliance with Usury Laws. The mortgage rate	23a	Review the MS Servicer Notices for a notation or	MS Servicer Notices

Exhibit QQ-27

Representations and Warranties		Test	Review Materials
(exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.		other indication of any claim or assertion to the effect that the terms of the Mortgage Loan do not comply with applicable local, state, and federal laws in any material respect. If such a notation or other indication is not found, it will be a Test pass.
	23b	Review the MS Servicer Notices for a notation or other indication of any claim or assertion to the effect that any material requirements pertaining to the origination of any Mortgage Loan, including but not limited to, usury and any and all other material requirements of any federal, state or local law have not been complied with. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	23c	Review the Mortgage Loan Documents to determine if they provide that the Mortgage Loan complied with usury laws. If so determined, it will be a Test pass.	Mortgage Loan Documents
24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.	24	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that as of the date that the Mortgage Loan Seller or any prior Mortgagee held the Mortgage Note, each such holder of the Mortgage Note was not authorized to transact or do business in the jurisdiction in which each related Mortgaged Property is located. If such a notation or other indication is found, determine whether the failure to be so authorized could not materially and adversely affect the enforceability of such Mortgage Loan by the Trust. If so determined, it will be a Test pass.	MS Servicer Notices
25. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the	25	Review the Mortgage Loan Documents to determine if a trustee is appointed. If so determined, it will be a Test pass.	Mortgage Loan Documents

Exhibit QQ-28

Representations and Warranties		Test	Review Materials
Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non- conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-

	26a	Review the zoning report, a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization to determine if the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable Zoning Regulations governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non- conforming use or structure. If so determined, it will be a Test pass.	Zoning report; Letter from any governmental authorities; Legal opinion; Architect’s letter; Endorsement to the related Title Policy; Survey; Other affirmative investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization
	26b	Review the zoning report, a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization to determine if any non-conformity with zoning laws constitutes a legal non-conforming	Zoning report; Letter from any governmental authorities; Legal opinion; Architect’s letter; Endorsement to the related Title Policy; Survey; Other affirmative investigation conducted by the Mortgage Loan Seller for similar commercial and

Exhibit QQ-29

Representations and Warranties		Test	Review Materials
conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.		use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. If so determined, review the Insurance Summary Report to determine if title insurance policy was obtained prior to the Closing Date with respect to any non-conforming use or structure. If so determined, it will be a Test pass.	multifamily mortgage loans intended for securitization; Insurance Summary Report
	26c	Review the Mortgage Loan Documents for provisions to the effect that, in the event of casualty or destruction, the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	26d	If the zoning report, a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization indicates that all or any part of the Mortgaged Property do not comply with zoning laws, review the Insurance Summary Report (or solely with respect to residential cooperative properties, review the insurance policies and/or certificates of insurance) to determine if law and ordinance coverage was obtained prior to the Closing Date that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations. If not so determined, review the	Zoning report; Insurance Summary Report (solely with respect to residential cooperative properties, the insurance policies and/or certificates of insurance); Letter from any governmental authorities; Legal opinion; Architect’s letter; Endorsement to the related Title Policy; Survey; Other affirmative investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for

Exhibit QQ-30

Representations and Warranties		Test	Review Materials
		Title Policy to determine if it insures over such nonconformity. If so determined, it will be a Test pass.	securitization
	26e	Review the Mortgage Loan Documents for provisions that require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.	27a	Review the Mortgage Loan Documents to determine if the Mortgagor has covenanted to keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect. If so determined, it will be a Test pass.	Mortgage Loan Documents
	27b	Review the Mortgage Loan Documents and the MS Servicer Notices for a notation or other indication that (a) the Mortgage Loan Seller had knowledge that any licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property are not in effect, and (b) the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals necessary could materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder or the related Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.	Mortgage Loan Documents; MS Servicer Notices
	27c	Review the Mortgage Loan Documents for provisions requiring the related Mortgagor and the Mortgaged Property to comply in all material respects with all	Mortgage Loan Documents

Exhibit QQ-30

Representations and Warranties		Test	Review Materials
applicable regulations, zoning and building laws. If such provisions are found, it will be a Test pass.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the

	28a	Review the Mortgage Loan Documents for provisions permitting full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in connection with the events or circumstances set forth in clauses (a)(i) through (a)(iii) of representation and warranty 28. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
28b

Review the Mortgage Loan Documents to determine if there exist provisions permitting recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the events or circumstances set forth in clauses (b)(i) through (b)(iv) of representation and warranty 28. If so determined, it will be a Test pass.

Mortgage Loan Documents

Exhibit QQ-31

Representations and Warranties		Test	Review Materials
Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).
29. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in representation and warranty 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in representation and warranty 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage”	29a	Review the Mortgage Loan Documents for provisions stating that, if the related Mortgage Loan Documents permit a property release, the only conditions under which a property may be released during the life of the Mortgage Loan are as set forth in clauses (a) through (e) of the first sentence of representation and warranty 29. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	29b	Review the Mortgage Loan Documents for provisions stating that with respect to any partial release described in clauses (a) or (d) of the first sentence of representation and warranty 29 either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G- 2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property	Mortgage Loan Documents

Exhibit QQ-32

Representations and Warranties		Test	Review Materials

within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from

(reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions. If such provisions are found, it will be a Test pass.
	29c	Review the Loan Documents for provisions stating that in the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property	Mortgage Loan Documents

Exhibit QQ-33

Representations and Warranties		Test	Review Materials

the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross- collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans). If such provisions are found, it will be a Test pass.
	29d	Review the Mortgage Loan Documents for provisions stating that no such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross- collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.	30a	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the Mortgage Loan with quarterly (other than for single-tenant properties) and annual operating statements. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
	30b	Review the Mortgage Loan Documents for provisions that require the Mortgagor to provide the owner or holder of the Mortgage Loan with quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual ease which accounts for more than 5% of the in-place base rent and annual financial statements. If such provisions	Mortgage Loan Documents

Exhibit QQ-34

Representations and Warranties		Test	Review Materials
are found, it will be a Test pass.
31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Schedule C to the applicable Mortgage Loan Purchase Agreement; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost	31a	Review the Mortgage Loan Documents to determine if the original principal balance was greater than $20 million. If so, review the insurance coverage review document for an indication that the special-form all- risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude acts of terrorism, from coverage, or if they do, there exists a separate terrorism insurance policy related to the Mortgaged Property. If such an indication is found, it will be a Test pass.	Mortgage Loan Documents; Insurance coverage review document
	31b	Review the Mortgage Loan Documents for provisions that do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA (as defined in representation and warranty 31), or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Schedule C to the applicable Mortgage Loan Purchase Agreement, provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan	Mortgage Loan Documents

Exhibit QQ-35

Representations and Warranties		Test	Review Materials
of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.		documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount. If such provisions are not found, it will be a Test pass.
32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in a Mortgagor,	32a	Review the Mortgage Loan Documents for “due-on- sale” or other such provisions for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the circumstances described in the first sentence of representation and warranty 32. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents
32b

Review the Mortgage Loan Documents for provisions that require that if Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance. If such provisions are found, it will be a Test pass.

Mortgage Loan Documents

Exhibit QQ-36

Representations and Warranties		Test	Review Materials
(iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) Transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of representation and warranties 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Exhibit C-32-1 to the applicable Mortgage Loan Purchase Agreement, or future permitted mezzanine debt as set forth on Exhibit C-32-2 to the applicable Mortgage Loan Purchase Agreement, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross- collateralized and cross-defaulted with another Mortgage Loan as set forth on Exhibit C-32-3 to the applicable Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with	33a	Review the Mortgage Loan Documents for provisions that require that the Mortgagor to be a Single-Purpose Entity (as defined in representation and warranty 33)	Mortgage Loan Documents

Exhibit QQ-37

Representations and Warranties		Test	Review Materials

a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

for at least as long as any Mortgage Loan is outstanding. If such provisions are found, it will be a Test pass.
	33b	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the Mortgage Loan. If the Mortgage Loan had a Cut-off Date Balance in excess of $10 million, review the related Mortgage Loan Documents and the Mortgagor’s organizational documents for provisions that require the Mortgagor to be a Single- Purpose Entity. If the provisions exist, it will be a Test pass.	Mortgage Loan Schedule; Mortgage Loan Documents; Mortgagor’s organizational documents
	33c	Review the Mortgage Loan Schedule for the Cut-off Date Balance of the Mortgage Loan. If the Mortgage Loan had a Cut-off Date Balance in excess of $30 million, review the Mortgagor’s Counsel Opinion regarding non-consolidation of the Mortgagor. If such an opinion is found, it will be a Test pass.	Mortgage Loan Schedule; Mortgagor’s Counsel Opinion
34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within	34	Review the Mortgage Loan Documents for provisions allowing the Mortgage Loan to be defeased, and if so, whether such Mortgage Loan Documents contain the provisions described in clauses (i) through (viii) of representation and warranty 34. If such provisions are found, it will be a Test pass.	Mortgage Loan Documents

Exhibit QQ-38

Representations and Warranties	Test	Review Materials
two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single- Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not

Exhibit QQ-39

limited to, accountant’s fees and opinions of counsel.
35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and in situations where default interest is imposed.	35

Review the Mortgage Loan Documents for an indication that the loan has a fixed interest rate that remains fixed throughout the term of such Mortgage Loan, except in the case of ARD Loans and in situations where default interest is imposed. If such an indication is found, it will be a Test pass.

Mortgage Loan Documents

Exhibit QQ-40

Representations and Warranties		Test	Review Materials

36. Ground Leases. For purposes of these representations and warranties, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(A)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the

	36a	Review the appraisal to determine if the Mortgage Loan is secured by a Ground Lease (as defined in representation and warranty 36), in whole or in part. If so, review the Title Policy and Mortgage Loan Documents for an indication that the related Mortgage does not also encumber the lessor’s fee interest in the Mortgaged Property. If such an indication exists, proceed to Tests 36b through 36r.	Appraisal; Title Policy; Mortgage Loan Documents
	36b	Review the Title Policy and Mortgage Loan Documents for an indication that the Ground Lease or memorandum has been recorded or submitted for recordation. If such indication is found, it will be a Test pass.	Title Policy; Mortgage Loan Documents
	36c	Review the Ground Lease and Related Documents for an indication that the interest of the lessee is permitted to be encumbered by the Mortgage and does not restrict the use of the Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the Mortgage. If such indication is found, it will be a Test pass.	Ground Lease and Related Documents
	36d	Review the MS Servicer Notices for notation that, as of the Closing Date, there was a material change in the terms of the Ground Lease since its recordation. If no such notation is found, it will be a Test pass. If such notation is found, review the Mortgage File for a	MS Servicer Notices; Mortgage File

Exhibit QQ-40

Representations and Warranties		Test	Review Materials

related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that the Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(C)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);

(D)       The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee modification agreement or other such instrument is in the Mortgage File. If the modification agreement or instrument is in the Mortgage File, it will be a Test pass.
	36e	Review the Ground Lease and Related Documents for a provision that the Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee and that any such action without such consent is not binding on the Mortgagee, its successors or assigns, provided that Mortgagee has provided lessor with notice of its lien in accordance with the terms of the Ground Lease. If such a provision is found, it will be a Test pass.	Ground Lease and Related Documents
	36f	Review the Ground Lease and Related Documents for an indication that it has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or ten years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes). If such an indication is found, it will be a Test pass.	Ground Lease and Related Documents
	36g	Review the Title Policy for an indication that the Ground Lease is either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions, or (ii)	Title Policy; SNDA

Exhibit QQ-41

Representations and Warranties		Test	Review Materials

interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;

(E)        Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(F)        The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject. If either indication is found, it will be a Test pass.
	36h	Review the Ground Lease and Related Documents for an indication that the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated an all amounts due thereunder have been paid). If such indication is found, it will be a Test pass.	Ground Lease and Related Documents
	36i	Review the Ground Lease and Related Documents for an indication that in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated an all amounts due thereunder have been paid). If such indication is found, it will be a Test pass.	Ground Lease and Related Documents
	36j	Review the MS Servicer Notices for notation that the Mortgage Loan Seller has received any written notice of material default under or notice of termination of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices

Exhibit QQ-42

Representations and Warranties		Test	Review Materials

(G)       The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(H)       A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(I)          The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(J)         Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee

	36k	Review the MS Servicer Notices for notation that to the Mortgage Loan Seller’s knowledge, there is a material default under such Ground Lease or condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	36l	Review the MS Servicer Notices for a notation that to the Mortgage Loan Seller’s knowledge, such Ground Lease was not in full force and effect as of the Closing Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
	36m	Review the Ground Lease and Related Documents for provisions that the lessor is required to give to the Mortgagee written notice of any default, and provide that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents
	36n	Review the Ground Lease and Related Documents for provisions that the Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents
	36o	Review the Ground Lease for provisions that impose any commercially unreasonable restrictions on	Ground Lease

Exhibit QQ-43

Representations and Warranties		Test	Review Materials

appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(L)        Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

subletting in connection with the origination of similar commercial or multifamily loans intended for securitization. If no such provisions are found, it will be a Test pass.
	36p	Review the Ground Lease and Related Documents and the Mortgage Loan Documents for an indication that any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (34k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest. If such indications are found, it will be a Test pass.	Ground Lease and Related Documents; Mortgage Loan Documents
	36q	Review the Ground Lease and Related Documents and the Mortgage Loan Documents for an indication that, in the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal	Ground Lease and Related Documents; Mortgage Loan Documents

Exhibit QQ-44

Representations and Warranties		Test	Review Materials
balance of the Mortgage Loan, together with any accrued interest. If such an indication is found, it will be a Test pass.
	36r	Review the Ground Lease and Related Documents for provisions that, provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding. If such provisions are found, it will be a Test pass.	Ground Lease and Related Documents
37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.	37	Review the MS Servicer Notices for a notation or other indication of any claims or assertions to the effect that the servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan was not in all material respects legal, or in accordance with customary industry standards for servicing of commercial loans for conduit loan programs. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit C to the

	38	Review the MS Servicer Notices for notation to the effect that the origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have not been, in all material respects, legal and as of the date of its origination, such Mortgage Loan, or the origination thereof did not comply in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that representation and warranty 38 does not	MS Servicer Notices

Exhibit QQ-45

Representations and Warranties		Test	Review Materials
applicable Mortgage Loan Purchase Agreement.		address or otherwise cover any matters with respect to federal, state or local law otherwise covered in Exhibit C to the applicable Mortgage Loan Purchase Agreement. If no such notation is found, it will be a Test pass.
39. Intentionally Omitted.	39	N/A	N/A
40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Exhibit C to the applicable Mortgage Loan Purchase Agreement. No person other than the holder of such	40a	Review the MS Servicer Notices for notation that (i) the Mortgage Loan has been more than 30 days delinquent, giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), or (ii) the Mortgage Loan was delinquent beyond any applicable grace or cure periods as of the Cut-off Date. If no such notation is found, it will be a Test pass.	MS Servicer Notices
40b

Review the MS Servicer Notices for notation of the Mortgage Loan Seller’s knowledge of (a) a material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) an event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property. If no such notation is found, it will be a Test pass.

MS Servicer Notices

Exhibit QQ-46

Representations and Warranties		Test	Review Materials
Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.
41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.	41	Review the Lexis/Nexis (or comparable search) and the MS Servicer Notices for an indication that the Mortgaged Property (other than any tenants of such Mortgaged Property), or any portion thereof, was the subject of, or a Mortgagor, guarantor or tenant occupying a single-tenant property was a debtor in, a state or federal bankruptcy, insolvency or similar proceeding. If no such indication or notation is found, it will be a Test pass.	Lexis/Nexis (or comparable) search; MS Servicer Notices

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross- collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Exhibit C-32-4 to the applicable Mortgage Loan Purchase Agreement, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this representation and warranty 42 means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

	42a	Review the Diligence File to determine if it includes certified copies of the organizational documents of the Mortgagor indicating that the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. If such indication is found, it will be a Test pass.	Diligence File
	42b	Review the Diligence File for an indication that, except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Exhibit C-32-4 to the applicable Mortgage Loan Purchase Agreement, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. If such an indication is found, it will be a Test pass.	Diligence File
43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain	43a	Review the Diligence File to determine if an ESA (as defined in representation and warranty 43) is included. If so, review the ESA for an indication that it was	Diligence File; ESA

Exhibit QQ-47

Representations and Warranties		Test	Review Materials

Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements, was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee;

(B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related conducted within 12 months prior to the origination date of the Mortgage Loan. If such an indication is found, it will be a Test pass.
	43b	Review the ESA for an indication that it identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation. If no such indication is found, it will be a Test pass.	ESA
	43c	Review the ESA for an indication that it identified (i) the existence of a recognized environmental condition at the related Mortgaged Property or (ii) the need for further investigation. If such an indication is found, the following test procedures (subparts 43c-1 through 43c-6) will be performed. If any of the subparts indications are found, it will be a Test pass.	ESA; Escrow Statements; Loan Documents; Diligence File
		1. Review escrow statements for an indication that an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the environmental condition has been escrowed by the Mortgagor and is held by the related Mortgagee.	Escrow statements
		2. Review the ESA for an indication that if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air or lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, and if so, a review of the Loan Documents indicates that an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can	ESA

Exhibit QQ-48

Representations and Warranties		Test	Review Materials
Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.		reasonably be expected to mitigate the identified risk.
		3. Review the Diligence File for an indication that any Environmental Condition identified in the ESA was remediated or abated in all material respects prior to the date hereof, as evidenced by a no further action or closure letter that was obtained from the applicable governmental regulatory authority, or a reputable environmental consultant has concluded that no further action is required.	Diligence File
		4. Review the insurance coverage review documents for an indication that an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P, Fitch Ratings, Inc. and/or A.M. Best.	Insurance coverage review documents
		5. Review the Diligence File for an indication that a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources considered by the Mortgage Loan Seller to be adequate to address the situation.	Diligence File
		6. Review the Diligence File for an indication that a party related to the Mortgagor having financial resources estimated by the Mortgage Loan Seller to be adequate to address the situation is required to take action.	Diligence File
	43d	Review the MS Servicer Notices for notation of the Mortgage Loan Seller’s knowledge of any environmental condition at the Mortgaged Property other than any set forth in the ESA. If no such notation	MS Servicer Notices; ESA

Exhibit QQ-49

Representations and Warranties		Test	Review Materials
is found, it will be a Test pass.
44. Intentionally Omitted.	44	N/A	N/A
45. Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) (A) is a Member of the Appraisal Institute, or (B) has a comparable professional designation and possesses the level of experience required to evaluate commercial real estate collateral, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.	45a	Review the appraisal to determine if it was dated within 6 months of the Mortgage Loan origination date and within 12 month of the Cut-off Date. If so determined, it will be a Test pass.	Appraisal
45b

Review the appraisal to determine if it includes an appraiser’s certification or supplemental letter that indicates that the appraiser had no interest, direct or indirect, in the Mortgagor, the Mortgaged Property or any loan made on the security of the Mortgaged

Property. If so determined, it will be a Test pass.

Appraisal
	45c	Review the appraisal to determine if it signed by an appraiser that (A) is a Member of the Appraisal Institute, or (B) has a comparable professional designation and possesses the level of experience required to evaluate commercial real estate collateral, that the Mortgage Loan Seller had knowledge that the signing appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and that the appraiser’s compensation is not affected by the approval or disapproval of the Mortgage Loan. If so determined, it will be a Test pass.	Appraisal
	45d	Review the appraisal to determine if it includes documentation in the appraisal or a letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. If so determined, it will be a Test pass.	Appraisal

Exhibit QQ-50

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

	46a	Review the Mortgage Loan Schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement and compare it to the corresponding information in (i) Annex A to the final prospectus (ii) Mortgage Loan Documents, (iii) Pooling and Servicing Agreement, and (iv) asset summary report to determine if there are discrepancies between the documents. If there are no such discrepancies, it will be a Test pass.	Mortgage Loan Schedule; Annex A to final prospectus; Mortgage Loan Documents; Pooling and Servicing Agreement; Asset summary report
	46b	Compare the information in the Mortgage Loan Schedule to the requirements of the Pooling and Servicing Agreement to determine if they match. If there are no discrepancies, it will be a Test pass.	Mortgage Loan Schedule; Pooling and Servicing Agreement
47. Cross-Collateralization. No Mortgage Loan is cross- collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.	47	Except with respect to a Mortgage Loan that is part of a Whole Loan, review the Mortgage Loan Documents to determine if the Mortgage Loan is cross- collateralized or cross-defaulted with any other Mortgage Loan that is outside the Mortgage Pool. If not so determined, it will be a Test pass.	Mortgage Loan Documents
48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.	48a	Review the MS Servicer Notices for a notation or other indication that an advancement of funds (other than loan proceeds advanced at the time of loan origination) had been made by the Mortgage Loan Seller to the related Mortgagor, or that funds have been received from any person other than the related Mortgagor or an Affiliate, directly, indirectly for, or on account of, payments due on the Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices
	48b	Review the Mortgage Loan Documents to determine if the Mortgage Loan Seller, or an Affiliate, has an obligation to make any capital contribution to the Mortgagor under a Mortgage Loan, other than	Mortgage Loan Documents

Exhibit QQ-51

Representations and Warranties		Test	Review Materials
		contributions made on or prior to the date hereof. If not so determined, it will be a Test pass.
49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.	49	Review the MS Servicer Notices for a notation or other indication of any claim or assertion that the Mortgage Loan Seller did not comply with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of any Mortgage Loan. If such a notation or other indication is not found, it will be a Test pass.	MS Servicer Notices

Exhibit QQ-52

EXHIBIT RR

FORM OF CERTIFICATION TO CERTIFICATE ADMINISTRATOR REQUESTING ACCESS TO SECURE DATA ROOM

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services (CMBS) - BANK 2021-BNK34
Email:       trustadministrationgroup@wellsfargo.com

Attention:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

In accordance with the requirements for obtaining access to the Secure Data Room pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, with respect to the certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.	The undersigned is [an authorized representative of the Asset Representations Reviewer][an authorized representative of the Depositor][a designee of the Depositor].

2.	The undersigned acknowledges and agrees that (a) access to the Secure Data Room is being granted to it solely for purposes of the undersigned carrying out its obligations under the Pooling and Servicing Agreement (b) it will not disseminate or otherwise make information contained on the Secure Data Room available to any other person except in accordance with the Pooling and Servicing Agreement or otherwise with the written consent of the Depositor and (c) it will only access information relating to the Mortgage Loans to which the Asset Review relates.

3.	The undersigned agrees that each time it accesses the Secure Data Room, the undersigned is deemed to have recertified that the representations above remains true and correct.

 Exhibit RR-1

4.	[The undersigned is not a Certificateholder, a beneficial owner or a prospective purchaser of any Certificate.]*

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall have caused, or shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

[NAME OF PARTY],
as [role]

By:
Name:
Title:

Dated: _______

[Wells Fargo Commercial Mortgage Securities, Inc.,
as Depositor]*

By:
[Name]
[Title]

* Required to the extent that a party other than the Asset Representations Reviewer is identified by the Depositor as needing access to the Secure Data Room.

 Exhibit RR-2

EXHIBIT SS

FORM OF NOTICE OF [ADDITIONAL DELINQUENT LOAN][CESSATION OF DELINQUENT LOAN][CESSATION OF ASSET REVIEW TRIGGER]

[Date]

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
Three Wells Fargo
MAC D1050-084
401 South Tryon Street, 8th Floor
Charlotte, North Carolina  28202
Attention: BANK 2021-BNK34 Asset Manager

Pentalpha Surveillance LLC

375 N. French Road, Suite 100

Amherst, New York 14228

Attention: BANK 2021-BNK34 Transaction Manager, with a copy sent via email to: notices@pentalphasurveillance.com with BANK 2021-BNK34 in the subject line

Greystone Servicing Company LLC 5221 N. O’Connor Blvd., Suite 800 Irving, Texas 75039 Attention: Jenna Vick Unell, General Counsel Facsimile number: 972-868-5490 Email: jenna.unell@greyco.com	National Cooperative Bank, N.A. 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202 Attention: Kathleen Luzik, Chief Operating Officer Facsimile number (703) 647-3473 Email: kluzik@ncb.coop

Attention:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

In accordance with Section 12.01(a) of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), between Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, the Certificate Administrator hereby notifies you that as of [RELATED DISTRIBUTION DATE]:

1.	_____ An additional Mortgage Loan has become a Delinquent Loan.

2.	_____ A Mortgage Loan has ceased to be a Delinquent Loan.

3.	_____ An Asset Review Trigger has ceased to exist.

(check all that apply)

 Exhibit SS-1

Capitalized terms used but not defined herein have the respective meanings given to them in the Pooling and Servicing Agreement.

Wells Fargo Bank, National Association, as Certificate Administrator for the Holders of the BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

By:
[Name]
[Title]

 Exhibit SS-2

EXHIBIT TT

FORM OF INTERCREDITOR AGREEMENT AND SUBORDINATION AGREEMENT FOR NCB CO-OP MORTGAGE LOANS

THIS INTERCREDITOR AGREEMENT AND SUBORDINATION AGREEMENT (this “Agreement”) made as of this __ day of ____, 20__ between [_______], a [___________] having an office at [__________] in its capacity as senior lender (“Lender”), and [_________], a [_________] having an office at [__________] in its capacity as subordinated lender (“Subordinated Lender”).

W I T N E S S E T H:

WHEREAS, Lender is the holder of a certain loan (the “Loan”) to [_________] (“Borrower”) dated the date hereof in the amount of [_________] and 00/100 ($__________) Dollars, which Loan is secured by, among other things, a mortgage upon the Project (hereinafter defined), which mortgage is intended to be recorded;

WHEREAS, Subordinated Lender is the holder of a certain loan (the “Subordinated Loan”) dated the date hereof to Borrower in the amount of [_________] and 00/100 ($_________) Dollars, which Subordinated Loan is secured by, among other things, a mortgage upon the Project (hereinafter defined), which mortgage is intended to be recorded; and

WHEREAS, Lender and Subordinated Lender desire to enter into this Agreement for the purpose of establishing the priorities of their respective interests in the Project, and for the purpose of setting forth certain other agreements between them with respect to their agreements with Borrower;

NOW, THEREFORE, in consideration of the premises, the payment of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Subordinated Lender agree as follows:

Defined Terms. As used in this Agreement, the following terms shall have the meanings hereinafter set forth, unless the context shall otherwise require:

“Affiliate” – Shall mean, as to any particular Person, any Person directly or indirectly, through one or more intermediaries, controlling, Controlled by or under common control with the Person or Persons in question.

“Control” – Shall mean, (i) the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of such Person (or, with respect to the Transfer prohibition set forth in Section 9(e) hereof, the ownership, directly or indirectly, in the aggregate of more than twenty five percent (25%) of the beneficial ownership interests of such Person) or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

 Exhibit TT-1

“Certificates” – Shall mean any securities (including all classes thereof) representing beneficial ownership interests in the Loan or in a pool of mortgage loans including the Loan issued in connection with a securitization of the Loan.

“Crowdfunded Person” means a Person that is capitalized with debt and/or equity financing and/or raising monetary or other capital contributions from a number of persons or entities through the practice of syndication, advertising or general or broad solicitation, including, without limitation, (i) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (ii) via primarily internet-mediated registries, platforms, portals, mail-order subscriptions, benefit events and/or other similar methods.

“EB-5 Lender” means any Person that directly or indirectly used funds invested by an EB-5 Person through a program soliciting the issuance of visas for immigrant investors as a source for the making, acquisition, or funding of the Subordinated Loan.

“EB-5 Person” means a Person investing through a program soliciting the issuance of visas for immigrant investors, including through the Immigrant Investor Program established by the Immigration Act of 1990 (8 U.S.C. 1153(b)(5)), as amended from time to time, and the rules and regulations promulgated thereunder.

“Eligibility Requirements” – Shall mean, with respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $200,000,000.00 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $60,000,000.00 and (ii) is regularly engaged in the business of making or owning commercial or multi-family real estate loans or operating commercial or multi-family mortgage properties.

“Event of Default” – Shall mean (i) with respect to the Loan and the Loan Documents, any default thereunder which has occurred and is continuing beyond any applicable grace or curative period, and (ii) with respect to the Subordinated Loan and the Subordinated Loan Documents, any default thereunder which has occurred and is continuing beyond any applicable grace or curative period.

“Loan Documents” – Shall mean all loan documents, notes, security agreements, mortgages, including, without limitation, those certain documents made by Borrower creating a first lien upon the Project and any other documents evidencing and securing the Loan, in effect on the date hereof, as the same may be modified, amended, restated, supplemented, replaced or extended, from time to time, in accordance with the terms hereof.

“Permitted Fund Manager” – Shall mean any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a Proceeding.

“Person” – Shall mean any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate unincorporated organization, any federal,

 Exhibit TT-2

state, county or municipal government (or any agency or political subdivision thereof) endowment fund or any other form of entity.

“Proceeding” – Shall mean the commencement, whether voluntary or involuntary, of any case, proceeding or other action against Borrower under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Prohibited Entity” means any Person that (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in the Subordinated Loan, Borrower or the Project through a tenancy-in-common or other similar form of ownership interest, (iii) is an EB-5 Lender and/or (iv) is itself a Crowdfunded Person, is under the direct or managerial control of any Crowdfunded Person and/or is more than 49% owned, directly or indirectly, by one or more Crowdfunded Persons (provided, that, notwithstanding the foregoing, any Person otherwise constituting a Prohibited Entity shall not be deemed a Prohibited Entity hereunder to the extent a Rating Agency Confirmation has been obtained with respect to such Person).

“Prohibited Person” means any Person:

(i)            listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(ii)           that is owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)          with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)         who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)          that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or

(vi)       who is an Affiliate of a Person listed in clauses (i) through (v) above.

“Project” – Shall mean that certain real property owned by Borrower described on Exhibit A attached hereto and the improvements located or to be located thereon.

“Protective Advance” – Shall mean all sums advanced for the purpose of payment of real estate taxes (including special payments in lieu of real estate taxes), maintenance costs, insurance premiums or other items (including capital items) reasonably necessary to protect the Project or any portion thereof (including, but limited to, all reasonable attorneys’ fees, costs relating to the entry upon the Project or any portion thereof to make repairs and the payment,

 Exhibit TT-3

purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of Lender appears to be prior or superior to the Loan Documents).

“Qualified Transferee” – Shall mean (i) Subordinated Lender or an Affiliate of Subordinated Lender or (ii) one or more of the following:

(A)        a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B)         an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (B) satisfies the Eligibility Requirements;

(C)         an institution substantially similar to any of the foregoing entities described in clauses (ii)(A) or (ii)(B) that satisfies the Eligibility Requirements;

(D)         any entity controlled by any of the entities described in clause (i) or clauses (ii)(A) or (ii)(C) above;

(E)          a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, the Subordinated Loan (collectively, “Securitization Vehicles”) so long as (A) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition and (2) if any of the relevant trustee, special servicer, or manager fails to meet the requirements of this clause (E), such Person must be replaced by a Person meeting the requirements of this clause (E) within thirty (30) days; or

(F)          an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (ii)(A), (B), (C) or (D) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (ii)(A), (B), (C) or (D) of this definition.

 Exhibit TT-4

Notwithstanding the foregoing, in no event shall a Prohibited Person or a Prohibited Entity be a Qualified Transferee.

“Qualified Trustee” – Shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” – Shall mean, prior to a securitization, each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., and Fitch Ratings, Inc., or any other nationally-recognized statistical rating agency which has been designated by Lender and, after a securitization, shall mean any of the foregoing that have rated any of the Certificates.

“Rating Agency Confirmation” – Shall mean each of the Rating Agencies shall have confirmed in writing that the occurrence of the event with respect to which such Rating Agency Confirmation is sought shall not result in a downgrade, qualification or withdrawal of the applicable rating or ratings ascribed by such Rating Agency to any of the Certificates then outstanding. In the event that no Certificates are outstanding or the Loan is not part of a securitization, any action that would otherwise require a Rating Agency Confirmation shall require the consent of the Lender, which consent shall not be unreasonably withheld or delayed.

“Required Special Servicer Rating” – Shall mean (i) a rating of “CSS1” in the case of Fitch Ratings, (ii) on the S&P list of approved special servicers in the case of S&P and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“Subordinated Loan Documents” – Shall mean all loan documents, notes, security agreements, mortgages, including, without limitation, those certain documents made by Borrower creating a second lien upon the Project and any other documents evidencing and securing the Subordinated Loan, in effect on the date hereof, as the same may be modified, amended, restated, supplemented, replaced or extended, from time to time, in accordance with the terms hereof.

 Exhibit TT-5

“Transfer” – Shall mean any assignment, pledge, conveyance, sale, transfer, mortgage, encumbrance, grant of a security interest, issuance of a participation interest, or other disposition, either directly or indirectly, by operation of law or otherwise.

1.            Approval of Loans and Loan Documents; Characterization of Subordinated Loan.

(a)          Subordinated Lender hereby acknowledges that (i) it has received and reviewed and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Loan Documents, (ii) the continued performance of the Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Subordinated Loan Documents, and (iii) any application or use of the proceeds of the Loan for purposes other than those provided in the Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Loan Documents.

(b)          Lender hereby acknowledges that (i) it has received and reviewed, and, subject to the terms and conditions of this Agreement, hereby consents to and approves of the making of the Subordinated Loan and, subject to the terms and provisions of this Agreement, all of the terms and provisions of the Subordinated Loan Documents, (ii) the execution, delivery and performance of the Subordinated Loan Documents will not constitute a default or an event which, with the giving of notice or the lapse of time, or both, would constitute a default under the Loan Documents, (iii) any application or use of the proceeds of the Subordinated Loan for purposes other than those provided in the Subordinated Loan Documents shall not affect, impair or defeat the terms and provisions of this Agreement or the Subordinated Loan Documents.

2.            Representations and Warranties.

(a)          Subordinated Lender hereby represents and warrants as follows:

(i)           Subordinated Lender has heretofore provided Lender with true, complete and correct copies of the Subordinated Loan Documents. To Subordinated Lender’s knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Subordinated Loan Documents.

(ii)          Subordinated Lender is the legal and beneficial owner of the entire Subordinated Loan free and clear of any lien, security interest, option or other charge or encumbrance.

(iii)         There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(iv)         Subordinated Lender has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

 Exhibit TT-6

(v)          Subordinated Lender is duly organized and validly exists under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(vi)         All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Subordinated Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vii)        Subordinated Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Subordinated Lender enforceable against Subordinated Lender in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws, and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(viii)       To Subordinated Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Subordinated Lender of this Agreement or consummation by Subordinated Lender of the transactions contemplated by this Agreement, other than those that have been obtained.

(ix)          None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Subordinated Lender, (b) to Subordinated Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Subordinated Lender is a party or to which any of its properties are subject, (c) to Subordinated Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Subordinated Lender pursuant to the terms of any such contract, mortgage, lease, bond, indenture, agreement, franchise, or other instrument, (d) violate any judgment, order, injunction, decree, or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Subordinated Lender has knowledge against, or binding upon, Subordinated Lender or upon any of the securities, properties, assets, or business of Subordinated Lender or (e) to Subordinated Lender’s knowledge, constitute a violation by Subordinated Lender of any statute, law or regulation that is applicable to Subordinated Lender.

(x)           The Subordinated Loan is not cross defaulted with any loan except the Loan.

 Exhibit TT-7

(b)          Lender hereby represents and warrants as follows:

(i)           Lender has heretofore provided Subordinated Lender with true, complete and correct copies of the Loan Documents. To Lender’s actual knowledge, there currently exists no default or event which, with the giving of notice or the lapse of time, or both, would constitute a default under any of the Loan Documents.

(ii)          Lender is the legal and beneficial owner of the Loan free and clear of any lien, security interest, option or other charge or encumbrance.

(iii)         There are no conditions precedent to the effectiveness of this Agreement against Lender that have not been satisfied or waived.

(iv)         Lender is duly organized and validly exists under the laws of the jurisdiction under which it was organized with full power to execute, deliver, and perform this Agreement and consummate the transactions contemplated hereby.

(v)          All actions necessary to authorize the execution, delivery, and performance of this Agreement on behalf of Lender have been duly taken, and all such actions continue in full force and effect as of the date hereof.

(vi)         Lender has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid, and binding agreement of Lender enforceable against Lender in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency and moratorium laws and (b) general principles of equity which may apply regardless of whether a proceeding is brought in law or in equity.

(vii)        To Lender’s knowledge, no consent of any other Person and no consent, license, approval, or authorization of, or exemption by, or registration or declaration or filing with, any governmental authority, bureau or agency is required in connection with the execution, delivery or performance by Lender of this Agreement or consummation by Lender of the transactions contemplated by this Agreement other than those that have been obtained.

(viii)       None of the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) violate or conflict with any provision of the organizational or governing documents of Lender, (b) to Lender’s knowledge, violate, conflict with, or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute (or with the giving of notice or lapse of time, or both, would constitute) a default under the terms of any material contract, mortgage, lease, bond, indenture, agreement, or other instrument to which Lender is a party or to which any of its properties are subject, (c) to Lender’s knowledge, result in the creation of any lien, charge, encumbrance, mortgage, lease, claim, security interest, or other right or interest upon the properties or assets of Lender pursuant to the terms of any such material contract, mortgage, lease, bond, indenture, agreement, franchise or other instrument, (d) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental or regulatory body of which Lender has knowledge against, or binding upon, Lender or

 Exhibit TT-8

upon any of the securities, properties, assets, or business of Lender or (e) to Lender’s knowledge, constitute a violation by Lender of any statute, law or regulation that is applicable to Lender.

(ix)          The Loan is not cross defaulted with any other loan, except for the Subordinated Loan.

3.            Subordination and Priority. Subordinated Lender hereby subordinates and makes junior the Subordinated Loan, the Subordinated Loan Documents (and any amendment, modification or extension thereof, and any future advance or increase respecting the Subordinated Loan, in each instance, whether or not made in violation of this Agreement), and the lien and security interests created thereby and all of the foregoing (collectively, the “Subordinated Interests”) shall at all times be junior, subject and subordinate to the lien and security interest created by the Loan Documents and all of the terms, covenants, conditions, rights and remedies contained in the Loan Documents, and no amendments or modifications of the Loan Documents or waivers of any provisions thereof shall affect the subordination of the Subordinated Interests as set forth in this Section 3, it being understood and agreed that the Loan Documents and the liens and security interests created thereby shall be and remain a prior lien against the Project. In addition, all of Subordinated Lender’s rights to payment of the Subordinated Loan and the obligations evidenced by the Subordinated Loan Documents are hereby subordinated to all of Lender’s rights to payment by Borrower of the Loan and the obligations secured by the Loan Documents, and Subordinated Lender shall not accept or receive payments (including, without limitation, whether in cash or other property and whether received directly, indirectly or by set-off, counterclaim or otherwise) from Borrower and/or from the Project upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Documents) under the Loan. If a Proceeding shall have occurred, Lender shall be entitled to receive payment and performance in full of all amounts due or to become due to Lender before Subordinated Lender is entitled to receive any payment on account of the Subordinated Loan. All payments or distributions upon or with respect to the Subordinated Loan which are received by Subordinated Lender contrary to the provisions of this Agreement shall be received and held in trust by the Subordinated Lender for the benefit of Lender and shall be paid over to Lender in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or performance of the Loan in accordance with the terms of the Loan Documents. Nothing contained herein shall prohibit the Subordinated Lender from making protective advances (and adding the amount thereof to the principal balance of the Subordinated Loan) notwithstanding the existence of a default under the Loan at such time.

4.            Modifications, Amendments, Etc.

(a)          Lender shall have the right without the consent of Subordinated Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Senior Loan Modification”) of the Loan or the Loan Documents provided that no such Senior Loan Modification shall (i) increase the interest rate or principal amount of the Loan, (ii) increase in any other material respect any monetary obligations of Borrower under the Loan Documents, (iii) extend or shorten the scheduled maturity date of the Loan (except that Lender may permit Borrower to exercise

 Exhibit TT-9

any extension options in accordance with the terms and provisions of the Loan Documents), (iv) convert or exchange the Loan into or for any other indebtedness or subordinate any of the Loan to any indebtedness of Borrower, (v) amend or modify the provisions limiting transfers of interests in the Borrower or the Project, (vi) cross default the Loan with any other indebtedness, (vii) obtain any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Project, (or other similar equity participation), or (viii) extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee or premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge; provided, however, in no event shall Lender be obligated to obtain Subordinated Lender’s consent to a Senior Loan Modification in the case of a work-out or other surrender, compromise, release, renewal, or indulgence relating to the Loan during the existence of an Event of Default (as defined in the Loan Documents) under the Loan, except that under no conditions shall clause (i) (with respect to increase principal amount only), or clause (viii) be modified without the written consent of Subordinated Lender. In addition and notwithstanding the foregoing provisions of this Section 2, any amounts funded by the Lender under the Loan Documents as a result of (A) the making of any protective advances or other advances by the Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 2.

(b)          Subordinated Lender shall have the right without the consent of Lender in each instance to enter into any amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver (collectively, a “Subordinated Loan Modification”) of the Subordinated Loan or the Subordinated Loan Documents provided that no such Subordinated Loan Modification shall (i) increase the interest rate or principal amount of the Subordinated Loan, (ii) increase in any other material respect any monetary obligations of under the Subordinated Loan Documents, (iii) extend or shorten the scheduled maturity date of the Subordinated Loan (except that Subordinated Lender may permit Borrower to exercise any extension options in accordance with the terms and provisions of the Subordinated Loan Documents), (iv) convert or exchange the Subordinated Loan into or for any other indebtedness or subordinate the Subordinated Loan to any indebtedness of Borrower, (v) provide for any additional contingent interest, additional interest or so called “kicker” measured on the basis of the cash flow or appreciation of the Project (or other similar equity participation), (vi) amend or modify the provisions of the Subordinated Loan Documents limiting transfers of direct or indirect interest in Borrower, (vii) modify or amend the terms and provision of any Subordinated Loan Document with respect to the manner, timing or method of the application of payments under the Subordinated Loan Documents, (vi) cross default the Subordinated Loan with any other indebtedness, or (vii) amend or modify the provisions limiting transfers of interests in the Borrower or the Project. Notwithstanding anything to the contrary contained herein, if an Event of Default exists under the Subordinated Loan Documents, Subordinated Lender shall be permitted to modify or amend the Subordinated Loan Documents in connection with a work out or other surrender, compromise, release, renewal or modification of the Subordinated Loan except that under no conditions shall clause (i), with respect to increases in principal amounts only, clause (ii), clause (iii) (with respect to shortening the maturity only), clause (iv) or clause (v) be modified without the written consent of the Lender. In addition and notwithstanding the foregoing provisions of this Section 6(b), any amounts funded by the Subordinated Lender under the Subordinated Loan Documents as a result of (A) the making of

 Exhibit TT-10

any Protective Advances or other advances by the Subordinated Lender, or (B) interest accruals or accretions and any compounding thereof (including default interest), shall not be deemed to contravene this Section 6(b).

(c)          Lender shall deliver to Subordinated Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations, changes or revisions to any one or more of the Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Lender) within a reasonable time after any of such applicable instruments have been executed by Lender.

(d)          Subordinated Lender shall deliver to Lender copies of any and all modifications, amendments, extensions, consolidations, spreaders, restatements, alterations, changes or revisions to any one or more of the Subordinated Loan Documents (including, without limitation, any side letters, waivers or consents entered into, executed or delivered by Subordinated Lender) within a reasonable time after any of such applicable instruments have been executed by Subordinated Lender.

5.            Default Notice.

(a)          Subordinated Lender shall give Lender notice of any default under the Subordinated Loan Documents promptly upon the giving of such notice of default to Borrower and in all instances prior to accelerating the Subordinated Loan on account of such default. Lender may, but shall not be obligated to, cure any such default, in which event Subordinated Lender shall accept such cure by Lender as and for the cure by Borrower.

(b)          Lender shall give Subordinated Lender notice of any default under the Loan Documents promptly upon the giving of such notice of default to Borrower and in all instances prior to accelerating the Loan on account of such default. Subordinated Lender may, but shall not be obligated to, cure any such default within the time period afforded to the Borrower pursuant to the Loan Documents, in which event Lender shall accept such cure by Subordinated Lender as and for the cure by Borrower.

6.            Casualty and Condemnation. In the event of a casualty to the buildings or improvements constructed on any portion of the Project or a condemnation or taking under a power of eminent domain of all or any portion of the Project, Lender shall have a first and prior interest in and to any payments, awards, proceeds, distributions, or consideration arising from any such event (the “Award”). Subordinated Lender acknowledges and agrees that so long as the Loan is outstanding, it has no lien on or security interest in any Award, nor any rights with respect to any Award except as expressly provided in this Agreement, and Subordinated Lender assigns its rights to any Award to Lender up to an amount equal to the then outstanding amount of the Loan. Subordinated Lender agrees to promptly, upon request by Lender, execute and deliver to Lender and/or to any other party as so directed by Lender, a written confirmation of the terms set forth in the immediately preceding sentence and take sure other actions reasonably requested by Lender to further evidence the foregoing agreement (although failure of Subordinated Lender to do so shall not affect the foregoing agreement). If the amount of the Award is in excess of all amounts owed to Lender under the Loan Documents, however, and either the Loan has been paid in full or Borrower is entitled to a remittance of same under the

 Exhibit TT-11

Loan Documents other than to restore the Project, such excess Award or portion to be so remitted to Borrower shall, to the extent permitted in the Loan Documents and required by the Subordinated Loan Documents, be paid to or at the direction of Subordinated Lender, unless other Persons have claimed the right to such awards or proceeds, in which case Lender shall only be required to provide notice to Subordinated Lender of such excess Award and of any other claims thereto. In the event of any competing claims for any such excess Award, Lender shall continue to hold such excess Award until Lender receives an agreement signed by all Persons making a claim to the excess Award or a final order of a court of competent jurisdiction directing Lender as to how and to which Person(s) the excess Award is to be distributed. Notwithstanding the foregoing, in the event of a casualty or condemnation, Lender shall release the Award from any such event to the Borrower if and to the extent required by the terms and conditions of the Loan Documents in order to repair and restore the Project in accordance with the terms and provisions of the Loan Documents. Any portion of the Award made available to the Borrower for the repair or restoration of the Project shall not be subject to attachment by Subordinated Lender.

7.            Foreclosure of the Subordinated Mortgage: Subordinated Lender expressly agrees that, for so long as a Loan shall remain outstanding, (A) due notice of the commencement of any foreclosure of the Subordinated Loan Documents shall be given to Lender, and true copies of all papers served or entered in such action will be delivered to Lender, (B) no portion of the rents, issues and profits of the Project shall be collected in connection with the foreclosure of the Subordinated Loan Documents except through a receiver appointed by the court in which such foreclosure action is brought, after due notice for the appointment of such receiver shall have been given to Lender, (C) the rents, issues and profits collected by any such receiver shall be applied first to the payment of taxes, maintenance and operating charges and disbursements incurred in connection with the operation and maintenance of the Project and next to the payment of principal and interest (including, without limitation, default interest and late payment charges) due under the Loan Documents, and (D) if during the pendency of any such foreclosure action an action shall be brought for the foreclosure of the Loan Documents and an application shall be made for an extension of the receivership for the benefit of Lender, all such rents, issues and profits held by such receiver as of the date of such application shall be applied by the receiver solely for the benefit of Lender, and the Subordinated Lender shall not be entitled to any portion thereof until Lender has received all amounts then due to it. Without limiting the generality of the foregoing, Subordinated Lender consents to, and shall not object to, any action or proceeding at any time initiated by Lender for the appointment of a receiver and Subordinated Lender further agrees that it shall not institute any action or proceeding for the appointment of a receiver at any time during which a receiver shall have already been appointed for the benefit of Lender, and if Subordinated Lender shall have appointed or caused the appointment of a receiver prior to Lender’s initiation of proceedings to do so, Subordinated Lender agrees to take all action reasonably necessary to terminate such appointment in order to facilitate Lender’s appointment of same.

8.            Rights of Subrogation. No payment or distribution to Lender pursuant to the provisions of this Agreement and no Protective Advance by Subordinated Lender shall entitle Subordinated Lender to exercise any right of subrogation in respect thereof prior to the payment in full of the Loan, and Subordinated Lender agrees that, except with respect to the enforcement of its remedies under the Subordinated Loan Documents permitted hereunder, prior to the

 Exhibit TT-12

satisfaction of all obligations under the Loan it shall not acquire, by subrogation or otherwise, any lien, estate, right or other interest in any portion of the Project or any other collateral now securing the Loan or the proceeds therefrom that is or may be prior to, or of equal priority to, any of the Loan Documents or the liens, rights, estates and interests created thereby.

9.            Transfer of Subordinated Loan or Loan. Subordinated Lender shall not Transfer more than 49% of its beneficial interest in the Subordinated Loan unless either (i) a Rating Agency Confirmation has been given with respect to such Transfer, in which case the related transferee shall thereafter be deemed to be a “Qualified Transferee” for all purposes of this Agreement, or (ii) such Transfer is to a Qualified Transferee. Any such transferee must assume in writing the obligations of Subordinated Lender hereunder and agree to be bound by the terms and provisions hereof. Such proposed transferee shall also remake each of the representations and warranties contained herein for the benefit of the Lender.

At least five (5) days prior to a transfer to a Qualified Transferee, the Subordinated Lender shall provide to Lender a certification that such transfer will be made in accordance with this Section 9, such certification to include the name and contact information of the Qualified Transferee, and a statement as to how it meets the definition of Qualified Transferee.

Subordinated Lender acknowledges that any Rating Agency Confirmation may be granted or denied by the Rating Agencies in their sole and absolute discretion and that such Rating Agencies may charge customary fees in connection with any such action, which fee, together with any and all other reasonable costs and expenses of Rating Agencies or Lender incurred in connection with the processing of same, including, without limitation, reasonable attorneys’ fees and costs, shall be paid by Subordinated Lender.

Lender may, from time to time, in its sole discretion Transfer all or any of the Loan or any interest therein, and notwithstanding any such Transfer or subsequent Transfer, the Loan and the Loan Documents shall be and remain a senior obligation in the respects set forth in this Agreement to the Subordinated Loan and the Subordinated Loan Documents in accordance with the terms and provisions of this Agreement.

Notwithstanding anything contained in this Agreement, Subordinated Lender agrees that it shall in no event Transfer all or any part of the Subordinated Loan to Borrower or to any Person which is an Affiliate of Borrower and any such Transfer shall be void ab initio.

10.          Notices. All notices required to be given hereunder shall be sent by first class, certified or registered mail, postage prepaid, return receipt requested, or delivered by hand, to either party at such party’s address first set forth above. Notices shall be deemed to have been given when received. Either party may change its address for notices hereunder by written notice to the other party.

 Exhibit TT-13

11.          Obligations Hereunder Not Affected. All rights, interests, agreements and obligations of Lender and Subordinated Lender under this Agreement shall remain in full force and effect irrespective of:

(i)           any lack of validity or enforceability of the Loan Documents or the Subordinated Loan Documents or any other agreement or instrument relating thereto;

(ii)          any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to or departure from any guaranty, for all or any portion of the Loan or the Subordinated Loan;

(iii)         any manner of application of collateral, or proceeds thereof, to all or any portion of the Loan or the Subordinated Loan, or any manner of sale or other disposition of any collateral for all or any portion of the Loan or the Subordinated Loan or any other assets of Borrower or any other Affiliates of Borrower;

(iv)         any change, restructuring or termination of the corporate structure or existence of Borrower or any other Affiliates of Borrower; or

(v)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or a subordinated creditor or a Lender subject to the terms hereof.

12.          Continued Effectiveness; Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of the Loan is rescinded or must otherwise be returned by Lender or Subordinated Lender upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though such payment had not been made.

13.          Estoppel.

(a).         Subordinated Lender shall, within ten (10) days following a request from Lender, provide Lender with a written statement setting forth the then current outstanding principal balance of the Subordinated Loan, the aggregate accrued and unpaid interest under the Subordinated Loan, and stating whether to Subordinated Lender’s knowledge any default or Event of Default exists under the Subordinated Loan, it being intended that any such estoppel delivered pursuant to this Section 13 may be relied upon by Lender and by any prospective purchaser of all or any interest in the Loan.

(b).         Lender shall, within ten (10) days following a request from Subordinated Lender, provide Subordinated Lender with a written statement setting forth the then current outstanding principal balance of the Loan, the aggregate accrued and unpaid interest under the Loan, and stating whether to Lender’s knowledge any default or Event of Default exists under the Loan, it being intended that any such estoppel delivered pursuant to this Section 13 may be relied upon by Subordinated Lender and by any prospective purchaser of all or any interest in the Subordinated Loan.

 Exhibit TT-14

14.          No Third Party Beneficiaries; No Modification. The parties hereto do not intend the benefits of this Agreement to inure to Borrower, or any other Person other than the respective successors and permitted assignees of the parties hereto. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any change is sought.

15.          Counterpart Originals. This Agreement may be executed in counterpart originals, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

16.          No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

17.          No Joint Venture. Nothing provided herein is intended to create a joint venture, partnership, tenancy in common or joint tenancy relationship between or among any of the parties hereto.

18.          Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference, and are not and shall not be deemed to be a part hereof.

19.          Conflicts. In the event of any conflict, ambiguity or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any of the Loan Documents or the Subordinated Loan Documents, the terms and conditions of this Agreement shall control.

20.          No Release. Nothing herein contained shall operate to release Borrower from (a) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Loan Documents or (b) any liability of Borrower under the Loan Documents or to release Borrower from (x) its obligation to keep and perform all of the terms, conditions, obligations, covenants and agreements contained in the Subordinated Loan Documents or (y) any liability of Borrower under the Subordinated Loan Documents.

21.          Severability. In the event that any provision of this Agreement or the application hereof to any party hereto shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Agreement and the application of any such invalid or unenforceable provisions to parties, jurisdictions or circumstances other than to whom or to which it is held invalid or unenforceable, shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Agreement.

22.          Expenses.

(a)          Subordinated Lender agrees upon demand to pay to Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and

 Exhibit TT-15

expenses of its counsel and of any experts or agents, which Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Lender against Subordinated Lender hereunder to the extent that Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Subordinated Lender to perform or observe any of the provisions hereof.

(b)          Lender agrees upon demand to pay to Subordinated Lender the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts or agents, which Subordinated Lender may incur in connection with the (i) exercise or enforcement of any of the rights of Subordinated Lender against Lender hereunder to the extent that Subordinated Lender is the prevailing party in any dispute with respect thereto or (ii) failure by Lender to perform or observe any of the provisions hereof.

23.          Injunction. Lender and Subordinated Lender each acknowledge (and waive any defense based on a claim) that monetary damages are not an adequate remedy to redress a breach by the other hereunder and that a breach by either Lender or Subordinated Lender hereunder would cause irreparable harm to the other. Accordingly, Lender and Subordinated Lender agree that upon a breach of this Agreement by the other, the remedies of injunction, declaratory judgment and specific performance shall be available to such non breaching party.

24.          Each of Lender and Subordinated Lender acknowledges that the Loan, the Loan Documents, the Subordinated Loan and the Subordinated Loan Documents are distinct, separate transactions and loans, separate and apart from each other. Each of Lender and Subordinated Lender agrees that the other shall be treated as a separate lender with a distinct and separate loan.

25.          Waiver of Jury Trial. LENDER AND SUBORDINATED LENDER EACH EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY AND EVERY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

26.          Successors and Assigns. This Agreement shall be binding upon and benefit both Lender and Subordinated Lender and their respective permitted successors and assigns. Lender shall have the right to record this Agreement.

27.          Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

28.          Amendments. No provision of this Agreement shall be waived, amended or supplemented except by written agreement of the party charges with such waiver, amendment or supplement.

29.          Continuing Agreement. This Agreement is a continuing agreement and shall remain in full force and effect until the earlier of (a) payment in full of the Loan, (b) transfer of the Project by foreclosure of the Loan Documents or the exercise of the power of sale

 Exhibit TT-16

contained therein or by deed-in-lieu of foreclosure, (c) transfer of the Project by foreclosure of the Subordinated Loan Documents or the exercise of the power of sale contained therein or by deed-in-lieu of foreclosure, or (d) payment in full of the Subordinated Loan; provided, however, any rights or remedies of either party hereto arising out of any breach of any provision herein occurring prior to such date of termination shall survive such termination.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LENDER:

[__________]

By:

SUBORDINATED LENDER:

[__________]

By:

 Exhibit TT-17

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the __ day of ________ in the year 20__ before me, the undersigned, personally appeared _________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual
taking acknowledgment

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the ___ day of _________ in the year 20__ before me, the undersigned, personally appeared _________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual
taking acknowledgment

 Exhibit TT-18

EXHIBIT UU

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT IN RESPECT OF THE RR Interest

[Date]

Wells Fargo Commercial Mortgage Securities, Inc. c/o Wells Fargo Securities, LLC 30 Hudson Yards, 15th Floor New York, New York 10001 Attention: A.J. Sfarra CRRCompliance@wellsfargo.com	Bank of America, National Association One Bryant Park New York, New York 10036 [OR SUBSEQUENT TRANSFEREE]
Wells Fargo Bank, National Association as Retaining Sponsor 301 South College St. Charlotte, North Carolina 28288	Morgan Stanley Bank, N.A. 1585 Broadway New York, New York 10036 [OR SUBSEQUENT TRANSFEREE]

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

In accordance with Section [5.02(e)][5.03(i)] of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Agreement”), the Certificate Administrator, as custodian, hereby acknowledges receipt of $[_] of the RR Interest in the form of Definitive Certificates (CUSIP No. [_]) as defined in the Agreement, for the benefit of [Wells Fargo Bank, National Association, Bank of America, National Association and Morgan Stanley Bank, N.A.][Subsequent Transferee]. A copy of the RR Interest is attached as Exhibit A. Payments on the RR Interest will be made to the registered holder thereto in accordance with the Agreement.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

 Exhibit UU-1

Exhibit A

Copy of RR Interest

 Exhibit UU-2

EXHIBIT VV

FORM OF EXCHANGE LETTER

[Certificateholder’s letterhead]

[Date]

Wells Fargo Bank, National Association,
as Certificate Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention:      Corporate Trust Services (CMBS)

BANK 2021-BNK34
trustadministrationgroup@wellsfargo.com
cts.cmbs.bond.admin@wellsfargo.com

Re:	BANK 2021-BNK34, Commercial Mortgage Pass-Through Certificates, Series 2021-BNK34

In accordance with Section [5.11(d)] of the Pooling and Servicing Agreement, dated as of June 1, 2021 (the “Pooling and Servicing Agreement”), Wells Fargo Commercial Mortgage Securities, Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, Greystone Servicing Company LLC, as General Special Servicer, National Cooperative Bank, N.A., as NCB Master Servicer and as NCB Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as Trustee, and Pentalpha Surveillance LLC, as Operating Advisor and as Asset Representations Reviewer, we hereby (i) certify that as of the above date, the undersigned is the beneficial owner of the Exchangeable Certificate set forth below under “Exchangeable Certificates to be Surrendered”, is duly authorized to deliver this notice to the Certificate Administrator and that such power has not been granted or assigned to any other Person and the Certificate Administrator may conclusively rely upon this notice and (ii) give notice of our intent to present and surrender the Exchangeable Certificates set forth below under “Exchangeable Certificates to be Surrendered” and all of our right, title and interest in and to such Exchangeable Certificates, including all payments of interest thereon received after [_____________], in exchange for the corresponding Exchangeable Certificates set forth below under “Exchangeable Certificates to be Received”. We propose an Exchange Date of [______].

We agree that upon such exchange, our interests in the portion(s) of the Exchangeable Certificates surrendered in exchange shall be reduced and our interest in the portion(s) of the Exchangeable Certificates received in such exchange shall be increased.

 Exhibit VV-1

	Exchangeable Certificates to be Surrendered	Exchangeable Certificates to be Received
Class(es)	[_]	[_]
CUSIP	[_]	[_]
Original Certificate Balance(s)/Notional Amount(s)	$[_]	$[_]
Outstanding Certificate Balance(s)/Notional Amount(s)	$[_]	$[_]

 Exhibit VV-2

Our Depository participant number is [________].

Sincerely,

By:
Name:
Title:

[Medallion Stamp Guarantee]

 Exhibit VV-3

SCHEDULE 1

MORTGAGE LOANS WITH ADDITIONAL DEBT

1.	375 Pearl Street

2.	Four Constitution Square

3.	US Steel

4.	Burlingame Point

5.	Three Constitution Square

6.	Fortune 7 Leased Campus

7.	261-275 Amsterdam Avenue

8.	150 East Tenants Corp.

9.	Eden Rock Owners, Inc.

10.	Briarwood Owners’ Corp.

11.	215 W. 75th St. Owners Corp.

12.	10 Bleecker Street Owners Corp.

13.	45 W. 10 Tenants’ Corp.

14.	Sterling Arms Owners Corp.

15.	Orienta Owners, Inc.

16.	North Broadway Estates Ltd.

17.	55-57 East 76th Street, Inc. A/K/A 55-57 East 76th Street Inc

18.	Princeton Owners Corp.

19.	Lincoln Park Manor Tenant Corp.

20.	Crocheron Tenants Corp.

21.	203 Owners Corp.

22.	107-109-111 North 9th St. Owners Corp.

23.	Yorkville 87 Housing Corp.

24.	177 Columbia Owners Corp.

Schedule 1-1

SCHEDULE 2

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
July 2021	7,221,000.00
August 2021	7,221,000.00
September 2021	7,221,000.00
October 2021	7,221,000.00
November 2021	7,221,000.00
December 2021	7,221,000.00
January 2022	7,221,000.00
February 2022	7,221,000.00
March 2022	7,221,000.00
April 2022	7,221,000.00
May 2022	7,221,000.00
June 2022	7,221,000.00
July 2022	7,221,000.00
August 2022	7,221,000.00
September 2022	7,221,000.00
October 2022	7,221,000.00
November 2022	7,221,000.00
December 2022	7,221,000.00
January 2023	7,221,000.00
February 2023	7,221,000.00
March 2023	7,221,000.00
April 2023	7,221,000.00
May 2023	7,221,000.00
June 2023	7,221,000.00
July 2023	7,221,000.00
August 2023	7,221,000.00
September 2023	7,221,000.00
October 2023	7,221,000.00
November 2023	7,221,000.00
December 2023	7,221,000.00
January 2024	7,221,000.00
February 2024	7,221,000.00
March 2024	7,221,000.00
April 2024	7,221,000.00
May 2024	7,221,000.00
June 2024	7,221,000.00
July 2024	7,221,000.00
August 2024	7,221,000.00
September 2024	7,221,000.00
October 2024	7,221,000.00
November 2024	7,221,000.00
December 2024	7,221,000.00
January 2025	7,221,000.00
February 2025	7,221,000.00
March 2025	7,221,000.00
April 2025	7,221,000.00
May 2025	7,221,000.00

Distribution Date	Class A-SB Planned Principal Balance ($)
June 2025	7,221,000.00
July 2025	7,221,000.00
August 2025	7,221,000.00
September 2025	7,221,000.00
October 2025	7,221,000.00
November 2025	7,221,000.00
December 2025	7,221,000.00
January 2026	7,221,000.00
February 2026	7,221,000.00
March 2026	7,221,000.00
April 2026	7,221,000.00
May 2026	7,221,000.00
June 2026	7,220,882.62
July 2026	7,095,576.56
August 2026	6,976,935.69
September 2026	6,857,923.52
October 2026	6,731,518.00
November 2026	6,611,737.54
December 2026	6,484,586.17
January 2027	6,364,032.63
February 2027	6,243,101.78
March 2027	6,100,915.99
April 2027	5,979,160.88
May 2027	5,850,092.53
June 2027	5,727,552.08
July 2027	5,597,721.31
August 2027	5,474,390.61
September 2027	5,350,673.83
October 2027	5,219,701.09
November 2027	5,095,186.76
December 2027	4,963,439.76
January 2028	4,838,122.92
February 2028	4,712,413.72
March 2028	4,572,702.57
April 2028	4,446,161.91
May 2028	4,312,409.25
June 2028	4,198,864.46
July 2028	4,079,109.01
August 2028	3,964,835.29
September 2028	3,850,204.63
October 2028	3,729,395.03
November 2028	3,614,028.70
December 2028	3,492,504.92
January 2029	3,376,398.36
February 2029	3,259,929.08
March 2029	3,125,811.81
April 2029	3,008,559.04

Schedule 2-1

Distribution Date	Class A-SB Planned Principal Balance ($)
May 2029	2,885,203.92
June 2029	2,767,199.21
July 2029	2,643,114.09
August 2029	2,524,352.75
September 2029	2,405,220.31
October 2029	2,280,040.42
November 2029	2,160,144.35
December 2029	2,034,223.12
January 2030	1,913,558.68
February 2030	1,792,517.14
March 2030	1,654,257.06
April 2030	1,532,404.57
May 2030	1,404,584.05

Distribution Date	Class A-SB Planned Principal Balance ($)
June 2030	1,281,951.02
July 2030	1,153,372.77
August 2030	1,029,954.35
September 2030	906,150.14
October 2030	776,434.93
November 2030	651,838.07
December 2030	521,353.33
January 2031	395,958.88
February 2031	270,172.40
March 2031	127,613.07
April 2031	987.12
May 2031 and thereafter	0.00

Schedule 2-2

SCHEDULE 3

DESIGNATED ESCROWS AND RESERVES
(OTHER THAN WITH RESPECT TO CO-OP MORTGAGE LOANS)

Mortgage Loan Number	Mortgage Loan(1)	Reserve Description	Reserve Amount
15	57 Prince Street	Scotch & Soda Funds Top Floor Renovation Funds	$1,600,000 $400,000
17	200 South Virginia Street	Advanced Telecom Lease Reserve	$2,500,000

Schedule 3-1